FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-226486-05

PROSPECTUS

$821,891,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50
(Central Index Key Number 0001770572)
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)
as Depositor

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

UBS AG
(Central Index Key Number 0001685185)

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

Barclays Capital Real Estate Inc.
(Central Index Key Number 0001549574)

Rialto Real Estate Fund III – Debt, LP

(Central Index Key Number 0001654834)

Argentic Real Estate Finance LLC
(Central Index Key Number 0001624053)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-C50

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2019-C50 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Wells Fargo Commercial Mortgage Trust 2019-C50. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in June 2019. The rated final distribution date for the certificates is the distribution date in May 2052.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(4)
Class A-1	$31,064,000		2.7410%	Fixed(6)	December 2023
Class A-2	$71,796,000		3.5620%	Fixed(6)	April 2024
Class A-3	$3,550,000		3.2690%	Fixed(6)	February 2026
Class A-SB	$54,377,000		3.6350%	Fixed(6)	August 2028
Class A-4	$245,000,000		3.4660%	Fixed(6)	March 2029
Class A-5	$250,788,000		3.7290%	Fixed(6)	April 2029
Class X-A	$656,575,000	(7)	1.6345%	Variable(8)	NAP
Class X-B	$165,316,000	(9)	1.0497%	Variable(10)	NAP
Class A-S	$85,589,000		4.0210%	Fixed(6)	April 2029
Class B	$39,864,000		4.1920%	Fixed(6)	April 2029
Class C	$39,863,000		4.3450%	WAC Cap(11)	April 2029

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 62 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, Barclays Capital Inc., UBS Securities LLC, Drexel Hamilton, LLC and Academy Securities, Inc. will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC is acting as co-lead manager and joint bookrunner with respect to approximately 63.9% of each class of offered certificates, UBS Securities LLC, is acting as co-lead manager and joint bookrunner with respect to approximately 23.0% of each class of offered certificates, and Barclays Capital Inc. is acting as co-lead manager and joint bookrunner with respect to approximately 13.1% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about May 14, 2019. Wells Fargo Commercial Mortgage Securities, Inc. expects to receive from this offering approximately 112.3% of the aggregate certificate balance of the offered certificates, plus accrued interest from May 1, 2019, before deducting expenses payable by the depositor.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	UBS Securities LLC Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Drexel Hamilton Co-Manager		Academy Securities Co-Manager

May 1, 2019

Wells Fargo Commercial Mortgage Trust 2019-C50

Commercial Mortgage Pass-Through Certificates, Series 2019-C50

Kansas
1 property
$98,629
<0.1% of total
Nebraska
2 properties
$238,350
<0.1% of total
Missouri
9 properties
$2,079,600
0.2% of total
Minnesota
1 property
$59,958
<0.1% of total
Illinois
27 properties
$17,403,521
1.9% of total
Wisconsin
7 properties
$15,984,352
1.7% of total
Indiana
13 properties
$1,829,851
0.2% of total
Pennsylvania
2 properties
$32,750,000
3.5% of total
New York
7 properties
$58,770,490
6.3% of total
Colorado
4 properties
$8,290,574
0.9% of total
Michigan
13 properties
$69,776,329
7.4% of total
Ohio
38 properties
$144,420,010
15.4% of total
New Hampshire
1 property
$41,545
<0.1% of total
New Jersey
2 properties
$19,300,000
2.1% of total
Nevada
2 properties
$7,969,712
0.8% of total
Maryland
4 properties
$24,653,854
2.6% of total
California
12 properties
$127,117,606
13.6% of total
Virginia
3 properties
$13,046,590
1.4% of total
North Carolina
2 properties
$46,235,807
4.9% of total
Arizona
3 properties
$312,338
<0.1% of total
South Carolina
25 properties
$50,285,623
5.4% of total
New Mexico
1 property
$41,269
<0.1% of total
Georgia
14 properties
$10,651,667
1.1% of total
Oklahoma
6 properties
$6,536,600
0.7% of total
Texas
56 properties
$104,424,052
11.1% of total
Arkansas
3 properties
$4,759,031
0.5% of total
Mississippi
3 properties
$1,331,523
0.1% of total
Tennessee
26 properties
$43,306,042
4.6% of total
Florida
46 properties
$72,508,930
7.7% of total
Louisiana
4 properties
$35,550,000
3.8% of total
Alabama
5 properties
$17,755,445
1.9% of total
Kentucky
4 properties
$435,779
<0.1% of total
Percentage of
Cut-Off Date Balance
<1.0%
1.0% – 5.0%
5.1% – 15.1%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Available Certificate Balance or Notional Amount(1)		Approx. Initial Retained Certificate Balance or Notional Amount(1)(2)		Approx. Initial Credit Support(3)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Assumed Final Distribution Date(4)	Weighted Average Life (Years)(5)	Expected Principal Window(5)

Offered Certificates
A-1	$31,064,000		$29,510,000		$1,554,000		30.000%	2.7410%	Fixed(6)	December 2023	2.67	06/19 – 12/23
A-2	$71,796,000		$68,206,000		$3,590,000		30.000%	3.5620%	Fixed(6)	April 2024	4.73	12/23 – 04/24
A-3	$3,550,000		$3,372,000		$178,000		30.000%	3.2690%	Fixed(6)	February 2026	6.75	02/26 – 02/26
A-SB	$54,377,000		$51,658,000		$2,719,000		30.000%	3.6350%	Fixed(6)	August 2028	7.17	04/24 – 08/28
A-4	$245,000,000		$232,750,000		$12,250,000		30.000%	3.4660%	Fixed(6)	March 2029	9.74	08/28 – 03/29
A-5	$250,788,000		$238,248,000		$12,540,000		30.000%	3.7290%	Fixed(6)	April 2029	9.89	03/29 – 04/29
X-A	$656,575,000	(7)	$623,746,000	(7)	$32,829,000	(7)	NAP	1.6345%	Variable(8)	NAP	NAP	NAP
X-B	$165,316,000	(9)	$157,050,000	(9)	$8,266,000	(9)	NAP	1.0497%	Variable(10)	NAP	NAP	NAP
A-S	$85,589,000		$81,309,000		$4,280,000		20.875%	4.0210%	Fixed(6)	April 2029	9.92	04/29 – 04/29
B	$39,864,000		$37,870,000		$1,994,000		16.625%	4.1920%	Fixed(6)	April 2029	9.92	04/29 – 04/29
C	$39,863,000		$37,869,000		$1,994,000		12.375%	4.3450%	WAC Cap(11)	April 2029	9.92	04/29 – 04/29

Non-Offered Certificates
X-D	$46,899,000	(12)	$44,554,000	(12)	$2,345,000	(12)	NAP	2.1900%	Variable(13)	NAP	NAP	NAP
X-F	$22,276,000	(14)	$21,162,000	(14)	$1,114,000	(14)	NAP	1.6500%	Variable(15)	NAP	NAP	NAP
X-G	$9,380,000	(16)	$8,911,000	(16)	$469,000	(16)	NAP	1.6500%	Variable(17)	NAP	NAP	NAP
X-H	$37,519,076	(18)	$35,643,076	(18)	$1,876,000	(18)	NAP	1.6500%	Variable(19)	NAP	NAP	NAP
D	$25,794,000		$24,504,000		$1,290,000		9.625%	3.0000%	Fixed(6)	May 2029	9.97	04/29 – 05/29
E	$21,105,000		$20,049,000		$1,056,000		7.375%	3.0000%	Fixed(6)	May 2029	10.00	05/29 – 05/29
F	$22,276,000		$21,162,000		$1,114,000		5.000%	3.5400%	Fixed(6)	May 2029	10.00	05/29 – 05/29
G	$9,380,000		$8,911,000		$469,000		4.000%	3.5400%	Fixed(6)	May 2029	10.00	05/29 – 05/29
H	$37,519,076		$35,643,076		$1,876,000		0.000%	3.5400%	Fixed(6)	May 2029	10.00	05/29 – 05/29
R(20)	NAP		NAP		NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	On the Closing Date, the certificates (other than the Class R certificates) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Approx. Initial Retained Certificate Balance or Notional Amount” are expected to be purchased for cash from the underwriters by a majority owned affiliate of Rialto Real Estate Fund III – Debt, LP (a sponsor and an affiliate of the special servicer), as the “retaining sponsor” (as such term is defined in the Credit Risk Retention Rules), as further described in “Credit Risk Retention”.

(3)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, are represented in the aggregate.

(4)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(5)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(6)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class D, Class E, Class F, Class G and Class H certificates will, in each case, be a fixed rate per annum (described in the table as “Fixed”) equal to the pass-through rate set forth opposite such class in the table.

(7)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(9)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(10)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(11)	The pass-through rate for the Class C certificates for any distribution date will be a variable rate per annum (described in the table as “WAC Cap”) equal to the lesser of (a) a fixed rate per annum equal to the pass-through rate set forth opposite such class in the table and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(13)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(14)	The Class X-F certificates are notional amount certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates outstanding from time to time. The Class X-F certificates will not be entitled to distributions of principal.

(15)	The pass-through rate for the Class X-F certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class F certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(16)	The Class X-G certificates are notional amount certificates. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates outstanding from time to time. The Class X-G certificates will not be entitled to distributions of principal.

(17)	The pass-through rate for the Class X-G certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class G certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(18)	The Class X-H certificates are notional amount certificates. The notional amount of the Class X-H certificates will be equal to the certificate balance of the Class H certificates outstanding from time to time. The Class X-H certificates will not be entitled to distributions of principal.

(19)	The pass-through rate for the Class X-H certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class H certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(20)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	25
Risk Factors	62
The Certificates May Not Be a Suitable Investment for You	62
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	62
Risks Related to Market Conditions and Other External Factors	62
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	62
Other Events May Affect the Value and Liquidity of Your Investment	63
Risks Relating to the Mortgage Loans	63
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	63
Risks of Commercial and Multifamily Lending Generally	64
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	66
General	66
A Tenant Concentration May Result in Increased Losses	66
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	67
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	67
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	68
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	68
Early Lease Termination Options May Reduce Cash Flow	69
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	70
Retail Properties Have Special Risks	70
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.	71
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.	72
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.	72
Hospitality Properties Have Special Risks	73
Risks Relating to Affiliation with a Franchise or Hotel Management Company	75
Office Properties Have Special Risks	76
Self Storage Properties Have Special Risks	77
Industrial Properties Have Special Risks	78
Mixed Use Properties Have Special Risks	79
Multifamily Properties Have Special Risks	79
Manufactured Housing Community Properties Have Special Risks	81
Condominium Ownership May Limit Use and Improvements	83
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	84
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	85

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	86
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	88
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	89
Risks Related to Zoning Non-Compliance and Use Restrictions	91
Risks Relating to Inspections of Properties	93
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	93
Insurance May Not Be Available or Adequate	93
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	94
Terrorism Insurance May Not Be Available for All Mortgaged Properties	95
Risks Associated with Blanket Insurance Policies or Self-Insurance	96
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	97
Limited Information Causes Uncertainty	97
Historical Information	97
Ongoing Information	98
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	98
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	99
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	100
Static Pool Data Would Not Be Indicative of the Performance of this Pool	100
Appraisals May Not Reflect Current or Future Market Value of Each Property	101
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	102
The Borrower’s Form of Entity May Cause Special Risks	103
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	105
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	106
Other Financings or Ability to Incur Other Indebtedness Entails Risk	107
Tenancies-in-Common May Hinder Recovery	109
Risks Relating to Delaware Statutory Trusts	109
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	110
Risks Associated with One Action Rules	110
State Law Limitations on Assignments of Leases and Rents May Entail Risks	110
Various Other Laws Could Affect the Exercise of Lender’s Rights	110
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	111
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	111
Risks Related to Ground Leases and Other Leasehold Interests	113
Leased Fee Properties Have Special Risks	114
Increases in Real Estate Taxes May Reduce Available Funds	115
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	115

Risks Related to Conflicts of Interest	115
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	115
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	118
The Servicing of The Block Northway Whole Loan Will Shift to Other Servicers	119
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	119
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	121
Potential Conflicts of Interest of the Operating Advisor	124
Potential Conflicts of Interest of the Asset Representations Reviewer	125
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	125
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	129
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	130
Other Potential Conflicts of Interest May Affect Your Investment	130
Other Risks Relating to the Certificates	131
The Certificates Are Limited Obligations	131
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	131
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	132
EU Risk Retention and Due Diligence Requirements	134
Recent Developments Concerning the Proposed Japanese Retention Requirements.	135
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	136
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	139
General	139
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	140
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	141
Losses and Shortfalls May Change Your Anticipated Yield	142
Risk of Early Termination	143
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	143
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	143
You Have Limited Voting Rights	143
The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	144
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	147
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	148

Risks Relating to Modifications of the Mortgage Loans	150
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	151
Risks Relating to Interest on Advances and Special Servicing Compensation	152
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	152
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	153
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	154
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	154
Tax Considerations Relating to Foreclosure	154
REMIC Status	155
Material Federal Tax Considerations Regarding Original Issue Discount	155
Description of the Mortgage Pool	155
General	155
Co-Originated and Third-Party Originated Mortgage Loans	157
Certain Calculations and Definitions	157
Definitions	158
Mortgage Pool Characteristics	172
Overview	172
Property Types	174
Retail Properties	174
Hospitality Properties	175
Office Properties	178
Self Storage Properties	178
Industrial Properties	179
Mixed Use Properties	179
Multifamily Properties	179
Manufactured Housing Community Properties	180
Leased Fee Properties	181
Specialty Use Concentrations	181
Mortgage Loan Concentrations	183
Top Fifteen Mortgage Loans	183
Geographic Concentrations	185
Mortgaged Properties with Limited Prior Operating History	186
Tenancies-in-Common or Diversified Ownership	186
Delaware Statutory Trusts	187
Condominium and Other Shared Interests	187
Fee & Leasehold Estates; Ground Leases	188
Environmental Considerations	189
Redevelopment, Renovation and Expansion	193
Assessment of Property Value and Condition	195
Litigation and Other Considerations	196
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	198
Tenant Issues	200
Tenant Concentrations	200
Lease Expirations and Terminations	201
Expirations	201
Terminations	202

Other	203
Purchase Options and Rights of First Refusal	203
Affiliated Leases	206
Competition from Certain Nearby Properties	206
Insurance Considerations	206
Use Restrictions	208
Appraised Value	209
Non-Recourse Carveout Limitations	209
Real Estate and Other Tax Considerations	210
Delinquency Information	212
Certain Terms of the Mortgage Loans	212
Amortization of Principal	212
Due Dates; Mortgage Rates; Calculations of Interest	213
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	213
Voluntary Prepayments	214
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	215
Defeasance	216
Releases; Partial Releases	217
Escrows	223
Mortgaged Property Accounts	224
Exceptions to Underwriting Guidelines	226
Additional Indebtedness	226
General	226
Whole Loans	227
Mezzanine Indebtedness	227
Other Secured Indebtedness	229
Preferred Equity	229
Other Unsecured Indebtedness	230
The Whole Loans	231
General	231
The Serviced Pari Passu Whole Loans	238
Intercreditor Agreement	238
Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans	239
Control Rights with respect to Servicing Shift Whole Loans	239
Certain Rights of each Non-Controlling Holder	239
Sale of Defaulted Mortgage Loan	241
The Non-Serviced Pari Passu Whole Loans	241
Intercreditor Agreement	241
Control Rights	242
Certain Rights of each Non-Controlling Holder	242
Custody of the Mortgage File	244
Sale of Defaulted Mortgage Loan	244
The AB Whole Loans	244
The Great Wolf Lodge Southern California Whole Loan	244
The Goodyear Portfolio Whole Loan	253
The Colonnade Office Complex Whole Loan	263
Additional Information	278
Transaction Parties	279
The Sponsors and Mortgage Loan Sellers	279
Wells Fargo Bank, National Association	279
General	279

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	280
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	280
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	286
Compliance with Rule 15Ga-1 under the Exchange Act	288
Retained Interests in This Securitization	291
UBS AG, New York Branch	291
General	291
UBS AG, New York Branch's Securitization Program	291
Review of the UBS AG, New York Branch Mortgage Loans	292
UBS AG, New York Branch's Underwriting Standards	294
Exceptions	297
Compliance with Rule 15Ga-1 under the Exchange Act	297
Retained Interests in This Securitization	297
Rialto Mortgage Finance, LLC	298
General	298
Rialto Mortgage’s Securitization Program	298
Rialto Mortgage’s Underwriting Standards and Loan Analysis	299
Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor	303
Compliance with Rule 15Ga-1 under the Exchange Act	305
Retained Interests in This Securitization	305
Barclays Capital Real Estate Inc.	305
General	305
Barclays’ Securitization Program	305
Review of Barclays Mortgage Loans	307
Barclays’ Underwriting Guidelines and Processes	309
Compliance with Rule 15Ga-1 under the Exchange Act	312
Retained Interests in This Securitization	312
Rialto Real Estate Fund III – Debt, LP	312
General	312
RREF’s Securitization Program	314
Review of RREF Mortgage Loans	314
RREF’s Underwriting Guidelines and Processes	316
Exceptions to RREF’s Disclosed Underwriting Guidelines	321
Compliance with Rule 15Ga-1 under the Exchange Act	321
Retained Interests in This Securitization	322
Argentic Real Estate Finance LLC	322
General	322
Argentic’s Securitization Program	322
Argentic’s Underwriting Standards and Processes	323
Review of Mortgage Loans for Which Argentic is the Sponsor	328
Compliance with Rule 15Ga-1 under the Exchange Act	330
Retained Interests in This Securitization	330
The Depositor	330
The Issuing Entity	331
The Trustee	332
The Certificate Administrator	333
The Master Servicer	335
The Special Servicer	340
The UBS AG, New York Branch Mortgage Loan Primary Servicer	344
The Midland Primary Servicing Agreement	347
The Operating Advisor and Asset Representations Reviewer	352
Credit Risk Retention	353

General	353
Material Terms	354
Qualifying CRE Loans	354
Hedging, Transfer and Financing Restrictions	354
Description of the Certificates	355
General	355
Distributions	357
Method, Timing and Amount	357
Available Funds	358
Priority of Distributions	359
Pass-Through Rates	363
Interest Distribution Amount	366
Principal Distribution Amount	366
Certain Calculations with Respect to Individual Mortgage Loans	368
Application Priority of Mortgage Loan Collections or Whole Loan Collections	370
Allocation of Yield Maintenance Charges and Prepayment Premiums	372
Assumed Final Distribution Date; Rated Final Distribution Date	374
Prepayment Interest Shortfalls	375
Subordination; Allocation of Realized Losses	376
Reports to Certificateholders; Certain Available Information	379
Certificate Administrator Reports	379
Information to be Provided to Risk Retention Consultation Party	385
Information Available Electronically	385
Voting Rights	391
Delivery, Form, Transfer and Denomination	391
Book-Entry Registration	391
Definitive Certificates	395
Certificateholder Communication	395
Access to Certificateholders’ Names and Addresses	395
Requests to Communicate	395
List of Certificateholders	396
Description of the Mortgage Loan Purchase Agreements	397
General	397
Dispute Resolution Provisions	406
Asset Review Obligations	406
Pooling and Servicing Agreement	406
General	406
Assignment of the Mortgage Loans	407
Servicing Standard	408
Subservicing	409
Advances	410
P&I Advances	410
Servicing Advances	411
Nonrecoverable Advances	412
Recovery of Advances	413
Accounts	415
Withdrawals from the Collection Account	417
Servicing and Other Compensation and Payment of Expenses	420
General	420
Master Servicing Compensation	425
Special Servicing Compensation	429
Disclosable Special Servicer Fees	433
Certificate Administrator and Trustee Compensation	434

Operating Advisor Compensation	434
Asset Representations Reviewer Compensation	435
CREFC® Intellectual Property Royalty License Fee	436
Appraisal Reduction Amounts	436
Maintenance of Insurance	443
Modifications, Waivers and Amendments	447
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	454
Inspections	456
Collection of Operating Information	457
Special Servicing Transfer Event	457
Asset Status Report	461
Realization Upon Mortgage Loans	464
Sale of Defaulted Loans and REO Properties	467
The Directing Certificateholder	470
General	470
Major Decisions	473
Asset Status Report	476
Replacement of the Special Servicer	477
Control Termination Event and Consultation Termination Event	477
Servicing Override	480
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans	481
Rights of the Holders of Serviced Pari Passu Companion Loans	481
Limitation on Liability of Directing Certificateholder	481
The Operating Advisor	482
General	482
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	483
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	484
Recommendation of the Replacement of the Special Servicer	487
Eligibility of Operating Advisor	487
Other Obligations of Operating Advisor	488
Delegation of Operating Advisor’s Duties	489
Termination of the Operating Advisor With Cause	489
Rights Upon Operating Advisor Termination Event	490
Waiver of Operating Advisor Termination Event	490
Termination of the Operating Advisor Without Cause	491
Resignation of the Operating Advisor	491
Operating Advisor Compensation	491
The Asset Representations Reviewer	492
Asset Review	492
Asset Review Trigger	492
Asset Review Vote	493
Review Materials	494
Asset Review	495
Eligibility of Asset Representations Reviewer	497
Other Obligations of Asset Representations Reviewer	498
Delegation of Asset Representations Reviewer’s Duties	498
Assignment of Asset Representations Reviewer’s Rights and Obligations	498
Asset Representations Reviewer Termination Events	499
Rights Upon Asset Representations Reviewer Termination Event	500
Termination of the Asset Representations Reviewer Without Cause	500

Resignation of Asset Representations Reviewer	501
Asset Representations Reviewer Compensation	501
Limitation on Liability of Risk Retention Consultation Party	501
Replacement of the Special Servicer Without Cause	502
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	504
Termination of the Master Servicer or Special Servicer for Cause	506
Servicer Termination Events	506
Rights Upon Servicer Termination Event	508
Waiver of Servicer Termination Event	509
Resignation of the Master Servicer or Special Servicer	510
Limitation on Liability; Indemnification	510
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	513
Dispute Resolution Provisions	514
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	514
Repurchase Request Delivered by a Party to the PSA	515
Resolution of a Repurchase Request	515
Mediation and Arbitration Provisions	518
Servicing of the Non-Serviced Mortgage Loans	519
General	520
Servicing of The Colonnade Office Complex, the Great Value Storage Portfolio and The Block Northway Mortgage Loans	523
Servicing of the Servicing Shift Mortgage Loans	523
Rating Agency Confirmations	525
Evidence as to Compliance	527
Limitation on Rights of Certificateholders to Institute a Proceeding	528
Termination; Retirement of Certificates	529
Amendment	530
Resignation and Removal of the Trustee and the Certificate Administrator	533
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	534
Certain Legal Aspects of Mortgage Loans	534
General	537
Types of Mortgage Instruments	537
Leases and Rents	538
Personalty	538
Foreclosure	538
General	538
Foreclosure Procedures Vary from State to State	539
Judicial Foreclosure	539
Equitable and Other Limitations on Enforceability of Certain Provisions	539
Nonjudicial Foreclosure/Power of Sale	540
Public Sale	540
Rights of Redemption	541
Anti-Deficiency Legislation	542
Leasehold Considerations	542
Cooperative Shares	543
Bankruptcy Laws	543
Environmental Considerations	549
General	549
Superlien Laws	550
CERCLA	550
Certain Other Federal and State Laws	550

Additional Considerations	551
Due-on-Sale and Due-on-Encumbrance Provisions	551
Subordinate Financing	552
Default Interest and Limitations on Prepayments	552
Applicability of Usury Laws	552
Americans with Disabilities Act	553
Servicemembers Civil Relief Act	553
Anti-Money Laundering, Economic Sanctions and Bribery	553
Potential Forfeiture of Assets	554
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	554
Pending Legal Proceedings Involving Transaction Parties	557
Use of Proceeds	557
Yield and Maturity Considerations	557
Yield Considerations	557
General	557
Rate and Timing of Principal Payments	558
Losses and Shortfalls	559
Certain Relevant Factors Affecting Loan Payments and Defaults	560
Delay in Payment of Distributions	561
Yield on the Certificates with Notional Amounts	561
Weighted Average Life	561
Pre-Tax Yield to Maturity Tables	566
Material Federal Income Tax Considerations	570
General	570
Qualification as a REMIC	570
Status of Offered Certificates	572
Taxation of Regular Interests	573
General	573
Original Issue Discount	573
Acquisition Premium	576
Market Discount	576
Premium	577
Election To Treat All Interest Under the Constant Yield Method	577
Treatment of Losses	578
Yield Maintenance Charges and Prepayment Premiums	579
Sale or Exchange of Regular Interests	579
Taxes That May Be Imposed on a REMIC	580
Prohibited Transactions	580
Contributions to a REMIC After the Startup Day	580
Net Income from Foreclosure Property	580
Bipartisan Budget Act of 2015	581
Taxation of Certain Foreign Investors	581
FATCA	582
Backup Withholding	583
Information Reporting	583
3.8% Medicare Tax on “Net Investment Income”	583
Reporting Requirements	583
Certain State and Local Tax Considerations	584
Method of Distribution (Underwriter)	584
Incorporation of Certain Information by Reference	587
Where You Can Find More Information	588
Financial Information	588

Certain ERISA Considerations	589
General	589
Plan Asset Regulations	589
Administrative Exemptions	590
Insurance Company General Accounts	592
Legal Investment	593
Legal Matters	594
Ratings	594
Index of Defined Terms	597

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties.	A-1-1

Annex A-2:	Mortgage Pool Information (Tables)	A-2-1

Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1

Annex A-4:	Goodyear Portfolio Mortgage Loan Amortization Schedule	A-4-1

Annex B:	Form of Distribution Date Statement	B-1

Annex C:	Form of Operating Advisor Annual Report	C-1

Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1

Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on the page set forth on the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the WFCM 2019-C50 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II” ); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (”QUALIFIED INVESTOR”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF CERTIFICATES OR OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE "DELEGATED DIRECTIVE"). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR'S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i) THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”); AND

(ii) THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES.

EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

None of the sponsors nor any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner that would satisfy the requirements of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—EU Risk Retention and Due Diligence Requirements” IN THIS PROSPECTUS.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT

PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE "PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER") AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A)

OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE

PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2019-C50.

Depositor	Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28202–0901 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.

Issuing Entity	Wells Fargo Commercial Mortgage Trust 2019-C50, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors; Mortgage
Loan Sellers; Originators	The sponsors of this transaction are:

●	Wells Fargo Bank, National Association, a national banking association

●	UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (referred to herein as “UBS AG, New York Branch”), an Office of the Comptroller of the Currency regulated branch of a foreign bank

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company

●	Barclays Capital Real Estate Inc., a Delaware corporation

●	Rialto Real Estate Fund III – Debt, LP, a Delaware limited partnership

●	Argentic Real Estate Finance LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The mortgage loan sellers will transfer to the depositor the mortgage loans set forth in the following chart, and the depositor will in turn sell the mortgage loans to the issuing entity.

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Wells Fargo Bank, National Association	16	$242,029,521	25.8%
UBS AG, New York Branch	14	215,571,505	23.0
Rialto Mortgage Finance, LLC	11	136,256,998	14.5
Barclays Capital Real Estate Inc.	8	123,216,458	13.1
Rialto Real Estate Fund III – Debt, LP(1)	9	120,005,526	12.8
Argentic Real Estate Finance LLC	6	100,885,068	10.8
Total	64	$937,965,076	100.0%

(1)	Rialto Real Estate Fund III – Debt, LP acquired each of the mortgage loans it is selling to the depositor from BSPRT CMBS Finance, LLC. With respect to the Z Tower mortgage loan (0.6%), BSPRT CMBS Finance, LLC acquired such mortgage loan from Basis Real Estate Capital II, LLC. Such mortgage loans were re-underwritten pursuant to Rialto Real Estate Fund III – Debt, LP’s underwriting guidelines.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The

Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Prior to the applicable servicing shift date, each of the servicing shift whole loans will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift date, each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, is expected to be the special servicer with respect to the mortgage loans (other than any excluded special servicer loans) and other than with respect to the non-serviced mortgage loans and any related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below) and any related companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related serviced companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) reviewing, evaluating, processing and providing or withholding consent as to major decisions and certain other transactions and performing certain enforcement actions relating to such mortgage loans and any related serviced companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use commercially reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Rialto Capital Advisors, LLC is expected to be appointed as the special servicer by RREF III-D WFCM 2019-C50, LLC or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund III – Debt, LP, which, on the closing date, is expected to be the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the applicable servicing shift date, each of the servicing shift whole loans, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

UBS AG, New York Branch Mortgage Loans
Primary Servicer	Midland Loan Services, a Division of PNC Bank, National Association, will act as primary servicer and perform most servicing duties of the master servicer, other than making advances, with respect to the mortgage loans sold to the depositor by UBS AG, New York Branch. The principal servicing office of Midland Loan Services, a Division of PNC Bank, National Association is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The UBS

AG, New York Branch Mortgage Loan Primary Servicer” in this prospectus. The master servicer will pay the fees of the primary servicer.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: WFCM 2019-C50. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to the servicing shift mortgage loans if the related whole loan becomes a specially serviced loan prior to the related servicing shift date. From and after the related servicing shift date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or servicing shift whole loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations
Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of (i) the related controlling pari passu companion loan holder with respect to the servicing shift whole loan prior to the servicing shift securitization date and (ii) the holder of the subordinate companion loan solely with respect to any serviced A/B whole loan described under “Description of the Mortgage

Pool—The Whole Loans”, the directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any servicing shift mortgage loan and (ii) any excluded loan as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be, as of any date of determination, the most subordinate class of the Class G and Class H certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. As of the closing date, the controlling class will be the Class H certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

On the closing date, RREF III-D WFCM 2019-C50, LLC or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund III – Debt, LP (but for the avoidance of doubt, not an affiliate of Rialto Mortgage Finance, LLC any longer) will purchase the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”), and RREF III-D WFCM 2019-C50, LLC or an affiliate will be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan or (iii) any excluded loan with respect to the directing certificateholder).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the related servicing shift date, the rights of the controlling noteholder of such servicing shift whole loan are expected to be exercisable by the directing certificateholder (or the equivalent) under the servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to any serviced subordinate companion loan described under “Description of the Mortgage Pool—The Whole Loans”, during such time as the holder of such subordinate companion loan is no longer permitted to exercise control or consultation rights under the related intercreditor agreement, the directing certificateholder will have generally similar (although not necessarily identical) consent and consultation rights with respect to the related mortgage loan as it does for the other mortgage loans in the pool. See “Description of the Mortgage Pool—The Whole Loans”.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics.

See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention
Consultation Party	The risk retention consultation party will have certain non-binding consultation rights with respect to certain matters relating to specially serviced loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will be the party selected by the holder or holders of more than 50% of the VRR Interest. RREF III-D WFCM 2019-C50 MOA, LLC, a majority owned affiliate of Rialto Real Estate Fund III – Debt, LP, is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party (or the holder of the VRR Interest entitled to appoint such risk retention consultation party) is a borrower, a mortgagor, a manager of the mortgaged property, the holder of a related mezzanine loan who has accelerated such mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan, or a borrower party affiliate thereof.

Certain Affiliations
and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in May 2019 (or, in the case of any mortgage loan that has its first due date in June 2019, the date that would have been its due date in May 2019 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about May 14, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in June 2019.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in Florida, Pennsylvania, Maryland, North Carolina, New York, California, Kansas or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final
Distribution Date; Rated
Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	December 2023
Class A-2	April 2024
Class A-3	February 2026
Class A-SB	August 2028
Class A-4	March 2029
Class A-5	April 2029
Class X-A	NAP
Class X-B	NAP
Class A-S	April 2029
Class B	April 2029
Class C	April 2029

The rated final distribution date will be the distribution date in May 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-C50:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-SB

●	Class A-4

●	Class A-5

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H and Class R.

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount(1)	Approx. Initial Available Certificate Balance or Notional Amount(1)	Approx. Initial Retained Certificate Balance or Notional Amount(1)(2)	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(3)
Class A-1	$31,064,000	$29,510,000	$1,554,000	3.312%	30.000%
Class A-2	$71,796,000	$68,206,000	$3,590,000	7.654%	30.000%
Class A-3	$3,550,000	$3,372,000	$178,000	0.378%	30.000%
Class A-SB	$54,377,000	$51,658,000	$2,719,000	5.797%	30.000%
Class A-4	$245,000,000	$232,750,000	$12,250,000	26.120%	30.000%
Class A-5	$250,788,000	$238,248,000	$12,540,000	26.737%	30.000%
Class X-A	$656,575,000	$623,746,000	$32,829,000	NAP	NAP
Class X-B	$165,316,000	$157,050,000	$8,266,000	NAP	NAP
Class A-S	$85,589,000	$81,309,000	$4,280,000	9.125%	20.875%
Class B	$39,864,000	$37,870,000	$1,994,000	4.250%	16.625%
Class C	$39,863,000	$37,869,000	$1,994,000	4.250%	12.375%

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	On the closing date, Rialto Real Estate Fund III – Debt, LP (a sponsor and an affiliate of the special servicer) will purchase or cause a majority owned affiliate to purchase from the underwriters offered certificates (of each class thereof) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Initial Retained Certificate Balance or Notional Amount” as described in “Credit Risk Retention”.

(3)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1	2.7410%
Class A-2	3.5620%
Class A-3	3.2690%
Class A-SB	3.6350%
Class A-4	3.4660%
Class A-5	3.7290%
Class X-A	1.6345%
Class X-B	1.0497%
Class A-S	4.0210%
Class B	4.1920%
Class C	4.3450%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S and Class B certificates for any distribution date will, in each case, be a fixed rate per annum equal to the rate set forth opposite such class in the table. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class C certificates for any distribution date will be a variable rate equal to the lesser of (a) a fixed rate per annum equal to the pass-through rate set forth opposite such class in the table and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate
Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.08250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00750%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan or servicing shift mortgage loan and any related companion loan) at a per annum rate equal to 0.00155%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00032%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Termination of the Master Servicer or Special Servicer For Cause” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
The Colonnade Office Complex	0.00125% per annum	0.25000% per annum(3)
Great Value Storage Portfolio	0.00125% per annum	0.25000% per annum(3)
The Block Northway	0.00125% per annum	0.25000% per annum(3)(4)

(1)	Does not reflect the Inland Devon Self Storage Portfolio mortgage loan and the Wolverine Portfolio mortgage loan, which are each part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the applicable servicing shift master servicer (or primary servicer) and servicing shift special servicer will be entitled to a primary servicing fee and a special servicing fee, respectively, as each of which will be set out in the related servicing shift pooling and servicing agreement.

(2)	Each primary servicing fee rate described in the table and footnotes thereto is included as part of the Servicing Fee Rate.

(3)	The special servicing fee rate is the greater of (i) 0.25000% per annum, and (ii) the rate that would result in a special servicing fee of $3,500.

(4)	From and after the securitization of the related controlling pari passu companion loan, such mortgage loan will be serviced under the pooling and servicing agreement governing such securitization and the related special servicing fee rate will be as specified in such pooling and servicing agreement.

Distributions

A. Amount and Order
of Distributions on
Certificates	On each distribution date, funds available for distribution to the certificates (other than any yield maintenance charges and prepayment premiums) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those classes of certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority

(as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F, Class X-G, Class X-H and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance
Charges, Prepayment
Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,
Allocation of Losses
and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class X-F, Class X-G, Class X-H and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are interest-only certificates.

(2)	The Class X-D, Class X-F, Class X-G and Class X-H certificates are non-offered certificates.

(3)	Other than the Class X-D, Class X-F, Class X-G, Class X-H and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available
Funds	Shortfalls will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan and the special servicer will not make any principal or interest advance with respect any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection
Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be sixty-four (64) fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in three hundred and forty-six (346) commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $937,965,076.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the sixty-four (64) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”) and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(2)	Whole Loan Cut-off Date LTV Ratio(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)
Great Wolf Lodge Southern California	$35,000,000	3.7%	$115,000,000	$ 20,000,000	49.5%	56.1%	2.40x	1.89x
Hilton at University Place	$34,958,718	3.7%	$ 10,987,026	N/A	66.1%	66.1%	1.75x	1.75x
Goodyear Portfolio	$34,500,000	3.7%	$ 16,000,000	$ 9,920,000	57.2%	68.4%	2.22x	1.38x
Inland Devon Self Storage Portfolio	$30,000,000	3.2%	$ 41,000,000	N/A	57.8%	57.8%	1.63x	1.63x
The Colonnade Office Complex	$28,000,000	3.0%	$ 77,000,000	$118,000,000	30.2%	64.2%	3.86x	1.58x
Great Value Storage Portfolio	$25,000,000	2.7%	$ 85,000,000	N/A	29.3%	29.3%	4.68x	4.68x
The Block Northway	$25,000,000	2.7%	$ 59,000,000	N/A	68.6%	68.6%	1.40x	1.40x
Wolverine Portfolio	$25,000,000	2.7%	$ 34,000,000	N/A	69.8%	69.8%	1.29x	1.29x
Town Square	$24,000,000	2.6%	$ 10,000,000	N/A	70.4%	70.4%	1.51x	1.51x
Heartland Dental Medical Office Portfolio	$21,862,753	2.3%	$157,511,201	N/A	55.2%	55.2%	1.59x	1.59x

(1)	Any unsecuritized pari passu companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any related mezzanine debt and any related subordinate companion loans.

(3)	Calculated including any related pari passu companion loans and any related subordinate companion loans but excluding related mezzanine debt.

The Inland Devon Self Storage Portfolio whole loan and the Wolverine Portfolio whole loan (each, a “servicing shift whole loan” and the related mortgage loan, the “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling pari passu companion loan is securitized (the “servicing shift date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (the “servicing shift master servicer”) and the special servicer (the “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the related servicing shift date, each servicing shift whole loan will be a “serviced whole loan”, the related mortgage loan will be a “serviced mortgage loan” and the related companion loans will be “serviced companion loans”. On and after the related servicing shift date, each servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and the related companion loans will be “non-serviced companion loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Non-Serviced Whole Loans(1)(2)

Mortgage Loan Name	Transaction/ Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
The Colonnade Office Complex	UBS 2019-C16	3.0%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Great Value Storage Portfolio	UBS 2019-C16	2.7%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
The Block Northway(3)	UBS 2019-C16	2.7%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Party(4)
The Colonnade Office Complex	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Nonghyup Bank as Trustee for UP Global Private Real Estate Fund V
Great Value Storage Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
The Block Northway(3)	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	As of the closing date of the related securitization.

(2)	Does not reflect the Inland Devon Self Storage Portfolio whole loan or the Wolverine Portfolio whole loan, each of which is a split loan comprised of two or more pari passu promissory notes, one or more of which will be included in this securitization. The remaining pari passu promissory note(s) will not be property of the issuing entity, and are expected to be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(3)	The Block Northway whole loan is currently being serviced under the pooling and servicing agreement governing the UBS 2019-C16 securitization. From and after the securitization of the related controlling pari passu companion loan, such whole loan will be serviced under the pooling and servicing agreement governing such securitization and the related master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor and directing certificateholder will be the parties specified in such pooling and servicing agreement.

(4)	The entity with the heading “Initial Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to in this prospectus without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balances and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$937,965,076
Number of mortgage loans	64
Number of mortgaged properties	346
Range of Cut-off Date Balances	$3,059,324 to $43,500,000
Average Cut-off Date Balance	$14,655,704
Range of Mortgage Rates	4.140% to 5.890%
Weighted average Mortgage Rate	5.043%
Range of original terms to maturity	60 months to 122 months
Weighted average original term to maturity	116 months
Range of remaining terms to maturity	55 months to 120 months
Weighted average remaining term to maturity	114 months
Range of original amortization terms(2)	240 months to 360 months
Weighted average original amortization term(2)	350 months
Range of remaining amortization terms(2)	239 months to 360 months
Weighted average remaining amortization term(2)	350 months
Range of Cut-off Date LTV Ratios(3)(4)(5)	29.3% to 74.9%
Weighted average Cut-off Date LTV Ratio(3)(4)(5)	62.7%
Range of LTV Ratios as of the maturity date(3)(4)(5)	20.8% to 70.4%
Weighted average LTV Ratio as of the maturity date(3)(4)(5)	55.7%
Range of U/W NCF DSCRs(4)(5)(6)	1.17x to 4.68x
Weighted average U/W NCF DSCR(4)(5)(6)	1.83x
Range of U/W NOI Debt Yields(4)(5)	7.7% to 20.9%
Weighted average U/W NOI Debt Yield(4)(5)	11.7%
Percentage of Initial Pool Balance consisting of:
Interest-only, Amortizing Balloon	39.7%
Amortizing Balloon	30.6%
Interest-only, Balloon	29.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes fifteen (15) mortgage loans (29.7%) that are interest-only for the entire term, which includes the Goodyear Portfolio mortgage loan (3.7%), which accrues interest only for 118 payments and will amortize on the last payment date based on the assumed principal payment schedule set forth on Annex A-4.

(3)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus; provided that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(4)	In the case of ten (10) mortgage loans (30.2%), each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding the related subordinate companion loan and mezzanine loan. With respect to the Great Wolf Lodge Southern California mortgage loan (3.7%), the related cut-off date loan-to-value ratio, loan-to-value ratio at maturity, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loan are 56.1%, 56.1%, 1.89x and 12.9%, respectively. With respect to the Goodyear Portfolio mortgage loan (3.7%), the related cut-off date loan-to-value ratio, loan-to-value ratio at maturity, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loan are 68.4%, 68.4%, 1.38x and 9.3%, respectively. With respect to The Colonnade Office Complex mortgage loan (3.0%), the related cut-off date loan-to-value ratio, loan-to-value ratio at maturity, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loan are 64.2%, 64.2%, 1.58x and 9.0%, respectively.

(5)	In the case of five (5) mortgage loans (11.1%) secured by the mortgaged properties identified on Annex A-1 to this prospectus as The Block Northway, 839 Broadway, River’s Edge Apartments, Centrepointe Business Park and Mary’s Vineyard Shopping Center, the loan-to-value ratio, debt service coverage ratio and/or debt yield have been calculated based on the related principal balance as of the cut-off date less a related earnout or holdback reserve. With respect to The Block Northway mortgage loan (2.7%), the underwritten net operating income debt yield is 8.8%. With respect to the 839 Broadway mortgage loan (2.5%), the cut-off date loan-to-value ratio, loan-to-value ratio at maturity, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield, including the related holdback reserve, are 72.3%, 72.3%, 1.44x and 7.8%, respectively. With respect to the River’s Edge Apartments mortgage loan (2.2%), the cut-off date loan-to-value ratio, loan-to-value ratio at maturity, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield including the related performance reserve are 61.8%, 47.7%, 1.06x and 8.6%, respectively. With respect to the Centrepointe Business Park mortgage loan (2.1%), the cut-off date loan-to-value ratio, loan-to-value ratio at maturity, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield, including the related earnout reserve, are 72.2%, 63.7%, 1.73x and 12.4%, respectively. With respect to the Mary’s Vineyard Shopping Center mortgage loan (1.7%), the cut-off date loan-to-value ratio, loan-to-value ratio at maturity, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield, including the related holdback reserve, are 70.8%, 59.8%, 1.17x and 9.3%, respectively.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Loans	As of the cut-off date, four (4) of the mortgage loans (4.8%) were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted payoffs in connection with the origination of such mortgage loans.

With respect to the Centrepointe Business Park mortgage loan (2.1%), the prior loan secured by the mortgaged property went into maturity default and was transferred to special servicing in 2014 after the borrower had difficulties securing refinancing due to increased vacancy at the mortgaged property following U.S. budget sequestration. In 2015, Stabilis Capital Management purchased the related note from the special servicer and entered into a forbearance agreement with the borrower pursuant to which, among other things, the term of the related loan was extended. The mortgage loan, together with fresh investor equity, were used to pay off the prior loan in full.

With respect to the Midtown Plaza mortgage loan (1.4%), the prior loan secured by the mortgaged property was securitized in the LBUBS 2007-C1 transaction. The prior loan went into maturity default and was transferred to special servicing in 2018. Upon the refinancing of the mortgage loan, loan proceeds, combined with approximately $1,200,000 of borrower equity were used to repay the prior loan in full.

With respect to the Holiday Inn Express & Suites Woodward mortgage loan (0.6%), one of the three prior loans secured by the mortgaged property went into default in 2018. Upon refinancing of the prior loans, the prior lender of the individually defaulted loan permitted the approximate then-outstanding balance of such prior loan of $4.78 million to be paid off at a discounted sum of $4.35 million.

With respect to the Z Tower mortgage loan (0.6%), the prior loan secured by the mortgaged property was subject to a discounted payoff in July 2018. The mortgage loan proceeds were used to pay off the prior loan in full at origination. The previous loan had an original principal balance of $980,000 and a current principal balance of approximately $950,000 at the time of the payoff. The discounted payoff was $913,039.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited
Operating History	With respect to eleven (11) of the mortgaged properties (11.2%), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has either no prior operating history or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to one (1) mortgage loan being contributed by Argentic Real Estate Finance LLC (1.7%) there was an exception from the applicable mortgage loan seller’s underwriting guidelines with respect to satisfaction of certain underwriting criteria (e.g., occupancy, minimum debt service coverage ratio, underwritten management fees, underwritten vacancies, underwritten occupancy, reserves, single-purpose entity covenants, etc.).

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Rialto Real

Estate Fund III – Debt, LP—RREF’s Underwriting Guidelines and Processes ”; and “— Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance
and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination” and “—Book-Entry Registration”.

Credit Risk Retention	Rialto Real Estate Fund III – Debt, LP, the retaining sponsor, intends to cause a majority-owned affiliate to retain at least 5.0% of the certificate balance or notional amount or percentage interest in each class of certificates (other than the Class R certificates) in a manner that satisfies the U.S. credit risk retention requirements. See “Credit Risk Retention”

None of the sponsors nor any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner that would satisfy the requirements of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—EU Risk Retention and Due Diligence Requirements”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, MBS Data, LLC, RealInsight and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class R certificates) for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value
Payment	Under certain circumstances, the related mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc. to the same extent as Barclays Capital Real Estate Inc.) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or a defaulted serviced whole loan and/or related REO properties and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan (other than non-serviced mortgage loans), defaulted whole loan or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then such special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s), and, in certain cases, the related subordinate companion loan(s), in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA
Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus). See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise, unrelated to the related borrowers.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Tenant Issues—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hospitality Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, and by changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to many retailers, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalog retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor tenant, the shadow anchor tenant or another major tenant goes dark, a specified percentage of the property is vacant or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor tenant or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the cotenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, the tenant withholding some or all of its rental payments or litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hospitality property manager may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hospitality property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks”, “—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the five largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent-stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future and may give rise to liability in connection with previously converted units.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Furthermore, certain of the manufactured housing communities are, in whole or in part, in a flood zone. Even if no material borrower-owned improvements are located in the flood zone, the related borrower’s business could be adversely affected by flooding or the potential of flooding.

In addition, certain of the manufactured housing community properties are subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Range of Remaining Terms to Maturity as of the Cut-off Date” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, hospitality, office, self storage, industrial and mixed use properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in Ohio, California, Texas, Florida, Michigan, New York and South Carolina. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Rialto Real Estate Fund III – Debt, LP—RREF’s Underwriting Guidelines and Processes”; “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”; and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 to this prospectus for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers, design showrooms and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give the related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the Mortgage Loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 in Annex D-1 and any exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program is scheduled to expire on May 31, 2019. We cannot assure you if or when the program will be reauthorized by Congress. If the program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to be repaired after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain

“sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 to this prospectus for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, the tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below and “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Mortgage Pool Characteristics—Mortgaged Properties with Limited Prior Operating History” in this prospectus.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Rialto Real Estate Fund III – Debt, LP—RREF’s Underwriting Guidelines and Processes”; and “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under each of the foregoing headings.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraisal value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such values other than “as-is” may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is” value, we cannot assure you that those assumptions are or will be accurate or that any such values will be the value of the related mortgaged property at maturity or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Rialto Real Estate Fund III – Debt, LP—RREF’s Underwriting Guidelines and Processes”; and “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, borrowers may own a mortgaged property as tenants-in-common. In the case of a mortgaged property that is owned by tenants-in-common, there is a risk that obtaining the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment. See representation and warranty no. 15 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” and representation and warranty number 9 on Annex D-1 and the matters scheduled on Annex D-2-1.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate.

The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Foreclosure—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus and/or the exceptions to representation and warranty no. 36 on Annex D-1 (as indicated on Annex D-2), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property, and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interest if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, one of the sponsors and originators, the master servicer, the certificate administrator and the custodian, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Rialto Real Estate Fund III – Debt LP, the retaining sponsor and a mortgage loan seller or its majority-owned affiliate is expected to be the holder of the VRR Interest as described in “Credit Risk Retention”, and the initial risk retention consultation party, and is an affiliate of Rialto Capital Advisors, LLC, the special servicer under the pooling and servicing agreement. The risk retention consultation party may, in certain circumstances and on a strictly non-binding basis, consult with a special servicer and recommend that a special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, no special servicer is required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the majority of the VRR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or such certificateholder holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as, with respect to any mortgage loan, any related borrower party is the risk retention consultation party or the holder of the majority of the VRR Interest by whom the risk retention consultation party was appointed (any such mortgage loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as Rialto Real Estate Fund III – Debt LP or its majority-owned affiliate (as holder of the VRR Interest) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will not directly or indirectly provide any information related to any such mortgage loan or whole loan to the related borrower party, its employees, personnel or affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan. Notwithstanding such restriction, there can be no assurance that Rialto Real Estate Fund III – Debt LP or its majority-owned affiliate (as holder of the VRR Interest) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the Inland Devon Self Storage Portfolio whole loan and the Wolverine Portfolio whole loan, each a servicing shift whole loan, are expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the applicable master servicer and the applicable special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of any such servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreement except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of the controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans”.

The Servicing of The Block Northway Whole Loan Will Shift to Other Servicers

The servicing of The Block Northway whole loan will be governed by the UBS 2019-C16 pooling and servicing agreement only temporarily, until the securitization of the related controlling companion loan. At that time, the servicing and administration of The Block Northway whole loan will shift to the applicable master servicer and the applicable special servicer under the pooling and servicing agreement that governs the securitization of the related controlling companion loan and will be governed exclusively by such pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identity of such master servicer or special servicer has been determined. In addition, the provisions of the pooling and servicing investment agreement that governs the securitization of such controlling companion loan have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the master servicer or special servicer under the pooling and servicing agreement that governs the securitization of The Block Northway controlling companion loan, nor will they have any assurance as to the particular terms of such pooling and servicing agreement except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of The Block Northway whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respects but not necessarily identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (each such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. The initial special servicer is an affiliate of the retaining sponsor and the entity expected to purchase the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”) (but for the avoidance of doubt, is no longer an affiliate of Rialto Mortgage Finance, LLC). In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the WFCM 2019-C50 non-offered certificates. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) or a serviced companion loan holder to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

It is expected that RREF III-D WFCM 2019-C50, LLC or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund III – Debt, LP will be the initial directing certificateholder (other than with respect to (i) any non-serviced mortgage loan, (ii) any excluded loan as to the directing certificateholder or (iii) any servicing shift mortgage loan). Rialto Capital Advisors, LLC, was appointed by RREF III-D WFCM 2019-C50, LLC (or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund III – Debt, LP) to act as the special servicer.

Additionally, Rialto Capital Advisors, LLC, the special servicer under the pooling and servicing agreement, is an affiliate of Rialto Real Estate Fund III – Debt, LP, a sponsor and a mortgage loan seller, and the affiliate of RREF III-D WFCM 2019-C50 MOA, LLC, that is expected to be the holder of the VRR Interest and the risk retention consultation party (but, for the avoidance of doubt, it is no longer affiliated with Rialto Mortgage Finance, LLC). Rialto Capital Advisors, LLC and Rialto Real Estate Fund III – Debt, LP are also affiliates of the entity that is the initial directing certificateholder under the pooling and servicing agreement.

It is expected that Wells Fargo Bank, National Association, a sponsor, an originator and a mortgage loan seller and holder of one or more of the Great Wolf Lodge Southern California companion loans, will act as master servicer. In addition, Wells Fargo Bank, National Association is the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo is the trustee, certificate administrator, and custodian under the pooling and servicing agreement for the UBS 2019-C16 transaction, pursuant to which each of The Colonnade Office Complex Whole Loan and the Great Value Storage Portfolio Whole Loan are being serviced and pursuant to which The Block Northway Whole Loan is being serviced until the securitization of the related Control Note.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, mortgaged property owners and their vendors or affiliates of any of those parties. In the normal course of business, Park Bridge Lender Services LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that RREF III-D WFCM 2019-C50, LLC or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund III – Debt, LP will be appointed as the initial directing certificateholder (other than with respect to (i) any non-serviced mortgage loan, (ii) any excluded loan as to the directing certificateholder or (iii) any servicing shift mortgage loan). Further, KSL Capital Partners Co Trust II is expected to be the initial holder of the Great Wolf Lodge Southern California subordinate companion loan and, as such, will be entitled to exercise many of the rights of the directing certificateholder with respect to the related whole loan. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan) (or, in the case of the servicing shift mortgage loans, at the direction of the related controlling noteholder, prior to the applicable servicing shift date), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan or non-serviced whole loan), (ii) the controlling noteholder of any servicing shift whole loan, prior to the applicable servicing shift date, or (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan (or, if applicable, a controlling noteholder), may direct the special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

Whole Loan(1)	Non-Serviced PSA	Controlling Noteholder	Initial Directing Party(2)
The Colonnade Office Complex	UBS 2019-C16	UBS 2019-C16	Nonghyup Bank as Trustee for UP Global Private Real Estate Fund V
Great Value Storage Portfolio	UBS 2019-C16	UBS 2019-C16	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
The Block Northway	UBS 2019-C16	UBS AG, New York Branch(3)	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Does not include the Inland Devon Self Storage Portfolio whole loan and the Wolverine Portfolio, for which servicing will be transferred on the related Servicing Shift Date. The initial controlling noteholder of the Inland Devon Self Storage Portfolio whole loan will be Barclays Capital Real Estate Inc. The initial controlling noteholder of the Wolverine Portfolio whole loan will be UBS AG, New York Branch. With respect to each such whole loan, after the securitization of the related controlling pari passu companion loan, the controlling noteholder of such whole loan will be the securitization trust into which the related controlling pari passu companion loan is deposited. The directing certificateholder after the securitization of such controlling pari passu companion loan is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related controlling pari passu companion loan was deposited.

(2)	As of the closing date of the related securitization. The entity with the heading “Initial Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(3)	The Block Northway whole loan is currently being serviced under the UBS 2019-C16 PSA. From and after the securitization of the related controlling companion loan, the related whole loan will be serviced under the pooling and servicing agreement governing such securitization, such securitization will be the related controlling noteholder and the related initial directing certificateholder will be the party specified in such pooling and servicing agreement.

The controlling noteholder or directing certificateholder for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift date, by the holder of the controlling companion loan at any time, for cause or without cause). See “—Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders may have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift date) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift date) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift date, the special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, the special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced whole loans other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than any servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”), which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

RREF III-D WFCM 2019-C50, LLC, or an affiliate thereof, will constitute the initial directing certificateholder (other than with respect to (i) any non-serviced mortgage loan, (ii) any excluded loan as to the directing certificateholder or (iii) any servicing shift mortgage loan). The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement and with regard to any servicing shift whole loan following the applicable servicing shift date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and

“Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of (a) the entity or entities anticipated to purchase the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”) and (b) RREF III-D WFCM 2019-C50, LLC or its affiliate, which is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan or any excluded loan with respect to the directing certificateholder). Rialto Capital Advisors, LLC is expected to act as the special servicer and it or an affiliate assisted RREF III-D WFCM 2019-C50, LLC and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date. In addition, RREF III-D WFCM 2019-C50, LLC and Rialto Capital Advisors, LLC are currently affiliates of Rialto Real Estate Fund III – Debt, LP, a sponsor and a mortgage loan seller and affiliates of its majority-owned affiliate that will purchase the “VRR Interest”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder or companion loan holder, as applicable, exercising control rights over that whole loan (or, with respect to a servicing shift whole loan or, if applicable, a non-serviced whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan or, if applicable, a non-serviced whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In many such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents will contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Description of the Mortgage Pool—Tenant Issues—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that any borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on the related mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

EU Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the EU (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified EU Directives and Regulations (“EU Institutional Investors”) including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The EU Risk Retention and Due Diligence Requirements restrict EU Institutional Investors from investing in securitizations unless, amongst other things, such EU Institutional Investors have verified that: (i) if established in a non-EU country, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent. in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to EU Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Article 14 of Regulation (EU) No 575/2013 (the “CRR”), as amended by Article 1(11) of Regulation 2017/2401 (the “CRR Amendment”), applies certain of the requirements of the EU Securitization Regulation, including as regards due diligence, risk retention, transparency and the criteria for credit-granting, to consolidated subsidiaries of EU credit institutions and investment firms that are subject to the CRR. Barclays Capital Real Estate Inc. is such a subsidiary of Barclays Bank PLC, an EU credit institution. The European Supervisory Authorities (“ESAs”) have noted that, as a result of the scope of the CRR Amendment, difficulties may arise for relevant subsidiaries of EU credit institutions and investment firms when engaging in local securitization activities in third countries (such as the securitization transaction described in this prospectus), in particular with regard to compliance with the transparency and risk retention requirements of the EU Securitization Regulation. The ESAs have noted that they expect that such difficulties arising from the CRR Amendment will be solved with the adoption of further proposed amendments to the CRR (such proposed amendments, “CRR II”). As currently drafted, CRR II is expected to change the scope of Article 14 of the CRR such that it applies to relevant subsidiaries only the requirements of the EU Securitization Regulation as to due diligence (and not the requirements as to risk retention, transparency and the criteria for credit-granting). At present it is unclear if, or when, CRR II will take effect. In the meantime, the ESAs have stated that they expect competent authorities to apply their risk-based supervisory powers in their day-to-day enforcement of applicable legislation (such as the EU Securitization Regulation) in a proportional manner, including by taking into account the changes to Article 14 of the CRR proposed to be made by CRR II.

Failure to comply with one or more of the EU Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those EU Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitization position acquired by the relevant EU Institutional Investor. Aspects of the EU Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to EU national regulators remain unclear.

None of the sponsors nor any other party to the transaction described in this Prospectus intends to take any action in connection with such transaction, in a manner prescribed or contemplated by the EU Securitization Regulation. In particular, no such person undertakes to take any action for purposes of, or in connection with, compliance by any EU Institutional Investor with any applicable EU Risk Retention and Due Diligence Requirement. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any EU Risk Retention and Due Diligence Requirement. None of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other party provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any EU Risk Retention and Due Diligence Requirements.

Consequently, the certificates may not be a suitable investment for any EU Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the EU Risk Retention and Due Diligence Requirements and their compliance with any applicable EU Risk Retention and Due Diligence Requirements.

Recent Developments Concerning the Proposed Japanese Retention Requirements.

The Japanese Financial Services Agency the (“JFSA”) recently published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the certificates equal to at least 5% of the exposure of the total underlying assets in the transaction (the “Japanese Retention Requirement”) or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination with respect to the Mortgage Loans by such investors, the Japanese Retention Requirement as set out in the JRR Rule will apply to an investment by such investors in the offered certificates.  The Japanese investors to which the JRR Rule applies include banks, bank holding companies, credit unions (shinyo kinko), credit cooperatives (shinyo kumiai), labour credit unions (rodo kinko), agricultural credit cooperatives (nogyo kyodo kumiai), ultimate parent companies of large securities companies and certain other financial institutions regulated in Japan (such investors, “Japanese Affected Investors”). Such Japanese Affected Investors may be subject to punitive capital requirements and/or other regulatory penalties with respect to investments in securitizations that fail to comply with the Japanese Retention Requirement.

The JRR Rule became effective on March 31, 2019.  At this time, each Person receiving this prospectus should understand that there are a number of unresolved questions and no established line of authority, precedent or market practice that provides definitive guidance with respect to the JRR Rule, and no assurances can be made as to the content, impact or interpretation of the JRR Rule. In particular, the basis for the determination of whether an asset is “inappropriately originated” remains unclear, and therefore unless the JFSA provides further specific clarification, it is possible that this transaction may contain assets deemed to be “inappropriately originated” and as a result may not be exempt from the Japanese Retention Requirement. The JRR Rule or other similar requirements may deter Japanese Affected Investors from purchasing offered certificate, which may limit the liquidity of the offered certificates and adversely affect the price of the offered certificates in the secondary market. Whether and to what extent the JFSA may provide further clarification or interpretation as to the JRR Rule is unknown.

Each purchaser or prospective purchaser of offered certificates is itself responsible for monitoring and assessing any changes to Japanese risk retention laws and regulations, including any delegated or implementing legislation made pursuant to the JRR Rule, and for analyzing its own regulatory position. Each purchaser or prospective purchaser of offered certificates advised to consult with its own advisers regarding the suitability of the offered certificates for investment and the applicability of the JRR Rule and the Japanese Retention Requirements to this transaction. None of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other party makes any representation or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any Person, including any Japanese Affected Investor, and none of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other party intends to take any steps to comply (or facilitate compliance by any Person, including any Japanese Affected Investor) with the JRR Rule or makes any representation, warranty or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any Person.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment at maturity typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment

Protections and Certain Involuntary Prepayments and Voluntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates
Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of one or more classes of certificates as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 or Class A-5 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement or a controlling noteholder under the related intercreditor agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class R certificates will not have any voting rights.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, but will retain consultation rights, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to each servicing shift mortgage loan, with respect to each of which the holder of the related controlling companion loan prior to the applicable servicing shift date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to any serviced A/B whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, the directing certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the subordinate companion loan in accordance with the pooling and servicing agreement and the related intercreditor agreement. However, during a control appraisal period with respect to any serviced A/B whole loan, the directing certificateholder will have the same rights (including the rights described above) with respect to such serviced A/B whole loan as it does for the other mortgage loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the specially serviced loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

The holder of the controlling companion loan for each servicing shift whole loan will, prior to the related servicing shift date, be entitled to replace the related special servicer with or without cause, regardless of whether a control termination event exists.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or the equivalent), of the related securitization trust (or any other party) holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation party, the controlling companion loan holder with respect to any servicing shift whole loan, and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)   does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan), in the case of the risk retention consultation party, the holders of the VRR Interest that appointed such risk retention consultation party or, in the case of any servicing shift mortgage loan, the related controlling companion noteholder does not have any duties to any other person);

(iv)    may take actions that favor the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or, in the case of a servicing shift whole loan, the related controlling companion noteholder) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)     will have no liability whatsoever (other than, in the case of the directing certificateholder, to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender taking into account the pari passu or subordinate nature of such companion loans). We cannot assure you that any actions taken by the special servicer or the master servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such trust and servicing agreement or pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement relating to this transaction, including, for example, variations in the duties of the operating advisor that may result if the related securitization is not satisfying its risk retention requirements through retention by a "third-party purchaser". See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—General”. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or any servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate any of the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan), will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any serviced A/B whole loan, the holder of the related subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of such subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding (or any other party holding) the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust or other party holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust or any other party holding the controlling note for a non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor, with respect to the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. However, Barclays Capital Holdings Inc. will agree in the related mortgage loan purchase agreement to repurchase or replace defective Barclays Mortgage Loans to the same extent as Barclays Capital Real Estate Inc. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc. to the same extent as Barclays Capital Real Estate Inc.) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor (or in the case of mortgage loans sold by Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc.) has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor (or in the case of mortgage loans sold by Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc.) has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of sixty-four (64) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $937,965,076 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in May 2019 (or, in the case of any Mortgage Loan that has its first due date in June 2019, the date that would have been its due date in May 2019 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Ten (10) Mortgage Loans (30.2%) are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loans”). The

Pari Passu Companion Loan and the Subordinate Companion Loans are collectively referred to herein as the “Companion Loans”, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan”). Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The mortgage loan sellers will transfer to the depositor the Mortgage Loans set forth in the following chart, and the depositor will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut- Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Wells Fargo Bank, National Association	16	19	$242,029,521	25.8%
UBS AG, New York	14	263	215,571,505	23.0
Rialto Mortgage Finance, LLC	11	14	136,256,998	14.5
Barclays Capital Real Estate Inc.	8	32	123,216,458	13.1
Rialto Real Estate Fund III – Debt, LP(1)	9	12	120,005,526	12.8
Argentic Real Estate Finance LLC	6	6	100,885,068	10.8
Total	64	346	$937,965,076	100.0%

(1)	Rialto Real Estate Fund III – Debt, LP acquired each of the Mortgage Loans it is selling to the depositor from BSPRT CMBS Finance, LLC. With respect to the Z Tower Mortgage Loan (0.6%), BSPRT CMBS Finance, LLC acquired such Mortgage Loan from Basis Real Estate Capital II, LLC. Such Mortgage Loans were re-underwritten pursuant to Rialto Real Estate Fund III – Debt, LP’s underwriting guidelines.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”). For purposes of this prospectus, a Mortgage Loan will be considered secured by a multifamily property or properties if each multifamily property consists of a single parcel or two or more contiguous or non-contiguous parcels that have an aggregate of five or more residential rental units that are collectively managed and operated.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated and Third-Party Originated Mortgage Loans

The following Mortgage Loans were co-originated or were part of the Whole Loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or were originated by another entity and transferred to the mortgage loan seller:

●	Rialto Real Estate Fund III – Debt, LP acquired each of the Mortgage Loans it is selling to the depositor from BSPRT CMBS Finance, LLC. With respect to the Z Tower Mortgage Loan (0.6%), BSPRT CMBS Finance, LLC acquired such Mortgage Loan from Basis Real Estate Capital II, LLC. Such Mortgage Loans were re-underwritten pursuant to Rialto Real Estate Fund III – Debt, LP’s underwriting guidelines.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on May 14, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Great Wolf Lodge Southern California Mortgage Loan or the Great Wolf Lodge Southern California Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, the Great Wolf Lodge Southern California Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Great Wolf Lodge Southern California Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1 to this prospectus.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property or may state only an “as-is” value, that may be based on certain assumptions relating to certain reserves collected by the related lender and the timely completion of work associated with those reserves. In certain other cases, the Appraised Value includes property that does not qualify as real property. In most such cases, the related appraisals take into account the reserves that the mortgage loan seller has taken to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. For more information see the definition of “LTV Ratio” and the related table and discussion below. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value (including “as-is” Appraised Values that reflect a portfolio premium) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of each of the Mortgage Loans as shown in the table below, a value other than the “as-is” Appraised Value).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
Great Value Storage Portfolio(1)	2.7%	29.3%	29.3%	$376,000,000	33.7%	33.7%	$326,000,000
InnVite Hospitality Portfolio(2)	2.3%	74.9%	53.4%	$28,400,000	79.6%	56.8%	$26,700,000
River’s Edge Apartments(3)	2.2%	55.8%	41.7%	$34,000,000	56.2%	42.0%	$33,770,000
Shamrock Village(4)	1.7%	62.5%	55.2%	$26,100,000	63.9%	56.5%	$25,500,000
24 Hour Fitness - Texas(5)	1.1%	52.7%	52.7%	$19,160,000	56.9%	56.9%	$17,760,000
Hampton Inn Canton(6)	1.0%	66.2%	54.4%	$13,800,000	72.5%	59.6%	$12,600,000
Woodlands Centre(7)	0.8%	72.8%	63.4%	$10,650,000	76.0%	66.2%	$10,200,000
Sierra Center Office Building(8)	0.8%	72.7%	59.1%	$9,890,000	74.4%	60.5%	$9,660,000
Holiday Inn Express & Suites Woodward(9)	0.6%	60.5%	46.2%	$9,900,000	64.4%	49.2%	$9,300,000
Best Western Plus Spartanburg(10)	0.4%	50.7%	42.2%	$6,900,000	54.6%	45.6%	$6,400,000

(1)	The Appraised Value is based on a portfolio basis, and not on an aggregate stand alone “as-is” basis.

(2)	The Appraised Value of the portfolio is based on the “as complete” value of the Hampton Inn Sidney Mortgaged Property of $10,400,000, which assumes that the estimated $1,700,000 PIP is completed. The borrower reserved $1,870,000 (an amount equal to 110% of the estimated cost to complete the PIP) at origination. The appraised value of the Hampton Inn Sidney Mortgaged Property without the PIP extraordinary assumption is $8,700,000.

(3)	With respect to the River’s Edge Apartments Mortgage Loan (2.2%), the Cut-off Date LTV Ratio (Other Than “As-Is”) is based on an as-stabilized Appraised Value of $34,000,000 and an adjusted Mortgage Loan amount of $18,971,285, which amount excludes $2,028,715 that the borrower was required to deposit at origination of the underlying Mortgage Loan to fund an upfront performance reserve. The Cut-off Date LTV Ratio (“As-Is”) with the full unadjusted value of the Mortgage Loan is 62.2%.

(4)	The Appraised Value assumes the second largest tenant (11,800 square feet), representing 22.1% of net rentable square feet, is in occupancy and paying full unabated rent. The tenant is anticipated to be in occupancy in April 2019 and all outstanding tenant improvements, leasing commissions and rent abatements were reserved for at closing.

(5)	The Appraised Value assumes the partial rent abatement for the sole tenant, which runs through March 2020, has expired, and the tenant is paying full unabated rent. The outstanding rent abatement was reserved for at closing.

(6)	The Appraised Value concluded an “as-is extraordinary assumption” value of $13,800,000, which assumes that funds for the capital expenditures have been fully escrowed and will be available to fund the proposed capital improvements. The borrower reserved $1,373,544 (an amount equal to 120% of the estimated cost to complete the PIP) at origination.

(7)	The Appraised Value concluded an “as-stabilized” value of $10,650,000, which assumes that three tenants, Silverang Donohoe Rosenzweig & Haltzman, LLC, Integrity Applications Inc., and Image First Uniform Rental Service, take possession as scheduled. Image First Uniform Rental Service was assumed to take possession as of April 16, 2019, Integrity Applications Inc. as of May 1, 2019, and Silverang Donohoe Rosenzweig & Haltzman, LLC as of June 1, 2019.

(8)	The Appraised Value assumes the outstanding tenant improvements for the second largest tenant (10,218 square feet), representing 22.8% of net rentable square feet, were completed, and the third largest tenant (7,782 square feet), representing 17.4% of net rentable square feet, is paying full unabated rent. The second largest tenant is anticipated to be in occupancy by May 2019 and the third largest tenant is expected to be paying full unabated rent by November 2019. The outstanding tenant improvements, leasing commissions and rent abatements were reserved for at closing.

(9)	The Appraised Value is based on the “as complete” value of $9,900,000, which assumes that the estimated $316,000 PIP is completed. The borrower reserved $363,400 (an amount equal to 115% of the estimated cost to complete the PIP) at origination.

(10)	The Appraised Value is based on the “as-stabilized” value.

With respect to the Great Wolf Lodge Southern California Mortgage Loan (3.7%), the Appraised Value includes $9,600,000 attributable to the disposition and development agreement and transient occupancy tax rebates at the Mortgaged Property. See “—Real Estate and Other Tax Considerations”. The Appraised Value, Cut-off Date LTV Ratio and LTV Ratio at Maturity without including such amount are $293,300,000, 51.1% and 51.1%, respectively.

The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date assuming all principal payments required to be made on or prior to the related maturity date (not including the Maturity Date Balloon Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s) (except that, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan).

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the Cut-off Date.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 839 Broadway, River’s Edge Apartments, Centrepointe Business Park and Mary’s Vineyard Shopping Center (collectively, 8.5%), each such Mortgage Loan has a Cut-off Date LTV Ratio calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve. With respect to the 839 Broadway Mortgage Loan, the Cut-off Date LTV Ratio including the related holdback reserve is 72.3%. With respect to the River’s Edge Apartments Mortgage Loan, the Cut-off Date LTV Ratio including the related performance reserve is 61.8%. With respect to the Centrepointe Business Park Mortgage Loan, the Cut-off Date LTV Ratio including the related earnout reserve is 72.2%. With respect to the Mary’s Vineyard Shopping Center Mortgage Loan, the Cut-off Date LTV Ratio including the related holdback reserve is 70.8%. See “Certain Terms of the Mortgage Loans—Escrows”.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 839 Broadway, River's Edge Apartments, Centrepointe Business Park and Mary’s Vineyard Shopping Center (collectively, 8.5%), each such Mortgage Loan has an U/W NCF DSCR calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve. With respect to the 839 Broadway Mortgage Loan, the U/W NCF DSCR including the related holdback reserve is 1.44x. With respect to the River's Edge Apartments Mortgage Loan, the U/W NCF DSCR including the related earnout reserve is 1.06x. With respect to the Centrepointe Business Park Mortgage Loan, the U/W NCF DSCR including the related holdback reserve is 1.73x. With respect to the Mary’s Vineyard Shopping Center Mortgage Loan, the U/W NCF DSCR including the related holdback reserve is 1.17x. See “Certain Terms of the Mortgage Loans—Escrows”.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, but without regard to any related Subordinate Companion Loan, unless otherwise indicated.

“LTV Ratio at Maturity” and “Balloon LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a Mortgage Loan scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity with respect to such Pari Passu

Mortgage Loan and the related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 839 Broadway, River's Edge Apartments, Centrepointe Business Park and Mary’s Vineyard Shopping Center (collectively, 8.5%), each such Mortgage Loan has an LTV Ratio at Maturity calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve. With respect to 839 Broadway Mortgage Loan, the LTV Ratio at Maturity including the related holdback reserve is 72.3%. With respect to the River's Edge Apartments Mortgage Loan, the LTV Ratio at Maturity including the related earnout reserve is 47.7%. With respect to the Centrepointe Business Park Mortgage Loan, the LTV Ratio at Maturity including the related earnout reserve is 63.7%. With respect to the Mary’s Vineyard Shopping Center Mortgage Loan, the LTV Ratio at Maturity including the related holdback reserve is 59.8%. See “Certain Terms of the Mortgage Loans—Escrows”.

“Maturity Date Balloon Payment” or “Balloon Payment” means, for any balloon Mortgage Loan, the payment of principal due upon its stated maturity date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period, the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

non-cash items such as depreciation and amortization,

capital expenditures, and

debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

“D or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

“D or GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date.

“RevPAR” means, with respect to any hospitality property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage or industrial/warehouse facility, any other single-purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF”, “U/W Net Cash Flow” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area

(and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular mortgage loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan).

Except as described in the following paragraph, no Mortgage Loan has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as The Block Northway, 839 Broadway, River's Edge Apartments, Centrepointe Business Park and Mary’s Vineyard Shopping Center (collectively, 11.1%), each such Mortgage Loan has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve. With respect to The Block Northway Mortgage Loan, the Underwritten NCF Debt Yield including the related holdback reserve is 8.7%. With respect to the 839 Broadway Mortgage Loan, the Underwritten NCF Debt Yield including the related holdback reserve is 7.6%. With respect to the River's Edge Apartments Mortgage Loan, the Underwritten NCF Debt Yield including the related earnout reserve is 7.8%. With respect to the Centrepointe Business Park Mortgage Loan, the Underwritten NCF Debt Yield including the related earnout reserve is 11.0%. With respect to the Mary’s Vineyard Shopping Center Mortgage Loan, the Underwritten NCF Debt Yield including the related holdback reserve is 8.3%. See “Certain Terms of the Mortgage Loans—Escrows”.

“Underwritten Net Operating Income”, “Underwritten NOI”, “U/W Net Operating Income” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (but excluding any related Subordinate Companion Loan). The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 839 Broadway, River's Edge Apartments, Centrepointe Business Park and Mary’s Vineyard Shopping Center (collectively, 8.5%), each such Mortgage Loan has an U/W NOI DSCR calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve. With respect to the 839 Broadway Mortgage Loan, the U/W NOI DSCR including the related holdback reserve is 1.48x. With respect to the River's Edge Apartments Mortgage Loan, the U/W NOI DSCR including the related earnout reserve is 1.17x. With respect to the Centrepointe Business Park Mortgage Loan, the U/W NOI DSCR including the related earnout reserve is 1.96x. With respect to the Mary’s Vineyard Shopping Center Mortgage Loan, the U/W NOI DSCR including the related holdback reserve is 1.31x. See “Certain Terms of the Mortgage Loans—Escrows”.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan).

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as The Block Northway, 839 Broadway, River's Edge Apartments, Centrepointe Business Park and Mary’s Vineyard Shopping Center (collectively, 11.1%), each such Mortgage Loan has an U/W NOI Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve. With respect to The Block Northway Mortgage Loan, the U/W NOI Debt Yield including the related holdback reserve is 8.8%. With respect to the 839 Broadway Mortgage Loan, the U/W NOI Debt Yield including the related holdback reserve is 7.8%. With respect to the River's Edge Apartments Mortgage Loan, the U/W NOI Debt Yield including the related earnout reserve is 8.6%. With respect to the Centrepointe Business Park Mortgage Loan, the U/W NOI Debt Yield including the related earnout reserve is 12.4%. With respect to the Mary’s Vineyard Shopping Center Mortgage Loan, the U/W NOI Debt Yield including the related earnout reserve is 9.3%. See “Certain Terms of the Mortgage Loans—Escrows”.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms”, “Pads” or “Beds” means (a) in the case of certain Mortgaged Properties operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (d) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units, or (e) in the case of certain Mortgaged Properties operated as student housing properties, the number of beds leased to students.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 to this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$937,965,076
Number of mortgage loans	64
Number of mortgaged properties	346
Range of Cut-off Date Balances	$3,059,324 to $43,500,000
Average Cut-off Date Balance	$14,655,704
Range of Mortgage Rates	4.140% to 5.890%
Weighted average Mortgage Rate	5.043%
Range of original terms to maturity	60 months to 122 months
Weighted average original term to maturity	116 months
Range of remaining terms to maturity	55 months to 120 months
Weighted average remaining term to maturity	114 months
Range of original amortization terms(2)	240 months to 360 months
Weighted average original amortization term(2)	350 months
Range of remaining amortization terms(2)	239 months to 360 months
Weighted average remaining amortization term(2)	350 months
Range of Cut-off Date LTV Ratios(3)(4)(5)	29.3% to 74.9%
Weighted average Cut-off Date LTV Ratio(3)(4)(5)	62.7%
Range of LTV Ratios as of the maturity date(3)(4)(5)	20.8% to 70.4%
Weighted average LTV Ratio as of the maturity date(3)(4)(5)	55.7%
Range of U/W NCF DSCRs(4)(5)(6)	1.17x to 4.68x
Weighted average U/W NCF DSCR(4)(5)(6)	1.83x
Range of U/W NOI Debt Yields(4)(5)	7.7% to 20.9%
Weighted average U/W NOI Debt Yield(4)(5)	11.7%
Percentage of Initial Pool Balance consisting of:
Interest-only, Amortizing Balloon	39.7%
Amortizing Balloon	30.6%
Interest-only, Balloon	29.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes fifteen (15) Mortgage Loans (29.7%) that are interest-only for the entire term, which includes the Goodyear Portfolio Mortgage Loan (3.7%), which accrues interest only for 118 payments and will amortize on the last payment date based on the assumed principal payment schedule set forth on Annex A-4.

(3)	Loan-to-value ratios (such as, for example, the Cut-Off Date LTV Ratio and the LTV Ratio at Maturity) with respect to the Mortgage Loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus; provided that with respect to certain Mortgage Loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(4)	In the case of ten (10) Mortgage Loans (30.2%), each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio, debt service coverage ratio and/or debt yield have been calculated including the related pari passu companion loan(s), but excluding any subordinate companion loan and mezzanine loan. With respect to the Great Wolf Lodge Southern California Mortgage Loan (3.7%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield calculated including the related Subordinate Companion Loans are 56.1%, 56.1%, 1.89x and 12.9%, respectively. With respect to the Goodyear Portfolio Mortgage Loan (3.7%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield calculated including the related Subordinate Companion Loan are 68.4%, 68.4%, 1.38x and 9.3%, respectively. With respect to The Colonnade Office Complex Mortgage Loan (3.0%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield calculated including the related Subordinate Companion Loan are 64.2%, 64.2% 1.58x and 9.0%, respectively.

(5)	In the case of five (5) Mortgage Loans (11.1%) secured by the mortgaged properties identified on Annex A-1 to this prospectus as The Block Northway, 839 Broadway, River’s Edge Apartments, Centrepointe Business Park and Mary’s Vineyard Shopping Center, the loan-to-value ratio, debt service coverage ratio and/or debt yield have been calculated based on the related principal balance as of the cut-off date less a related earnout or holdback reserve. With respect to The Block Northway Mortgage Loan (2.7%), the U/W NOI Debt Yield, including the related holdback reserve is 8.8%. With respect to the 839 Broadway Mortgage Loan (2.5%), the Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield, including the related holdback reserve, are 72.3%, 72.3%, 1.44x and 7.8%, respectively. With respect to the River’s Edge Apartments Mortgage Loan (2.2%), the Cut-off Date LTV Ratio LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield, including the related performance reserve are 61.8%, 47.7%, 1.06x and 8.6%, respectively. With respect to the Centrepointe Business Park Mortgage Loan (2.1%), the Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield, including the related earnout reserve, are 72.2%, 63.7%, 1.73x and 12.4%, respectively. With respect to the Mary’s Vineyard Shopping Center Mortgage Loan (1.7%), the Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield, including the related earnout reserve, are 70.8%, 59.8%, 1.17x and 9.3%, respectively.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the cut-off date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include eight (8) Mortgage Loans (17.9%) that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail	24	$279,119,671	29.8%
Anchored	12	171,344,974	18.3
Unanchored	6	49,455,304	5.3
Single Tenant	4	43,075,000	4.6
Shadow Anchored	2	15,244,392	1.6
Hospitality	17	$175,931,378	18.8%
Full Service	4	91,132,357	9.7
Limited Service	12	75,819,083	8.1
Extended Stay	1	8,979,937	1.0
Office	161	$168,831,304	18.0%
Suburban	8	106,090,724	11.3
Medical	150	37,160,432	4.0
CBD	2	19,838,483	2.1
Urban	1	5,741,665	0.6
Self Storage	90	$98,200,000	10.5%
Self Storage	90	98,200,000	10.5
Industrial	8	$66,240,414	7.1%
Flex	8	66,240,414	7.1
Mixed Use	26	$59,197,927	6.3%
Office/Industrial	1	27,000,000	2.9
Retail/Office	1	23,500,000	2.5
Self Storage/Industrial	1	4,800,000	0.5
Medical/Retail	23	3,897,927	0.4
Multifamily	9	$41,444,383	4.4%
Garden	6	32,788,581	3.5
Student Housing	2	4,758,897	0.5
High Rise	1	3,896,904	0.4
Manufactured Housing Community	10	$25,000,000	2.7%
Manufactured Housing Community	10	25,000,000	2.7
Other	1	$24,000,000	2.6%
Leased Fee	1	24,000,000	2.6
Total	346	$937,965,076	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Retail Properties

In the case of the retail properties and mixed use properties with retail components set forth above, we note the following:

●	With respect to The Block Northway Mortgage Loan (2.7%), the borrower previously owned an unimproved outparcel that is adjacent to The Block Northway Mortgaged Property, and which has been transferred to, and may be developed by, an affiliate of the borrower. Such development may include retail uses. The Block Northway Whole Loan documents provide that (i) no development and/or construction on the outparcel may cause a material adverse effect upon the value, use, business operations, economic performance, condition or operations of The Block Northway Mortgaged Property and (ii) neither the borrower, the guarantor, nor any of their respective affiliates, agents, contractors or employees may, either directly or indirectly, solicit, attempt to solicit, permit or enter into any lease or other occupancy or possessory agreement with any tenant at The Block Northway Mortgaged Property for space at any portion of the outparcel.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Hospitality Properties

In the case of the hospitality properties set forth in the above chart, we note the following:

●	With respect to the Ohio Hotel Portfolio Mortgage Loan (3.8%), the Mortgaged Properties derive approximately 20.7% of revenue, in the aggregate, from food and beverage operations. Specifically, the Holiday Inn West Chester Mortgaged Property derives approximately 41.9% of revenue from food and beverage operations.

●	With respect to the Ohio Hotel Portfolio – SpringHill Suites Beavercreek Mortgaged Property (1.5%), the construction of a 106-room Home2 Suites Beavercreek located across the street from the Mortgaged Property and a 109-room Tru by Hilton Beavercreek Dayton located approximately two miles from the Mortgaged Property, both of which will be directly competitive with the related Mortgaged Property, is expected to be completed in July 2019. The Home2 Suites Beavercreek hotel is also owned by the borrower sponsor of the Ohio Hotel Portfolio Mortgage Loan.

●	With respect to the Ohio Hotel Portfolio – Holiday Inn West Chester Mortgaged Property (1.4%), the construction of a 116-room Aloft Hotel located approximately one-half mile from the Mortgaged Property which will be directly competitive with the related Mortgaged Property, is expected to be completed in June 2019.

●	With respect to the Great Wolf Lodge Southern California Mortgage Loan (3.7%), the borrower sponsor (McWhinney Real Estate Services, Inc.) acquired the site to construct the related project through a disposition and development agreement (the “DDA”) with the Garden Grove Agency for Community Development (the “Agency”) in 2009. The borrower sponsor-affiliated developers have completed the construction requirements contemplated by the DDA, and a release of construction covenants has been recorded. The DDA provides, following the release of the construction covenants, that the borrower’s right to transfer the Great Wolf Lodge Southern California Mortgaged Property is subject to the transferee’s net worth, development and operational qualifications and experience, and financial commitments and resources being reasonably satisfactory to the Agency. The Agency’s approval is not required, however, in connection with any transfer that is a result of a foreclosure or deed-in-lieu thereof, or the lender’s transfer to a third party purchaser thereafter.

●	With respect to the Hilton at University Place Mortgage Loan (3.7%), the Mortgaged Property derives more than 20% of its revenue from food and beverage operations. The related liquor licenses are held by the manager of the Mortgaged Property, an affiliate of the borrower. At the closing of the Mortgage Loan, the borrower, lender and manager entered into a Conditional Assignment of Management Agreement, which provides, among other things, that: (i) the related liquor licenses are in full force and effect, and are being held for the benefit of the borrower; and (ii) the manager will pursue the renewal of and otherwise maintain the liquor licenses. Additionally, upon an event of default, the borrower has agreed to cause the liquor licenses to be assigned to the lender or held for the benefit of the lender until the lender can obtain such liquor licenses in its own name. We cannot assure you that such assignment will occur following an event of default.

●	With respect to the InnVite Hospitality Portfolio Mortgage Loan, each of the Best Western Plus Dayton Northwest Mortgaged Property and the Best Western Plus Dayton South Mortgaged Property (collectively, 0.9%) is subject to a membership agreement (the “Membership Agreement”) between the borrower and Best Western International, Inc. (“Best Western”). A proposed conversion of the Best Western membership organization into a franchise-based system (the “Proposed BW Conversion”) is pending before the current Best Western membership organization. The Mortgage Loan documents require the borrower, as a member of the Best Western membership organization, to (i) vote in favor of the Proposed BW Conversion unless, prior to the date of any applicable vote, the lender delivers notice to the borrower that any proposed franchise agreement (the “Proposed Franchise Agreement”) and/or comfort letter (the “Proposed Comfort Letter”) are not in a form and substance reasonably satisfactory to the lender and (ii) in the event of the Best Western membership organization’s approval of the Proposed BW Conversion and the lender’s approval of the Proposed Franchise Agreement and Proposed Comfort Letter, execute and deliver the Proposed Franchise Agreement to Best Western by any applicable deadline. In the event of a termination or expiration of the Membership Agreement following, among other things, the lender’s notice to the borrower that it does not approve the Proposed Franchise Agreement and/or Proposed Comfort Letter (a “BW Termination Event”), the borrower is required to execute an acceptable replacement franchise agreement within 90 days of such BW Termination Event. Notwithstanding the foregoing, in connection with a conversion of the Best Western Plus Dayton South Mortgaged Property to a Holiday Inn Express, the Best Western Plus Dayton South borrower may terminate its Membership Agreement with Best Western in accordance with the terms of the Membership Agreement, and replace such agreement with a replacement franchise agreement entered into with the applicable Intercontinental Hotels Group affiliate, which affiliate must be a qualified franchisor, for purposes of converting the Best Western Plus Dayton South Mortgaged Property to a Holiday Inn Express. The Best Western Plus Dayton South borrower will be required to (i) pay all costs and expenses in connection with such conversion, including but not limited to any liquidated damages or termination fees owed to Best Western in accordance with the Membership Agreement and any processing fees or costs owed to the qualified franchisor, and (ii) deposit 125% of the estimated cost of any PIP Work required under the replacement franchise agreement in accordance with any property improvement plan, which funds will be released in accordance with the terms of the Mortgage Loan documents. The Mortgage Loan documents provide recourse to the guarantor and borrower in the event, among other things, Best Western does not offer the borrower the right to enter into a Proposed Franchise Agreement due to a failure of the borrower to be in “good standing” in the Best Western System (provided such failure is not due to insufficient cash flow at the Mortgaged Property).

●	With respect to the EB Hotel Miami Mortgage Loan (0.9%), the construction of a 155-room Radisson Red Miami International Airport located approximately 1.2 miles from the Mortgaged Property, which will be directly competitive with the related Mortgaged Property, is expected to be completed in June 2019.

●	With respect to the EB Hotel Miami Mortgage Loan (0.9%), the Mortgaged Property is an unflagged, independent boutique hotel. A management agreement is in place between the related borrower and EICA Management, LLC to supervise, manage and operate the hotel.

●	With respect to the EB Hotel Miami Mortgage Loan (0.9%), the Mortgaged Property derives approximately 17.6% of revenue from food and beverage operations and 4.1% of revenue from commercial and antenna leases.

●	With respect to the Fairfield Inn & Suites – Colorado Springs North Mortgaged Property (0.8%), the related appraisal identified as directly competitive the 87-room Holiday Inn Express and Suites AFA Northgate that opened in September 2018 (approximately 5.6 miles from Mortgaged Property) and the 104-room SpringHill Suites by Marriott that is scheduled to open in June 2020 (approximately 5 miles from the Mortgaged Property).

●	With respect to the Best Western Plus Spartanburg Mortgage Loan (0.4%), the construction of a 116-room Hilton Garden Inn Spartanburg located approximately 7 miles from the Mortgaged Property, which will be directly competitive with the related Mortgaged Property, was recently completed in 2019.

●	With respect to the Best Western Plus Spartanburg Mortgage Loan (0.4%), the Mortgaged Property is subject to a membership agreement between the borrower and Best Western International, Inc., subject to annual renewal following expiration of the initial 4-year term. A proposed conversion of the Best Western membership organization to a franchise-based system is pending before the related Best Western membership.

For more information regarding the 15 largest Mortgage Loans secured by hospitality properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3 to this prospectus.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance by Allocated Loan Amount	Approx. % of Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Ohio Hotel Portfolio – SpringHill Suites Beavercreek	$ 13,822,342	1.5%	3/1/2036	3/6/2029
Ohio Hotel Portfolio – Holiday Inn West Chester	$ 13,173,640	1.4%	12/5/2035	3/6/2029
Ohio Hotel Portfolio – Holiday Inn Express & Suites Dayton	$ 8,433,126	0.9%	6/21/2036	3/6/2029
Great Wolf Lodge Southern California	$ 35,000,000	3.7%	2/16/2041	3/11/2029
Hilton at University Place	$ 34,958,718	3.7%	4/30/2030	4/6/2029
InnVite Hospitality Portfolio – Hampton Inn Sidney	$ 7,785,469	0.8%	6/30/2032	4/6/2029
InnVite Hospitality Portfolio - Best Western Plus Dayton Northwest(1)	$ 4,566,477	0.5%	11/30/2019	4/6/2029
InnVite Hospitality Portfolio - Best Western Plus Dayton South(1)	$ 3,743,014	0.4%	11/30/2019	4/6/2029
InnVite Hospitality Portfolio - Quality Inn & Suites South/Obetz(2)	$ 2,694,970	0.3%	10/31/2031	4/6/2029
InnVite Hospitality Portfolio - Super 8 Zanesville	$ 2,470,389	0.3%	9/18/2023	4/6/2029
Hampton Inn Canton	$ 9,138,904	1.0%	11/16/2027	4/6/2029
Staybridge Suites Odessa Interstate Highway 20	$ 8,979,937	1.0%	12/28/2036	4/6/2029
Fairfield Inn & Suites – Colorado Springs North	$ 7,191,508	0.8%	4/23/2029	4/6/2029
Comfort Inn Greenville	$ 6,486,067	0.7%	11/20/2037	3/6/2029
Holiday Inn Express & Suites Woodward	$ 5,990,721	0.6%	2/27/2030	4/6/2029
Best Western Plus Spartanburg(1)	$ 3,496,096	0.4%	11/30/2022	4/6/2029

(1)	A proposed conversion of the Best Western membership organization to a franchise-based system is pending before the related Best Western membership.

(2)	Either party to the related franchise agreement may terminate the agreement without cause and without payment of any penalty or damages during the period from October 31, 2021 to October 31, 2026.

See “Risk Factors—Risks Relating to the Mortgage Loans— Hospitality Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Office Properties

In the case of the office properties and mixed use properties with office components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties

In the case of the self storage properties set forth in the above chart, we note the following:

●	With respect to the Inland Devon Self Storage Portfolio Mortgage Loan (3.2%), the 1720 Loy Lake Road Mortgaged Property (0.1% of the allocated loan amount) and the 4705 Winchester Road Mortgaged Property (0.02% of the allocated loan amount) have recently incurred fire and water damage, respectively. The Mortgage Loan documents require that repairs in the amount of $924,552 must be completed at the 4705 Winchester Road Mortgaged Property within four years of the closing date of the Mortgage Loan and repairs in the amount of $102,599 must be completed at the 1720 Loy Lake Road Mortgaged Property within two years of the closing date of the Mortgage Loan. At the closing of the Mortgage Loan, $1,109,462 was reserved for the repairs at the 4705 Winchester Road Mortgaged Property and $123,119 was reserved for the repairs at the 1720 Loy Lake Road Mortgaged Property, each of which represent 120% of the expected costs of such repairs. The Mortgage Loan documents provide that it will be an event of default not to comply with the repair requirements.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties

In the case of the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties

Each such mixed use Mortgaged Property has one or more office, self storage, industrial and retail components or retail components.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 to this prospectus and the footnotes thereto.

Multifamily Properties

In the case of the multifamily properties or mixed use properties with multifamily components set forth in the above chart, we note the following:

●	With respect to the Confluence Portfolio Mortgage Loan (0.7%), while the Mortgaged Properties are not receiving direct payment of any affordable housing credits or subsidies, approximately 24.0% of the total units are occupied by tenants who receive rent subsidies from governmental programs to pay their rent. The Confluence Portfolio Mortgage Loan was underwritten based on in-place rents without adjusting for any subsidies paid to the tenants.

●

With respect to the Oak Meadows & Brookview Place Mortgage Loan (0.6%), the Oak Meadows Mortgaged Property is subject to a Regulatory Agreement (the “Regulatory Agreement”) with the Michigan State Housing Development Authority (the “MSHDA”). The Regulatory Agreement requires the Oak Meadows Mortgaged Property to comply with certain rent and occupancy requirements including, among other things, (a) limiting (i) occupancy of 75 units to tenants whose household income is equal to or less than 60% of the applicable household area median income and (ii) rent to an amount equal to the lessor of (1) the maximum annual Section 8 rent established under the United States Housing and Urban Development (“HUD”)

division or (2) 30% of the adjusted income of a family whose gross income does not exceed 65% of the area median gross income, as determined by HUD and (b) limiting (i) occupancy of the remaining 25 units to tenants whose household income is equal to or less than 50% of the applicable household area median income and (ii) rent to an amount equal to the lesser of (1) the maximum annual Section 8 rent established by HUD, or (2) 30% of the adjusted gross income of a family whose gross income does not exceed 50% of the area median gross income, as determined by HUD. The Regulatory Agreement has been subordinated to the Mortgage Loan documents and will terminate upon a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Lofts at Binghamton Portfolio Mortgage Loan (0.5%), both of the Mortgaged Properties are operated as student housing facilities that are leased by the bed.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

●	With respect to the Wolverine Portfolio Mortgage Loan (2.7%), approximately 516 (31.3%) of the 1,649 home pads are occupied by homes owned by an affiliate (“MH Owner”) of the related borrower and rented out like apartments. No income from the affiliate-owned home rentals was included in the lender’s underwritten revenues, only the income derived from the pad sites was underwritten. Under the Mortgage Loan documents, such affiliate-owned homes may generally not exceed 40.0% of the aggregate homes at the Mortgaged Properties and the borrower sponsor pledged its equity interest in MH Owner as additional collateral for the Mortgage Loan. No affiliate-owned homes existing as of the date of origination may be subject to or serve as collateral for any financing (other than the Mortgage Loan). MH Owner may enter into financing arrangements with respect to new affiliate owned homes purchased by MH Owner (excluding any abandoned homes acquired by MH Owner), in accordance with the terms of the Mortgage Loan documents. The Mortgage Loan documents include recourse to the borrower and guarantor for losses caused by the removal of such homes by the borrower, guarantor or any affiliate thereof without the lender’s prior written consent, except for (i) the removal or replacement of any affiliate owned home impacted by casualty or condemnation or deemed obsolete by MH Owner in the ordinary course of its business; (ii) the sale of any affiliate owned home to an unaffiliated third party purchaser, as long as (a) such purchaser is (or will be) residing at the applicable Mortgaged Property at the time of the sale, (b) such sale does not take the form of “loan to own” or similar financing by MH Owner, (c) the purchaser enters into a pad lease with respect to such home in accordance with the terms of the Mortgage Loan documents and (d) such home remains at the applicable Mortgaged Property following such sale; and (iii) the satisfaction of customary REMIC requirements.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Leased Fee Properties

In the case of the leased fee properties set forth in the above chart, we note the following:

●	With respect to the Town Square Mortgage Loan (2.6%), the Mortgage Loan is secured by the related borrower’s fee interest in the land of the Mortgaged Property. The Mortgaged Property is subject to a ground lease between the related borrower, as ground lessor, and The Monsey Marketplace, LLC, as ground lessee. The base rent under the ground lease is $2,272,639 per annum, subject to certain increases pursuant to the terms of the ground lease. The ground lease is scheduled to terminate on November 30, 2039, subject to three 5-year extension options and one 4-year and 3-month extension option.

●	With respect to the Town Square Mortgage Loan (2.6%), while the Mortgaged Property is not currently subject to a condemnation proceeding, such a proceeding is planned, as detailed in a certain condemnation letter dated February 26, 2018 from the New York State Department of Transportation, with respect to a proposed highway improvement project, which includes the widening of a sidewalk along the street that the Mortgaged Property abuts. The amount of land at the Mortgaged Property that may be subject to such planned condemnation in connection with the widening of the sidewalk is not yet finalized. Pursuant to the related Mortgage Loan documents and the related ground lease, if the amount awarded in connection with the planned condemnation exceeds 5.0% of the outstanding principal balance of the Mortgage Loan, the lender may apply such proceeds to a prepayment of the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Restaurant/Bakery(1)	22	14.1%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools(2)	181	9.7%
Gym, fitness center, spa or a health club(3)	6	6.0%
Grocery store(4)	3	5.4%
Entertainment venue(5)	3	3.5%
Bank branch(6)	5	2.4%

(1)

Includes The Block Northway, Heartland Dental Medical Office Portfolio - 9150 North East Barry Road, Heartland Dental Medical Office Portfolio - 1647 County Road 220, Heartland Dental Medical Office Portfolio - 1751 Pleasant Road, Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway, Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road, Heartland Dental Medical Office Portfolio - 4608 South West College Road, Heartland Dental Medical Office Portfolio - 1315 Bell Road, Heartland Dental Medical Office Portfolio - 840 Nissan Drive, Heartland Dental Medical Office Portfolio - 2620 East Highway 50, Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road, Preston Creek Shopping Center,

Shamrock Village, Mary’s Vineyard Shopping Center, Chesterfield Marketplace, Shelby Corners, Bond Street Fund 18 - University Center, Bond Street Fund 18 - Shoppes At Hermitage Hills, Junction City Shopping Center, 4301 Riverside Drive, Eagle Creek Plaza and Harlingen Heights Mortgaged Properties. Excludes any hotel properties that may have a restaurant on-site.

(2)	Includes the Heartland Dental Medical Office Portfolio, Jefferson Office Park – Middleburg Heights, Jefferson Office Park – Fairlawn, Jefferson Office Park – Mayfield Village, Wellington Park, Bond Street Fund 18 - Shoppes At Hermitage Hills, Lake Hills Plaza, Sierra Center Office Building, Z Tower, 7240 Parkway Drive, Colonel Glenn Business Center, 5911 North Honore Avenue and Harlingen Heights Mortgaged Properties.

(3)	Includes the Shelby Corners, Wellington Park, 24 Hour Fitness – Texas, Lake Hills Plaza, Junction City Shopping Center and Z Tower Mortgaged Properties.

(4)	Includes Town Square, Mary’s Vineyard Shopping Center and Wellington Park Mortgaged Properties.

(5)	Includes the Houport Mixed Use Portfolio – Katy, Chesterfield Marketplace and Wellington Park Mortgaged Properties.

(6)	Includes the Heartland Dental Medical Office Portfolio – 2707 Sycamore Road, Heartland Dental Medical Office Portfolio – 1828 IN-44, Heartland Dental Medical Office Portfolio – 3012 Anchor Drive, Lexington Pavilion and EB Hotel Miami Mortgaged Properties.

In addition, with respect to each of (i) the Houport Mixed Use Portfolio - Katy Mortgaged Property (0.9%) and (ii) the Space Station Mortgaged Property (0.5%), the related Mortgaged Property includes one or more tenants that operate an on-site automobile repair and servicing company.

In addition, with respect to the Lake Hills Plaza Mortgage Loan and the Eagle Creek Plaza Mortgage Loan (collectively, 1.4%), each of the related Mortgaged Properties includes one tenant that operates an on-site dry cleaner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)		Cut-off Date LTV Ratio(1)	Property Type
Crown Center Office Park	$43,500,000	4.6%	$127	1.36	x	74.0%	Office
Ohio Hotel Portfolio	$35,429,107	3.8%	$98,688	1.62	x	66.8%	Hospitality
Great Wolf Lodge Southern California	$35,000,000	3.7%	$248,756	2.40	x	49.5%	Hospitality
Hilton at University Place	$34,958,718	3.7%	$116,910	1.75	x	66.1%	Hospitality
Goodyear Portfolio	$34,500,000	3.7%	$25	2.22	x	57.2%	Industrial
Shreveport Storage Portfolio	$32,000,000	3.4%	$95	1.36	x	73.6%	Self Storage
Inland Devon Self Storage Portfolio	$30,000,000	3.2%	$50	1.63	x	57.8%	Self Storage
The Colonnade Office Complex	$28,000,000	3.0%	$97	3.86	x	30.2%	Office
Mariners Landing	$27,000,000	2.9%	$318	1.77	x	64.3%	Mixed Use
Great Value Storage Portfolio	$25,000,000	2.7%	$27	4.68	x	29.3%	Self Storage
The Block Northway	$25,000,000	2.7%	$237	1.40	x	68.6%	Retail
Wolverine Portfolio	$25,000,000	2.7%	$35,779	1.29	x	69.8%	Manufactured Housing Community
Home Depot Livonia MI	$24,700,000	2.6%	$182	1.78	x	68.6%	Retail
Town Square	$24,000,000	2.6%	$57	1.51	x	70.4%	Other
839 Broadway	$23,500,000	2.5%	$508	1.73	x	60.0%	Mixed Use
Top 3 Total/Weighted Average	$113,929,107	12.1%		1.76	x	64.2%
Top 5 Total/Weighted Average	$183,387,825	19.6%		1.84	x	63.3%
Top 15 Total/Weighted Average	$447,587,825	47.7%		1.99	x	60.9%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate, but, unless otherwise expressly stated, excludes any Subordinate Companion Loan.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.3% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans” are secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans (1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Ohio Hotel Portfolio	$ 35,429,107	3.8%
Goodyear Portfolio	34,500,000	3.7
Shreveport Storage Portfolio	32,000,000	3.4
Inland Devon Self Storage Portfolio	30,000,000	3.2
Great Value Storage Portfolio	25,000,000	2.7
Wolverine Portfolio	25,000,000	2.7
Heartland Dental Medical Office Portfolio	21,862,753	2.3
InnVite Hospitality Portfolio	21,260,319	2.3
Houport Mixed Use Portfolio	16,480,718	1.8
Jefferson Office Park	15,200,000	1.6
Crossroads Portfolio	14,850,000	1.6
Bond Street Fund 18	9,140,000	1.0
Confluence Portfolio	6,643,050	0.7
Oak Meadows & Brookview Place	5,842,435	0.6
Lofts at Binghamton Portfolio	4,758,897	0.5
Total	$ 297,967,281	31.8%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers or a portfolio of Mortgaged Properties may be comprised of Mortgaged Properties owned by separate borrowers. For example, with respect to each of the Goodyear Portfolio, Mariners Landing, Great Value Storage Portfolio, Wolverine Portfolio, InnVite Hospitality Portfolio, Houport Mixed Use Portfolio, Confluence Portfolio and Oak Meadows & Brookview Place Mortgage Loans (collectively, 17.2%), the related Mortgaged Property is comprised of multiple separate parcels, which are non-contiguous.

One (1) group of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans,” is not cross-collateralized but has borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans that are not cross-collateralized but have borrowers that are related to each other.

Related Borrower Loans(1)

Mortgage Loan	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Shreveport Storage Portfolio	3	$32,000,000	3.4%
Space Savers Self Storage	1	3,950,000	0.4
Total for Group 1:	4	$35,950,000	3.8%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

See also representation and warranty no. 42 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Ohio	38	$144,420,010	15.4%
California	12	$127,117,606	13.6%
Texas	56	$104,424,052	11.1%
Florida	46	$72,508,930	7.7%
Michigan	13	$69,776,329	7.4%
New York	7	$58,770,490	6.3%
South Carolina	25	$50,285,623	5.4%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout twenty-five (25) other states, with no more than 4.9% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Fifty (50) Mortgaged Properties (collectively, 10.5%) are located within the state of Florida or within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina, North Carolina, Virginia or Puerto Rico, and are therefore more susceptible to hurricanes. See representation and warranty nos. 18 and 26 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

●	Twenty-five (25) Mortgaged Properties (15.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

Mortgaged Properties with Limited Prior Operating History

Eleven (11) Mortgaged Properties (11.2%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Four (4) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 839 Broadway, Junction City Shopping Center, Settlers Pointe Office Building and 7240 Parkway Drive (collectively, 4.4%) each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the 839 Broadway Mortgage Loan (2.5%), the borrowers are six entities structured as tenants-in-common.  At origination, one of the borrowers, 839 Broadway TIC F LLC, an affiliate of Bond Collective, the largest tenant at the Mortgaged Property, leasing approximately 86.3% of NRA, paid $250,000 to the other five borrower entities in exchange for a 6.25% ownership interest in the Mortgaged Property.  Pursuant to the terms of a Tenants-In-Common Agreement among the borrowers entered into at origination, 839 Broadway TIC F LLC is expected to gradually increase its ownership interest to 100% of the Mortgaged Property through annual payments over six years totaling $3,750,000, with all such payments being subject and subordinate to all amounts payable under the Mortgage Loan documents and payable only as and when all amounts then due and payable under the Mortgage Loan documents have been paid. Once $3,000,000 of such amount has been paid, 839 Broadway TIC F LLC is expected to have a 75% ownership interest in the Mortgaged Property and four of the six guarantors are permitted to be released from their obligations under the guarantees executed in connection with the Mortgage Loan.

Delaware Statutory Trusts

With respect to the Inland Devon Self Storage Portfolio Mortgage Loan (3.2%), the related borrower is a Delaware statutory trust. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to Delaware Statutory Trusts”.

Condominium and Other Shared Interests

The Home Depot Livonia MI, Heartland Dental Medical Office Portfolio and 5911 North Honore Avenue Mortgage Loans (5.4%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

●	With respect to the Home Depot Livonia MI Mortgage Loan (2.6%), the Mortgaged Property is comprised of a unit that is part of a land condominium (an alternative to land subdivision). The related unit has a 44.08% voting rights’ interest in the owners’ association. Each unit owner has sole responsibility for the maintenance of its respective property and the owners’ association’s duties are limited solely to any common areas. The loan documents provide recourse liability to the borrower and the guarantor for springing full recourse if the condominium documents are amended, modified without lender’s prior written consent and if the condominium is cancelled, terminated or withdrawn, or the mortgaged property is made subject to any partition, in each case, without lender’s prior written consent.

●	With respect to the Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard, Heartland Dental Medical Office Portfolio - 3415 Livernois Road, Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway, Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail, Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway, Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6, Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway, Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East, Heartland Dental Medical Office Portfolio - 3106 Professional Plaza, Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202, and Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5 Mortgaged Properties (collectively, 0.1%), each such Mortgaged Property is subject to commercial condominium regimes. The related borrower does not hold a controlling voting interest in any of the related condominium associations, and does not exercise control over any of the related condominium boards. However, in certain instances the borrower may veto certain actions of the related condominium board and/or other unit owners, including, among other things, (i) electing not to restore any portion of the condominium, for which such condominium maintains insurance, following a casualty thereto, (ii) terminating such condominium, and (iii) amending the related condominium declaration. With respect to each such Mortgaged Property, in most cases, the consent of the borrower (and/or lender) is required for certain amendments to the condominium documents which regulate, among other things, (i) voting rights, (ii) hazard or fidelity insurance requirements, and (iii) reallocating interests in the common elements. In addition, the Mortgage Loan documents provide recourse to the guarantor and borrower for losses to the lender upon the occurrence of any condominium association or unit owner taking any action which results in (i) an event of default under the Mortgage Loan documents or (ii) a material tenant terminating its lease with respect to such Mortgaged Property. See also “—Releases; Partial Release” below.

●	With respect to the 5911 North Honore Avenue Mortgage Loan (0.4%), the Mortgaged Property is subject to two condominium regimes. The Mortgaged Property is located on a unit, known as Land Unit A, that is part of a land condominium (an alternative to land subdivision). The owner of Land Unit A has a voting interest of approximately 27.4% in the related owners’ association. Each unit owner has sole responsibility for the maintenance of its respective property and the association’s duties are limited solely to any common areas. The Mortgaged Property is also comprised of 45 out of 54 office units in an office condominium regime. The borrower has a controlling voting interest of approximately 83% in the related owners’ association. In the event of casualty, the related office condominium documents provide that disbursement of available insurance proceeds would be controlled by an insurance trustee who shall be designated by the board and approved by the primary institutional mortgagee, which the lender qualifies as under the condominium documents. The Mortgage Loan documents provide recourse liability to the borrower and the guarantor for (i) losses related to any amendment or modification of the condominium documents without lender’s consent and (ii) springing full recourse if the existence of the condominium terminates, expires, is cancelled or otherwise ceases to exist.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 8 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	345	$929,965,076	99.1%
Fee/Leasehold(3)	1	8,000,000	0.9
Total	346	$937,965,076	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

●	With respect to the EB Hotel Miami Mortgage Loan (0.9%), the Mortgage Loan is secured in part by the related borrower’s sub-leasehold interest in a portion of the Mortgaged Property that contains a parking garage. The related ground lease is scheduled to expire on April 30, 2038, subject to automatic renewal through

April 30, 2071 unless the borrower affirmatively determines not to renew such ground lease, which the borrower may not do without the lender’s consent in its sole discretion during the term of the Mortgage Loan.

In general, except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event the ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Environmental Considerations

Other than with regard to the Walgreens – North Charleston, 5911 North Honore Avenue and Harlingen Heights Mortgaged Properties, for which no environmental report was prepared, an environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 12 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Crown Center Office Park Mortgage Loan (4.6%), the related Phase I ESA identified a REC related to an on-site diesel underground storage tank (“UST”) on the Mortgaged Property. Based on the lack of release cases, the results of Florida Department of Environmental Protection (“FDEP”) inspections, and availability of insurance should a release occur, no further investigation was recommended. The Mortgage Loan documents require the borrower to maintain the UST in accordance with applicable law, including, (i) maintaining registration, proof of financial assurance, and complying with FDEP requirements for future UST-related spills, releases, leaks, violations, cleanup, remediation, and/or any other such actions required by FDEP for the UST; (ii) performing annual system inspections and UST/line tightness testing; (iii) any future UST deficiencies, releases, leaks, and/or non-compliances discovered by the leak detection system, inspections, and/or tightness testing must be corrected in accordance with applicable laws and in a manner reasonably satisfactory to lender; and (iv) any future UST closure and/or remediation must be performed under the applicable governmental oversight agency pursuant to applicable laws relating to the UST.

●	With respect to the Goodyear Portfolio Mortgage Loan (3.7%), the ESAs did not identify any RECs with respect to the Mortgaged Properties. The Innovation Tech Center Mortgaged Property identified a controlled recognized environmental condition (“CREC”) based upon prior industrial use which achieved a No Further Action letter from the Ohio EPA in early 2015, with two addenda in March and May 2016, respectively. Ohio EPA issued a Covenant Not to Sue on October 17, 2016. Given the historical uses, the borrower obtained an Environmental Impairment Liability (“EIL”) insurance policy from Beazley (Lloyd’s of London Syndicates 623-2623) in the form of an Enviro Covered Location Insurance Policy (Site Environmental) (ECLIPSE) (rated A+ by S&P and A by A.M. Best Company) naming the lender with its successors, assigns an/or affiliates (ATIMA) as an additional named insured, with a policy limit of $1,000,000 per incident and in the aggregate, a deductible of $50,000 and a policy period which extends coverage through the maturity date of the Mortgage Loan. The policy also has an optional extended reporting period of 36 months. The EIL premium was paid in full at loan origination.

●	With respect to the Town Square Mortgage Loan (2.6%), the related Phase I ESA identified a CREC associated with contaminants in soil and groundwater related to prior dry cleaning operations at the Mortgaged Property. The New York State Department of Environmental Conservation (“NYSDEC”) issued a case closure letter for the site on January 29, 2018, confirming that no further action was required at that time subject to the following conditions: (i) continued operation and maintenance of an existing sub-slab depressurization system (“SSDS”); and (ii) proper abandonment of the 12 monitoring wells at the Mortgaged Property. The environmental consultant reported that the SSDS is currently operational and no sensitive-receptor tenants have occupied these spaces. The environmental consultant recommended no further assessment of the CREC. The related Mortgage Loan documents required the borrower to reserve approximately $15,625 at origination for the costs of abandonment of the 12 monitoring wells.

●	With respect to the Heartland Dental Medical Office Portfolio Mortgage Loan (2.3%), the related Phase I ESAs identified RECs at each of (i) 2222 Highway 540A East Mortgaged Property, related to the prior use of the Mortgaged Property as a scrap yard and dumping site for which there is a lack of regulatory records, (ii) the 1980 U.S. Highway 1 South Mortgaged Property, related to vapor migration and intrusion risks from an offsite dry cleaning facility currently enrolled in the state Dry Cleaners Solvent Cleanup Program with a reported release of chlorinated solvents, and (iii) the 1012 Mill Pond Lane Mortgaged Property, related to soil and groundwater impacts from the prior use of the Mortgaged Property as a lumber mill for which there is a lack of regulatory records. At origination, the borrower obtained an environmental insurance policy from Great American Insurance Company with a combined aggregate policy limit of $4,000,000, a deductible of $50,000 and a term expiring on November 27, 2028.

●	With respect to the Shamrock Village Mortgage Loan (1.7%), the Phase I ESA identified a REC related to a prior dry cleaner tenant operating at the Mortgaged Property in the 1960s and early 1970s. While unable to determine the likelihood of impact to the Mortgaged Property, the environmental consultant estimated with 90% confidence that the total cost for any potential remediation (if contamination were confirmed) would range from $500,000 to $2,500,000. In lieu of obtaining a Phase II ESA, the lender obtained a $5,000,000 lender environmental collateral protection and liability-type environmental insurance policy with $5,000,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America, with a 10 year term (equal to the loan term) and a 3 year policy tail and having a $50,000 self-insured retention per claim. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

●	With respect to the Conejo Valley Plaza Mortgage Loan (1.7%), the related Phase I ESA identified a REC in connection with the presence of soil vapors in the vicinity of a dry cleaning operation at the Mortgaged Property. A remedial action work plan relating to the REC was approved by the Los Angeles Regional Water Quality Control Board in February 2019. At origination, the related sponsor delivered a completion guaranty to the lender and the Mortgage Loan documents provide for recourse to the sponsor for such remediation. Such recourse obligation will cease upon the lender’s receipt of a “No Further Action” letter from the Los Angeles County Water Board. In the event the lender has not received such “No Further Action” letter by March 4, 2024, the borrower is required to fund a remediation reserve in the amount of $407,000, which is equal to 110% of the estimated cost of such remediation work.

●	With respect to the Mary’s Vineyard Shopping Center Mortgage Loan (1.7%), the related Phase I ESA identified RECs in connection with the former operations of an on-site dry cleaning facility, an auto body repair facility and a tractor parts and sales facility at the Mortgaged Property due to a lack of regulatory records regarding environmental impacts stemming from the operation of such facilities. At origination, the borrower obtained an environmental insurance policy from Sirius International Insurance Corporation – UK Branch with a combined aggregate policy limit of $2,000,000, a deductible of $25,000 and a term expiring on April 11, 2032.

●	With respect to the Chesterfield Marketplace Mortgage Loan (1.4%), the Phase I ESA identified a REC associated with contaminants in soil and groundwater from the use of coal combustion-by-product fill, referred to as fly ash fill, on the Mortgaged Property. The Phase I ESA consultant recommended additional information be provided for review, including documentation of the dewatering pump system installed to mitigate the effects of contamination, water discharge/dewatering/stormwater permits, sampling data, and documentation of any previous subsurface investigations. If such information is not available, the Phase I ESA consultant recommends conducting a Phase II subsurface investigation at the Mortgaged Property. The borrower was required to obtain a $3,000,000 environmental insurance policy for the Mortgaged Property, which names the lender as the insured party. The insurance premiums were paid at origination of the Mortgage Loan.

●	With respect to the Walgreens – North Charleston, 5911 North Honore Avenue and Harlingen Heights Mortgage Loans (collectively, 1.3%), in lieu of obtaining a Phase I ESA, the lender obtained a $4,975,000 group lender environmental collateral protection and liability-type environmental insurance policy with $4,975,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

●	With respect to the Royal Oak EZ Storage Mortgage Loan (0.8%), the Phase I ESA identified a REC in connection with a former gas station at the Mortgaged Property, including the possibility of remaining USTs, and recommended a limited subsurface investigation. In lieu of obtaining a Phase II ESA, the lender obtained a $1,500,000 lender environmental collateral protection and liability-type environmental insurance policy from Steadfast Insurance Company, a member company of Zurich North America with a 13 year term (three years after the loan term) and having a deductible of $25,000. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.

●	With respect to the Oak Meadows & Brookview Place Mortgage Loan (0.6%), the related Phase I ESAs did not identify any RECs. Radon levels were detected at the Brookview Place Mortgaged Property in certain of the units in excess of the US EPA recommended action limit. Installation of two radon mitigation systems and five biennial radon testing episodes in compliance with US EPA and state regulations has been recommended. At origination, the borrowers reserved $67,212.50, representing 125% of the estimated cost to address and mitigate the elevated levels of radon. Upon installation of the mitigation systems in accordance with the Mortgage Loan documents, $48,362.50 will be disbursed to the borrowers. The $18,850 balance of the reserve will be disbursed every other year in $3,770 increments upon the borrowers’ completion of each biennial test in accordance with the Mortgage Loan documents.

●	With respect to the Space Station Mortgage Loan (0.5%), the related ESA identified environmental conditions relating to the release of petroleum products and/or hazardous substances, historic fill material, and resolved historical releases of fuel oil and gasoline to soil from leaking underground storage tanks which have since been removed and remediated with a No Further Action letter issued in 1993. The borrower obtained an EIL insurance policy from Beazley (Lloyd’s of London Syndicates 623-2623) in the form of an Enviro Covered Location Insurance Policy (Site Environmental) (ECLIPSE) (rated A+ by S&P and A by A.M. Best Company) naming the lender with its successors, assigns an/or affiliates as an additional named insured (ATIMA), with a policy limit of $3,000,000 per incident and in the aggregate, a deductible of $50,000 and a policy period which extends coverage through the maturity date of the Mortgage Loan. The policy also has an optional extended reporting period of 36 months. The EIL premium was paid in full at loan origination.

●	With respect to the Eagle Creek Plaza Mortgage Loan (0.5%), the related Phase I ESA identified a CREC at the Mortgaged Property in connection with certain soil and groundwater contamination related to the dry cleaning tenant at the Mortgaged Property. To mitigate the risks associated with the groundwater contaminants, a groundwater use restriction is in place at the Mortgaged Property, which prohibits the use of the groundwater as a potable water source. Additionally, the land use of the Mortgaged Property is restricted to industrial and commercial uses. Based on the controls in place at the Mortgaged Property under the related remediation program, the Illinois Environmental Protection Agency (“IEPA”) issued a no further remediation letter on November 6, 2015, which is subject to the maintenance of the concrete and asphalt barriers that are in place at the Mortgaged Property. The IEPA must inspect these barriers every five years, and must also ensure that groundwater wells have not been completed within the remediation area. The related borrower covenanted in the Mortgage Loan documents to comply with all recommendations resulting from the remedial investigations at the Mortgaged Property. Further, the Mortgage Loan documents are recourse to the borrower and the sponsor for any losses incurred as a result of violations to these environmental covenants. Additionally, the Phase I ESA identified an HREC at the Mortgaged Property in connection with seven existing groundwater monitoring wells. The Phase I ESA recommended the decommissioning of these wells in accordance with the requirements of the Illinois Department of Public Health (“IDPH”). The Phase I ESA estimated the cost for such work to be between $3,000 and $4,000. At origination, the borrower reserved $5,000, which represents 125% of the maximum expected cost of the work to decommission these wells.

●	With respect to the Gallatin Manor Mortgage Loan (0.3%),the related Phase I ESAs did not identify any RECs. Radon levels were detected at the Mortgaged Property in certain of the ground floor units in excess of the US EPA recommended action limit. Short-term radon testing and installation of radon mitigation systems has been recommended. At origination, the borrower reserved $17,000, representing 125% of the estimated cost to address and mitigate the elevated levels of radon. The reserve will be disbursed to the borrower in accordance with the Mortgage Loan documents, (i) in an amount up to $1,250 upon completion of short-term radon testing in the rest of the ground floor units, (ii) in an amount up to $1,875 upon preparation of a mitigation design system, (iii) in an amount up to $12,500 upon installation of the radon mitigation systems, and (iv) up to $1,375 upon completion of short-term radon testing in all of the ground floor units following installation of the mitigation systems (collectively, (i), (ii), (iii) and (iv), the “”Radon Mitigation Work”). Upon completion of the Radon Mitigation Work, the balance of the reserve will be disbursed to the borrower in accordance with the Mortgage Loan documents.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to the Ohio Hotel Portfolio Mortgage Loan (3.8%), the Mortgage Loan is structured with a scheduled PIP obligation of $1,591,102, of which the related borrower was required to reserve approximately $898,701 at origination, for the PIP renovations required under the related Holiday Inn Express & Suites Dayton Mortgaged Property franchise agreement. Pursuant to the related Mortgage Loan documents, the planned PIP renovations must be completed by June 30, 2021. The planned PIP renovations include upgrades to the guest bedrooms, guest bathrooms, breakfast area, guest facilities and parking lots. The related Mortgage Loan documents require the borrower to make additional deposits to the related PIP reserve for losses related to failure to comply with or complete any PIP renovations pursuant to the terms of the related franchise and licensing agreement.

●	With respect to the 24 Commerce Street Mortgage Loan (1.5%), the Mortgage Loan documents grant the borrower the right to construct certain multifamily units subject to a condominium regime at the Mortgaged Property, subject to the lender’s consent in its reasonable discretion and the satisfaction of the following conditions, including, among other things: (i) each tenant at the Mortgaged Property approves of the construction in writing; (ii) the lender determines that the construction will not have a material adverse effect on (a) the use and operation of the Mortgaged Property (b) any of the then-existing tenants at the Mortgaged Property, or (c) the use of any of the existing improvements at the Mortgaged Property during construction; (iii) upon the lender’s request, the borrower deposits 125% of the estimated costs of the construction and provides evidence that it has not incurred additional indebtedness that would violate the terms of the Mortgage Loan documents; and (iv) the borrower delivers evidence reasonably satisfactory to the lender that (a) the project will not impair the ingress to or egress from the existing portions of the Mortgaged Property, or cause a breach of the obligations of the borrower under any lease then in effect at the Mortgaged Property, or result in any tenant having the right to exercise any abatement or offset of rent under its lease; (b) as of the date of commencement of the construction, the project will be (1) accretive to the value of the Mortgaged Property as of the date of both the completion of the construction and 2 years after the stated maturity date, (2) the debt yield for both the trailing 12-month period and the projected 12-month period is not less than 11.22%, (3) the debt service coverage ratio for both the trailing 12-month period and the projected 12-month period is not less than 1.66x, (4) the loan-to-value ratio is not greater than 58.0%, (5) the net operating income is not less than $1,626,421 and (6) the existing mezzanine loan has been paid in full; and (c) a condominium association owned and controlled by borrower is created and the borrower irrevocably nominates and appoints the lender as both the borrower’s proxy for voting purposes and as the borrower’s agent to act with respect to all of the borrower’s rights under the condominium regime for so long as the Mortgage Loan is outstanding.

●	With respect to the Hampton Inn Canton Mortgage Loan (1.0%), the Mortgaged Property is currently undergoing a franchisor-mandated PIP, which includes renovations to guestrooms and guestroom bathrooms, as well as building exterior and public space updates. At loan origination, the borrower reserved $1,373,544, representing 120% of the anticipated costs to complete the renovations.

●	With respect to the EB Hotel Miami Mortgage Loan (0.9%), the related borrower is required to complete the construction of a ballroom at the Mortgaged Property on or before October 8, 2020, subject to an extension (i) of up to 6 months provided that the borrower is diligently pursuing such completion, and/or (ii) for any period of delay resulting from any force majeure. Under the related Mortgage Loan documents, the borrower is required to complete the ballroom construction in accordance with the ballroom plans and the related ballroom construction documents, and the lender may retain a consultant to provide the lender with advice or information related to the status of the ballroom construction until such time as the construction is complete. Pursuant to the related Mortgage Loan documents, the borrower is responsible for all costs and expenses incurred in connection with the construction of the ballroom, including the reasonable fees of the lender consultant in connection with no more than 1 inspection during any 3 month period, and no proceeds of the Mortgage Loan nor any reserve funds shall be used for such purpose.

●	With respect to the InnVite Hospitality Portfolio - Hampton Inn Sidney Mortgaged Property (0.8%), the borrower is currently performing a PIP that includes, among other things, upgrades to the guestrooms, public areas and exterior. At origination, the borrower reserved $1,870,000, representing approximately 110% of the estimated cost remaining to complete such PIP. The Mortgage Loan is full recourse to the borrower and guarantor until (i) the PIP is completed and passing franchise quality scores have been obtained for the Hampton Inn Sidney Mortgaged Property, and (ii) all individual Mortgaged Properties have passing quality assurance scores based on criteria set forth by each respective franchisor.

●	With respect to the Fairfield Inn & Suites – Colorado Springs North Mortgage Loan (0.8%), the borrower is currently performing a PIP that includes, among other things, signage, landscaping, guestroom and common area upgrades. At origination, the borrower reserved $381,600, representing approximately 120% of the estimated cost remaining to complete such PIP.

●	With respect to the Comfort Inn Greenville Mortgage Loan (0.7%), the Mortgaged Property is currently undergoing a franchisor-mandated PIP, which includes renovations to guestrooms, as well as upgrades to flooring and interior wall finishes and lighting. At loan origination, the borrower reserved $402,600, representing 110% of the anticipated costs to complete the renovations. The PIP renovations are required be completed by November 2022.

●	With respect to the Holiday Inn Express & Suites Woodward Mortgage Loan (0.6%), the borrower is currently performing a PIP that includes, among other things, upgrades to the guestrooms and common breakfast room. At origination, the borrower reserved $363,400, representing approximately 115% of the estimated cost remaining to complete such PIP.

●	With respect to the 4301 Riverside Drive Mortgage Loan (0.5%), the largest tenant is currently building out its space at the Mortgaged Property and is expected to open for business on May 6, 2019. The tenant began paying rent in October 2018. At the closing of the Mortgage Loan, the lender reserved $500,000, which will be released to the borrower after the tenant has been open for business for one month.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than twelve (12) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the Crown Center Office Park Mortgage Loan (4.6%), a borrower sponsor/guarantor (Anders Schroeder) owns 50% indirect equity in the borrower through a family trust, The Schroeder Trust. The trustee of The Schroeder Trust is Rothschild Trust (Schweiz) AG. In July 2018, the Rothschild Trust (Schweiz) AG and its parent company, Rothschild Bank AG, were found by the Swiss financial regulator (“FINMA”) to have violated anti-money laundering rules (the “AML rules”) in relation to its dealings with the Malaysian state investment company, 1Malaysia Development Bhd. (“1MDB”). The Rothschild Trust (Schweiz) AG and its parent bank have announced that they took voluntary steps to improve compliance with AML rules and that FINMA appointed an audit agent to review the effectiveness of the implemented measures. Currently, the Rothschild Trust (Schweiz) AG is in the process of being sold by its parent bank. There is no indication that Crown Center Office Park Mortgage Loan, the loan’s borrower sponsor/guarantor (Anders Schroeder), or the related trust is in any way connected to the actions by Rothschild Trust (Schweiz) AG giving rise the 1MDB investigation.

●	With respect to the Ohio Hotel Portfolio Mortgage Loan (3.8%), the borrower sponsor disclosed that the SpringHill Suites Beavercreek Mortgaged Property is subject to a mechanic’s lien, as evidenced by a certain Affidavit For Mechanic’s Lien, dated November 1, 2018, in the amount of $207,719 related to an ongoing lawsuit. The borrower brought suit against the defendant for breach of contract for providing defective products, and in response to such lawsuit the defendant filed the mechanic’s lien. Title Company has insured the priority of the lien of the Ohio Hotel Portfolio Mortgage Loan over said mechanic’s lien and in connection therewith, the title company required the borrower to execute a fully-funded indemnity agreement in favor of the title company and deposit with the title company an amount equal to $207,719. In addition, the borrower is subject to an ongoing lawsuit involving allegations of breach of contract brought by a company that provided cleaning services at the Ohio Hotel Portfolio – Holiday Inn West Chester Mortgaged Property. The borrower withheld payment from the plaintiff in response to unsatisfactory cleaning services provided by the plaintiff. The plaintiff is seeking $49,313 plus interest and attorney fees. A trial has been scheduled for October 8, 2019. Pursuant to the related Mortgage Loan documents, the borrower sponsor is liable for any losses resulting from either such lawsuit (including, without limitation, any losses related to the mechanic’s lien).

●	With respect to the Shreveport Storage Portfolio Mortgage Loan and the Space Savers Self Storage Mortgage Loan (collectively, 3.8%), one of three guarantors (Lawrence Charles Kaplan) for the related Mortgage Loans is a named defendant in a lawsuit filed by a former manager (Alexander Meshechok) arising out of the plaintiff’s ouster from the management of various companies in which Mr. Kaplan holds a majority stake. The complaint, filed in December 2018, alleges breach of contract, breach of fiduciary duty, unjust enrichment, and conversion, among other things. The plaintiff first sought a temporary restraining order, which was denied. Rulings are pending on March hearings related to the plaintiff’s application for a preliminary injunction, and the defendant’s motion to dismiss. The plaintiff asserts damages in an amount not less than $10,000,000. The lawsuit is in its early pleading stages, and discovery has not been completed. XL Specialty Insurance Company has acknowledged that coverage is potentially available for Mr. Kaplan with respect to the claims asserted under an insurance policy maintained by CSG Partners, LLC. The policy provides coverage for Mr. Kaplan’s defense costs subject to a $50,000 retention for each claim. The maximum aggregate coverage of such policy is $1,000,000. Mr. Kaplan has indicated his intention to contest the plaintiff’s claims.

●	With respect to the Space Station Mortgage Loan (0.5%), the borrower sponsor and non-recourse carveout guarantor, Robert Moser, has acted as the co-manager and co-guarantor along with Robert Morgan in numerous real estate transactions. Robert Morgan does not have and has never had any ownership interest in the related borrower or Mortgaged Property. It has been reported in various newspaper articles reviewed by the lender that the Federal Bureau of Investigation is investigating Robert Morgan and several of his companies and investments over aspects of real estate financings including information provided to lenders in order to obtain commercial mortgage loans. Several executives of Robert Morgan’s management company have been indicted in connection therewith, one of which has plead guilty to conspiracy to commit bank fraud. There can be no assurances that Robert Moser and/or his assets will not be affected in connection with any ongoing or future investigation of Robert Morgan. In addition, the borrower sponsor, along with Robert Morgan were parties to foreclosure litigation filed in connection with a $75 million CMBS loan secured by 12 RV parks that was originated in 2006. Of the 12 properties, four (4) have been released from the lien of the related mortgage, seven (7) have been foreclosed and sold, and one (1) remains an REO property. In connection with the related deficiency claims the related CMBS lender, together with Robert Moser and Robert Morgan agreed to a settlement of $8.638 million, which amount has been paid in full by Robert Morgan and Robert Moser.

●	With respect to the 5911 North Honore Avenue Mortgage Loan (0.4%), the borrower sponsor and guarantor (John Daniel Lemp) along with his company, Revcontent, were named as defendants in a lawsuit in January 2016 regarding a trademark dispute with competitor “Adblade”. In late 2017, the defendants’ motion for summary judgment was granted on the majority of the claims asserted which caused the plaintiff to pause the litigation and enter into settlement discussions. Settlement discussions are still on-going and therefore the lawsuit remains outstanding. Revcontent would cover any and all settlement amounts which may be agreed upon with the plaintiff.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Forty-one (41) Mortgage Loans (68.2%) were originated in connection with borrower’s refinancing of a previous mortgage loan.

●	Nineteen (19) Mortgage Loans (25.2%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	Three (3) Mortgage Loans (5.0%) were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

●	One (1) Mortgage Loan (1.6%) was originated in connection with the borrower’s acquisition of the related Mortgaged Property and recapitalization of a previous mortgage loan.

●	With respect to the Centrepointe Business Park Mortgage Loan (2.1%), Midtown Plaza Mortgage Loan (1.4%), Holiday Inn Express & Suites Woodward Mortgage Loan (0.6%) and Z Tower Mortgage Loan (0.6%), proceeds of each such Mortgage Loan refinanced a prior loan that was in maturity default at the time of refinancing and/or otherwise involved discounted payoffs in connection with the origination of such Mortgage Loan.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to the Crown Center Office Park, Hilton at University Place, Inland Devon Self Storage Portfolio, The Colonnade Office Complex, Mariners Landing, The Block Northway, Home Depot Livonia MI, 839 Broadway, InnVite Hospitality Portfolio - Best Western Plus Dayton Northwest, InnVite Hospitality Portfolio - Best Western Plus Dayton South, River’s Edge Apartments, Marketplace at Smyrna, Centrepointe Business Park, Preston Creek Shopping Center, Shamrock Village, Jefferson Office Park, Crossroads Portfolio, Lexington Pavilion, Midtown Plaza, North Charleston Center, Chesterfield Marketplace, Shelby Corners, Wellington Park, Bond Street Fund 18, Lake Hills Plaza, Junction City Shopping Center, Fairfield Inn & Suites – Colorado Springs North, Confluence Portfolio, Holiday Inn Express & Suites Woodward, Oak Meadows & Brookview Place, Z Tower, Settlers Pointe Office Building, Space Station, 7240 Parkway Drive, Walgreens - North Charleston, Eagle Creek Plaza, 5911 North Honore Avenue and Gallatin Manor Mortgage Loans (collectively, 57.2%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff, sale at a loss or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) within approximately the last 10 years, the Mortgaged Property was acquired by the related borrower or an affiliate thereof or a seller thereto from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or group of Mortgage Loans with related borrowers, we note the following:

●	With respect to the Crown Center Office Park Mortgage Loan (4.6%), an affiliate of the sponsor/ guarantor, James Goldstein, was involved in mortgage default for failure to pay taxes regarding storage facility project in which Mr. Goldstein was a 25% limited partner. The lender refused to accept mortgage payments due to the delinquent taxes and filed a foreclosure action in 2010. The general partner of the borrowing entity subsequently passed away with an unresolved estate and Mr. Goldstein took over as the active general partner of the borrowing entity. Mr. Goldstein filed a Chapter 11 bankruptcy in order to be able to refinance or sell the subject property and the lender thereafter reinstated the loan and Mr. Goldstein was able to successfully refinance the debt with a CMBS loan in 2015.

●	With respect to the Hilton at University Place Mortgage Loan (3.7%), the related sponsor previously sold an unrelated hotel property in a discounted payoff, due to deteriorating conditions surrounding the property and a large amount of new supply, resulting in a loss of approximately $4.8 million to the securitization trust of which the loan was contributed. Additionally, the related guarantor experienced a foreclosure in 2018 at an unrelated hotel property after it was transferred to special servicing in 2016, due to the lingering effects of the economic downturn, new hotel supply being introduced to the market and a government directive that reduced government travel for trainings. Further, a majority owner of the borrower is currently involved in an ongoing foreclosure at an unrelated retail property.

●	With respect to the Inland Devon Self Storage Portfolio Mortgage Loan (3.2%), the related borrower sponsor has had twelve previous foreclosures and has four ongoing foreclosures, all unrelated to the Mortgaged Properties.

●	With respect to The Colonnade Office Complex Mortgage Loan (3.0%), the related borrower sponsor had and, in certain cases, continues to have an ownership interest in several real properties (unrelated to the collateral) that had secured various mortgage loans that became the subject of loan modifications (in 2011 and 2015) and foreclosures (in 2017 and 2018). The borrower sponsor is currently negotiating modifications of two of the mortgage loans secured by such other real properties.

●	With respect to the Mariners Landing Mortgage Loan (2.9%), an affiliate of the borrower sponsor and guarantor, Daniel H. Morgan, was involved in mortgage default regarding a Coachella, California residential subdivision development that resulted in a discounted pay-off in October 2010.

●	With respect to the Home Depot Livonia MI Mortgage Loan (2.6%), affiliates of the borrower sponsor/guarantor, Gary Sakwa, were involved in various mortgage defaults regarding retail properties located in Farmington Hills, Michigan and Lexington, Kentucky, respectively, that resulted in a 2015 note sale and a September 2017 foreclosure, respectively.

●	With respect to the 839 Broadway Mortgage Loan (2.5%), Baruch Singer, one of the borrower sponsors, has been a guarantor or key principal with respect to two mortgage loans that were subject to foreclosure proceedings and two litigations relating to prior maturity defaults within the last ten years. Elie Deitsch, one of the borrower sponsors, has been subject to litigation relating to a prior loan default in the past 10 years.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty no. 41 and no. 42 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	One-hundred and twelve (112) of the Mortgaged Properties (collectively, 9.6%) are each leased to a single tenant. See Annex A-1.

●	Fifty-five (55) of the Mortgaged Properties identified on Annex A-1 to this prospectus as 839 Broadway, Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road, Heartland Dental Medical Office Portfolio - 1760 West Virginia Street, Heartland Dental Medical Office Portfolio - 1647 County Road 220, Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway, Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road, Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road, Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard, Heartland Dental Medical Office Portfolio - 2455 East Main Street, Heartland Dental Medical Office Portfolio - 630 East Markey Parkway, Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway, Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road, Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard, Heartland Dental Medical Office Portfolio - 4608 South West College Road, Heartland Dental Medical Office Portfolio - 1315 Bell Road, Heartland Dental Medical Office Portfolio - 3152 South Broadway, Heartland Dental Medical Office Portfolio - 8701 South Garnett Road, Heartland Dental Medical Office Portfolio - 840 Nissan Drive, Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road, Heartland Dental Medical Office Portfolio - 2620 East Highway 50, Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road, Heartland Dental Medical Office Portfolio - 242 Southwoods Center, Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard, Heartland Dental Medical Office Portfolio - 2707 Sycamore Road, Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road, Heartland Dental Medical Office Portfolio - 103 Farabee Drive North, Heartland Dental Medical Office Portfolio - 1828 IN-44, Heartland Dental Medical Office Portfolio

- 2950 South Rutherford Boulevard, Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza, Heartland Dental Medical Office Portfolio - 780 East-West Connector South West, Heartland Dental Medical Office Portfolio – 1402 U.S. Route 12, Heartland Dental Medical Office Portfolio - 3012 Anchor Drive, Heartland Dental Medical Office Portfolio - 1715 West Main Street, Heartland Dental Medical Office Portfolio - 2751 Fountain Place, Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard, Heartland Dental Medical Office Portfolio - 2222 Highway 540A East, Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard, Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard, Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue, Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue, Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane, Heartland Dental Medical Office Portfolio - 621 Chatham Avenue, Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road, Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street, Heartland Dental Medical Office Portfolio - 2812 East Main Street, Heartland Dental Medical Office Portfolio - 1202 South Broad Street, Heartland Dental Medical Office Portfolio - 4405 Highway 17, Heartland Dental Medical Office Portfolio - 1405 South 25th Street, Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive, Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast, Heartland Dental Medical Office Portfolio - 135 East Broadway Street, Heartland Dental Medical Office Portfolio - 5 Jannell Court, Crossroads Portfolio – 20825 Swenson, Sierra Center Office Building and 4301 Riverside Drive (collectively, 4.8%) have a tenant that leases over 50% (by net rentable area) of the Mortgaged Property (other than the single tenant Mortgaged Properties identified above).

See “—Lease Expirations and Terminations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Increase Losses” in this prospectus.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as Crown Center Office Park, The Colonnade Office Complex, The Block Northway, Home Depot Livonia MI and Town Square.

The Mortgaged Properties identified in the table below are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date.

Mortgaged Property	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date
Home Depot Livonia MI	2.6%	No	1/31/2026	4/11/2029
Heartland Dental Medical Office Portfolio	1.2%	No	Various(1)	11/6/2028

(1)	Ninety-eight (98) of the Heartland Medical Office Portfolio Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date. See Annex A-1 for the related Lease Expiration Dates.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such Mortgaged Property may be materially below the “as-is” value of such Mortgaged Property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For more information on lease terminations see the footnotes to Annex A-1 to this prospectus.

Set forth below are certain government leases that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights or are otherwise unilaterally terminable by the tenant.

Mortgaged Property	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of U/W Base Rent
Crown Center Office Park	4.6%	Broward County Sherriff’s Office	9.5%	15.1%
Centrepointe Business Park	2.1%	State of MD – Soc Services	21.2%	28.3%
Centrepointe Business Park	2.1%	State of MD - DHR	9.2%	15.9%
Sierra Center Office Building	0.8%	Nevada Department of Wildlife	59.8%	64.0%

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as Crown Center Office Park, The Colonnade Office Complex, Mariners Landing and Town Square.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For more information see footnote 1 to Annex A-1 to this prospectus. For example:

●	Seventeen (17) of the Mortgaged Properties identified on Annex A-1 to this prospectus as The Colonnade Office Complex, Mariners Landing, Town Square, 839 Broadway, Shamrock Village, Crossroads Portfolio – 20935 Swenson, Crossroads Portfolio – 20825 Swenson, Crossroads Portfolio – 20975 Swenson, Chesterfield Marketplace, Shelby Corners, Wellington Park, 24 Hour Fitness – Texas, Woodlands Centre, Sierra Center Office Building, Settlers Pointe Office Building, 4301 Riverside Drive and 7240 Parkway Drive (collectively, 22.4%) have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, have tenants that have “gone dark”, have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a build out phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that are in occupancy of their space but are not yet fully operational, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. See Annex A-1 to this prospectus and the accompanying footnotes for additional information with respect to these Mortgage Loans.

In particular, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or are not yet fully operational. For more information see Annex A-3 to this prospectus and the accompanying footnotes, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as 839 Broadway and Mariners Landing.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For more information see Annex A-3 to this prospectus and the accompanying footnotes for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	Twenty-one (21) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Goodyear Portfolio, Town Square, Heartland Dental Medical Office Portfolio - 1025 Ashley Street, Heartland Dental Medical Office Portfolio - 7310 North

Villa Drive, Heartland Dental Medical Office Portfolio - 507 North Hershey Road, Heartland Dental Medical Office Portfolio - 242 Southwoods Center, Heartland Dental Medical Office Portfolio - 103 Farabee Drive North, Heartland Dental Medical Office Portfolio - 692 Essington Road, Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard, Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue, Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street, Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard, Lexington Pavilion, EB Hotel Miami, Fairfield Inn & Suites – Colorado Springs North, Walgreens – North Charleston, 5911 North Honore Avenue and Walgreens Houma Mortgaged Properties (collectively, 10.8%) are each subject to a purchase option, right of first refusal (“ROFR”) or right of first offer (“ROFO”) to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 7 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In particular, with respect to the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

●	With respect to the Goodyear Portfolio Mortgage Loan (3.7%), Goodyear, the single tenant at each of the Mortgaged Properties, has a right of first offer to purchase the borrower’s interest in the respective individual Mortgaged Property in the event of a proposed transfer of such Mortgaged Property by the borrower subject to the Mortgage Loan terms. Such right of first offer has been subordinated to the Mortgage Loan, and will not apply to a successor borrower through a foreclosure or deed-in-lieu of foreclosure; provided, however, such right of first offer will apply to subsequent purchasers of the related Mortgaged Property or Mortgaged Properties.

●	With respect to the Town Square Mortgage Loan (2.6%), the ground lessee has a continuous right of first refusal (“ROFR”) to purchase (a) the original premises or the additional premises, each as defined in the related ground lease, if either is offered for sale individually without the other being offered for sale at such time (each a “Partial Premises”) or (b) the Mortgaged Property if offered for sale in its entirety, if the Partial Premises or the Mortgaged Property is offered for sale to a bona-fide third party. Pursuant to the ground lease, the related borrower is required to deliver to the ground lessee notice that it intends to sell the Partial Premises or the Mortgaged Property (the “Purchase ROFR Notice”) and the Purchase ROFR Notice is required to set forth the terms and conditions at which the borrower intends to sell the Partial Premises or the Mortgaged Property. The ground lessee will have 20 days after receipt of the Purchase ROFR Notice to provide notice to the borrower that the ground lessee (or a designee thereof) will purchase the Partial Premises or the Mortgaged Property on the terms and conditions set forth in the Purchase ROFR Notice. In the event that the ground lessee fails to provide such notice to the borrower within 20 days, then (a) for a period of 210 days after the expiration of such 20-day period, the borrower may sell the Partial Premises or the Mortgaged Property to the purchaser identified in the Purchase ROFR Notice or an affiliate thereof (the “Proposed Purchaser”) upon the terms and conditions set forth in the Purchase ROFR Notice, (b) if the borrower does not sell the Partial Premises or the Mortgaged Property to the Proposed Purchaser on such terms and conditions (or on terms and conditions that are more favorable to the borrower) within such 210-day period, then the borrower will be obligated to re-offer the Partial Premises or the Mortgaged Property to the ground lessee prior to entering into a purchase and sale agreement with a third party, and (c) if the borrower offers to sell the Partial Premises or the Mortgaged Property to the Proposed Purchaser on terms and conditions that are more favorable to the Proposed Purchaser than those set forth in the Purchase ROFR Notice, then the borrower will be obligated to re-offer the Partial Premises or the Mortgaged Property to the ground lessee prior to entering into a purchase and sale agreement with the Proposed Purchaser. The ground lessee’s ROFR will terminate and be irrevocably waived, and the borrower may thereafter sell the Partial Premises or the Mortgaged Property without first offering the same for sale to the ground lessee, if (i) the ground lessee provides notice to the borrower that the ground lessee (or a designee thereof) will purchase the Partial Premises or the Mortgaged Property on the terms and conditions set forth in the Purchase ROFR Notice, and (ii) the ground lessee fails or refuses to purchase the Mortgaged Property by the closing date set forth in such Purchase ROFR Notice. The ground lessee’s ROFR does not apply in the event of a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the related Mortgage Loan documents. A subordination non-disturbance and attornment agreement (“SNDA”) was executed that specifically subordinates the ROFR to the Mortgage Loan.

●	With respect to the Town Square Mortgage Loan (2.6%), Pambs, LLC (the “Town Square Member”) has a continuous ROFR to purchase the Mortgaged Property pursuant to a certain Participation Agreement In Membership Interest In Town Square Land Owner LLC And Grant Of Right Of First Refusal, dated April 4, 2019. If the Mortgaged Property is offered for sale and the related borrower receives an offer from a bona fide third-party offeror to purchase such Mortgaged Property, the borrower is required to deliver to Town Square Member notice of such third-party offer (the “Member ROFR Notice”) and the Member ROFR Notice is required to set forth the terms and conditions at which the borrower intends to sell the Mortgaged Property. Town Square Member will have 20 days after receipt of the Member ROFR Notice to provide notice to the borrower that Town Square Member (or a designee thereof) will purchase the Mortgaged Property substantially on the terms and conditions set forth in the Member ROFR Notice. In the event that Town Square Member fails to provide such notice to the borrower within 20 days, then (a) for a period of 180 days after the expiration of such 20-day period, Town Square Member may cause the borrower to sell the Mortgaged Property to the purchaser identified in the Member ROFR Notice (the “Town Square Third Party Purchaser”) upon the terms and conditions set forth in the Member ROFR Notice, (b) if the borrower does not sell the Mortgaged Property to the Town Square Third Party Purchaser on such terms and conditions (or on terms and conditions that are more favorable to the borrower) within such 180-day period, then the borrower will be obligated to re-offer the Mortgaged Property to Town Square Member prior to entering into a purchase and sale agreement with a third party, and (c) if the borrower offers to sell the Mortgaged Property to the Town Square Third Party Purchaser on terms and conditions that are more favorable to the Town Square Third Party Purchaser than those set forth in the Member ROFR Notice (the “Alternate Terms”), then the borrower will be obligated to re-offer the Mortgaged Property to Town Square Member on the Alternate Terms prior to entering into a purchase and sale agreement with the Town Square Third Party Purchaser. The Town Square Member’s ROFR does not apply in the event of a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the related Mortgage Loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties may be leased in whole or in part by borrowers or borrower affiliates. See Annex A-1 and the footnotes related thereto for more information on affiliated leases at the Mortgaged Properties.

●	With respect to the Town Square Mortgage Loan (2.6%), the related ground lessee is an affiliate of Pambs, LLC, which holds a membership interest in the borrower sponsor.

●	With respect to the 839 Broadway Mortgage Loan (2.5%), Bond Collective, the largest tenant at the Mortgaged Property, leasing approximately 86.3% of NRA, is an affiliate of one of the borrower sponsors and operates as a shared workspace provider.

●	With respect to the Heartland Dental Medical Office Portfolio Mortgage Loan (2.3%), the largest tenant in the portfolio, Heartland Dental (together with its affiliates), leasing approximately 82.7% of the NRA in the portfolio to operate dental offices, is an affiliate of the borrower sponsor.

●	With respect to the Woodlands Centre Mortgage Loan (0.8%), the second largest tenant (Silverang Donohoe Rosenzweig & Haltzman, LLC), leasing approximately 19.8% of the NRA, is an affiliate of the borrower sponsor. The tenant is expected to operate a law firm in the space. The tenant is not yet in occupancy or paying rent. The tenant is expected to take occupancy and start paying rent on June 1, 2019.

●	With respect to the Settlers Pointe Office Building Mortgage Loan (0.6%), CLECO, the second largest tenant, representing 22.5% of net rentable square feet, is a borrower affiliate.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For more information on affiliated leases see the footnotes to Annex A-1 to this prospectus.

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves.

See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Twenty-five (25) of the Mortgaged Properties (15.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 19.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

With respect to three hundred and eleven (311) Mortgaged Properties (66.4%), the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies. See representation and warranty nos. 18 and 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Certain of the Mortgaged Properties may permit the borrower’s obligations to provide all or certain required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a sole or significant tenant or the property manager elects to provide third party insurance or self-insurance in accordance with its lease or management agreement. Described below are Mortgage Loans having such third party insurance or self-insurance conditions:

●	With respect to the Town Square, Walgreens – North Charleston, 5911 North Honore Avenue and Walgreens Houma Mortgage Loans (collectively, 3.9%), the related borrower may rely on the single tenant’s, ground lease tenant’s or owner’s association’s insurance or, in some cases, self-insurance, so long as the single tenant’s, significant tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally (but not in all cases) must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In situations involving leased fee properties, where the tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures, the borrower will typically have no right to available casualty proceeds. Subject to applicable restoration obligations, casualty proceeds are payable to the tenant or other non-borrower party and/or its leasehold mortgagee. Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property or tax abatements benefiting the Mortgaged Property. See “—Environmental Considerations” and “—Real Estate and Other Tax Considerations”.

In the case of certain such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. For example:

●	With respect to the Mary’s Vineyard Shopping Center Mortgage Loan (1.7%), the Mortgaged Property is subject to a reciprocal easement agreement that generally prohibits certain uses of the Mortgaged Property including, but not limited to: (i) gambling facilities; (ii) liquor manufacturers; (iii) car washes; (iv) schools or other training or educational facilities and (v) entertainment or recreational facilities, including bowling alleys, movie theaters, health spas or studios, massage parlors, bars or taverns (excluding full-service restaurants that also serve liquor). Renew Foot Massage, a tenant leasing approximately 0.8% of the NRA at the Mortgaged Property, has been operating a foot and clothed body massage business since 2009. The related Mortgage Loan documents contain a recourse provision for any losses incurred as a result of violating the reciprocal easement agreement.

●	With respect to the Oak Meadows & Brookview Place Mortgage Loan (0.6%), according to the related zoning report, the Brookview Place Mortgaged Property was developed under a zoning classification that is now considered outmoded by the related jurisdiction. In the event the related improvements are damaged or destroyed in excess of 50% of their replacement cost, the zoning report identifies a risk that the related jurisdiction may reclassify the zoning designation for the Mortgaged Property and require the Mortgaged Property to be restored in accordance with such reclassification (which reclassification may not permit the use of the Mortgaged Property for multifamily purposes). In the event of a casualty or condemnation resulting in a reclassification such that the borrowers are unable to restore the Brookview Place Mortgaged Property to its current use in accordance with all applicable legal requirements in connection with which the lender retains and applies any net proceeds toward payment of the debt, the lender may, at its option, require the borrowers to prepay the Mortgage Loan as more particularly described in “-Releases; Partial Releases” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto on Annex D-2.

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth in the table under “Description of the Mortgage Pool—Definitions”, above. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such appraised values, the related “as-is” appraised values, and the Cut-off Date LTV Ratio and LTV Ratio at Maturity based on both such hypothetical value and the “as-is” appraised value, are set forth under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Wolverine Portfolio Mortgage Loan (2.7%), the related guarantor has provided a recourse guaranty for (x) $3,000,000 of the unpaid principal balance outstanding under the Mortgage Loan documents whenever the unpaid principal balance is greater than $3,000,000, or (y) the entire unpaid principal balance outstanding under the Mortgage Loan documents whenever the unpaid principal balance is equal to or less than $3,000,000, which guaranty will expire and be of no further force and effect upon, among other conditions, the portfolio achieving a debt yield (based on trailing twelve month underwritten net cash flow) of not less than 9.0%, as determined by the lender, for two consecutive quarters. We cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Great Wolf Lodge Southern California Mortgage Loan (3.7%), as part of various agreements related to the borrower sponsor’s commitment to develop the Mortgaged Property, the Garden Grove Agency of Community Development (the “Agency”) agreed to pay the borrower sponsor, on an ongoing basis, an annual transient occupancy tax (“TOT”) reimbursement based on differences in the TOT between the City of Anaheim and the City of Garden Grove as applied to total annual room revenue. For 2018, the TOT reimbursement was $743,272. We cannot assure you that the TOT reimbursement will be comparable in the future, or, if total annual room revenues decrease or differences in the TOT between the jurisdictions reduce or no longer exist, that the reimbursement will have any ongoing benefit to the Mortgaged Property.

●	With respect to the Goodyear Portfolio Mortgage Loan (3.7%), the Innovation Tech Center Mortgaged Property is subject to a Declaration of Covenants and Conditions Relative to Service Payments in Lieu of Taxes (“PILOT Agreement”), pursuant to which service payments are made commencing April 2011 in lieu of real estate taxes and is expected to end in tax year 2041. Under the PILOT Agreement, in lieu of paying property taxes, the borrower is required to make service payments to the Summit County fiscal officer to support the repayment of certain loans that were incurred in connection with the redevelopment of the Innovation Tech Center Property and surrounding areas. Such service payments are in an amount which is at least the amount set forth in the PILOT Agreement, and the obligations to pay such service payments are treated in the same matter as real estate taxes for all lien purposes with the same priority as real estate taxes would have had if real estate taxes have been regularly assessed against the Innovation Tech Center Property. Pursuant to the Goodyear Portfolio leases, the tenant is responsible for the borrower’s payment obligations under the PILOT Agreement.

●	With respect to the Z Tower Mortgage Loan (0.6%), the Mortgaged Property benefits from a property tax abatement granted through the Industrial and Commercial Abatement Program. The tax abatement is scheduled to expire in 2033. The 15-year tax abatement is structured as a full abatement of real estate tax payments on the improvements for 11 years followed by an annual 20.0% benefit burn-off until the related Mortgaged Property is subject to unabated property taxes beginning in the 2033/2034 tax year. The real estate taxes for the Mortgaged Property were underwritten based on the projected average level for the first 10 years.

●	With respect to the 839 Broadway Mortgage Loan (2.5%), the Mortgage Loan was underwritten assuming that the Mortgaged Property will be granted benefits applied for by the related borrowers under an Industrial and Commercial Abatement Program (“ICAP”), which offers an abatement of the increase in a property’s tax assessment attributable to the qualified improvements comprising the commercial portion of such property after such property undergoes construction or rehabilitation. The Mortgaged Property is expected to undergo a reassessment that will take into account renovations at the Mortgaged Property that were completed in February 2019, increasing the taxable assessment from its current amount of $110,435 to approximately $200,000 in the 2019/2020 tax year per a forecast provided by the borrowers, with a 3% annual increase in the taxable assessment each year thereafter through the 2043/2044 tax year. The ICAP benefit would offer an annual abatement in an amount equal to a percentage of such increases in the portion of the taxable assessment attributable to the commercial portion of the Mortgaged Property. If the Mortgaged Property receives the benefits for which the related borrowers applied, the exemption is expected to (i) phase out beginning no earlier than the 2035/2036 tax year and fully expire no earlier than the 2044/2045 tax year with respect to 100% of the office space and 10% of the retail space at the Mortgaged Property and (ii) phase out beginning no earlier than the 2030/2031 tax year and fully expire no earlier than the 2034/2035 tax year with respect to the remaining 90% of retail space at the Mortgaged Property. The Mortgage Loan documents provide recourse to the borrowers and guarantors for losses to the lender relating to the borrowers’ failure to obtain and comply with the requirements of the ICAP abatement. Additionally, the ICAP abatement is required to be in effect as a condition of the lender’s disbursement to the borrowers of the final $1,000,000 of retail leasing holdback funds reserved by the lender at origination.

●	With respect to the Town Square Mortgaged Property (2.6%), the related Mortgage Loan was originated pursuant to a reverse Code Section 1031 tax-deferred exchange with respect to the ownership of the related borrower (the “Exchange Borrower”). The current sole member of the Exchange Borrower is SS Sontag EAT LLC (the “Qualified Intermediary”), and such exchange is secured by the pledge of all membership interest of the Qualified Intermediary in the Exchange Borrower. Following a holding period of no more than 185 days from origination of the underlying Mortgage Loan (the “Holding Period”), 305 Monsey Holdings LLC (the “Exchange Owner”) will become the sole member of the Exchange Borrower, whether or not the exchange is successful, upon the satisfaction of certain conditions pursuant to the Mortgage Loan documents. Such conditions include, but are not limited to: (i) the Exchange Borrower delivers to the lender written notice at least 5 business days prior to the exchange; (ii) the Exchange Borrower delivers to the lender all assignment documentation necessary to complete such exchange; (iii) the lender receives a reaffirmation from the Exchange Borrower and the guarantor of all loan documents to which each is a party; (iv) the Exchange Borrower files all necessary documentation with the applicable governmental authority; (v) the Exchange Borrower delivers to the lender evidence that all taxes, fees and charges owed in connection with the exchange have been paid in full; (vi) the lender receives an officer’s certificate stating that all amounts owed under the exchange documents have been paid in full; and (vii) the Exchange Borrower pays all costs and expenses incurred by the lender in connection with the exchange. During the Holding Period, the Exchange Borrower holds title to the Mortgaged Property and leases the Mortgaged Property to the Exchange Owner under the terms of the related property management agreement executed to facilitate such exchange.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-three (23) Mortgage Loans (39.7%) provide for an initial interest-only period that expires between six (6) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Twenty-six (26) Mortgage Loans (30.6%) require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

Fifteen (15) Mortgage Loans (29.7%) provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Amortization Type	Number of Mortgage Loans		Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Interest-only, Amortizing Balloon	23		$372,340,000	39.7%
Amortizing Balloon	26		287,050,076	30.6
Interest-only, Balloon	15	(1)	278,575,000	29.7
Total	64		$937,965,076	100.0%

(1)	Includes the Goodyear Portfolio Mortgage Loan (3.7%), which accrues interest only for 118 payments and will amortize on the last payment date based on the assumed principal payment schedule set forth on Annex A-4.

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 to this prospectus and the footnotes thereto.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
1	2	$40,241,665	4.3%
6	46	655,693,890	69.9
11	16	242,029,521	25.8
Total	64	$937,965,076	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0(1)	62	$897,723,411	95.7%
5	2	40,241,665	4.3
Total	64	$937,965,076	100.0%

(1)	With respect to the Hilton at University Place Mortgage Loan, the terms of the Mortgage Loan permit a grace period of 2 days for every 12 month period.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately two to seven months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Fifty-nine (59) Mortgage Loans (92.6%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject

Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Four (4) Mortgage Loans (6.6%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) Mortgage Loan (0.9%) permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1 to this prospectus, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
2 - 3	3	4.8%
4 - 6	55	80.3
7	6	14.9
Total:	64	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit (i) transfers of non-controlling interests so long as no change of control results or, (ii) with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” and representation and warranty no. 32 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Defeasance

The terms of fifty-nine (59) Mortgage Loans (the “Defeasance Loans”) (92.6%) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-

callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. See also representation and warranty no. 34 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Ohio Hotel Portfolio Mortgage Loan (3.8%), following the defeasance lockout period, the related Mortgage Loan documents permit the related borrower to obtain a partial release of one or more of the Mortgaged Properties (individually or collectively, the “Ohio Hotel Portfolio Release Property”) from the lien of the Mortgage Loan in connection with partial defeasance of the Mortgage Loan and a bona fide sale of the Ohio Hotel Portfolio Release Property to an unaffiliated third party, subject to certain conditions including, but not limited to: (i) the borrower shall have defeased an amount of principal equal to the greater of (a) 125% of the allocated loan amount for the Ohio Hotel Portfolio Release Property and (b) the lesser of (1) 140% of the allocated loan amount and (2) the net sales proceeds applicable to such Ohio Hotel Portfolio Release Property; (ii) after the release, the debt service coverage ratio for the remaining Mortgaged Properties is required to be no less than the greater of (1) the debt service coverage ratio for the Mortgaged Properties as of origination of the Mortgage Loan and (2) the debt service coverage ratio of the Mortgaged Properties immediately prior to (a) the release notice date and (b) the consummation of the partial defeasance event, as applicable; (iii) after the release, the loan-to-value ratio for the remaining Mortgaged Properties is required to be no greater than (1) 65.0% if in connection with the first partial release and (2) 60.0% if in connection with the second partial release; and (iv) the partial release is required to be permitted under REMIC requirements.

●	With respect to the Inland Devon Self Storage Portfolio Mortgage Loan (3.2%), the related borrower may obtain a release of an individual Mortgaged Property (the “Inland Devon Self Storage Portfolio Release Property”), upon no less than 30 days’ written notice but no more than 90 days’ written notice, and the satisfaction of the conditions in the Mortgage Loan documents, including: (i) if such partial release occurs prior to January 6, 2029, payment of a yield maintenance premium; (ii) payment of the portion of the Mortgage Loan equal to the release price (120% of the allocated loan amount of the Inland Devon Self Storage Portfolio Release Property); (iii) after the release of the Inland Devon Self Storage Portfolio Release Property, (a) the Debt Service Coverage Ratio for the collective remaining Mortgaged Properties will be at least equal to the greater of (1) 1.63x and (2) the Debt Service Coverage Ratio for all of the then remaining Mortgaged Properties (including the Inland Devon Self Storage Portfolio Release Property) for the twelve months immediately preceding the release of the Inland Devon Self Storage Portfolio Release Property; provided, however, that for purposes of this clause (2) the Debt Service Coverage Ratio will be deemed to be no greater than 1.75x; (b) the Loan to Value ratio for the collective remaining Mortgaged Properties will be no greater than the lesser of (1) 57.8% and (2) the Loan to Value ratio for all of the then remaining Mortgaged Properties (including the Inland Devon Self Storage Portfolio Release Property) immediately preceding the release of the Inland Devon Self Storage Portfolio Release Property; provided, however, that this condition will not apply to the release of any Inland Devon Self Storage Portfolio Release Property to the extent that, after giving effect to such release, the aggregate allocated loan amounts of all of the individual Mortgaged Properties which have been released is less than twenty percent of the total original principal balance of the Mortgage Loan; (c) the Debt Yield for the collective remaining Mortgaged Properties will be at least equal to the greater of (1) 9.73% and (2) the Debt Yield for all of the then remaining Mortgaged Properties (including the Inland Devon Self Storage Portfolio Release Property) for the twelve months immediately preceding the release of the Inland Devon Self Storage Portfolio Release Property; provided, however, that for purposes of this clause (2) the Debt Yield will be deemed to be no greater than 10.25%; (iv) delivery of a REMIC opinion; and (v) if required by the lender, delivery of a rating agency confirmation (provided, however, that in the event that each and every rating agency rating the securities, in writing, waives, declines or refuses to review or otherwise engage any request for a written confirmation, then instead the consent of the lender will be required).

●	With respect to the Mariners Landing Mortgage Loan (2.9%), following the defeasance lockout period, the Mortgage Loan documents permit the partial release of an individual property in connection with a bona fide sale to third parties, subject to certain conditions, including: (i) partial defeasance of the loan in an amount equal to greater of (A) 110% of the allocated amount for the release property and (B) 100% of the net sales proceeds applicable to an individual property; (ii) the post-release debt yield for the remaining properties is no less than the greater of (A) the debt yield for all properties prior to the release or (B) 9.0%; (iii) the post-release loan to value ratio for the remaining properties is no greater than the lesser of (A)

the loan to value ratio for all properties prior to the release or (B) 65%; (iv) the post-release debt service coverage ratio (based on 30 year amortizing payments) for the remaining properties is no less than the greater of (A) the debt service coverage ratio for all properties prior to the release or (B) 1.30x; (v) an opinion of counsel that the partial defeasance satisfies REMIC requirements; (vi) a Rating Agency Confirmation; and (vii) if after giving effect to the partial release, any tenant (individually or together with other Leases to same tenant or its affiliates) that represents more than 50% of title revenues on the remaining properties, then (x) the term of such Lease(s) shall extend at least 2 years beyond the Maturity Date, (y) the loan to dark value of the remaining property based on an updated appraisal shall not exceed 85%, and (z) such partial release shall be subject to Lender’s approval, not to be unreasonably withheld.

●	With respect to the Great Value Storage Portfolio Mortgage Loan (2.7%), the borrower is permitted to obtain the release of any individual Mortgaged Property after the expiration of the related lockout period, provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement with an unaffiliated third party; (ii) the borrower partially defeases the related whole loan in the principal amount equal to 110% of the allocated loan amount for the Mortgaged Property to be released; (iii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) the debt service coverage ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination; (b) the debt yield for the remaining Mortgaged Properties will not be less than the greater of (x) the debt yield immediately preceding such release and (y) the debt yield of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination, and (c) the loan-to-value ratio for the remaining Mortgaged Properties will be no greater than the lesser of (x) the loan-to-value ratio (based on the appraisals obtained by the lender in connection with the origination of the Mortgage Loan) for all of the Mortgaged Properties as of the date of origination and (y) the loan-to-value ratio for all of the Mortgaged Properties (including the individual Mortgaged Property to be released) immediately prior to release; (iv) either (x) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not less than 125% or (y) the borrower pays down the Mortgage Loan by no less than an amount equal to an amount such that the loan-to-value ratio does not increase after such release; (v) after giving effect to such release, (x) the aggregate net operating income of the remaining Mortgaged Properties located in the Houston, Texas metropolitan area will not be greater than 40% of the aggregate net operating income of the all of the remaining Mortgaged Properties and (y) the aggregate net operating income of the remaining Mortgaged Properties located in the Dallas, Texas metropolitan area will not be greater than 20% of the aggregate net operating income of the all of the remaining Mortgaged Properties; (vi) if a mezzanine loan is outstanding, the applicable related mezzanine borrower makes a prepayment of principal or partially defeases such mezzanine loan in an amount equal to the applicable mezzanine adjusted release amount for the Mortgaged Property to be released in accordance with the applicable mezzanine loan documents; and (vii) satisfaction of customary REMIC requirements.

●	With respect to the Wolverine Portfolio Mortgage Loan (2.7%), the borrowers are permitted to obtain the release of any individual Mortgaged Property after the expiration of the related lockout period, in connection with which the lender will permit MH Owner to transfer any homes owned by MH Owner on such release parcel; provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm's-length agreement with an unaffiliated third party; (ii) the borrowers provide at least 30 days' prior written notice; (iii) the borrowers deliver defeasance collateral equal to 110% of the allocated loan amount; (iv) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Properties will be equal to or greater than the debt service coverage ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) immediately preceding such release; (v) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125%; (vi) after giving effect to the release, MH Owner may not own any homes or other personal property on the release parcel; (vii) the borrowers pay all of the lender's out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees), whether or not such release actually occurs; and (viii) satisfaction of customary REMIC requirements.

●	With respect to the Wolverine Portfolio Mortgage Loan (2.7%), in the event of a casualty or condemnation resulting in the borrowers’ inability to restore either the Chalet Village Mortgaged Property or the Royal Village Mortgaged Property to its respective current use in accordance with all applicable legal requirements, in connection with which the lender retains and applies any net proceeds toward payment of the debt and permits MH Owner to transfer any homes that are owned by MH Owner on such Mortgaged Property, the borrowers are permitted to prepay the Mortgage Loan in an amount equal to (a) (i) the allocated loan amount with respect to such Mortgaged Property, plus (ii) all interest which would have accrued on such allocated loan amount to be prepaid and (iii) all reasonable out-of-pocket, third party costs and expenses actually incurred by the lender in connection with such prepayment (including, without limitation, costs and expenses incurred in connection with the casualty and related partial release of the security instrument), plus (b) all other sums due and payable with respect to such allocated loan amount under the Mortgage Loan documents, less (c) the amount of any net proceeds retained and applied by the lender toward payment of the debt (the “Mobile Home Use Payment”). If the borrowers make the Mobile Home Use Payment, such Mortgaged Property will be released from the lien of the mortgage, provided that, among other conditions: (i) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125%; (ii) MH Owner may not own any homes or personal property on such Mortgaged Property; and (iii) satisfaction of customary REMIC requirements.

●	With respect to the Heartland Dental Medical Office Portfolio Mortgaged Properties (2.3%), the related borrower is permitted to obtain the release on or after December 6, 2019 of any individual Mortgaged Property, provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement with an unaffiliated third party; (ii) the borrower provides at least 30 days’ prior written notice (or a shorter period of time if permitted by the lender in its sole discretion); (iii) the borrower prepays the Mortgage Loan in an amount equal to 120% of the allocated loan amount, along with any applicable yield maintenance premium; (iv) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Property will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) the debt service coverage ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination; (v) either (x) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Property is not greater than 125% or (y) the borrower pays down the Mortgage Loan by no less than an amount equal to the least of (1) the net proceeds of the sale of the Mortgaged Property, (2) the fair market value of the Mortgaged Property at the time of release or (3) an amount such that the loan-to-value ratio does not increase after such release; and (vi) satisfaction of customary REMIC requirements.

●	With respect to the Heartland Dental Medical Office Portfolio Mortgaged Properties (2.3%), the borrower is permitted to obtain the release on or after December 6, 2019 of specific individual Mortgaged Properties in connection with a transfer of such Mortgaged Property to the guarantor or an affiliate of the borrower or guarantor solely upon the occurrence of specified events of default or other specified recourse events under the Mortgage Loan documents solely related to specific Mortgaged Properties, provided that, among other conditions: (i) the borrower prepays the Mortgage Loan in an amount equal to 130% of the allocated loan amount with respect to such Mortgaged Property, along with any applicable yield maintenance premium; (ii) the borrower provides notice within five business days’ of the lender’s notice of default that borrower intends to release such Mortgaged Property and such Mortgaged Property is released within 30 days of such default notice; (iii) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Properties is not less than the debt service coverage ratio for the Mortgaged Properties (including the released Mortgaged Property) preceding the release; (iv) the release of such Mortgaged Property will not have a material adverse effect on (a) the use, operation or value of the remaining Mortgaged Properties or (b) the borrower or guarantor’s ability to perform its obligations under the Mortgage Loan documents; (v) either (x) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Property is not greater than 125% or (y) the borrower pays down the Mortgage Loan by no less than an amount equal to the least of (1) the net proceeds of the sale of the Mortgaged Property, (2) the fair market value of the Mortgaged Property at the time of release or (3) an amount such that the loan-to-value ratio does not increase after such release and (vi) satisfaction of customary REMIC requirements.

●	With respect to the InnVite Hospitality Portfolio Mortgage Loan (2.3%), the borrowers are permitted to obtain the release of any individual Mortgaged Property except for the Hampton Inn Sidney Mortgaged Property, after the expiration of the related lockout period, provided that, among other conditions: (i) the lender has not received any notice of conversion of the Best Western Plus Dayton South to a Holiday Inn Express and no conversion of the Best Western Plus Dayton South to a Holiday Inn Express is then occurring, (ii) the sale of such Mortgaged Property is pursuant to an arm's-length agreement with an unaffiliated third party; (iii) the borrower provides at least 30 days' prior written notice (or a shorter period of time if permitted by the lender in its sole discretion); (iv) the borrower prepays the Mortgage Loan in an amount equal to 125% of the allocated loan amount; (v) after giving effect to such release, the debt service coverage ratio (based upon the trailing 12-month period immediately preceding the date of such determination) for the remaining Mortgaged Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) the debt service coverage ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination; (vi) either (x) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125% or (y) the borrower pays down the Mortgage Loan by no less than an amount equal to the least of (1) the net proceeds of the sale of the Mortgaged Property, (2) the fair market value of the Mortgaged Property at the time of release or (3) an amount such that the loan-to-value ratio does not increase after such release; and (vii) satisfaction of customary REMIC requirements.

●	With respect to the Jefferson Office Park Mortgage Loan (1.6%), the related borrower may defease the Mortgage Loan in part in connection with a partial release of an individual Mortgaged Property, upon 30 days’ prior written notice to the lender, and the satisfaction of the conditions in the Mortgage Loan documents, including: (i) delivery of a rating agency confirmation; (ii) delivery of a REMIC opinion; (iii) following such partial release, the lender determines (A) the debt service coverage ratio must be greater than or equal to (x) 1.68x and (y) the debt service coverage ratio based on the twelve month period immediately prior to such partial release; (B) the debt yield must be greater than or equal to (x) 10.30% and (y) the debt yield immediately prior to such partial release; and (C) the loan to value ratio must be lesser than or equal to (x) 63.3% and (y) the loan to value ratio immediately prior to such partial release; and (iv) the borrower will partially defease the Mortgage Loan in an amount equal to the applicable release price (120% of the respective Mortgaged Property’s allocated loan amount).

●	With respect to the Crossroads Portfolio Mortgage Loan (1.6%), the related borrower may partially defease the Mortgage Loan in connection with a partial release of the 20825 Swenson Mortgaged Property, the 20935 Swenson Mortgaged Property or the 20975 Swenson Mortgaged Property, upon 60 days’ prior written notice to lender, and satisfaction of the conditions in the Mortgage Loan documents, including: (i) immediately following such partial release (a) the debt service coverage ratio must be greater than or equal to (x) 1.99x and (y) the debt service coverage ratio based on the twelve month period immediately prior to such partial release and (b) the debt yield must be greater than or equal to (x) 12.28% and (y) the debt yield based on the twelve month period immediately prior to such partial release; (ii) the delivery of a rating agency confirmation letter; and (iii) the borrower will partially defease the Mortgage Loan in an amount equal to the applicable release price of the related Mortgaged Property (115% of the respective Mortgaged Property’s allocated loan amount).

●	With respect to the Oak Meadows & Brookview Place Mortgage Loan (0.6%), in the event of a casualty resulting in the borrowers’ inability to restore the Brookview Place Mortgaged Property to its current use in accordance with all applicable legal requirements in connection with which the lender retains and applies any net proceeds toward payment of the debt, the lender may, at its option, require the borrowers to prepay the Mortgage Loan in an amount equal to (a) (i) the allocated loan amount with respect to the Brookview Place Mortgaged Property, plus (ii) all interest which would have accrued on such allocated loan amount to be prepaid and (iii) all reasonable out-of-pocket, third party costs and expenses actually incurred by the lender in connection with such prepayment (including, without limitation, costs and expenses incurred in connection with the casualty and related partial release of the security instrument, including reasonable attorneys’ fees), plus (b) all other sums due and payable with respect to such allocated loan amount under the Mortgage Loan documents, less (c) the amount of any net proceeds retained and applied by the lender toward payment of the debt (the “Legal Nonconformity Payment”). If the lender requires the borrowers to make the Legal Nonconformity Payment, the Brookview Place Mortgaged Property will be released from the lien of the mortgage upon the borrowers’ satisfaction of conditions set forth in the Mortgage Loan documents. For additional information, see “-Use Restrictions” above.

●	With respect to the Eagle Creek Plaza Mortgage Loan (0.5%), the related borrower may obtain a release of the related release parcel, upon 60 days’ prior written notice to the lender, and satisfaction of the conditions in the Mortgage Loan documents, including: (i) immediately following such partial release (a) the debt service coverage ratio must not be less than the greater of (x) 1.39x and (y) the debt service coverage ratio immediately prior to such partial release, (b) the loan to value ratio must not exceed the lesser of (x) 72.3% and (y) the loan to value ratio immediately prior to such partial release, and (c) the debt yield must not be less than the greater of (x) 9.94% and (y) the debt yield immediately prior to such partial release; (ii) the delivery of a rating agency confirmation letter; and (iii) payment in an amount equal to the release price (125% of the then current as-is valuation of the unimproved parcel) and the yield maintenance premium.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

Escrows

Fifty-eight (58) Mortgage Loans (87.0%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Fifty-seven (57) Mortgage Loans (83.6%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Forty-five (45) Mortgage Loans (62.2%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Thirty-six (36) Mortgage Loans (89.9%) secured in whole or in part by retail, office, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial, mixed use and other properties only.

Eight (8) Mortgage Loans (13.1%) provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

The Ohio Hotel Portfolio, Great Wolf Lodge Southern California, InnVite Hospitality Portfolio, EB Hotel Miami, Fairfield Inn & Suites – Colorado Springs North and Comfort Inn Greenville Mortgage Loans (collectively, 12.1%) each requires a seasonality reserve that was deposited in connection with the origination of such Mortgage Loan and/or that is required to be funded on an ongoing basis or, in certain cases, is required to be funded upon specified trigger events. See “Risk Factors—Risks Related to the Mortgage Loans—Hospitality Properties Have Special Risks”. See Annex A-3 for more information on the specific terms of the seasonality reserves with respect to the largest 15 Mortgage Loans.

Seven (7) Mortgage Loans (12.3%) provide for upfront escrows that may be applied to pay down principal if certain performance criteria are not satisfied.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves.

In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See the footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Springing	31	$386,121,172	41.2%
Hard/Springing Cash Management	18	302,491,516	32.2
Soft/Springing Cash Management	6	125,139,147	13.3
Hard/Upfront Cash Management	4	100,619,828	10.7
None	5	23,593,413	2.5
Total:	64	$937,965,076	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts (net of certain fees and expenses payable therefrom) may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—Rialto Real Estate Fund III – Debt, LP—RREF’s Underwriting Guidelines and Processes”; and “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”.

With respect to the Mary’s Vineyard Shopping Center Mortgage Loan (1.7%), the net cash flow debt service coverage ratio calculated based on the full outstanding principal balance of the Mortgage Loan as of the Cut-Off Date is 1.17x, which is less than 1.20x and therefore represents an exception to Argentic Real Estate Finance LLC’s underwriting guidelines. Argentic Real Estate Finance LLC’s decision to include the Mortgage Loan notwithstanding this exception was supported by reserving $2,000,000 in a holdback reserve subaccount at origination. The lender is required to apply such funds to the payment of the then-outstanding principal balance of the Mortgage Loan and the borrower is required to pay the lender any applicable yield maintenance premium unless the lender has determined that the following conditions have been satisfied on or before June 6 2022, in which case lender is required to disburse such funds to the borrower: (i) Save Mart, the largest tenant at the Mortgaged Property, leasing approximately 29.2% of NRA, has irrevocably exercised the renewal or extension option under its lease with respect to all of the space demised in its lease (or the borrower has entered into a satisfactory lease with a replacement tenant) and (ii) the lender has determined that the Mortgage Loan has achieved a debt yield of at least 8.75%. The net cash flow debt service coverage ratio of the Mortgage Loan calculated based on the Cut-Off Date Balance less the $2,000,000 holdback is 1.34x.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance		Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)		Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)		Cut-off Date Total Debt Underwritten NCF DSCR(1)
The Colonnade Office Complex	$28,000,000	3.0%	$17,000,000		$77,000,000	$118,000,000	$240,000,000	5.7500%		30.2%	69.0%	3.86	x	1.34	x
Great Value Storage Portfolio	$25,000,000	2.7%	$185,000,000	(3)	$85,000,000	N/A	$295,000,000	5.8865%		29.3%	78.5%	4.68	x	1.23	x
24 Commerce Street	$14,500,000	1.5%	$3,996,556		N/A	N/A	$18,496,556	6.7500	%(4)	58.0%	74.0%	2.03	x	1.25	x

(1)	Calculated including the mezzanine debt and any subordinate debt. Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on the interest rate of the related Mortgage Loan, any Companion Loans and the related mezzanine loan as of the Cut-off Date, and the Cut-off Date Total Debt Underwritten NCF DSCR is calculated based on such initial interest rates.

(2)	Calculated including any related Pari Passu Companion Loans, but excluding the related Subordinate Companion Loan and any mezzanine debt.

(3)	Composed of a $103,000,000 senior mezzanine loan and a $82,000,000 junior mezzanine loan.

(4)	The Cut-off Date Wtd. Avg. Total Debt Interest Rate for the 24 Commerce Street Mortgage Loan represents the weighted average interest rate on the total debt using the original balances of the Mortgage Loan and mezzanine debt.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above.

Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)		Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Mariners Landing	$27,000,000	N/A	65.0%	1.25	x	8.2%	Yes	Yes
Wolvering Portfolio	$25,000,000	N/A	69.8%	1.29	x	8.2%	Yes	Yes
Preston Creek Shopping Center	$18,750,000	N/A	70.8%	1.40	x	N/A	Yes	Yes
Shamrock Village	$16,300,000	N/A	63.0%	1.41	x	N/A	Yes	Yes
Crossroads Portfolio	$14,850,000	N/A	74.6%	1.99	x	12.28%	Yes	Yes
24 Commerce Street	$14,500,000	N/A	58.0%	1.66	x	11.22%	Yes	Yes
Space Station	$4,800,000	N/A	53.2%	1.47	x	N/A	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other secured subordinate debt subject to the terms of the related Mortgage Loan document or otherwise expressly permitted by applicable law.

In addition, forty-six (46) Mortgaged Properties (7.7%) are located in Florida. Florida’s Property Assessed Clean Energy (“PACE”) statute renders loan document provisions prohibiting PACE loans unenforceable.

Preferred Equity

The borrowers or sponsors of certain Mortgage Loans may have issued preferred equity. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

●	With respect to the Inland Devon Self Storage Portfolio Mortgage Loan (3.2%), the related borrower may obtain unsecured loans from the related guarantor subject to the conditions of the Mortgage Loan documents, including: (i) such loans will be unsecured; (ii) such loans will be subordinate in all respects to the Mortgage Loan; (iii) the guarantor and borrower will enter into a subordination and standstill agreement; and (iv) the proceeds of such loans will be used solely to pay certain payments and expenses pursuant to the Mortgage Loan documents.

●	With respect to the Ohio Hotel Portfolio – Holiday Inn West Chester Mortgaged Property (1.4%), the related Mortgage Loan documents permit certain unsecured debt of the related borrower that existed at origination, which debt is evidenced by a promissory note. As of the origination date of the Mortgage Loan, such unsecured debt had an outstanding principal balance of $1,393,751. The borrower is jointly and severally liable with other borrower-affiliates on the unsecured debt. Pursuant to the related Mortgage Loan documents, the lender reserved the full amount of the note. In addition, the borrower sponsors are recourse guarantors of any losses to lender as a result of such unsecured debt.

●	With respect to the Town Square Mortgage Loan (2.6%), the related Mortgage Loan documents permit certain debt of the related ground lessee that existed at origination. The ground lessee is subject to a $6,000,000 loan in favor of TD Bank, N.A. that is secured by a leasehold mortgage on the ground lessee’s leasehold interest in the Mortgaged Property.

●	With respect to the Woodlands Centre Mortgage Loan (0.8%), the borrower incurred three (3) unsecured subordinate loans from affiliates, which as of the Mortgage Loan origination date had an aggregate outstanding principal balance of $938,682). Each of these loans are unsecured and subordinated to the Mortgage Loan pursuant to a standstill and subordination agreement.

●	With respect to the Comfort Inn Greenville Mortgage Loan (0.7%), on or about December 31, 2016, the borrower incurred unsecured debt in the form of an incentive promissory note on behalf of Choice Hotels International, the related franchisor, in the amount of $480,000 with a maturity date of November 20, 2027. No payments are due on the promissory note unless there is a default by the borrower under the promissory note.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Great Wolf Lodge Southern California, Hilton at University Place, Goodyear Portfolio, Inland Devon Self Storage Portfolio, The Colonnade Office Complex, Great Value Storage Portfolio, The Block Northway, Wolverine Portfolio, Town Square and Heartland Dental Medical Office Portfolio is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“A/B Whole Loan” means any of the Serviced AB Whole Loans and the Non-Serviced A/B Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Appraisal Period” means, with respect to any Serviced A/B Whole Loan, the period during which a “Control Appraisal Event” (or analogous term) exists under the related Intercreditor Agreement.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as “Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as “Non-Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced A/B Whole Loan” means The Colonnade Office Complex Whole Loan.

“Non-Serviced Certificate Administrator” means with respect to (i) any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the applicable Servicing Shift Date, the certificate administrator under the related Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the related Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes And Non-Control Notes” below.

“Non-Serviced Directing Certificateholder” means with respect to (i) any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the directing certificateholder (or equivalent) under the related Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the master servicer under the related Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the applicable Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the applicable Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below that has a Non-Serviced Pari Passu Companion Loan and (ii) on and after the applicable Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-

Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced PSA” means with respect to (i) any Non-Serviced Whole Loan, the related pooling and servicing agreement identified under the column entitled “Transaction/Pooling Agreement” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above and (ii) any Servicing Shift Whole Loan on and after the applicable Servicing Shift Date, the related Servicing Shift PSA.

“Non-Serviced Special Servicer” means with respect to (i) any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the special servicer under the related Servicing Shift PSA.

“Non-Serviced Trustee” means with respect to (i) any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the trustee under the related Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of (i) the Non-Serviced Pari Passu Whole Loans, (ii) the Non-Serviced A/B Whole Loans and (iii) on and after the related Servicing Shift Date, the related Servicing Shift Whole Loans.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Other Special Servicer” means with respect to each Serviced Whole Loan, the special servicer appointed under the related Other PSA.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced A/B Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and one or more Serviced Pari Passu Companion Loans. Each of the Great Wolf Lodge Southern California Whole Loan and the Goodyear Portfolio Whole Loan is a Serviced A/B Whole Loan.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans and the Serviced Subordinate Companion Loan.

“Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Serviced” or “Serviced A/B” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Subordinate Companion Loan” means, with respect to any Serviced A/B Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“Serviced Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, and (ii) prior to the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Companion Loan” means each of the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Mortgage Loan” means each of the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA” means, with respect to any Servicing Shift Whole Loan, on and after the applicable Servicing Shift Date, the pooling and servicing agreement governing the securitization of the related Control Note.

“Servicing Shift Date” means with respect to each Servicing Shift Whole Loan, the date on which the related Control Note is securitized.

“Servicing Shift Whole Loan” means each of the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“UBS 2019-C16 PSA” means the pooling and servicing agreement governing the servicing of The Colonnade Office Complex Whole Loan, the Great Value Storage Portfolio Whole Loan and The Block Northway Whole Loan (prior to the securitization of the related Control Note).

The table entitled “Whole Loan Summary” under “Summary of Terms—The Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor and initial directing party under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder(1)
Great Wolf Lodge Southern California	Serviced	Note A-1	Non-Control	$35,000,000	WFCM 2019-C50
		Note A-2	Non-Control	$25,000,000	BANK 2019-BNK17
		Note A-3	Non-Control	$25,000,000	Wells Fargo Bank, National Association
		Note A-4	Non-Control	$50,000,000	Column Financial, Inc.
		Note A-5	Non-Control	$15,000,000	Wells Fargo Bank, National Association
		Note B-1(3)	Control	$20,000,000	KSL Capital Partners Co Trust II
Hilton at University Place	Serviced	Note A-1	Control	$35,000,000	WFCM 2019-C50
		Note A-2	Non-Control	$11,000,000	Barclays
Goodyear Portfolio	Serviced	Note A-1	Non-Control	$30,000,000	WFCM 2019-C50
		Note A-2	Non-Control	$16,000.000	Rialto Mortgage Finance, LLC
		Note A-3	Non-Control	$2,000,000	WFCM 2019-C50
		Note A-4	Non-Control	$1,500,000	WFCM 2019-C50
		Note A-5	Non-Control	$1,000,000	WFCM 2019-C50
		Note B(4)	Control	$9,920,000	Townsend Real Estate Fund, L.P.
Inland Devon Self Storage Portfolio	Servicing Shift	Note A-1(2)	Control	$41,000,000	Barclays
		Note A-2	Non-Control	$30,000,000	WFCM 2019-C50
The Colonnade Office Complex	Non-Serviced	Note A-1	Non-Control	$5,000,000	UBS 2019-C16
		Note A-2-1	Non-Control	$15,000,000	WFCM 2019-C50
		Note A-2-2	Non-Control	$3,000,000	WFCM 2019-C50
		Note A-2-3	Non-Control	$2,000,000	UBS 2019-C16
		Note A-3	Non-Control	$15,000,000	UBS AG, New York Branch
		Note A-4	Non-Control	$10,000,000	UBS 2019-C16
		Note A-5	Non-Control	$10,000,000	WFCM 2019-C50
		Note A-6	Non-Control	$10,000,000	UBS AG, New York Branch
		Note A-7	Non-Control	$30,000,000	UBS 2019-C16
		Note A-8	Non-Control	$5,000,000	UBS AG, New York Branch
		Note B-1	Non-Control	$30,000,000	The Lincoln National Life Insurance Company
		Note B-2	Non-Control	$5,000,000	Athene Annuity & Life Assurance Company
		Note B-3	Non-Control	$5,000,000	Athene Annuity and Life Company
		Note B-4	Non-Control	$5,000,000	American Equity Investment Life Insurance Company
		Note B-5	Non-Control	$5,000,000	Athene Annuity & Life Assurance Company
		Note B-6	Non-Control	$5,000,000	Athene Annuity & Life Assurance Company
		Note C(5)	Control	$63,000,000	Nonghyup Bank as Trustee for UP Global Private Real Estate Fund V
Great Value Storage Portfolio	Non-Serviced	Note A-1	Non-Control	$35,000,000	UBS 2018-C15
		Note A-2-1	Control	$30,000,000	UBS 2019-C16
		Note A-2-2	Non-Control	$5,000,000	WFCM 2019-C50
		Note A-3	Non-Control	$20,000,000	UBS 2018-C15
		Note A-4	Non-Control	$10,000,000	WFCM 2019-C50
		Note A-5	Non-Control	$5,000,000	WFCM 2019-C50
		Note A-6	Non-Control	$5,000,000	WFCM 2019-C50

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder(1)
The Block Northway	Non-Serviced	Note A-1-1	Non-Control	$25,000,000	WFCM 2019-C50
		Note A-1-2	Non-Control	$5,000,000	UBS AG, New York Branch
		Note A-2	Non-Control	$20,000,000	UBS 2019-C16(6)
		Note A-3	Non-Control	$10,000,000	UBS AG, New York Branch
		Note A-4	Non-Control	$8,000,000	MSMCH
		Note A-5	Non-Control	$5,000,000	MSMCH
		Note A-6	Control	$1,000,000	UBS AG, New York Branch
		Note A-7-1	Non-Control	$1,000,000	UBS AG, New York Branch
		Note A-7-2	Non-Control	$3,000,000	UBS 2019-C16(6)
		Note A-8	Non-Control	$6,000,000	MSMCH
Wolverine Portfolio	Servicing Shift	Note A-1	Non-Control	$10,000,000	WFCM 2019-C50
		Note A-2	Non-Control	$10,000,000	WFCM 2019-C50
		Note A-3	Control	$10,000,000	UBS AG, New York Branch
		Note A-4	Non-Control	$5,000,000	UBS AG, New York Branch
		Note A-5	Non-Control	$5,000,000	WFCM 2019-C50
		Note A-6	Non-Control	$5,000,000	UBS AG, New York Branch
		Note A-7	Non-Control	$5,000,000	UBS AG, New York Branch
		Note A-8	Non-Control	$5,000,000	UBS AG, New York Branch
		Note A-9	Non-Control	$2,000,000	UBS AG, New York Branch
		Note A-10	Non-Control	$2,000,000	UBS AG, New York Branch
Town Square	Serviced	Note A-1	Control	$24,000,000	WFCM 2019-C50
		Note A-2	Non-Control	$10,000,000	BSPRT CMBS Finance, LLC
Heartland Dental Medical Office Portfolio	Serviced	Note A-1	Non-Control	$40,000,000	UBS 2018-C14
		Note A-2-I(7)	Control	$22,000,000	WFCM 2019-C50
		Note A-2-II(7)	Non-Control	$8,000,000	UBS AG, New York Branch
		Note A-3	Non-Control	$20,000,000	Deutsche Bank AG, New York Branch
		Note A-4	Non-Control	$20,000,000	UBS 2018-C15
		Note A-5	Non-Control	$20,000,000	UBS 2018-C15
		Note A-6	Non-Control	$15,000,000	UBS 2018-C15
		Note A-7	Non-Control	$15,000,000	UBS 2019-C16
		Note A-8	Non-Control	$10,000,000	UBS 2019-C16
		Note A-9	Non-Control	$6,500,000	UBS AG, New York Branch
		Note A-10	Non-Control	$4,000,000	UBS 2018-C14

(1)	Unless otherwise indicated, each note not currently held by a securitization trust is expected to be contributed to a future securitization. No assurance can be provided that any such note will not be split further.

(2)	On and after the securitization of the related Control Note, this Servicing Shift Whole Loan will be serviced under the pooling and servicing agreement for such securitization. The master servicer and special servicer for such securitization will be identified in a notice, report or statement to holders of the WFCM 2019-C50 certificates after the closing of such securitization.

(3)	With respect to the Great Wolf Lodge Southern California Whole Loan, the initial Control Note is the Great Wolf Lodge Southern California Note B-1, unless a Great Wolf Lodge Southern California Control Appraisal Period has occurred and is continuing or the Great Wolf Lodge Southern California B Noteholder is a Great Wolf Lodge Southern California Borrower Related Party. If a Great Wolf Lodge Southern California Control Appraisal Period has occurred and is continuing with respect to the Great Wolf Lodge Southern California B Note, or if the Great Wolf Lodge Southern California B Noteholder is a Great Wolf Lodge Southern California Borrower Related Party, then the Control Note will be Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—The Great Wolf Lodge Southern California Whole Loan”.

(4)	With respect to the Goodyear Portfolio Whole Loan, the initial Control Note is the Goodyear Portfolio Note B, unless a Goodyear Portfolio Control Appraisal Period has occurred and is continuing or the Goodyear Portfolio B Noteholder is a Goodyear Portfolio

Borrower Related Party. If a Goodyear Portfolio Control Appraisal Period has occurred and is continuing with respect to the Goodyear Portfolio B Note, or if the Goodyear Portfolio B Noteholder is a Goodyear Portfolio Borrower Related Party, then the Control Note will be Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—The Goodyear Portfolio Whole Loan”.

(5)	With respect to The Colonnade Office Complex Whole Loan, the initial Control Note is The Colonnade Office Complex Note C. If a The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, but a The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period has not occurred and is not continuing, then the Control Note will be Note B-1. If a The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, then the Control Note will be Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans— The Colonnade Office Complex Whole Loan”.

(6)	The Block Northway Whole Loan is currently being serviced under the UBS 2019-C16 PSA. On and after the securitization of the related Control Note, The Block Northway Whole Loan will be serviced under the pooling and servicing agreement governing such securitization, such securitization will be the related Controlling Noteholder and the related initial Directing Certificateholder will be the party specified in such pooling and servicing agreement. The master servicer and special servicer for such securitization will be identified in a notice, report or statement to holders of the UBS 2019-C16 certificates after the closing of such securitization.

(7)	Subject to amendments to the Mortgage Loan documents, which are anticipated to be executed prior to the Closing Date, Note A-2 will be split into A-2-I and Note A-2-II.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Whole Loan) prior to the related Servicing Shift Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA (or, in certain cases, any sale by a securitization trust).

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each such Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the directing certificateholder for this securitization, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this section only applies to the period on or after the related Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA (or, in certain cases, any sale by a securitization trust).

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. With respect to a Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the related Controlling Holder will be the related Non-Serviced Directing Certificateholder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will generally have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The AB Whole Loans

The Great Wolf Lodge Southern California Whole Loan

General

The Great Wolf Lodge Southern California Mortgage Loan (as defined below) (3.7%), is part of a Whole Loan evidenced by six promissory notes, each of which is secured by the same mortgage instrument on the same Mortgaged Property, with an aggregate initial principal amount of $170,000,000. Note A-1, with an initial principal balance of $35,000,000 (the “Great Wolf Lodge Southern California Mortgage Loan”, will be deposited into this securitization.

The Great Wolf Lodge Southern California Whole Loan (as defined below) is evidenced by (i) the Great Wolf Lodge Southern California Mortgage Loan, (ii) 4 senior promissory notes designated as Note A-2, Note A-3, Note A-4 and Note A-5 (the “Great Wolf Lodge Southern California Pari Passu Companion Loans”), which have an aggregate initial principal balance of $115,000,000, and (iii) 1 subordinate promissory note designated as Note B-1 (the “Great Wolf Lodge Southern California Subordinate Companion Loan” and, together with the Great Wolf Lodge Southern California Pari Passu Companion Loans, the “Great Wolf Lodge

Southern California Companion Loans”), which has an initial principal balance of $20,000,000.

The Great Wolf Lodge Southern California Mortgage Loan, the Great Wolf Lodge Southern California Pari Passu Companion Loans and the Great Wolf Lodge Southern California Subordinate Companion Loan are collectively referred to as the “Great Wolf Lodge Southern California Whole Loan”. The Great Wolf Lodge Southern California Mortgage Loan and the Great Wolf Lodge Southern California Pari Passu Companion Loans are collectively referred to as the “Great Wolf Lodge Southern California A Notes”. The Great Wolf Lodge Southern California Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Great Wolf Lodge Southern California Mortgage Loan. The Great Wolf Lodge Southern California Subordinate Companion Loan is generally subordinate in right of payment with respect to the Great Wolf Lodge Southern California Mortgage Loan and the other Great Wolf Lodge Southern California A Notes.

Only the Great Wolf Lodge Southern California Mortgage Loan is included in the issuing entity. The Great Wolf Lodge Southern California Pari Passu Companion Loans represented by Note A-3 and Note A-5 are currently held by Wells Fargo Bank, National Association, but are expected to be contributed to future securitization transactions. The Great Wolf Lodge Southern California Pari Passu Companion Loan represented by Note A-4 is currently held by Column Financial, Inc., but is expected to be contributed to a future securitization transaction. The Great Wolf Lodge Southern California Subordinate Companion Loan is currently held by KSL Capital Partners Co Trust II.

The holders of the promissory notes evidencing the Great Wolf Lodge Southern California Whole Loan (the “Great Wolf Lodge Southern California Noteholders”) have entered into an Intercreditor Agreement (the “GWLSC Intercreditor Agreement”) that sets forth the respective rights of each Great Wolf Lodge Southern California Noteholder. The following summaries describe certain provisions of the GWLSC Intercreditor Agreement.

Servicing

The Great Wolf Lodge Southern California Whole Loan and any related REO Property will be serviced and administered by the master servicer and, if necessary, the special servicer, pursuant to the PSA and the GWLSC Intercreditor Agreement.

Application of Payments

The GWLSC Intercreditor Agreement sets forth the respective rights of the holder of Great Wolf Lodge Southern California Mortgage Loan and the holders of the Great Wolf Lodge Southern California Companion Loans with respect to distributions of funds received in respect of the Great Wolf Lodge Southern California Whole Loan, and provides, in general, that the Great Wolf Lodge Southern California Subordinate Companion Loan and the rights of the holder of the Great Wolf Lodge Southern California Subordinate Companion Loan (the “Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder) to receive payments of interest, principal and other amounts with respect to the Great Wolf Lodge Southern California Subordinate Companion Loan, will at all times be junior, subject and subordinate to the Great Wolf Lodge Southern California A Notes and the respective rights of the holders of the Great Wolf Lodge Southern California A Notes to receive payments of interest, principal and other amounts with respect to each Great Wolf Lodge Southern California A Note, respectively, as and to the extent set forth in the GWLSC Intercreditor Agreement.

If no Great Wolf Lodge Southern California Triggering Event of Default has occurred and is continuing, all amounts tendered by the related borrower or otherwise available for payment on the Great Wolf Lodge Southern California Whole Loan (excluding amounts for required reserves, escrows and proceeds, awards or settlements to be applied to the restoration of the related Mortgaged Property or released to the related borrower in accordance with the servicing standard and the mortgage loan documents) will be applied by the master servicer in the following order of priority:

first, to the holders of the Great Wolf Lodge Southern California A Notes (the “Great Wolf Lodge Southern California A Noteholders”), on a pro rata and pari passu basis up to the amount of any unreimbursed costs paid by the Great Wolf Lodge Southern California A Noteholders (or paid or advanced by a servicer, certificate administrator or trustee, as applicable) with respect to the Great Wolf Lodge Southern California Whole Loan pursuant to the GWLSC Intercreditor Agreement or pooling and servicing agreement, including, without limitation, unreimbursed advances and interest thereon at the applicable advance rate, to the extent such costs and advances and interest thereon are then payable under the pooling and servicing;

second, to the master servicer, certificate administrator and operating advisor, if applicable, the applicable accrued and unpaid master servicing fee, certificate administrator fee (including the portion that is a trustee fee) and operating advisor fee, if any, respectively, earned by such party with respect to the Great Wolf Lodge Southern California Whole Loan (or, in the case of the certificate administrator fee and the operating advisor fee, the Great Wolf Lodge Southern California A Notes) under the GWLSC Intercreditor Agreement or the pooling and servicing agreement;

third, pro rata, to (i) the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis in an amount equal to (1) the accrued and unpaid interest on the Great Wolf Lodge Southern California A Note principal balance at the senior net interest rate, minus (2)(x) the certificate administrator fee (including the trustee fee) and (y) the operating advisor fee and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, in an amount equal to the accrued and unpaid interest on the Great Wolf Lodge Southern California Subordinate Companion Loan principal balance at the junior net interest rate;

fourth, pro rata, to the Great Wolf Lodge Southern California Noteholders in accordance with their respective initial percentage interests in the Great Wolf Lodge Southern California Whole Loan, any principal payments received on the Great Wolf Lodge Southern California Whole Loan for the related interest accrual period, which amounts shall be applied in reduction of the principal balances of the related Great Wolf Lodge Southern California Notes;

fifth, to the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, pro rata, up to the amount of any unreimbursed costs paid by the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder with respect to the Great Wolf Lodge Southern California Whole Loan pursuant to the GWLSC Intercreditor Agreement or the pooling and servicing agreement;

sixth, any interest accrued at the related default rate on the principal balance of the Great Wolf Lodge Southern California Whole Loan, to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the Great Wolf Lodge Southern California Whole Loan at the mortgage interest rate, first, to the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis (subject to the allocation of such amount pursuant to the terms of the pooling and servicing agreement) in an amount calculated on the Great Wolf Lodge Southern California A Note principal balance on such date prior to the application of funds pursuant to clause fourth above at the excess of (A) the default rate of interest for the Great Wolf Lodge Southern California A Notes over (B) the non-default rate of interest for Great Wolf Lodge Southern California A Notes and second, to the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder in an amount calculated on the Great Wolf Lodge Southern California Subordinate Companion Loan principal balance on such date prior to the application of funds pursuant to clause fourth above at the excess of (A) default rate of interest for the Great Wolf Lodge Southern California Subordinate Companion Loan over (B) the non-default rate of interest for Great Wolf Lodge Southern California Subordinate Companion Loan;

seventh, pro rata, to (i) the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis, its percentage interest (prior to the application of funds pursuant to clause fourth above) of any prepayment premium and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to clause fourth above) of any prepayment premium, in each case, to the extent actually paid by the related borrower;

eighth, pro rata, to (i) the Great Wolf Lodge Southern California A Noteholders, their percentage interest (prior to the application of funds pursuant to clause fourth above) of certain extension fees and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to clause fourth above) of certain extension fees, in the each case, to the extent actually paid by the related borrower;

ninth, pro rata, to the extent not payable to the master servicer or special servicer as additional servicing compensation to: (i) the Great Wolf Lodge Southern California A Noteholders, their percentage interest (prior to the application of funds pursuant to clause fourth above) of any extension fees (other than extension fees paid pursuant to clause eighth above), assumption fees and penalty charges and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to clause fourth above) of any extension fees (other than extension fees paid pursuant to clause eighth above), assumption fees and penalty charges, in the each case, to the extent actually paid by the related borrower; and

tenth, pro rata, to the Great Wolf Lodge Southern California Noteholders in accordance with their respective initial percentage interests, any excess amount not otherwise applied pursuant to the foregoing clauses first through tenth.

Upon the occurrence and continuance of a Great Wolf Lodge Southern California Triggering Event of Default, all amounts tendered by the related borrower or otherwise available for payment on the Great Wolf Lodge Southern California Whole Loan (excluding amounts for required reserves, escrows and proceeds, awards or settlements to be applied to the restoration of the related Mortgaged Property or released to the related borrower in accordance with the servicing standard and the mortgage loan documents) will be applied by the master servicer in the following order of priority:

first, to the holders of the Great Wolf Lodge Southern California A Noteholders, on a pro rata and pari passu basis up to the amount of any unreimbursed costs paid by the Great Wolf Lodge Southern California A Noteholders (or paid or advanced by a servicer, certificate administrator or trustee, as applicable) with respect to the Great Wolf Lodge Southern California Whole Loan pursuant to the GWLSC Intercreditor Agreement or pooling and servicing agreement, including, without limitation, unreimbursed advances and interest thereon at the applicable advance rate, to the extent such costs and advances and interest thereon are then payable under the pooling and servicing agreement;

second, to the master servicer, certificate administrator and operating advisor, if applicable, the applicable accrued and unpaid master servicing fee, certificate administrator fee (including the portion that is a trustee fee) and the operating advisor fee, if any, respectively, earned by such party with respect to the Great Wolf Lodge Southern California Whole Loan (or, in the case of the certificate administrator fee and the operating advisor fee, Great Wolf Lodge Southern California A Notes) under the Intercreditor Agreement or the pooling and servicing agreement;

third, pro rata, to (i) the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis in an amount equal to (1) the accrued and unpaid interest on the Great Wolf Lodge Southern California A Notes principal balance at the senior net interest rate, minus (2)(x) the certificate administrator fee (including the trustee fee) and (y) the operating advisor fee;

fourth, to the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis in an amount equal to the principal balances of the related Great Wolf Lodge Southern California A Notes, which amounts shall be applied in reduction of the principal balances of the related Great Wolf Lodge Southern California A Notes until their principal balances have been paid in full;

fifth, in the event the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder is Great Wolf Lodge Southern California Borrower Related Party, to the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis (i) any interest accrued at the default rate of interest on the principal balance of the Great Wolf Lodge Southern California Whole Loan to the extent such default interest amount is actually paid by the related borrower, (ii) any prepayment premium and (iii) any extension fees, assumption fees and penalty charges actually paid by the related borrower;

sixth, to the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, pro rata, up to the amount of any unreimbursed costs paid by the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder with respect to the Great Wolf Lodge Southern California Companion Whole Loan pursuant to the GWLSC Intercreditor Agreement or the pooling and servicing agreement;

seventh, to the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder in an amount equal to the accrued and unpaid interest on the Great Wolf Lodge Southern California Subordinate Companion Loan principal balance at the junior net interest rate;

eighth, Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder in an amount equal to principal balance of the Great Wolf Lodge Southern California Subordinate Companion Loan until such principal balance has been paid in full;

ninth, any interest accrued at the related default rate on the principal balance of the Great Wolf Lodge Southern California Whole Loan, to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the Great Wolf Lodge Southern California Whole Loan at the mortgage interest rate, first, to the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis (subject to the allocation of such amount pursuant to the terms of the pooling and servicing agreement) in an amount calculated on the Great Wolf Lodge Southern California A Note principal balance on such date prior to the application of funds pursuant to clause fourth above at the excess of (A) the default rate of interest for the Great Wolf Lodge Southern California A Notes over (B) the non-default rate of interest for the Great Wolf Lodge Southern California A Notes and second, to the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder in an amount calculated on the Great Wolf Lodge Southern California Subordinate Companion Loan principal balance on such date prior to the application of funds pursuant to clause eighth above at the excess of (A) default rate of interest for the Great Wolf Lodge Southern California Subordinate Companion Loan over (B) the non-default rate of interest for the Great Wolf Lodge Southern California Subordinate Companion Loan;

tenth, pro rata, to: to (i) the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis, its percentage interest (prior to the application of funds pursuant to clause fourth above) of any prepayment premium and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to clause eighth above) of any prepayment premium, in each case, to the extent actually paid by the related borrower;

eleventh, pro rata, to (i) the Great Wolf Lodge Southern California A Noteholders, their percentage interest (prior to the application of funds pursuant to clause fourth above) of certain extension fees and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to clause eighth above) of certain extension fees, in the each case, to the extent actually paid by the related borrower;

twelfth, pro rata, to the extent not payable to the master servicer or special servicer as additional servicing compensation to: (i) the Great Wolf Lodge Southern California A Noteholders, their percentage interest (prior to the application of funds pursuant to clause fourth above) of any extension fees (other than extension fees paid pursuant to clause eleventh above), assumption fees and penalty charges and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to clause fourth above) of any extension fees (other than extension fees paid pursuant to clause eleventh above), assumption fees and penalty charges, in the each case, to the extent actually paid by the related borrower; and

thirteenth, pro rata, to the Great Wolf Lodge Southern California Noteholders in accordance with their respective initial percentage interests, any excess amount not otherwise applied pursuant to the foregoing clauses first through twelfth.

“Great Wolf Lodge Southern California Triggering Event of Default” means any event of default with respect to an obligation to pay money due under the Great Wolf Lodge Southern California Whole Loan or any other event of default that causes the Great Wolf Lodge Southern California Whole Loan to become a specially serviced mortgage loan. A Great Wolf Lodge Southern California Triggering Event of Default will no longer exist to the extent it has been cured (including any cure payment made by the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder in accordance with the GWLSC Intercreditor Agreement) and will not be deemed to exist to the extent the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder is exercising its cure rights under the GWLSC Intercreditor Agreement or the default that led to the occurrence of such Great Wolf Lodge Southern California Triggering Event of Default has otherwise been cured.

Consultation and Control

Pursuant to the GWLSC Intercreditor Agreement, the controlling holder with respect to the Great Wolf Lodge Southern California Mortgaged Property (the “Great Wolf Lodge

Southern California Controlling Noteholder”), as of any date of determination, will be (i) the holder of the Great Wolf Lodge Southern California Subordinate Companion Loan, unless a Great Wolf Lodge Southern California Control Appraisal Event has occurred and is continuing, and (ii) if and for so long as a Great Wolf Lodge Southern California Control Appraisal Event has occurred and is continuing, the issuing entity, as holder of the Great Wolf Lodge Southern California Mortgage Loan; provided that, if the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder would be the Great Wolf Lodge Southern California Controlling Noteholder pursuant to the terms hereof, but any interest in any of the Great Wolf Lodge Southern California Subordinate Companion Loan is held by the related borrower or any other Great Wolf Lodge Southern California Borrower Related Party, then a Great Wolf Lodge Southern California Control Appraisal Event will be deemed to have occurred, and the issuing entity, as holder of the Great Wolf Lodge Southern California Mortgage Loan will become the Great Wolf Lodge Southern California Controlling Noteholder.

“Great Wolf Lodge Southern California Control Appraisal Event” means any period with respect to the Great Wolf Lodge Southern California Whole Loan, if and for so long as:

(a) (1) the initial principal balance of the Great Wolf Lodge Southern California Subordinate Companion Loan together with any GWLSC Threshold Event Collateral, minus (2) the sum of (x) any payments of principal (whether as scheduled amortization, principal prepayments or otherwise) allocated to, and received on, the Great Wolf Lodge Southern California Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Great Wolf Lodge Southern California Whole Loan that is allocated to, and received on, the Great Wolf Lodge Southern California Subordinate Companion Loan and (z) any losses realized with respect to the Great Wolf Lodge Southern California Mortgaged Property or the Great Wolf Lodge Southern California Whole Loan that are allocated to the Great Wolf Lodge Southern California Subordinate Companion Loan, is less than

(b) 25% of the remainder of (i) the initial principal balance of the Great Wolf Lodge Southern California Subordinate Companion Loan less (ii) any payments of principal (whether as scheduled amortization, principal prepayments or otherwise) allocated to, and received by, the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder on the Great Wolf Lodge Southern California Subordinate Companion Loan,

provided that a Great Wolf Lodge Southern California Loan Control Appraisal Event will terminate upon the occurrence of a cure by the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder pursuant to the terms of the GWLSC Intercreditor Agreement.

“Great Wolf Lodge Southern California Borrower Related Party” means, with respect to the Great Wolf Lodge Southern California Whole Loan, (a) the related borrower, (b) any guarantor of the Great Wolf Lodge Southern California Whole Loan or (c) any affiliate (as defined in the GWLSC Intercreditor Agreement) of the related borrower or any guarantor.

The Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder is entitled to avoid a Great Wolf Lodge Southern California Control Appraisal Event caused by application of an appraisal reduction amount upon the satisfaction of certain conditions (within 30 days of the master servicer’s or special servicer’s, as applicable, receipt of a third party appraisal that indicates such Great Wolf Lodge Southern California Control Appraisal Event has occurred) including delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the GWLSC Intercreditor Agreement to be held by or on behalf of the master servicer or special servicer, as applicable, in each case, in an amount which, when added to the appraised value of the Great Wolf Lodge Southern California Mortgaged Property as determined pursuant to the pooling and servicing agreement, would cause the applicable Great Wolf Lodge Southern California Control Appraisal Period not to occur (the “GWLSC Threshold Event Collateral””).

“Great Wolf Lodge Southern California Major Decision” means any major decision as defined in the GWLSC Intercreditor Agreement.

Pursuant to the terms of the GWLSC Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Great Wolf Lodge Southern California Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Great Wolf Lodge Southern California Major Decision has been requested or proposed or any fact or circumstance has occurred requiring that a Great Wolf Lodge Southern California Major Decision be made, or if the master servicer or special servicer, as applicable, otherwise intends to make a Great Wolf Lodge Southern California Major Decision, at least 10 business days prior to taking action with respect to such Great Wolf Lodge Southern California Major Decision, the master servicer or special servicer, as applicable, must receive the written consent of the Great Wolf Lodge Southern California Controlling Noteholder (or its representative) before implementing a decision with respect to such Great Wolf Lodge Southern California Major Decision; provided, that if the master servicer or special servicer, as the case may be, does not receive a response within 10 business days of its delivery of notice of a Great Wolf Lodge Southern California Major Decision, the master servicer or special servicer, as applicable, is required to deliver a second notice to the Great Wolf Lodge Southern California Controlling Noteholder, and if the Great Wolf Lodge Southern California Controlling Noteholder does not respond within 5 business days of receipt of such second notice, it will have no further consent rights with respect to the specific action set forth in such notice and the Great Wolf Lodge Southern California Controlling Noteholder’s consent will be deemed to have been given; provided, further, that such failure to reply will not affect the rights of the Great Wolf Lodge Southern California Controlling Noteholder to consent to any future actions. Notwithstanding the foregoing, if a failure to take any such action at such time would be inconsistent with the servicing standard set forth in the pooling and servicing agreement and GWLSC Intercreditor Agreement, the master servicer or special servicer, as the case may be, may take actions with respect to the Great Wolf Lodge Southern California Mortgaged Property before obtaining the consent of the Great Wolf Lodge Southern California Controlling Noteholder (or its representative) if the special servicer reasonably determines in accordance with the such servicing standard that immediate action is necessary to protect the interests of the Great Wolf Lodge Southern California Noteholders.

Notwithstanding the foregoing, the master servicer and special servicer, as the case may be, are not required to follow any advice or consultation provided by the Great Wolf Lodge Southern California Controlling Noteholder (or its representative) that would be inconsistent with the servicing standard set forth in the pooling and servicing agreement and GWLSC Intercreditor Agreement, require or cause the master servicer and special servicer to violate provisions of the GWLSC Intercreditor Agreement or the pooling and servicing agreement, or require or cause a violation of the terms of the Great Wolf Lodge Southern California Whole Loan.

Sale of Defaulted Whole Loan

If an event of default under the Great Wolf Lodge Southern California Whole Loan has occurred and is continuing, and the special servicer, in accordance with the terms and provisions of the pooling and servicing agreement and subject to the servicing standard set forth in the pooling and servicing agreement and GWLSC Intercreditor Agreement, elects to sell the Great Wolf Lodge Southern California Whole Loan, the special servicer will be required to sell both the Great Wolf Lodge Southern California A Notes and Great Wolf Lodge Southern California Subordinate Companion Loan as notes evidencing one whole loan.

Cure Rights

In the event that there is an event of default that has occurred and is continuing with respect to the Great Wolf Lodge Southern California Whole Loan, then the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, so long as it is not a Great Wolf Lodge Southern California Borrower Related Party, will have the right, but not the obligation, to: (A) cure such monetary event of default within 5 business days of the later of (i) receipt of notice of such default and (ii) expiration of the applicable grace period and receipt of notice of such default and (B) cure such non-monetary event of default within the 30 days following the later of (i) receipt of notice of such default and (ii) the expiration date of the cure period afforded to the related borrower under the Mortgage Loan documents; provided that under certain circumstances the cure period with respect to a non-monetary event of default may be extended by up to 90 additional days. If the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder elects to cure a default by way of a payment of money (a “Great Wolf Lodge Southern California Cure Payment”), the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder will be required to also pay in addition to such Great Wolf Lodge Southern California Cure Payment for all out-of-pocket costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the master servicer or special servicer or the holders of the Great Wolf Lodge Southern California A Notes, including all unreimbursed advances and any interest charged thereon. So long as an event of default exists that is being cured by the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder and the applicable cure period has not expired, the default will not be treated as a Great Wolf Lodge Southern California Triggering Event of Default (i) for purposes of “—Application of Payments” above, (ii) modifying, amending or waiving any provisions of the related Mortgage Loan documents, (iii) for purposes of triggering an acceleration of the Great Wolf Lodge Southern California Whole Loan or commencing foreclosure proceedings or similar legal proceedings with respect to the related Mortgaged Property, or (iv) for purposes of treating the Great Wolf Lodge Southern California Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the right of the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder to cure a default will be limited to a combined total of 6 cures, no more than 4 of which may be consecutive.

Purchase Option

If there is (a) any monetary event of default that has occurred and is continuing with respect to the Great Wolf Lodge Southern California Whole Loan, (b) the Great Wolf Lodge Southern California Whole Loan has been accelerated or any other right or remedy is exercised at law, in equity or otherwise with respect to the related borrower or the Great Wolf Lodge Southern California Mortgaged Property in respect of a material continuing default thereunder, (c) the outstanding principal balance of the Great Wolf Lodge Southern California Whole Loan is not paid at maturity, (d) the commencement, whether voluntary or involuntary, of any case, proceeding or other action by or against the related borrower relating to bankruptcy, insolvency, reorganization or relief from debtors, or (e) the Great Wolf Lodge Southern California Whole Loan shall have become a specially serviced mortgage loan (and the Great Wolf Lodge Southern California Whole Loan is either in default or a default with respect thereto is reasonably foreseeable), the Great Wolf Lodge Southern

California Subordinate Companion Loan Noteholder, will have the right, by written notice to the Great Wolf Lodge Southern California A Noteholders (a “Great Wolf Lodge Southern California Purchase Notice”), to purchase in immediately available funds, (x) the Great Wolf Lodge Southern California A Notes in whole, but not in part, at the applicable defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is a Great Wolf Lodge Southern California Borrower Related Party). Upon delivery of the Great Wolf Lodge Southern California Purchase Notice to the Great Wolf Lodge Southern California A Noteholders, such Great Wolf Lodge Southern California A Noteholders will be required to sell (and the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder will be required to purchase) the Great Wolf Lodge Southern California A Notes at the applicable defaulted mortgage loan purchase price, on a date (the “Defaulted Great Wolf Lodge Southern California Purchase Date”) not less than 5 and not more than 20 business days after the date of the Great Wolf Lodge Southern California Purchase Notice (which may be extended an additional 30 days if the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder delivers a cash deposit in an amount equal to 10% of the defaulted loan purchase price). The failure of the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder to purchase the Great Wolf Lodge Southern California A Notes on the Defaulted Great Wolf Lodge Southern California Purchase Date will result in the termination of such right with respect to the event that gave rise to such right. The right of the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder to purchase the Great Wolf Lodge Southern California A Notes as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Great Wolf Lodge Southern California Mortgaged Property.

Special Servicer Appointment Rights

Pursuant to the GWLSC Intercreditor Agreement, the Great Wolf Lodge Southern California Controlling Noteholder will have the right, at any time, with or without cause, to replace the special servicer then acting with respect to the Great Wolf Lodge Southern California Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity or any other Great Wolf Lodge Southern California Noteholder (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Special Servicing Transfer Event” and “Rights Upon Servicer Termination Event” in this prospectus.

The Goodyear Portfolio Whole Loan

General

The Goodyear Portfolio Mortgage Loan (3.7%), which is evidenced by four (4) senior pari passu promissory notes (Notes A-1, A-3, A-4 and A-5), with an aggregate initial principal balance of $34,500,000, (the “Goodyear Portfolio Mortgage Loan”) is part of the Goodyear Portfolio Whole Loan (as defined below) comprised of six promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Goodyear Portfolio Mortgaged Property”).

The Goodyear Portfolio Whole Loan (as defined below) is evidenced by (i) the Goodyear Portfolio Mortgage Loan, (ii) one (1) senior pari passu promissory note designated as Note A-2 (the “Goodyear Portfolio Pari Passu Companion Loan”), which has an initial principal balance of $16,000,000, and (iii) one (1) subordinate promissory note designated as Note B (the “Goodyear Portfolio Subordinate Companion Loan”), which has an initial principal balance of $9,920,000.

The Goodyear Portfolio Mortgage Loan together with the Goodyear Portfolio Pari Passu Companion Loan are collectively referred to in this prospectus as the “Goodyear Portfolio A Notes” and the Goodyear Portfolio A Notes, together with the Goodyear Portfolio Subordinate Companion Loan, are collectively referred to in this prospectus as the “Goodyear Portfolio Whole Loan.” The Goodyear Portfolio Pari Passu Companion Loan and the Goodyear Portfolio Subordinate Companion Loan will not be transferred to the Issuing Entity and will not be part of the Mortgage Pool.

The holders of the Goodyear Portfolio Whole Loan (the “Goodyear Portfolio Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Goodyear Portfolio Noteholder (the “Goodyear Portfolio Co-Lender Agreement”).

Promissory Note A-1 (the “Goodyear Portfolio Note A-1”) represents the controlling interest in the Goodyear Portfolio Whole Loan. However, for so long as the Goodyear Portfolio Whole Loan Controlling Holder (as defined below) is the Goodyear Portfolio Subordinate Companion Loan Noteholder, the holder of the Goodyear Portfolio Subordinate Companion Loan (the “Goodyear Subordinate Companion Loan Noteholder”) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Goodyear Portfolio Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the Goodyear Portfolio Co-Lender Agreement, the Goodyear Portfolio Subordinate Companion Loan Noteholder will have the right to cure certain defaults by the related borrower, as more fully described below.

Servicing

The Goodyear Portfolio Whole Loan will be serviced by the Master Servicer and the Special Servicer pursuant to the terms of the Pooling and Servicing Agreement, subject to the terms of the Goodyear Portfolio Co-Lender Agreement. In servicing the Goodyear Portfolio Whole Loan, the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders, the holder of the note evidencing the Goodyear Portfolio Pari Passu Companion Loan (the “Goodyear Portfolio Pari Passu Companion Loan Noteholder”) and the Goodyear Portfolio Subordinate Companion Loan Noteholder, as a collective whole, taking into account the pari passu or subordinate nature of the Goodyear Portfolio Pari Passu Companion Loan and the Goodyear Portfolio Subordinate Companion Loan.

Application of Payments

Pursuant to the Goodyear Portfolio Co-Lender Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Goodyear Portfolio Whole Loan, (ii) any other event of default for which the Goodyear Portfolio Whole Loan is accelerated, (iii) any other event of default which causes the Goodyear Portfolio Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Goodyear Portfolio Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the Goodyear Portfolio Whole Loan Controlling Holder or the default cure period has not yet expired and the Goodyear Portfolio Whole Loan Controlling Holder is diligently exercising its cure rights under the Goodyear Portfolio Co-Lender Agreement), after payment of amounts for required reserves or escrows required by the Goodyear Portfolio Whole Loan documents and amounts payable or reimbursable with respect to the Goodyear Portfolio Whole Loan (including any penalty charges) under the Pooling and Servicing Agreement to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, payments and proceeds received with respect to the Goodyear Portfolio Whole Loan will generally be applied in the following order:

First, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan, pro rata (based on their respective entitlements to interest), in an amount equal to the accrued and unpaid interest then due and payable on the outstanding principal of their respective notes at their respective net interest rates;

Second, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan, on a pro rata and pari passu basis in an amount equal to their respective percentage interests of the net proceeds from a casualty or condemnation required to be applied to prepay the outstanding principal balance of the Goodyear Portfolio Whole Loan, until their principal balances have been reduced to zero;

Third, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan pro rata (based on their respective entitlements) up to the amount of any unreimbursed costs and expenses paid by such holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan including any recovered costs not previously reimbursed to such holders (or paid or advanced by the Master Servicer or the Special Servicer on their behalf and not previously paid or reimbursed);

Fourth, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of each respective note multiplied by (ii) any prepayment premium payable to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan to the extent paid by the related borrower;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the Goodyear Portfolio Whole Loan or Goodyear Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(fourth) and, as a result of a workout, the principal balance of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loan has been reduced, such excess amount is required to be paid to the holders of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loan in an amount up to the reduction, if any, of the principal balance of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

Sixth, to the holder of the Goodyear Portfolio Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

Seventh, to the holder of the Goodyear Portfolio Subordinate Companion Loan in the amount of the scheduled amortization payment for its note and then to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan in the amount of the scheduled amortization payments for their notes, as set forth on the amortization schedule attached as an exhibit to the Goodyear Portfolio loan agreement;

Eighth, to the holder of the Goodyear Portfolio Subordinate Companion Loan in the amount of the its percentage interest of net proceeds required pursuant to the Goodyear Portfolio loan agreement to be applied to prepay the outstanding principal balance of the Goodyear Portfolio Whole Loan;

Ninth, to the holder of the Goodyear Portfolio Subordinate Companion Loan in an amount equal to the product of (i) the percentage interest of its note multiplied by (ii) any prepayment premium payable on its note to the extent paid by the related borrower;

Tenth, to the extent the Goodyear Portfolio Subordinate Companion Loan Noteholder has made any payments or advances to cure defaults pursuant to “—Rights of the Goodyear Portfolio Subordinate Companion Loan Noteholder” below, to reimburse the Goodyear Portfolio Subordinate Companion Loan Noteholder for all such cure payments;

Eleventh, if the proceeds of any foreclosure sale or any liquidation of the Goodyear Portfolio Whole Loan or the Goodyear Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(tenth) and, as a result of a workout, the balance of the Goodyear Portfolio Subordinate Companion Loan has been reduced, such excess is required to be paid to the Goodyear Portfolio Subordinate Companion Loan Noteholder in an amount up to the reduction, if any, of the principal balance of the Goodyear Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable net interest rate;

Twelfth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to the Goodyear Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Goodyear Portfolio Mortgage Loan, the Goodyear Portfolio Pari Passu Companion Loan Noteholder and the Goodyear Portfolio Subordinate Companion Loan Noteholder, pro rata, based on their respective percentage interests in the Goodyear Portfolio Whole Loan; and

Lastly, if any excess amount is available to be distributed in respect of the Goodyear Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(twelfth), any remaining amount is required to be paid to the holders of the Goodyear Portfolio Mortgage Loan, the Goodyear Portfolio Pari Passu Companion Loan and the Goodyear Portfolio Subordinate Companion Loan, pro rata in accordance with their respective initial percentage interests in the Goodyear Portfolio Whole Loan.

Following the occurrence and during the continuance of a Goodyear Portfolio Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Goodyear Portfolio Whole Loan documents and amounts then payable or reimbursable under the Pooling and Servicing Agreement to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee, payments and proceeds with respect to the Goodyear Portfolio Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

First, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan pro rata (based on their respective entitlements to interest), in an amount equal to the interest then due and payable on the outstanding principal of their respective notes at their net interest rate;

Second, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan, pro rata based on the respective principal balances of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan until their principal balances have been reduced to zero;

Third, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan, pro rata (based on their respective entitlements), up to the amount of any unreimbursed costs and expenses paid by each holder of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan, including any recovered costs not previously reimbursed to such holder (or paid or advanced by the Master Servicer or the Special Servicer on their behalf and not previously paid or reimbursed);

Fourth, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan, on a pro rata and pari passu basis, in an amount equal to the product of (i) the percentage interest of each respective note multiplied by (ii) any prepayment premium payable to the extent paid by the related borrower;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the Goodyear Portfolio Whole Loan or Goodyear Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(fourth) and, as a result of a workout, the principal balance of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loan has been reduced, to the holders of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loan in an amount up to the reduction, if any, of the principal balance of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

Sixth, to the Goodyear Portfolio Subordinate Companion Loan Noteholder in an amount equal to the accrued and unpaid interest on its note at its net interest rate;

Seventh, to the Goodyear Portfolio Subordinate Companion Loan Noteholder until the principal balance of its note has been reduced to zero;

Eighth, to the Goodyear Portfolio Subordinate Companion Loan Noteholder in an amount equal to the product of (i) the percentage interest of the related note multiplied by (ii) any prepayment premium to the extent paid by the related borrower;

Ninth, to the extent the Goodyear Portfolio Subordinate Companion Loan Noteholder has made any payments or advances to cure defaults pursuant to “—Rights of the Goodyear Portfolio Subordinate Companion Loan Noteholder” below, to reimburse the Goodyear Portfolio Subordinate Companion Loan Noteholder for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the Goodyear Portfolio Whole Loan or Goodyear Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Goodyear Portfolio Subordinate Companion Loan has been reduced, to the Goodyear Portfolio Subordinate Companion Loan Noteholder in an amount up to the reduction, if any, of the principal balance of the Goodyear Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to the Goodyear Portfolio Mortgage Loan or the Goodyear Portfolio Mortgaged Property), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Goodyear Portfolio Mortgage Loan, the Goodyear Portfolio Pari Passu Companion Loan Noteholder and the Goodyear Portfolio Subordinate Companion Loan Noteholder, pro rata, based on their respective percentage interests in the Goodyear Portfolio Whole Loan; and

Lastly, if any excess amount is available to be distributed in respect of the Goodyear Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the Goodyear Portfolio Mortgage Loan, the Goodyear Portfolio Pari Passu Companion Loan and the Goodyear Portfolio Subordinate Companion Loan, pro rata, based on their respective percentage interests in the Goodyear Portfolio Whole Loan.

Consultation and Control

Prior to the occurrence and continuance of a Goodyear Portfolio Control Appraisal Period (as defined below) with respect to the Goodyear Portfolio Subordinate Companion Loan, neither the holder of the Goodyear Portfolio Note A-1 nor the operating advisor will have any consent and/or consultation rights with respect to Goodyear Portfolio Whole Loan. After the occurrence and during the continuance of a Goodyear Portfolio Control Appraisal Period with respect to the Goodyear Portfolio Subordinate Companion Loan, the holder of the Goodyear Portfolio Note A-1 (as the Goodyear Portfolio Whole Loan Controlling Holder) and the Operating Advisor will each have the same consent and/or consultation rights with respect to the Goodyear Portfolio Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the Issuing Entity. See “Pooling and Servicing Agreement—Directing Certificateholder”.

In addition, prior to the occurrence and continuance of a Goodyear Portfolio Control Appraisal Period (among other things), the consent of the Goodyear Portfolio Subordinate Companion Loan Noteholder (as the Goodyear Portfolio Whole Loan Controlling Holder), which will be obtained by the Special Servicer, is required for any Goodyear Portfolio Major Decision; provided that the foregoing does not relieve the Master Servicer or the Special Servicer, as applicable, from complying with the Servicing Standard or any applicable law, including the REMIC provisions of the Code.

“Goodyear Portfolio Major Decision” means, (i) during any period that the holder of the Goodyear Portfolio Subordinate Companion Loan is not the Goodyear Portfolio Whole Loan Controlling Noteholder, the definition of “Major Decisions” contained in the Pooling and Servicing Agreement and (ii) during any period that the holder of the Goodyear Portfolio Subordinate Companion Loan is the Goodyear Portfolio Whole Loan Controlling Noteholder:

(i)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of the Goodyear Portfolio Mortgaged Property if it comes into and continues in default;

(ii)      any modification, consent to a modification or waiver of a monetary term (other penalty charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of penalty charges) of the Goodyear Portfolio Whole Loan or any extension of the maturity date of the Goodyear Portfolio Whole Loan;

(iii)     any sale of the Goodyear Portfolio Mortgage Loan (when it is a Defaulted Mortgage Loan) or REO Property for less than the applicable Purchase Price (as defined in the Pooling and Servicing Agreement);

(iv)     any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the related REO Property;

(v)      any release of collateral or any acceptance of substitute or additional collateral for the Goodyear Portfolio Whole Loan, or any consent to any of the foregoing, other than immaterial condemnation actions and other similar takings or if otherwise required pursuant to the specific terms of the Goodyear Portfolio Whole Loan documents and for which there is no lender discretion;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Goodyear Portfolio Whole Loan or, if lender consent is required, any consent to such waiver or consent to a transfer of the Goodyear Portfolio Mortgaged Property or interests in the mortgagor, other than any such transfer as may be effected without the consent of the lender under the Goodyear Portfolio Whole Loan documents or related to an immaterial easement, right of way or similar agreement;

(vii)    releases of any material amounts from escrow accounts, reserve accounts or letters of credit held as performance or “earn out” escrows or reserves other than those required pursuant to the specific terms of the Goodyear Portfolio Whole Loan and for which there is no lender discretion;

(viii)    any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a mortgagor or guarantor releasing a mortgagor or guarantor from liability under the Goodyear Portfolio Whole Loan other than pursuant to the specific terms of the Goodyear Portfolio Whole Loan documents and for which there is no lender discretion;

(ix)     any determination by the Master Servicer to transfer the Goodyear Portfolio Whole Loan to the Special Servicer under circumstances where the Master Servicer determines (in accordance with the Servicing Standard) that a default in making any monthly payment or any other material payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or other default that is likely to impair the use or marketability of the Goodyear Portfolio Mortgaged Property or any such analogous event described in the definition of Servicing Transfer Event (as defined in the Pooling and Servicing Agreement);

(x)     following a default or an event of default with respect to the Goodyear Portfolio Whole Loan, any exercise of a material remedy including the acceleration of the Goodyear Portfolio Whole Loan or initiation of judicial, bankruptcy or similar proceedings under the Goodyear Portfolio Whole Loan documents or with respect to the related mortgagor or Goodyear Portfolio Mortgaged Property;

(xi)    any determination of an Acceptable Insurance Default;

(xii)    any proposed material modification or waiver of the insurance requirements set forth in the Goodyear Portfolio Whole Loan documents, other than pursuant to the specific terms of the Goodyear Portfolio Whole Loan documents and for which there is no lender discretion;

(xiii)   with respect to the environmental insurance purchased by the borrower, any proposed change in carrier, coverages, limits, term, extended period of indemnity or deductibles or any other changes that require lender approval under the Goodyear Portfolio Whole Loan agreement;

(xiv)   the granting of any consents or approvals related to the incurrence of (a) additional debt by the borrower or (b) mezzanine debt by a direct or indirect parent of the borrower, in either case to the extent the lender’s consent or approval is required under the Goodyear Portfolio Whole Loan documents;

(xv)    subject to the REMIC provisions any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Goodyear Portfolio Mortgaged Property;

(xvi)   any approval of a major lease (to the extent lender’s approval is required by the Goodyear Portfolio Whole Loan documents);

(xvii)   the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to purchase the Goodyear Portfolio A Notes has expired or been waived pursuant to the terms of the Goodyear Portfolio Co-Lender Agreement; and

(xviii)  the termination or replacement of a property manager or execution, termination, renewal or material modification of any property management agreement other than those required pursuant to the specific terms of the Goodyear Portfolio Whole Loan documents and for which there is no lender discretion.

Notwithstanding the foregoing, pursuant to the terms of the Goodyear Portfolio Co-Lender Agreement, the Goodyear Portfolio Pari Passu Companion Loan Noteholder (or their representatives which, at any time any related Goodyear Portfolio Pari Passu Companion Loan is included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder of the related Goodyear Portfolio Pari Passu Companion Loan, has the right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Goodyear Portfolio Whole Loan Controlling Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the Goodyear Portfolio Whole Loan Controlling Holder under the Pooling and Servicing Agreement without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any Goodyear Portfolio Major Decision or the implementation of any recommended action outlined in an asset status report relating to the Goodyear Portfolio Whole Loan.

Neither the Master Servicer nor the Special Servicer may follow or be required to follow any direction, advice or consultation provided by the Goodyear Portfolio Whole Loan Controlling Holder or the Goodyear Portfolio Pari Passu Companion Loan Noteholder (or their representatives) that would require or cause the Master Servicer or the Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the Master Servicer or the Special Servicer, as applicable, to violate provisions of the Goodyear Portfolio Co-Lender Agreement, require or cause the Master Servicer or the Special Servicer, as applicable, to violate the terms of the Goodyear Portfolio Whole Loan, or materially expand the scope of any of the Master Servicer’s or the Special Servicer’s, as applicable, responsibilities under the Goodyear Portfolio Co-Lender Agreement or the Pooling and Servicing Agreement.

The Goodyear Portfolio Whole Loan Controlling Noteholder

Pursuant to the Goodyear Portfolio Co-Lender Agreement, the directing holder (the “Goodyear Portfolio Whole Loan Controlling Holder”) with respect to the Goodyear Portfolio Whole Loan, as of any date of determination, will be:

●	prior to November 1, 2028, the Goodyear Portfolio Subordinate Companion Loan Noteholder, unless (x) a Goodyear Portfolio Control Appraisal Period has occurred and is continuing or (y) the Goodyear Portfolio Subordinate Companion Loan principal balance is less than $1,000,000 (in which case, the Goodyear Portfolio Whole Loan Controlling Holder will be the holder of the Goodyear Portfolio Note A-1); and

●	after November 1, 2028, the holder of the Goodyear Portfolio Note A-1, provided that at any time the holder of the Goodyear Portfolio Note A-1 is the Goodyear Portfolio Whole Loan Controlling Holder, references to the Goodyear Portfolio Whole Loan Controlling Holder will mean the holders of the majority of the controlling class of securities issued in this securitization; provided, further, that if, at any time, any interest in the Goodyear Portfolio Whole Loan Controlling Holder is held by the borrower or an affiliate of the borrower, a Goodyear Portfolio Control Appraisal Period will have been deemed to have occurred with respect to such noteholder.

A “Goodyear Portfolio Control Appraisal Period” will mean a period that exists with respect to the Goodyear Portfolio Subordinate Companion Loan, if and for so long as: (a)(i) the initial unpaid principal balance of the Goodyear Portfolio Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Goodyear Portfolio Subordinate Companion Loan after the date of creation of the Goodyear Portfolio Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Goodyear Portfolio Whole Loan that is allocated to the Goodyear Portfolio Subordinate Companion Loan and (z) without duplication, any losses realized with respect to the Goodyear Portfolio Mortgaged Property or the Goodyear Portfolio Whole Loan that are allocated to the Goodyear Portfolio Subordinate Companion Loan, is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Goodyear Portfolio Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Goodyear Portfolio Subordinate Companion Loan Noteholder after the creation of the Goodyear Portfolio Subordinate Companion Loan.

The Goodyear Portfolio Subordinate Companion Loan Noteholder is entitled to avoid its applicable Goodyear Portfolio Control Appraisal Period caused by the application of an Appraisal Reduction Amount (as opposed to a Goodyear Portfolio Control Appraisal Period that is deemed to have occurred as a result of any borrower-related party holding an interest in the Goodyear Portfolio Subordinate Companion Loan or the existence of any circumstances that would otherwise permit any borrower-related party to exercise the rights of the Goodyear Portfolio Subordinate Companion Loan as Goodyear Portfolio Whole Loan Controlling Holder) upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the Master Servicer or the Special Servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution in a form acceptable to the Master Servicer or Special Servicer that meets the rating requirements as described in the Goodyear Portfolio Co-Lender Agreement (either (x) or (y), the “Goodyear Portfolio Threshold Event Collateral”) in an amount that, when added to the appraised value of the Goodyear Portfolio Mortgaged Property as used to calculate any Appraisal Reduction Amount for the Goodyear Portfolio Whole Loan pursuant to the Pooling and Servicing Agreement, would reduce such Appraisal Reduction Amount enough to cause the applicable Goodyear Portfolio Control Appraisal Period not to exist.

Rights of the Goodyear Portfolio Subordinate Companion Loan Noteholder

In the event that the Goodyear Portfolio borrower fails to make any payment of a liquidated sum of money due on the Goodyear Portfolio Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the Goodyear Portfolio Whole Loan, the Goodyear Portfolio Subordinate Companion Loan Noteholder will have the right to cure such event of default subject to certain limitations set forth in the Goodyear Portfolio Co-Lender Agreement. The Goodyear Portfolio Subordinate Companion Loan Noteholder will be limited to, in the aggregate, six (6) cure payments over the life of the Goodyear Portfolio Whole Loan, and, with respect to monetary events of default, no more than three (3) of which may be consecutive. So long as the Goodyear Portfolio Subordinate Companion Loan Noteholder is permitted to make a cure payment with respect to a non-monetary event of default, and is diligently prosecuting the cure of same, under the Goodyear Portfolio Co-Lender Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the Goodyear Portfolio Whole Loan to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the Goodyear Portfolio Whole Loan has occurred and is continuing, the Goodyear Portfolio Subordinate Companion Loan Noteholder will have the option to purchase the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan, (b) accrued and unpaid interest on the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loan through the end of the related interest accrual period, (c) any other amounts due under the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Goodyear Portfolio Whole Loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in the Goodyear Portfolio Co-Lender Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on Advances, (f) (i) if the borrower or borrower-related party is the purchaser or (ii) if the Goodyear Portfolio Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Goodyear Portfolio Co-Lender Agreement, any liquidation or workout fees payable under the Pooling and Servicing Agreement with respect to the Goodyear Portfolio Whole Loan and (g) certain additional amounts to the extent provided for in the Goodyear Portfolio Co-Lender Agreement.

Sale of Defaulted Mortgage Loan

If an event of default with respect to the Goodyear Portfolio Whole Loan has occurred and is continuing, then the Goodyear Portfolio Subordinate Companion Loan Noteholder, upon written notice to the holders of the Goodyear Portfolio A Notes (the “Goodyear Portfolio Purchase Notice”), will have the right to purchase all (but not less than all) of the Goodyear Portfolio A Notes for the purchase price provided in the Goodyear Portfolio Co-Lender Agreement on a date not more than 45 days after providing written notice.

The right of the Goodyear Portfolio Subordinate Companion Loan Noteholder to purchase the Goodyear Portfolio A Notes will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Goodyear Portfolio Mortgaged Property (and the holder of the Goodyear Portfolio Mortgage Loan is required to give the Goodyear Portfolio Subordinate Companion Loan Noteholder 10 days’ written notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the Goodyear Portfolio Mortgaged Property is transferred to the holder of the Goodyear Portfolio Mortgage Loan or (or a designee on its behalf) not otherwise in connection with a consummation by the holder of the Goodyear Portfolio Mortgage Loan of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than 10 days after the acceleration of the Goodyear Portfolio Whole Loan, the holder of the Goodyear Portfolio Mortgage Loan must notify the Goodyear Portfolio Subordinate Companion Loan Noteholder and the Goodyear Portfolio Subordinate Companion Loan Noteholder will have a 15 day period from the date of such notice to deliver a Goodyear Portfolio Purchase Notice, in which case the Goodyear Portfolio Subordinate Companion Loan Noteholder will be obligated to purchase the Goodyear Portfolio Mortgaged Property, in immediately available funds, within a 15 day period at the applicable purchase price.

Special Servicer Appointment Rights

Pursuant to the Goodyear Portfolio Co-Lender Agreement, the holder of the Goodyear Portfolio Subordinate Companion Loan (other than during a Goodyear Portfolio Control Appraisal Period) will have the right, with or without cause, upon 10 days prior notice, to replace the Special Servicer then acting with respect to the Goodyear Portfolio Whole Loan and appoint a replacement special servicer in lieu of such applicable Special Servicer. During a Goodyear Portfolio Control Appraisal Period, the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing), or the applicable Certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will have the right, with or without cause (subject to the limitations described herein) to replace the Special Servicer then acting with respect to the Goodyear Portfolio Whole Loan and appoint a replacement special servicer in lieu of such applicable special servicer, as described under “Pooling and Servicing Agreement— Special Servicing Transfer Event” and “Rights Upon Servicer Termination Event” in this prospectus.

The Colonnade Office Complex Whole Loan

General

The Colonnade Office Complex Mortgage Loan (3.0%) (“The Colonnade Office Complex Mortgage Loan”) is part of The Colonnade Office Complex Whole Loan (as defined below) comprised of 17 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (“The Colonnade Office Complex Mortgaged Property”).

The rights of the holders of the promissory notes evidencing The Colonnade Office Complex Whole Loan (“The Colonnade Office Complex Noteholders”) are subject to a co-lender agreement (“The Colonnade Office Complex Co-Lender Agreement”). The following summaries describe certain provisions of The Colonnade Office Complex Co-Lender Agreement and the UBS 2019-C16 PSA.

The Colonnade Office Complex Mortgage Loan is evidenced by three senior pari passu promissory notes (Notes A-2-1, A-2-2 and A-5), with an aggregate Cut-off Date Balance of $28,000,000. The related Pari Passu Companion Loans (“The Colonnade Office Complex Pari Passu Companion Loans” and, together with The Colonnade Office Complex Mortgage Loan,

“The Colonnade Office Complex Senior Loans”), have an original principal balance of $77,000,000 and are evidenced by seven senior pari passu promissory notes. The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans are pari passu with each other in terms of priority. There are also seven Subordinate Companion Loans (collectively, “The Colonnade Office Complex Subordinate Companion Loans”), evidenced by six senior subordinate promissory notes (Notes B-1, B-2, B-3, B-4, B-5 and B-6) (“The Colonnade Office Complex Senior Subordinate Companion Loan”) with an aggregate original principal balance of $55,000,000 and the junior subordinate promissory Note C with an original principal balance of $63,000,000 (“The Colonnade Office Complex Junior Subordinate Companion Loan”). None of The Colonnade Office Complex Subordinate Companion Loans or The Colonnade Office Complex Pari Passu Companion Loans will be included in the issuing entity. The Colonnade Office Complex Subordinate Companion Loans, together with The Colonnade Office Complex Pari Passu Companion Loans, are referred to in this prospectus as “The Colonnade Office Complex Companion Loans” and The Colonnade Office Complex Mortgage Loan, together with The Colonnade Office Complex Companion Loans, are referred to in this prospectus as “The Colonnade Office Complex Whole Loan”. For further information regarding the notes see “Description of the Mortgage Pool—The Whole Loans—General—Whole Loan Control Notes and Non-Control Notes”.

Servicing

The Colonnade Office Complex Whole Loan will be serviced by Midland Loan Services, a Division of PNC Bank, National Association, as servicer (in such capacity, the “UBS 2019-C16 Master Servicer” and as special servicer (in such capacity, the “UBS 2019-C16 Special Servicer”) pursuant to the terms of the UBS 2019-C16 PSA among UBS Commercial Mortgage Securitization Corp., as depositor, the UBS 2019-C16 Master Servicer, the UBS 2019-C16 Special Servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, in connection with the UBS 2019-C16 Mortgage Trust, into which some of The Colonnade Office Complex Pari Passu Companion Loans (the “UBS 2019-C16 Mortgage Trust”), and, subject to the terms of The Colonnade Office Complex Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any The Colonnade Office Complex Noteholder will be effected in accordance with the UBS 2019-C16 PSA and The Colonnade Office Complex Co-Lender Agreement.

The UBS 2019-C16 The Colonnade Office Complex Directing Holder (as defined below) has the right to approve certain modifications and consent to certain actions to be taken with respect to The Colonnade Office Complex Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in The Colonnade Office Complex Co-Lender Agreement, the holder of The Colonnade Office Complex Junior Subordinate Companion Loan (“The Colonnade Office Complex Junior Subordinate Companion Loan Holder”) and the holders of The Colonnade Office Complex Senior Subordinate Companion Loan each have the right to cure certain defaults by the related borrower, as more fully described below.

Application of Payments

The Colonnade Office Complex Co-Lender Agreement sets forth the respective rights of the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Companion Loans with respect to distributions of funds received in respect of The Colonnade Office Complex Whole Loan, and provides, in general, that:

●	The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	The Colonnade Office Complex Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, and the rights of the holders of The Colonnade Office Complex Subordinate Companion Loans to receive payments with respect to The Colonnade Office Complex Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans to receive payments with respect to The Colonnade Office Complex Whole Loan;

●	The Colonnade Office Complex Junior Subordinate Companion Loan is, at all times, junior, subject and subordinate to The Colonnade Office Complex Senior Subordinate Companion Loan, and the rights of the holder of The Colonnade Office Complex Junior Subordinate Companion Loan to receive payments with respect to The Colonnade Office Complex Whole Loan are, at all times, junior, subject and subordinate to the rights of the holder of The Colonnade Office Complex Senior Subordinate Companion Loan to receive payments with respect to The Colonnade Office Complex Whole Loan;

●	all expenses and losses relating to The Colonnade Office Complex Whole Loan will, to the extent not paid by the related borrower, be allocated first to The Colonnade Office Complex Junior Subordinate Companion Loan Holder, second to the holder of The Colonnade Office Complex Senior Subordinate Companion Loan and third to the issuing entity, as holder of The Colonnade Office Complex Mortgage Loan, and the holders of The Colonnade Office Complex Pari Passu Companion Loans on a pro rata and pari passu basis.

If no The Colonnade Office Complex Sequential Pay Event (as defined below) has occurred and is continuing with respect to The Colonnade Office Complex Whole Loan, all amounts tendered by the borrower or otherwise available for payment on The Colonnade Office Complex Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans in an amount equal to the interest then due and payable under The Colonnade Office Complex Whole Loan documents on the applicable The Colonnade Office Complex Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans in an amount equal to all principal payments received, if any, with respect to the related monthly payment date with respect to The Colonnade Office Complex Whole Loan, until their respective note principal balances have been reduced to zero;

Third, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, including (i) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing The Colonnade Office Complex Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to The Colonnade Office Complex Whole Loan pursuant to The Colonnade Office Complex Co-Lender Agreement or the UBS 2019-C16 PSA;

Fourth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, in an amount equal to the aggregate of any prepayment premium payable on The Colonnade Office Complex Senior Loans to the extent paid by the related borrower;

Fifth, if, as a result of a workout, the principal balance of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction of the principal balance of The Colonnade Office Complex Senior Loans as a result of such workout, plus interest on such amount at a per annum rate equal the applicable net note rate;

Sixth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount equal to the interest then due and payable under The Colonnade Office Complex Whole Loan documents on the applicable The Colonnade Office Complex Senior Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

Seventh, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount equal to the principal payments received, if any, with respect to the related monthly payment date with respect to The Colonnade Office Complex Whole Loan that are remaining after distribution to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans (pursuant to paragraph second above) until their respective note principal balances have been reduced to zero;

Eighth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan, in an amount equal to the aggregate of any prepayment premium payable on The Colonnade Office Complex Senior Subordinate Companion Loan to the extent paid by the related borrower;

Ninth, to the extent any holder of The Colonnade Office Complex Senior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to The Colonnade Office Complex Co-Lender Agreement (as described below under “—Cure Rights”), to reimburse such holder of The Colonnade Office Complex Senior Subordinate Companion Loan for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan has been reduced, such excess amount will be paid on a pro rata and pari passu basis, to the holder of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan as a result of such workout, plus interest on such amount at a per annum rate equal the applicable note rate;

Eleventh, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder, to pay interest then due and payable under The Colonnade Office Complex Whole Loan documents on The Colonnade Office Complex Junior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Twelfth, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder, in an amount equal to the principal payments received, if any, with respect to the related monthly payment date with respect to The Colonnade Office Complex Whole Loan that are remaining after distribution to the holders of The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan (pursuant to paragraphs second and seventh above), until the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan has been reduced to zero;

Thirteenth, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder in an amount equal to any prepayment premium payable on The Colonnade Office Complex Junior Subordinate Companion Loan to the extent paid by the related borrower;

Fourteenth, to the extent The Colonnade Office Complex Junior Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to The Colonnade Office Complex Co-Lender Agreement (as described below under “—Cure Rights”), to reimburse The Colonnade Office Complex Junior Subordinate Companion Loan Holder for all such cure payments;

Fifteenth, if the proceeds of any foreclosure sale or any liquidation of The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan has been reduced, such excess amount will be paid to The Colonnade Office Complex Junior Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan as a result of such workout, plus interest on such amount at a per annum rate equal the applicable note rate;

Sixteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the UBS 2019-C16 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate any servicer (in each case provided that such reimbursements or payments relate to The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to The Colonnade Office Complex Noteholders, pro rata, based on their respective percentage interests; and

Seventeenth, if any excess amount is available to be distributed in respect of The Colonnade Office Complex Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs first through sixteenth, any remaining amount will be paid pro rata to The Colonnade Office Complex Noteholders in accordance with their respective initial percentage interests.

Upon the occurrence and continuance of (i) a monetary event of default with respect to The Colonnade Office Complex Whole Loan, (ii) a non-monetary event of default as to which The Colonnade Office Complex Whole Loan becomes a specially serviced loan or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case, provided that a holder of The Colonnade Office Complex Subordinate Companion Loans (or a designee of such holder) has not exercised its cure rights under The Colonnade Office

Complex Co-Lender Agreement (as described below under “—Cure Rights”) (each, a “The Colonnade Office Complex Sequential Pay Event”), amounts tendered by the borrower and otherwise available for payment on The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans in an amount equal to the interest then due and payable under The Colonnade Office Complex Whole Loan documents on the applicable The Colonnade Office Complex Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, in each case until their respective note principal balances have been reduced to zero;

Third, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans up to an amount of any unreimbursed costs and expenses paid by the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, including (i) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing The Colonnade Office Complex Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to The Colonnade Office Complex Whole Loan pursuant to The Colonnade Office Complex Co-Lender Agreement or the UBS 2019-C16 PSA;

Fourth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, in an amount equal to the aggregate of any prepayment premium payable on The Colonnade Office Complex Senior Loans to the extent paid by the related borrower;

Fifth, if, as a result of a workout, the principal balance of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction of the principal balance of The Colonnade Office Complex Senior Loans as a result of such workout, plus interest on such amount at a per annum rate equal the applicable net note rate;

Sixth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount equal to the interest then due and payable under The Colonnade Office Complex Whole Loan documents on the applicable The Colonnade Office Complex Senior Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

Seventh, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount equal to the principal balance of The Colonnade Office Complex Senior Loans until their respective note principal balances have been reduced to zero;

Eighth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan, in an amount equal to any prepayment premium payable on The Colonnade Office Complex Senior Subordinate Companion Loan to the extent paid by the related borrower;

Ninth, to the extent any holder of The Colonnade Office Complex Senior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to The Colonnade Office Complex Co-Lender Agreement (as described below under “—Cure Rights”), to reimburse such holder of The Colonnade Office Complex Senior Subordinate Companion Loan for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan has been reduced, such excess amount will be paid on a pro rata and pari passu basis, to the holder of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan as a result of such workout, plus interest on such amount at a per annum rate equal the applicable note rate;

Eleventh, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder, to pay interest then due and payable under The Colonnade Office Complex Whole Loan documents on The Colonnade Office Complex Junior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Twelfth, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder, in an amount equal to the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan, until the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan has been reduced to zero;

Thirteenth, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder in an amount equal to any prepayment premium payable on The Colonnade Office Complex Junior Subordinate Companion Loan to the extent paid by the related borrower;

Fourteenth, to the extent The Colonnade Office Complex Junior Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to The Colonnade Office Complex Co-Lender Agreement (as described below under “—Cure Rights”), to reimburse The Colonnade Office Complex Junior Subordinate Companion Loan Holder for all such cure payments;

Fifteenth, if the proceeds of any foreclosure sale or any liquidation of The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan has been reduced, such excess amount will be paid to The Colonnade Office Complex Junior Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan as a result of such workout, plus interest on The Colonnade Office Complex Junior Subordinate Companion Loan principal balance at a per annum rate equal the applicable note rate;

Sixteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the UBS 2019-C16 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate any servicer (in each case provided that such reimbursements or payments relate to The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to The Colonnade Office Complex Noteholders, pro rata, based on their respective percentage interests; and

Seventeenth, if any excess amount is available to be distributed in respect of The Colonnade Office Complex Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid pro rata to The Colonnade Office Complex Noteholders in accordance with their respective percentage interests.

The Directing Holder

The controlling noteholder (“The Colonnade Office Complex Directing Holder”) under The Colonnade Office Complex Co-Lender Agreement, as of any date of determination, is:

●	initially, The Colonnade Office Complex Junior Subordinate Companion Loan Holder;

●	if a The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, but a UBS 2019-C16 The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period has not occurred and is not continuing, the holder of Note B-1; and

●	if a The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, the holder of Note A-1, which will be the directing certificateholder of the UBS 2019-C16 Mortgage Trust, because Note A-1 is included in such trust.

 A “The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period” will exist with respect to The Colonnade Office Complex Whole Loan, if and for so long as: (A) (1) the initial principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, The Colonnade Office Complex Junior Subordinate Companion Loan after the date of creation of The Colonnade Office Complex Junior Subordinate Companion Loan (and not returned to the holders of The Colonnade Office Complex Senior Loans, the holders of The Colonnade Office Complex Senior Subordinate Companion Loan, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, or the related borrower as required by The Colonnade Office Complex Co-Lender Agreement), (y) any Appraisal Reduction Amount for The Colonnade Office Complex Whole Loan that is allocated to The Colonnade Office Complex Junior Subordinate Companion Loan and (z) without duplication, any losses realized with respect to The Colonnade Office Complex Mortgaged Property or The Colonnade Office Complex Whole Loan that are allocated to The Colonnade Office Complex Junior Subordinate Companion Loan, is less than (b) twenty-five percent (25%) of the remainder of the (i) initial principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, The Colonnade Office Complex Junior Subordinate Companion Loan Holder on The Colonnade Office Complex Junior

Subordinate Companion Loan (and not returned to the holders of The Colonnade Office Complex Senior Loans, the holders of The Colonnade Office Complex Senior Subordinate Companion Loan, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer of the UBS 2019-C16 Trust, as the context may require, or the related borrower as required by The Colonnade Office Complex Co-Lender Agreement) after the date of creation of The Colonnade Office Complex Junior Subordinate Companion Loan.

A “The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period” will exist with respect to The Colonnade Office Complex Whole Loan, if and for so long as: (A) (1) the initial principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, The Colonnade Office Complex Senior Subordinate Companion Loan after the date of creation of each note evidenced by The Colonnade Office Complex Senior Subordinate Companion Loan (and not returned to the holders of The Colonnade Office Complex Senior Loans, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, or the related borrower as required by The Colonnade Office Complex Co-Lender Agreement), (y) any Appraisal Reduction Amount for The Colonnade Office Complex Whole Loan that is allocated to The Colonnade Office Complex Senior Subordinate Companion Loan and (z) without duplication, any losses realized with respect to The Colonnade Office Complex Mortgaged Property or The Colonnade Office Complex Whole Loan that are allocated to The Colonnade Office Complex Senior Subordinate Companion Loan, is less than (B) twenty-five percent (25%) of the remainder of the (i) initial principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of The Colonnade Office Complex Senior Subordinate Companion Loan on The Colonnade Office Complex Senior Subordinate Companion Loan (and not returned to the holders of The Colonnade Office Complex Senior Loans, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, or the related borrower as required by The Colonnade Office Complex Co-Lender Agreement) after the date of creation of The Colonnade Office Complex Senior Subordinate Companion Loan.

The Colonnade Office Complex Directing Holder is entitled to avoid a The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period or a The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period, as applicable, caused by application of an Appraisal Reduction Amount (as opposed to a The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period or a The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period, as applicable, that is deemed to have occurred as a result of any borrower related party holding an interest in any of The Colonnade Office Complex Junior Subordinate Companion Loan or The Colonnade Office Complex Senior Subordinate Companion Loan, as applicable, or the existence of any circumstances that would otherwise permit any borrower related party to exercise the rights of The Colonnade Office Complex Junior Subordinate Companion Loan Holder or the holder of Note B-1, as applicable, as The Colonnade Office Complex Directing Holder) upon satisfaction of certain conditions (which must be completed within 30 days of the receipt of a third party appraisal that indicates such control appraisal period has occurred), including without limitation: (i) delivery of additional collateral in the form of either (x) cash collateral for the benefit of and acceptable to, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements as described in The Colonnade Office Complex Co-Lender Agreement (either (x) or (y), the “The Colonnade Office Complex Subordinate Companion Loan Threshold Event Collateral”), and (ii) The Colonnade Office

Complex Subordinate Companion Loan Threshold Event Collateral is an amount which, when added to the appraised value of The Colonnade Office Complex Mortgaged Property as determined pursuant to the UBS 2019-C16 PSA, causes The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period or The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period, as applicable, not to occur.

Consultation and Control

The UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, will be required to notify The Colonnade Office Complex Directing Holder (or its designee) and receive its written consent in connection with any of The Colonnade Office Complex Major Decisions.

In addition, pursuant to the terms of The Colonnade Office Complex Co-Lender Agreement, during the continuation of a The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period or a The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period (1) the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, will be required to provide to each noteholder that is not The Colonnade Office Complex Directing Holder (“The Colonnade Office Complex Non-Controlling Noteholder”) (or its representative) (i) notice, information and reports with respect to any The Colonnade Office Complex Major Decisions (similar to such notice, information and report it is required to deliver to the Directing Certificateholder under the UBS 2019-C16 PSA) and (ii) the implementation of any recommended actions outlined in an asset status report relating to The Colonnade Office Complex Whole Loan without regard to whether a control termination event has occurred) and (2) the UBS 2019-C16 Special Servicer will be required to consult with each The Colonnade Office Complex Non-Controlling Noteholder (or its representative) on a non-binding basis with respect to any The Colonnade Office Complex Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to The Colonnade Office Complex Whole Loan, and consider alternative actions recommended by such The Colonnade Office Complex Non-Controlling Noteholder (or its representative); provided that after the expiration of a period of 10 business days from the delivery to each of The Colonnade Office Complex Non-Controlling Noteholders (or its representative) by written notice of a proposed action, together with copies of the notice, information and report required to be provided, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, will no longer be obligated to consult with such The Colonnade Office Complex Non-Controlling Noteholder (or its representative), whether or not such The Colonnade Office Complex Non-Controlling Noteholder (or its representative) has responded within such 10 business day consultation period unless, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of each The Colonnade Office Complex Non-Controlling Noteholder (or its representative) described above, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, may make any The Colonnade Office Complex Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, reasonably determines in accordance with the servicing standard that failure to take such actions prior to consultation would materially and adversely affect the interests of the holders of The Colonnade Office Complex Whole Loan. In no event will the

UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, be obligated at any time to follow or take any alternative actions recommended by a The Colonnade Office Complex Non-Controlling Noteholder (or its representative).

“The Colonnade Office Complex Major Decisions” means:

(i)        any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of The Colonnade Office Complex Mortgaged Property;

(ii)        any modification, consent to a modification or waiver of any monetary term (other than penalty charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of penalty charges) of The Colonnade Office Complex Whole Loan or any extension of the maturity date of The Colonnade Office Complex Whole Loan;

(iii)       any modification of, or waiver with respect to, The Colonnade Office Complex Whole Loan that would result in a discounted pay-off of The Colonnade Office Complex Subordinate Companion Loans;

(iv)       any sale of The Colonnade Office Complex Whole Loan (when it is a Defaulted Mortgage Loan) or REO Property for less than the applicable purchase price provided in The Colonnade Office Complex Co-Lender Agreement;

(v)        any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the related REO Property;

(vi)       any release of collateral or any acceptance of substitute or additional collateral for The Colonnade Office Complex Whole Loan, or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion;

(vii)      any (i) waiver of a “due on sale” or “due on encumbrance” clause with respect to The Colonnade Office Complex Whole Loan, (ii) consent to such a waiver, (iii) consent to a transfer of The Colonnade Office Complex Mortgaged Property or interests in the related borrower or (iv) consent or approval related to the incurrence of additional debt by the related borrower, in each case other than any such transfer or incurrence of debt as may be effected as-of-right without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(viii)     any amendment, modification or termination of any management agreement, any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager or franchise changes (in each case, if the lender is required to consent or approve such changes under the mortgage loan documents);

(ix)       releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn out” escrows or reserves other than those required pursuant to the specific terms of The Colonnade Office Complex Whole Loan and for which there is no lender discretion (the determination of whether the conditions precedent to releasing or reducing any such escrow accounts, reserve accounts or letters of credit have been satisfied shall not constitute matters of lender discretion for purposes of this clause (ix));

(x)       any acceptance of an assumption agreement (or any other agreement permitting transfers of interests in the related borrower or any guarantor or indemnitor) releasing the related borrower or any guarantor or indemnitor from liability under the mortgage loan documents (other than pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion);

(xi)       the determination of the UBS 2019-C16 Special Servicer pursuant to a servicing transfer event;

(xii)      following an event of default under The Colonnade Office Complex Whole Loan, any exercise of a material remedy on The Colonnade Office Complex Whole Loan or any acceleration of The Colonnade Office Complex Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the mortgage loan documents or with respect to the related borrower or The Colonnade Office Complex Mortgaged Property;

(xiii)     any modification, waiver or amendment of any material term of any intercreditor agreement, co-lender agreement or similar agreement (other than The Colonnade Office Complex Co-Lender Agreement) with any mezzanine lender or subordinate debt holder related to The Colonnade Office Complex Whole Loan;

(xiv)     any determination of an Acceptable Insurance Default;

(xv)      any proposed modification or waiver of any material provision in the mortgage loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xvi)     the granting of any consents or approvals related to the incurrence of additional debt or mezzanine debt by a direct or indirect parent of the related borrower, to the extent the lender’s consent or approval is required under the mortgage loan documents;

(xvii)    any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of The Colonnade Office Complex Mortgaged Property, in each case to the extent the lender’s consent or approval is required under the mortgage loan documents;

(xviii)    any approval of a major lease or any modification, amendment or renewal thereof (to the extent lender’s approval is required by the mortgage loan documents);

(xix)     the voting of any claim or on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to purchase The Colonnade Office Complex Senior Loans has expired or been waived;

(xx)      the release of a guarantor under the mortgage loan documents or the approval of any replacement or additional guarantor under the mortgage loan documents;

(xxi)     any election not to seek relief from the automatic stay or dismissal of a bankruptcy filing;

(xxii)    the approval or adoption of any material alteration at The Colonnade Office Complex Mortgaged Property (if the lender’s approval is required by the mortgage loan documents, and if so, notwithstanding anything to contrary set forth in The Colonnade Office Complex Co-Lender Agreement, subject to the same standard of approval as is applicable thereto in the mortgage loan documents); and

(xxiii)   any approval or consent required by the “directing senior lender” under any mezzanine loan intercreditor agreement.

Neither the UBS 2019-C16 Master Servicer nor the UBS 2019-C16 Special Servicer may follow any advice, consultation, decision or direction provided by The Colonnade Office Complex Directing Holder that would require or cause the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer acting on its behalf) to violate any applicable law (including applicable REMIC provisions), to be inconsistent with the Servicing Standard, to require or cause the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer to violate provisions of The Colonnade Office Complex Co-Lender Agreement or the UBS 2019-C16 PSA, to require or cause the UBS 2019-C16 Master Servicer or UBS 2019-C16 Special Servicer to violate the terms of The Colonnade Office Complex Whole Loan, or materially expand the scope of any of the of the UBS 2019-C16 Master Servicer’s or UBS 2019-C16 Special Servicer’s responsibilities under The Colonnade Office Complex Co-Lender Agreement or the UBS 2019-C16 PSA.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on The Colonnade Office Complex Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to The Colonnade Office Complex Whole Loan, each holder of The Colonnade Office Complex Subordinate Companion Loans will have the right, but not the obligation, to cure such event of default subject to certain limitations set forth in The Colonnade Office Complex Co-Lender Agreement. Such right to cure will be limited to a combined total of six (6) cures related to monetary defaults over the life of The Colonnade Office Complex Whole Loan, no more than four (4) of which may be consecutive, and six (6) cures of non-monetary defaults over the life of The Colonnade Office Complex Whole Loan. So long as, among other conditions set forth in The Colonnade Office Complex Co-Lender Agreement, any holder of The Colonnade Office Complex Subordinate Companion Loans permitted to cure a non-monetary event of default, is diligently and expeditiously prosecuting such cure, and such cure does not exceed sixty (60) days, pursuant to The Colonnade Office Complex Co-Lender Agreement, neither the UBS 2019-C16 Master Servicer nor the UBS 2019-C16 Special Servicer will be permitted to treat such event of default as such for purposes of transferring The Colonnade Office Complex

Whole Loan to special servicing or exercising remedies. In the event that both The Colonnade Office Complex Junior Subordinate Companion Loan Holder and a holder of The Colonnade Office Complex Senior Subordinate Companion Loan elect to cure such event of default, The Colonnade Office Complex Junior Subordinate Companion Loan Holder will have the right to effectuate the related cure.

Purchase Option

If an event of default with respect to The Colonnade Office Complex Whole Loan has occurred and is continuing, then, upon written notice (i) to the holders of The Colonnade Office Complex Senior Loans and the holders of The Colonnade Office Complex Senior Subordinate Companion Loan from The Colonnade Office Complex Junior Subordinate Companion Loan Holder or (ii) to the holders of The Colonnade Office Complex Senior Loans, from the holders of The Colonnade Office Complex Senior Subordinate Companion Loan (each a “Note Holder Purchase Option Notice” ), the sender of such notice, (i) if the sender is a holder of The Colonnade Office Complex Senior Subordinate Companion Loan, will have the right to purchase The Colonnade Office Complex Senior Loans at a price equal to The Colonnade Office Complex Senior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price, and (ii) if the sender is The Colonnade Office Complex Junior Subordinate Companion Loan Holder, will have the right to purchase The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan at a price equal to The Colonnade Office Complex Junior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price, on a date not less than ten (10) days and not more than sixty (60) days after providing written notice.

“The Colonnade Office Complex Junior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price” means the sum, without duplication, of (a) the principal balance of The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan, (b) accrued and unpaid interest on The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan at the rate of interest on each of The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan, from the date as to which interest was last paid in full by the related borrower through the end of the related interest accrual period, (c) any other amounts due on The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan, payable under The Colonnade Office Complex Whole Loan, excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing Advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in The Colonnade Office Complex Co-Lender Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid Advance Interest Amount, (f) (i) if any borrower related party is the purchaser or (ii) if The Colonnade Office Complex Whole Loan is purchased more than ninety (90) days after the first such option becomes exercisable pursuant to The Colonnade Office Complex Co-Lender Agreement, any liquidation or workout fees payable under the UBS 2019-C16 PSA with respect to The Colonnade Office Complex Whole Loan and (g) certain additional amounts to the extent provided for in The Colonnade Office Complex Co-Lender Agreement.

“The Colonnade Office Complex Senior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price” means the sum, without duplication, of (a) the principal balance of The Colonnade Office Complex Senior Loans, (b) accrued and unpaid interest on The Colonnade Office Complex Senior Loans at the rate of interest on The Colonnade Office Complex Senior Loans, from the date as to which interest was last paid in full by the related borrower through the end of the related interest accrual period, (c) any other amounts due on The Colonnade Office Complex Senior Loans payable under The Colonnade Office Complex Whole Loan, excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing Advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in The Colonnade Office Complex Co-Lender Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid Advance Interest Amount, (f) (i) if any borrower related party is the purchaser or (ii) if The Colonnade Office Complex Whole Loan is purchased more than ninety (90) days after the first such option becomes exercisable pursuant to The Colonnade Office Complex Co-Lender Agreement, any liquidation or workout fees payable under the UBS 2019-C16 PSA with respect to The Colonnade Office Complex Whole Loan and (g) certain additional amounts to the extent provided for in The Colonnade Office Complex Co-Lender Agreement.

The right of The Colonnade Office Complex Junior Subordinate Companion Loan Holder or the holders of The Colonnade Office Complex Senior Subordinate Companion Loan to purchase one or more The Colonnade Office Complex Notes as described above, will automatically terminate upon a foreclosure sale, sale by power of sale or acceptance of a deed in lieu of foreclosure with respect to The Colonnade Office Complex Mortgaged Property (and the holder of The Colonnade Office Complex Mortgage Loan is required to give the holders of The Colonnade Office Complex Subordinate Companion Loans ten (10) business days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to The Colonnade Office Complex Mortgaged Property is transferred to the holder of The Colonnade Office Complex Mortgage Loan (or a designee) less than ten (10) business days after the acceleration of The Colonnade Office Complex Whole Loan, the holder of The Colonnade Office Complex Mortgage Loan must notify The Colonnade Office Complex Junior Subordinate Companion Loan Holder and each of the holders of The Colonnade Office Complex Senior Subordinate Companion Loan of such transfer, and The Colonnade Office Complex Junior Subordinate Companion Loan Holder and each of the holders of The Colonnade Office Complex Senior Subordinate Companion Loan will have a fifteen (15) day period from the date of such notice to deliver a Note Holder Purchase Option Notice to the holder of The Colonnade Office Complex Mortgage Loan (and if The Colonnade Office Complex Junior Subordinate Companion Loan Holder is delivering such Note Holder Purchase Option Notice, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan), in which case such holder of The Colonnade Office Complex Subordinate Companion Loan will be obligated to purchase The Colonnade Office Complex Mortgaged Property, in immediately available funds, within a fifteen (15) day period at the applicable purchase price.

Sale of Defaulted Whole Loan

Pursuant to the terms of The Colonnade Office Complex Co-Lender Agreement, if The Colonnade Office Complex Whole Loan becomes a Defaulted Loan, and if the UBS 2019-C16 Special Servicer determines to sell The Colonnade Office Complex Mortgage Loan in accordance with the UBS 2019-C16 PSA, then the UBS 2019-C16 Special Servicer will be required to sell The Colonnade Office Complex Pari Passu Companion Loans (but not The Colonnade Office Complex Subordinate Companion Loans) together with The Colonnade Office Complex Mortgage Loan as one whole loan. Notwithstanding the foregoing, if The Colonnade Office Complex Whole Loan becomes a defaulted mortgage loan, the UBS 2019-C16 Special Servicer will not be permitted to sell The Colonnade Office Complex Senior Loans without the written consent of each holder of The Colonnade Office Complex Pari

Passu Companion Loans (provided that such consent is not required if such holder of The Colonnade Office Complex Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the UBS 2019-C16 Special Servicer has delivered to such holder of a The Colonnade Office Complex Pari Passu Companion Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the UBS 2019-C16 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for The Colonnade Office Complex Mortgaged Property, and any documents in the servicing file reasonably requested by a holder of The Colonnade Office Complex Pari Passu Companion Loans that are material to the price of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the UBS 2019-C16 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by any UBS 2019-C16 Master Servicer or UBS 2019-C16 Special Servicer in connection with the proposed sale; provided that any holder of The Colonnade Office Complex Pari Passu Companion Loan may waive any delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the foregoing, each holder of a The Colonnade Office Complex Pari Passu Companion Loan (or its representative), will be permitted to submit an offer at any sale of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to The Colonnade Office Complex Co-Lender Agreement, The Colonnade Office Complex Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the UBS 2019-C16 Special Servicer then acting with respect to The Colonnade Office Complex Whole Loan and appoint a replacement UBS 2019-C16 Special Servicer in lieu thereof without the consent of the holders of The Colonnade Office Complex Mortgage Loan, The Colonnade Office Complex Pari Passu Companion Loans and The Colonnade Office Complex Subordinate Companion Loans (or their representatives).

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. § 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in April 2019 and ending on the hypothetical Determination Date in May 2019. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Wells Fargo Bank, National Association, UBS AG, New York Branch, Rialto Mortgage Finance, LLC, Barclays Capital Real Estate Inc., BSPRT Finance, LLC and BSPRT CMBS Finance, LLC (solely with respect to all of the Mortgage Loans being sold to the depositor by Rialto Real Estate Fund III – Debt, LP) and Argentic Real Estate Finance LLC, are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Wells Fargo Bank, National Association, Argentic Real Estate Finance LLC, Rialto Mortgage Finance, LLC, Rialto Real Estate Fund III – Debt, LP, Barclays Capital Real Estate Inc. and UBS AG, New York Branch on or about May 14, 2019 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicer in structuring securitizations in which it is a sponsor, a mortgage loan seller and an originator. For the twelve-month period ended December 31, 2018, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $5.8 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 2,094 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $41.1 billion, which were included in 129 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicer, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to the depositor by Wells Fargo Bank for deposit into the trust fund (the “Wells Fargo Bank Mortgage Loans”).

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the

Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. No Wells Fargo Mortgage Loan to be included in the trust fund has been co-originated as described in this paragraph. From time to time, Wells Fargo Bank acquires mortgage loans originated by third parties and deposits such mortgage loans into securitization trusts. None of the Wells Fargo Bank Mortgage Loans included in this securitization was originated by a third party.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from January 1, 2016 to December 31, 2018 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)		Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)
Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	23.40	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	23.40	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	86,311,631.00	22.70
CIK #: 0001406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation	28	195,018,502.00	5.41	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	86,311,631.00	22.70

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(11)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,856,119.00	2.56	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			63		100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,856,119.00	2.56	0	0.00	0.00

WFBRS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22		Wells Fargo Bank, National Association	34	660,152,359.00	44.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1616666		The Royal Bank of Scotland	18	311,373,307.00	20.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	21	158,381,467.00	10.65	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Prudential Mortgage Capital Company, LLC	9	109,719,609.00	7.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		NCB, FSB	20	67,614,088.00	4.55	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC	17	63,291,423.00	4.25	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Basis Real Estate Capital II, LLC(12)	6	58,594,540.00	3.94	1	15,371,874.00	1.06	0	0.00	0.00	0	0.00	0.00	1	15,348,545.00	1.08	0	0.00	0.00	1	15,348,545.00	1.08
		Walker & Dunlop Commercial Property Funding I WF, LLC	4	58,473,000.00	3.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			73	1,487,599,794.00	100.00	1	15,371,874.00	1.06	0	0.00	0.00	0	0.00	0.00	1	15,348,545.00	1.08	0	0.00	0.00	1	15,348,545.00	1.08

Commercial Mortgages Asset Class Total			628	9,599,281,621.61		2	38,371,874.00		0	0.00		0	0.00		1	15,348,545.00		2	36,573,124.00		2	101,660,176.00

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)	U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”.

(11)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer withdrew its repurchase demand on August 15, 2017.

(12)	CWCapital Asset Management LLC, as special servicer for Loan No. 22, Alpha Health Center, claimed in a letter dated December 19, 2017, that Basis Real Estate Capital II, LLC ("Basis") breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a lawsuit that was filed against the sponsor of 300 E. Pulaski, LLC (the "Borrower"). On February 7, 2018, Basis rejected the claim for breach of representation or warranty for several reasons including (i) the lawsuit was filed after Basis had already conducted its due diligence on the Borrower and the sponsor of the Borrower and (ii) the lawsuit in question was served on the sponsor of the Borrower after Basis had originated the Alpha Health Center Loan. Basis has requested that the special servicer rescind its repurchase demand.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS 15G for the quarterly reporting period from October 1, 2018 through December 31, 2018 was set forth in (i) a Form ABS 15G filed by Wells Fargo Bank with the SEC on February 13, 2019, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on February 13, 2019, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

UBS AG, New York Branch

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated or acquired certain Mortgage Loans sold to the depositor by it. UBS AG, New York Branch is a branch of UBS AG and the branch’s executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch's Securitization Program

UBS AG, New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG, New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch's has previously securitized an aggregate of approximately $4,113,029,729 of multifamily and commercial mortgage loans. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus on Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the MLPA, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute for a Qualified Substitute Mortgage Loan, or make a Loss of Value Payment, as the case may be. See "Description of the Mortgage Loan Purchase Agreements".

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch's affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of UBS AG, New York Branch, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;

●	comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch's standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch's representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth on Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower's litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under "—UBS AG, New York Branch's Underwriting Standards", as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated and in accordance with UBS AG, New York Branch's origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch's Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch's credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch's underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch's underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15G on February 7, 2019. UBS AG, New York Branch’s Central Index Key is 0001685185. With respect to the period from and including October 13, 2016 (the date of the first securitization into which UBS AG, New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including December 31, 2018, UBS AG, New York Branch has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

As of the Closing Date, neither UBS AG, New York Branch nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under "—UBS AG, New York Branch" has been provided by UBS AG, New York Branch.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto Mortgage”), is wholly-owned by Lennar Corporation (“Lennar”). The executive offices of Rialto Mortgage are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

Wells Fargo Bank is the purchaser under a repurchase agreement with Rialto Mortgage Finance, LLC or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates. In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the Cut-off Date, approximately $75,281,998. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the mortgage loans subject to that repurchase facility that are to be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Bank is the interim custodian with respect to the loan files for all of the Rialto Mortgage Loans.

Rialto Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, Rialto Mortgage originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by Rialto Mortgage (the “Rialto Mortgage Loans”) were originated, co-originated or acquired from an unaffiliated third party by Rialto Mortgage. This is the sixty-fourth (64th) commercial real estate debt investment securitization to which Rialto Mortgage is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto Mortgage may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto Mortgage securitized approximately $712 million, $1.49 billion, $2.41 billion, $1.93 billion, $1.66 billion and $1.32 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015, 2016, 2017 and 2018, respectively.

Neither Rialto Mortgage nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto Mortgage for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto Mortgage in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Rialto Mortgage’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated or acquired by Rialto Mortgage was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, Rialto Mortgage performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of Rialto Mortgage. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of Rialto Mortgage and one officer of Lennar. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Rialto Mortgage typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. Rialto Mortgage typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, Rialto Mortgage will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto Mortgage may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto Mortgage may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. Rialto Mortgage also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto Mortgage may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, Rialto Mortgage will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto Mortgage or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, Rialto Mortgage will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto Mortgage may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. Rialto Mortgage will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. Rialto Mortgage requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto Mortgage may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto Mortgage may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. Rialto Mortgage generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto Mortgage will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto Mortgage uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto Mortgage generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, Rialto Mortgage may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, Rialto Mortgage will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto Mortgage may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto Mortgage’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto Mortgage to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto Mortgage may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto Mortgage conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto Mortgage may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto Mortgage may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto Mortgage’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto Mortgage may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto Mortgage’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto Mortgage or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto Mortgage may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above, one or more of the Rialto Mortgage Loans may vary from, or not comply with, Rialto Mortgage’s underwriting policies and guidelines described above. In addition, in the case of one or more of the Rialto Mortgage Loans, Rialto Mortgage or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Rialto Mortgage Loans were originated with any material exceptions to Rialto Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor

Overview. Rialto Mortgage has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto Mortgage or one or more of its affiliates (the “Rialto Mortgage Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto Mortgage is the mortgage loan seller with respect to eleven (11) Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto Mortgage generally applicable with respect to Rialto Mortgage’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by Rialto Mortgage. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto Mortgage.

Database. To prepare for securitization, members of the Rialto Mortgage Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Mortgage Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Mortgage Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Mortgage Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Mortgage Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans. A data tape (the “Rialto Mortgage Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to above. The Rialto Mortgage Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Rialto Mortgage, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Rialto Mortgage and relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Mortgage Data Tape against various source documents provided by Rialto Mortgage;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Mortgage Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review. Rialto Mortgage engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto Mortgage’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto Mortgage’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto Mortgage’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Mortgage Review Team of, a due diligence questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the Rialto Mortgage Loans.

Other Review Procedures. The Rialto Mortgage Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, Rialto Mortgage determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto Mortgage also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto Mortgage’s underwriting guidelines and procedures, except as described above under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Exceptions” above. Rialto Mortgage attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Rialto Mortgage will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. Rialto Mortgage, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Rialto Mortgage will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto Mortgage and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto Mortgage to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Rialto Mortgage most recently filed a Form ABS-15G on February 6, 2019. Rialto Mortgage’s Central Index Key number is 0001592182. With respect to the period from and including January 1, 2016 to and including December 31, 2018, Rialto Mortgage does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither Rialto Mortgage nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Rialto Mortgage or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Rialto Mortgage Finance, LLC” has been provided by Rialto Mortgage.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. Barclays is an indirect subsidiary of Barclays Capital Holdings Inc., a Delaware corporation (“Barclays Holdings”). The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self-storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on April 15, 2019, Barclays or its affiliates were the loan sellers in approximately 118 commercial mortgage-backed securitization transactions. Approximately $33.8 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and through April 15, 2019.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2019	$972,351,250
2018	$3,937,789,900
2017	$4,971,606,254
2016	$3,031,242,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●

Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Process” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on February 8, 2019 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither Barclays nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Barclays or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”. Barclays Holdings will agree to repurchase or substitute Barclays Mortgage Loans with material document defects or material breaches of representations and warranties to the same extent as Barclays. Notwithstanding the existence of any such agreement, no assurance can be provided that Barclays or Barclays Holdings will have the financial ability to effect or cause any such repurchase or substitution and no other entity will be responsible for doing so if Barclays and Barclays Holdings fail with respect to such obligations.

From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

Rialto Real Estate Fund III – Debt, LP

General

Rialto Real Estate Fund III – Debt, LP (“RREF”) is a Delaware limited partnership. RREF is managed by Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”), an affiliate of Rialto Capital Advisors, LLC (“RCA”), the special servicer. RREF is an affiliate of the holder of the VRR Interest, the risk retention consultation party and the entity that is the initial directing certificateholder (but, for the avoidance of doubt, it is no longer affiliated with Rialto Mortgage Finance, LLC). RREF’s principal offices are located at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

RREF has approximately $1.52 billion in closed capital commitments, and is a closed-end, commingled fund that seeks superior, risk-adjusted returns from real estate opportunities of all types, which meet RREF’s targeted return. RREF is focused on debt and equity investment opportunities related to assets and businesses involved in the commercial and residential real estate sectors and commercial mortgage-backed securities.

RREF is managed by RCM. RCM, together with its affiliate RCA (together, “Rialto”), is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, Rialto was acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with Rialto’s management team. Stone Point is a financial services and asset management-focused private equity firm based in Greenwich Connecticut. As of December 31, 2018, RCM was the sponsor of, and certain of its affiliates were investors in, twelve private equity fund structures, including RREF (collectively, the “Funds”), and RCM also advised several other investment vehicles such as coinvestments, joint ventures and separately managed accounts, having over $4.4 billion of regulatory assets under management in the aggregate. Twelve of such Funds and investment vehicles are focused on distressed and value-add real estate related investments and/or commercial mortgaged-backed securities, ten of such Funds and investment vehicles are focused on investments in commercial mortgage-backed securities and six Funds and investment vehicles are focused on mezzanine debt and credit investments.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $6.7 billion as of December 31, 2018 in face value of subordinate commercial mortgage-backed securities certificates in approximately 105 securitizations totaling approximately $110 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions. Additionally, senior personnel at RCM have organized and structured 7 non-performing loan securitizations beginning in 2012 totaling $956M of bonds sold.

RCM, together with its affiliates (excluding Stone Point), have approximately 218 employees as of December 31, 2018 and is headquartered in Miami with two other main offices located in New York City and Atlanta. RCM’s commercial real estate platform has additional offices across the United States and in Europe.

RREF is a Sponsor, and the Retaining Sponsor, of this securitization and one of the mortgage loan sellers. RREF is the seller of nine (9) Mortgage Loans (12.8%) (the “RREF Mortgage Loans”). RREF acquired the RREF Mortgage Loans from BSPRT CMBS Finance, LLC, an affiliate of Benefit Street Partners L.L.C., and re-underwrote all of the RREF Mortgage Loans in accordance with the underwriting guidelines and processes described below.

Pursuant to certain interim servicing arrangements, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by RREF or its affiliates, which may include, prior to their inclusion in the issuing entity, some or all of the RREF Mortgage Loans.

Some or all of the RREF Mortgage Loans are (or as of the Closing Date may be) subject to repurchase facilities.  If such is the case at the time the certificates are issued, RREF will use the proceeds from its sale of the RREF Mortgage Loans to the depositor to, among other things, reacquire or otherwise obtain the release of the warehoused RREF Mortgage Loans from the repurchase agreement counterparties so that such RREF Mortgage Loans are free and clear of any liens.  The certificate administrator is the interim custodian of the loan documents with respect to all the RREF Mortgage Loans, which have an aggregate Cut-off Date Balance of $120,005,526.

RREF’s Securitization Program

This is the second commercial mortgage securitization to which RREF is contributing loans. RREF began originating and acquiring loans in 2016, and has not been involved in the securitization of any other types of financial assets. RREF originates and acquires loans from unaffiliated third-party originators, and the commercial mortgage loans originated or acquired by RREF include both fixed- and floating-rate loans throughout the United States secured by, but not limited to, retail, multifamily, hospitality and self-storage properties.

In connection with this commercial mortgage securitization transaction, RREF will transfer the RREF Mortgage Loans to the depositor, who will then transfer the RREF Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the RREF Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, RREF will work with rating agencies, the other mortgage loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a mortgage loan purchase agreement, RREF will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the RREF Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, RREF will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Neither RREF nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against RREF for any losses or other claims in connection with the certificates or the RREF Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by RREF in the related MLPA.

Review of RREF Mortgage Loans

Overview. RREF, in its capacity as a Sponsor of the securitization described in this prospectus, has conducted a review of the RREF Mortgage Loans (12.8%) that it will be contributing to this securitization. The review of the RREF Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of RREF or one or more of RREF’s affiliates, or, in certain circumstances, are consultants engaged by RREF (collectively, the “RREF Deal Team”). The review procedures described below were employed with respect to all of the RREF Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. In the case of all of the RREF Mortgage Loans, some or all of the information about such RREF Mortgage Loan may have been prepared by the related originator or originating party and reviewed by RREF. In addition, such originator or originating party, rather than RREF, may have engaged the third parties involved in the review process for the benefit of RREF. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the RREF Deal Team updated its internal database of loan-level and property-level information relating to each RREF Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third-party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by RREF during the underwriting process. After acquisition of each RREF Mortgage Loan, the RREF Deal Team updated the information in the database with respect to such RREF Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the RREF Deal Team.

A data tape (the “RREF Data Tape”) containing detailed information regarding the RREF Mortgage Loans was created from the information in the database referred to in the prior paragraph. The RREF Data Tape was used by the RREF Deal Team to provide the numerical information regarding the RREF Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor on behalf of RREF engaged two third-party accounting firms to perform certain data comparison and recalculation procedures designed or provided by RREF relating to information in this prospectus regarding the Mortgage Loans acquired by RREF. These procedures include:

(i)     comparing the information in the RREF Data Tape against various source documents provided by RREF that are described above under “—Database”;

(ii)     comparing numerical information regarding the RREF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the RREF Data Tape; and

(iii)    recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. RREF engaged various law firms to conduct certain legal reviews of the RREF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each RREF Mortgage Loan, RREF’s origination counsel prepared a loan and property summary or a due diligence questionnaire that sets forth salient loan terms. In addition, origination counsel for each RREF Mortgage Loan (or RREF’s counsel in connection with the acquisition of the RREF Mortgage Loans) reviewed RREF’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the RREF Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreements relating to certain RREF Mortgage Loans, (ii) a review of the legal data records referred to above relating to the RREF Mortgage Loans prepared by origination counsel and (iii) a review of due diligence questionnaires completed by the RREF Deal Team.

Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each RREF Mortgage Loan for compliance with the REMIC provisions of the Code.

Securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth in Annex A-2, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by RREF, with respect to any pending litigation that existed at the origination or acquisition of any RREF Mortgage Loan that is material and not covered by insurance, RREF requested updates from the applicable borrower, origination counsel and/or borrower’s litigation counsel. RREF confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a RREF Mortgage Loan. In addition, if RREF became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a RREF Mortgage Loan, RREF obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The RREF Deal Team also consulted with RREF personnel responsible for the acquisition of the RREF Mortgage Loans to confirm that the RREF Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—RREF’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to RREF’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, RREF determined that the disclosure regarding the RREF Mortgage Loans in this prospectus is accurate in all material respects. RREF also determined that the RREF Mortgage Loans were acquired in accordance with RREF’s underwriting criteria, except as described under “—Exceptions to RREF’s Disclosed Underwriting Guidelines” below. RREF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. RREF will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. RREF, and, if appropriate, its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “RREF Qualification Criteria”). RREF will engage a third party accounting firm to compare the RREF Qualification Criteria against the underlying source documentation to verify the accuracy of the review by RREF and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by RREF to render any tax opinion required in connection with the substitution.

RREF’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination or acquisition procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of RREF with respect to multifamily and commercial mortgage loans acquired by RREF.

Loan Analysis. RREF generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including credit reports and judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. RREF’s credit underwriting also generally includes a review of third-party appraisal, environmental, building condition and seismic reports, if applicable. Generally, RREF performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. RREF assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be acquired by RREF must be approved by an investment committee, which includes senior personnel from RREF or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. RREF’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination or acquisition of a loan. In determining a debt service coverage ratio, RREF may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by RREF and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, RREF may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans acquired by RREF, there may exist subordinate mortgage debt or mezzanine debt. RREF may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third-party appraisal.

Evaluation of Borrower, Principals and/or Loan Sponsors. RREF evaluates the borrower, its principals and/or the loan sponsors with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation will generally include obtaining and reviewing a credit report and other reliable indications of the loan sponsor’s financial capacity, and obtaining and reviewing the principal’s and/or loan sponsor’s prior real estate experience. Although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain loan sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a loan sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that RREF may be the lender on or acquire that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. As part of the underwriting process, RREF will obtain the reports described below (or review third party reports obtained on its behalf or in the case of acquired loans, on behalf of the related seller):

(i)       Appraisals. RREF will generally require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(ii)       Environmental Assessment. In connection with the origination or acquisition process, RREF will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, RREF may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when RREF or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the assessment, RREF may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to RREF) at the time of origination of the mortgage loan to complete such remediation within a specified period of time, or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii)       Engineering Assessment. In connection with the origination or acquisition process, RREF will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, RREF will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)       Seismic Report. In connection with the origination or acquisition process, RREF will, in most cases, require that a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, RREF will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. RREF may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, RREF may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans acquired by RREF. The required escrows for mortgage loans acquired by RREF are as follows:

(i)       Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide RREF with sufficient funds to satisfy all taxes and assessments. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or RREF may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

(ii)       Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide RREF with sufficient funds to pay all insurance premiums. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

(iii)       Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

(iv)       Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

(v)       Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.

(vi)       Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

RREF may determine that establishing any of the foregoing escrows or reserves is not warranted given any one or more of (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) RREF’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) the related mortgaged property maintaining a specified debt service coverage ratio, (iv) the related originator having structured springing escrows that arise for identified risks, (v) RREF having an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) RREF’s belief that there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) such reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—RREF’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by RREF may vary from, or may not comply with, RREF’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by RREF, RREF may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, RREF may originate mortgage loans together with other financial institutions.  The resulting mortgage loans will be evidenced by two or more promissory notes, at least one of which will reflect RREF as the payee.  RREF may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators may in the future deposit such promissory notes for which they are named payee into other securitization trusts. RREF has in the past and may in the future acquire mortgage loans it has not originated and deposit the related promissory notes into one or more securitization trusts.

Exceptions to RREF’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the Mortgage Loans. However, one or more of RREF’s Mortgage Loans may vary from the specific RREF underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of RREF’s Mortgage Loans, RREF may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria. Finally, in connection with loans acquired by RREF, RREF may have applied its underwriting guidelines based on information, including third party reports and other information, obtained by the related seller in connection with its origination of such loan. For any material exceptions to RREF’s underwriting guidelines described above in respect of the RREF Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

The RREF Mortgage Loans were originated or acquired in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found in Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

RREF’s CIK number is 0001654834. RREF most recently filed a Form ABS-15G on February 13, 2019. With respect to the period from and including November 29, 2018 (the date of the first securitization into which RREF sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including February 13, 2019, RREF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act, as amended, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

RREF is an affiliate of (i) RCA, the special servicer, (ii) the entity to be appointed as the Risk Retention Consultation Party and holder of the VRR Interest and (iii) the entity that will (a) purchase the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”) on the Closing Date, (b) be the initial Controlling Class Certificateholder and (c) be appointed as the initial Directing Certificateholder (but for the avoidance of doubt, it is no longer an affiliate of Rialto Mortgage). Except as described above, as of the Closing Date, neither RREF nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, RREF or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Real Estate Finance Fund III – Debt, LP” has been provided by RREF.

Argentic Real Estate Finance LLC

General

Argentic Real Estate Finance LLC (“Argentic”) (formerly known as Silverpeak Real Estate Finance LLC) is a sponsor of, and a seller of certain mortgage loans (the “Argentic Mortgage Loans”) into, the securitization described in this prospectus. Argentic is a limited liability company organized under the laws of the State of Delaware. The primary offices of Argentic are located at 40 West 57th Street, 29th Floor, New York, New York 10019.

Argentic’s Securitization Program

Argentic began originating and acquiring loans in 2014 and has not been involved in the securitization of any other types of financial assets. Argentic originates and acquires from unaffiliated third party originators, commercial and multifamily mortgage loans throughout the United States. Since 2014, Argentic has securitized approximately 335 commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $5,082,527,252.

In connection with this commercial mortgage securitization transaction, Argentic will transfer the Argentic Mortgage Loans to the depositor, who will then transfer the Argentic Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the Argentic Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, Argentic will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a MLPA, Argentic will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the Argentic Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Argentic will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Argentic does not act as a servicer of the commercial and multifamily mortgage loans that Argentic originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, Argentic sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Argentic’s Underwriting Standards and Processes

Each of the Argentic Mortgage Loans was originated or acquired by Argentic. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial and multifamily mortgage loans originated or acquired by Argentic.

Notwithstanding the discussion below, given the unique nature of commercial and multifamily mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial or multifamily mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, the underwriting of certain commercial or multifamily mortgage loan originated or acquired by Argentic may not conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Argentic Mortgage Loans, see “—Argentic’s Underwriting Standards and Processes—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial and multifamily mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, Argentic also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial and multifamily mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel of Argentic Investment Management LLC, the investment advisor of Argentic Real Estate Finance LLC. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. Argentic’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by Argentic and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial or multifamily mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial or multifamily mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that Argentic or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessment of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●

Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial or multifamily mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial or multifamily mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●	Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

●	Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, Argentic typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

●	Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

●	The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

●	Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

●	Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

●	Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or SEL is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial or multifamily mortgage loan, Argentic will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Argentic may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, Argentic may require the borrower to remediate such violation and, subject to the discussion under “—Argentic’s Underwriting Standards and Processes—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on Argentic’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial or multifamily community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial and multifamily mortgage loan. Furthermore, Argentic may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial and multifamily mortgage loans originated or acquired by Argentic are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●

Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the Argentic Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. One or more of the Argentic Mortgage Loans may vary from the specific Argentic underwriting guidelines described above when additional credit positive characteristics are present as discussed above. None of the Argentic Mortgage Loans was originated with any material exceptions from Argentic’s underwriting guidelines described above. For any material exceptions to Argentic’s underwriting guidelines described above in respect of the Argentic Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Argentic is the Sponsor

Overview. Argentic has conducted a review of the Argentic Mortgage Loans in connection with the securitization described in this prospectus. The review of the Argentic Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “Argentic Review Team”). The review procedures described below were employed with respect to all of the Argentic Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the Argentic Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each Argentic Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Argentic Team during the underwriting process. After origination of each Argentic Mortgage Loan, the Argentic Review Team updated the information in the database and the related asset summary report with respect to such Argentic Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Argentic Review Team.

A data tape (the “Argentic Data Tape”) containing detailed information regarding each Argentic Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Argentic Data Tape was used to provide the numerical information regarding the Argentic Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Argentic, engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by Argentic, relating to information in this prospectus regarding the Argentic Mortgage Loans. These procedures included:

●	comparing the information in the Argentic Data Tape against various source documents provided by Argentic that are described under “—Review of Argentic Mortgage Loans—Database” above;

●	comparing numerical information regarding the Argentic Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Argentic Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Argentic Mortgage Loans disclosed in this prospectus.

Legal Review. Argentic engaged various law firms to conduct certain legal reviews of the Argentic Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Argentic Mortgage Loan, Argentic’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each Argentic Mortgage Loan reviewed Argentic’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Argentic Mortgage Loans. Such assistance included, among other things, (i) a review of Argentic’s asset summary report, and its origination counsel’s due diligence questionnaire, for each Argentic Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Argentic Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the Argentic Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying mortgaged properties of which Argentic was aware at the origination of any Argentic Mortgage Loan, the Argentic Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. Argentic conducted a search with respect to each borrower under the related Argentic Mortgage Loan to determine whether it filed for bankruptcy. If the Argentic Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any Argentic Mortgage Loan, the Argentic Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Argentic Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Argentic Mortgage Loans to determine whether any Argentic Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Argentic’s Underwriting Standards and Processes” above. See “—Argentic’s Underwriting Standards and Processes—Exceptions” above.

Findings and Conclusions. Based on the foregoing review procedures, the Argentic Review Team determined that the disclosure regarding the Argentic Mortgage Loans in this prospectus is accurate in all material respects. The Argentic Review Team also determined that the Argentic Mortgage Loans were originated in accordance with Argentic’s origination procedures and underwriting criteria, except as described under “—Argentic’s Underwriting Standard and Processes—Exceptions” above. Argentic attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

Argentic most recently filed a Form ABS-15G on February 13, 2019. Argentic’s Central Index Key is 0001624053. With respect to the period from and including September 29, 2014 (the date of the first securitization into which Argentic sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including December 31, 2018, Argentic does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither Argentic nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Argentic or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Argentic Real Estate Finance LLC” has been provided by Argentic Real Estate Finance LLC.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Wells Fargo Commercial Mortgage Trust 2019-C50 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make Advances of delinquent monthly debt service payments and they and the special servicer may make Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2018, WTNA served as trustee on over 1,718 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $350 billion, of which approximately 451 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $296 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee for this transaction.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, REMIC administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 262,000 employees as of September 30, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $467 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2018, Wells Fargo Bank was acting as custodian of more than 253,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo Bank disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee's alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. The settlement agreement is subject to court approval. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement.

With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs' claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo is also a sponsor, an originator, a mortgage loan seller, the certificate administrator, the Custodian, the holder of one or more of the Great Wolf Lodge Southern California Pari Passu Companion Loans, an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., as depositor, and an affiliate of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo is the trustee, certificate administrator, and custodian under the pooling and servicing agreement for the UBS 2019-C16 transaction, pursuant to which each of The Colonnade Office Complex Whole Loan and the Great Value Storage Portfolio Whole Loan are being serviced and pursuant to which The Block Northway Whole Loan is being serviced until the securitization of the related Control Note. The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018	As of 3/31/2019
By Approximate Number:	31,128	30,017	30,491	30,614
By Approximate Aggregate Unpaid Principal Balance (in billions):	$506.83	$527.63	$569.88	$578.75

Within this portfolio, as of March 31, 2019, are approximately 22,143 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $450.3 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of March 31, 2019, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%
Calendar Year 2018	$426,656,784,434	$509,889,962	0.12%
YTD Q1 2019	$431,760,008,326	$420,732,970	0.10%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	Insurance Tracking and Compliance;

●	Onboarding-New Loan Setup;

●	Lien Release-Filing & Tracking;

●	Credit Investigation & Background Checks; and

●	Defeasance Calculations.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Wells Fargo is the purchaser under a repurchase agreement with Argentic or certain of its affiliates, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Argentic or certain of its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo and Argentic or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Argentic or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Argentic Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and Barclays or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Barclays or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Barclays Mortgage Loans.

Wells Fargo is the purchaser under repurchase agreements with Rialto Mortgage or with a wholly-owned subsidiary or other affiliate of Rialto Mortgage, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Rialto Mortgage or by its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo and Rialto Mortgage or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Rialto Mortgage or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Rialto Mortgage Loans.

Pursuant to certain interim servicing arrangements between Wells Fargo and RREF or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by RREF or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the RREF Mortgage Loans.

Wells Fargo acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Bank Mortgage Loans.

As of the Closing Date, neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“RCA”), will initially be appointed to act as the special servicer under the PSA. In such capacity, the special servicer will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Loan) and REO Properties, pursuant to the PSA.

RCA maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar Credit Ratings, LLC.

RCA is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national home builder, RCM and RCA were acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with RCM’s management team. Stone Point is a financial services and asset management focused private equity firm based in Greenwich, Connecticut. As of December 31, 2018 RCM was the sponsor of, and certain of its affiliates were investors in, twelve private equity fund structures (collectively, the “Funds”) and RCM also advised several other investment vehicles such as coinvestments, joint ventures and separately managed accounts, having over $4.4 billion of regulatory assets under management in the aggregate. Twelve of such Funds and investment vehicles are focused on distressed and value-add real estate related investments and/or commercial mortgaged-backed securities, ten of such Funds and investment vehicles are focused on investments in commercial mortgage-backed securities and six of such Funds and investment vehicles are focused on mezzanine debt and credit investments.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $6.7 billion as of December 31, 2018 in face value of subordinate commercial mortgage-backed securities certificates in approximately 105 securitizations totaling approximately $110 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions.

RCM, together with its affiliates (excluding Stone Point), have approximately 218 employees as of December 31, 2018 and are headquartered in Miami with two other main offices located in New York City and Atlanta. RCM’s commercial real estate platform has additional offices across the United States and in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

RCA is subject to an annual external audit. As part of such external audit, auditors perform test work and review internal controls throughout the year. While RCA was a part of Lennar, RCA was determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan.

As of December 31, 2018, RCA and its affiliates were actively special servicing approximately 136 portfolio loans (and REO properties) with an unpaid principal balance of approximately $2.02 billion (see footnote 2 to the chart below).

As of December 31, 2018, RCA is also performing special servicing for approximately 105 commercial real estate securitizations. With respect to such securitization transactions, RCA is administering approximately 6,953 assets with an unpaid principal balance at securitization of approximately $110.9 billion. The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018
Number of CMBS Pools Named Special Servicer	75	90	105

Approximate Aggregate Unpaid Principal Balance(1)	$79 billion	$91.8 billion	$110.9 billion

Approximate Number of Specially Serviced Loans or REO Properties(2)	37	77	136

Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$320 million	$1.1 billion	$2.02 billion

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year.

In its capacity as the special servicer, RCA will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction.

No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer.

RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, RCA believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the Certificates.

From time to time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, that are material to the Certificateholders.

RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

RCA is an affiliate of (i) Rialto Real Estate Fund III-Debt, LP, the Retaining Sponsor and a mortgage loan seller, (ii) the entity to be appointed as the Risk Retention Consultant Party and holder of the VRR Interest and (iii) the entity expected to (a) purchase the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates (in each case, other than the portion of each such class of certificates that comprise “VRR Interest” as described in “Credit Risk Retention”) on the Closing Date, (b) be the initial Controlling Class Certificateholder and (c) be appointed as the initial Directing Certificateholder. For the avoidance of doubt, RCA is no longer an affiliate of Rialto Mortgage. Except as described above, neither RCA nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, RCM or its affiliates may, in the future, retain or own interests in certain other classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding the special servicer set forth in this section entitled
“—The Special Servicer” has been provided by RCA. None of the depositor, the underwriters, the master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator, or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing), (ii) the Directing Certificateholder (for so long as a Control Termination Event does not exist), and (iii) with respect to each of the Great Wolf Lodge Southern California Whole Loan and the Goodyear Portfolio Whole Loan, the holder of the related Subordinate Companion Loan (for so long as the related control appraisal period does not exist), as described and to the extent in “Pooling and Servicing Agreement— Replacement of Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer” in this prospectus.

Certain duties and obligations of RCA as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—Enforcement of “Due-On-Sale” and “Due-On-Encumbrance” Provisions” and “—Inspections” in this prospectus. RCA’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The UBS AG, New York Branch Mortgage Loan Primary Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the primary servicer of the UBS AG, New York Branch Mortgage Loans (other than The Colonnade Office Complex Whole Loan, the Great

Value Storage Portfolio Whole Loan and The Block Northway Whole Loan (prior to the securitization of the related Control Note) that are currently being serviced by Midland, as master servicer, primary servicer (except with respect to The Colonnade Office Complex Whole Loan) and special servicer, under the UBS 2019-C16 PSA) (such Mortgage Loans, the “Midland Serviced Mortgage Loans”), the Wolverine Portfolio Companion Loans (prior to the related Servicing Shift Date) and the Heartland Dental Medical Office Portfolio Companion Loans (together with the Midland Serviced Mortgage Loans, the “Midland Serviced Loans”). In such capacity, Midland is expected to be initially responsible for the primary servicing and administration of such UBS AG, New York Branch Mortgage Loans and any such Serviced Companion Loans pursuant to a certain primary servicing agreement expected to be entered into between Midland, as primary servicer, and Wells Fargo Bank, National Association, as Master Servicer (the "Midland Primary Servicing Agreement"). Certain servicing and administrative functions may also be provided by one or more subservicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P, Moody’s, Fitch, Morningstar, DBRS and KBRA. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland's servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland's disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard or the servicing standard under the UBS 2019-C16 PSA, as applicable.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Midland Primary Servicing Agreement, the Pooling and Servicing Agreement or the UBS 2019-C16 PSA, as applicable.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of March 31, 2019, Midland was master and/or primary servicing approximately 37,552 commercial and multifamily mortgage loans with a principal balance of approximately $497 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,997 of such loans, with a total principal balance of approximately $187 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

		Calendar Year End
Portfolio Size – Master/Primary Servicing		(Approximate amounts in billions)
	2016	2017	2018
CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

As of March 31, 2019, Midland was named the special servicer in approximately 343 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $159 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 95 assets with an outstanding principal balance of approximately $931 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2016 to 2018.

		Calendar Year End
Portfolio Size –Special Servicing		(Approximate amounts in billions)
	2016	2017	2018
Total	$121	$145	$158

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Issuing Entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the Issuing Entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

Pursuant to certain interim servicing agreements between UBS AG, New York Branch or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain UBS AG, New York Branch Mortgage Loans prior to their inclusion in the Issuing Entity.

The report on assessment of compliance with applicable servicing criteria for the twelve months ending on December 31, 2018, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements....”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer became responsible for Schedule AL reporting. Midland is currently remediating the Schedule AL reporting for the CMBS transactions found to be incorrect, and will be making improvements to its systems, processes and procedures to support its Schedule AL reporting obligations.

The information set forth under this “—The UBS AG, New York Branch Mortgage Loan Primary Servicer” sub-heading has been provided by Midland.

The Midland Primary Servicing Agreement

Midland has acquired the right to be appointed as the primary servicer of the Midland Serviced Loans. Accordingly, Wells Fargo Bank, National Association, as master servicer, and Midland, as primary servicer, will be required to enter into the Midland Primary Servicing Agreement to be dated as of May 1, 2019. The primary servicing of the Midland Serviced Loans will be governed by the Midland Primary Servicing Agreement (and in the case of the Wolverine Portfolio Whole Loan, until the related Servicing Shift Date). The following summary describes certain provisions of the Midland Primary Servicing Agreement relating to the primary servicing and administration of the Midland Serviced Loans. Any reference to Mortgage Loans (or related defined terms) in this section is intended to only apply to the Midland Serviced Mortgage Loans.

Pursuant to the Midland Primary Servicing Agreement, Midland, as primary servicer, on behalf of the Master Servicer, will be responsible for certain of the obligations of the Master Servicer with respect to the Midland Serviced Mortgage Loans described in “Pooling and Servicing Agreement”, including, but not limited to: collecting monthly payments and escrow and reserve payments and maintaining a primary servicer collection account and applicable escrow and reserve accounts (consistent with the requirements of the PSA) to hold such collections; remitting to the Master Servicer on a timely basis monthly payments less any primary servicing fees, escrow and reserve payments, funds allocated for payment to any related Serviced Companion Loan Holder and payments in the nature of additional servicing compensation due to Midland, as primary servicer; collecting borrower reports, budgets, operating statements, income statements, and rent rolls; preparing reports (including, but not limited to, collection reports, monthly remittance reports, and various CREFC® reports) and performing annual inspections of the related Mortgaged Property; promptly notifying Master Servicer of any defaults under the Midland Serviced Mortgage Loans, collection issues or customer issues; provided that Midland will not take any action with respect to enforcing such loans without the prior written approval of the Master Servicer; monitoring borrower insurance obligations on such loans and obtaining such property level insurance when the borrower fails to maintain such insurance; maintaining an appropriate fidelity bond and errors and omissions insurance (or self-insurance). Midland will be responsible for performing the primary servicing of the Midland Serviced Loans in a manner consistent with the Servicing Standard under the PSA.

Midland may hold certain original letters of credit on behalf of the Master Servicer for the benefit of the Certificateholders, but will not hold any other portion of the Mortgage File; provided that from time to time, Midland may temporarily have possession of certain other documents in the Mortgage File in connection with certain servicing duties. Additionally, Midland will be responsible for maintaining the servicing file (or any portion thereof) and releasing files in accordance with the PSA and the Midland Primary Servicing Agreement. Any portion of the servicing file or the Mortgage File in Midland’s possession will be required to be held by Midland, on behalf of the Master Servicer for the benefit of the Certificateholders and will be identified in accordance with Midland’s customary procedures by assigning a loan number that will reflect the ownership of the related Mortgage Loan by the trustee.

Midland will have no obligation to make any principal and interest advance or any servicing advances. Midland will not be permitted to make any principal and interest advance and will not be permitted to make any servicing advance except as described in the following sentence. With respect to any servicing advance required to be made on an urgent or emergency basis such that Midland is unable to provide the Master Servicer with sufficient notice to enable the Master Servicer to make such servicing advance, Midland may, in Midland’s sole discretion, make such servicing advance with prior notice to the Master Servicer if reasonably practicable and the Master Servicer will be required to reimburse Midland for such servicing advance and interest thereon within five (5) Business Days of receipt of written request therefor.

Midland will not communicate directly with any Rating Agency regarding the Midland Serviced Mortgage Loans or the Midland Primary Servicing Agreement except in limited circumstances set forth in the Midland Primary Servicing Agreement.

For so long as Midland is not the special servicer under the PSA, Midland may not take any action with respect to any Special Servicer Decision, Major Decision or certain other actions as set forth in the Midland Primary Servicing Agreement unless Midland has confirmed with the Master Servicer that the Master Servicer is either obligated to process or that the Master Servicer and the special servicer have mutually agreed that the Master Servicer shall process such request pursuant to the PSA.  Following such confirmation, Midland may not permit or consent to any Special Servicer Decision, Major Decision or take any other action requiring the approval of the Master Servicer under the Midland Primary Servicing Agreement without the prior written approval of the Master Servicer. Such consent will be subject to the consent of the special servicer to the extent set forth in the PSA. Midland will process and close any defeasance and obtain any required consent of the Master Servicer to such defeasance. The Master Servicer will be required to request any such approvals or any Rating Agency Confirmation, if applicable.

During any such time that Midland is acting as the special servicer under the PSA (if Midland were to be appointed as a successor special servicer), and subject to the following paragraph, if pursuant to the PSA the Master Servicer is responsible for processing any Special Servicer Decision, Major Decision or certain other actions as set forth in the Midland Primary Servicing Agreement, then Midland will be required to perform the obligations of the Master Servicer with respect to such transaction (including dealing directly with, and obtaining the consent of, the special servicer on matters for which the PSA requires the Master Servicer to deal with, or obtain the consent of, the special servicer) without the approval of the Master Servicer, but subject to all requirements and restrictions set forth in the relevant provisions of the PSA and the paragraph below; provided, however, that the Midland will be required to copy the Master Servicer on all correspondence to the special servicer and the related mortgagor regarding such matters and Midland will be required to prepare any package and analysis necessary to obtain any required Rating Agency Confirmation and forward such package to the Master Servicer. Midland will process and close any defeasance and obtain any required consent of the Master Servicer to such defeasance. The Master Servicer (not Midland) will deal with the 17g-5 Information Provider and the Rating Agencies to the extent required by the PSA with respect to such matters. Notwithstanding the foregoing, with respect to any assumption, transfer, defeasance, or certain other actions as set forth in the Midland Primary Servicing Agreement for which the PSA does not require the Master Servicer to obtain the consent or approval of the special servicer, Midland will not be permitted to consent to any such action without the prior written consent of the Master Servicer. With respect to any such proposed action requiring the consent of the Master Servicer, Midland will be required to perform and forward to the Master Servicer any analysis, recommendation or other information required to be prepared and/or delivered by the Master Servicer and, if the Master Servicer consents to any such modification, extension, waiver, consent or other action, Midland shall close such transaction or grant such consent. Midland will not be permitted to permit any principal prepayment or defeasance with respect to any Mortgage Loan or Serviced Companion Loan without the written consent of the Master Servicer.

In the event that Midland, in the good faith and reasonable judgment of the Master Servicer, violates the Servicing Standard or otherwise commits a “Servicer Termination Event” under the PSA in connection with the granting or withholding of any approval as described in the prior paragraph, Midland thereafter will no longer be permitted to exercise the approval rights described in the prior paragraph and will thereafter be required to seek the approval of the Master Servicer. Midland, in processing each of these transactions, will be required to apprise the Master Servicer of its actions from time to time, to the extent and as further set forth in the Midland Primary Servicing Agreement. Midland will also be required to provide all reasonable cooperation to the Master Servicer in connection with the Master Servicer’s duties under the PSA to oversee Midland as a sub-servicer.

Midland will also timely provide such certifications, reports and registered public accountant attestations required by the Midland Primary Servicing Agreement or by the Master Servicer to permit it to comply with the PSA and the depositor to comply with its Exchange Act reporting obligations.

With respect to all servicing responsibilities of the Master Servicer under the PSA which are not being performed by Midland under the Midland Primary Servicing Agreement, Midland will be required to reasonably cooperate with the Master Servicer to facilitate the timely performance of such servicing responsibilities.

As compensation for its activities under the Midland Primary Servicing Agreement, Midland will be paid a primary servicing fee with respect to the Midland Serviced Loans only to the extent that the Master Servicer receives the servicing fee with respect to such Midland Serviced Loans under the PSA. Midland will be entitled to certain additional servicing compensation as further set forth in the Midland Primary Servicing Agreement with respect to the Midland Serviced Loans, including, but not limited to, a portion of Modification Fees, assumption fees and defeasance fees, but only from amounts to which the Master Servicer is entitled under the PSA.

Neither Midland nor any partners, directors, officers, shareholders, members, managers, employees or agents of Midland (the “Midland Parties”) will be under any liability to the Master Servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Midland Primary Servicing Agreement, or for errors in judgment. However, this will not protect the Midland Parties against any breach of warranties or representations made in the Midland Primary Servicing Agreement, or against any liability that would otherwise be imposed on Midland by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the Midland Primary Servicing Agreement for a breach of the Servicing Standard) in the performance of its duties under the Midland Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the Midland Primary Servicing Agreement. The Midland Parties will be indemnified by the Master Servicer against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (including, without limitation, costs and expenses of litigation and of enforcement of this indemnity, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) (collectively, the "Losses”) incurred by Midland in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to the Midland Primary Servicing Agreement, the Midland Serviced Loans or the certificates resulting from the Master Servicer’s willful misconduct, bad faith, fraud, or negligence in the performance of duties under the Midland Primary Servicing Agreement or negligent disregard of its obligations under the Midland Primary Servicing Agreement. The Midland Parties will be indemnified by the Issuing Entity, to the extent provided in the PSA, against any Losses incurred by Midland in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to the Midland Primary Servicing Agreement, the Midland Serviced Loans or the certificates, other than any Losses (i) that are specifically required to be borne by Midland without right of reimbursement pursuant to the terms of the Midland Primary Servicing Agreement, (ii) that are incurred in connection with any breach of representation or warranty made by Midland in the Midland Primary Servicing Agreement, (iii) that are incurred by reason of by reason of willful misconduct, bad faith, or negligence of Midland in the performance of its obligations or duties under the Midland Primary Servicing Agreement or negligent disregard of obligations and duties under the Midland Primary Servicing Agreement; provided, however, that the indemnification described in this sentence will be strictly limited to any actual amount of indemnification received by the Master Servicer under the PSA as a result of pursuing the Issuing Entity on behalf of Midland for such indemnification.

Midland will indemnify and hold harmless the Master Servicer and its partners, directors, officers, shareholders, members, managers, employees or agents against any Losses incurred by the Master Servicer in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to the Midland Primary Servicing Agreement, the PSA or the certificates by reason of (1) any breach by Midland of a representation or warranty made by Midland in the Midland Primary Servicing Agreement or (2) any willful misconduct, bad faith, or negligence by Midland in the performance of its obligations or duties under the Midland Primary Servicing Agreement or under the PSA or by reason of negligent disregard of such obligations and duties.

The Midland Primary Servicing Agreement may be terminated with respect to Midland if any of the following occurs:

●	the Master Servicer (or the depositor to the extent the depositor has the right to terminate Midland under the PSA) elects to terminate Midland following an event of default under the Midland Primary Servicing Agreement (which will generally be similar in nature and scope to the Servicer Termination Events described under “The Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”);

●	upon resignation by Midland in accordance with the terms of the Midland Primary Servicing Agreement;

●	at the option of the purchaser of any Midland Serviced Loans pursuant to the terms of the PSA; provided that any such termination pursuant to this clause will only be effective with respect to the purchased Midland Serviced Loans and not with respect to the entire agreement;

●	upon the later of the final payment or other liquidation of the last Midland Serviced Loans and disposition of all REO Property and remittance of all funds thereunder;

●	upon termination of the PSA;

●	with respect to any Midland Serviced Mortgage Loan that is a Servicing Shift Mortgage Loan (and any related Companion Loan), upon the related Servicing Shift Date; or

●	by mutual consent of Midland and the Master Servicer in writing.

Notwithstanding the foregoing, upon any termination of Midland, Midland will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and is required to cooperate fully with the Master Servicer to transition primary servicing of the Midland Serviced Loans to the Master Servicer or its designee.

The foregoing information under this section titled “—The Midland Primary Servicing Agreement” has been provided by Wells Fargo. None of the depositor, the underwriters, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

For a description of any material affiliations, relationships and related transactions between Midland, in its capacity as master servicer and special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of March 31, 2019, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $191.2 billion issued in 230 transactions.

As of March 31, 2019, Park Bridge Lender Services was acting as asset representations reviewer for 94 commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $83.3 billion.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

General

Pursuant to Section 15G of the Exchange Act as added by Section 931 of the Dodd-Frank Act and implemented by Regulation RR (15 U.S.C. §78o-11) (the “Credit Risk Retention Rules”), a sponsor of certain types of asset-backed securities is required, either directly or through one or more majority-owned affiliates, to retain a portion of the credit risk of the asset-backed securities transaction. As a consequence of the Credit Risk Retention Rules, Rialto Real Estate Fund III – Debt, LP, one of the Sponsors of this transaction (and an affiliate of Rialto Capital Advisors, LLC, the special servicer) will agree to act as the retaining sponsor (in such capacity, the “Retaining Sponsor”) for purposes of compliance with the Credit Risk Retention Rules (but only for so long as such rules remain in effect). The Retaining Sponsor intends to purchase or cause its majority-owned affiliate to purchase for cash from the underwriters and the initial purchasers and retain the VRR Interest. Therefore, on the Closing Date, Rialto Real Estate Fund III – Debt, LP is expected to purchase (or cause its majority-owned affiliate to purchase) for cash from the underwriters and the initial purchasers at least 5.0% of the Certificate Balance, the Notional Amount or Percentage Interest, as applicable, of each class of certificates set forth below:

Class	Certificate Balance, Notional Amount or Percentage Interest
Class A-1	$1,554,000
Class A-2	$3,590,000
Class A-3	$178,000
Class A-SB	$2,719,000
Class A-4	$12,250,000
Class A-5	$12,540,000
Class X-A	$32,829,000
Class X-B	$8,266,000
Class X-D	$2,345,000
Class X-F	$1,114,000
Class X-G	$469,000
Class X-H	$1,876,000
Class A-S	$4,280,000
Class B	$1,994,000
Class C	$1,994,000
Class D	$1,290,000
Class E	$1,056,000
Class F	$1,114,000
Class G	$469,000
Class H	$1,876,000

The certificates described above are referred to in this prospectus collectively as the “VRR Interest”. The VRR Interest is intended to meet the definition of an “eligible vertical interest,” as such term is defined in the Credit Risk Retention Rules.

Rialto Real Estate Fund III – Debt, LP will acquire and contribute Mortgage Loans with a principal balance of approximately 12.8% of the aggregate Initial Pool Balance.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction or all or a portion of the VRR Interest, neither the Retaining Sponsor nor any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Material Terms

For a description of the material terms of the classes of certificates that comprise the VRR Interest, see “Description of the Certificates” and “Pooling and Servicing Agreement—Limitation on Liability of Risk Retention Consultation Party”. You are strongly urged to review this prospectus in its entirety.

Qualifying CRE Loans

The sponsors have determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Hedging, Transfer and Financing Restrictions

The Retaining Sponsor will agree to be the “retaining sponsor” (as defined in the Credit Risk Retention Rules) and to hold or cause the VRR Interest to be held in accordance with the provisions of the Credit Risk Retention Rules, which includes certain restrictions on hedging, transfer and financing of the VRR Interest. These restrictions provide that (i) the Retaining Sponsor may not transfer its VRR Interest, except to a “majority-owned affiliate” (as defined in, and in accordance with, the Credit Risk Retention Rules), (ii) the Retaining Sponsor and its affiliates will not be permitted to engage in any hedging transactions if payments on the hedge instrument are materially related to the required credit risk retention and the hedge position would limit the financial exposure to the required credit risk retention, and (iii) neither the Retaining Sponsor nor any of its affiliates may pledge the required credit risk retention as collateral for any obligation unless such obligation is with full recourse to the Retaining Sponsor or an affiliate, respectively.

As of the Closing Date, the Retaining Sponsor expects to obtain financing with respect to, and pledge (directly or indirectly) its interest in, the VRR Interest in a manner that is in compliance with the Credit Risk Retention Rules.

Pursuant to the Credit Risk Retention Rules, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; or (iii) two years after the Closing Date. However, if the Credit Risk Retention Rules are amended, modified or repealed, the Retaining Sponsor may choose to comply with such Credit Risk Retention Rules as are then in effect.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2019-C50 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class R certificates.

The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are referred to collectively in this prospectus as the “Class X Certificates”. The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$31,064,000
A-2	$71,796,000
A-3	$3,550,000
A-SB	$54,377,000
A-4	$245,000,000
A-5	$250,788,000
X-A	$656,575,000
X-B	$165,316,000
A-S	$85,589,000
B	$39,864,000
C	$39,863,000

Non-Offered Certificates
X-D	$46,899,000
X-F	$22,276,000
X-G	$9,380,000
X-H	$37,519,076
D	$25,794,000
E	$21,105,000
F	$22,276,000
G	$9,380,000
H	$37,519,076
R	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-S certificates) outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $656,575,000. The

Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $165,316,000. The Notional Amount of the Class X-D certificates will equal the aggregate Certificate Balances of the Class D and Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $46,899,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-F certificates will be approximately $22,276,000. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates outstanding from time to time. The initial Notional Amount of the Class X-G certificates will be approximately $9,380,000. The Notional Amount of the Class X-H certificates will equal the Certificate Balance of the Class H certificates outstanding from time to time. The initial Notional Amount of the Class X-H certificates will be approximately $37,519,076.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in June 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)      the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)      if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)      all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)      with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)      the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on such Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)   prior to the Cross-Over Date:

(a)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)       to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)       to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)       to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)       to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(f)        to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero;

(g)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)  on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-

Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E, Class F and Class G certificates have been reduced to zero, to the

Class H certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the order of distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (ii) the Interest Shortfall with respect to each affected class of Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then-current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such class of certificates will be decreased by such amount.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 2.7410%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 3.5620%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 3.2690%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 3.6350%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 3.4660%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to 3.7290%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 4.0210%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 4.1920%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to 4.3450%, subject to a maximum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to 3.0000%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to 3.0000%.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to 3.5400%.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to 3.5400%.

The Pass-Through Rate on the Class H certificates will be a per annum rate equal to 3.5400%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class G certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-H certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class H certificates for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)      the Scheduled Principal Distribution Amount for that Distribution Date,

(b)      the Unscheduled Principal Distribution Amount for that Distribution Date, and

(c)      the Principal Shortfall for such Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)     Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)     Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)    the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)   all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)   the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)   any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then-outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)    the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)   the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner: (1) to each of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C, Class D and Class E certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a

fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates as described above, and (3) to the Class X-B certificates, any remaining portion of such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class X-F, Class X-G, Class X-H, Class F, Class G, Class H or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	December 2023
Class A-2	April 2024
Class A-3	February 2026
Class A-SB	August 2028
Class A-4	March 2029
Class A-5	April 2029
Class X-A	NAP
Class X-B	NAP
Class A-S	April 2029
Class B	April 2029
Class C	April 2029

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in May 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to any A/B Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans on a pro rata basis. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Certificateholder, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) of the definition of “Compensating Interest Payment” above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) of the definition of “Compensating Interest Payment” above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and any related Serviced Pari Passu Companion Loans in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Excess Prepayment Interest Shortfall” and will be allocated on that Distribution Date among each class of Regular Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class H certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class H certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan that has a related Subordinate Companion Loan, losses will be allocated first to each related Subordinate Companion Loan in accordance with the related Intercreditor Agreement until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and the related Pari Passu Companion Loans (if any), pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)      a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)   a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause” and “—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file;

●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer); and

●	a CREFC® Schedule AL file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan, an REO Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending September 30, 2019, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan, an REO Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2019, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder or the Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation

Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the VRR Interest by Certificate Balance. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity and contact information for) a replacement of the Risk Retention Consultation Party from a party holding the requisite interest in the VRR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party with respect to the Mortgage Loans is expected to be RREF III-D WFCM 2019-C50 MOA, LLC.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or (except for purposes of determining whether a Servicing Shift Mortgage Loan or Servicing Shift Whole Loan is an Excluded Controlling Class Loan with respect to the related Loan-Specific Directing Certificateholder) any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, (a) with respect to the Directing Certificateholder or (except for purposes of determining whether a Servicing Shift Mortgage Loan or Servicing Shift Whole Loan is an Excluded Loan with respect to the related Loan-Specific Directing Certificateholder) the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any

Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the certificate administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer or special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Serviced Companion Loan (or their designee, including the Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Moody’s Analytics, MBS Data, LLC, RealInsight and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or the special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information to be Provided to Risk Retention Consultation Party

In addition to the reports and other information to be delivered or made available to the Risk Retention Consultation Party, the PSA will provide that for so long as a Control Termination Event has occurred and is continuing, all information to be delivered or made available to the Operating Advisor will also be delivered or made available to the Risk Retention Consultation Party (except for information relating to an Excluded Loan with respect to such party).

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

●	this prospectus;

●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator); and

●	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	any appraisals delivered in connection with any Asset Status Report; and

●	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator; and

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	Any notice or documents provided to the certificate administrator by the Depositor or the Master Servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab,

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

The certificate administrator will, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person (other than financial market publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with the terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator, and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the

Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)      2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)      in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company

(“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”,”—Replacement of the Special Servicer Without Cause”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the

Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The portions of the classes of certificates evidencing the VRR Interest may only be issued as Definitive Certificates and held by the certificate administrator pursuant to the PSA. Any request for release of all or a portion of a certificate evidencing the VRR Interest must be consented to by the retaining sponsor and the depositor and may be subject to any additional requirements pursuant to the PSA.

The Class R certificates may only be issued as Definitive Certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the

PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – WFCM 2019-C50

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)     the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)    the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)    an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)    the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)    an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)    the original assignment of all unrecorded documents relating to the Mortgage Loan or Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)   originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)  the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)     the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)    the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)   the original or a copy of any related mezzanine intercreditor agreement;

(xviii)  the original or a copy of all related environmental insurance policies; and

(xix)    a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Control Note on or about the applicable Servicing Shift Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)      A copy of each of the following documents:

(i)     the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)    the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)    any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)    all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)    the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)    any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)   any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)  any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)    any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)     any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)    any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   all related environmental reports; and

(xiv)   all related environmental insurance policies;

(b)    a copy of any engineering reports or property condition reports;

(c)    other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property), copies of a rent roll;

(d)    for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)    a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)     a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)    a copy of the appraisal for the related Mortgaged Property(ies);

(h)    for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)     a copy of the applicable mortgage loan seller’s asset summary;

(j)     a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)    a copy of all zoning reports;

(l)     a copy of financial statements of the related mortgagor;

(m)   a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)    a copy of all UCC searches;

(o)    a copy of all litigation searches;

(p)    a copy of all bankruptcy searches;

(q)    a copy of any origination settlement statement;

(r)     a copy of the insurance summary report;

(s)    a copy of organizational documents of the related mortgagor and any guarantor;

(t)     a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)    a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)     a copy of any closure letter (environmental); and

(w)    a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan

(other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) will be required to, no later than 90 days following:

(a)      such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (b); or

(b)      in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)     cure such Material Defect in all material respects, at its own expense,

(B)     repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)     substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay or failure to provide notice (as required by the terms of the MLPA or PSA) prevented the mortgage loan seller from curing such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer or the special servicer, as applicable (in either case with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder or a Servicing Shift Mortgage Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan from the related non-serviced securitization trust, such mortgage loan seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Companion Loan contained in the related non-serviced securitization trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related

REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)      have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)      have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)      have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)      accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)      have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)      have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)      comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)      have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)       have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)       constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)      not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)       have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)     not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the

Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)      have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, by the Directing Certificateholder;

(o)      prohibit defeasance within two years of the Closing Date;

(p)      not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)      have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)      be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, in the case of Barclays, any of that mortgage loan seller and Barclays Holdings) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan),

any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, on and after the applicable Servicing Shift Date, a Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder) and the related mortgage loan seller.

With respect to each Servicing Shift Mortgage Loan, instruments of assignment may be in blank and need not be recorded until the earliest of (i) the securitization of the related Control Note (in which case the trustee under the related Servicing Shift PSA will become the mortgagee of record), (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, and (iii) the expiration of 180 days following the Closing Date.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements” above.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature, as applicable, of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial and multifamily mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)     any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)     the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)     the obligation, if any, of the master servicer to make advances;

(D)     the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)      the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)      any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)     any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)     any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Companion Loan to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and, subject to the terms of the related Sub-Servicing Agreement, will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)      all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)      in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or with respect to any Companion Loan or any cure payment payable by a holder of a Serviced Subordinate Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer, in its sole discretion, may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders. The master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of the Serviced Companion Loans in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates as described under “Description of the Certificates—Distributions—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”, which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)    to remit on each P&I Advance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date;

(ii)    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)    to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)    to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)     to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)    to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)   to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)  to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)     to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)    to recoup any amounts deposited in the Collection Account in error;

(xii)   to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)  to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)   to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)   to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)     to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage	Out of each collection of interest, principal, and prepayment consideration	Time to time

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
	Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Liquidation Fee /Special Servicer(2)	With respect to (a) each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) for which the special servicer obtains (i) a full, partial or discounted payoff or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (b) Loss of Value Payments or Purchase Price paid by a mortgage loan seller, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time
Certificate Administrator / Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Rate multiplied by the Stated Principal Balance of each Mortgage Loan.
Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Upfront Fee / Operating Advisor	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and each related Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and each related Companion Loan) or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan.	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the	Out of general collections on deposit in the Collection Account.	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	For each Delinquent Loan, the sum of: (i) $16,000 multiplied by the number of Subject Loans, plus (ii) $1,600 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90-days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections	Time to time

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan).	Time to time
CREFC® Intellectual Property Royalty	With respect to each Distribution Date, an amount equal to the	Out of general collections with respect to Mortgage	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
License Fee / CREFC®	product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Loans on deposit in the Collection Account.
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial accounts with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the

Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00375% to 0.08250%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrowers:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision or a Special Servicer Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;

●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision or a Special Servicer Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) that are Non-Specially Serviced Loans;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Companion Loan; and

●	late payment charges and default interest paid by such borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

For the avoidance of doubt, (A) the master servicer will be entitled to that portion, if any, of a penalty charge collected on a Specially Serviced Loan to the extent accrued prior to the related servicing transfer event and (B) if the related Special Servicer has partially waived any penalty charge (part of which accrued prior to the related servicing transfer event), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

With respect to any of the preceding fees (other than penalty charges) as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee (other than penalty charges), the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee, and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee (other than penalty charges), the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee, and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related

Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to 0.00125% per annum with respect to The Colonnade Office Complex Mortgage Loan, Great Value Storage Portfolio Mortgage Loan and The Block Northway Mortgage Loan. With respect to the Servicing Shift Mortgage Loans, the master servicer (or primary servicer) (prior to the related Servicing Shift Date) or the related Non-Serviced Master Servicer (or primary servicer) (on and after the related Servicing Shift Date) will be entitled to a primary servicing fee accruing at a rate equal to (i) 0.00125% with respect to the Inland Devon Self Storage Portfolio and (ii) 0.00250% per annum with respect to the Wolverine Portfolio. In each of the foregoing cases, such primary servicing fee rate is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of (i) a per annum rate of 0.25% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A Liquidation Fee will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds including with respect to the related Companion Loan, if applicable or (b) Loss of Value Payments or Purchase Price paid by a Mortgage Loan Seller with respect to any Mortgage Loan (except as such Mortgage Loan Seller makes such Loss of Value Payment in connection with a breach of document defect within the 90-day initial cure period or, if applicable, with the subsequent 90-day extended cure period (including with respect to the related Companion Loan, if applicable).

A “Liquidation Fee”, with respect to each Specially Serviced Loan (and each related Serviced Companion Loan) or an REO Property or Loss of Value Payment or Purchase Price will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.0% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)     (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)    the purchase (A) any Specially Serviced Loan that is part of a Serviced A/B Whole Loan or related REO Property by the holder of the related Subordinate Companion Loan or (B) of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)    (A) a repurchase of a Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of a Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)     the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)    if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan in the form of:

(i)     100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans;

(ii)    100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction;

(iii)   100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower;

(iv)    100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans; and

(v)     50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision or a Special Servicer Decision.

For the avoidance of doubt, (A) the special servicer will be entitled to that portion, if any, of a penalty charge collected on a Mortgage Loan or Serviced Whole Loan to the extent accrued subsequent to a special servicing transfer event and prior to the date such Mortgage Loan or Serviced Whole Loan became a Corrected Loan and (B) if the master servicer has partially waived any penalty charge (part of which accrued subsequent to the occurrence of a special servicing transfer event and prior to the date such Mortgage Loan or Serviced Whole Loan became a Corrected Loan), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

With respect to any of the preceding fees (other than penalty charges) as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee (other than penalty charges), the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly if the special servicer decides not to charge any fee (other than penalty charges), the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00750% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The operating advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date. The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and any Companion Loan) and REO Loan, and will be equal to the product of a per annum rate equal to 0.00155% (the “Operating Advisor Fee Rate”), and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the RR Interest have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts in accordance with the Servicing Standard that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fee not specified in the Mortgage Loan documents owed to it, and only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00032% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan, the asset representations reviewer will be required to be paid a fee equal to the sum of (i) $16,000 multiplied by the number of Subject Loans, plus (ii) $1,600 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)      120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)      the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)      30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)      30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)      60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)      90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)      immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to such Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a)      the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)      the excess of

1.   the sum of

a)       90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)       all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

a)       to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)       all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)       all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loans, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated, first, to any related Serviced Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) in accordance with the related Intercreditor Agreement and, second, pro rata, between the related Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the special servicer, to the extent any related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file and CREFC® appraisal reduction template provided to it by the special servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal or completion of its internal valuation. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced

Companion Loan, by the special servicer. Prior to the occurrence and continuance of a Consultation Termination Event other than with respect to an Excluded Loan as to the Directing Certificateholder, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction amount calculated with respect to a Non-Serviced Whole Loan will generally be allocated first, to any related Subordinate Companion Loan(s) and then, to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. None of the master servicer, the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer, the master servicer and the certificate administrator will be entitled to conclusively rely on the calculation or determination of any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan performed by the applicable servicer responsible therefore pursuant to the related Non-Serviced PSA.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of (x) determining the Controlling Class and the occurrence and continuance of a Control Termination Event and (y) determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer or the Operating Advisor any Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H Certificates)).

In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class H certificates, and second, to the Class G certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal

Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information that is in the possession of the master servicer and reasonably requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised Out Class will be reinstated as the Controlling Class and each other Appraised Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO

Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder or (after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to any Excluded Loan with respect to the Directing Certificateholder) after consultation with the Directing Certificateholder or, with respect to any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period. In addition, upon request of the Risk Retention Consultation Party with respect to any individual triggering event, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in connection with any such determination by the special servicer of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged

Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the special servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder and/or the consultation rights of the Risk Retention Consultation Party (solely with respect to Specially Serviced Loans), or the holder of any Companion Loan, the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan or, with respect to a Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan, and/or (solely with respect to Specially Serviced Loans) upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder) (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and any Serviced A/B Whole Loan, prior the occurrence and continuance of a Control Appraisal Period)) and, with respect to a Specially Serviced Loan and upon request of the Risk Retention Consultation Party, upon non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions or Special Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions or Special Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder or holder of a Subordinate Companion Loan, as applicable, and such objection is communicated to the special servicer) within 10 business days plus, if applicable, any additional time period provided under the related Intercreditor Agreement, of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision or Special Servicer Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision or Special Servicer Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision or Special Servicer Decision. The master servicer will not be permitted to process any Major Decision or Special Servicer Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision or Special Servicer Decision.

In connection with the processing by the master servicer of the matters described in the second preceding paragraph, after completion, the master servicer will deliver notice thereof to the special servicer (and the special servicer, prior to the occurrence and continuance of a Consultation Termination Event and other than in respect of any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, will deliver such notice to the Directing Certificateholder (except to the extent that the special servicer or the Directing Certificateholder, as applicable, notifies the master servicer that the special servicer or the Directing Certificateholder, as applicable, does not desire to receive copies of such items)).

With respect to a Non-Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder (other than as provided below in this paragraph), the special servicer or the Risk Retention Consultation Party: (i) grant waivers of non-material covenant defaults (other than financial covenants and receipt of financial statements, but including immaterial timing waivers such as with respect to late financial statements); (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents and there is no lender discretion permitted under the Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements if the special servicer has determined, in accordance with the proviso to the definition of “Special Servicer Decision”, that such easements or rights of way do not materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease and affect an area less than or equal to the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property, including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property if the special servicer has determined, in accordance with the proviso to the definition of “Special Servicer Decision”, that such condemnation is not with respect to a material parcel or a material income producing parcel and such condemnation does not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due; (vi) consent to a change in property management relating to any Mortgage Loan if the replacement property manager is not a Borrower Party and the Mortgage Loan has an outstanding principal balance less than $10,000,000; (vii) approve annual operating budgets for Mortgage Loans; (viii) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer or the special servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (ix) any non-material modification, amendment, consent to a non-material modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Companion Holder related to a Mortgage Loan or Whole Loan if the special servicer has determined, in accordance with the proviso to the definition of “Major Decision”, that such modification, amendment or consent is administrative in nature, including a note splitting amendment, provided, that if any such modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of the special servicer as a condition to its effectiveness; (x) any determination of Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination; (xi) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole Loan documents do not otherwise permit such principal prepayment; (xii) any determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property subject, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the

Controlling Class, to the consent (or deemed consent) of the Directing Certificateholder, (xiii) any transfer of the Mortgaged Property that the Mortgage Loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the Mortgage Loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied; (xiv) to the extent not a Major Decision or a Special Servicer Decision pursuant to clause (x) of the definition of “Major Decision” or clause (iii) of the definition of “Special Servicer Decision”, respectively, any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves where such request is for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Special Servicer Decisions, except for the routine funding of tax payments and insurance premiums when due; and (xv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision or a Special Servicer Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement; provided, further, that, with respect to any Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period with regard to such Serviced A/B Whole Loan, the foregoing matters shall not include (and Master Servicer Decision shall not include) any action that constitutes a “major decision” under the related Intercreditor Agreement.

In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (w) the restrictions and limitations described below, (x)(a) with respect to any Major Decision, other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event upon consultation with the Directing Certificateholder) and (b) upon request of the Risk Retention Consultation Party, with respect to a Specially Serviced Loan other than any Excluded Loan as to such party, non-binding consultation with the Risk Retention Consultation Party (within the same time period as it would obtain the approval of, or consult with, the Directing Certificateholder), in each case as provided in the PSA and described in this prospectus, (y) with respect to any Serviced A/B Whole Loan, any rights of the holder of the related Subordinate Companion Loan to consent to such modification, waiver or amendment and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)      extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) upon request of the Risk Retention Consultation Party, with non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)      provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Specially Serviced Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of an Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and the special servicer will forward such notice to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing)) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the applicable master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver, amendment or consent of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Each of the following is a “Special Servicer Decision”:

(i)    approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

(ii)    subject to the proviso at the end of this definition, consent to actions and releases related to condemnation of parcels of a Mortgaged Property;

(iii)    any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any Mortgage Loan, but excluding, as to Mortgage Loans that are not Specially Serviced Loans, any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request with respect to a Mortgage Loan that is not a Specially Serviced Loan for Routine Disbursements or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer, will not constitute a Special Servicer Decision; provided, however, that in the case of any such Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Special Servicer Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan));

(iv)    requests to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(v)    subject to the proviso at the end of this definition, any approval or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(vi)    determining whether to cure any default by a borrower under a ground lease or permit any Ground Lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new Ground Lease; and

(vii)    other than with respect to a ground lease, any modification, waiver or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease at a Mortgaged Property or REO Property if the lease affects an area greater than the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet of the improvements at the Mortgaged Property; provided that the special servicer will be required to reach a decision on any such Special Servicer Decision within twenty (20) business days of its receipt from the borrower of all information reasonably requested by the Special Servicer in order to process the Special Servicer Decision (such twenty (20) business days being inclusive of the five (5) business day period within which the Directing Certificateholder is required to grant or withhold its consent);

provided that, with respect to a non-Specially Serviced Loan, if the special servicer determines (a) with respect to clause (ii) above, that a condemnation is not with respect to a material parcel or a material income producing parcel and that such condemnation does not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due, or (b) with respect to clause (v) above that an easement or right of way will not materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan, it is required to provide written notice of such determination to the master servicer, in which case, the master servicer will process such decision and such decision will be deemed to be a Master Servicer Decision not a Special Servicer Decision; provided, further, that the special servicer will be required to make any such determination and provide any such notice within two (2) business days of its receipt of a request related to any such decision.

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override”, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the Special Servicer Decisions in clauses (iv), (v), (vi) and (vii) of the definition of “Special Servicer Decision” as to which the Directing Certificateholder has consented in writing within 10 business days (or, with respect to clause (vii) of the definition of “Special Servicer Decision”, 5 business days) after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the special servicer within such 10 business day (or 5 business day) period, the Directing Certificateholder will be deemed to have approved such action).

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that if such matter is a Major Decision (i)(x) prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder, which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the special servicer has consulted with the Directing Certificateholder, or (z) with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause (and other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof), the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that if such matter is a Major Decision (i) the special servicer, other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof (x) prior to the occurrence and continuance of any Control Termination Event, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, the special servicer has consulted with the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent or (z) with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement if and to the extent required, and pursuant to the process described under “—The Directing Certificateholder—Major Decisions” below and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, the applicable master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause.

The master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) or clause (xv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

For the avoidance of doubt, with respect to any “due-on-sale” or “due-on-encumbrance” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest upon request of the Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (provided, that prior to the occurrence and continuance of a Consultation Termination Event, such Mortgage Loan must also be a Specially Serviced Loan), within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related mortgage loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related mortgage loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, or a Specially Serviced Loan, and other than an REO Property) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2020 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2021) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan or an REO Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan or an REO Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. With respect to any Serviced A/B Whole Loan, the costs will be allocated, first, as an expense of the holder of the related Subordinate Companion Loan, and, second, as an expense of the related Serviced Mortgage Loan and

Serviced Pari Passu Companion Loans to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on September 30, 2019 and the calendar year ending on December 31, 2019. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans related to Mortgaged Properties that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) if:

(1) the related borrower has failed to make when due any balloon payment, and the borrower has not delivered to the master servicer or the special servicer, as applicable, on or before the date on which the subject payment was due, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the master servicer or the special servicer, as applicable (and the master servicer or the special servicer, as applicable, will be required to promptly forward such commitment to the special servicer or the master servicer, as applicable), which provides that such refinancing will occur within 120 days after the date on which such balloon payment will become due (provided that if such refinancing does not occur before the expiration of the time period for refinancing specified in such refinancing commitment or the master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing, a special servicing transfer event will occur immediately);

(2) the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3) the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party), unless a Control Termination Event has occurred and is continuing (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Control Note, to the extent required by the terms of the related Intercreditor Agreement)) or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party or (y) a Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period), unless a Consultation Termination Event has occurred and is continuing that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party or (y) a Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party or (y) a Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period), unless a Consultation Termination Event has occurred and is continuing that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender, reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such documentation to the special servicer or the master servicer, as applicable) which provides that a refinancing will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party or (y) a Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party or (y) a Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or (b) such refinancing is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4) a default has occurred (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party or (y) with respect to a Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party or (y) with respect to a Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6) the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7) the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8) the master servicer or the special servicer, as applicable, receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9) the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to (x) an Excluded Loan as to such party or (y) a Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. The master servicer will not have any responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event and, in the case of any Serviced A/B Whole Loan, only prior to the occurrence and continuance of a Consultation Termination Event and during a Control Appraisal Period with respect to the related Subordinate Companion Loan);

●	with respect to any Serviced A/B Whole Loan, to the extent the related Subordinate Companion Loan is not subject to a Control Appraisal Period, the holder of the related Subordinate Companion Loan;

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party)

●	with respect to any related Serviced Companion Loan, the holder of the related Serviced Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a Control Termination Event and, with respect to a Serviced A/B Whole Loan, only to the extent that a Control Appraisal Period has occurred and is continuing);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

●	With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing (or, with respect to any Serviced A/B Whole Loan, if both a Control Termination Event has occurred and is continuing and a Control Appraisal Period is in effect), the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans)) Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or provide notice that the special servicer has decided not to revise such Asset Status Report, as applicable.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan or any Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

Notwithstanding the foregoing, with respect to any Serviced A/B Whole Loan and prior to the occurrence and continuance of a Control Appraisal Period, the special servicer will prepare an Asset Status Report for such Serviced A/B Whole Loan within 60 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Intercreditor Agreement, and the holder of the Serviced

Subordinate Companion Loan will have the substantially similar rights as the Directing Certificateholder described hereunder with respect thereto, and the Directing Certificateholder will have no approval rights over any such Asset Status Report unless a Control Appraisal Period exists. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the

Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate (currently 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders, and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO

Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or remit to the master servicer for it to deposit) all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan (as defined below) and a sale of such Defaulted Loan would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any Companion Holder (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender and, taking into account the pari passu or subordinate nature of any related Serviced Companion Loan) and the special servicer attempts to sell such Defaulted Loan and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the event that any Non-Serviced Special Servicer fails to comply with the terms of the related Intercreditor Agreement requiring the sale of the related Non-Serviced Mortgage Loan with each related Companion Loan, as a collective whole, under certain limited circumstances to the extent permitted under the related Intercreditor Agreement, the special servicer will be entitled to sell ((i) with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and (ii) after consulting on a non-binding basis with the Risk Retention Consultation Party, in each case, with respect to any Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement (and provided that the related Non-Serviced Special Servicer will not be entitled to a liquidation fee with respect to liquidation of such Non-Serviced Mortgage Loan), the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder (but only prior to the occurrence and continuance of a Consultation Termination Event), the holder of the related Subordinate Companion Loan (with respect to a Serviced A/B Whole Loan, but only prior to the occurrence of a Control Appraisal Period), and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted

Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the special servicer with a written and fully executed commitment for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer; and such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines in consultation with (i) the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing) and (ii) the Risk Retention Consultation Party, in each case, other than with respect to any Excluded Loan as to such party and subject to the limitations on consultation under this “Pooling and Servicing Agreement” and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender (taking into account the pari passu or subordinate nature of any related Companion Loan)). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable judgment consistent with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender (taking into account the pari passu or subordinate nature of any related Companion Loan)). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with each related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder(s) of the related Pari Passu Companion Loan(s), unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In connection with any such sale involving any Serviced A/B Whole Loan, the special servicer will also have the right (subject to the related Intercreditor Agreement), but not the obligation (subject to the related Intercreditor Agreement), to sell the related Subordinate

Companion Loan if the special servicer determines that such sale is in accordance with the Servicing Standard (taking into account the subordinate nature of the applicable Subordinate Companion Loan). See “Description of the Mortgage Pool—The Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, and the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the non-serviced securitization trust, such Non-Serviced Special Servicer will generally be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for all Serviced Mortgage Loans (other than any Excluded Loan), (2) the special servicer, with respect to all Serviced Mortgage Loans, as to the Special Servicer Decisions described in clauses (iv), (v), (vi) and (vii) of the definition of “Special Servicer Decision” and (3) the master servicer to the extent the Directing Certificateholder’s consent is required by clauses (x) and (xii) of the definition of “Master Servicer Decision”, and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, upon the occurrence and continuance of a Control

Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

With respect to any Serviced A/B Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

The Risk Retention Consultation Party will be entitled to consult (other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest) on a strictly non-binding basis with the special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than any Servicing Shift Mortgage Loan and any Excluded Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (1) absent that selection, or (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder, provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

“Loan-Specific Directing Certificateholder” means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Control Note, which, as of the date of this prospectus, is, in the case of the Inland Devon Self Storage Portfolio Mortgage Loan, Barclays, and in the case of the Wolverine Portfolio Mortgage Loan, UBS AG, New York Branch. On and after the related Servicing Shift Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

The initial Directing Certificateholder with respect to each Mortgage Loan (other than (i) any Servicing Shift Mortgage Loans and (ii) any Excluded Loans as to the Directing

Certificateholder) is expected to be RREF III-D WFCM 2019-C50, LLC or another affiliate of Rialto Capital Advisors, LLC. and Rialto Real Estate Fund III – Debt, LP.

In no event will the master servicer or the special servicer be required to consult with or obtain the consent of the holder of a Subordinate Companion Loan unless the holder of such Subordinate Companion Loan has delivered notice of its identity and contact information in accordance with the terms of the applicable Intercreditor Agreement (upon which notice the master servicer and the special servicer will be conclusively entitled to rely). The identity of and contact information for the holder of each Subordinate Companion Loan, as of the Closing Date, will be set forth in an exhibit to the PSA (each, an “Initial Subordinate Companion Loan Holder”). The master servicer and the special servicer will be required to consult with or obtain the consent of the applicable Initial Subordinate Companion Loan Holder, in accordance with the terms of the PSA and the applicable Intercreditor Agreement, and will be entitled to assume that the identity of the holder of the applicable Subordinate Companion Loan has not changed until written notice of the transfer of such Subordinate Companion Loan, including the identity of and contact information for the new holder thereof, is provided in accordance with the terms of the applicable Intercreditor Agreement.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class H certificates.

The “Control Eligible Certificates” will be any of the Class G and Class H certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder or the Risk Retention Consultation Party, as applicable, has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder or the Risk Retention Consultation Party, as applicable, is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder or the Risk Retention Consultation Party, as applicable, as the case may be.

With respect to any matter for which the consent or consultation of the Directing Certificateholder or Risk Retention Consultation Party is required, to the extent no specific time period for deemed consent or deemed waiver of consultation rights is expressly stated in the PSA, in the event no response from the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, is received within ten (10) business days following the written request for input or any required consent or consultation, the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, will be deemed to have consented or approved on the specific matter; provided, however, that the failure of the Directing Certificateholder or Risk Retention Consultation Party, as applicable, to respond will not affect any future matters with respect to the applicable Mortgage Loan or any other Mortgage Loan.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (the “Major Decision Reporting Package”), provided that if such written consent has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class.

Each of the following is a “Major Decision”:

(i)     any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan that comes into and continues in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (viii) of the definition of Master Servicer Decision;

(iii)    following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)    any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(v)    any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vi)    any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)   any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower, other than any such transfer as described under clause (xiii) of the definition of “Master Servicer Decision”;

(viii)  any property management company changes with respect to a Mortgage Loan, including, without limitation, approval of the termination of a manager and appointment of a new property manager, in each case, if the replacement property manager is a Borrower Party or the Mortgage Loan has an outstanding principal balance equal to or greater than $10,000,000;

(ix)   any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x)    releases of any material amounts from escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion, and other than those that are permitted to be undertaken by the master servicer without the consent of the special servicer under the PSA;

(xi)   any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)  subject to the proviso at the end of this definition, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)  agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xiv)  other than with respect to a non-Specially Serviced Loan, any determination of Acceptable Insurance Default; and

(xv)   any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

provided that with respect to any non-Specially Serviced Loan, if the special servicer determines, with respect to clause (xii) above, that a modification, amendment or waiver is administrative in nature, including a note splitting amendment, it is required to provide written notice of such determination to the master servicer, in which case, the master servicer will process such decision and such decision will be deemed to be a Master Servicer Decision not a Major Decision; provided, further, that the special servicer will be required to make any such determination and provide any such notice within two (2) business days of its receipt of a request related to any such decision.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

With respect to any Serviced A/B Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the rights described in this section, and the rights to exercise any “major decision” under the related Intercreditor Agreement with respect to any Serviced A/B Whole Loan will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have the generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest), the special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to the Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will remain entitled to receive any notices, reports or information to which it is entitled, and the special servicer and any other applicable party will be required to consult (on a non-binding basis) with the Directing Certificateholder (other than with respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) in connection with any action to be taken or refrained from being taken in accordance with the PSA. After the occurrence and continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan with respect the Directing Certificateholder or the holder of the majority of the Controlling Class), the Directing Certificateholder will have no direction, consultation or consent rights and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or, with respect to a Serviced A/B Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Notwithstanding the foregoing, with respect to a Serviced A/B Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by the holder of the related Subordinate Companion Loan. The special servicer will prepare an Asset Status Report for such Serviced A/B Whole Loan within 60 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Intercreditor Agreement, and the Directing Certificateholder will have no approval rights over any such Asset Status Report. However, during a Control Appraisal Period with respect to a Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan and subject to the rights of any Companion Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Additionally, upon request, the special servicer will be required to consult with the Risk Retention Consultation Party in connection with any Major Decision not relating to an Excluded Loan as to such party and consider alternative actions recommended by the Risk Retention Consultation Party. Any such consultation will not be binding on the special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan. In the event the special servicer receives no response from the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to deliver a Major Decision Reporting Package to the operating advisor and consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class G certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class G certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class G certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class G certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder, and the term “Consultation Termination Event” will not be applicable to a Loan-Specific Directing Certificateholder; provided, further, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none of the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan. Notwithstanding the proviso to each of the definitions of “Control Termination Event” and “Consultation Termination Event”, in respect of the servicing of any such Excluded Loan, a Control Termination Event and a Consultation Termination Event will each be deemed to have occurred with respect to any such Excluded Loan.

With respect to any Serviced A/B Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class G certificates and the Class G certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time that such waivers have been made, (i) the master servicer will no longer be obligated to consult with the Directing Certificateholder and (ii) the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the majority Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class G certificates, the successor Class G certificateholder that is the majority Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the majority Controlling Class Certificateholder. The successor Class G certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class G certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class G certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class G certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Master Servicer Decision or Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, and with respect to the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

Similarly, with respect to any Serviced A/B Whole Loan, in the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the related holder of the Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period (or any matter requiring consultation with the related holder of the Subordinate Companion Loan)) is necessary to protect the interests of the Certificateholders, as a collective whole (taking into account the subordinate nature of the related Subordinate Companion Loan), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the related Companion Holder’s response (or without waiting to consult with the related Companion Holder); provided that the special servicer or master servicer, as applicable, provides the related holder of the Subordinate Companion Loan with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or, in the case of any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Operating Advisor, the Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) or, in the case of any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan, that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan-Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)      may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)      may act solely in the interests of the holders of the Controlling Class;

(c)      does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)      may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)      will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Servicing Shift Companion Loan, a Subordinate Companion Loan (prior to the occurrence and continuance of a Control Appraisal Period, if applicable) or any Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA), Servicing Shift Whole Loan or any related REO Properties. In addition, the operating advisors or equivalent parties under the Non-Serviced PSAs have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, unless a Control Termination Event has occurred and is continuing (or, with respect to any Serviced A/B Whole Loan, unless both a Control Termination Event and a Control Appraisal Period have occurred and are continuing), the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a) promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b) promptly reviewing each Final Asset Status Report; and

(c) reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

Prior to the occurrence and continuance of a Control Termination Event, the operating advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the special servicer may perform with respect to such Specially Serviced Loans under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value or Cumulative Appraisal Reduction Amount calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, for so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA. In addition, after the occurrence and continuance of a Control Termination Event, no Asset Status Report will be a Final Asset Status Report unless and until the operating advisor is consulted with or deemed to have been consulted with pursuant to the PSA. No such consultation will be required prior to a Control Termination Event. The operating advisor is only required to review Final Asset Status Reports delivered to it by the special servicer. Each Final Asset Status Report will be required to be labeled or otherwise identified or communicated as being final by the special servicer.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, while both a Control Termination Event and (if applicable) a Control Appraisal Period have occurred and are continuing, the operating advisor’s obligations will consist of the following:

(a)      the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)      the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)      the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan during the prior calendar year) substantially in the form attached to this prospectus as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)      the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or Collateral Deficiency Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)     after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Notwithstanding the foregoing, prior to the occurrence and continuance of a Control Termination Event, the operating advisor will be limited to an after-the-action review of any assessment of compliance, attestation report, Final Asset Status Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, lockbox management, insurance policies, borrower substitutions, lease changes, additional borrower debt, defeasances, property management changes, releases from escrow, assumptions and other similar actions that the special servicer may perform under the PSA. In addition, with respect to the operating advisor’s review of net present value or Appraisal Reduction Amount calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value or Appraisal Reduction Amount calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan, for the benefit of the holders of the related companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder, the Risk Retention Consultation Party, or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance Report, Attestation Report, Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial. The operating advisor’s annual report will be prepared on the basis of the special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of the items required to be reviewed by it pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to a special servicer if, during the prior calendar year, no Final Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

No annual report prepared by the operating advisor under the circumstances described above will be permitted to include an analysis of the special servicer’s performance in respect of any Serviced A/B Whole Loan until after the occurrence and continuance of a related Control Appraisal Period under the related Intercreditor Agreement.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information. In preparing any operating advisor annual report, the operating advisor will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)     that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)   that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)   that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)     that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)     any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)     any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)     any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)     the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)      the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates, the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder, the Risk Retention Consultation Party, any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates (including, for the avoidance of doubt, that portion of each such Class that comprises the VRR Interest) and Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to the special servicer, the special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination

Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 88 prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008 (excluding zero of such 88 pools with an outstanding balance that is equal to or less than 20% of the Initial Pool Balance), the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2013 and March 31, 2019, was 7.6%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was 0.9%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was 6.3% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was 1.0%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period,

(B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case, to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)    a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)   a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)   a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)   copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)    a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)   a copy of any notice previously delivered by the master servicer or special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)  copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer, the master servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS”), Fitch, Kroll Bond Rating Agency, Inc. (“KBRA”), Moody’s, Morningstar or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Fitch, KBRA, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, the Risk Retention Consultation Party, any party to the PSA, the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) assumes in writing each covenant and condition to be performed or observed by the asset representations reviewer under the PSA and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)    any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)   any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)   any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)    the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency,

readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)   the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor,

the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the VRR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the VRR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)	may act solely in the interests of the holders of the VRR Interest;

(c)	does not have any liability or duties to the holders of any class of certificates other than the VRR Interest;

(d)	may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(e)	will have no liability whatsoever (other than to a holder of the VRR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class. Notwithstanding the foregoing, with respect to any Serviced A/B Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the above-described rights, and the holder of such Subordinate Companion Loan will be entitled to replace the special servicer with or without cause in accordance with the PSA and the Intercreditor Agreement with respect to such Serviced A/B Whole Loan. However, during a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the resigning special servicer will be required to use commercially reasonable efforts to appoint the Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a commercial mortgage-backed securities transaction rated by Moody’s on a transaction-level basis (as to which a commercial mortgage-backed securities transaction there are outstanding a commercial mortgage-backed securities rated by Moody’s), and has not been publicly cited by Moody’s as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not affiliated with each other). In the event the holders of Principal Balance Certificates, evidencing at least a majority of a quorum of Certificateholders, elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. Notwithstanding the foregoing, the operating advisor will not be permitted to recommend the replacement of the special servicer with respect to any Serviced A/B Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced A/B Whole Loan under the related Intercreditor Agreement and a Control Termination Event has occurred and is continuing.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Certificateholder may not

subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace the special servicer will not apply to any Serviced A/B Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced A/B Whole Loan under the related Intercreditor Agreement.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loan. Rather, with respect to any Servicing Shift Whole Loans: (i) prior to the related Servicing Shift Date, the holder of the related Control Note will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)     (i) any failure by the master servicer to make a deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)     any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)     any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)     any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)     certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)      either Moody’s or KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (ii) has placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such rating action has not been withdrawn by Moody’s or DBRS, as applicable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency), within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)     the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and the master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer with respect to the related Serviced Whole Loan will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Companion Loan, without the prior written consent of such holder of the related Serviced Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Securities Rating Agencies have provided a confirmation (or deemed confirmation) from the applicable rating agencies that such sale will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for any such determination in clauses (i) or (ii), the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer, (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including, without limitation, costs and expenses of litigation and of enforcement of this indemnity, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu or subordinate nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor under the PSA. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees, costs of enforcement and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, it will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be the special servicer.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder for this securitization has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website). The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including nonbinding arbitration) or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the

Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller(s) with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder or to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within thirty (30) days of written notice of the Enforcing Party’s selection of mediation or arbitration, as applicable. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the

Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced

Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Mortgage Loan that will be a Non-Serviced Mortgage Loan as of the Closing Date will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Whole Loan will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the WFCM 2019-C50 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such

Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions and Major Decisions, respectively, under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Pari Passu Companion Loans under the PSA (although the portion of the servicing fee to make such payments under the Non-Serviced PSA may be less).

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the WFCM 2019-C50 mortgage pool, if necessary).

●	The matters as to which notice to, or rating agency confirmation from, the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, matters with respect to which notice to, or Rating Agency Confirmation from, the Rating Agencies under the PSA are required (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and as to whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced

Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which, if available, can be obtained by requesting copies from the underwriters.

Servicing of The Colonnade Office Complex, the Great Value Storage Portfolio and The Block Northway Mortgage Loans

The Colonnade Office Complex, the Great Value Storage Portfolio and The Block Northway Mortgage Loans are serviced pursuant to the UBS 2019-C16 PSA. The servicing terms of the UBS 2019-C16 PSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The operating advisor under the UBS 2019-C16 PSA will be entitled to consult with the related Non-Serviced Special Servicer under different circumstances than those under which the WFCM 2019-C50 operating advisor is entitled to consult with the WFCM 2019-C50 special servicer. In particular, such operating advisor will be entitled to consult on major decisions when the principal balance of the “eligible horizontal residual interest” (as defined under Regulation RR) issued by the UBS 2019-C16 securitization trust is 25% or less than the initial balance thereof (taking into account appraisal reduction amounts and collateral deficiency amounts) or the principal balance of the senior-most class of the control eligible certificates issued by the UBS 2019-C16 securitization trust is less than 25% of the initial balance thereof (taking into account appraisal reduction amounts and collateral deficiency amounts). In addition, the operating advisor under the UBS 2019-C16 PSA will at any time be entitled to recommend the termination of the UBS 2019-C16 special servicer if it determines, in its sole discretion exercised in good faith, that (i) such special servicer is not performing its duties as required under the UBS 2019-C16 PSA or is otherwise not acting in accordance with the related servicing standard and (ii) the replacement of the special servicer would be in the best interest of the UBS 2019-C16 certificateholders as a collective whole. Such recommendation would then be subject to confirmation by the UBS 2019-C16 certificateholders pursuant to a certificateholder vote.

Prospective investors are encouraged to review the full provisions of the UBS 2019-C16 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus.

Servicing of the Servicing Shift Mortgage Loans

Each Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Control Note. In particular, with respect to each Servicing Shift Mortgage Loan:

●	Following the related Servicing Shift Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.

●	Following the related Servicing Shift Date, the master servicer, the special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.

●	Until the related Servicing Shift Date, the master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan. From and after the related Servicing Shift Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead.

●	Following the related Servicing Shift Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under the such Non-Serviced PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the related Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing such Servicing Shift Whole Loan).

●	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are expected to be materially similar in all material respects to or materially consistent with those in the PSA.

●	The related Non-Serviced PSA will provide for a liquidation fee, special servicing fee and workout fee with respect to the related Servicing Shift Mortgage Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.25% per annum, 1.00% and 1.00%, respectively (subject to any market minimum fees and fee offsets).

●	Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

The terms of and parties to any Servicing Shift PSA are not definitively known at this time. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or replacement special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such master servicer or special servicer prior to the time of determination, if KBRA is the non-responding

Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Kroll Bond Rating Agency, Inc. (“KBRA”), Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C, Class D and Class E certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b)  the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the Appraised Value (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan) of the issuing entity’s portion of each REO Property, if any, then included in the issuing entity (such appraisals in clause (2) to be conducted by an independent MAI-designated appraiser selected by the special servicer and approved by the master servicer and the Controlling Class) (prior to the occurrence and continuance of a Control Termination Event, with respect to the Controlling Class approval) and (3)  if a Mortgaged Property secures a Non-Serviced Mortgage Loan and is an “REO property” under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related Mortgaged Property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)     to correct any defect or ambiguity in the PSA;

(b)     to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)     to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)     to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e)     to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)      to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition) as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)     to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)     to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and for so long as no Control Termination Event has occurred and is continuing) the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)      to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)      to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in 17 C.F.R. § 239.45(b)(1)(ii), (iii) or (iv); or

(k)     to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal, upon the consent of the Retaining Sponsor, such consent not to be unreasonably withheld, conditioned or delayed.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as a third-party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third-party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by DBRS, “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch and “A(low)” by DBRS, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch and “R-1(low)” by DBRS and (c) the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS (provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating); provided, further, that if any such institution is not rated by DBRS, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

Ohio. Commercial mortgage loans in Ohio are generally secured by mortgages on the related real estate, and such mortgages are foreclosed judicially. A suit to foreclose a mortgage is initiated with the filing, in the county in which the real estate is located, of a complaint against, and the service of a summons and complaint upon, the owner of the real estate and all parties with a recorded interest in the real estate. Not later than 14 days after the complaint is filed, the filing plaintiff must include a preliminary judicial lien report or a commitment of an owner’s fee policy of title insurance (practice varies from county to county) that is prepared by a title company and includes, among other things, a complete legal description of each parcel of real estate to be sold at the judicial sale as well as the home and addresses of all record owners and lienholders; that title work cannot be over 30 days old when filed. After service of the complaint on the fee owner and before the sale, the “preliminary judicial report” must be updated by the filing of a final judicial report which confirms that no party obtained an interest in the mortgaged property before lis pendens attached by service on the fee owner. If a judicial title commitment was used, best practice requires that it likewise be updated for the same reason In many counties, the plaintiff must also file proof of ownership of the original note. If no answers to the complaint are filed, a judgment by default foreclosing the mortgage may be filed. If an answer is filed, any disputes raised by the answer must be determined judicially by summary disposition, if appropriate, or by trial. Once a judgment foreclosing the mortgage has been filed, the plaintiff files a praecipe with the clerk of courts requesting that an order and notice of sale of the real estate be issued by the clerk of the courts to the sheriff of the county in which the foreclosure judgment was entered. Upon receipt of the sale request from the clerk of court, the sheriff appoints three disinterested feeholders who must agree on the value of the related property. An advertisement of the foreclosure sale is published once a week for three to five consecutive weeks (practice varies from county to county) beginning at least 30 days prior to the sale in a newspaper of general circulation in the county in which the judgment was entered and in which the real estate is located. The notice of the sale, with a copy of the advertisement of sale that is to be published, is normally sent by restricted and regular mail to the owner of the real estate and all parties claiming an interest in the real estate. In addition, plaintiff serves the sale information on the plaintiff and files proof of that event with the court. The sale is conducted by the sheriff’s office at the courthouse in the county in which the judgment was rendered, on the property or elsewhere as ordered by the court. The property must sell for at least two-thirds of the appraised value; and if the minimum bid is not received, the property must be reappraised and auctioned again. A party may petition the court for relief from the minimum bid requirement after an unsuccessful sale and for a private sale instead of another sheriff’s sale. Any delinquent real estate taxes and taxes through the sale confirmation date on the real estate must be paid out of the proceeds of the sheriff’s sale. If the mortgagee credit bids its judgment, the mortgagee is not required to pay the purchase price, but is required to pay off prior liens, taxes and sheriff’s costs. After the sale, a return is filed by the sheriff conducting the sale. A motion to confirm the sale must be filed with the court issuing the order of sale. If the court finds that the sale was performed in conformity with law and equity, the court will issue an order confirming the sale, which cuts off the equity of redemption. Upon the entry of an order confirming the sale, the sheriff conducting the sale will issue a sheriff’s deed to the real estate to the successful purchaser at the sale.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes.

Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure.  Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas.  A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues.  The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action.  It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness.  In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located.  Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale.  The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin.  To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time.  If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located.  Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure.  Any action for deficiency must be brought within two years of the foreclosure sale.  If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Foreclosure—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the

“Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, an originator and a mortgage loan seller and the holder of one or more of the Great Wolf Lodge Southern California Pari Passu Companion Loans, is also the master servicer, the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo is the trustee, certificate administrator, and custodian under the pooling and servicing agreement for the UBS 2019-C16 transaction, pursuant to which each of The Colonnade Office Complex Whole Loan and the Great Value Storage Portfolio Whole Loan are being serviced and pursuant to which The Block Northway Whole Loan is being serviced until the securitization of the related Control Note.

In addition, Wells Fargo Bank is the purchaser under separate repurchase agreements with each of Rialto Mortgage, and Argentic or, in each case, with a wholly-owned subsidiary or other affiliate thereof, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Rialto Mortgage or Argentic, as applicable, or in any such case by its affiliates.

In the case of the repurchase facility provided by Wells Fargo Bank to Rialto Mortgage, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage on a revolving basis. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $75,281,998. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Rialto Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to Argentic, Wells Fargo Bank has agreed to purchase mortgage loans from SPREF WH II LLC, a wholly-owned subsidiary of Argentic, on a revolving basis. Argentic guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. None of the mortgage loans that will be sold by Argentic to the depositor in connection with this securitization transaction are subject to such repurchase facility or interim custodial arrangement.

Additionally, Argentic or a wholly-owned subsidiary or other affiliate of Argentic, is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to some or all of the Mortgage Loans that Argentic will transfer to the depositor. This hedging arrangement will terminate in connection with the contribution of those Mortgage Loans to this securitization transaction.

As a result of the matters discussed above, this securitization transaction will reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by Rialto Mortgage and Argentic, respectively, to the depositor.

Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for some or all of the Rialto Mortgage Loans, the Barclays Mortgage Loans and the Argentic Mortgage Loans.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, each a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including, prior to their inclusion in the issuing entity, some or all of the Barclays Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates of Rialto Mortgage (subject, in some cases, to the repurchase facility described above), including, prior to their inclusion in the issuing entity, some or all of the Rialto Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Argentic, each a sponsor, an originator and a mortgage loan seller, and certain affiliates of Argentic, on the other hand, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Argentic and/or such affiliates of Argentic, including, prior to their inclusion in the issuing entity, some or all of the Argentic Mortgage Loans.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Bank Mortgage Loans.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The special servicer is an affiliate of (i) Rialto Real Estate Fund III – Debt, LP, the Retaining Sponsor and a Mortgage Loan Seller, (ii) the Risk Retention Consultation Party and holder of the VRR Interest and (iii) the entity that is expected to purchase the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H certificates and to be appointed as the initial Directing Certificateholder (but for the avoidance of doubt, it is no longer affiliated with Rialto Mortgage).

Barclays, a sponsor, an originator, the holder of the Hilton at University Place Pari Passu Companion Loan and the Inland Devon Self Storage Portfolio Pari Passu Companion Loan and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters.

An affiliate of Barclays has provided warehouse financing to Rialto Mortgage for certain Mortgage Loans originated by Rialto Mortgage that are being contributed to this securitization. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to the related warehouse facility is projected to equal approximately $60,975,000. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from an affiliate of Barclays, each of the Rialto Mortgage Loans subject to such warehouse facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

UBS AG, a sponsor, an originator and a mortgage loan seller is an affiliate of UBS Securities LLC, one of the underwriters.

Rialto Real Estate Fund III – Debt, LP is also an affiliate of (i) Rialto Capital Advisors, LLC, the special servicer, (ii) the holder of the VRR Interest and (iii) the Risk Retention Consultation Party and the entity that is the initial directing certificateholder (but for the avoidance of doubt, it is no longer affiliated with Rialto Mortgage).

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is also the operating advisor and asset representations reviewer under the UBS 2019-C16 PSA, which governs the servicing of The Colonnade Office Complex Whole Loan, the Great Value Storage Portfolio Whole Loan and The Block Northway Whole Loan.

Pursuant to certain interim servicing agreements between UBS AG, New York Branch or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain UBS AG, New York Branch Mortgage Loans prior to their inclusion in the Issuing Entity.

Midland is also the master servicer, primary servicer (except with respect to The Colonnade Office Complex Whole Loan) and the special servicer with respect to The Colonnade Office Complex Whole Loan, the Great Value Storage Portfolio Whole Loan and The Block Northway Whole Loan (prior to the securitization of the related Control Note) that are currently being serviced under the UBS 2019-C16 PSA.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or

Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. Additionally, in some cases, a borrower is required to apply a holdback reserve to prepayment of the related Mortgage Loan if certain release conditions are not satisfied. See “Description of the Mortgage Loan—Certain Terms of the Mortgage Loans—Escrows”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 656,575,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates
Class X-B	$ 165,316,000	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods, Yield Maintenance Charges or Prepayment Premiums, release of property provisions, amortization terms that require balloon payments, performance reserves being applied to repay a mortgage loan if certain criteria are not timely satisfied), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge or Prepayment Premium would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 656,575,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates
Class X-B	$ 165,316,000	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 to this prospectus and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in June 2019;

●	the Offered Certificates are settled with investors on May 14, 2019; and

●	with respect to the Goodyear Portfolio Mortgage Loan (3.7%), such Mortgage Loan amortizes based on the assumed principal payment schedule attached to this prospectus as Annex A-4.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
May 2020	85%	85%	85%	85%	85%
May 2021	68%	68%	68%	68%	68%
May 2022	45%	45%	45%	45%	45%
May 2023	16%	16%	16%	16%	16%
May 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.67	2.65	2.64	2.64	2.63

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
May 2020	100%	100%	100%	100%	100%
May 2021	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.73	4.71	4.68	4.64	4.37

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
May 2020	100%	100%	100%	100%	100%
May 2021	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	6.75	6.74	6.73	6.70	6.50

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
May 2020	100%	100%	100%	100%	100%
May 2021	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	98%	98%	98%	98%	98%
May 2025	76%	76%	76%	76%	76%
May 2026	54%	54%	54%	54%	54%
May 2027	30%	30%	30%	30%	30%
May 2028	4%	4%	4%	4%	4%
May 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.17	7.17	7.17	7.17	7.17

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
May 2020	100%	100%	100%	100%	100%
May 2021	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028	100%	100%	100%	100%	100%
May 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.74	9.71	9.66	9.60	9.41

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
May 2020	100%	100%	100%	100%	100%
May 2021	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028	100%	100%	100%	100%	100%
May 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.89	9.88	9.87	9.83	9.61

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
May 2020	100%	100%	100%	100%	100%
May 2021	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028	100%	100%	100%	100%	100%
May 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.92	9.92	9.92	9.92	9.67

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
May 2020	100%	100%	100%	100%	100%
May 2021	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028	100%	100%	100%	100%	100%
May 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.92	9.92	9.92	9.92	9.67

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
May 2020	100%	100%	100%	100%	100%
May 2021	100%	100%	100%	100%	100%
May 2022	100%	100%	100%	100%	100%
May 2023	100%	100%	100%	100%	100%
May 2024	100%	100%	100%	100%	100%
May 2025	100%	100%	100%	100%	100%
May 2026	100%	100%	100%	100%	100%
May 2027	100%	100%	100%	100%	100%
May 2028	100%	100%	100%	100%	100%
May 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.92	9.92	9.92	9.92	9.67

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from May 1, 2019 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions (or, with respect to any Serviced A/B Whole Loan, amounts will be allocated to the related Mortgage Loan in accordance with the above assumptions) at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.0000%	3.930%	3.936%	3.940%	3.942%	3.943%
98.0000%	3.519%	3.523%	3.525%	3.527%	3.528%
99.0000%	3.114%	3.116%	3.117%	3.117%	3.118%
100.0000%	2.714%	2.714%	2.714%	2.714%	2.714%
101.0000%	2.321%	2.318%	2.317%	2.316%	2.316%
102.0000%	1.933%	1.928%	1.926%	1.924%	1.923%
103.0000%	1.551%	1.544%	1.540%	1.538%	1.536%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	3.556%	3.556%	3.556%	3.556%	3.554%
101.0000%	3.324%	3.323%	3.322%	3.320%	3.305%
102.0000%	3.095%	3.093%	3.091%	3.086%	3.058%
103.0000%	2.869%	2.866%	2.862%	2.856%	2.815%
104.0000%	2.645%	2.641%	2.636%	2.628%	2.574%
105.0000%	2.423%	2.419%	2.412%	2.402%	2.336%
106.0000%	2.204%	2.199%	2.191%	2.179%	2.100%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.0000%	3.781%	3.781%	3.782%	3.784%	3.798%
98.0000%	3.608%	3.609%	3.610%	3.611%	3.619%
99.0000%	3.438%	3.439%	3.439%	3.439%	3.443%
100.0000%	3.270%	3.270%	3.270%	3.270%	3.269%
101.0000%	3.104%	3.103%	3.103%	3.103%	3.097%
102.0000%	2.939%	2.939%	2.938%	2.937%	2.927%
103.0000%	2.777%	2.776%	2.775%	2.773%	2.759%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	3.640%	3.640%	3.640%	3.640%	3.640%
101.0000%	3.479%	3.479%	3.479%	3.479%	3.479%
102.0000%	3.321%	3.321%	3.321%	3.321%	3.321%
103.0000%	3.164%	3.164%	3.164%	3.164%	3.164%
104.0000%	3.009%	3.009%	3.009%	3.009%	3.009%
105.0000%	2.856%	2.856%	2.856%	2.856%	2.856%
106.0000%	2.704%	2.704%	2.704%	2.704%	2.704%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98.0000%	3.723%	3.723%	3.724%	3.726%	3.730%
99.0000%	3.598%	3.598%	3.599%	3.599%	3.601%
100.0000%	3.475%	3.475%	3.474%	3.474%	3.474%
101.0000%	3.353%	3.352%	3.352%	3.351%	3.348%
102.0000%	3.232%	3.231%	3.230%	3.229%	3.224%
103.0000%	3.113%	3.112%	3.110%	3.108%	3.102%
104.0000%	2.995%	2.994%	2.992%	2.989%	2.980%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	3.740%	3.740%	3.740%	3.740%	3.740%
101.0000%	3.618%	3.618%	3.618%	3.618%	3.615%
102.0000%	3.498%	3.497%	3.497%	3.496%	3.491%
103.0000%	3.378%	3.378%	3.378%	3.377%	3.369%
104.0000%	3.261%	3.260%	3.260%	3.258%	3.249%
105.0000%	3.144%	3.143%	3.143%	3.141%	3.129%
106.0000%	3.029%	3.028%	3.027%	3.025%	3.011%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
10.3750%	5.359%	5.315%	5.258%	5.175%	4.766%
10.5000%	5.071%	5.027%	4.970%	4.886%	4.474%
10.6250%	4.788%	4.744%	4.686%	4.601%	4.188%
10.7500%	4.511%	4.466%	4.408%	4.322%	3.906%
10.8750%	4.238%	4.192%	4.134%	4.048%	3.629%
11.0000%	3.970%	3.924%	3.865%	3.779%	3.357%
11.1250%	3.706%	3.660%	3.601%	3.514%	3.090%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
7.3750%	5.413%	5.417%	5.422%	5.431%	5.008%
7.5000%	5.040%	5.044%	5.049%	5.058%	4.630%
7.6250%	4.676%	4.680%	4.685%	4.694%	4.261%
7.7500%	4.320%	4.324%	4.330%	4.339%	3.900%
7.8750%	3.973%	3.977%	3.983%	3.992%	3.548%
8.0000%	3.634%	3.638%	3.644%	3.653%	3.205%
8.1250%	3.303%	3.307%	3.312%	3.321%	2.868%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	4.035%	4.035%	4.035%	4.035%	4.035%
101.0000%	3.912%	3.912%	3.912%	3.912%	3.909%
102.0000%	3.790%	3.790%	3.790%	3.790%	3.784%
103.0000%	3.669%	3.669%	3.669%	3.669%	3.661%
104.0000%	3.550%	3.550%	3.550%	3.550%	3.539%
105.0000%	3.432%	3.432%	3.432%	3.432%	3.419%
106.0000%	3.315%	3.315%	3.315%	3.315%	3.300%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	4.208%	4.208%	4.208%	4.208%	4.208%
101.0000%	4.084%	4.084%	4.084%	4.084%	4.081%
102.0000%	3.961%	3.961%	3.961%	3.961%	3.955%
103.0000%	3.839%	3.839%	3.839%	3.839%	3.831%
104.0000%	3.719%	3.719%	3.719%	3.719%	3.708%
105.0000%	3.600%	3.600%	3.600%	3.600%	3.587%
106.0000%	3.482%	3.482%	3.482%	3.482%	3.467%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98.0000%	4.619%	4.619%	4.619%	4.619%	4.624%
99.0000%	4.490%	4.490%	4.490%	4.490%	4.492%
100.0000%	4.363%	4.363%	4.363%	4.363%	4.363%
101.0000%	4.238%	4.238%	4.238%	4.238%	4.235%
102.0000%	4.114%	4.114%	4.114%	4.114%	4.108%
103.0000%	3.991%	3.991%	3.991%	3.991%	3.983%
104.0000%	3.870%	3.870%	3.870%	3.870%	3.859%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “Income Tax Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The Income Tax Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, nine (9) of the Mortgaged Properties securing five (5) Mortgage Loans representing approximately 4.4% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017, and commonly referred to as the “Tax Cuts and Jobs Acts” (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017, Regular Interestholders may be required to accrue amounts of gross income (other than market discount and original issue discount) no later than the year they include such amounts as revenue on their applicable financial statements. Original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position on matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are encouraged to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, namely, 0% CPR (the “Prepayment Assumption”. See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. The election, if made, will apply all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. A Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular

Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The Income Tax Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, included new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“partnership representatives”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person (the partnership representative) to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a “tax matters person’s” actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will be designated as the partnerships representative of both Trust REMICs and will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person.

The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and that fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor, Wells Fargo Bank and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-3	Class A-SB
Wells Fargo Securities, LLC	$19,849,896	$45,877,644	$2,268,450	$34,746,903
Barclays Capital Inc.	$4,069,384	$9,405,276	$465,050	$7,123,387
UBS Securities LLC	$7,144,720	$16,513,080	$816,500	$12,506,710
Drexel Hamilton, LLC	$0	$0	$0	$0
Academy Securities, Inc.	$0	$0	$0	$0
Total	$31,064,000	$71,796,000	$3,550,000	$54,377,000

Underwriter	Class A-4	Class A-5	Class X-A	Class X-B
Wells Fargo Securities, LLC	$156,555,000	$160,253,532	$419,551,425	$105,636,924
Barclays Capital Inc.	$32,095,000	$32,853,228	$86,011,325	$21,656,396
UBS Securities LLC	$56,350,000	$57,681,240	$151,012,250	$38,022,680
Drexel Hamilton, LLC	$0	$0	$0	$0
Academy Securities, Inc.	$0	$0	$0	$0
Total	$245,000,000	$250,788,000	$656,575,000	$165,316,000

Underwriter	Class A-S	Class B	Class C
Wells Fargo Securities, LLC	$54,691,371	$25,473,096	$25,472,457
Barclays Capital Inc.	$11,212,159	$5,222,184	$5,222,053
UBS Securities LLC	$19,685,470	$9,168,720	$9,168,490
Drexel Hamilton, LLC	$0	$0	$0
Academy Securities, Inc.	$0	$0	$0
Total	$85,589,000	$39,864,000	$39,863,000

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have severally agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 112.3% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from May 1, 2019, before deducting expenses payable by the depositor (such expenses estimated at $5,399,357, excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act as in effect on the date of this prospectus, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, a mortgage loan seller, the holder of one or more of the Great Wolf Lodge Southern California Pari Passu Companion Loans, the master servicer, the certificate administrator, the custodian and the certificate registrar under this securitization. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays, which is an originator, a sponsor, the holder of the Hilton at University Place Pari Passu Companion Loan and the Inland Devon Self Storage Portfolio Pari Passu Companion Loan and a mortgage loan seller. UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, which is a sponsor, an originator, a mortgage loan seller and the holder of certain of The Colonnade Office Complex Pari Passu Companion Loans, Wolverine Portfolio Pari Passu Companion Loans, The Block Northway Pari Passu Companion Loans and the Heartland Dental Medical Office Portfolio Pari Passu Companion Loans.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of Barclays Capital Inc., which is one of the underwriters, a co-lead manager and joint bookrunner, and affiliates of UBS Securities LLC, which is one of the underwriters, a co-lead manager and joint bookrunner. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1) the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Wells Fargo Bank Mortgage Loans;

(2) the payment by the depositor to Barclays, an affiliate of Barclays Capital Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Barclays Mortgage Loans;

(3) the payment by the depositor to UBS AG, an affiliate of UBS Securities LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the UBS AG, New York Branch Mortgage Loans; and

(4) the payment by each of Rialto Mortgage or an affiliate thereof, to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with the subject mortgage loan seller or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by the subject mortgage loan seller, or an affiliate thereof, under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to the subject mortgage loan seller in connection with the sale of those Mortgage Loans to the depositor by the subject mortgage loan seller; and

(5) the payment by Rialto Mortgage or an affiliate thereof, to an affiliate of Barclays, which is also an affiliate of Barclays Capital Inc., in an affiliate of Barclays’ capacity as the purchaser under a repurchase agreement with Rialto Mortgage or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by Rialto Mortgage, or an affiliate thereof, under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to Rialto Mortgage in connection with the sale of those Mortgage Loans to the depositor by Rialto Mortgage.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Wells Fargo Securities, LLC, Barclays Capital Inc. and UBS Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the Issuing Entity (file number 333-226486-05)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28202, or by telephone at (704) 374-6161.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226486) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.E., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC an individual prohibited transaction exemption, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of

ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is a Plan will be deemed to have represented and warranted that (i) none of the depositor, the mortgage loan sellers, the Trust, the trustee, the certificate administrator, the certificate registrar, the asset representations reviewer, the operating advisor, the underwriters, the master servicer, the special servicer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the Plan has relied in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (unless an applicable prohibited transaction exemption is available (all of the conditions of which are satisfied) to cover the purchase and holding of the Offered Certificates or the transaction is not otherwise prohibited), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

The sale of the Offered Certificates to a Plan is in no respect a representation or warranty by the depositor, the underwriters, the trustee, the certificate administrator, the special servicer or the master servicer that this investment meets any relevant legal requirements with respect to investments by Plans generally or any particular Plan, that the Exemption would apply to the acquisition of this investment by ERISA Plans in general or any particular ERISA Plan, or that this investment is appropriate for Plans generally or for any particular Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-

67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that is not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in May 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	390
1986 Act	572
1996 Act	550
1MDB	196
2
2015 Budget Act	581
3
30/360 Basis	428
4
401(c) Regulations	593
A
A/B Whole Loan	231
AB Modified Loan	441
Accelerated Mezzanine Loan Lender	383
Acceptable Insurance Default	445
Acting General Counsel’s Letter	153
Actual/360 Basis	213
Actual/360 Loans	416
ADA	553
Additional Exclusions	445
Administrative Cost Rate	365
ADR	158
Advances	411
Affirmative Asset Review Vote	493
Agency	175, 210
Alternate Terms	205
AML rules	196
Annual Debt Service	158
Appraisal Institute	282
Appraisal Reduction Amount	437
Appraisal Reduction Event	436
Appraised Value	158
Appraised-Out Class	442
Argentic	322
Argentic Data Tape	329
Argentic Mortgage Loans	322
Argentic Review Team	328
Assessment of Compliance	527
Asset Representations Reviewer Asset Review Fee	435
Asset Representations Reviewer Fee	435
Asset Representations Reviewer Fee Rate	435
Asset Representations Reviewer Termination Event	499
Asset Representations Reviewer Upfront Fee	435
Asset Review	495
Asset Review Notice	494
Asset Review Quorum	494
Asset Review Report	496
Asset Review Report Summary	496
Asset Review Standard	495
Asset Review Trigger	492
Asset Review Vote Election	493
Asset Status Report	461
Assumed Final Distribution Date	374
Assumed Scheduled Payment	367
Attestation Report	528
Available Funds	358
B
Balloon LTV Ratio	163
Balloon Payment	164
Bankruptcy Code	543
Barclays	305
Barclays Data Tape	307
Barclays Holdings	305
Barclays Mortgage Loans	307
Barclays Review Team	307
Barclays’ Qualification Criteria	308
Base Interest Fraction	373
Beds	170
Best Western	176
Borrower Party	382
Borrower Party Affiliate	382
Breach Notice	401
BW Termination Event	176
C
C(WUMP)O	21
Cash Flow Analysis	159
CERCLA	550
Certificate Administrator/Trustee Fee	434
Certificate Administrator/Trustee Fee Rate	434

Certificate Balance	356
Certificate Owners	393
Certificateholder	384
Certificateholder Quorum	503
Certificateholder Repurchase Request	514
Certifying Certificateholder	395
Class A Certificates	355
Class A-SB Planned Principal Balance	368
Class X Certificates	355
Clearstream	392
Clearstream Participants	394
Closing Date	157, 279
CMBS	62, 345
Code	570
Collateral Deficiency Amount	441
Collection Account	415
Collection Period	359
Communication Request	396
Companion Distribution Account	416
Companion Holder	231
Companion Holders	231
Companion Loan Rating Agency	231
Companion Loans	156
Compensating Interest Payment	375
Constant Prepayment Rate	562
Consultation Termination Event	478
Control Appraisal Period	231
Control Eligible Certificates	472
Control Note	231
Control Termination Event	478
Controlling Class	472
Controlling Class Certificateholder	472
Controlling Holder	231
Corrected Loan	460
CPP	562
CPR	562
CPY	562
CRE Loans	288
CREC	190
Credit Risk Retention Rules	353
CREFC®	379
CREFC® Intellectual Property Royalty License Fee	436
CREFC® Intellectual Property Royalty License Fee Rate	436
CREFC® Reports	379
Cross-Over Date	363
CRR	134
CRR Amendment	134
CRR II	134
Cumulative Appraisal Reduction Amount	441, 442
Cure/Contest Period	496
Custodian	334
Cut-off Date	155
Cut-off Date Balance	160
Cut-off Date Loan-to-Value Ratio	161
Cut-off Date LTV Ratio	161
D
D or @%(#)	165
D or GRTR of @% or YM(#)	165
D or YM(#)	165
D(#)	165
DBRS	497
DDA	175
Debt Service Coverage Ratio	162
Defaulted Great Wolf Lodge Southern California Purchase Date	253
Defaulted Loan	468
Defeasance Deposit	216
Defeasance Loans	216
Defeasance Lock-Out Period	216
Defeasance Option	216
Definitive Certificate	392
Delegated Directive	18
Delinquent Loan	493
Depositories	392
Determination Date	357
Diligence File	399
Directing Certificateholder	471
Disclosable Special Servicer Fees	433
Discount Rate	373
Dispute Resolution Consultation	517
Dispute Resolution Cut-off Date	516
Distribution Accounts	416
Distribution Date	357
Distribution Date Statement	379
Dodd-Frank Act	132
DOL	589
DSCR	162
DTC	392
DTC Participants	392
DTC Rules	393
Due Date	213, 359
E
EDGAR	588
EEA	18
Effective Gross Income	159

EIL	190
Eligible Asset Representations Reviewer	497
Eligible Operating Advisor	487
Enforcing Party	514
Enforcing Servicer	514
ESA	189
ESAs	134
Escrow/Reserve Mitigating Circumstances	311, 320
EU Institutional Investors	134
EU Risk Retention and Due Diligence Requirements	134
EU Securitization Regulation	134
Euroclear	392
Euroclear Operator	394
Euroclear Participants	394
Excess Modification Fee Amount	429
Excess Modification Fees	427
Excess Prepayment Interest Shortfall	376
Exchange Act	279
Exchange Borrower	211
Exchange Owner	211
Excluded Controlling Class Holder	382
Excluded Controlling Class Loan	383
Excluded Information	383
Excluded Loan	383
Excluded Plan	591
Excluded Special Servicer	503
Excluded Special Servicer Loan	503
Exemption	590
Exemption Rating Agency	590
F
FATCA	582
FDEP	189
FDIA	152
FDIC	153
FIEL	23
Final Asset Status Report	484
Final Dispute Resolution Election Notice	517
Financial Promotion Order	20
FINMA	196
FINRA	587
FIRREA	154
Fitch	526
FPO Persons	20
FSMA	19
Funds	313, 340
G
Gain-on-Sale Entitlement Amount	359
Gain-on-Sale Remittance Amount	359
Gain-on-Sale Reserve Account	416
Garn Act	551
GLA	163
Goodyear Portfolio A Notes	254
Goodyear Portfolio Co-Lender Agreement	254
Goodyear Portfolio Control Appraisal Period	261
Goodyear Portfolio Major Decision	258
Goodyear Portfolio Mortgage Loan	253
Goodyear Portfolio Mortgaged Property	253
Goodyear Portfolio Note A-1	254
Goodyear Portfolio Noteholders	254
Goodyear Portfolio Pari Passu Companion Loan	253
Goodyear Portfolio Pari Passu Companion Loan Noteholder	254
Goodyear Portfolio Purchase Notice	262
Goodyear Portfolio Sequential Pay Event	254
Goodyear Portfolio Subordinate Companion Loan	253
Goodyear Portfolio Threshold Event Collateral	261
Goodyear Portfolio Whole Loan	254
Goodyear Portfolio Whole Loan Controlling Holder	261
Goodyear Subordinate Companion Loan Noteholder	254
Government Securities	214
Great Wolf Lodge Southern California A Noteholders	246
Great Wolf Lodge Southern California A Notes	245
Great Wolf Lodge Southern California Borrower Related Party	250
Great Wolf Lodge Southern California Companion Loans	245
Great Wolf Lodge Southern California Control Appraisal Event	250
Great Wolf Lodge Southern California Controlling Noteholder	250
Great Wolf Lodge Southern California Cure Payment	252
Great Wolf Lodge Southern California Major Decision	251
Great Wolf Lodge Southern California Mortgage Loan	244

Great Wolf Lodge Southern California Noteholders	245
Great Wolf Lodge Southern California Pari Passu Companion Loans	244
Great Wolf Lodge Southern California Purchase Notice	253
Great Wolf Lodge Southern California Subordinate Companion Loan	244
Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder	245
Great Wolf Lodge Southern California Triggering Event of Default	249
Great Wolf Lodge Southern California Whole Loan	245
GRTR of @% or YM(#)	166
GWLSC Intercreditor Agreement	245
GWLSC Threshold Event Collateral	251
H
Holding Period	211
HUD	179, 4
I
IDPH	193
IEPA	192
Income Tax Regulations	570
Indirect Participants	392
Initial Delivery Date	461
Initial Pool Balance	155
Initial Requesting Certificateholder	514
Inland Devon Self Storage Portfolio Release Property	218
In-Place Cash Management	163
Institutional Investor	22
Insurance and Condemnation Proceeds	415
Intercreditor Agreement	231
Interest Accrual Amount	366
Interest Accrual Period	366
Interest Distribution Amount	366
Interest Reserve Account	416
Interest Shortfall	366
Interested Person	469
Investor Certification	383
J
Japanese Affected Investors	136
Japanese Retention Requirement	135
JFSA	135
JRR Rule	135
K
KBRA	497, 526
L
L(#)	165
Lennar	298, 340
Liquidation Fee	430
Liquidation Fee Rate	430
Liquidation Proceeds	415
Loan Per Unit	163
Loan-Specific Directing Certificateholder	471
Lock-out Period	214
Loss of Value Payment	403
Losses	350
Lower-Tier Regular Interests	570
Lower-Tier REMIC	357, 570
LTV Ratio	160
LTV Ratio at Maturity	163
M
MAI	404
Major Decision	473
Major Decision Reporting Package	473
MAS	22
Master Servicer	335
Master Servicer Decision	448
Material Defect	401
Maturity Date Balloon Payment	164
Member ROFR Notice	205
Membership Agreement	176
Midland	344
Midland Parties	350
Midland Primary Servicing Agreement	345
Midland Serviced Loans	345
Midland Serviced Mortgage Loans	345
MiFID II	18
MIFID II	19
MLPA	397
Modification Fees	428
Moody’s	526
Mortgage	156
Mortgage File	397
Mortgage Loans	155
Mortgage Note	156
Mortgage Pool	155

Mortgage Rate	365
Mortgaged Property	156
MSHDA	179
N
Net Mortgage Rate	365
Net Operating Income	164
NFA	587
NI 33-105	24
Non-Control Note	231
Non-Controlling Holder	232
Nonrecoverable Advance	412
Non-Serviced A/B Whole Loan	232
Non-Serviced Certificate Administrator	232
Non-Serviced Companion Loan	232
Non-Serviced Directing Certificateholder	232
Non-Serviced Master Servicer	232
Non-Serviced Mortgage Loan	232
Non-Serviced Pari Passu Companion Loan	232
Non-Serviced Pari Passu Mortgage Loan	232
Non-Serviced Pari Passu Whole Loan	232
Non-Serviced PSA	233
Non-Serviced Special Servicer	233
Non-Serviced Trustee	233
Non-Serviced Whole Loan	233
Non-U.S. Person	582
Note Holder Purchase Option Notice	276
Notional Amount	356
NRA	164
NRSRO	381
NRSRO Certification	384
NYSDEC	190
O
O(#)	165
OCC	279
Occupancy As Of Date	165
Occupancy Rate	164
Offered Certificates	355
Ohio Hotel Portfolio Release Property	217
OID Regulations	574
OLA	153
Operating Advisor Consulting Fee	434
Operating Advisor Expenses	435
Operating Advisor Fee	434
Operating Advisor Fee Rate	434
Operating Advisor Standard	485
Operating Advisor Termination Event	489
Operating Advisor Upfront Fee	434
Other Master Servicer	233
Other PSA	233
Other Special Servicer	233
P
P&I Advance	410
P&I Advance Date	410
PACE	229
Pads	170
Par Purchase Price	467
Pari Passu Companion Loans	155
Pari Passu Mortgage Loan	233
Park Bridge Financial	352
Park Bridge Lender Services	352
Participants	392
Parties in Interest	589
partnership representatives	581
Pass-Through Rate	363
Patriot Act	554
PCIS Persons	20
Percentage Interest	357
Periodic Payments	358
Permitted Investments	357, 417
Permitted Special Servicer/Affiliate Fees	433
PILOT Agreement	210
PIPs	193
PL	283
Plans	589
PML	283
PRC	20
Preliminary Dispute Resolution Election Notice	516
Prepayment Assumption	575
Prepayment Interest Excess	375
Prepayment Interest Shortfall	375
Prepayment Premium	373
Prepayment Provisions	165
PRIIPS Regulation	18
Prime Rate	415
Principal Balance Certificates	355
Principal Distribution Amount	366
Principal Shortfall	368
Privileged Information	488
Privileged Information Exception	488
Privileged Person	381

Professional Investors	21
Prohibited Prepayment	376
Promotion of Collective Investment Schemes Exemptions Order	20
Proposed BW Conversion	176
Proposed Comfort Letter	176
Proposed Course of Action	515
Proposed Course of Action Notice	515
Proposed Franchise Agreement	176
Proposed Purchaser	204
Prospectus	21
Prospectus Directive	18
PROSPECTUS DIRECTIVE	19
PSA	355
PSA Party Repurchase Request	515
PTCE	592
Purchase Price	403
Q
Qualification Criteria	288, 305
Qualified Intermediary	211
Qualified Investor	18
Qualified Replacement Special Servicer	504
Qualified Substitute Mortgage Loan	404
Qualifying CRE Loan Percentage	354
R
RAC No-Response Scenario	525
Rated Final Distribution Date	374
Rating Agencies	526
Rating Agency Confirmation	526
RCA	340
RCM	340
REA	73
Realized Loss	377
REC	189
Record Date	357
Registration Statement	588
Regular Certificates	355
Regular Interestholder	573
Regular Interests	570
Regulation AB	528
Regulatory Agreement	179
Reimbursement Rate	415
Related Proceeds	413
Release Date	216
Relevant Investor	22
Relevant Persons	20
Relief Act	553
Remaining Term to Maturity	166
REMIC	570
REO Account	417
REO Loan	369
REO Property	460
Repurchase Request	515
Requesting Certificateholder	517
Requesting Holders	443
Requesting Investor	396
Requesting Party	525
Required Credit Risk Retention Percentage	354
Requirements	554
Residual Certificates	355
Resolution Failure	515
Resolved	515
Restricted Group	590
Restricted Party	488
Retaining Sponsor	353
Review Materials	494
RevPAR	166
Rialto Mortgage	298
Rialto Mortgage Data Tape	304
Rialto Mortgage Loans	298
Rialto Mortgage Review Team	303
Risk Retention Consultation Party	382
RMBS	334
ROFO	204
ROFR	204
Rooms	170
Routine Disbursements	450
RREF	312
RREF Data Tape	315
RREF Deal Team	314
RREF Mortgage Loans	313
RREF Qualification Criteria	316
Rule 15Ga-1 Reporting Period	288
Rule 17g-5	384
S
Scheduled Principal Distribution Amount	367
SEC	279
Securities Act	527
Securitization Accounts	355, 417
SEL	283
Senior Certificates	355
Serviced A/B Whole Loan	233
Serviced Companion Loan	233
Serviced Mortgage Loan	233
Serviced Pari Passu Companion Loan	233

Serviced Pari Passu Companion Loan Securities	507
Serviced Pari Passu Mortgage Loan	234
Serviced Pari Passu Whole Loan	234
Serviced Subordinate Companion Loan	234
Serviced Whole Loan	234
Servicer Termination Event	506
Servicing Advances	411
Servicing Fee	425
Servicing Fee Rate	425
Servicing Shift Companion Loan	234
Servicing Shift Date	234
Servicing Shift Mortgage Loan	234
Servicing Shift PSA	234
Servicing Shift Whole Loan	234
Servicing Standard	409
SF	166
SFA	22
SFO	21
Similar Law	589
SIPC	587
SMMEA	593
SNDA	205
Special Servicer Decision	452
Special Servicing Fee	429
Special Servicing Fee Rate	429
Specially Serviced Loans	457
Sq. Ft.	166
Square Feet	166
SSDS	190
Startup Day	570
Stated Principal Balance	368
Stone Point	313, 340
Structured Product	21
Structuring Assumptions	562
Subordinate Certificates	355
Subordinate Companion Loan	234
Subordinate Companion Loans	155
Subsequent Asset Status Report	461
Sub-Servicing Agreement	410
T
T-12	166
Tax Cuts and Jobs Act	573
Term to Maturity	166
Termination Purchase Amount	530
Terms and Conditions	394
Tests	495
The Colonnade Office Complex Co-Lender Agreement	263
The Colonnade Office Complex Companion Loans	264
The Colonnade Office Complex Directing Holder	270
The Colonnade Office Complex Junior Subordinate Companion Loan	264
The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period	270
The Colonnade Office Complex Junior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price	276
The Colonnade Office Complex Junior Subordinate Companion Loan Holder	264
The Colonnade Office Complex Major Decisions	273
The Colonnade Office Complex Mortgage Loan	263
The Colonnade Office Complex Mortgaged Property	263
The Colonnade Office Complex Non-Controlling Noteholder	272
The Colonnade Office Complex Noteholders	263
The Colonnade Office Complex Pari Passu Companion Loans	263
The Colonnade Office Complex Senior Loans	264
The Colonnade Office Complex Senior Subordinate Companion Loan	264
The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period	271
The Colonnade Office Complex Senior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price	276
The Colonnade Office Complex Sequential Pay Event	268
The Colonnade Office Complex Subordinate Companion Loan Threshold Event Collateral	271
The Colonnade Office Complex Subordinate Companion Loans	264
The Colonnade Office Complex Whole Loan	264
Title V	552
TOT	210
Total Operating Expenses	159

Town Square Member	205
Town Square Third Party Purchaser	205
TRIPRA	95
Trust	331
Trust REMICs	570
TTM	166
U
U.S. Person	582
U/W DSCR	162
U/W Expenses	166
U/W NCF	166
U/W NCF Debt Yield	169
U/W NCF DSCR	162
U/W Net Cash Flow	166
U/W Net Operating Income	169
U/W NOI	169
U/W NOI Debt Yield	170
U/W NOI DSCR	169
U/W Revenues	170
UBS 2019-C16 PSA	234
UBS AG, New York Branch	291
UBS AG, New York Branch Data Tape	293
UBS AG, New York Branch Deal Team	292
UBS AG, New York Branch Mortgage Loans	292
UBS Qualification Criteria	294
UBSRES	291
UCC	538
Underwriter Entities	119
Underwriting Agreement	584
Underwritten Debt Service Coverage Ratio	162
Underwritten Expenses	166
Underwritten NCF	166
Underwritten NCF Debt Yield	169
Underwritten Net Cash Flow	166
Underwritten Net Cash Flow Debt Service Coverage Ratio	162
Underwritten Net Operating Income	169
Underwritten Net Operating Income Debt Service Coverage Ratio	169
Underwritten NOI	169
Underwritten NOI Debt Yield	170
Underwritten Revenues	170
Units	170
Unscheduled Principal Distribution Amount	367
Unsolicited Information	495
Upper-Tier REMIC	357, 570
UST	189
V
Volcker Rule	132
Voting Rights	391
VRR Interest	354
W
WAC Rate	365
Wachovia Bank	279
Weighted Average Mortgage Rate	171
weighted averages	171
Wells Fargo	335
Wells Fargo Bank	279
Wells Fargo Bank Data Tape	286
Wells Fargo Bank Deal Team	286
Wells Fargo Bank Mortgage Loans	282
Whole Loan	156
Withheld Amounts	416
Workout Fee	429
Workout Fee Rate	429
Workout-Delayed Reimbursement Amount	415
WTNA	332
Y
Yield Maintenance Charge	374
YM(#)	165

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)	Original Balance ($)
1	Crown Center Office Park	WFB		1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road	Fort Lauderdale	FL	33309	Office	Suburban	1987	2018	341,965	Sq. Ft.	127	43,500,000
2	Ohio Hotel Portfolio	RREF		Various	Various	OH	Various	Hospitality	Various	Various		359	Rooms	98,688	35,500,000
2.01	SpringHill Suites Beavercreek	RREF		2663 Fairfield Commons Drive	Beavercreek	OH	45431	Hospitality	Limited Service	2016		118	Rooms		13,850,000
2.02	Holiday Inn West Chester	RREF		5800 Muhlhauser Road	West Chester	OH	45069	Hospitality	Full Service	2015		130	Rooms		13,200,000
2.03	Holiday Inn Express & Suites Dayton	RREF		7701 Washington Village Drive	Dayton	OH	45459	Hospitality	Limited Service	2011		111	Rooms		8,450,000
3	Great Wolf Lodge Southern California	WFB		12681 Harbor Boulevard	Garden Grove	CA	92840	Hospitality	Full Service	2016		603	Rooms	248,756	35,000,000
4	Hilton at University Place	Barclays		8629 JM Keynes Drive	Charlotte	NC	28262	Hospitality	Full Service	1988	2016	393	Rooms	116,910	35,000,000
5	Goodyear Portfolio	RMF		Various	Akron	OH	Various	Industrial	Flex	Various	2018	2,046,012	Sq. Ft.	25	34,500,000
5.01	Innovation Tech Center	RMF		200 Innovation Way and 1376 Tech Way Drive	Akron	OH	44306	Industrial	Flex	1917	2018	1,621,500	Sq. Ft.		27,341,848
5.02	Research Center	RMF		142 Goodyear Boulevard and 130 Johns Avenue	Akron	OH	44305	Industrial	Flex	1942	2018	193,312	Sq. Ft.		3,259,641
5.03	Tire Testing	RMF		309 Seiberling Street	Akron	OH	44306	Industrial	Flex	1956	2018	145,600	Sq. Ft.		2,455,118
5.04	North Archwood	RMF		1485 East Archwood Avenue	Akron	OH	44306	Industrial	Flex	1943	2018	85,600	Sq. Ft.		1,443,393
6	Shreveport Storage Portfolio	WFB		Various	Various	LA	Various	Self Storage	Self Storage	Various		336,447	Sq. Ft.	95	32,000,000
6.01	Home and Office Storage - Airline	WFB		3990 and 3992 Airline Drive	Bossier City	LA	71111	Self Storage	Self Storage	2000		132,685	Sq. Ft.		10,850,000
6.02	Home and Office Storage - EBK	WFB		2282 East Bert Kouns Industrial Loop	Shreveport	LA	71105	Self Storage	Self Storage	1997		107,694	Sq. Ft.		10,750,000
6.03	Home and Office Storage - I-49	WFB		411 East Bert Kouns Industrial Loop	Shreveport	LA	71106	Self Storage	Self Storage	2001		96,068	Sq. Ft.		10,400,000
7	Inland Devon Self Storage Portfolio	Barclays		Various	Various	Various	Various	Self Storage	Self Storage	Various	Various	1,428,720	Sq. Ft.	50	30,000,000
7.01	67650 East Ramon Road	Barclays		67650 East Ramon Road	Cathedral City	CA	92234	Self Storage	Self Storage	1987		109,255	Sq. Ft.		3,411,972
7.02	2700 Poplar Avenue	Barclays		2700 Poplar Avenue	Memphis	TN	38112	Self Storage	Self Storage	1966	NAV	92,845	Sq. Ft.		2,799,296
7.03	1400 South Gene Autry Trail	Barclays		1400 South Gene Autry Trail	Palm Springs	CA	92264	Self Storage	Self Storage	1987		72,875	Sq. Ft.		2,091,549
7.04	3686 Old Germantown Road	Barclays		3686 Old Germantown Road	Memphis	TN	38125	Self Storage	Self Storage	1986		108,906	Sq. Ft.		1,922,535
7.05	500 Radio Road	Barclays		500 Radio Road	Palm Springs	CA	92262	Self Storage	Self Storage	1989		64,770	Sq. Ft.		1,901,408
7.06	9275 Macon Road	Barclays		9275 Macon Road	Memphis	TN	38016	Self Storage	Self Storage	1994		67,900	Sq. Ft.		1,880,282
7.07	72500 Varner Road	Barclays		72500 Varner Road	Thousand Palms	CA	92276	Self Storage	Self Storage	1990		74,855	Sq. Ft.		1,785,211
7.08	22075 Highway 18	Barclays		22075 Highway 18	Apple Valley	CA	92307	Self Storage	Self Storage	1988		73,565	Sq. Ft.		1,711,268
7.09	3040 Austin Peay Highway	Barclays		3040 Austin Peay Highway	Memphis	TN	38128	Self Storage	Self Storage	1973		71,885	Sq. Ft.		1,690,141
7.10	18690 Highway 18	Barclays		18690 Highway 18	Apple Valley	CA	92307	Self Storage	Self Storage	1988		61,755	Sq. Ft.		1,616,197
7.11	1700 US Highway 75	Barclays		1700 US Highway 75	Sherman	TX	75090	Self Storage	Self Storage	1996		48,625	Sq. Ft.		1,457,746
7.12	1720 Loy Lake Road	Barclays		1720 Loy Lake Road	Sherman	TX	75090	Self Storage	Self Storage	1997		55,100	Sq. Ft.		1,352,113
7.13	6140 East Shelby Drive	Barclays		6140 East Shelby Drive	Memphis	TN	38141	Self Storage	Self Storage	1990		72,700	Sq. Ft.		1,225,352
7.14	6017 Interstate 30	Barclays		6017 Interstate 30	Greenville	TX	75402	Self Storage	Self Storage	1990		59,585	Sq. Ft.		1,172,535
7.15	7777 Moriarty Road	Barclays		7777 Moriarty Road	Memphis	TN	38018	Self Storage	Self Storage	1989		54,325	Sq. Ft.		1,077,465
7.16	8123 Wesley Street	Barclays		8123 Wesley Street	Greenville	TX	75402	Self Storage	Self Storage	2000		45,100	Sq. Ft.		823,944
7.17	2922 South 5th Court	Barclays		2922 South 5th Court	Milwaukee	WI	53207	Self Storage	Self Storage	1983		58,700	Sq. Ft.		823,944
7.18	3577 New Getwell Road	Barclays		3577 New Getwell Road	Memphis	TN	38016	Self Storage	Self Storage	1984		96,363	Sq. Ft.		464,789
7.19	5141 American Way	Barclays		5141 American Way	Memphis	TN	38115	Self Storage	Self Storage	1984		40,399	Sq. Ft.		369,718
7.20	6390 Winchester Road	Barclays		6390 Winchester Road	Memphis	TN	38115	Self Storage	Self Storage	1985		38,892	Sq. Ft.		232,394
7.21	4705 Winchester Road	Barclays		4705 Winchester Road	Memphis	TN	38118	Self Storage	Self Storage	1981		60,320	Sq. Ft.		190,141
8	The Colonnade Office Complex	UBS AG		15301-15305 North Dallas Parkway	Addison	TX	75001	Office	Suburban	1983	2017	1,080,180	Sq. Ft.	97	28,000,000
9	Mariners Landing	WFB		401-413 Coloma Street AKA 350-360 Gate 5 Road; 441-475 Coloma Street; 150 Gate 5 Road; 160 & 170 Gate 5 Road; 310 Gate 5 Road; 2656-2658 Bridgeway	Sausalito	CA	94965	Mixed Use	Office/Industrial	1970	2018	84,801	Sq. Ft.	318	27,000,000
10	Great Value Storage Portfolio	UBS AG		Various	Various	Various	Various	Self Storage	Self Storage	Various	Various	4,103,764	Sq. Ft.	27	25,000,000
10.01	GVS - 6250 Westward Lane	UBS AG		6250 Westward Lane	Houston	TX	77081	Self Storage	Self Storage	1979		124,772	Sq. Ft.		987,318
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard	UBS AG		1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard	Las Vegas	NV	89110	Self Storage	Self Storage	1954		131,744	Sq. Ft.		778,989
10.03	GVS - 9530 Skillman Street	UBS AG		9530 Skillman Street	Dallas	TX	75243	Self Storage	Self Storage	1973	2013	119,935	Sq. Ft.		760,870
10.04	GVS - 4311 Samuell Boulevard	UBS AG		4311 Samuell Boulevard	Dallas	TX	75228	Self Storage	Self Storage	1974	2013	76,124	Sq. Ft.		652,175
10.05	GVS - 9010 Emmett F Lowry Expressway	UBS AG		9010 Emmett F Lowry Expressway	Texas City	TX	77591	Self Storage	Self Storage	1998		55,550	Sq. Ft.		625,000
10.06	GVS - 9984 South Old State Road	UBS AG		9984 South Old State Road	Lewis Center	OH	43035	Self Storage	Self Storage	1981		74,987	Sq. Ft.		588,768
10.07	GVS - 10640 Hempstead Road	UBS AG		10640 Hempstead Road	Houston	TX	77092	Self Storage	Self Storage	1968		96,807	Sq. Ft.		579,709
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue	UBS AG		7273 Kearney Street and 6345 East 78th Avenue	Commerce City	CO	80022	Self Storage	Self Storage	1984		61,330	Sq. Ft.		552,536
10.09	GVS - 4641 Production Drive	UBS AG		4641 Production Drive	Dallas	TX	75235	Self Storage	Self Storage	1974	2013	102,922	Sq. Ft.		543,477
10.10	GVS - 920 Highway 80 East	UBS AG		920 Highway 80 East	Mesquite	TX	75149	Self Storage	Self Storage	1985		62,175	Sq. Ft.		543,477
10.11	GVS - 2202 North Market Street	UBS AG		2202 North Market Street	Champaign	IL	61822	Self Storage	Self Storage	2001	2005	83,060	Sq. Ft.		543,477
10.12	GVS - 111 North Layfair Drive	UBS AG		111 North Layfair Drive	Flowood	MS	39232	Self Storage	Self Storage	1992		83,150	Sq. Ft.		534,420
10.13	GVS - 435 Congress Park Drive	UBS AG		435 Congress Park Drive	Dayton	OH	45459	Self Storage	Self Storage	1978		80,740	Sq. Ft.		534,420
10.14	GVS - 765 South Street	UBS AG		765 South Street	Newburgh	NY	12550	Self Storage	Self Storage	1960		63,137	Sq. Ft.		516,305
10.15	GVS - 410 Gulf Freeway	UBS AG		410 Gulf Freeway	Texas City	TX	77591	Self Storage	Self Storage	2002		56,000	Sq. Ft.		498,189
10.16	GVS - 5199 Westerville Road	UBS AG		5199 Westerville Road	Columbus	OH	43231	Self Storage	Self Storage	1997		65,585	Sq. Ft.		498,189
10.17	GVS - 2502 Bay Street	UBS AG		2502 Bay Street	Texas City	TX	77590	Self Storage	Self Storage	1987		93,150	Sq. Ft.		489,130
10.18	GVS - 1710 North Cunningham Avenue	UBS AG		1710 North Cunningham Avenue	Urbana	IL	61802	Self Storage	Self Storage	2001	2003	80,884	Sq. Ft.		489,130
10.19	GVS - 7821 Taylor Road	UBS AG		7821 Taylor Road	Reynoldsburg	OH	43068	Self Storage	Self Storage	1996	2011	87,860	Sq. Ft.		489,130
10.20	GVS - 9600 Marion Ridge	UBS AG		9600 Marion Ridge	Kansas City	MO	64137	Self Storage	Self Storage	1997		70,000	Sq. Ft.		471,014
10.21	GVS - 4901 South Freeway	UBS AG		4901 South Freeway	Fort Worth	TX	76115	Self Storage	Self Storage	1974		78,742	Sq. Ft.		471,014
10.22	GVS - 15300 Kuykendahl Road	UBS AG		15300 Kuykendahl Road	Houston	TX	77090	Self Storage	Self Storage	1979		101,400	Sq. Ft.		461,957
10.23	GVS - 9951 Harwin Road	UBS AG		9951 Harwin Road	Houston	TX	77036	Self Storage	Self Storage	1979	2015	76,197	Sq. Ft.		461,957
10.24	GVS - 2033 Oak Grove Road	UBS AG		2033 Oak Grove Road	Hattiesburg	MS	39402	Self Storage	Self Storage	1994		76,755	Sq. Ft.		443,841
10.25	GVS - 11702 Beechnut Street	UBS AG		11702 Beechnut Street	Houston	TX	77072	Self Storage	Self Storage	1977		101,160	Sq. Ft.		434,782
10.26	GVS - 13825 FM 306	UBS AG		13825 FM 306	Canyon Lake	TX	78133	Self Storage	Self Storage	1994		58,695	Sq. Ft.		416,666
10.27	GVS - 5550 Antoine Drive	UBS AG		5550 Antoine Drive	Houston	TX	77091	Self Storage	Self Storage	1984		74,185	Sq. Ft.		416,666
10.28	GVS - 580 East Dublin Granville Road	UBS AG		580 East Dublin Granville Road	Worthington	OH	43085	Self Storage	Self Storage	1959		54,481	Sq. Ft.		407,609
10.29	GVS - 7986 Southern Boulevard	UBS AG		7986 Southern Boulevard	Boardman	OH	44512	Self Storage	Self Storage	1980	2012	65,695	Sq. Ft.		398,550
10.30	GVS - 1330 Georgesville Road	UBS AG		1330 Georgesville Road	Columbus	OH	43228	Self Storage	Self Storage	1997		65,290	Sq. Ft.		398,550
10.31	GVS - 123 South Meridian Road	UBS AG		123 South Meridian Road	Youngstown	OH	44509	Self Storage	Self Storage	1980		66,150	Sq. Ft.		398,550
10.32	GVS - 3380 North Post Road	UBS AG		3380 North Post Road	Indianapolis	IN	46226	Self Storage	Self Storage	1985		72,914	Sq. Ft.		389,493
10.33	GVS - 2150 Wirt Road	UBS AG		2150 Wirt Road	Houston	TX	77055	Self Storage	Self Storage	1973		70,100	Sq. Ft.		389,493
10.34	GVS - 5301 Tamarack Circle East	UBS AG		5301 Tamarack Circle East	Columbus	OH	43229	Self Storage	Self Storage	1997		49,921	Sq. Ft.		371,377
10.35	GVS - 443 Laredo Street	UBS AG		443 Laredo Street	Aurora	CO	80011	Self Storage	Self Storage	1984		42,190	Sq. Ft.		362,318
10.36	GVS - 1661 and 1670 West Government Street	UBS AG		1661 and 1670 West Government Street	Brandon	MS	39042	Self Storage	Self Storage	1978	2003	76,450	Sq. Ft.		353,261
10.37	GVS - 8450 Cook Road	UBS AG		8450 Cook Road	Houston	TX	77072	Self Storage	Self Storage	1985		60,275	Sq. Ft.		353,261
10.38	GVS - 613 North Freeway	UBS AG		613 North Freeway	Fort Worth	TX	76102	Self Storage	Self Storage	1973	2017	142,714	Sq. Ft.		335,145
10.39	GVS - 10601 West Fairmont Parkway	UBS AG		10601 West Fairmont Parkway	La Porte	TX	77571	Self Storage	Self Storage	1984		45,050	Sq. Ft.		326,086
10.40	GVS - 7200 Tussing Road	UBS AG		7200 Tussing Road	Reynoldsburg	OH	43068	Self Storage	Self Storage	2000		58,213	Sq. Ft.		317,030
10.41	GVS - 14318 Highway 249	UBS AG		14318 Highway 249	Houston	TX	77086	Self Storage	Self Storage	1984		55,294	Sq. Ft.		317,030
10.42	GVS - 1910 25th Avenue North	UBS AG		1910 25th Avenue North	Texas City	TX	77590	Self Storage	Self Storage	1982		38,257	Sq. Ft.		317,030
10.43	GVS - 8501 North Springboro Pike	UBS AG		8501 North Springboro Pike	Miamisburg	OH	45342	Self Storage	Self Storage	1976		60,180	Sq. Ft.		298,914
10.44	GVS - 4145 State Route 741	UBS AG		4145 State Route 741	Mason	OH	45040	Self Storage	Self Storage	1989	1992	34,025	Sq. Ft.		280,798
10.45	GVS - 1961 Covington Pike	UBS AG		1961 Covington Pike	Memphis	TN	38128	Self Storage	Self Storage	1984	2015	49,025	Sq. Ft.		271,739
10.46	GVS - 3785 Shiloh Springs Road	UBS AG		3785 Shiloh Springs Road	Dayton	OH	45426	Self Storage	Self Storage	1989		48,349	Sq. Ft.		271,739
10.47	GVS - 1585 Lexington Avenue	UBS AG		1585 Lexington Avenue	Mansfield	OH	44907	Self Storage	Self Storage	1983		41,402	Sq. Ft.		253,623
10.48	GVS - 1594 Route 9G	UBS AG		1594 Route 9G	Hyde Park	NY	12538	Self Storage	Self Storage	1971		27,725	Sq. Ft.		253,623
10.49	GVS - 8320 Alabonson Road	UBS AG		8320 Alabonson Road	Houston	TX	77088	Self Storage	Self Storage	1984		50,230	Sq. Ft.		244,566
10.50	GVS - 10013 FM 620	UBS AG		10013 FM 620	Austin	TX	78726	Self Storage	Self Storage	1972		30,300	Sq. Ft.		244,566
10.51	GVS - 426 North Smithville Road	UBS AG		426 North Smithville Road	Dayton	OH	45431	Self Storage	Self Storage	1978		43,300	Sq. Ft.		235,507
10.52	GVS - 60 Westpark Road	UBS AG		60 Westpark Road	Dayton	OH	45459	Self Storage	Self Storage	1975		43,500	Sq. Ft.		235,507
10.53	GVS - 2407 South U.S. Highway 183	UBS AG		2407 South U.S. Highway 183	Leander	TX	78641	Self Storage	Self Storage	1984		39,880	Sq. Ft.		235,507
10.54	GVS - 5811 North Houston Rosslyn Road	UBS AG		5811 North Houston Rosslyn Road	Houston	TX	77097	Self Storage	Self Storage	1973		63,400	Sq. Ft.		235,507
10.55	GVS - 3412 Garth Road	UBS AG		3412 Garth Road	Baytown	TX	77521	Self Storage	Self Storage	1981	2000	39,150	Sq. Ft.		217,391
10.56	GVS - 941 Fairmont Parkway	UBS AG		941 Fairmont Parkway	Pasadena	TX	77504	Self Storage	Self Storage	1985		34,500	Sq. Ft.		208,334
10.57	GVS - 632 Timkin Road	UBS AG		632 Timkin Road	Tomball	TX	77375	Self Storage	Self Storage	1986		45,719	Sq. Ft.		208,334
10.58	GVS - 8801 Boone Road	UBS AG		8801 Boone Road	Houston	TX	77099	Self Storage	Self Storage	1983		46,300	Sq. Ft.		190,218
10.59	GVS - 3951 Highway 78	UBS AG		3951 Highway 78	Memphis	TN	38118	Self Storage	Self Storage	1973	2015	59,550	Sq. Ft.		190,218
10.60	GVS - 16905 Indian Chief Drive	UBS AG		16905 Indian Chief Drive	Cedar Park	TX	78613	Self Storage	Self Storage	1984		29,390	Sq. Ft.		190,218
10.61	GVS - 16530 West Hardy Road	UBS AG		16530 West Hardy Road	Houston	TX	77060	Self Storage	Self Storage	1984		32,300	Sq. Ft.		163,043
10.62	GVS - 4806 Marie Lane	UBS AG		4806 Marie Lane	Deer Park	TX	77536	Self Storage	Self Storage	1985		25,800	Sq. Ft.		163,043
10.63	GVS - 1151 East Expressway 83	UBS AG		1151 East Expressway 83	San Benito	TX	78586	Self Storage	Self Storage	1978		46,000	Sq. Ft.		135,870
10.64	GVS - 7116 South IH-35 Frontage Road	UBS AG		7116 South IH-35 Frontage Road	Austin	TX	78745	Self Storage	Self Storage	1983		13,700	Sq. Ft.		54,348
11	The Block Northway	UBS AG		6210-6300 Northway Drive and 8003-8033 McKnight Road	Pittsburgh	PA	15237	Retail	Anchored	1958	2018	354,400	Sq. Ft.	237	25,000,000
12	Wolverine Portfolio	UBS AG		Various	Various	Various	Various	Manufactured Housing Community	Manufactured Housing Community	Various	Various	1,649	Pads	35,779	25,000,000
12.01	Apple Tree Estates	UBS AG		1061 Wilson Avenue Northwest	Walker	MI	49534	Manufactured Housing Community	Manufactured Housing Community	1971	2005	238	Pads		4,575,000
12.02	South Lyon	UBS AG		530 Lanier Street	South Lyon	MI	48178	Manufactured Housing Community	Manufactured Housing Community	1972		211	Pads		4,246,186
12.03	Metro Commons	UBS AG		28745 Van Born Road	Romulus	MI	48174	Manufactured Housing Community	Manufactured Housing Community	1978		227	Pads		3,669,068
12.04	Brighton Village	UBS AG		7500 West Grand River	Brighton	MI	48114	Manufactured Housing Community	Manufactured Housing Community	1960		193	Pads		3,588,983
12.05	College Heights	UBS AG		3501 Auburn Road	Auburn Hills	MI	48326	Manufactured Housing Community	Manufactured Housing Community	1964		161	Pads		2,500,424
12.06	Hillcrest	UBS AG		3205 Douglas Avenue	Kalamazoo	MI	49004	Manufactured Housing Community	Manufactured Housing Community	1962		150	Pads		1,719,068
12.07	Royal Village	UBS AG		7519 Dorr Street; 7519 Nebraska Avenue	Toledo	OH	43615	Manufactured Housing Community	Manufactured Housing Community	1979		233	Pads		1,514,831
12.08	Fernwood	UBS AG		2701 Staghorn Court	Deland	FL	32724	Manufactured Housing Community	Manufactured Housing Community	1971		92	Pads		1,219,068
12.09	Satellite Bay	UBS AG		6250 Roosevelt Boulevard	Clearwater	FL	33760	Manufactured Housing Community	Manufactured Housing Community	1973		83	Pads		991,102
12.10	Chalet Village	UBS AG		14622 North Nebraska Avenue	Tampa	FL	33613	Manufactured Housing Community	Manufactured Housing Community	1965	2005	61	Pads		976,271
13	Home Depot Livonia MI	WFB		13500 Middlebelt Road	Livonia	MI	48150	Retail	Single Tenant	1999		135,782	Sq. Ft.	182	24,700,000
14	Town Square	RREF		59 Route 59	Monsey	NY	10952	Other	Leased Fee	1970	2002	594,885	Sq. Ft.	57	24,000,000
15	839 Broadway	AREF		839 Broadway	Brooklyn	NY	11206	Mixed Use	Retail/Office	1931	2019	46,228	Sq. Ft.	508	23,500,000
16	Heartland Dental Medical Office Portfolio	UBS AG		Various	Various	Various	Various	Various	Various	Various	Various	962,501	Sq. Ft.	186	22,000,000
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	UBS AG		1200 Network Centre Drive	Effingham	IL	62401	Office	Medical	1995	2013	84,190	Sq. Ft.		1,049,875
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road	UBS AG		9150 North East Barry Road	Kansas City	MO	64157	Mixed Use	Medical/Retail	2011		9,727	Sq. Ft.		363,238
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road	UBS AG		11925 Jones Bridge Road	Johns Creek	GA	30005	Mixed Use	Medical/Retail	2004		14,860	Sq. Ft.		305,423
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza	UBS AG		200 Brevco Plaza	Lake St. Louis	MO	63367	Office	Medical	2000		18,826	Sq. Ft.		298,014
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street	UBS AG		1760 West Virginia Street	McKinney	TX	75069	Office	Medical	2010		10,300	Sq. Ft.		282,186
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive	UBS AG		117 St. Patrick’s Drive	Waldorf	MD	20603	Office	Medical	2005		6,699	Sq. Ft.		239,745
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220	UBS AG		1647 County Road 220	Fleming Island	FL	32003	Office	Medical	2012		8,168	Sq. Ft.		235,456
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377	UBS AG		3500 East Highway 377	Granbury	TX	76049	Office	Medical	2011		6,000	Sq. Ft.		223,282
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway	UBS AG		4112 North Belt Highway	St. Joseph	MO	64506	Mixed Use	Medical/Retail	2013		6,000	Sq. Ft.		220,544
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard	UBS AG		3009 Winghaven Boulevard	O’Fallon	MO	63368	Mixed Use	Medical/Retail	2006		8,200	Sq. Ft.		204,588
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	UBS AG		2202 Althoff Drive	Effingham	IL	62401	Office	Medical	1999	2014	42,962	Sq. Ft.		201,475
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue	UBS AG		3820 Wabash Avenue	Springfield	IL	62711	Office	Medical	2018		5,500	Sq. Ft.		196,296

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)	Original Balance ($)
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway	UBS AG		561 East Lincoln Highway	New Lenox	IL	60451	Mixed Use	Medical/Retail	2015		6,810	Sq. Ft.		190,182
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street	UBS AG		508 South 52nd Street	Rogers	AR	72758	Office	Medical	2007		10,000	Sq. Ft.		187,012
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street	UBS AG		1025 Ashley Street	Bowling Green	KY	42103	Office	Medical	2002		6,520	Sq. Ft.		186,946
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway	UBS AG		440 Erie Parkway	Erie	CO	80516	Office	Medical	2017		4,150	Sq. Ft.		185,368
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard	UBS AG		1381 Citrus Tower Boulevard	Clermont	FL	34711	Office	Medical	2006		10,014	Sq. Ft.		184,334
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road	UBS AG		1751 Pleasant Road	Fort Mill	SC	29708	Mixed Use	Medical/Retail	2014		6,738	Sq. Ft.		182,663
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	UBS AG		9625 Lake Nona Village Place	Orlando	FL	32827	Office	Medical	2013		4,878	Sq. Ft.		182,540
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue	UBS AG		615 Saint James Avenue	Goose Creek	SC	29445	Office	Medical	2016		4,100	Sq. Ft.		181,381
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road	UBS AG		13816 Narcoossee Road	Orlando	FL	32832	Office	Medical	2013		4,414	Sq. Ft.		179,769
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road	UBS AG		1695 Wells Road	Orange Park	FL	32073	Office	Medical	1993	2005	5,500	Sq. Ft.		174,515
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road	UBS AG		4355 Suwanee Dam Road	Suwanee	GA	30024	Office	Medical	2000		11,850	Sq. Ft.		172,478
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive	UBS AG		7310 North Villa Drive	Peoria	IL	61614	Office	Medical	2003		6,880	Sq. Ft.		170,067
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard	UBS AG		299A Indian Lake Boulevard	Hendersonville	TN	37075	Mixed Use	Medical/Retail	2014		6,160	Sq. Ft.		169,906
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street	UBS AG		2455 East Main Street	Plainfield	IN	46168	Office	Medical	2016		6,464	Sq. Ft.		168,783
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway	UBS AG		630 East Markey Parkway	Belton	MO	64012	Mixed Use	Medical/Retail	2015		5,625	Sq. Ft.		165,635
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway	UBS AG		1613 East Pflugerville Parkway	Pflugerville	TX	78660	Office	Medical	2016		3,883	Sq. Ft.		164,894
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway	UBS AG		782 Belle Terre Parkway	Palm Coast	FL	32164	Mixed Use	Medical/Retail	2016		4,955	Sq. Ft.		163,646
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707	UBS AG		11890 Highway 707	Murrells Inlet	SC	29576	Office	Medical	2017		4,386	Sq. Ft.		162,888
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road	UBS AG		7551 Osceola Polk Line Road	Davenport	FL	33896	Office	Medical	2015		5,453	Sq. Ft.		161,325
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive	UBS AG		100 Piper Hill Drive	St. Peters	MO	63376	Office	Medical	1998		9,943	Sq. Ft.		161,262
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard	UBS AG		8624 Lee Vista Boulevard	Orlando	FL	32829	Office	Medical	2004		5,275	Sq. Ft.		161,145
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way	UBS AG		149 Tuscan Way	Saint Augustine	FL	32092	Office	Medical	2014		4,108	Sq. Ft.		161,027
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive	UBS AG		2740 Prairie Crossing Drive	Springfield	IL	62711	Office	Medical	2016		3,803	Sq. Ft.		159,262
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard	UBS AG		2066 Bruce B. Downs Boulevard	Wesley Chapel	FL	33543	Mixed Use	Medical/Retail	2014		4,194	Sq. Ft.		158,656
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane	UBS AG		209 Latitude Lane	Clover	SC	29710	Office	Medical	2017		4,079	Sq. Ft.		157,491
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road	UBS AG		4608 South West College Road	Ocala	FL	34474	Mixed Use	Medical/Retail	2015		5,114	Sq. Ft.		156,213
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road	UBS AG		1315 Bell Road	Antioch	TN	37013	Mixed Use	Medical/Retail	2009		8,200	Sq. Ft.		156,190
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South	UBS AG		4237 U.S. Highway 1 South	Saint Augustine	FL	32095	Office	Medical	2018		4,000	Sq. Ft.		156,166
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane	UBS AG		1521 East Debbie Lane	Mansfield	TX	76063	Office	Medical	2013		5,028	Sq. Ft.		155,292
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway	UBS AG		3152 South Broadway	Edmond	OK	73013	Office	Medical	2014		5,517	Sq. Ft.		154,556
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road	UBS AG		8701 South Garnett Road	Broken Arrow	OK	74012	Office	Medical	2003		7,107	Sq. Ft.		154,002
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road	UBS AG		450 South Weber Road	Romeoville	IL	60446	Office	Medical	2017		4,000	Sq. Ft.		153,375
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive	UBS AG		840 Nissan Drive	Smyrna	TN	37167	Mixed Use	Medical/Retail	2015		5,871	Sq. Ft.		153,226
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47	UBS AG		12222 Route 47	Huntley	IL	60142	Office	Medical	2016		3,569	Sq. Ft.		151,336
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road	UBS AG		3415 Livernois Road	Troy	MI	48083	Office	Medical	2008		5,661	Sq. Ft.		150,442
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road	UBS AG		5309 Buffalo Gap Road	Abilene	TX	79606	Office	Medical	1993		8,164	Sq. Ft.		150,358
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane	UBS AG		8190 Windfall Lane	Camby	IN	46113	Office	Medical	2003		8,400	Sq. Ft.		149,245
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50	UBS AG		2620 East Highway 50	Clermont	FL	34711	Office	Medical	2016		5,129	Sq. Ft.		147,181
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square	UBS AG		10670 Southwest Tradition Square	Port St. Lucie	FL	34987	Office	Medical	2017		4,000	Sq. Ft.		146,928
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street	UBS AG		4939 Courthouse Street	Williamsburg	VA	23188	Office	Medical	2007		5,300	Sq. Ft.		146,902
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road	UBS AG		2301 Old Canoe Creek Road	St. Cloud	FL	34772	Office	Medical	2015		5,050	Sq. Ft.		146,784
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road	UBS AG		507 North Hershey Road	Bloomington	IL	61704	Office	Medical	2000		7,690	Sq. Ft.		146,608
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center	UBS AG		242 Southwoods Center	Columbia	IL	62236	Office	Medical	2003		6,790	Sq. Ft.		145,042
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue	UBS AG		3016 Columbia Avenue	Franklin	TN	37064	Mixed Use	Medical/Retail	2014		4,371	Sq. Ft.		143,786
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue	UBS AG		4120 North 197th Avenue	Litchfield Park	AZ	85340	Office	Medical	2018		4,000	Sq. Ft.		143,463
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard	UBS AG		13794 Beach Boulevard	Jacksonville	FL	32224	Mixed Use	Medical/Retail	2013		4,929	Sq. Ft.		142,678
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard	UBS AG		3037 Southwest Port St. Lucie Boulevard	Port St. Lucie	FL	34953	Office	Medical	2017		4,000	Sq. Ft.		142,564
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue	UBS AG		1840 Dekalb Avenue	Sycamore	IL	60178	Mixed Use	Medical/Retail	2007		6,225	Sq. Ft.		141,445
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119	UBS AG		9100 Highway 119	Alabaster	AL	35007	Office	Medical	2017		4,000	Sq. Ft.		141,121
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road	UBS AG		42 Market Square Road	Newnan	GA	30265	Office	Medical	2002		7,305	Sq. Ft.		141,117
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road	UBS AG		2707 Sycamore Road	DeKalb	IL	60115	Office	Medical	1996		10,000	Sq. Ft.		141,038
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road	UBS AG		2014 Lime Kiln Road	Bellevue	WI	54311	Mixed Use	Medical/Retail	2015		5,756	Sq. Ft.		139,161
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North	UBS AG		103 Farabee Drive North	Lafayette	IN	47905	Office	Medical	1991	2012	5,642	Sq. Ft.		138,896
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	UBS AG		4999 North Tanner Road	Orlando	FL	32826	Office	Medical	2007	2015	4,063	Sq. Ft.		138,310
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road	UBS AG		674 Lake Joy Road	Warner Robins	GA	31047	Office	Medical	2017		4,000	Sq. Ft.		137,963
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44	UBS AG		1828 IN-44	Shelbyville	IN	46176	Office	Medical	2015		6,644	Sq. Ft.		137,833
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard	UBS AG		2950 South Rutherford Boulevard	Murfreesboro	TN	37130	Mixed Use	Medical/Retail	2012		4,769	Sq. Ft.		137,435
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway	UBS AG		545 East Hunt Highway	San Tan Valley	AZ	85143	Office	Medical	2016		4,000	Sq. Ft.		137,106
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza	UBS AG		17810 Pierce Plaza	Omaha	NE	68130	Office	Medical	2017		4,798	Sq. Ft.		136,725
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard	UBS AG		5445 South Williamson Boulevard	Port Orange	FL	32128	Office	Medical	2015		3,215	Sq. Ft.		136,159
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West	UBS AG		780 East-West Connector South West	Austell	GA	30106	Mixed Use	Medical/Retail	2016		5,989	Sq. Ft.		135,420
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street	UBS AG		16620 West 159th Street	Lockport	IL	60441	Office	Medical	2016		3,569	Sq. Ft.		135,229
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	UBS AG		13851 North US Highway 441	Lady Lake	FL	32159	Office	Medical	1997	2013	4,227	Sq. Ft.		134,981
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive	UBS AG		3120 Mahan Drive	Tallahassee	FL	32308	Mixed Use	Medical/Retail	2017		4,195	Sq. Ft.		133,882
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South	UBS AG		2000 Veterans Memorial Parkway South	Lafayette	IN	47909	Office	Medical	2016		4,000	Sq. Ft.		132,964
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12	UBS AG		1402 U.S. Route 12	Fox Lake	IL	60020	Office	Medical	2004	2018	4,135	Sq. Ft.		131,282
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard	UBS AG		1776 Blanding Boulevard	Middleburg	FL	32068	Office	Medical	2014		4,108	Sq. Ft.		131,016
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive	UBS AG		3012 Anchor Drive	Hamilton	OH	45011	Office	Medical	2016		5,493	Sq. Ft.		130,008
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street	UBS AG		1715 West Main Street	Lebanon	TN	37087	Mixed Use	Medical/Retail	2014		5,000	Sq. Ft.		129,670
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road	UBS AG		10389 Big Bend Road	Riverview	FL	33568	Mixed Use	Medical/Retail	2014		3,830	Sq. Ft.		129,561
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway	UBS AG		7103 Whitestown Parkway	Zionsville	IN	46077	Office	Medical	2017		4,100	Sq. Ft.		129,527
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place	UBS AG		2751 Fountain Place	Wildwood	MO	63040	Office	Medical	2010		6,590	Sq. Ft.		129,373
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle	UBS AG		2030 Crossing Circle	Spring Hill	TN	37174	Office	Medical	2015		3,300	Sq. Ft.		129,317
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North	UBS AG		13101 East 96th Street North	Owasso	OK	74055	Office	Medical	2014		4,100	Sq. Ft.		128,613
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road	UBS AG		692 Essington Road	Joliet	IL	60435	Office	Medical	2001		6,030	Sq. Ft.		127,973
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive	UBS AG		240 Blossom Park Drive	Georgetown	KY	40324	Office	Medical	2003		6,240	Sq. Ft.		126,431
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard	UBS AG		6005 Watson Boulevard	Byron	GA	31008	Office	Medical	2015		5,000	Sq. Ft.		126,310
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road	UBS AG		3237 Sixes Road	Canton	GA	30114	Office	Medical	2014		4,465	Sq. Ft.		125,370
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway	UBS AG		4030 Winder Highway	Flowery Branch	GA	30542	Office	Medical	2016		4,079	Sq. Ft.		125,164
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70	UBS AG		8605 East State Road 70	Bradenton	FL	34202	Office	Medical	2013		4,275	Sq. Ft.		125,132
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street	UBS AG		540 West Walnut Street	Oglesby	IL	61348	Office	Medical	2012		7,472	Sq. Ft.		122,330
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road	UBS AG		5630 Plank Road	Fredericksburg	VA	22407	Office	Medical	2008		4,829	Sq. Ft.		121,605
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road	UBS AG		10505 Lima Road	Fort Wayne	IN	46818	Office	Medical	2014		5,090	Sq. Ft.		120,533
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard	UBS AG		7485 Vanderbilt Beach Boulevard	Naples	FL	34119	Office	Medical	2006		3,849	Sq. Ft.		120,299
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road	UBS AG		2701 South Koke Mill Road	Springfield	IL	62704	Office	Medical	2011		5,857	Sq. Ft.		118,540
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway	UBS AG		22329 Greenview Parkway	Great Mills	MD	20634	Office	Medical	2004		3,840	Sq. Ft.		116,331
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive	UBS AG		25000 Bernwood Drive	Bonita Springs	FL	34135	Office	Medical	2006		4,213	Sq. Ft.		112,621
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard	UBS AG		3500 Clemson Boulevard	Anderson	SC	29621	Office	Medical	2014		2,815	Sq. Ft.		110,260
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East	UBS AG		2222 Highway 540A East	Lakeland	FL	33813	Office	Medical	2006		4,596	Sq. Ft.		109,686
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road	UBS AG		1055 Pine Log Road	Aiken	SC	29803	Office	Medical	1987	2014	3,769	Sq. Ft.		109,477
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road	UBS AG		4315 North Holland Sylvania Road	Sylvania	OH	43623	Office	Medical	2005	2015	3,948	Sq. Ft.		109,288
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive	UBS AG		21300 Town Commons Drive	Estero	FL	33928	Office	Medical	2007		3,820	Sq. Ft.		109,200
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place	UBS AG		1905 Convenience Place	Champaign	IL	61820	Office	Medical	1984	2003	3,770	Sq. Ft.		109,160
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road	UBS AG		3308 Platt Springs Road	West Columbia	SC	29170	Office	Medical	1985	2014	5,880	Sq. Ft.		108,418
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way	UBS AG		132 Milestone Way	Greenville	SC	29615	Office	Medical	2001		4,700	Sq. Ft.		106,840
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard	UBS AG		1429 Chester Boulevard	Richmond	IN	47374	Office	Medical	2002		3,920	Sq. Ft.		106,036
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard	UBS AG		1339 North Sumter Boulevard	North Port	FL	34286	Office	Medical	2006	2013	5,257	Sq. Ft.		104,954
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road	UBS AG		1536 Farm to Market 359 Road	Richmond	TX	77406	Office	Medical	1997	2008	4,900	Sq. Ft.		104,916
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court	UBS AG		3585 North 168th Court	Omaha	NE	68116	Office	Medical	2014		3,269	Sq. Ft.		103,121
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South	UBS AG		1980 U.S. Highway 1 South	St. Augustine	FL	32086	Office	Medical	1988		4,952	Sq. Ft.		101,924
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue	UBS AG		13328 Metcalf Avenue	Overland Park	KS	66213	Mixed Use	Medical/Retail	2004		4,207	Sq. Ft.		99,249
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue	UBS AG		826 West Lincoln Avenue	Charleston	IL	61920	Office	Medical	2001		4,690	Sq. Ft.		98,987
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	UBS AG		1515 West 45th Avenue	Griffith	IN	46319	Office	Medical	2006		5,000	Sq. Ft.		96,946
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane	UBS AG		1012 Mill Pond Lane	Greencastle	IN	46135	Office	Medical	2015		5,231	Sq. Ft.		95,429
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue	UBS AG		621 Chatham Avenue	Columbia	SC	29205	Office	Medical	1988		6,600	Sq. Ft.		93,451
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail	UBS AG		24940 South Tamiami Trail	Bonita Springs	FL	34134	Office	Medical	1998		3,675	Sq. Ft.		92,527
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street	UBS AG		609 Front Street	Celebration	FL	34747	Office	Medical	2000		3,419	Sq. Ft.		91,626
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway	UBS AG		6190 LBJ Freeway	Dallas	TX	75240	Office	Medical	2004		3,500	Sq. Ft.		90,372
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue	UBS AG		3417 Schofield Avenue	Weston	WI	54476	Office	Medical	1994		4,535	Sq. Ft.		88,731
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place	UBS AG		330 Park Place	Mishawaka	IN	46545	Office	Medical	2003		3,800	Sq. Ft.		88,513
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road	UBS AG		1490 North Green Mount Road	O’Fallon	IL	62269	Office	Medical	2003		4,000	Sq. Ft.		87,033
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street	UBS AG		213 Main Street	Blythewood	SC	29016	Office	Medical	2004		3,286	Sq. Ft.		85,568
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road	UBS AG		11119 Hearth Road	Spring Hill	FL	34608	Office	Medical	1990		4,375	Sq. Ft.		85,562
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street	UBS AG		2362 West Boulevard Street	Kokomo	IN	46902	Office	Medical	2002		3,920	Sq. Ft.		84,693
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street	UBS AG		2812 East Main Street	Merrill	WI	54452	Office	Medical	2005		4,875	Sq. Ft.		84,465
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street	UBS AG		1202 South Broad Street	Scottsboro	AL	35768	Office	Medical	1997		4,600	Sq. Ft.		84,414
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road	UBS AG		8790 Walnut Grove Road	Cordova	TN	38018	Office	Medical	2001		3,697	Sq. Ft.		84,208
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64	UBS AG		10708 East State Road 64	Bradenton	FL	34212	Office	Medical	2006	2013	3,818	Sq. Ft.		83,455
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009	UBS AG		2184 FM 3009	Schertz	TX	78154	Office	Medical	2013		3,404	Sq. Ft.		83,433
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road	UBS AG		2210 Boiling Springs Road	Boiling Springs	SC	29316	Office	Medical	1996	2012	4,297	Sq. Ft.		82,501
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road	UBS AG		3105 Kirby Whitten Road	Bartlett	TN	38134	Office	Medical	1997		4,250	Sq. Ft.		82,310
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South	UBS AG		716 32nd Street South	Birmingham	AL	35233	Office	Medical	1985		4,700	Sq. Ft.		81,828
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	UBS AG		1010 West U.S. Route 6	Morris	IL	60450	Office	Medical	2010		3,600	Sq. Ft.		79,050
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway	UBS AG		935 West Exchange Parkway	Allen	TX	75013	Office	Medical	2008		2,500	Sq. Ft.		76,248
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard	UBS AG		3608 Jeffco Boulevard	Arnold	MO	63010	Office	Medical	2005		3,290	Sq. Ft.		76,031
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court	UBS AG		998 Williford Court	Spring Hill	TN	37174	Office	Medical	2008		2,556	Sq. Ft.		76,029
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17	UBS AG		4405 Highway 17	Murrells Inlet	SC	29576	Office	Medical	1997	2018	4,080	Sq. Ft.		75,659
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive	UBS AG		3003 Twin Rivers Drive	Arkadelphia	AR	71923	Office	Medical	2003		3,994	Sq. Ft.		73,645
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East	UBS AG		12260 Tamiami Trail East	Naples	FL	34113	Office	Medical	2004		2,700	Sq. Ft.		73,406
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street	UBS AG		1405 South 25th Street	Fort Pierce	FL	34947	Office	Medical	1998		3,984	Sq. Ft.		72,785
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue	UBS AG		12605 Troxler Avenue	Highland	IL	62249	Office	Medical	2013		3,403	Sq. Ft.		71,130
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive	UBS AG		122 Stone Trace Drive	Mount Sterling	KY	40353	Office	Medical	2008		6,025	Sq. Ft.		67,627
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive	UBS AG		4455 Florida National Drive	Lakeland	FL	33813	Office	Medical	2000		3,847	Sq. Ft.		67,192

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)	Original Balance ($)
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road	UBS AG		3645 North Council Road	Bethany	OK	73008	Office	Medical	1996		3,655	Sq. Ft.		67,079
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive	UBS AG		9305 Market Square Drive	Streetsboro	OH	44241	Office	Medical	2003		4,792	Sq. Ft.		64,706
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast	UBS AG		3420 Bayside Lakes Boulevard Southeast	Palm Bay	FL	32909	Office	Medical	2007		4,803	Sq. Ft.		62,228
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	UBS AG		309 West Ogden Avenue	Naperville	IL	60563	Office	Medical	2009		2,600	Sq. Ft.		61,339
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North	UBS AG		456 University Boulevard North	Jacksonville	FL	32211	Office	Medical	1968	2016	4,788	Sq. Ft.		60,746
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street	UBS AG		1316 McMillan Street	Worthington	MN	56187	Office	Medical	2000		3,600	Sq. Ft.		60,335
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway	UBS AG		6233 Veterans Parkway	Columbus	GA	31909	Office	Medical	1983		2,395	Sq. Ft.		58,870
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road	UBS AG		116 Calumet Center Road	LaGrange	GA	30241	Office	Medical	2000		3,198	Sq. Ft.		57,517
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street	UBS AG		828 South Main Street	London	KY	40741	Office	Medical	1986		6,390	Sq. Ft.		57,510
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court	UBS AG		7200 Red Hawk Court	Fort Worth	TX	76132	Office	Medical	1997		2,918	Sq. Ft.		54,015
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane	UBS AG		303 Ashby Park Lane	Greenville	SC	29607	Office	Medical	2006		3,100	Sq. Ft.		53,852
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza	UBS AG		3106 Professional Plaza	Germantown	TN	38138	Office	Medical	1999		2,500	Sq. Ft.		48,068
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive	UBS AG		1950 Chesley Drive	Sterling Heights	MI	48310	Office	Medical	1999		3,365	Sq. Ft.		47,795
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road	UBS AG		104 South Houston Road	Warner Robins	GA	31088	Office	Medical	1976		3,386	Sq. Ft.		47,703
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue	UBS AG		103 East Tatum Avenue	McColl	SC	29570	Office	Medical	1995	2015	4,500	Sq. Ft.		47,114
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle	UBS AG		165 Juniper Circle	Brunswick	GA	31520	Office	Medical	2008		2,400	Sq. Ft.		47,056
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street	UBS AG		135 East Broadway Street	Sand Springs	OK	74063	Office	Medical	1947		4,570	Sq. Ft.		45,056
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road	UBS AG		9360 Two Notch Road	Columbia	SC	29223	Office	Medical	1979		1,936	Sq. Ft.		44,435
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9	UBS AG		12988 Georgia Highway 9	Milton	GA	30004	Office	Medical	2015		3,312	Sq. Ft.		41,871
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court	UBS AG		5 Jannell Court	Epping	NH	03042	Office	Medical	2006		3,270	Sq. Ft.		41,806
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street	UBS AG		1617 East Main Street	Easley	SC	29640	Office	Medical	1977		2,726	Sq. Ft.		41,709
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202	UBS AG		2116 Vista Oeste North West, Unit 202	Albuquerque	NM	87120	Office	Medical	2008		2,900	Sq. Ft.		41,528
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5	UBS AG		50 South Kyrene Road, Suite 5	Chandler	AZ	85226	Office	Medical	2007		1,892	Sq. Ft.		33,730
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4	UBS AG		101 Rice Bent Way Suite 4	Columbia	SC	29205	Office	Medical	2006		2,255	Sq. Ft.		27,126
17	InnVite Hospitality Portfolio	UBS AG		Various	Various	OH	Various	Hospitality	Limited Service	Various	Various	468	Rooms	45,428	21,300,000
17.01	Hampton Inn Sidney	UBS AG		1600 Hampton Court	Sidney	OH	45365	Hospitality	Limited Service	1999	2008	94	Rooms		7,800,000
17.02	Best Western Plus Dayton Northwest	UBS AG		20 Rockridge Road	Englewood	OH	45322	Hospitality	Limited Service	1986	2017	127	Rooms		4,575,000
17.03	Best Western Plus Dayton South	UBS AG		8099 Old Yankee Street	Dayton	OH	45458	Hospitality	Limited Service	1988	2017	126	Rooms		3,750,000
17.04	Quality Inn & Suites South/Obetz	UBS AG		4850 Frusta Drive	Obetz	OH	43207	Hospitality	Limited Service	2002	2017	59	Rooms		2,700,000
17.05	Super 8 Zanesville	UBS AG		2440 National Road	Zanesville	OH	43701	Hospitality	Limited Service	1987	2017	62	Rooms		2,475,000
18	River’s Edge Apartments	RREF		4346 Riverside Drive	Dayton	OH	45405	Multifamily	Garden	1964	2018	547	Units	38,391	21,000,000
19	Marketplace at Smyrna	UBS AG		803 Industrial Boulevard	Smyrna	TN	37167	Retail	Anchored	2008		158,367	Sq. Ft.	130	20,550,000
20	Centrepointe Business Park	AREF		801-1099 Brightseat Road	Landover	MD	20785	Industrial	Flex	1984	1987	256,599	Sq. Ft.	76	19,500,000
21	Preston Creek Shopping Center	RMF		8300-8412 Preston Road	Plano	TX	75024	Retail	Unanchored	2006	2007	79,730	Sq. Ft.	235	18,750,000
22	Houport Mixed Use Portfolio	UBS AG		Various	Various	TX	Various	Various	Retail/Industrial	Various	Various	216,844	Sq. Ft.	76	16,500,000
22.01	Katy	UBS AG		510 and 514 South Mason Road; 535 Applewhite Drive	Katy	TX	77450	Retail	Unanchored	1982	2017	99,958	Sq. Ft.		8,750,530
22.02	Westway	UBS AG		2313 West Sam Houston Parkway North; 10700 Hammerly Boulevard	Houston	TX	77043	Industrial	Flex	1982		62,146	Sq. Ft.		4,690,285
22.03	Pineway	UBS AG		13230 and 13240 Hempstead Highway	Houston	TX	77040	Industrial	Flex	1976		54,740	Sq. Ft.		3,059,185
23	Shamrock Village	WFB		7723-7745, 7775-7841 7867-7877, 7901 Amador Valley Boulevard	Dublin	CA	94568	Retail	Anchored	1962	2006	53,394	Sq. Ft.	305	16,300,000
24	Conejo Valley Plaza	AREF		SEC North Moorpark Road & East Janss Road	Thousand Oaks	CA	91360	Retail	Anchored	1972	1984	64,364	Sq. Ft.	244	15,700,000
25	Mary’s Vineyard Shopping Center	AREF		1305-1699 East Noble Avenue	Visalia	CA	93292	Retail	Anchored	1989		153,465	Sq. Ft.	101	15,500,000
26	Jefferson Office Park	Barclays		Various	Various	OH	Various	Office	Medical	Various		216,088	Sq. Ft.	70	15,200,000
26.01	Middleburg Heights	Barclays		7010-7050 Engle Road; 17800-18151 Jefferson Park Road	Middleburg Heights	OH	44130	Office	Medical	1997		113,731	Sq. Ft.		7,825,000
26.02	Fairlawn	Barclays		3610-3634 West Market Street	Fairlawn	OH	44333	Office	Medical	1988		56,367	Sq. Ft.		4,150,000
26.03	Mayfield Village	Barclays		6551-6563 Wilson Mills Road	Mayfield Village	OH	44143	Office	Medical	1989		45,990	Sq. Ft.		3,225,000
27	Crossroads Portfolio	Barclays		Various	Waukesha	WI	53186	Office	Suburban	Various		183,173	Sq. Ft.	81	14,850,000
27.01	20975 Swenson	Barclays		20975 Swenson Drive	Waukesha	WI	53186	Office	Suburban	1991		72,170	Sq. Ft.		6,400,000
27.02	20935 Swenson	Barclays		20935 Swenson Drive	Waukesha	WI	53186	Office	Suburban	1992		71,276	Sq. Ft.		5,900,000
27.03	20825 Swenson	Barclays		20825 Swenson Drive	Waukesha	WI	53186	Office	Suburban	1989		39,727	Sq. Ft.		2,550,000
28	24 Commerce Street	AREF		24-30 Commerce Street	Newark	NJ	07102	Office	CBD	1900	2015	171,892	Sq. Ft.	84	14,500,000
29	Lexington Pavilion	Barclays		5135 Sunset Boulevard	Lexington	SC	29072	Retail	Anchored	2007		113,871	Sq. Ft.	122	13,925,000
30	Midtown Plaza	RMF		979 Ann Street	Montgomery	AL	36107	Retail	Anchored	2006		106,865	Sq. Ft.	126	13,500,000
31	North Charleston Center	RMF		5900 Rivers Avenue	North Charleston	SC	29406	Retail	Anchored	1968	2013	233,950	Sq. Ft.	57	13,350,000
32	Chesterfield Marketplace	RREF		1201-1385 Carmia Way	Richmond	VA	23235	Retail	Anchored	1999	2004	199,391	Sq. Ft.	64	12,800,000
33	Shelby Corners	AREF		13301 Hall Road	Utica	MI	48315	Retail	Shadow Anchored	1987		134,266	Sq. Ft.	91	12,200,000
34	Wellington Park	RMF		6430 Tryon Road	Cary	NC	27513	Retail	Anchored	1997	2017	102,487	Sq. Ft.	110	11,300,000
35	24 Hour Fitness - Texas	WFB		2701 Halloran Street	Fort Worth	TX	76107	Retail	Single Tenant	2008		42,267	Sq. Ft.	239	10,100,000
36	Bond Street Fund 18	WFB		Various	Various	TN	Various	Retail	Unanchored	Various		34,543	Sq. Ft.	265	9,140,000
36.01	University Center	WFB		1120 and 1150 West State of Franklin Road	Johnson City	TN	37604	Retail	Unanchored	2017		14,687	Sq. Ft.		4,640,000
36.02	Shoppes At Hermitage Hills	WFB		3905 Lebanon Pike	Hermitage	TN	37076	Retail	Unanchored	2016		19,856	Sq. Ft.		4,500,000
37	Hampton Inn Canton	RMF		710 Transit Avenue	Canton	GA	30114	Hospitality	Limited Service	2009	2019	81	Rooms	112,826	9,150,000
38	Staybridge Suites Odessa Interstate Highway 20	RMF		810 South John Ben Shepperd Parkway	Odessa	TX	79761	Hospitality	Extended Stay	2016		90	Rooms	99,777	9,000,000
39	Lake Hills Plaza	WFB		2830 South Bay Street	Eustis	FL	32726	Retail	Anchored	1973	2014	93,743	Sq. Ft.	94	8,820,000
40	EB Hotel Miami	RREF		4299 Northwest 36th Street	Miami	FL	33166	Hospitality	Full Service	2013	2013	133	Rooms	60,150	8,000,000
41	Woodlands Centre	RMF		900 East Eighth Avenue	Upper Merion	PA	19406	Office	Suburban	1982	2019	55,549	Sq. Ft.	140	7,750,000
42	Junction City Shopping Center	RMF		5901 North Prospect Road	Peoria	IL	61614	Retail	Unanchored	1956	2015	98,015	Sq. Ft.	79	7,725,000
43	Royal Oak EZ Storage	WFB		25538 Woodward Avenue	Royal Oak	MI	48067	Self Storage	Self Storage	2015		75,941	Sq. Ft.	95	7,250,000
44	Fairfield Inn & Suites - Colorado Springs North	UBS AG		15275 Struthers Road	Colorado Springs	CO	80921	Hospitality	Limited Service	2009	2017	85	Rooms	84,606	7,200,000
45	Sierra Center Office Building	WFB		6980 Sierra Center Parkway	Reno	NV	89511	Office	Suburban	2001		44,820	Sq. Ft.	160	7,200,000
46	Confluence Portfolio	UBS AG		Various	Various	SC	Various	Multifamily	Garden	Various		233	Units	28,511	6,650,000
46.01	Ashley Chase Apartments	UBS AG		1199 North Lafayette Drive	Sumter	SC	29150	Multifamily	Garden	1973		100	Units		3,030,000
46.02	South Guignard Apartments (Lift Homes)	UBS AG		43 Birnie Circle	Sumter	SC	29150	Multifamily	Garden	1950		73	Units		1,970,000
46.03	Cambridge Court Apartments	UBS AG		211 Dickson Street	Manning	SC	29102	Multifamily	Garden	1974		60	Units		1,650,000
47	Comfort Inn Greenville	RMF		246 Congaree Road	Greenville	SC	29607	Hospitality	Limited Service	1985	2018	120	Rooms	54,051	6,500,000
48	Holiday Inn Express & Suites Woodward	UBS AG		3333 Williams Avenue	Woodward	OK	73802	Hospitality	Limited Service	2006	2016	89	Rooms	67,311	6,000,000
49	Oak Meadows & Brookview Place	UBS AG		Various	Various	Various	Various	Multifamily	Various	Various	Various	332	Units	17,598	5,850,000
49.01	Brookview Place	UBS AG		4032 North Main Street	Dayton	OH	45405	Multifamily	High Rise	1974		232	Units		3,901,950
49.02	Oak Meadows	UBS AG		1300 Hillside	Albion	MI	49224	Multifamily	Garden	1971	2012	100	Units		1,948,050
50	Z Tower	RREF		2577 East 17th Street	Brooklyn	NY	11235	Office	Urban	2016		16,148	Sq. Ft.	356	5,800,000
51	Settlers Pointe Office Building	WFB		1400 West 10th Street	Cleveland	OH	44113	Office	CBD	1890	2017	32,723	Sq. Ft.	163	5,350,000
52	4301 Riverside Drive	Barclays		4301-4303 West Riverside Drive	Burbank	CA	91505	Retail	Unanchored	1958	2019	6,835	Sq. Ft.	746	5,100,000
53	Space Station	RMF		16-01 McBride Street	Fair Lawn	NJ	07410	Mixed Use	Self Storage/Industrial	1959	2015	115,093	Sq. Ft.	42	4,800,000
54	7240 Parkway Drive	RREF		7240 Parkway Drive	Hanover	MD	21076	Office	Suburban	1985	N/A	74,156	Sq. Ft.	65	4,800,000
55	Lofts at Binghamton Portfolio	RREF		Various	Binghamton	NY	13901	Multifamily	Student Housing	Various	Various	78	Beds	61,012	4,775,000
55.01	Lofts at 221	RREF		221 Washington Street	Binghamton	NY	13901	Multifamily	Student Housing	1970	2014	45	Beds		2,754,808
55.02	Lofts at 60	RREF		60 Henry Street	Binghamton	NY	13901	Multifamily	Student Housing	1982	2018	33	Beds		2,020,192
56	Walgreens- North Charleston	WFB		7501 Rivers Avenue	North Charleston	SC	29406	Retail	Single Tenant	2011		14,550	Sq. Ft.	325	4,725,000
57	Eagle Creek Plaza	Barclays		300-400 West Rollins Road	Round Lake Beach	IL	60073	Retail	Anchored	1980	1994	62,379	Sq. Ft.	75	4,700,000
58	Colonel Glenn Business Center	Barclays		10303 Colonel Glenn Road	Little Rock	AR	72204	Industrial	Flex	2007		42,857	Sq. Ft.	105	4,500,000
59	5911 North Honore Avenue	WFB		5911 North Honore Avenue	Sarasota	FL	34243	Office	Medical	2008		33,649	Sq. Ft.	119	4,000,000
60	Space Savers Self Storage	WFB		700 Industrial Parkway	Saraland	AL	36571	Self Storage	Self Storage	2009		51,745	Sq. Ft.	76	3,950,000
61	Walgreens Houma	UBS AG		1435 West Tunnel Boulevard	Houma	LA	70360	Retail	Single Tenant	2003	2015	14,490	Sq. Ft.	245	3,550,000
62	Best Western Plus Spartanburg	RREF		125 Sloane Garden Road	Boiling Springs	SC	29316	Hospitality	Limited Service	1999	2018	66	Rooms	52,971	3,500,000
63	Gallatin Manor	UBS AG		332 East William Street	Ann Arbor	MI	48104	Multifamily	Garden	1929	2012	40	Units	80,000	3,200,000
64	Harlingen Heights	WFB		2310 Spur 54	Harlingen	TX	78552	Retail	Shadow Anchored	2018		14,247	Sq. Ft.	215	3,070,000

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)
1	Crown Center Office Park	43,500,000	4.6%	37,793,961	N	3/6/2019	4/11/2019	3/11/2021	4/11/2021	3/11/2029		5.16000%	0.00155%	0.00750%	0.02500%	0.00050%	0.00032%	5.12513%	Actual/360	237,789.49	Interest-only, Amortizing Balloon	Actual/360	120
2	Ohio Hotel Portfolio	35,429,107	3.8%	29,755,862	N	2/21/2019	4/6/2019		4/6/2019	3/6/2029		5.60000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.58513%	Actual/360	203,798.04	Amortizing Balloon		120
2.01	SpringHill Suites Beavercreek	13,822,342	1.5%
2.02	Holiday Inn West Chester	13,173,640	1.4%
2.03	Holiday Inn Express & Suites Dayton	8,433,126	0.9%
3	Great Wolf Lodge Southern California	35,000,000	3.7%	35,000,000	N	3/11/2019	4/11/2019	3/11/2029		3/11/2029		5.25330%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.23843%	Actual/360	155,774.94	Interest-only, Balloon	Actual/360	120
4	Hilton at University Place	34,958,718	3.7%	28,874,543	N	4/4/2019	5/6/2019		5/6/2019	4/6/2029		5.10000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.08513%	Actual/360	190,032.42	Amortizing Balloon		120
5	Goodyear Portfolio	34,500,000	3.7%	34,459,612	N	4/9/2019	6/1/2019	5/1/2029		5/1/2029		4.91700%	0.00155%	0.00750%	0.02250%	0.00050%	0.00032%	4.88463%	Actual/360	143,719.81	Interest-only, Balloon	Actual/360	120
5.01	Innovation Tech Center	27,341,848	2.9%
5.02	Research Center	3,259,641	0.3%
5.03	Tire Testing	2,455,118	0.3%
5.04	North Archwood	1,443,393	0.2%
6	Shreveport Storage Portfolio	32,000,000	3.4%	28,176,439	N	4/11/2019	5/11/2019	4/11/2022	5/11/2022	4/11/2029		4.75500%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.74013%	Actual/360	167,023.60	Interest-only, Amortizing Balloon	Actual/360	120
6.01	Home and Office Storage - Airline	10,850,000	1.2%
6.02	Home and Office Storage - EBK	10,750,000	1.1%
6.03	Home and Office Storage - I-49	10,400,000	1.1%
7	Inland Devon Self Storage Portfolio	30,000,000	3.2%	27,290,688	N	3/29/2019	5/6/2019	4/6/2024	5/6/2024	4/6/2029		4.14000%	0.00000%	0.00750%	0.00375%	0.00050%	0.00032%	4.12793%	Actual/360	145,656.49	Interest-only, Amortizing Balloon	Actual/360	120
7.01	67650 East Ramon Road	3,411,972	0.4%
7.02	2700 Poplar Avenue	2,799,296	0.3%
7.03	1400 South Gene Autry Trail	2,091,549	0.2%
7.04	3686 Old Germantown Road	1,922,535	0.2%
7.05	500 Radio Road	1,901,408	0.2%
7.06	9275 Macon Road	1,880,282	0.2%
7.07	72500 Varner Road	1,785,211	0.2%
7.08	22075 Highway 18	1,711,268	0.2%
7.09	3040 Austin Peay Highway	1,690,141	0.2%
7.10	18690 Highway 18	1,616,197	0.2%
7.11	1700 US Highway 75	1,457,746	0.2%
7.12	1720 Loy Lake Road	1,352,113	0.1%
7.13	6140 East Shelby Drive	1,225,352	0.1%
7.14	6017 Interstate 30	1,172,535	0.1%
7.15	7777 Moriarty Road	1,077,465	0.1%
7.16	8123 Wesley Street	823,944	0.1%
7.17	2922 South 5th Court	823,944	0.1%
7.18	3577 New Getwell Road	464,789	0.0%
7.19	5141 American Way	369,718	0.0%
7.20	6390 Winchester Road	232,394	0.0%
7.21	4705 Winchester Road	190,141	0.0%
8	The Colonnade Office Complex	28,000,000	3.0%	28,000,000	N	1/18/2019	3/6/2019	2/6/2024		2/6/2024		4.56800%	0.00000%	0.00750%	0.00375%	0.00050%	0.00032%	4.55593%	Actual/360	108,363.11	Interest-only, Balloon	Actual/360	60
9	Mariners Landing	27,000,000	2.9%	27,000,000	N	3/21/2019	5/11/2019	4/11/2029		4/11/2029		4.75000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.73513%	Actual/360	108,656.25	Interest-only, Balloon	Actual/360	120
10	Great Value Storage Portfolio	25,000,000	2.7%	25,000,000	N	11/30/2018	1/6/2019	12/6/2023		12/6/2023		4.13977%	0.00000%	0.00750%	0.00375%	0.00050%	0.00032%	4.12770%	Actual/360	87,682.63	Interest-only, Balloon	Actual/360	60
10.01	GVS - 6250 Westward Lane	987,318	0.1%
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard	778,989	0.1%
10.03	GVS - 9530 Skillman Street	760,870	0.1%
10.04	GVS - 4311 Samuell Boulevard	652,175	0.1%
10.05	GVS - 9010 Emmett F Lowry Expressway	625,000	0.1%
10.06	GVS - 9984 South Old State Road	588,768	0.1%
10.07	GVS - 10640 Hempstead Road	579,709	0.1%
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue	552,536	0.1%
10.09	GVS - 4641 Production Drive	543,477	0.1%
10.10	GVS - 920 Highway 80 East	543,477	0.1%
10.11	GVS - 2202 North Market Street	543,477	0.1%
10.12	GVS - 111 North Layfair Drive	534,420	0.1%
10.13	GVS - 435 Congress Park Drive	534,420	0.1%
10.14	GVS - 765 South Street	516,305	0.1%
10.15	GVS - 410 Gulf Freeway	498,189	0.1%
10.16	GVS - 5199 Westerville Road	498,189	0.1%
10.17	GVS - 2502 Bay Street	489,130	0.1%
10.18	GVS - 1710 North Cunningham Avenue	489,130	0.1%
10.19	GVS - 7821 Taylor Road	489,130	0.1%
10.20	GVS - 9600 Marion Ridge	471,014	0.1%
10.21	GVS - 4901 South Freeway	471,014	0.1%
10.22	GVS - 15300 Kuykendahl Road	461,957	0.0%
10.23	GVS - 9951 Harwin Road	461,957	0.0%
10.24	GVS - 2033 Oak Grove Road	443,841	0.0%
10.25	GVS - 11702 Beechnut Street	434,782	0.0%
10.26	GVS - 13825 FM 306	416,666	0.0%
10.27	GVS - 5550 Antoine Drive	416,666	0.0%
10.28	GVS - 580 East Dublin Granville Road	407,609	0.0%
10.29	GVS - 7986 Southern Boulevard	398,550	0.0%
10.30	GVS - 1330 Georgesville Road	398,550	0.0%
10.31	GVS - 123 South Meridian Road	398,550	0.0%
10.32	GVS - 3380 North Post Road	389,493	0.0%
10.33	GVS - 2150 Wirt Road	389,493	0.0%
10.34	GVS - 5301 Tamarack Circle East	371,377	0.0%
10.35	GVS - 443 Laredo Street	362,318	0.0%
10.36	GVS - 1661 and 1670 West Government Street	353,261	0.0%
10.37	GVS - 8450 Cook Road	353,261	0.0%
10.38	GVS - 613 North Freeway	335,145	0.0%
10.39	GVS - 10601 West Fairmont Parkway	326,086	0.0%
10.40	GVS - 7200 Tussing Road	317,030	0.0%
10.41	GVS - 14318 Highway 249	317,030	0.0%
10.42	GVS - 1910 25th Avenue North	317,030	0.0%
10.43	GVS - 8501 North Springboro Pike	298,914	0.0%
10.44	GVS - 4145 State Route 741	280,798	0.0%
10.45	GVS - 1961 Covington Pike	271,739	0.0%
10.46	GVS - 3785 Shiloh Springs Road	271,739	0.0%
10.47	GVS - 1585 Lexington Avenue	253,623	0.0%
10.48	GVS - 1594 Route 9G	253,623	0.0%
10.49	GVS - 8320 Alabonson Road	244,566	0.0%
10.50	GVS - 10013 FM 620	244,566	0.0%
10.51	GVS - 426 North Smithville Road	235,507	0.0%
10.52	GVS - 60 Westpark Road	235,507	0.0%
10.53	GVS - 2407 South U.S. Highway 183	235,507	0.0%
10.54	GVS - 5811 North Houston Rosslyn Road	235,507	0.0%
10.55	GVS - 3412 Garth Road	217,391	0.0%
10.56	GVS - 941 Fairmont Parkway	208,334	0.0%
10.57	GVS - 632 Timkin Road	208,334	0.0%
10.58	GVS - 8801 Boone Road	190,218	0.0%
10.59	GVS - 3951 Highway 78	190,218	0.0%
10.60	GVS - 16905 Indian Chief Drive	190,218	0.0%
10.61	GVS - 16530 West Hardy Road	163,043	0.0%
10.62	GVS - 4806 Marie Lane	163,043	0.0%
10.63	GVS - 1151 East Expressway 83	135,870	0.0%
10.64	GVS - 7116 South IH-35 Frontage Road	54,348	0.0%
11	The Block Northway	25,000,000	2.7%	22,932,251	N	2/15/2019	4/6/2019	3/6/2024	4/6/2024	3/6/2029		4.64950%	0.00000%	0.00750%	0.00375%	0.00050%	0.00032%	4.63743%	Actual/360	128,901.71	Interest-only, Amortizing Balloon	Actual/360	120
12	Wolverine Portfolio	25,000,000	2.7%	22,566,448	N	3/28/2019	5/6/2019	4/6/2023	5/6/2023	4/6/2029		4.90000%	0.00000%	0.00750%	0.00500%	0.00050%	0.00032%	4.88668%	Actual/360	132,681.68	Interest-only, Amortizing Balloon	Actual/360	120
12.01	Apple Tree Estates	4,575,000	0.5%
12.02	South Lyon	4,246,186	0.5%
12.03	Metro Commons	3,669,068	0.4%
12.04	Brighton Village	3,588,983	0.4%
12.05	College Heights	2,500,424	0.3%
12.06	Hillcrest	1,719,068	0.2%
12.07	Royal Village	1,514,831	0.2%
12.08	Fernwood	1,219,068	0.1%
12.09	Satellite Bay	991,102	0.1%
12.10	Chalet Village	976,271	0.1%
13	Home Depot Livonia MI	24,700,000	2.6%	24,700,000	N	4/4/2019	5/11/2019	4/11/2029		4/11/2029		4.75000%	0.00155%	0.00750%	0.03250%	0.00050%	0.00032%	4.70763%	Actual/360	99,400.35	Interest-only, Balloon	Actual/360	120
14	Town Square	24,000,000	2.6%	24,000,000	N	4/8/2019	6/6/2019	5/6/2029		5/6/2029		5.02000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.00513%	Actual/360	102,073.33	Interest-only, Balloon	Actual/360	120
15	839 Broadway	23,500,000	2.5%	23,500,000	N	4/8/2019	6/6/2019	5/6/2029		5/6/2029		5.18000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.16513%	Actual/360	103,132.36	Interest-only, Balloon	Actual/360	120
16	Heartland Dental Medical Office Portfolio	21,862,753	2.3%	18,491,094	N	10/26/2018	12/6/2018		12/6/2018	11/6/2028		5.70000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.68513%	Actual/360	127,688.09	Amortizing Balloon		120
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	1,043,326	0.1%
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road	360,972	0.0%
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road	303,518	0.0%
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza	296,155	0.0%
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street	280,426	0.0%
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive	238,250	0.0%
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220	233,987	0.0%
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377	221,889	0.0%
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway	219,168	0.0%
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard	203,312	0.0%
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	200,218	0.0%
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue	195,071	0.0%

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway	188,996	0.0%
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street	185,846	0.0%
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street	185,780	0.0%
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway	184,212	0.0%
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard	183,184	0.0%
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road	181,524	0.0%
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	181,402	0.0%
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue	180,250	0.0%
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road	178,647	0.0%
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road	173,427	0.0%
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road	171,402	0.0%
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive	169,006	0.0%
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard	168,846	0.0%
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street	167,730	0.0%
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway	164,602	0.0%
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway	163,865	0.0%
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway	162,625	0.0%
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707	161,872	0.0%
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road	160,319	0.0%
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive	160,256	0.0%
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard	160,140	0.0%
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way	160,022	0.0%
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive	158,268	0.0%
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard	157,666	0.0%
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane	156,508	0.0%
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road	155,239	0.0%
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road	155,216	0.0%
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South	155,192	0.0%
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane	154,323	0.0%
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway	153,592	0.0%
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road	153,042	0.0%
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road	152,418	0.0%
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive	152,270	0.0%
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47	150,392	0.0%
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road	149,504	0.0%
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road	149,420	0.0%
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane	148,314	0.0%
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50	146,262	0.0%
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square	146,012	0.0%
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street	145,985	0.0%
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road	145,869	0.0%
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road	145,693	0.0%
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center	144,137	0.0%
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue	142,889	0.0%
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue	142,568	0.0%
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard	141,788	0.0%
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard	141,674	0.0%
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue	140,562	0.0%
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119	140,240	0.0%
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road	140,237	0.0%
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road	140,158	0.0%
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road	138,293	0.0%
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North	138,030	0.0%
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	137,447	0.0%
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road	137,102	0.0%
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44	136,973	0.0%
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard	136,577	0.0%
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway	136,250	0.0%
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza	135,872	0.0%
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard	135,309	0.0%
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West	134,575	0.0%
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street	134,385	0.0%
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	134,139	0.0%
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive	133,047	0.0%
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South	132,135	0.0%
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12	130,463	0.0%
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard	130,199	0.0%
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive	129,197	0.0%
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street	128,861	0.0%
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road	128,753	0.0%
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway	128,719	0.0%
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place	128,566	0.0%
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle	128,511	0.0%
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North	127,811	0.0%
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road	127,175	0.0%
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive	125,642	0.0%
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard	125,522	0.0%
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road	124,587	0.0%
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway	124,383	0.0%
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70	124,351	0.0%
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street	121,567	0.0%
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road	120,846	0.0%
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road	119,781	0.0%
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard	119,549	0.0%
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road	117,801	0.0%
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway	115,605	0.0%
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive	111,918	0.0%
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard	109,572	0.0%
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East	109,001	0.0%
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road	108,794	0.0%
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road	108,606	0.0%
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive	108,519	0.0%
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place	108,479	0.0%
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road	107,742	0.0%
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way	106,173	0.0%
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard	105,375	0.0%
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard	104,299	0.0%
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road	104,262	0.0%
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court	102,478	0.0%
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South	101,288	0.0%
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue	98,629	0.0%
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue	98,369	0.0%
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	96,341	0.0%
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane	94,833	0.0%
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue	92,868	0.0%
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail	91,950	0.0%
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street	91,054	0.0%
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway	89,808	0.0%
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue	88,178	0.0%
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place	87,961	0.0%
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road	86,491	0.0%
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street	85,035	0.0%
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road	85,029	0.0%
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street	84,165	0.0%
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street	83,938	0.0%
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street	83,888	0.0%
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road	83,683	0.0%
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64	82,934	0.0%
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009	82,913	0.0%
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road	81,986	0.0%
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road	81,797	0.0%
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South	81,317	0.0%
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	78,557	0.0%
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway	75,772	0.0%
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard	75,557	0.0%
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court	75,554	0.0%
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17	75,187	0.0%
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive	73,185	0.0%
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East	72,948	0.0%
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street	72,331	0.0%
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue	70,686	0.0%
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive	67,205	0.0%
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive	66,773	0.0%

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road	66,660	0.0%
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive	64,302	0.0%
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast	61,839	0.0%
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	60,957	0.0%
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North	60,367	0.0%
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street	59,958	0.0%
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway	58,503	0.0%
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road	57,158	0.0%
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street	57,151	0.0%
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court	53,678	0.0%
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane	53,516	0.0%
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza	47,769	0.0%
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive	47,497	0.0%
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road	47,405	0.0%
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue	46,820	0.0%
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle	46,762	0.0%
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street	44,774	0.0%
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road	44,158	0.0%
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9	41,609	0.0%
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court	41,545	0.0%
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street	41,448	0.0%
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202	41,269	0.0%
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5	33,520	0.0%
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4	26,957	0.0%
17	InnVite Hospitality Portfolio	21,260,319	2.3%	15,154,307	N	4/9/2019	5/6/2019		5/6/2019	4/6/2029		5.57000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.55513%	Actual/360	138,548.37	Amortizing Balloon		120
17.01	Hampton Inn Sidney	7,785,469	0.8%
17.02	Best Western Plus Dayton Northwest	4,566,477	0.5%
17.03	Best Western Plus Dayton South	3,743,014	0.4%
17.04	Quality Inn & Suites South/Obetz	2,694,970	0.3%
17.05	Super 8 Zanesville	2,470,389	0.3%
18	River’s Edge Apartments	21,000,000	2.2%	16,203,186	N	2/1/2019	3/6/2019	8/6/2019	9/6/2019	4/6/2029		5.50000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.48513%	Actual/360	128,958.37	Interest-only, Amortizing Balloon	Actual/360	122
19	Marketplace at Smyrna	20,550,000	2.2%	17,819,676	N	12/21/2018	2/6/2019	1/6/2021	2/6/2021	1/6/2029		5.09000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.07513%	Actual/360	111,449.94	Interest-only, Amortizing Balloon	Actual/360	120
20	Centrepointe Business Park	19,500,000	2.1%	17,207,279	N	2/12/2019	4/6/2019	3/6/2022	4/6/2022	3/6/2029		4.85000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.83513%	Actual/360	102,899.91	Interest-only, Amortizing Balloon	Actual/360	120
21	Preston Creek Shopping Center	18,750,000	2.0%	17,318,116	N	3/28/2019	5/6/2019	4/6/2024	5/6/2024	4/6/2029		5.10000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.08513%	Actual/360	101,803.08	Interest-only, Amortizing Balloon	Actual/360	120
22	Houport Mixed Use Portfolio	16,480,718	1.8%	13,634,292	N	4/9/2019	5/6/2019		5/6/2019	4/6/2029		5.15000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.13513%	Actual/360	90,094.33	Amortizing Balloon		120
22.01	Katy	8,740,304	0.9%
22.02	Westway	4,684,804	0.5%
22.03	Pineway	3,055,610	0.3%
23	Shamrock Village	16,300,000	1.7%	14,418,754	N	2/8/2019	3/11/2019	2/11/2022	3/11/2022	2/11/2029		4.97000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.95513%	Actual/360	87,203.31	Interest-only, Amortizing Balloon	Actual/360	120
24	Conejo Valley Plaza	15,700,000	1.7%	15,700,000	N	3/4/2019	4/6/2019	3/6/2029		3/6/2029		5.03000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.01513%	Actual/360	66,905.99	Interest-only, Balloon	Actual/360	120
25	Mary’s Vineyard Shopping Center	15,500,000	1.7%	13,106,528	N	4/11/2019	6/6/2019		6/6/2019	5/6/2029		5.89000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.87513%	Actual/360	91,837.00	Amortizing Balloon		120
26	Jefferson Office Park	15,200,000	1.6%	13,013,366	N	4/4/2019	5/6/2019	4/6/2021	5/6/2021	4/6/2029		4.59000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.57513%	Actual/360	77,831.13	Interest-only, Amortizing Balloon	Actual/360	120
26.01	Middleburg Heights	7,825,000	0.8%
26.02	Fairlawn	4,150,000	0.4%
26.03	Mayfield Village	3,225,000	0.3%
27	Crossroads Portfolio	14,850,000	1.6%	13,038,346	N	2/19/2019	4/6/2019	3/6/2022	4/6/2022	3/6/2029		4.62700%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.61213%	Actual/360	76,367.49	Interest-only, Amortizing Balloon	Actual/360	120
27.01	20975 Swenson	6,400,000	0.7%
27.02	20935 Swenson	5,900,000	0.6%
27.03	20825 Swenson	2,550,000	0.3%
28	24 Commerce Street	14,500,000	1.5%	14,500,000	N	4/4/2019	5/6/2019	4/6/2024		4/6/2024		5.44000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.42513%	Actual/360	66,828.89	Interest-only, Balloon	Actual/360	60
29	Lexington Pavilion	13,925,000	1.5%	12,201,834	N	2/27/2019	4/6/2019	3/6/2022	4/6/2022	3/6/2029		4.54000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.52513%	Actual/360	70,887.27	Interest-only, Amortizing Balloon	Actual/360	120
30	Midtown Plaza	13,500,000	1.4%	12,112,159	N	1/11/2019	2/6/2019	1/6/2022	2/6/2022	1/6/2029		5.64000%	0.00155%	0.00750%	0.05250%	0.00050%	0.00032%	5.57763%	Actual/360	77,841.51	Interest-only, Amortizing Balloon	Actual/360	120
31	North Charleston Center	13,350,000	1.4%	11,546,418	N	3/6/2019	4/6/2019	3/6/2021	4/6/2021	3/6/2029		4.98000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.96513%	Actual/360	71,502.60	Interest-only, Amortizing Balloon	Actual/360	120
32	Chesterfield Marketplace	12,779,759	1.4%	9,711,078	N	3/14/2019	5/6/2019		5/6/2019	4/6/2029		5.40000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.38513%	Actual/360	77,840.63	Amortizing Balloon		120
33	Shelby Corners	12,185,068	1.3%	9,999,180	N	3/8/2019	5/6/2019		5/6/2019	4/6/2029		4.90000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.88513%	Actual/360	64,748.66	Amortizing Balloon		120
34	Wellington Park	11,277,089	1.2%	9,451,116	N	2/28/2019	4/6/2019		4/6/2019	3/6/2029		5.53000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.51513%	Actual/360	64,373.01	Amortizing Balloon		120
35	24 Hour Fitness - Texas	10,100,000	1.1%	10,100,000	N	3/22/2019	5/11/2019	4/11/2029		4/11/2029		4.49500%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.48013%	Actual/360	38,463.47	Interest-only, Balloon	Actual/360	120
36	Bond Street Fund 18	9,140,000	1.0%	7,939,490	N	1/10/2019	2/11/2019	1/11/2021	2/11/2021	1/11/2029		5.16000%	0.00155%	0.00750%	0.05250%	0.00050%	0.00032%	5.09763%	Actual/360	49,963.12	Interest-only, Amortizing Balloon	Actual/360	120
36.01	University Center	4,640,000	0.5%
36.02	Shoppes At Hermitage Hills	4,500,000	0.5%
37	Hampton Inn Canton	9,138,904	1.0%	7,511,761	N	3/28/2019	5/6/2019		5/6/2019	4/6/2029		4.95000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.93513%	Actual/360	48,839.95	Amortizing Balloon		120
38	Staybridge Suites Odessa Interstate Highway 20	8,979,937	1.0%	5,845,449	N	3/22/2019	5/6/2019		5/6/2019	4/6/2029		5.75000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.73513%	Actual/360	63,187.52	Amortizing Balloon		120
39	Lake Hills Plaza	8,780,385	0.9%	7,344,785	N	12/20/2018	2/11/2019		2/11/2019	1/11/2029		5.40000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.38513%	Actual/360	49,527.02	Amortizing Balloon		120
40	EB Hotel Miami	8,000,000	0.9%	5,094,615	N	4/8/2019	6/6/2019		6/6/2019	5/6/2029		5.25000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.23513%	Actual/360	53,907.53	Amortizing Balloon		120
41	Woodlands Centre	7,750,000	0.8%	6,756,327	N	4/2/2019	5/6/2019	4/6/2021	5/6/2021	4/6/2029		5.30000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.28513%	Actual/360	43,036.11	Interest-only, Amortizing Balloon	Actual/360	120
42	Junction City Shopping Center	7,725,000	0.8%	6,884,232	N	4/3/2019	5/6/2019	4/6/2023	5/6/2023	4/6/2029		4.24000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.22513%	Actual/360	37,957.15	Interest-only, Amortizing Balloon	Actual/360	120
43	Royal Oak EZ Storage	7,250,000	0.8%	6,444,882	N	3/12/2019	5/11/2019	4/11/2022	5/11/2022	4/11/2029		5.19000%	0.00155%	0.00750%	0.06250%	0.00050%	0.00032%	5.11763%	Actual/360	39,765.76	Interest-only, Amortizing Balloon	Actual/360	120
44	Fairfield Inn & Suites - Colorado Springs North	7,191,508	0.8%	5,939,906	N	3/28/2019	5/6/2019		5/6/2019	4/6/2029		5.10000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.08513%	Actual/360	39,092.38	Amortizing Balloon		120
45	Sierra Center Office Building	7,190,724	0.8%	5,846,002	N	3/22/2019	5/11/2019		5/11/2019	4/11/2029		4.62000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.60513%	Actual/360	36,996.50	Amortizing Balloon		120
46	Confluence Portfolio	6,643,050	0.7%	5,598,186	N	3/14/2019	5/6/2019		5/6/2019	4/6/2029		5.74500%	0.00155%	0.00750%	0.06250%	0.00050%	0.00032%	5.67263%	Actual/360	38,786.48	Amortizing Balloon		120
46.01	Ashley Chase Apartments	3,026,833	0.3%
46.02	South Guignard Apartments (Lift Homes)	1,967,941	0.2%
46.03	Cambridge Court Apartments	1,648,276	0.2%
47	Comfort Inn Greenville	6,486,067	0.7%	5,392,229	N	3/7/2019	4/6/2019		4/6/2019	3/6/2029		5.27000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.25513%	Actual/360	35,973.80	Amortizing Balloon		120
48	Holiday Inn Express & Suites Woodward	5,990,721	0.6%	4,575,691	N	4/5/2019	5/6/2019		5/6/2019	4/6/2029		5.54700%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.53213%	Actual/360	37,013.85	Amortizing Balloon		120
49	Oak Meadows & Brookview Place	5,842,435	0.6%	4,746,642	N	3/14/2019	5/6/2019		5/6/2019	4/6/2029		4.60000%	0.00155%	0.00750%	0.05250%	0.00050%	0.00032%	4.53763%	Actual/360	29,989.70	Amortizing Balloon		120
49.01	Brookview Place	3,896,904	0.4%
49.02	Oak Meadows	1,945,531	0.2%
50	Z Tower	5,741,665	0.6%	4,807,666	N	7/13/2018	9/1/2018		9/1/2018	8/1/2028		5.25000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.23513%	Actual/360	32,027.81	Amortizing Balloon		120
51	Settlers Pointe Office Building	5,338,483	0.6%	4,435,389	N	2/15/2019	4/11/2019		4/11/2019	3/11/2029		5.25000%	0.00155%	0.00750%	0.05250%	0.00050%	0.00032%	5.18763%	Actual/360	29,542.90	Amortizing Balloon		120
52	4301 Riverside Drive	5,100,000	0.5%	5,100,000	N	2/21/2019	4/6/2019	3/6/2029		3/6/2029		5.03000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.01513%	Actual/360	21,733.79	Interest-only, Balloon	Actual/360	120
53	Space Station	4,800,000	0.5%	4,266,956	N	3/13/2019	5/6/2019	4/6/2022	5/6/2022	4/6/2029		5.19000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.17513%	Actual/360	26,327.68	Interest-only, Amortizing Balloon	Actual/360	120
54	7240 Parkway Drive	4,800,000	0.5%	4,164,065	N	4/9/2019	6/6/2019	5/6/2021	6/6/2021	5/6/2029		5.10000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.08513%	Actual/360	26,061.59	Interest-only, Amortizing Balloon	Actual/360	120
55	Lofts at Binghamton Portfolio	4,758,897	0.5%	4,005,600	N	2/6/2019	3/6/2019		3/6/2019	2/6/2029		5.64000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.62513%	Actual/360	27,532.83	Amortizing Balloon		120
55.01	Lofts at 221	2,745,518	0.3%
55.02	Lofts at 60	2,013,380	0.2%
56	Walgreens- North Charleston	4,725,000	0.5%	4,725,000	N	2/28/2019	4/11/2019	1/11/2029		1/11/2029		5.30000%	0.00155%	0.00750%	0.06250%	0.00050%	0.00032%	5.22763%	Actual/360	21,216.56	Interest-only, Balloon	Actual/360	118
57	Eagle Creek Plaza	4,682,741	0.5%	3,881,374	N	1/24/2019	3/6/2019		3/6/2019	2/6/2029		5.14000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.12513%	Actual/360	25,634.28	Amortizing Balloon		120
58	Colonel Glenn Business Center	4,500,000	0.5%	4,077,175	N	2/8/2019	3/6/2019	2/6/2023	3/6/2023	2/6/2029		5.11000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.09513%	Actual/360	24,460.40	Interest-only, Amortizing Balloon	Actual/360	120
59	5911 North Honore Avenue	3,995,605	0.4%	3,340,025	N	3/15/2019	5/11/2019		5/11/2019	4/11/2029		5.48000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.46513%	Actual/360	22,661.39	Amortizing Balloon		120
60	Space Savers Self Storage	3,950,000	0.4%	3,488,673	N	3/8/2019	4/11/2019	3/11/2022	4/11/2022	3/11/2029		4.89000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	4.87513%	Actual/360	20,939.70	Interest-only, Amortizing Balloon	Actual/360	120
61	Walgreens Houma	3,550,000	0.4%	3,550,000	N	4/1/2019	5/6/2019	2/6/2026		2/6/2026		5.25000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.23513%	Actual/360	15,790.10	Interest-only, Balloon	Actual/360	82
62	Best Western Plus Spartanburg	3,496,096	0.4%	2,915,218	N	4/5/2019	5/6/2019		5/6/2019	4/6/2029		5.40000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.38513%	Actual/360	19,653.58	Amortizing Balloon		120
63	Gallatin Manor	3,200,000	0.3%	3,200,000	N	4/8/2019	5/6/2019	4/6/2029		4/6/2029		5.25000%	0.00155%	0.00750%	0.00500%	0.00050%	0.00032%	5.23513%	Actual/360	14,233.33	Interest-only, Balloon	Actual/360	120
64	Harlingen Heights	3,059,324	0.3%	2,561,079	N	1/23/2019	3/11/2019		3/11/2019	2/11/2029		5.46000%	0.00155%	0.00750%	0.08250%	0.00050%	0.00032%	5.36763%	Actual/360	17,354.15	Amortizing Balloon		120

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions	Grace Period Default (Days)(4)	Grace Period Late (Days)	Appraised Value ($)(5)	Appraisal Date	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt
1	Crown Center Office Park	118	24	22	360	360	2	L(26),D(90),O(4)	0	5	58,800,000	11/20/2018
2	Ohio Hotel Portfolio	118	0	0	360	358	2	L(26),D(90),O(4)	0	0	53,000,000	12/5/2018
2.01	SpringHill Suites Beavercreek										19,000,000	12/5/2018
2.02	Holiday Inn West Chester										20,000,000	12/5/2018
2.03	Holiday Inn Express & Suites Dayton										14,000,000	12/5/2018
3	Great Wolf Lodge Southern California	118	120	118	0	0	2	L(26),D(87),O(7)	0	0	302,900,000	11/28/2018
4	Hilton at University Place	119	0	0	360	359	1	L(25),D(91),O(4)	0, 1 default fee grace period of 2 days once every 12 month period	0	69,500,000	2/25/2019
5	Goodyear Portfolio	120	120	120	0	0	0	L(24),D(92),O(4)	5	0	88,300,000	1/25/2019
5.01	Innovation Tech Center										NAP	NAP
5.02	Research Center										NAP	NAP
5.03	Tire Testing										NAP	NAP
5.04	North Archwood										NAP	NAP
6	Shreveport Storage Portfolio	119	36	35	360	360	1	L(25),D(91),O(4)	0	0	43,500,000	2/25/2019
6.01	Home and Office Storage - Airline										15,000,000	2/25/2019
6.02	Home and Office Storage - EBK										14,500,000	2/25/2019
6.03	Home and Office Storage - I-49										14,000,000	2/25/2019
7	Inland Devon Self Storage Portfolio	119	60	59	360	360	1	L(23),GRTR 1% or YM(93),O(4)	0	0	122,770,000	Various
7.01	67650 East Ramon Road										14,000,000	3/7/2019
7.02	2700 Poplar Avenue										11,400,000	3/9/2019
7.03	1400 South Gene Autry Trail										9,100,000	3/7/2019
7.04	3686 Old Germantown Road										6,900,000	3/9/2019
7.05	500 Radio Road										8,200,000	3/7/2019
7.06	9275 Macon Road										7,900,000	3/9/2019
7.07	72500 Varner Road										7,400,000	3/7/2019
7.08	22075 Highway 18										6,600,000	3/7/2019
7.09	3040 Austin Peay Highway										6,900,000	3/9/2019
7.10	18690 Highway 18										6,300,000	3/7/2019
7.11	1700 US Highway 75										5,200,000	3/12/2019
7.12	1720 Loy Lake Road										5,350,000	3/12/2019
7.13	6140 East Shelby Drive										4,450,000	3/9/2019
7.14	6017 Interstate 30										4,890,000	3/8/2019
7.15	7777 Moriarty Road										4,700,000	3/9/2019
7.16	8123 Wesley Street										3,480,000	3/8/2019
7.17	2922 South 5th Court										3,400,000	3/12/2019
7.18	3577 New Getwell Road										2,250,000	3/9/2019
7.19	5141 American Way										1,600,000	3/9/2019
7.20	6390 Winchester Road										1,200,000	3/9/2019
7.21	4705 Winchester Road										1,550,000	3/9/2019
8	The Colonnade Office Complex	57	60	57	0	0	3	L(27),D(28),O(5)	0	0	347,590,000	10/31/2018
9	Mariners Landing	119	120	119	0	0	1	L(25),D(88),O(7)	0	0	42,000,000	2/5/2019
10	Great Value Storage Portfolio	55	60	55	0	0	5	L(29),D(24),O(7)	0	5	376,000,000	10/10/2018
10.01	GVS - 6250 Westward Lane										13,400,000	10/10/2018
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard										9,200,000	10/10/2018
10.03	GVS - 9530 Skillman Street										10,300,000	10/10/2018
10.04	GVS - 4311 Samuell Boulevard										8,300,000	10/10/2018
10.05	GVS - 9010 Emmett F Lowry Expressway										9,000,000	10/10/2018
10.06	GVS - 9984 South Old State Road										7,650,000	10/10/2018
10.07	GVS - 10640 Hempstead Road										7,700,000	10/10/2018
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue										6,600,000	10/10/2018
10.09	GVS - 4641 Production Drive										7,000,000	10/10/2018
10.10	GVS - 920 Highway 80 East										6,900,000	10/10/2018
10.11	GVS - 2202 North Market Street										6,800,000	10/10/2018
10.12	GVS - 111 North Layfair Drive										6,850,000	10/24/2018
10.13	GVS - 435 Congress Park Drive										6,310,000	10/10/2018
10.14	GVS - 765 South Street										6,100,000	10/10/2018
10.15	GVS - 410 Gulf Freeway										7,500,000	10/10/2018
10.16	GVS - 5199 Westerville Road										5,870,000	10/10/2018
10.17	GVS - 2502 Bay Street										6,700,000	10/10/2018
10.18	GVS - 1710 North Cunningham Avenue										6,100,000	10/10/2018
10.19	GVS - 7821 Taylor Road										5,830,000	10/10/2018
10.20	GVS - 9600 Marion Ridge										6,700,000	10/10/2018
10.21	GVS - 4901 South Freeway										6,000,000	10/10/2018
10.22	GVS - 15300 Kuykendahl Road										6,700,000	10/10/2018
10.23	GVS - 9951 Harwin Road										6,300,000	10/10/2018
10.24	GVS - 2033 Oak Grove Road										5,650,000	10/25/2018
10.25	GVS - 11702 Beechnut Street										6,200,000	10/10/2018
10.26	GVS - 13825 FM 306										6,100,000	10/10/2018
10.27	GVS - 5550 Antoine Drive										5,400,000	10/10/2018
10.28	GVS - 580 East Dublin Granville Road										4,830,000	10/10/2018
10.29	GVS - 7986 Southern Boulevard										4,780,000	10/10/2018
10.30	GVS - 1330 Georgesville Road										4,730,000	10/10/2018
10.31	GVS - 123 South Meridian Road										4,690,000	10/10/2018
10.32	GVS - 3380 North Post Road										5,510,000	10/10/2018
10.33	GVS - 2150 Wirt Road										5,200,000	10/10/2018
10.34	GVS - 5301 Tamarack Circle East										4,390,000	10/10/2018
10.35	GVS - 443 Laredo Street										5,100,000	10/10/2018
10.36	GVS - 1661 and 1670 West Government Street										5,050,000	10/24/2018
10.37	GVS - 8450 Cook Road										4,300,000	10/10/2018
10.38	GVS - 613 North Freeway										4,400,000	10/10/2018
10.39	GVS - 10601 West Fairmont Parkway										4,400,000	10/10/2018
10.40	GVS - 7200 Tussing Road										4,700,000	10/10/2018
10.41	GVS - 14318 Highway 249										4,600,000	10/10/2018
10.42	GVS - 1910 25th Avenue North										4,000,000	10/10/2018
10.43	GVS - 8501 North Springboro Pike										3,650,000	10/10/2018
10.44	GVS - 4145 State Route 741										3,370,000	10/10/2018
10.45	GVS - 1961 Covington Pike										3,550,000	10/10/2018
10.46	GVS - 3785 Shiloh Springs Road										3,240,000	10/10/2018
10.47	GVS - 1585 Lexington Avenue										3,030,000	10/10/2018
10.48	GVS - 1594 Route 9G										3,000,000	10/10/2018
10.49	GVS - 8320 Alabonson Road										3,350,000	10/10/2018
10.50	GVS - 10013 FM 620										2,870,000	10/10/2018
10.51	GVS - 426 North Smithville Road										2,980,000	10/10/2018
10.52	GVS - 60 Westpark Road										2,880,000	10/10/2018
10.53	GVS - 2407 South U.S. Highway 183										2,750,000	10/10/2018
10.54	GVS - 5811 North Houston Rosslyn Road										2,900,000	10/10/2018
10.55	GVS - 3412 Garth Road										3,000,000	10/10/2018
10.56	GVS - 941 Fairmont Parkway										3,300,000	10/10/2018
10.57	GVS - 632 Timkin Road										2,690,000	10/10/2018
10.58	GVS - 8801 Boone Road										3,300,000	10/10/2018
10.59	GVS - 3951 Highway 78										2,725,000	10/10/2018
10.60	GVS - 16905 Indian Chief Drive										2,260,000	10/10/2018
10.61	GVS - 16530 West Hardy Road										2,300,000	10/10/2018
10.62	GVS - 4806 Marie Lane										2,200,000	10/10/2018
10.63	GVS - 1151 East Expressway 83										1,925,000	10/10/2018
10.64	GVS - 7116 South IH-35 Frontage Road										890,000	10/10/2018
11	The Block Northway	118	60	58	360	360	2	L(26),D(90),O(4)	0	0	122,500,000	10/18/2018
12	Wolverine Portfolio	119	48	47	360	360	1	L(25),D(91),O(4)	0	0	84,490,000	Various
12.01	Apple Tree Estates										15,460,000	11/29/2018
12.02	South Lyon										14,350,000	12/3/2018
12.03	Metro Commons										12,400,000	12/3/2018
12.04	Brighton Village										12,130,000	12/3/2018
12.05	College Heights										8,450,000	12/3/2018
12.06	Hillcrest										5,810,000	11/29/2018
12.07	Royal Village										5,120,000	11/28/2018
12.08	Fernwood										4,120,000	11/28/2018
12.09	Satellite Bay										3,350,000	11/21/2018
12.10	Chalet Village										3,300,000	11/21/2018
13	Home Depot Livonia MI	119	120	119	0	0	1	L(25),D(88),O(7)	0	0	36,000,000	2/13/2019
14	Town Square	120	120	120	0	0	0	L(24),D(92),O(4)	0	0	48,300,000	12/13/2018
15	839 Broadway	120	120	120	0	0	0	L(24),D(93),O(3)	0	0	32,500,000	3/21/2019
16	Heartland Dental Medical Office Portfolio	114	0	0	360	354	6	L(12),GRTR 1% or YM(104),O(4)	0	0	325,235,000	Various
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive										16,700,000	8/29/2018
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road										5,050,000	8/30/2018
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road										4,500,000	8/31/2018
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza										3,700,000	8/28/2018
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street										4,530,000	8/27/2018
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive										2,810,000	9/4/2018
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220										3,700,000	8/28/2018
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377										3,110,000	8/27/2018
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway										2,900,000	8/29/2018
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard										2,750,000	8/28/2018
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive										3,120,000	8/29/2018
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue										2,950,000	8/28/2018

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions	Grace Period Default (Days)(4)	Grace Period Late (Days)	Appraised Value ($)(5)	Appraisal Date	Coop - Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway										2,750,000	8/31/2018
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street										2,660,000	9/4/2018
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street										2,530,000	8/30/2018
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway										2,770,000	8/29/2018
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard										2,640,000	7/31/2018
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road										2,600,000	8/28/2018
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place										2,620,000	8/30/2018
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue										2,840,000	9/5/2018
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road										2,600,000	8/30/2018
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road										2,470,000	8/28/2018
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road										2,600,000	8/31/2018
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive										2,170,000	8/28/2018
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard										2,630,000	8/28/2018
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street										2,570,000	8/28/2018
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway										2,000,000	8/30/2018
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway										2,100,000	9/4/2018
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway										2,450,000	8/29/2018
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707										2,700,000	8/30/2018
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road										2,600,000	9/5/2018
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive										2,500,000	8/28/2018
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard										2,500,000	8/30/2018
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way										2,210,000	8/28/2018
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive										2,130,000	8/28/2018
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard										2,400,000	8/30/2018
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane										2,500,000	8/28/2018
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road										2,420,000	9/4/2018
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road										2,500,000	8/28/2018
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South										2,300,000	8/28/2018
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane										2,390,000	8/27/2018
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway										2,510,000	8/27/2018
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road										2,120,000	8/30/2018
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road										2,170,000	8/27/2018
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive										2,400,000	8/28/2018
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47										2,370,000	8/29/2018
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road										2,000,000	9/4/2018
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road										2,010,000	9/6/2018
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane										2,270,000	8/28/2018
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50										2,700,000	7/31/2018
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square										2,170,000	9/4/2018
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street										2,150,000	8/24/2018
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road										2,100,000	8/30/2018
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road										2,080,000	8/28/2018
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center										1,700,000	9/1/2018
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue										2,150,000	8/28/2018
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue										2,340,000	8/28/2018
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard										2,200,000	8/28/2018
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard										2,130,000	9/4/2018
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue										1,980,000	8/31/2018
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119										2,120,000	8/28/2018
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road										1,790,000	8/29/2018
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road										2,500,000	8/31/2018
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road										1,920,000	8/21/2018
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North										1,870,000	8/28/2018
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road										2,450,000	8/30/2018
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road										2,020,000	8/29/2018
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44										2,370,000	8/27/2018
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard										2,050,000	8/28/2018
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway										2,420,000	8/29/2018
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza										2,140,000	9/10/2018
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard										2,000,000	9/5/2018
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West										2,120,000	8/28/2018
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street										2,280,000	8/27/2018
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441										2,100,000	7/31/2018
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive										2,250,000	9/4/2018
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South										2,300,000	8/28/2018
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12										2,070,000	9/7/2018
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard										2,030,000	8/29/2018
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive										1,790,000	8/30/2018
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street										1,920,000	8/28/2018
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road										1,970,000	8/30/2018
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway										1,940,000	8/28/2018
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place										2,400,000	8/28/2018
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle										1,800,000	8/28/2018
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North										1,750,000	8/30/2018
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road										1,950,000	8/27/2018
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive										1,630,000	9/4/2018
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard										2,030,000	8/29/2018
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road										2,030,000	8/28/2018
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway										2,800,000	8/31/2018
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70										1,800,000	8/28/2018
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street										1,840,000	8/27/2018
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road										1,675,000	8/27/2018
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road										1,780,000	8/28/2018
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard										1,410,000	8/30/2018
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road										1,550,000	8/28/2018
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway										1,490,000	9/4/2018
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive										1,320,000	8/30/2018
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard										1,700,000	8/27/2018
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East										1,400,000	9/5/2018
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road										1,700,000	9/5/2018
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road										1,450,000	8/31/2018
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive										1,420,000	8/30/2018
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place										1,620,000	8/29/2018
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road										1,530,000	8/28/2018
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way										1,500,000	8/27/2018
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard										1,490,000	8/27/2018
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard										1,345,000	8/31/2018
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road										1,480,000	9/4/2018
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court										1,480,000	9/10/2018
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South										1,500,000	8/28/2018
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue										1,400,000	8/30/2018
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue										1,260,000	8/29/2018
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue										1,420,000	8/28/2018
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane										1,490,000	8/28/2018
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue										1,230,000	8/28/2018
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail										1,120,000	8/30/2018
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street										1,260,000	8/31/2018
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway										1,270,000	8/27/2018
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue										1,040,000	8/28/2018
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place										1,380,000	8/28/2018
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road										1,200,000	9/1/2018
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street										1,370,000	8/28/2018
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road										1,310,000	8/30/2018
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street										1,230,000	8/28/2018
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street										990,000	8/28/2018
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street										1,090,000	8/28/2018
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road										1,350,000	8/23/2018
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64										1,200,000	8/28/2018
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009										1,290,000	9/4/2018
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road										1,150,000	8/27/2018
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road										1,100,000	8/23/2018
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South										1,190,000	8/28/2018
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6										1,220,000	8/27/2018
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway										1,040,000	8/27/2018
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard										1,050,000	8/28/2018
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court										1,180,000	8/28/2018
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17										1,170,000	8/30/2018
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive										1,010,000	8/29/2018
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East										920,000	8/30/2018
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street										1,130,000	9/6/2018
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue										1,050,000	9/1/2018
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive										930,000	9/4/2018
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive										800,000	9/5/2018

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions	Grace Period Default (Days)(4)	Grace Period Late (Days)	Appraised Value ($)(5)	Appraisal Date	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road										1,090,000	9/1/2018
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive										910,000	8/31/2018
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast										1,590,000	9/5/2018
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue										940,000	9/6/2018
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North										1,030,000	8/28/2018
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street										950,000	9/4/2018
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway										690,000	8/29/2018
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road										810,000	8/29/2018
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street										750,000	9/4/2018
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court										820,000	8/27/2018
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane										775,000	8/27/2018
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza										650,000	8/23/2018
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive										710,000	9/4/2018
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road										690,000	8/29/2018
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue										700,000	8/28/2018
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle										730,000	8/28/2018
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street										675,000	8/31/2018
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road										680,000	8/28/2018
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9										1,800,000	8/31/2018
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court										490,000	9/6/2018
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street										575,000	8/27/2018
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202										620,000	8/24/2018
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5										550,000	8/28/2018
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4										360,000	8/28/2018
17	InnVite Hospitality Portfolio	119	0	0	270	269	1	L(25),D(88),O(7)	0	0	28,400,000	Various
17.01	Hampton Inn Sidney										10,400,000	3/25/2019
17.02	Best Western Plus Dayton Northwest										6,100,000	3/22/2019
17.03	Best Western Plus Dayton South										5,000,000	3/22/2019
17.04	Quality Inn & Suites South/Obetz										3,600,000	3/26/2019
17.05	Super 8 Zanesville										3,300,000	3/22/2019
18	River’s Edge Apartments	119	6	3	300	300	3	L(27),D(91),O(4)	0	0	34,000,000	5/1/2019
19	Marketplace at Smyrna	116	24	20	360	360	4	L(28),D(87),O(5)	0	0	29,700,000	11/18/2018
20	Centrepointe Business Park	118	36	34	360	360	2	L(26),D(90),O(4)	0	0	27,000,000	1/16/2019
21	Preston Creek Shopping Center	119	60	59	360	360	1	L(25),D(91),O(4)	0	0	26,500,000	2/12/2019
22	Houport Mixed Use Portfolio	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	23,830,000	2/18/2019
22.01	Katy										12,600,000	2/18/2019
22.02	Westway										6,800,000	2/18/2019
22.03	Pineway										4,430,000	2/18/2019
23	Shamrock Village	117	36	33	360	360	3	L(27),D(89),O(4)	0	0	26,100,000	5/1/2019
24	Conejo Valley Plaza	118	120	118	0	0	2	L(26),D(90),O(4)	0	0	28,600,000	8/25/2018
25	Mary’s Vineyard Shopping Center	120	0	0	360	360	0	L(24),D(93),O(3)	0	0	21,900,000	1/16/2019
26	Jefferson Office Park	119	24	23	360	360	1	L(25),D(91),O(4)	0	0	24,000,000	2/27/2019
26.01	Middleburg Heights										12,600,000	2/27/2019
26.02	Fairlawn										6,400,000	2/27/2019
26.03	Mayfield Village										5,000,000	2/27/2019
27	Crossroads Portfolio	118	36	34	360	360	2	L(26),D(90),O(4)	0	0	19,900,000	1/10/2019
27.01	20975 Swenson										8,600,000	1/10/2019
27.02	20935 Swenson										7,900,000	1/10/2019
27.03	20825 Swenson										3,400,000	1/10/2019
28	24 Commerce Street	59	60	59	0	0	1	L(25),D(30),O(5)	0	0	25,000,000	1/3/2019
29	Lexington Pavilion	118	36	34	360	360	2	L(26),D(89),O(5)	0	0	19,200,000	1/23/2019
30	Midtown Plaza	116	36	32	360	360	4	L(28),D(88),O(4)	0	0	18,400,000	9/12/2018
31	North Charleston Center	118	24	22	360	360	2	L(26),D(90),O(4)	0	0	22,900,000	2/4/2019
32	Chesterfield Marketplace	119	0	0	300	299	1	L(25),D(91),O(4)	0	0	21,000,000	12/3/2018
33	Shelby Corners	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	18,200,000	1/18/2019
34	Wellington Park	118	0	0	360	358	2	L(26),D(90),O(4)	0	0	15,900,000	12/18/2018
35	24 Hour Fitness - Texas	119	120	119	0	0	1	L(25),D(91),O(4)	0	0	19,160,000	1/30/2019
36	Bond Street Fund 18	116	24	20	360	360	4	L(28),D(88),O(4)	0	0	12,875,000	10/31/2018
36.01	University Center										6,500,000	10/31/2018
36.02	Shoppes At Hermitage Hills										6,375,000	10/31/2018
37	Hampton Inn Canton	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	13,800,000	2/13/2019
38	Staybridge Suites Odessa Interstate Highway 20	119	0	0	240	239	1	L(25),D(91),O(4)	0	0	15,400,000	12/1/2018
39	Lake Hills Plaza	116	0	0	360	356	4	L(28),D(88),O(4)	0	0	12,600,000	10/8/2018
40	EB Hotel Miami	120	0	0	240	240	0	GRTR 1% or YM(116),O(4)	0	0	24,500,000	1/1/2019
41	Woodlands Centre	119	24	23	360	360	1	L(25),D(91),O(4)	0	0	10,650,000	7/1/2019
42	Junction City Shopping Center	119	48	47	360	360	1	L(25),D(91),O(4)	0	0	10,700,000	12/14/2018
43	Royal Oak EZ Storage	119	36	35	360	360	1	L(25),D(90),O(5)	0	0	12,550,000	2/13/2019
44	Fairfield Inn & Suites - Colorado Springs North	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	11,100,000	2/8/2019
45	Sierra Center Office Building	119	0	0	360	359	1	L(25),D(88),O(7)	0	0	9,890,000	2/15/2019
46	Confluence Portfolio	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	9,450,000	11/13/2018
46.01	Ashley Chase Apartments										4,300,000	11/13/2018
46.02	South Guignard Apartments (Lift Homes)										2,800,000	11/13/2018
46.03	Cambridge Court Apartments										2,350,000	11/13/2018
47	Comfort Inn Greenville	118	0	0	360	358	2	L(26),D(90),O(4)	0	0	10,000,000	2/11/2019
48	Holiday Inn Express & Suites Woodward	119	0	0	300	299	1	L(25),D(91),O(4)	0	0	9,900,000	8/3/2018
49	Oak Meadows & Brookview Place	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	9,300,000	12/20/2018
49.01	Brookview Place										6,200,000	12/20/2018
49.02	Oak Meadows										3,100,000	12/20/2018
50	Z Tower	111	0	0	360	351	9	L(33),D(85),O(2)	5	5	8,850,000	5/18/2018
51	Settlers Pointe Office Building	118	0	0	360	358	2	L(26),D(90),O(4)	0	0	7,350,000	6/29/2018
52	4301 Riverside Drive	118	120	118	0	0	2	L(25),GRTR 1% or YM(91),O(4)	0	0	8,550,000	1/14/2019
53	Space Station	119	36	35	360	360	1	L(25),D(91),O(4)	0	0	9,030,000	2/15/2019
54	7240 Parkway Drive	120	24	24	360	360	0	L(24),D(91),O(5)	0	0	8,600,000	2/21/2019
55	Lofts at Binghamton Portfolio	117	0	0	360	357	3	L(27),D(89),O(4)	0	0	6,900,000	11/1/2018
55.01	Lofts at 221										3,980,769	11/1/2018
55.02	Lofts at 60										2,919,231	11/1/2018
56	Walgreens- North Charleston	116	118	116	0	0	2	L(26),D(88),O(4)	0	0	8,070,000	11/2/2018
57	Eagle Creek Plaza	117	0	0	360	357	3	L(27),GRTR 1% or YM(89),O(4)	0	0	6,500,000	1/6/2019
58	Colonel Glenn Business Center	117	48	45	360	360	3	L(27),D(89),O(4)	0	0	6,525,000	1/8/2019
59	5911 North Honore Avenue	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	7,300,000	12/19/2018
60	Space Savers Self Storage	118	36	34	360	360	2	L(26),D(90),O(4)	0	0	5,410,000	2/12/2019
61	Walgreens Houma	81	82	81	0	0	1	L(25),D(53),O(4)	0	0	6,250,000	10/9/2018
62	Best Western Plus Spartanburg	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	6,900,000	3/1/2021
63	Gallatin Manor	119	120	119	0	0	1	L(25),D(90),O(5)	0	0	6,510,000	2/15/2019
64	Harlingen Heights	117	0	0	360	357	3	L(27),D(89),O(4)	0	0	4,420,000	10/1/2018

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W NOI DSCR (x)(3)(6)	U/W NCF DSCR (x)(3)(6)	Cut-off Date LTV Ratio(3)(5)(6)(7)(8)	LTV Ratio at Maturity or ARD(3)(5)(6)(7)	Cut-off Date U/W NOI Debt Yield(3)(6)	Cut-off Date U/W NCF Debt Yield(3)(6)	U/W Revenues ($)(2)(9)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(2)(10)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)(9)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR
1	Crown Center Office Park	1.45	1.36	74.0%	64.3%	9.5%	8.9%	7,228,469	3,098,611	4,129,858	70,813	174,697	3,884,348	85.5%	3/1/2019			TTM 2/28/2019	6,592,081	2,953,070	3,639,012	0	3,639,012
2	Ohio Hotel Portfolio	1.86	1.62	66.8%	56.1%	12.8%	11.2%	14,267,969	9,726,731	4,541,237	570,719	0	3,970,518	75.3%	2/28/2019	113	85	TTM 2/28/2019	14,267,968	9,878,826	4,389,142	570,719	3,818,423	113
2.01	SpringHill Suites Beavercreek							4,147,419	2,297,037	1,850,382	165,897	0	1,684,485	82.2%	2/28/2019	114	94	TTM 2/28/2019	4,147,419	2,362,338	1,785,081	165,897	1,619,184	114
2.02	Holiday Inn West Chester							6,917,501	5,228,939	1,688,562	276,700	0	1,411,862	71.2%	2/28/2019	118	84	TTM 2/28/2019	6,917,501	5,281,048	1,636,452	276,700	1,359,752	118
2.03	Holiday Inn Express & Suites Dayton							3,203,049	2,200,755	1,002,293	128,122	0	874,172	72.7%	2/28/2019	106	77	TTM 2/28/2019	3,203,049	2,235,440	967,609	128,122	839,487	106
3	Great Wolf Lodge Southern California	2.73	2.40	49.5%	49.5%	14.6%	12.8%	84,732,839	62,846,900	21,885,939	2,640,560	0	19,245,379	80.8%	1/31/2019	281	227	TTM 1/31/2019	84,732,839	62,714,987	22,017,852	-749,023	22,766,875	281
4	Hilton at University Place	2.03	1.75	66.1%	54.6%	13.2%	11.4%	20,668,804	14,586,891	6,081,913	826,752	0	5,255,161	73.7%	2/28/2019	140	104	TTM 2/28/2019	20,669,194	14,474,592	6,194,602	0	6,194,602	140
5	Goodyear Portfolio	2.22	2.22	57.2%	57.1%	11.1%	11.1%	5,788,853	173,666	5,615,187	0	0	5,615,187	100.0%	5/1/2019			Actual 2018	5,662,696	604,062	5,058,634	0	5,058,634
5.01	Innovation Tech Center							NAV	NAV	NAV	NAV	NAV	NAV	100.0%	5/1/2019			NAV	NAV	NAV	NAV	NAV	NAV
5.02	Research Center							NAV	NAV	NAV	NAV	NAV	NAV	100.0%	5/1/2019			NAV	NAV	NAV	NAV	NAV	NAV
5.03	Tire Testing							NAV	NAV	NAV	NAV	NAV	NAV	100.0%	5/1/2019			NAV	NAV	NAV	NAV	NAV	NAV
5.04	North Archwood							NAV	NAV	NAV	NAV	NAV	NAV	100.0%	5/1/2019			NAV	NAV	NAV	NAV	NAV	NAV
6	Shreveport Storage Portfolio	1.39	1.36	73.6%	64.8%	8.7%	8.5%	3,969,850	1,191,018	2,778,832	50,467	0	2,728,365	90.6%	2/24/2019			TTM 1/31/2019	3,951,501	1,081,430	2,870,071	0	2,870,071
6.01	Home and Office Storage - Airline							1,379,467	449,124	930,343	19,903	0	910,440	89.1%	2/24/2019			TTM 1/31/2019	1,342,355	391,355	951,000	0	951,000
6.02	Home and Office Storage - EBK							1,353,332	375,342	977,990	16,154	0	961,836	94.7%	2/24/2019			TTM 1/31/2019	1,337,186	362,560	974,626	0	974,626
6.03	Home and Office Storage - I-49							1,237,051	366,551	870,500	14,410	0	856,089	88.0%	2/24/2019			TTM 1/31/2019	1,271,960	327,515	944,445	0	944,445
7	Inland Devon Self Storage Portfolio	1.67	1.63	57.8%	52.6%	9.7%	9.5%	13,394,162	6,494,187	6,899,975	147,518	0	6,752,457	81.3%	3/6/2019			TTM 2/28/2019	13,394,162	5,867,875	7,526,287	142,864	7,383,424
7.01	67650 East Ramon Road							1,235,742	466,734	769,008	12,073	0	756,935	86.8%	3/6/2019			TTM 2/28/2019	1,235,742	385,692	850,050	10,946	839,105
7.02	2700 Poplar Avenue							1,165,091	512,376	652,715	9,285	0	643,431	79.7%	3/6/2019			TTM 2/28/2019	1,165,091	461,271	703,820	9,282	694,538
7.03	1400 South Gene Autry Trail							806,807	350,377	456,430	7,288	0	449,143	91.3%	3/6/2019			TTM 2/28/2019	806,807	273,258	533,549	7,288	526,262
7.04	3686 Old Germantown Road							781,875	306,728	475,147	10,891	0	464,257	82.7%	3/6/2019			TTM 2/28/2019	781,875	320,181	461,694	10,891	450,803
7.05	500 Radio Road							761,371	343,718	417,653	6,477	0	411,176	95.3%	3/6/2019			TTM 2/28/2019	761,371	245,052	516,319	6,477	509,842
7.06	9275 Macon Road							712,243	298,472	413,771	6,790	0	406,981	76.0%	3/6/2019			TTM 2/28/2019	712,243	280,496	431,747	6,790	424,957
7.07	72500 Varner Road							776,903	374,750	402,153	7,486	0	394,667	82.0%	3/6/2019			TTM 2/28/2019	776,903	352,717	424,186	7,459	416,728
7.08	22075 Highway 18							682,440	272,099	410,341	7,357	0	402,985	87.3%	3/6/2019			TTM 2/28/2019	682,440	244,093	438,347	7,357	430,991
7.09	3040 Austin Peay Highway							803,285	409,779	393,506	7,189	0	386,318	91.7%	3/6/2019			TTM 2/28/2019	803,285	375,546	427,739	7,189	420,550
7.10	18690 Highway 18							674,746	285,880	388,866	6,176	0	382,691	88.8%	3/6/2019			TTM 2/28/2019	674,746	245,689	429,057	6,176	422,882
7.11	1700 US Highway 75							595,729	245,411	350,318	4,863	0	345,455	89.2%	3/6/2019			TTM 2/28/2019	595,729	246,687	349,042	4,863	344,180
7.12	1720 Loy Lake Road							579,738	256,144	323,594	5,510	0	318,084	77.5%	3/6/2019			TTM 2/28/2019	579,738	233,645	346,093	5,510	340,583
7.13	6140 East Shelby Drive							641,778	356,289	285,489	10,768	0	274,721	87.7%	3/6/2019			TTM 2/28/2019	641,778	345,522	296,256	7,270	288,986
7.14	6017 Interstate 30							519,743	261,920	257,823	5,959	0	251,865	80.9%	3/6/2019			TTM 2/28/2019	519,743	232,005	287,738	5,959	281,780
7.15	7777 Moriarty Road							482,489	231,357	251,132	5,433	0	245,700	70.3%	3/6/2019			TTM 2/28/2019	482,489	202,225	280,264	5,433	274,831
7.16	8123 Wesley Street							383,107	200,406	182,701	4,510	0	178,191	79.8%	3/6/2019			TTM 2/28/2019	383,107	186,238	196,869	4,510	192,359
7.17	2922 South 5th Court							495,011	311,809	183,202	5,870	0	177,332	69.1%	3/6/2019			TTM 2/28/2019	495,011	340,030	154,981	5,870	149,111
7.18	3577 New Getwell Road							454,788	344,204	110,584	9,636	0	100,947	72.7%	3/6/2019			TTM 2/28/2019	454,788	323,435	131,353	9,636	121,717
7.19	5141 American Way							314,966	229,355	85,611	4,040	0	81,571	84.5%	3/6/2019			TTM 2/28/2019	314,966	199,810	115,156	4,040	111,116
7.20	6390 Winchester Road							239,936	185,975	53,961	3,889	0	50,072	72.1%	3/6/2019			TTM 2/28/2019	239,936	164,326	75,610	3,889	71,721
7.21	4705 Winchester Road							286,374	250,405	35,969	6,032	0	29,937	53.2%	3/6/2019			TTM 2/28/2019	286,374	209,957	76,417	6,032	70,385
8	The Colonnade Office Complex	4.12	3.86	30.2%	30.2%	19.1%	17.9%	33,260,523	13,191,074	20,069,449	86,414	1,141,715	18,841,320	91.2%	9/30/2018			TTM 9/30/2018	32,186,858	12,123,495	20,063,363	0	20,063,363
9	Mariners Landing	1.82	1.77	64.3%	64.3%	8.8%	8.5%	3,159,584	789,735	2,369,850	8,480	57,912	2,303,458	94.6%	2/14/2019			Actual 2018	2,309,212	672,474	1,636,738	0	1,636,738
10	Great Value Storage Portfolio	4.77	4.68	29.3%	29.3%	20.1%	19.7%	35,706,011	13,600,995	22,105,016	434,016	0	21,671,000	87.0%	9/16/2018			TTM 9/30/2018	34,441,385	13,510,843	20,930,541	0	20,930,541
10.01	GVS - 6250 Westward Lane							1,307,842	476,662	831,181	13,196	0	817,985	81.7%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard							925,530	251,144	674,386	13,933	0	660,453	99.5%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.03	GVS - 9530 Skillman Street							1,015,601	362,188	653,413	12,684	0	640,728	83.8%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.04	GVS - 4311 Samuell Boulevard							816,388	260,814	555,574	8,051	0	547,523	91.6%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.05	GVS - 9010 Emmett F Lowry Expressway							788,643	264,990	523,653	5,875	0	517,778	88.8%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.06	GVS - 9984 South Old State Road							811,114	305,549	505,565	7,931	0	497,634	95.1%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.07	GVS - 10640 Hempstead Road							839,385	348,340	491,045	10,238	0	480,807	87.6%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue							744,748	177,502	567,247	6,486	0	560,760	95.0%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.09	GVS - 4641 Production Drive							693,229	221,982	471,247	10,885	0	460,362	84.0%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.10	GVS - 920 Highway 80 East							691,918	230,766	461,152	6,576	0	454,577	91.0%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.11	GVS - 2202 North Market Street							673,112	192,605	480,508	8,785	0	471,723	63.6%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.12	GVS - 111 North Layfair Drive							651,846	198,127	453,719	8,794	0	444,925	92.1%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.13	GVS - 435 Congress Park Drive							734,067	238,476	495,591	8,539	0	487,051	85.8%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.14	GVS - 765 South Street							865,667	386,712	478,954	6,677	0	472,277	90.3%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.15	GVS - 410 Gulf Freeway							678,105	258,312	419,793	5,923	0	413,870	84.8%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.16	GVS - 5199 Westerville Road							678,764	228,193	450,571	6,936	0	443,634	95.6%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.17	GVS - 2502 Bay Street							576,031	161,500	414,531	9,852	0	404,679	82.0%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.18	GVS - 1710 North Cunningham Avenue							621,789	192,428	429,361	8,554	0	420,807	63.0%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.19	GVS - 7821 Taylor Road							733,257	260,966	472,291	9,292	0	462,999	90.0%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.20	GVS - 9600 Marion Ridge							650,515	245,940	404,575	7,403	0	397,172	87.7%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.21	GVS - 4901 South Freeway							641,551	237,244	404,307	8,328	0	395,980	87.5%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.22	GVS - 15300 Kuykendahl Road							716,992	323,527	393,465	10,724	0	382,741	84.5%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.23	GVS - 9951 Harwin Road							692,179	302,054	390,125	8,059	0	382,067	85.6%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.24	GVS - 2033 Oak Grove Road							564,718	186,365	378,353	8,118	0	370,235	78.5%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.25	GVS - 11702 Beechnut Street							693,476	326,031	367,445	10,699	0	356,746	81.7%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.26	GVS - 13825 FM 306							523,758	164,732	359,027	6,208	0	352,819	84.2%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.27	GVS - 5550 Antoine Drive							638,533	290,675	347,858	7,846	0	340,012	88.3%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.28	GVS - 580 East Dublin Granville Road							624,440	192,686	431,753	5,762	0	425,991	95.3%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.29	GVS - 7986 Southern Boulevard							585,019	214,066	370,953	6,948	0	364,005	80.3%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.30	GVS - 1330 Georgesville Road							584,906	219,191	365,715	6,905	0	358,810	94.1%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.31	GVS - 123 South Meridian Road							589,091	171,346	417,745	6,996	0	410,749	89.9%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.32	GVS - 3380 North Post Road							555,065	222,583	332,482	7,711	0	324,771	81.0%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.33	GVS - 2150 Wirt Road							565,023	230,932	334,091	7,414	0	326,677	93.1%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.34	GVS - 5301 Tamarack Circle East							527,269	192,314	334,955	5,280	0	329,676	97.2%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.35	GVS - 443 Laredo Street							442,034	128,886	313,147	4,462	0	308,685	84.7%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.36	GVS - 1661 and 1670 West Government Street							511,574	205,008	306,566	8,085	0	298,481	79.4%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.37	GVS - 8450 Cook Road							543,930	249,127	294,802	6,375	0	288,428	82.1%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.38	GVS - 613 North Freeway							603,793	297,921	305,872	15,094	0	290,779	95.4%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.39	GVS - 10601 West Fairmont Parkway							491,504	209,746	281,758	4,765	0	276,994	88.0%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.40	GVS - 7200 Tussing Road							553,496	277,235	276,261	6,157	0	270,104	89.6%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.41	GVS - 14318 Highway 249							511,826	242,717	269,109	5,848	0	263,261	77.4%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.42	GVS - 1910 25th Avenue North							400,727	129,292	271,435	4,046	0	267,389	91.2%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.43	GVS - 8501 North Springboro Pike							468,019	210,866	257,153	6,365	0	250,789	85.3%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.44	GVS - 4145 State Route 741							424,480	139,463	285,018	3,599	0	281,419	99.0%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.45	GVS - 1961 Covington Pike							432,180	199,305	232,875	5,185	0	227,690	96.2%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.46	GVS - 3785 Shiloh Springs Road							418,387	174,002	244,384	5,113	0	239,271	85.5%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.47	GVS - 1585 Lexington Avenue							391,018	157,629	233,389	4,379	0	229,010	98.9%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.48	GVS - 1594 Route 9G							416,437	173,626	242,811	2,932	0	239,879	89.1%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.49	GVS - 8320 Alabonson Road							368,915	161,406	207,509	5,312	0	202,197	90.9%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.50	GVS - 10013 FM 620							489,398	188,691	300,707	3,205	0	297,502	85.9%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.51	GVS - 426 North Smithville Road							345,787	143,580	202,206	4,579	0	197,627	91.8%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.52	GVS - 60 Westpark Road							353,772	148,521	205,251	4,601	0	200,650	78.4%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.53	GVS - 2407 South U.S. Highway 183							392,302	166,985	225,316	4,218	0	221,099	83.8%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.54	GVS - 5811 North Houston Rosslyn Road							369,348	170,081	199,267	6,705	0	192,562	91.9%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.55	GVS - 3412 Garth Road							353,288	169,118	184,170	4,141	0	180,030	87.5%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.56	GVS - 941 Fairmont Parkway							318,516	144,145	174,371	3,649	0	170,722	82.2%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.57	GVS - 632 Timkin Road							307,215	128,906	178,309	4,835	0	173,474	90.7%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.58	GVS - 8801 Boone Road							371,440	207,839	163,601	4,897	0	158,705	76.5%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.59	GVS - 3951 Highway 78							311,214	142,911	168,302	6,298	0	162,004	87.1%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.60	GVS - 16905 Indian Chief Drive							256,442	84,692	171,750	3,108	0	168,642	90.7%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.61	GVS - 16530 West Hardy Road							250,708	112,411	138,296	3,416	0	134,880	91.1%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.62	GVS - 4806 Marie Lane							239,209	102,539	136,669	2,729	0	133,941	87.8%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.63	GVS - 1151 East Expressway 83							245,311	122,283	123,028	4,865	0	118,163	84.9%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
10.64	GVS - 7116 South IH-35 Frontage Road							124,171	75,120	49,051	1,449	0	47,602	88.1%	9/16/2018			NAV	NAV	NAV	NAV	NAV	NAV
11	The Block Northway	1.42	1.40	68.6%	62.9%	9.0%	8.9%	10,158,112	2,801,534	7,356,578	35,440	31,571	7,289,568	92.6%	2/14/2019			NAV	NAV	NAV	NAV	NAV	NAV
12	Wolverine Portfolio	1.31	1.29	69.8%	63.0%	8.4%	8.2%	8,308,685	3,371,488	4,937,197	82,450	0	4,854,747	79.9%	3/4/2019			TTM 2/28/2019	8,127,460	3,378,272	4,749,188	0	4,749,188
12.01	Apple Tree Estates							1,316,317	422,588	893,729	11,900	0	881,829	88.7%	3/4/2019			TTM 2/28/2019	1,301,801	422,781	879,020	0	879,020
12.02	South Lyon							1,278,319	394,679	883,640	10,550	0	873,090	88.2%	3/4/2019			TTM 2/28/2019	1,227,898	398,947	828,951	0	828,951
12.03	Metro Commons							1,244,339	525,134	719,205	11,350	0	707,855	82.4%	3/4/2019			TTM 2/28/2019	1,211,844	525,752	686,092	0	686,092
12.04	Brighton Village							1,059,662	389,113	670,549	9,650	0	660,899	86.5%	3/4/2019			TTM 2/28/2019	1,048,702	391,501	657,201	0	657,201
12.05	College Heights							887,313	366,992	520,321	8,050	0	512,271	85.7%	3/4/2019			TTM 2/28/2019	874,472	367,438	507,034	0	507,034
12.06	Hillcrest							623,747	286,985	336,762	7,500	0	329,262	70.7%	3/4/2019			TTM 2/28/2019	635,013	287,285	347,728	0	347,728
12.07	Royal Village							651,378	360,308	291,070	11,650	0	279,420	48.9%	3/4/2019			TTM 2/28/2019	642,496	365,235	277,261	0	277,261
12.08	Fernwood							410,381	191,833	218,548	4,600	0	213,948	77.2%	3/4/2019			TTM 2/28/2019	388,872	190,377	198,495	0	198,495
12.09	Satellite Bay							446,245	227,109	219,136	4,150	0	214,986	94.0%	3/4/2019			TTM 2/28/2019	400,865	222,868	177,997	0	177,997
12.10	Chalet Village							390,984	206,746	184,238	3,050	0	181,188	98.4%	3/4/2019			TTM 2/28/2019	395,497	206,088	189,409	0	189,409
13	Home Depot Livonia MI	1.85	1.78	68.6%	68.6%	8.9%	8.6%	2,299,022	89,782	2,209,240	20,367	67,891	2,120,982	100.0%	5/1/2019			Actual 2018	2,551,770	332,630	2,219,140	0	2,219,140
14	Town Square	1.51	1.51	70.4%	70.4%	7.7%	7.7%	2,619,671	0	2,619,671	0	0	2,619,671	100.0%	5/1/2019			NAV	NAV	NAV	NAV	NAV	NAV
15	839 Broadway	1.79	1.73	60.0%	60.0%	9.4%	9.1%	2,248,070	414,377	1,833,693	9,246	46,228	1,778,220	91.6%	3/26/2019			NAV	NAV	NAV	NAV	NAV	NAV
16	Heartland Dental Medical Office Portfolio	1.68	1.59	55.2%	46.6%	11.8%	11.2%	27,234,364	6,069,986	21,164,378	199,135	962,501	20,002,741	96.8%	9/13/2018			TTM 6/30/2018	24,897,214	4,445,794	20,451,419	0	20,451,419
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive							1,333,239	231,794	1,101,445	2,590	84,190	1,014,665	100.0%	9/13/2018			TTM 6/30/2018	1,227,088	98,228	1,128,860	0	1,128,860
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road							475,299	126,938	348,361	5,708	9,727	332,925	100.0%	9/13/2018			TTM 6/30/2018	462,144	113,134	349,009	0	349,009
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road							356,652	67,131	289,521	2,340	14,860	272,320	86.5%	9/13/2018			TTM 6/30/2018	289,431	37,530	251,900	0	251,900
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza							467,642	176,246	291,396	2,773	18,826	269,797	91.2%	9/13/2018			TTM 6/30/2018	394,677	163,334	231,344	0	231,344
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street							345,195	77,648	267,547	648	10,300	256,599	77.7%	9/13/2018			TTM 6/30/2018	306,328	66,854	239,474	0	239,474
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive							287,637	39,601	248,036	2,824	6,699	238,513	100.0%	9/13/2018			TTM 6/30/2018	275,169	30,991	244,178	0	244,178
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220							334,162	108,674	225,488	847	8,168	216,473	100.0%	9/13/2018			TTM 6/30/2018	337,203	95,821	241,382	0	241,382
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377							248,673	40,384	208,289	128	6,000	202,161	100.0%	9/13/2018			TTM 6/30/2018	246,218	34,720	211,498	0	211,498
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway							266,456	57,430	209,027	1,413	6,000	201,613	100.0%	9/13/2018			TTM 6/30/2018	254,702	49,184	205,518	0	205,518
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard							267,872	71,074	196,798	841	8,200	187,757	100.0%	9/13/2018			TTM 6/30/2018	246,944	42,726	204,218	0	204,218
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive							271,047	52,795	218,252	11,939	42,962	163,351	100.0%	9/13/2018			TTM 6/30/2018	272,943	43,666	229,278	0	229,278
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue							229,800	49,391	180,409	386	5,500	174,523	100.0%	9/13/2018			TTM 6/30/2018	0	851	-851	0	-851

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W NOI DSCR (x)(3)(6)	U/W NCF DSCR (x)(3)(6)	Cut-off Date LTV Ratio(3)(5)(6)(7)(8)	LTV Ratio at Maturity or ARD(3)(5)(6)(7)	Cut-off Date U/W NOI Debt Yield(3)(6)	Cut-off Date U/W NCF Debt Yield(3)(6)	U/W Revenues ($)(2)(9)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(2)(10)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)(9)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway							247,437	68,548	178,889	580	6,810	171,499	100.0%	9/13/2018			TTM 6/30/2018	244,564	61,136	183,428	0	183,428
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street							200,337	25,050	175,287	2,190	10,000	163,097	100.0%	9/13/2018			TTM 6/30/2018	199,511	24,918	174,593	0	174,593
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street							204,662	17,445	187,217	2,101	6,520	178,596	100.0%	9/13/2018			TTM 6/30/2018	201,143	11,435	189,708	0	189,708
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway							210,772	39,265	171,507	661	4,150	166,696	100.0%	9/13/2018			TTM 6/30/2018	105,786	1,230	104,556	0	104,556
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard							241,051	65,780	175,272	618	10,014	164,639	100.0%	9/13/2018			TTM 6/30/2018	241,410	58,107	183,303	0	183,303
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road							246,695	76,401	170,294	437	6,738	163,118	100.0%	9/13/2018			TTM 6/30/2018	229,389	58,490	170,899	0	170,899
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place							213,944	43,921	170,023	1,384	4,878	163,761	100.0%	9/13/2018			TTM 6/30/2018	210,559	36,146	174,413	0	174,413
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue							201,093	32,877	168,216	770	4,100	163,346	100.0%	9/13/2018			TTM 6/30/2018	196,308	24,308	171,999	0	171,999
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road							246,944	79,064	167,880	1,368	4,414	162,098	100.0%	9/13/2018			TTM 6/30/2018	236,265	71,351	164,914	0	164,914
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road							196,957	31,658	165,298	0	5,500	159,798	100.0%	9/13/2018			TTM 6/30/2018	194,012	24,446	169,565	0	169,565
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road							222,571	54,546	168,025	3,427	11,850	152,748	100.0%	9/13/2018			TTM 6/30/2018	201,803	35,269	166,534	0	166,534
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive							210,427	50,402	160,025	2,663	6,880	150,483	81.1%	9/13/2018			TTM 6/30/2018	168,386	27,721	140,665	0	140,665
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard							221,914	59,012	162,902	772	6,160	155,969	100.0%	9/13/2018			TTM 6/30/2018	208,366	52,545	155,821	0	155,821
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street							241,485	78,925	162,560	1,306	6,464	154,790	100.0%	9/13/2018			TTM 6/30/2018	243,486	65,610	177,876	0	177,876
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway							212,165	54,855	157,310	1,067	5,625	150,618	57.0%	9/13/2018			TTM 6/30/2018	133,856	48,019	85,836	0	85,836
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway							204,862	50,034	154,828	189	3,883	150,756	100.0%	9/13/2018			TTM 6/30/2018	268,704	37,856	230,848	0	230,848
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway							212,818	60,500	152,318	245	4,955	147,118	100.0%	9/13/2018			TTM 6/30/2018	187,090	50,565	136,525	0	136,525
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707							183,997	31,399	152,598	539	4,386	147,673	100.0%	9/13/2018			TTM 6/30/2018	149,840	8,928	140,912	0	140,912
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road							212,045	57,274	154,771	1,500	5,453	147,818	100.0%	9/13/2018			TTM 6/30/2018	192,483	39,666	152,816	0	152,816
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive							210,345	52,067	158,278	3,340	9,943	144,995	100.0%	9/13/2018			TTM 6/30/2018	217,862	46,082	171,780	0	171,780
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard							209,287	58,240	151,047	1,635	5,275	144,136	100.0%	9/13/2018			TTM 6/30/2018	200,527	50,336	150,191	0	150,191
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way							188,033	35,627	152,406	1,112	4,108	147,185	100.0%	9/13/2018			TTM 6/30/2018	190,458	26,642	163,815	0	163,815
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive							184,234	38,007	146,227	678	3,803	141,745	100.0%	9/13/2018			TTM 6/30/2018	240,276	23,056	217,219	0	217,219
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard							189,096	42,664	146,432	580	4,194	141,658	100.0%	9/13/2018			TTM 6/30/2018	187,774	34,730	153,043	0	153,043
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane							190,686	44,981	145,705	358	4,079	141,268	100.0%	9/13/2018			TTM 6/30/2018	245,787	27,822	217,965	0	217,965
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road							194,895	50,002	144,893	887	5,114	138,893	100.0%	9/13/2018			TTM 6/30/2018	182,612	38,230	144,382	0	144,382
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road							196,150	39,459	156,691	4,817	8,200	143,674	100.0%	9/13/2018			TTM 6/30/2018	202,850	33,847	169,003	0	169,003
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South							177,023	29,590	147,433	455	4,000	142,978	100.0%	9/13/2018			TTM 6/30/2018	0	18	-18	0	-18
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane							186,658	37,937	148,722	328	5,028	143,365	100.0%	9/13/2018			TTM 6/30/2018	180,465	32,344	148,122	0	148,122
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway							178,988	32,939	146,050	834	5,517	139,698	100.0%	9/13/2018			TTM 6/30/2018	177,841	27,826	150,015	0	150,015
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road							183,405	38,652	144,753	2,169	7,107	135,477	100.0%	9/13/2018			TTM 6/30/2018	189,842	33,483	156,360	0	156,360
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road							197,537	53,011	144,525	434	4,000	140,091	100.0%	9/13/2018			TTM 6/30/2018	152,017	17,922	134,095	0	134,095
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive							184,519	36,526	147,994	1,535	5,871	140,587	100.0%	9/13/2018			TTM 6/30/2018	180,979	31,867	149,112	0	149,112
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47							176,122	33,709	142,413	699	3,569	138,145	100.0%	9/13/2018			TTM 6/30/2018	241,772	26,237	215,535	0	215,535
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road							169,204	27,226	141,977	1,693	5,661	134,623	100.0%	9/13/2018			TTM 6/30/2018	161,443	21,110	140,333	0	140,333
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road							195,378	47,078	148,300	1,426	8,164	138,709	68.6%	9/13/2018			TTM 6/30/2018	182,153	41,439	140,713	0	140,713
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane							198,287	47,991	150,295	5,427	8,400	136,469	75.0%	9/13/2018			TTM 6/30/2018	142,124	41,992	100,133	0	100,133
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50							196,240	58,099	138,142	651	5,129	132,361	100.0%	9/13/2018			TTM 6/30/2018	241,480	50,298	191,183	0	191,183
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square							183,611	47,943	135,668	444	4,000	131,224	100.0%	9/13/2018			TTM 6/30/2018	170,294	29,235	141,058	0	141,058
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street							153,129	15,942	137,187	585	5,300	131,302	100.0%	9/13/2018			TTM 6/30/2018	85,220	10,149	75,071	0	75,071
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road							182,056	44,404	137,652	1,549	5,050	131,053	100.0%	9/13/2018			TTM 6/30/2018	177,326	37,821	139,505	0	139,505
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road							179,797	41,183	138,614	1,900	7,690	129,024	100.0%	9/13/2018			TTM 6/30/2018	177,645	35,262	142,383	0	142,383
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center							173,560	30,386	143,174	2,163	6,790	134,221	58.8%	9/13/2018			TTM 6/30/2018	130,472	25,371	105,100	0	105,100
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue							163,004	26,473	136,531	834	4,371	131,325	100.0%	9/13/2018			TTM 6/30/2018	161,964	21,649	140,315	0	140,315
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue							156,565	22,809	133,756	465	4,000	129,291	100.0%	9/13/2018			TTM 6/30/2018	0	2,517	-2,517	0	-2,517
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard							186,295	50,731	135,564	932	4,929	129,704	100.0%	9/13/2018			TTM 6/30/2018	186,664	43,712	142,952	0	142,952
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard							164,939	33,620	131,319	499	4,000	126,820	100.0%	9/13/2018			TTM 6/30/2018	25,443	9,580	15,863	0	15,863
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue							184,053	47,095	136,959	3,738	6,225	126,995	100.0%	9/13/2018			TTM 6/30/2018	183,362	41,246	142,116	0	142,116
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119							147,810	17,555	130,255	860	4,000	125,395	100.0%	9/13/2018			TTM 6/30/2018	127,968	12,450	115,518	0	115,518
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road							148,100	16,811	131,289	385	7,305	123,599	100.0%	9/13/2018			TTM 6/30/2018	147,803	13,611	134,193	0	134,193
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road							204,221	66,620	137,601	1,850	10,000	125,752	100.0%	9/13/2018			TTM 6/30/2018	86,483	28,475	58,008	0	58,008
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road							173,680	40,494	133,186	367	5,756	127,063	100.0%	9/13/2018			TTM 6/30/2018	182,173	34,965	147,208	0	147,208
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North							168,232	32,341	135,891	2,901	5,642	127,348	70.9%	9/13/2018			TTM 6/30/2018	149,011	25,760	123,250	0	123,250
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road							169,055	40,522	128,533	674	4,063	123,797	100.0%	9/13/2018			TTM 6/30/2018	227,796	33,983	193,813	0	193,813
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road							145,700	18,068	127,632	367	4,000	123,264	100.0%	9/13/2018			TTM 6/30/2018	95,258	10,168	85,091	0	85,091
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44							204,522	70,172	134,351	839	6,644	126,867	100.0%	9/13/2018			TTM 6/30/2018	113,435	62,593	50,842	0	50,842
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard							160,216	28,762	131,454	920	4,769	125,766	100.0%	9/13/2018			TTM 6/30/2018	166,118	24,216	141,902	0	141,902
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway							147,547	19,313	128,234	690	4,000	123,544	100.0%	9/13/2018			TTM 6/30/2018	184,016	5,029	178,986	0	178,986
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza							194,851	67,435	127,416	241	4,798	122,377	100.0%	9/13/2018			TTM 6/30/2018	146,265	47,039	99,226	0	99,226
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard							175,634	48,081	127,554	918	3,215	123,421	100.0%	9/13/2018			TTM 6/30/2018	165,066	32,940	132,127	0	132,127
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West							158,598	32,174	126,424	1,204	5,989	119,232	53.6%	9/13/2018			TTM 6/30/2018	95,843	25,283	70,559	0	70,559
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street							185,169	57,508	127,661	427	3,569	123,665	100.0%	9/13/2018			TTM 6/30/2018	229,409	40,307	189,102	0	189,102
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441							151,994	26,706	125,288	619	4,227	120,442	100.0%	9/13/2018			TTM 6/30/2018	149,878	21,119	128,759	0	128,759
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive							143,409	19,863	123,546	234	4,195	119,117	100.0%	9/13/2018			TTM 6/30/2018	150,432	14,181	136,251	0	136,251
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South							155,093	28,981	126,112	641	4,000	121,471	100.0%	9/13/2018			TTM 6/30/2018	216,962	10,384	206,578	0	206,578
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12							161,083	34,405	126,678	2,431	4,135	120,112	100.0%	9/13/2018			TTM 6/30/2018	1,532	14,638	-13,106	0	-13,106
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard							155,584	30,373	125,210	1,096	4,108	120,006	100.0%	9/13/2018			TTM 6/30/2018	154,074	23,010	131,064	0	131,064
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive							156,296	33,770	122,526	834	5,493	116,199	100.0%	9/13/2018			TTM 6/30/2018	165,325	27,558	137,767	0	137,767
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street							154,501	30,090	124,411	656	5,000	118,755	100.0%	9/13/2018			TTM 6/30/2018	129,020	25,588	103,431	0	103,431
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road							158,270	38,083	120,187	1,022	3,830	115,335	100.0%	9/13/2018			TTM 6/30/2018	156,457	30,691	125,767	0	125,767
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway							152,458	29,282	123,176	626	4,100	118,450	100.0%	9/13/2018			TTM 6/30/2018	119,272	379	118,893	0	118,893
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place							176,774	55,127	121,647	144	6,590	114,914	100.0%	9/13/2018			TTM 6/30/2018	273,318	50,102	223,215	0	223,215
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle							139,112	17,428	121,684	420	3,300	117,964	100.0%	9/13/2018			TTM 6/30/2018	135,611	11,127	124,483	0	124,483
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North							135,238	16,739	118,499	486	4,100	113,913	100.0%	9/13/2018			TTM 6/30/2018	135,887	12,714	123,173	0	123,173
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road							183,869	57,998	125,871	1,611	6,030	118,231	100.0%	9/13/2018			TTM 6/30/2018	184,745	37,898	146,847	0	146,847
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive							163,128	42,357	120,770	1,058	6,240	113,472	65.1%	9/13/2018			TTM 6/30/2018	144,048	37,288	106,761	0	106,761
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard							139,700	22,748	116,952	232	5,000	111,720	100.0%	9/13/2018			TTM 6/30/2018	146,504	19,009	127,495	0	127,495
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road							130,458	14,331	116,127	773	4,465	110,889	100.0%	9/13/2018			TTM 6/30/2018	129,649	9,484	120,166	0	120,166
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway							130,249	13,773	116,475	366	4,079	112,031	100.0%	9/13/2018			TTM 6/30/2018	187,988	10,001	177,987	0	177,987
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70							147,850	31,690	116,161	884	4,275	111,001	100.0%	9/13/2018			TTM 6/30/2018	143,827	24,036	119,792	0	119,792
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street							164,396	44,127	120,269	141	7,472	112,656	100.0%	9/13/2018			TTM 6/30/2018	163,191	39,414	123,777	0	123,777
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road							130,884	17,048	113,836	300	4,829	108,707	100.0%	9/13/2018			TTM 6/30/2018	144,561	14,279	130,282	0	130,282
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road							151,189	35,512	115,678	117	5,090	110,471	100.0%	9/13/2018			TTM 6/30/2018	149,898	30,141	119,757	0	119,757
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard							143,117	29,684	113,433	651	3,849	108,933	100.0%	9/13/2018			TTM 6/30/2018	136,713	21,309	115,404	0	115,404
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road							136,036	25,458	110,578	341	5,857	104,380	100.0%	9/13/2018			TTM 6/30/2018	136,121	20,895	115,226	0	115,226
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway							126,383	16,068	110,315	792	3,840	105,683	100.0%	9/13/2018			TTM 6/30/2018	119,825	12,118	107,708	0	107,708
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive							176,227	28,930	147,298	726	4,213	142,359	100.0%	9/13/2018			TTM 6/30/2018	170,302	20,105	150,196	0	150,196
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard							140,451	36,733	103,718	899	2,815	100,005	100.0%	9/13/2018			TTM 6/30/2018	134,848	27,391	107,458	0	107,458
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East							176,665	66,003	110,661	1,322	4,596	104,744	100.0%	9/13/2018			TTM 6/30/2018	163,917	58,462	105,455	0	105,455
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road							122,139	18,293	103,846	1,181	3,769	98,896	100.0%	9/13/2018			TTM 6/30/2018	122,098	14,609	107,490	0	107,490
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road							121,021	17,501	103,520	1,755	3,948	97,817	100.0%	9/13/2018			TTM 6/30/2018	132,271	13,504	118,768	0	118,768
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive							131,025	31,600	99,425	584	3,820	95,020	100.0%	9/13/2018			TTM 6/30/2018	124,326	23,392	100,934	0	100,934
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place							123,988	21,184	102,804	2,178	3,770	96,856	100.0%	9/13/2018			TTM 6/30/2018	109,206	16,260	92,946	0	92,946
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road							121,252	17,865	103,388	430	5,880	97,078	100.0%	9/13/2018			TTM 6/30/2018	120,395	14,389	106,006	0	106,006
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way							126,854	24,896	101,958	1,157	4,700	96,101	100.0%	9/13/2018			TTM 6/30/2018	125,938	16,558	109,380	0	109,380
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard							117,276	14,086	103,190	2,188	3,920	97,082	100.0%	9/13/2018			TTM 6/30/2018	114,720	10,869	103,851	0	103,851
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard							163,710	64,214	99,496	1,517	5,257	92,722	100.0%	9/13/2018			TTM 6/30/2018	126,494	57,086	69,408	0	69,408
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road							126,997	27,530	99,467	439	4,900	94,128	100.0%	9/13/2018			TTM 6/30/2018	34,891	0	34,891	0	34,891
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court							131,026	35,307	95,719	179	3,269	92,271	100.0%	9/13/2018			TTM 6/30/2018	120,847	30,571	90,277	0	90,277
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South							125,241	25,878	99,363	749	4,952	93,662	100.0%	9/13/2018			TTM 6/30/2018	117,629	18,190	99,439	0	99,439
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue							145,396	44,029	101,368	2,633	4,207	94,528	100.0%	9/13/2018			TTM 6/30/2018	139,218	39,919	99,299	0	99,299
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue							130,250	37,459	92,791	825	4,690	87,276	100.0%	9/13/2018			TTM 6/30/2018	119,349	23,462	95,887	0	95,887
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue							126,893	30,184	96,710	2,573	5,000	89,137	100.0%	9/13/2018			TTM 6/30/2018	121,391	22,277	99,114	0	99,114
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane							130,396	37,011	93,385	320	5,231	87,834	65.7%	9/13/2018			TTM 6/30/2018	88,104	31,172	56,932	0	56,932
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue							145,875	53,743	92,132	1,273	6,600	84,259	100.0%	9/13/2018			TTM 6/30/2018	126,159	57,186	68,973	0	68,973
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail							111,310	27,204	84,106	433	3,675	79,997	100.0%	9/13/2018			TTM 6/30/2018	71,079	15,939	55,140	0	55,140
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street							108,907	23,687	85,221	875	3,419	80,927	100.0%	9/13/2018			TTM 6/30/2018	108,249	22,696	85,553	0	85,553
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway							109,811	24,210	85,601	683	3,500	81,418	100.0%	9/13/2018			TTM 6/30/2018	106,019	18,690	87,329	0	87,329
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue							121,856	24,085	97,771	2,070	4,535	91,166	100.0%	9/13/2018			TTM 6/30/2018	120,578	20,545	100,033	0	100,033
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place							110,557	24,552	86,006	1,053	3,800	81,153	100.0%	9/13/2018			TTM 6/30/2018	114,554	16,299	98,256	0	98,256
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road							102,092	19,465	82,627	475	4,000	78,152	100.0%	9/13/2018			TTM 6/30/2018	106,322	16,369	89,953	0	89,953
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street							107,800	26,172	81,628	1,168	3,286	77,174	100.0%	9/13/2018			TTM 6/30/2018	106,123	22,974	83,149	0	83,149
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road							105,434	24,058	81,376	1,989	4,375	75,012	100.0%	9/13/2018			TTM 6/30/2018	97,487	18,231	79,256	0	79,256
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street							101,271	16,772	84,499	2,820	3,920	77,759	100.0%	9/13/2018			TTM 6/30/2018	101,067	13,213	87,854	0	87,854
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street							112,990	28,998	83,991	506	4,875	78,610	100.0%	9/13/2018			TTM 6/30/2018	119,318	25,741	93,578	0	93,578
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street							105,068	24,914	80,154	1,686	4,600	73,868	100.0%	9/13/2018			TTM 6/30/2018	105,668	21,760	83,909	0	83,909
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road							113,863	27,431	86,432	627	3,697	82,108	100.0%	9/13/2018			TTM 6/30/2018	39,435	241	39,193	0	39,193
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64							111,761	33,517	78,244	1,032	3,818	73,395	100.0%	9/13/2018			TTM 6/30/2018	99,265	21,717	77,548	0	77,548
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009							97,850	17,919	79,930	544	3,404	75,983	100.0%	9/13/2018			TTM 6/30/2018	98,908	16,962	81,946	0	81,946
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road							102,083	23,177	78,906	722	4,297	73,887	100.0%	9/13/2018			TTM 6/30/2018	98,111	17,004	81,108	0	81,108
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road							106,556	23,207	83,349	287	4,250	78,812	100.0%	9/13/2018			TTM 6/30/2018	96,495	20,334	76,162	0	76,162
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South							89,206	11,653	77,552	1,404	4,700	71,449	100.0%	9/13/2018			TTM 6/30/2018	88,014	9,110	78,904	0	78,904
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6							92,573	15,984	76,589	555	3,600	72,434	100.0%	9/13/2018			TTM 6/30/2018	90,723	12,452	78,271	0	78,271
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway							87,811	16,426	71,385	19	2,500	68,865	100.0%	9/13/2018			TTM 6/30/2018	87,555	13,382	74,174	0	74,174
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard							97,689	23,871	73,818	556	3,290	69,973	100.0%	9/13/2018			TTM 6/30/2018	111,493	21,052	90,442	0	90,442
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court							82,042	9,680	72,362	290	2,556	69,516	100.0%	9/13/2018			TTM 6/30/2018	93,785	7,226	86,559	0	86,559
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17							88,156	15,944	72,213	403	4,080	67,730	100.0%	9/13/2018			TTM 6/30/2018	79,557	9,134	70,423	0	70,423
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive							77,933	8,916	69,017	980	3,994	64,043	100.0%	9/13/2018			TTM 6/30/2018	78,889	6,655	72,233	0	72,233
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East							87,350	20,554	66,797	327	2,700	63,770	100.0%	9/13/2018			TTM 6/30/2018	77,065	11,518	65,548	0	65,548
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street							95,718	27,241	68,477	853	3,984	63,640	67.4%	9/13/2018			TTM 6/30/2018	66,750	19,956	46,794	0	46,794
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue							92,421	22,303	70,118	421	3,403	66,294	100.0%	9/13/2018			TTM 6/30/2018	92,189	20,297	71,892	0	71,892
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive							80,578	14,337	66,241	423	6,025	59,793	100.0%	9/13/2018			TTM 6/30/2018	86,258	10,933	75,325	0	75,325
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive							84,488	16,747	67,742	987	3,847	62,907	100.0%	9/13/2018			TTM 6/30/2018	81,927	13,112	68,816	0	68,816

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W NOI DSCR (x)(3)(6)	U/W NCF DSCR (x)(3)(6)	Cut-off Date LTV Ratio(3)(5)(6)(7)(8)	LTV Ratio at Maturity or ARD(3)(5)(6)(7)	Cut-off Date U/W NOI Debt Yield(3)(6)	Cut-off Date U/W NCF Debt Yield(3)(6)	U/W Revenues ($)(2)(9)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(2)(10)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)(9)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road							75,786	11,122	64,665	933	3,655	60,077	100.0%	9/13/2018			TTM 6/30/2018	77,529	4,304	73,225	0	73,225
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive							77,634	13,626	64,008	1,784	4,792	57,432	100.0%	9/13/2018			TTM 6/30/2018	7,666	6,326	1,341	0	1,341
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast							99,469	38,955	60,514	688	4,803	55,023	70.7%	9/13/2018			TTM 6/30/2018	113,486	33,066	80,420	0	80,420
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue							81,448	22,398	59,049	245	2,600	56,204	100.0%	9/13/2018			TTM 6/30/2018	26,300	870	25,430	0	25,430
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North							85,950	23,917	62,033	832	4,788	56,413	100.0%	9/13/2018			TTM 6/30/2018	82,948	19,027	63,922	0	63,922
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street							88,128	29,187	58,941	2,419	3,600	52,922	100.0%	9/13/2018			TTM 6/30/2018	78,697	17,584	61,113	0	61,113
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway							75,173	11,040	64,133	1,382	2,395	60,356	100.0%	9/13/2018			TTM 6/30/2018	76,928	8,648	68,280	0	68,280
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road							63,035	9,234	53,801	346	3,198	50,256	100.0%	9/13/2018			TTM 6/30/2018	64,031	7,714	56,317	0	56,317
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street							66,359	8,399	57,960	933	6,390	50,637	100.0%	9/13/2018			TTM 6/30/2018	66,106	6,390	59,716	0	59,716
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court							68,132	16,726	51,406	164	2,918	48,323	100.0%	9/13/2018			TTM 6/30/2018	69,963	14,693	55,270	0	55,270
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane							67,098	14,550	52,548	1,232	3,100	48,216	100.0%	9/13/2018			TTM 6/30/2018	13,012	396	12,616	0	12,616
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza							63,792	14,822	48,970	467	2,500	46,003	100.0%	9/13/2018			TTM 6/30/2018	61,112	12,981	48,131	0	48,131
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive							60,738	13,460	47,278	1,432	3,365	42,481	100.0%	9/13/2018			NAV	NAV	NAV	NAV	NAV	NAV
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road							53,599	6,618	46,981	2,243	3,386	41,352	100.0%	9/13/2018			TTM 6/30/2018	53,685	4,974	48,711	0	48,711
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue							55,722	8,983	46,739	758	4,500	41,481	100.0%	9/13/2018			TTM 6/30/2018	55,431	7,433	47,998	0	47,998
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle							54,472	6,940	47,532	1,753	2,400	43,379	100.0%	9/13/2018			TTM 6/30/2018	53,276	5,253	48,022	0	48,022
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street							56,222	6,914	49,308	2,349	4,570	42,389	76.6%	9/13/2018			TTM 6/30/2018	40,608	5,072	35,535	0	35,535
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road							63,263	19,579	43,684	1,522	1,936	40,226	100.0%	9/13/2018			TTM 6/30/2018	54,139	15,584	38,555	0	38,555
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9							54,262	13,543	40,719	690	3,312	36,717	100.0%	9/13/2018			TTM 6/30/2018	121,661	12,783	108,878	0	108,878
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court							59,733	13,391	46,343	1,250	3,270	41,823	65.1%	9/13/2018			TTM 6/30/2018	47,753	11,552	36,202	0	36,202
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street							50,539	9,575	40,963	1,035	2,726	37,203	100.0%	9/13/2018			TTM 6/30/2018	46,725	5,801	40,925	0	40,925
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202							49,221	6,997	42,224	882	2,900	38,443	100.0%	9/13/2018			TTM 6/30/2018	48,743	5,052	43,691	0	43,691
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5							39,615	6,197	33,418	431	1,892	31,095	100.0%	9/13/2018			TTM 6/30/2018	39,354	4,580	34,773	0	34,773
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4							37,774	10,406	27,368	713	2,255	24,400	100.0%	9/13/2018			TTM 6/30/2018	29,126	5,976	23,150	0	23,150
17	InnVite Hospitality Portfolio	2.08	1.90	74.9%	53.4%	16.3%	14.9%	7,377,929	3,915,628	3,462,301	295,117	0	3,167,184	52.0%	2/28/2019	81	42	TTM 2/28/2019	7,377,929	3,618,865	3,759,065	0	3,759,065	81
17.01	Hampton Inn Sidney							2,407,115	1,069,334	1,337,781	96,285	0	1,241,497	70.1%	2/28/2019	99	69	TTM 2/28/2019	2,407,115	986,047	1,421,069	0	1,421,069	99
17.02	Best Western Plus Dayton Northwest							1,650,949	998,452	652,498	66,038	0	586,460	46.9%	2/28/2019	75	35	TTM 2/28/2019	1,650,949	944,320	706,629	0	706,629	75
17.03	Best Western Plus Dayton South							1,275,991	722,204	553,788	51,040	0	502,748	37.5%	2/28/2019	71	27	TTM 2/28/2019	1,275,991	679,370	596,622	0	596,622	71
17.04	Quality Inn & Suites South/Obetz							1,078,115	595,582	482,533	43,125	0	439,409	62.9%	2/28/2019	77	48	TTM 2/28/2019	1,078,115	526,125	551,990	0	551,990	77
17.05	Super 8 Zanesville							965,758	530,057	435,701	38,630	0	397,071	54.3%	2/28/2019	76	42	TTM 2/28/2019	965,758	483,003	482,755	0	482,755	76
18	River’s Edge Apartments	1.30	1.17	55.8%	41.7%	9.6%	8.7%	4,148,938	2,336,405	1,812,534	171,211	0	1,641,323	83.7%	1/7/2019			TTM 1/31/2019	3,597,723	1,740,135	1,857,588	171,211	1,686,377
19	Marketplace at Smyrna	1.74	1.57	69.2%	60.0%	11.3%	10.2%	3,072,515	742,722	2,329,793	23,755	201,724	2,104,314	77.5%	12/19/2018			TTM 11/30/2018	2,887,253	740,033	2,147,220	0	2,147,220
20	Centrepointe Business Park	2.06	1.82	68.5%	60.0%	13.1%	11.5%	3,774,264	1,356,007	2,418,257	51,320	230,939	2,135,998	87.3%	1/10/2019			TTM 11/30/2018	3,142,620	1,330,408	1,812,212	0	1,812,212
21	Preston Creek Shopping Center	1.47	1.40	70.8%	65.4%	9.6%	9.1%	2,708,851	910,636	1,798,216	13,554	71,758	1,712,905	96.1%	3/20/2019			TTM 1/31/2019	2,635,341	928,350	1,706,991	0	1,706,991
22	Houport Mixed Use Portfolio	1.58	1.44	69.2%	57.2%	10.4%	9.5%	2,865,355	1,158,291	1,707,064	43,367	105,918	1,557,780	93.6%	1/31/2019			TTM 2/28/2019	2,581,137	1,076,483	1,504,654	0	1,504,654
22.01	Katy							1,437,634	466,982	970,651	19,990	45,686	904,976	97.2%	1/31/2019			TTM 2/28/2019	1,313,888	427,201	886,687	0	886,687
22.02	Westway							816,687	404,461	412,226	12,429	34,241	365,556	90.1%	1/31/2019			TTM 2/28/2019	711,773	380,982	330,790	0	330,790
22.03	Pineway							611,034	286,847	324,187	10,948	25,991	287,247	91.0%	1/31/2019			TTM 2/28/2019	555,476	268,300	287,177	0	287,177
23	Shamrock Village	1.46	1.41	62.5%	55.2%	9.4%	9.1%	1,997,524	470,332	1,527,193	10,679	39,540	1,476,974	100.0%	12/31/2018			TTM 2/28/2019	1,655,957	389,359	1,266,598	0	1,266,598
24	Conejo Valley Plaza	1.86	1.76	54.9%	54.9%	9.5%	9.0%	1,886,305	395,123	1,491,182	15,447	64,364	1,411,371	100.0%	3/1/2019			TTM 1/31/2019	1,922,510	361,344	1,561,166	0	1,561,166
25	Mary’s Vineyard Shopping Center	1.50	1.34	61.6%	50.7%	10.7%	9.6%	2,109,649	668,401	1,441,247	36,832	115,099	1,289,316	95.4%	4/8/2019			Actual 2018	2,009,015	650,388	1,358,627	0	1,358,627
26	Jefferson Office Park	1.91	1.68	63.3%	54.2%	11.7%	10.3%	3,180,702	1,395,532	1,785,170	43,218	175,618	1,566,335	90.6%	4/5/2019			TTM 1/31/2019	3,172,193	1,410,571	1,761,621	0	1,761,621
26.01	Middleburg Heights							1,615,915	694,501	921,414	22,746	103,731	794,937	89.2%	4/5/2019			TTM 1/31/2019	1,444,396	676,078	768,318	0	768,318
26.02	Fairlawn							837,113	342,443	494,671	11,273	41,715	441,682	90.7%	4/5/2019			TTM 1/31/2019	906,883	381,283	525,600	0	525,600
26.03	Mayfield Village							727,674	358,589	369,085	9,198	30,171	329,716	94.1%	4/5/2019			TTM 1/31/2019	820,914	353,210	467,703	0	467,703
27	Crossroads Portfolio	2.28	1.99	74.6%	65.5%	14.1%	12.3%	3,545,494	1,457,738	2,087,756	36,635	228,048	1,823,073	85.3%	Various			Actual 2018	3,406,990	1,413,850	1,993,140	0	1,993,140
27.01	20975 Swenson							1,483,246	594,978	888,268	14,434	76,143	797,691	88.8%	1/4/2019			Actual 2018	1,450,694	590,431	860,263	0	860,263
27.02	20935 Swenson							1,405,419	584,496	820,924	14,255	93,531	713,138	87.5%	1/4/2019			Actual 2018	1,306,604	552,298	754,306	0	754,306
27.03	20825 Swenson							656,829	278,265	378,564	7,945	58,375	312,244	75.1%	1/14/2019			Actual 2018	649,692	271,121	378,571	0	378,571
28	24 Commerce Street	2.34	2.03	58.0%	58.0%	12.9%	11.2%	3,170,006	1,294,341	1,875,665	34,378	214,865	1,626,422	84.2%	3/20/2019			TTM 1/31/2019	3,173,907	1,261,378	1,912,529	0	1,912,529
29	Lexington Pavilion	1.93	1.79	72.5%	63.6%	11.8%	11.0%	2,294,790	653,498	1,641,293	21,635	94,010	1,525,648	92.4%	1/17/2019			Actual 2018	2,262,688	506,657	1,756,031	0	1,756,031
30	Midtown Plaza	1.39	1.31	73.4%	65.8%	9.6%	9.0%	1,675,541	376,079	1,299,462	16,030	64,206	1,219,226	98.7%	11/7/2018			TTM 11/30/2018	1,729,695	361,523	1,368,172	0	1,368,172
31	North Charleston Center	1.87	1.70	58.3%	50.4%	12.0%	10.9%	2,405,574	797,044	1,608,530	35,093	116,975	1,456,463	97.0%	2/6/2019			Actual 2018	2,205,436	720,068	1,485,368	0	1,485,368
32	Chesterfield Marketplace	1.73	1.53	60.9%	46.2%	12.6%	11.2%	2,327,998	713,036	1,614,962	56,494	125,281	1,433,187	88.2%	12/31/2018			Actual 2018	2,098,942	471,552	1,627,390	0	1,627,390
33	Shelby Corners	1.88	1.73	67.0%	54.9%	12.0%	11.0%	2,253,074	789,020	1,464,054	22,825	100,700	1,340,529	93.7%	1/16/2019			Actual 2018	2,173,028	798,957	1,374,071	0	1,374,071
34	Wellington Park	1.62	1.52	70.9%	59.4%	11.1%	10.4%	1,548,643	298,273	1,250,371	15,373	60,282	1,174,716	99.7%	12/7/2018			Actual 2018	1,346,971	285,828	1,061,143	0	1,061,143
35	24 Hour Fitness - Texas	2.76	2.60	52.7%	52.7%	12.6%	11.9%	1,614,403	338,239	1,276,165	12,768	64,576	1,198,820	100.0%	5/1/2019			Annualized 9 9/30/2018	1,392,405	273,210	1,119,195	0	1,119,195
36	Bond Street Fund 18	1.30	1.25	71.0%	61.7%	8.5%	8.2%	989,947	211,939	778,008	3,601	25,601	748,806	86.4%	Various			NAV	NAV	NAV	NAV	NAV	NAV
36.01	University Center							455,834	92,920	362,914	1,616	5,723	355,575	78.5%	12/26/2018			NAV	NAV	NAV	NAV	NAV	NAV
36.02	Shoppes At Hermitage Hills							534,113	119,018	415,094	1,986	19,877	393,231	92.2%	12/10/2018			NAV	NAV	NAV	NAV	NAV	NAV
37	Hampton Inn Canton	2.18	1.97	66.2%	54.4%	14.0%	12.6%	3,077,248	1,798,508	1,278,740	123,090	0	1,155,650	82.9%	2/28/2019	124	103	TTM 2/28/2019	3,084,690	1,729,357	1,355,333	0	1,355,333	124
38	Staybridge Suites Odessa Interstate Highway 20	2.48	2.26	58.3%	38.0%	20.9%	19.1%	4,151,403	2,274,051	1,877,352	166,056	0	1,711,296	82.2%	12/31/2018	161	125	Actual 2018	5,074,359	2,240,717	2,833,642	203,073	2,630,568	187
39	Lake Hills Plaza	1.98	1.88	69.7%	58.3%	13.4%	12.7%	1,426,742	251,141	1,175,600	9,374	46,872	1,119,355	100.0%	12/3/2018			Annualized 2 2/28/2019	1,463,659	165,463	1,298,196	0	1,298,196
40	EB Hotel Miami	2.31	1.85	32.7%	20.8%	18.7%	15.0%	7,718,766	6,223,654	1,495,111	296,173	0	1,198,939	83.3%	2/28/2019	146	122	TTM 2/28/2019	7,863,717	6,177,321	1,686,396	301,529	1,384,867	146
41	Woodlands Centre	1.47	1.36	72.8%	63.4%	9.8%	9.0%	1,199,912	438,199	761,713	11,110	49,994	700,609	100.0%	6/1/2019			TTM 1/31/2019	1,086,789	442,354	644,435	0	644,435
42	Junction City Shopping Center	2.63	2.38	72.2%	64.3%	15.5%	14.0%	1,892,813	692,619	1,200,194	18,623	98,015	1,083,556	89.0%	2/28/2019			TTM 11/30/2018	1,852,885	697,364	1,155,521	0	1,155,521
43	Royal Oak EZ Storage	1.64	1.63	57.8%	51.4%	10.8%	10.7%	1,184,415	400,378	784,037	7,505	0	776,532	92.3%	3/31/2019			TTM 3/31/2019	1,014,338	459,014	555,324	0	555,324
44	Fairfield Inn & Suites - Colorado Springs North	2.20	1.97	64.8%	53.5%	14.3%	12.9%	2,679,197	1,647,599	1,031,598	107,168	0	924,430	77.8%	2/28/2019	109	84	TTM 2/28/2019	2,679,197	1,659,665	1,019,532	0	1,019,532	109
45	Sierra Center Office Building	1.65	1.61	72.7%	59.1%	10.2%	10.0%	948,989	214,393	734,596	6,456	12,298	715,843	100.0%	3/19/2019			Actual 2018	686,128	235,408	450,720	0	450,720
46	Confluence Portfolio	1.61	1.48	70.3%	59.2%	11.3%	10.4%	1,571,717	823,523	748,194	58,250	0	689,944	96.1%	12/10/2018			TTM 12/31/2018	1,477,541	778,212	699,329	0	699,329
46.01	Ashley Chase Apartments							749,286	410,199	339,087	25,000	0	314,087	93.0%	12/10/2018			TTM 12/31/2018	690,971	373,394	317,577	0	317,577
46.02	South Guignard Apartments (Lift Homes)							407,096	202,136	204,960	18,250	0	186,710	97.3%	12/10/2018			TTM 12/31/2018	364,595	203,935	160,660	0	160,660
46.03	Cambridge Court Apartments							415,334	211,187	204,147	15,000	0	189,147	100.0%	12/10/2018			TTM 12/31/2018	421,976	200,883	221,093	0	221,093
47	Comfort Inn Greenville	2.25	2.00	64.9%	53.9%	15.0%	13.3%	2,695,211	1,724,346	970,865	107,808	0	863,056	66.9%	1/31/2019	84	61	TTM 1/31/2019	2,504,300	1,597,824	906,476	98,930	807,546	84
48	Holiday Inn Express & Suites Woodward	1.83	1.64	60.5%	46.2%	13.5%	12.2%	2,070,457	1,259,629	810,828	82,818	0	728,010	72.0%	5/6/2019	88	64	TTM 1/31/2019	2,070,457	1,227,727	842,731	82,818	759,913	88
49	Oak Meadows & Brookview Place	2.16	1.93	62.8%	51.0%	13.3%	11.9%	2,162,028	1,385,059	776,969	83,000	0	693,969	89.2%	Various			Various	2,143,281	1,014,539	1,128,742	0	1,128,742
49.01	Brookview Place							1,478,192	1,005,352	472,840	58,000	0	414,840	87.9%	3/8/2019			Annualized 10 1/31/2019	1,466,273	701,568	764,705	0	764,705
49.02	Oak Meadows							683,836	379,707	304,129	25,000	0	279,129	92.0%	2/20/2019			Annualized 11 1/31/2019	677,008	312,971	364,037	0	364,037
50	Z Tower	1.32	1.25	64.9%	54.3%	8.9%	8.4%	613,092	104,865	508,227	3,230	24,771	480,227	100.0%	12/31/2018			Actual 2018	616,758	63,702	553,056	0	553,056
51	Settlers Pointe Office Building	1.60	1.50	72.6%	60.3%	10.6%	9.9%	918,037	351,140	566,897	3,272	32,723	530,901	93.7%	2/6/2019			TTM 2/28/2019	1,007,822	407,312	600,510	0	600,510
52	4301 Riverside Drive	1.60	1.47	59.6%	59.6%	8.2%	7.5%	519,482	102,866	416,616	1,025	32,097	383,493	100.0%	2/20/2019			NAV	NAV	NAV	NAV	NAV	NAV
53	Space Station	1.53	1.44	53.2%	47.3%	10.0%	9.5%	926,449	444,612	481,837	17,264	10,546	454,027	91.3%	2/5/2019			TTM 1/31/2019	918,708	503,358	415,350	0	415,350
54	7240 Parkway Drive	2.12	1.78	55.8%	48.4%	13.8%	11.6%	1,434,372	772,044	662,328	14,831	89,303	558,194	90.0%	4/5/2019			Actual 2018	1,230,053	737,786	492,267	123,343	368,924
55	Lofts at Binghamton Portfolio	1.35	1.31	69.0%	58.1%	9.4%	9.1%	722,724	276,617	446,107	11,700	0	434,407	97.5%	1/1/2019			Actual 2018	641,271	251,459	389,812	11,700	378,112
55.01	Lofts at 221							NAV	NAV	NAV	NAV	0	NAV	100.0%	1/1/2019			NAV	NAV	NAV	NAV	NAV	NAV
55.02	Lofts at 60							NAV	NAV	NAV	NAV	0	NAV	84.8%	1/1/2019			NAV	NAV	NAV	NAV	NAV	NAV
56	Walgreens- North Charleston	1.77	1.76	58.6%	58.6%	9.5%	9.5%	454,930	4,549	450,381	1,455	0	448,926	100.0%	5/1/2019			NAV	NAV	NAV	NAV	NAV	NAV
57	Eagle Creek Plaza	1.52	1.39	72.0%	59.7%	10.0%	9.1%	729,686	262,399	467,287	9,357	30,345	427,585	100.0%	1/1/2019			Actual 2018	757,544	254,343	503,201	0	503,201
58	Colonel Glenn Business Center	1.65	1.57	69.0%	62.5%	10.8%	10.2%	614,019	129,605	484,415	4,286	19,746	460,383	100.0%	11/13/2018			Actual 2018	654,434	159,414	495,020	0	495,020
59	5911 North Honore Avenue	2.07	1.90	54.7%	45.8%	14.1%	12.9%	812,914	249,002	563,911	7,402	40,646	515,863	100.0%	1/22/2019			TTM 2/28/2019	789,870	228,193	561,677	0	561,677
60	Space Savers Self Storage	1.66	1.64	73.0%	64.5%	10.5%	10.4%	643,037	226,579	416,458	5,175	0	411,283	89.9%	2/20/2019			Actual 2018	582,584	225,735	356,849	0	356,849
61	Walgreens Houma	2.05	2.03	56.8%	56.8%	10.9%	10.8%	399,629	11,989	387,640	3,478	0	384,163	100.0%	5/6/2019			TTM 8/31/2018	400,000	0	400,000	0	400,000
62	Best Western Plus Spartanburg	3.04	2.74	50.7%	42.2%	20.5%	18.5%	1,766,187	1,050,043	716,144	70,647	0	645,496	80.1%	2/28/2019	90	72	Annualized 11 2/28/2019	1,763,160	1,039,098	724,062	70,526	653,536	90
63	Gallatin Manor	2.34	2.30	49.2%	49.2%	12.5%	12.2%	572,752	172,757	399,995	8,000	0	391,995	100.0%	3/29/2019			TTM 1/31/2019	551,792	164,882	386,910	0	386,910
64	Harlingen Heights	1.53	1.45	69.2%	57.9%	10.4%	9.9%	411,111	92,886	318,225	1,425	14,247	302,553	100.0%	2/1/2019			NAV	NAV	NAV	NAV	NAV	NAV

A-1-12

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)(9)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)(9)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(5)(10)(11)(12)(13)(14)
1	Crown Center Office Park		TTM 9/30/2017	6,234,467	2,965,226	3,269,241	0	3,269,241			TTM 9/30/2016	4,924,387	2,729,031	2,195,356	0	2,195,356			N	Bayview Loan Servicing, LLC
2	Ohio Hotel Portfolio	85	Actual 2018	14,095,021	9,828,736	4,266,285	563,801	3,702,484	113	84	Actual 2017	13,565,313	9,508,805	4,056,508	542,613	3,513,896	112	81	N
2.01	SpringHill Suites Beavercreek	94	Actual 2018	4,116,661	2,362,343	1,754,318	164,666	1,589,652	113	93	Actual 2017	3,611,390	2,068,027	1,543,363	144,456	1,398,907	110	82	N
2.02	Holiday Inn West Chester	84	Actual 2018	6,794,499	5,227,096	1,567,404	271,780	1,295,624	117	83	Actual 2017	6,603,828	5,218,437	1,385,390	264,153	1,121,237	119	81	N
2.03	Holiday Inn Express & Suites Dayton	77	Actual 2018	3,183,860	2,239,298	944,563	127,354	817,208	107	77	Actual 2017	3,350,096	2,222,340	1,127,755	134,004	993,752	107	81	N
3	Great Wolf Lodge Southern California	227	Actual 2018	83,918,394	62,245,360	21,673,034	-743,272	22,416,306	280	225	Actual 2017	73,181,700	56,397,508	16,784,192	-667,889	17,452,081	293	204	N
4	Hilton at University Place	104	Actual 2018	20,176,221	14,328,608	5,847,613	0	5,847,613	137	101	Actual 2017	19,742,148	14,051,870	5,690,278	0	5,690,278	136	100	N
5	Goodyear Portfolio		Actual 2017	5,497,964	498,472	4,999,492	0	4,999,492			Actual 2016	5,603,671	661,289	4,942,382	0	4,942,382			N	Goodyear
5.01	Innovation Tech Center		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Goodyear
5.02	Research Center		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Goodyear
5.03	Tire Testing		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Goodyear
5.04	North Archwood		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Goodyear
6	Shreveport Storage Portfolio		Actual 2018	3,960,840	1,078,472	2,882,368	0	2,882,368			Actual 2017	3,945,930	1,050,807	2,895,122	0	2,895,122			N
6.01	Home and Office Storage - Airline		Actual 2018	1,340,766	391,976	948,791	0	948,791			Actual 2017	1,323,676	372,175	951,501	0	951,501			N
6.02	Home and Office Storage - EBK		Actual 2018	1,347,474	355,984	991,490	0	991,490			Actual 2017	1,326,786	344,476	982,310	0	982,310			N
6.03	Home and Office Storage - I-49		Actual 2018	1,272,600	330,513	942,088	0	942,088			Actual 2017	1,295,468	334,156	961,311	0	961,311			N
7	Inland Devon Self Storage Portfolio		Actual 2018	13,230,247	5,822,818	7,407,429	142,864	7,264,565			Actual 2017	12,643,034	5,507,266	7,135,768	142,864	6,992,905			N
7.01	67650 East Ramon Road		Actual 2018	1,222,358	381,442	840,916	10,946	829,971			Actual 2017	1,122,788	352,077	770,711	10,946	759,766			N
7.02	2700 Poplar Avenue		Actual 2018	1,154,551	449,765	704,786	9,282	695,504			Actual 2017	1,126,705	486,604	640,101	9,282	630,819			N
7.03	1400 South Gene Autry Trail		Actual 2018	789,768	268,326	521,442	7,288	514,155			Actual 2017	695,986	254,642	441,344	7,288	434,057			N
7.04	3686 Old Germantown Road		Actual 2018	761,951	316,325	445,626	10,891	434,735			Actual 2017	692,240	321,603	370,637	10,891	359,746			N
7.05	500 Radio Road		Actual 2018	748,114	240,960	507,154	6,477	500,677			Actual 2017	639,588	236,013	403,575	6,477	397,098			N
7.06	9275 Macon Road		Actual 2018	714,339	276,843	437,496	6,790	430,706			Actual 2017	678,856	259,281	419,575	6,790	412,785			N
7.07	72500 Varner Road		Actual 2018	766,859	348,319	418,540	7,459	411,082			Actual 2017	726,165	302,520	423,645	7,459	416,187			N
7.08	22075 Highway 18		Actual 2018	668,355	243,275	425,080	7,357	417,724			Actual 2017	585,488	219,622	365,866	7,357	358,510			N
7.09	3040 Austin Peay Highway		Actual 2018	786,122	371,471	414,651	7,189	407,462			Actual 2017	748,276	336,894	411,382	7,189	404,193			N
7.10	18690 Highway 18		Actual 2018	660,499	255,138	405,361	6,176	399,186			Actual 2017	598,934	222,220	376,714	6,176	370,539			N
7.11	1700 US Highway 75		Actual 2018	583,749	242,793	340,956	4,863	336,094			Actual 2017	546,527	232,358	314,169	4,863	309,307			N
7.12	1720 Loy Lake Road		Actual 2018	559,282	232,231	327,051	5,510	321,541			Actual 2017	562,671	220,424	342,247	5,510	336,737			N
7.13	6140 East Shelby Drive		Actual 2018	637,747	335,576	302,171	7,270	294,901			Actual 2017	630,113	299,768	330,345	7,270	323,075			N
7.14	6017 Interstate 30		Actual 2018	519,536	230,190	289,346	5,959	283,387			Actual 2017	583,461	232,774	350,687	5,959	344,729			N
7.15	7777 Moriarty Road		Actual 2018	477,743	201,828	275,915	5,433	270,482			Actual 2017	473,634	219,269	254,365	5,433	248,932			N
7.16	8123 Wesley Street		Actual 2018	386,634	184,306	202,328	4,510	197,818			Actual 2017	428,984	171,911	257,073	4,510	252,563			N
7.17	2922 South 5th Court		Actual 2018	500,016	340,223	159,793	5,870	153,923			Actual 2017	522,226	299,071	223,155	5,870	217,285			N
7.18	3577 New Getwell Road		Actual 2018	455,778	329,304	126,474	9,636	116,838			Actual 2017	442,951	276,894	166,057	9,636	156,421			N
7.19	5141 American Way		Actual 2018	309,694	199,866	109,828	4,040	105,788			Actual 2017	285,031	199,970	85,061	4,040	81,021			N
7.20	6390 Winchester Road		Actual 2018	240,898	161,823	79,075	3,889	75,186			Actual 2017	225,988	158,245	67,743	3,889	63,854			N
7.21	4705 Winchester Road		Actual 2018	286,254	212,814	73,440	6,032	67,408			Actual 2017	326,422	205,106	121,316	6,032	115,284			N
8	The Colonnade Office Complex		Actual 2017	32,468,482	12,491,663	19,976,818	0	19,976,818			Actual 2016	30,036,140	12,018,971	18,017,169	0	18,017,169			N	Hilton Domestic Operating Company
9	Mariners Landing		Actual 2017	2,395,556	722,259	1,673,298	0	1,673,298			Actual 2016	2,304,867	610,398	1,694,469	0	1,694,469			N	Oculus VR
10	Great Value Storage Portfolio		Actual 2017	32,295,038	12,661,906	19,633,132	0	19,633,132			Actual 2016	30,067,746	12,153,326	17,914,420	0	17,914,420			N
10.01	GVS - 6250 Westward Lane		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.03	GVS - 9530 Skillman Street		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.04	GVS - 4311 Samuell Boulevard		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.05	GVS - 9010 Emmett F Lowry Expressway		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.06	GVS - 9984 South Old State Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.07	GVS - 10640 Hempstead Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.09	GVS - 4641 Production Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.10	GVS - 920 Highway 80 East		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.11	GVS - 2202 North Market Street		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.12	GVS - 111 North Layfair Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.13	GVS - 435 Congress Park Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.14	GVS - 765 South Street		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.15	GVS - 410 Gulf Freeway		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.16	GVS - 5199 Westerville Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.17	GVS - 2502 Bay Street		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.18	GVS - 1710 North Cunningham Avenue		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.19	GVS - 7821 Taylor Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.20	GVS - 9600 Marion Ridge		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.21	GVS - 4901 South Freeway		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.22	GVS - 15300 Kuykendahl Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.23	GVS - 9951 Harwin Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.24	GVS - 2033 Oak Grove Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.25	GVS - 11702 Beechnut Street		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.26	GVS - 13825 FM 306		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.27	GVS - 5550 Antoine Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.28	GVS - 580 East Dublin Granville Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.29	GVS - 7986 Southern Boulevard		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.30	GVS - 1330 Georgesville Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.31	GVS - 123 South Meridian Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.32	GVS - 3380 North Post Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.33	GVS - 2150 Wirt Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.34	GVS - 5301 Tamarack Circle East		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.35	GVS - 443 Laredo Street		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.36	GVS - 1661 and 1670 West Government Street		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.37	GVS - 8450 Cook Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.38	GVS - 613 North Freeway		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.39	GVS - 10601 West Fairmont Parkway		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.40	GVS - 7200 Tussing Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.41	GVS - 14318 Highway 249		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.42	GVS - 1910 25th Avenue North		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.43	GVS - 8501 North Springboro Pike		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.44	GVS - 4145 State Route 741		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.45	GVS - 1961 Covington Pike		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.46	GVS - 3785 Shiloh Springs Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.47	GVS - 1585 Lexington Avenue		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.48	GVS - 1594 Route 9G		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.49	GVS - 8320 Alabonson Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.50	GVS - 10013 FM 620		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.51	GVS - 426 North Smithville Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.52	GVS - 60 Westpark Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.53	GVS - 2407 South U.S. Highway 183		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.54	GVS - 5811 North Houston Rosslyn Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.55	GVS - 3412 Garth Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.56	GVS - 941 Fairmont Parkway		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.57	GVS - 632 Timkin Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.58	GVS - 8801 Boone Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.59	GVS - 3951 Highway 78		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.60	GVS - 16905 Indian Chief Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.61	GVS - 16530 West Hardy Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.62	GVS - 4806 Marie Lane		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.63	GVS - 1151 East Expressway 83		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
10.64	GVS - 7116 South IH-35 Frontage Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
11	The Block Northway		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Nordstrom Rack
12	Wolverine Portfolio		Actual 2017	7,475,212	3,010,394	4,464,818	0	4,464,818			Actual 2016	6,426,030	2,941,367	3,484,663	0	3,484,663			N
12.01	Apple Tree Estates		Actual 2017	1,129,010	412,229	716,782	0	716,782			Actual 2016	930,393	391,403	538,990	0	538,990			N
12.02	South Lyon		Actual 2017	1,204,882	399,816	805,066	0	805,066			Actual 2016	1,041,149	405,530	635,619	0	635,619			N
12.03	Metro Commons		Actual 2017	1,078,048	432,868	645,180	0	645,180			Actual 2016	856,349	409,126	447,223	0	447,223			N
12.04	Brighton Village		Actual 2017	967,692	359,492	608,200	0	608,200			Actual 2016	783,539	360,445	423,094	0	423,094			N
12.05	College Heights		Actual 2017	793,625	350,877	442,748	0	442,748			Actual 2016	587,207	328,273	258,934	0	258,934			N
12.06	Hillcrest		Actual 2017	619,646	251,397	368,249	0	368,249			Actual 2016	613,857	267,611	346,246	0	346,246			N
12.07	Royal Village		Actual 2017	559,173	339,247	219,926	0	219,926			Actual 2016	516,198	332,735	183,463	0	183,463			N
12.08	Fernwood		Actual 2017	349,998	150,686	199,312	0	199,312			Actual 2016	342,641	122,671	219,970	0	219,970			N
12.09	Satellite Bay		Actual 2017	398,391	177,329	221,062	0	221,062			Actual 2016	394,426	174,574	219,852	0	219,852			N
12.10	Chalet Village		Actual 2017	374,747	136,453	238,294	0	238,294			Actual 2016	360,271	148,999	211,272	0	211,272			N
13	Home Depot Livonia MI		Actual 2017	2,323,390	290,590	2,032,800	0	2,032,800			Actual 2016	2,360,229	327,429	2,032,800	0	2,032,800			N	Home Depot
14	Town Square		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
15	839 Broadway		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Bond Collective
16	Heartland Dental Medical Office Portfolio		Actual 2017	21,166,775	3,738,057	17,428,719	0	17,428,719			Actual 2016	17,386,169	3,426,047	13,960,122	0	13,960,122			N	Various
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive		Actual 2017	1,200,840	110,612	1,090,228	0	1,090,228			Actual 2016	1,203,371	141,524	1,061,847	0	1,061,847			N	HD Home Office
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road		Actual 2017	412,979	83,684	329,295	0	329,295			Actual 2016	315,967	83,290	232,677	0	232,677			N	AT&T - Kansas City, MO
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road		Actual 2017	226,433	23,908	202,525	0	202,525			NAV	NAV	NAV	NAV	NAV	NAV			N	Jones Bridge Dental Care
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza		Actual 2017	450,150	143,743	306,407	0	306,407			Actual 2016	448,812	149,506	299,306	0	299,306			N	Mercy Clinic East Communities Endo
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street		Actual 2017	283,172	62,339	220,833	0	220,833			Actual 2016	288,748	76,696	212,052	0	212,052			N	McKinneyDentist.com
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive		Actual 2017	268,602	27,827	240,775	0	240,775			Actual 2016	270,900	33,931	236,970	0	236,970			N	Neibauer Dental - Waldorf
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220		Actual 2017	342,249	103,312	238,938	0	238,938			Actual 2016	320,336	85,709	234,627	0	234,627			N	Island Walk Dental
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377		Actual 2017	242,778	40,488	202,290	0	202,290			Actual 2016	249,229	51,063	198,166	0	198,166			N	Granbury Dental Center
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway		Actual 2017	262,803	48,577	214,225	0	214,225			Actual 2016	263,066	50,755	212,311	0	212,311			N	Cook Crossing Dental Care
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard		Actual 2017	248,816	40,191	208,625	0	208,625			Actual 2016	253,330	48,293	205,037	0	205,037			N	Regional Eyecare Associates, Inc
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive		Actual 2017	268,131	43,897	224,233	0	224,233			Actual 2016	293,889	74,050	219,839	0	219,839			N	HD PSR Center
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Heartland Dental - Springfield

A-1-13

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)(9)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)(9)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(5)(10)(11)(12)(13)(14)
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway		Actual 2017	234,512	53,006	181,506	0	181,506			Actual 2016	133,653	49,588	84,065	0	84,065			N	Hickory Creek Family Dentistry
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street		Actual 2017	193,276	15,118	178,158	0	178,158			Actual 2016	195,197	19,872	175,325	0	175,325			N	Metro Park Dental Arts
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street		Actual 2017	196,965	13,838	183,127	0	183,127			Actual 2016	203,002	23,682	179,320	0	179,320			N	Bowling Green Family Dentistry
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Coal Creek Family
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard		Actual 2017	231,027	51,460	179,567	0	179,567			Actual 2016	229,809	52,950	176,859	0	176,859			N	Citrust Tower Family Dental
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road		Actual 2017	232,228	56,797	175,431	0	175,431			Actual 2016	227,157	53,467	173,689	0	173,689			N	West Town Dental Care
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place		Actual 2017	212,097	41,896	170,200	0	170,200			Actual 2016	204,830	38,033	166,796	0	166,796			N	Lake Nona Family Dentistry
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue		Actual 2017	186,641	15,995	170,646	0	170,646			Actual 2016	44,953	16,595	28,358	0	28,358			N	Smiles at Goose Creek
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road		Actual 2017	229,123	59,463	169,660	0	169,660			Actual 2016	223,712	59,142	164,570	0	164,570			N	Modern Smiles Dentistry
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road		Actual 2017	188,304	23,247	165,058	0	165,058			Actual 2016	184,327	23,396	160,931	0	160,931			N	The Dentist Place
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road		Actual 2017	188,446	33,334	155,112	0	155,112			Actual 2016	174,556	29,462	145,094	0	145,094			N	Suwanee Dental Care
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive		Actual 2017	164,891	40,093	124,799	0	124,799			Actual 2016	175,425	41,318	134,108	0	134,108			N	Willow Knolls Family Dental
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard		Actual 2017	217,631	45,697	171,933	0	171,933			Actual 2016	171,182	39,942	131,240	0	131,240			N	Indian Lake Family Dental
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street		Actual 2017	200,542	30,467	170,075	0	170,075			Actual 2016	147,485	19,477	128,008	0	128,008			N	IU Health Urgent Care
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway		Actual 2017	131,668	60,058	71,610	0	71,610			Actual 2016	54,201	10,171	44,030	0	44,030			N	Belton Family Dental Care
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway		Actual 2017	191,211	22,426	168,785	0	168,785			NAV	NAV	NAV	NAV	NAV	NAV			N	Dental Care of Pflugerville
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway		Actual 2017	141,126	35,987	105,139	0	105,139			Actual 2016	66,008	26,427	39,581	0	39,581			N	Palm Coast Dental Care
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Prince Creek Dental Care
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road		Actual 2017	142,849	31,976	110,874	0	110,874			Actual 2016	91,477	18,556	72,920	0	72,920			N	Dental Care of Davenport
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive		Actual 2017	208,428	48,197	160,232	0	160,232			Actual 2016	175,089	48,409	126,680	0	126,680			N	My St. Peter’s Dentist
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard		Actual 2017	192,745	62,959	129,786	0	129,786			Actual 2016	194,830	58,977	135,853	0	135,853			N	Lee Vista Dental
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way		Actual 2017	188,296	33,123	155,173	0	155,173			Actual 2016	192,279	40,209	152,069	0	152,069			N	Mill Creek Dental Care
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive		Actual 2017	179,247	20,497	158,750	0	158,750			NAV	NAV	NAV	NAV	NAV	NAV			N	Dental Care at Prairie Crossing
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard		Actual 2017	182,278	32,046	150,232	0	150,232			Actual 2016	188,087	40,859	147,228	0	147,228			N	Wiregrass Family Dental Care
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane		Actual 2017	131,349	14,486	116,863	0	116,863			NAV	NAV	NAV	NAV	NAV	NAV			N	Dental Care of Lake Wylie
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road		Actual 2017	140,732	34,829	105,904	0	105,904			Actual 2016	61,059	15,402	45,657	0	45,657			N	Smiles at Healthbrook
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road		Actual 2017	196,604	36,050	160,554	0	160,554			Actual 2016	204,722	47,756	156,965	0	156,965			N	Cane Ridge Dentist
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Heartland Dental - St. Augustine, FL
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane		Actual 2017	176,269	27,844	148,425	0	148,425			Actual 2016	187,570	42,056	145,514	0	145,514			N	Complete Dental Care of Mansfield
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway		Actual 2017	175,028	21,383	153,644	0	153,644			Actual 2016	174,717	22,651	152,065	0	152,065			N	Cross Timbers Family Dental
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road		Actual 2017	184,964	40,256	144,708	0	144,708			Actual 2016	176,171	34,222	141,948	0	141,948			N	Berkshire Dental Group
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Romeoville Smiles Dentistry
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive		Actual 2017	116,076	22,140	93,936	0	93,936			Actual 2016	70,618	12,140	58,477	0	58,477			N	Family Dental Care of Smyrna
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47		Actual 2017	227,140	15,448	211,692	0	211,692			NAV	NAV	NAV	NAV	NAV	NAV			N	Dental Care of Huntley
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road		Actual 2017	130,852	14,094	116,758	0	116,758			NAV	NAV	NAV	NAV	NAV	NAV			N	Cosmetic Dentistry Institute
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road		Actual 2017	178,353	48,558	129,796	0	129,796			Actual 2016	178,555	52,559	125,996	0	125,996			N	Abilene Dental
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane		Actual 2017	193,876	33,906	159,970	0	159,970			Actual 2016	201,401	38,310	163,090	0	163,090			N	Heartland Crossing Dental Care
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50		Actual 2017	157,204	29,123	128,081	0	128,081			NAV	NAV	NAV	NAV	NAV	NAV			N	Citrus Grove Dental Care
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Tradition Parkway Dental Care
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	New Town Dental Arts
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road		Actual 2017	126,765	30,130	96,635	0	96,635			Actual 2016	46,418	13,318	33,100	0	33,100			N	Canoe Creek Family Dental
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road		Actual 2017	177,070	35,449	141,621	0	141,621			Actual 2016	174,709	34,365	140,344	0	140,344			N	Redbird Dental Care
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center		Actual 2017	126,646	20,890	105,757	0	105,757			Actual 2016	136,949	19,540	117,410	0	117,410			N	ADT - Columbia
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue		Actual 2017	158,807	19,025	139,782	0	139,782			Actual 2016	155,382	18,395	136,987	0	136,987			N	Franklin Dental Care
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Heartland - Buckeye
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard		Actual 2017	189,513	48,714	140,799	0	140,799			Actual 2016	180,469	44,549	135,919	0	135,919			N	Smiles on Beach Boulevard
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Darwin Family Dental Care
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue		Actual 2017	186,394	37,782	148,612	0	148,612			Actual 2016	188,925	41,683	147,242	0	147,242			N	Family Dental Care of Sycamore
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Buck Creek Family Dental
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road		Actual 2017	144,880	13,163	131,717	0	131,717			Actual 2016	151,429	22,295	129,134	0	129,134			N	Wheat Family Dental
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Fifth Third Bank
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road		Actual 2017	173,788	35,073	138,715	0	138,715			Actual 2016	173,091	36,071	137,020	0	137,020			N	Dental Care of Bellevue
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North		Actual 2017	160,098	26,412	133,686	0	133,686			Actual 2016	161,269	29,942	131,326	0	131,326			N	Farabee Family Dental
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Econ River Family Dental
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Lake Joy Dental Care
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44		Actual 2017	58,980	16,954	42,026	0	42,026			Actual 2016	46,947	14,595	32,352	0	32,352			N	JPMorgan Chase Bank
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard		Actual 2017	161,861	27,972	133,889	0	133,889			Actual 2016	156,286	24,301	131,985	0	131,985			N	Creative Smiles Dental Care
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway		Actual 2017	79,957	1,957	78,000	0	78,000			NAV	NAV	NAV	NAV	NAV	NAV			N	San Tan Mountain Dental
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Spring Ridge Dental Care
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard		Actual 2017	163,347	34,856	128,491	0	128,491			Actual 2016	87,137	23,441	63,696	0	63,696			N	Lifetime Dentistry of Port Orange
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West		Actual 2017	84,884	13,049	71,835	0	71,835			Actual 2016	45,068	12,138	32,930	0	32,930			N	Austell Family Dental Care
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street		Actual 2017	214,043	20,504	193,539	0	193,539			NAV	NAV	NAV	NAV	NAV	NAV			N	Porter Dental Center
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441		Actual 2017	146,267	20,922	125,345	0	125,345			Actual 2016	150,817	27,979	122,838	0	122,838			N	Lifetime Dentistry of Lady Lake
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Mahan Village Dental Care
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South		Actual 2017	106,978	7,878	99,099	0	99,099			NAV	NAV	NAV	NAV	NAV	NAV			N	Regal Valley Dental Care
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Heartland Dental - Fox Lake
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard		Actual 2017	157,005	33,007	123,998	0	123,998			Actual 2016	157,609	36,491	121,118	0	121,118			N	Middleburg Family Dental Care
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive		Actual 2017	146,715	30,650	116,065	0	116,065			NAV	NAV	NAV	NAV	NAV	NAV			N	Dental Care at Fairfield
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street		Actual 2017	111,521	29,732	81,789	0	81,789			Actual 2016	108,580	28,662	79,918	0	79,918			N	Lebanon Dental Care
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road		Actual 2017	153,615	21,434	132,181	0	132,181			Actual 2016	151,236	21,654	129,582	0	129,582			N	Riverview Smiles Dental
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Parkway Dental Care
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place		Actual 2017	254,943	60,596	194,347	0	194,347			Actual 2016	260,411	68,152	192,259	0	192,259			N	MyWildwoodDentist.com
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle		Actual 2017	132,964	10,377	122,587	0	122,587			Actual 2016	129,208	9,074	120,135	0	120,135			N	Dental Care of Spring Hill
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North		Actual 2017	132,620	14,636	117,985	0	117,985			Actual 2016	133,802	18,131	115,671	0	115,671			N	Family Dental Care of Owasso
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road		Actual 2017	182,026	56,692	125,333	0	125,333			Actual 2016	178,390	58,055	120,335	0	120,335			N	Hanger Prosthetics and Orthotics East, Inc.
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive		Actual 2017	150,065	23,688	126,377	0	126,377			Actual 2016	146,814	25,318	121,496	0	121,496			N	Blossom Park Family Dental Care
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard		Actual 2017	135,969	21,532	114,437	0	114,437			Actual 2016	66,667	14,787	51,880	0	51,880			N	Byron Family Dental Care
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road		Actual 2017	127,115	10,595	116,521	0	116,521			Actual 2016	125,756	11,519	114,237	0	114,237			N	Family Dental Care of Canton
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway		Actual 2017	151,402	2,812	148,590	0	148,590			NAV	NAV	NAV	NAV	NAV	NAV			N	Mulberry Creek Dental Care
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70		Actual 2017	139,690	24,190	115,500	0	115,500			Actual 2016	142,324	29,712	112,612	0	112,612			N	Bradenton Smiles Dentistry
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street		Actual 2017	159,542	39,079	120,462	0	120,462			Actual 2016	164,989	47,463	117,527	0	117,527			N	Alliance Dental Group
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road		Actual 2017	257,593	14,699	242,894	0	242,894			Actual 2016	251,181	14,211	236,970	0	236,970			N	Neibauer - Harrison Crossing
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road		Actual 2017	145,950	29,827	116,123	0	116,123			Actual 2016	129,036	15,190	113,846	0	113,846			N	North Pointe Dental Care
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard		Actual 2017	133,203	20,313	112,890	0	112,890			Actual 2016	130,733	20,383	110,350	0	110,350			N	Mission Hills Dentistry
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road		Actual 2017	133,102	20,861	112,241	0	112,241			Actual 2016	121,718	11,741	109,977	0	109,977			N	Dental Group of Springfield
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway		Actual 2017	117,423	9,470	107,953	0	107,953			Actual 2016	117,135	11,815	105,320	0	105,320			N	Great Mills Family Dental
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive		Actual 2017	163,633	17,971	145,663	0	145,663			Actual 2016	161,340	20,048	141,293	0	141,293			N	Bonita Dental Arts
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard		Actual 2017	132,509	27,807	104,702	0	104,702			Actual 2016	130,101	27,452	102,649	0	102,649			N	Electric City Dental Care
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East		Actual 2017	162,402	53,360	109,042	0	109,042			Actual 2016	152,602	45,203	107,400	0	107,400			N	Dental Designs of Lakeland
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road		Actual 2017	119,599	14,979	104,620	0	104,620			Actual 2016	116,989	14,774	102,216	0	102,216			N	Dental Care of South Aiken
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road		Actual 2017	17,437	0	17,437	0	17,437			NAV	NAV	NAV	NAV	NAV	NAV			N	Oaks Openings Dental
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive		Actual 2017	120,941	21,246	99,695	0	99,695			Actual 2016	125,525	28,322	97,203	0	97,203			N	Complete Dentistry of Estero
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place		Actual 2017	124,331	15,867	108,463	0	108,463			Actual 2016	121,988	16,171	105,818	0	105,818			N	Creative Smiles of Champaign
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road		Actual 2017	116,493	15,183	101,310	0	101,310			Actual 2016	114,501	15,662	98,839	0	98,839			N	West Columbia Family Dentistry
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way		Actual 2017	25,850	0	25,850	0	25,850			NAV	NAV	NAV	NAV	NAV	NAV			N	Carolina Dental Group
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard		Actual 2017	117,242	15,895	101,347	0	101,347			Actual 2016	125,143	26,268	98,875	0	98,875			N	Richmond Family Dentistry
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard		Actual 2017	121,757	38,830	82,927	0	82,927			Actual 2016	119,397	38,709	80,688	0	80,688			N	Sumter Dental Care
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Cook Dental
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court		Actual 2017	131,714	36,065	95,649	0	95,649			Actual 2016	118,013	22,580	95,433	0	95,433			N	Maple Ridge Dental Care
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South		Actual 2017	114,299	16,371	97,928	0	97,928			Actual 2016	113,301	17,821	95,480	0	95,480			N	St. Augustine Family Dentistry
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue		Actual 2017	133,622	42,334	91,288	0	91,288			Actual 2016	132,204	43,142	89,062	0	89,062			N	Deer Creek Family Dental
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue		Actual 2017	118,499	24,157	94,342	0	94,342			Actual 2016	114,297	25,015	89,282	0	89,282			N	My Charleston Dentist
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue		Actual 2017	117,360	21,999	95,361	0	95,361			Actual 2016	114,135	21,042	93,094	0	93,094			N	Parkside Dental Care
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane		Actual 2017	70,854	11,378	59,476	0	59,476			Actual 2016	66,964	7,347	59,617	0	59,617			N	Dental Care of Greencastle
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue		Actual 2017	113,049	19,464	93,585	0	93,585			Actual 2016	36,454	1,541	34,913	0	34,913			N	Devine Dentistry
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Bonita Estero Dental Group
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street		Actual 2017	104,852	30,735	74,117	0	74,117			Actual 2016	106,125	26,700	79,425	0	79,425			N	Front Street Family Dentistry
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway		Actual 2017	103,015	16,921	86,093	0	86,093			Actual 2016	103,170	19,177	83,993	0	83,993			N	Crossroads Dental
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue		Actual 2017	126,421	29,719	96,702	0	96,702			Actual 2016	114,637	20,524	94,114	0	94,114			N	Quirt Family Dentistry - Schofield
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place		Actual 2017	48,947	12,531	36,417	0	36,417			NAV	NAV	NAV	NAV	NAV	NAV			N	Park Place Dental at Edison Lakes
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road		Actual 2017	110,892	15,712	95,180	0	95,180			Actual 2016	108,616	15,758	92,858	0	92,858			N	Green Mount Family Dentistry
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street		Actual 2017	103,406	23,706	79,699	0	79,699			Actual 2016	102,245	24,867	77,378	0	77,378			N	Premier Dentistry of Blythewood
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road		Actual 2017	97,515	16,846	80,668	0	80,668			Actual 2016	92,832	14,180	78,652	0	78,652			N	Nature Coast Dental Care
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street		Actual 2017	98,685	14,227	84,458	0	84,458			Actual 2016	106,453	24,055	82,398	0	82,398			N	Dixon Park Dental Care
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street		Actual 2017	119,117	30,104	89,013	0	89,013			Actual 2016	115,891	31,652	84,239	0	84,239			N	Quirt Family Dentistry - Merrill
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street		Actual 2017	99,382	19,966	79,416	0	79,416			Actual 2016	95,756	18,131	77,625	0	77,625			N	Bigelow Family Dentistry
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Dentistry at Walnut Grove
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64		Actual 2017	96,522	17,637	78,884	0	78,884			Actual 2016	95,241	20,078	75,163	0	75,163			N	Lifetime Dentistry of Bradenton
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009		Actual 2017	96,238	17,096	79,142	0	79,142			Actual 2016	94,909	17,698	77,211	0	77,211			N	Schertz Family Dental
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road		Actual 2017	94,889	17,265	77,625	0	77,625			Actual 2016	93,808	19,726	74,082	0	74,082			N	Dental Care of Boiling Springs
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road		Actual 2017	93,640	10,915	82,726	0	82,726			Actual 2016	91,685	11,028	80,658	0	80,658			N	Bartlett Dental Associates
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South		Actual 2017	85,493	8,959	76,534	0	76,534			Actual 2016	6,365	0	6,365	0	6,365			N	Clairmont Cosmetics & Family Dentistry
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6		Actual 2017	88,648	12,373	76,275	0	76,275			Actual 2016	88,591	14,176	74,415	0	74,415			N	Praire Place Family Dental
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway		Actual 2017	83,365	13,634	69,730	0	69,730			Actual 2016	82,321	14,621	67,699	0	67,699			N	Master’s Hand Dental
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard		Actual 2017	106,748	13,088	93,660	0	93,660			Actual 2016	109,101	16,726	92,376	0	92,376			N	Family Dentistry - Arnold
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court		Actual 2017	92,278	7,301	84,978	0	84,978			Actual 2016	90,291	7,386	82,905	0	82,905			N	Tanyard Springs Family Dentistry
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17		Actual 2017	35,969	1,093	34,876	0	34,876			NAV	NAV	NAV	NAV	NAV	NAV			N	Murrells Inlet Dentistry
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive		Actual 2017	76,368	7,621	68,747	0	68,747			Actual 2016	33,949	0	33,949	0	33,949			N	Arkadelphia Dental Care
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East		Actual 2017	75,495	10,055	65,440	0	65,440			Actual 2016	79,941	16,464	63,477	0	63,477			N	Renaissance Aesthetic Denistry
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street		Actual 2017	28,962	2,986	25,975	0	25,975			NAV	NAV	NAV	NAV	NAV	NAV			N	Family Oral Health Associates
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue		Actual 2017	90,560	18,447	72,113	0	72,113			Actual 2016	92,463	22,247	70,216	0	70,216			N	Highland Family Dentistry
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Mt. Sterling Smiles
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive		Actual 2017	78,322	11,561	66,761	0	66,761			Actual 2016	67,691	13,192	54,499	0	54,499			N	Family Dental Care of South Lakeland

A-1-14

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)(9)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)(9)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(5)(10)(11)(12)(13)(14)
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road		Actual 2017	27,227	0	27,227	0	27,227			NAV	NAV	NAV	NAV	NAV	NAV			N	Center of Exceptional Dentistry
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Layman, Shirman, & Associates
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast		Actual 2017	109,792	30,069	79,723	0	79,723			Actual 2016	109,784	34,973	74,811	0	74,811			N	Smile Today Dentistry
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Premier Dental Center
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North		Actual 2017	80,963	20,520	60,443	0	60,443			Actual 2016	17,594	1,136	16,459	0	16,459			N	Arlington River Family Dental
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street		Actual 2017	76,295	16,886	59,409	0	59,409			Actual 2016	67,889	9,929	57,960	0	57,960			N	Friendly Dental
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway		Actual 2017	49,648	7,496	42,152	0	42,152			NAV	NAV	NAV	NAV	NAV	NAV			N	North Columbus Dental Care
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road		Actual 2017	22,773	120	22,653	0	22,653			NAV	NAV	NAV	NAV	NAV	NAV			N	Calumet Family Dentistry
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street		Actual 2017	63,450	6,617	56,833	0	56,833			Actual 2016	62,379	6,933	55,447	0	55,447			N	London Dental Center of Excellence
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court		Actual 2017	43,759	9,716	34,043	0	34,043			NAV	NAV	NAV	NAV	NAV	NAV			N	Harris Southwest Dental
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Ashby Park Restorative & Cosmetic Dentistry
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza		Actual 2017	59,268	11,071	48,196	0	48,196			Actual 2016	51,166	4,146	47,021	0	47,021			N	Great Southern Smiles
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Dental Implant Institute
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road		Actual 2017	59,379	13,679	45,701	0	45,701			Actual 2016	51,908	6,696	45,212	0	45,212			N	Warner Robbins Family Dentist
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue		Actual 2017	53,930	7,805	46,125	0	46,125			Actual 2016	53,147	8,147	45,000	0	45,000			N	Palmetto Dental Health Associates
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle		Actual 2017	39,779	4,679	35,100	0	35,100			NAV	NAV	NAV	NAV	NAV	NAV			N	Seaside Lifetime Dentistry
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street		Actual 2017	39,246	5,785	33,461	0	33,461			Actual 2016	37,318	4,673	32,645	0	32,645			N	Broadway Dental Arts
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road		Actual 2017	59,989	15,969	44,021	0	44,021			Actual 2016	51,850	8,903	42,947	0	42,947			N	Family Dental Care of Spring Valley
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9		Actual 2017	118,902	7,902	111,001	0	111,001			Actual 2016	117,103	8,279	108,824	0	108,824			N	Milton Family Dental Care
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court		Actual 2017	42,343	12,069	30,274	0	30,274			Actual 2016	14,438	891	13,547	0	13,547			N	Rockingham Dental Group - Epping
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street		Actual 2017	45,255	4,424	40,831	0	40,831			Actual 2016	16,838	0	16,838	0	16,838			N	Dental Care on East Main
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202		Actual 2017	47,632	5,844	41,788	0	41,788			Actual 2016	49,871	9,102	40,769	0	40,769			N	Alegre Dental at Petrohlyphs
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5		Actual 2017	38,153	4,705	33,449	0	33,449			Actual 2016	39,642	7,344	32,298	0	32,298			N	Desert Family Dentistry
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Rice Creek Family Dentistry
17	InnVite Hospitality Portfolio	42	Actual 2018	7,415,754	3,691,669	3,724,086	0	3,724,086	81	42	Actual 2017	7,480,835	3,801,339	3,679,497	0	3,679,497	79	43	N
17.01	Hampton Inn Sidney	69	Actual 2018	2,436,461	1,044,573	1,391,888	0	1,391,888	100	70	Actual 2017	2,475,391	1,060,232	1,415,160	0	1,415,160	99	71	N
17.02	Best Western Plus Dayton Northwest	35	Actual 2018	1,664,952	953,100	711,852	0	711,852	75	35	Actual 2017	1,865,112	893,246	971,866	0	971,866	70	40	N
17.03	Best Western Plus Dayton South	27	Actual 2018	1,293,183	670,636	622,547	0	622,547	72	27	Actual 2017	1,331,430	789,141	542,288	0	542,288	75	28	N
17.04	Quality Inn & Suites South/Obetz	48	Actual 2018	1,058,986	527,954	531,032	0	531,032	76	48	Actual 2017	951,119	563,151	387,968	0	387,968	68	43	N
17.05	Super 8 Zanesville	42	Actual 2018	962,173	495,405	466,768	0	466,768	76	41	Actual 2017	857,783	495,568	362,215	0	362,215	73	37	N
18	River’s Edge Apartments		Actual 2017	2,729,361	1,426,310	1,303,052	171,211	1,131,841			NAV	NAV	NAV	NAV	NAV	NAV			N
19	Marketplace at Smyrna		Actual 2017	2,810,092	796,526	2,013,566	0	2,013,566			Actual 2016	2,733,489	816,057	1,917,432	0	1,917,432			N	Ross
20	Centrepointe Business Park		Actual 2017	3,034,409	1,323,893	1,710,516	0	1,710,516			Actual 2016	2,915,746	1,251,022	1,664,724	0	1,664,724			N	State of MD-Soc Services
21	Preston Creek Shopping Center		Actual 2017	2,406,440	861,013	1,545,427	0	1,545,427			Actual 2016	2,506,679	829,468	1,677,211	0	1,677,211			N	Imagique Hair Studio & Spa, Ltd.
22	Houport Mixed Use Portfolio		Actual 2018	2,559,436	1,089,475	1,469,961	0	1,469,961			Actual 2017	1,933,500	994,803	938,697	0	938,697			N	Various
22.01	Katy		Actual 2018	1,300,720	450,483	850,237	0	850,237			Actual 2017	1,040,613	522,028	518,585	0	518,585			N	Mason Road Skate Center
22.02	Westway		Actual 2018	705,731	374,829	330,901	0	330,901			Actual 2017	492,628	272,222	220,406	0	220,406			N	CMH Holding LLC
22.03	Pineway		Actual 2018	552,985	264,163	288,822	0	288,822			Actual 2017	400,259	200,553	199,706	0	199,706			N	Galam Metals
23	Shamrock Village		Actual 2018	1,678,717	352,827	1,325,890	0	1,325,890			Actual 2017	1,695,671	334,960	1,360,711	0	1,360,711			N	Dollar Tree
24	Conejo Valley Plaza		Actual 2018	1,880,198	354,008	1,526,190	0	1,526,190			Actual 2017	982,413	389,724	592,689	0	592,689			N	Marshalls
25	Mary’s Vineyard Shopping Center		Actual 2017	1,964,701	646,973	1,317,728	0	1,317,728			Actual 2016	1,930,154	627,258	1,302,896	0	1,302,896			N	Save Mart
26	Jefferson Office Park		Actual 2018	3,116,891	1,450,624	1,666,267	0	1,666,267			Actual 2017	2,916,278	1,451,099	1,465,179	0	1,465,179			N	Various
26.01	Middleburg Heights		Actual 2018	1,415,547	710,439	705,108	0	705,108			Actual 2017	1,421,320	708,660	712,660	0	712,660			N	Southwest General Health Center
26.02	Fairlawn		Actual 2018	888,706	361,406	527,300	0	527,300			Actual 2017	753,843	347,765	406,079	0	406,079			N	Allied Dermatology
26.03	Mayfield Village		Actual 2018	812,638	378,779	433,859	0	433,859			Actual 2017	741,115	394,674	346,441	0	346,441			N	Fred S. Hirsch, MD, Inc.
27	Crossroads Portfolio		Actual 2017	3,364,126	1,370,881	1,993,245	0	1,993,245			Actual 2016	2,924,227	1,370,844	1,553,383	0	1,553,383			N	Various
27.01	20975 Swenson		Actual 2017	1,370,717	565,962	804,755	0	804,755			Actual 2016	1,193,773	556,618	637,155	0	637,155			N	Morgan Stanley Smith Barney
27.02	20935 Swenson		Actual 2017	1,375,759	546,347	829,412	0	829,412			Actual 2016	1,288,657	563,008	725,649	0	725,649			N	Partners Mutual Insurance Co
27.03	20825 Swenson		Actual 2017	617,650	258,572	359,078	0	359,078			Actual 2016	441,797	251,218	190,579	0	190,579			N	The LANG Companies
28	24 Commerce Street		Actual 2018	3,423,926	1,360,450	2,063,476	0	2,063,476			Actual 2017	2,750,526	1,560,237	1,190,289	0	1,190,289			N	ACBB - Bits, LLC
29	Lexington Pavilion		Actual 2017	2,215,651	504,663	1,710,988	0	1,710,988			Actual 2016	2,158,613	477,964	1,680,649	0	1,680,649			N	Best Buy
30	Midtown Plaza		Actual 2017	1,702,729	380,154	1,322,575	0	1,322,575			Actual 2016	1,811,063	391,455	1,419,608	0	1,419,608			N	Ross Dress for Less, Inc.
31	North Charleston Center		Actual 2017	1,839,797	659,051	1,180,746	0	1,180,746			Actual 2016	1,720,994	737,980	983,014	0	983,014			N	Old Time Pottery
32	Chesterfield Marketplace		Annualized T8 8/31/2017	2,381,543	542,466	1,839,077	0	1,839,077			Actual 2016	2,253,666	541,702	1,711,964	0	1,711,964			N	Thunderbolt Indoor Kart Racing
33	Shelby Corners		Actual 2017	2,051,549	815,633	1,235,916	0	1,235,916			Actual 2016	2,008,364	729,302	1,279,062	0	1,279,062			N	Planet Fitness
34	Wellington Park		Actual 2017	1,339,031	289,475	1,049,555	0	1,049,555			Actual 2016	1,360,477	297,127	1,063,350	0	1,063,350			N	Lowes Foods
35	24 Hour Fitness - Texas		Actual 2017	1,403,161	281,505	1,121,656	0	1,121,656			Actual 2016	1,355,289	285,889	1,069,400	0	1,069,400			N	24 Hour Fitness USA, Inc.
36	Bond Street Fund 18		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Various
36.01	University Center		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	First Watch
36.02	Shoppes At Hermitage Hills		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Star Physical Therapy
37	Hampton Inn Canton	103	Actual 2017	3,053,660	1,769,036	1,284,625	0	1,284,625	126	102	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
38	Staybridge Suites Odessa Interstate Highway 20	154	Actual 2017	2,772,135	1,696,479	1,075,656	110,027	965,629	113	84	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
39	Lake Hills Plaza		Actual 2018	345,020	166,477	178,543	0	178,543			NAV	NAV	NAV	NAV	NAV	NAV			N	Ollies
40	EB Hotel Miami	122	Actual 2018	7,890,235	6,141,369	1,748,866	302,590	1,446,277	147	122	Actual 2017	7,961,610	5,999,757	1,961,853	305,445	1,656,408	143	124	N
41	Woodlands Centre		Actual 2017	1,088,412	416,075	672,337	0	672,337			Actual 2016	981,751	442,533	539,218	0	539,218			N	ImageFirst Uniform Rental Service
42	Junction City Shopping Center		Actual 2017	1,828,357	632,795	1,195,563	0	1,195,563			Actual 2016	1,674,565	596,471	1,078,094	0	1,078,094			N	Harvest Café (Restaurant)
43	Royal Oak EZ Storage		Actual 2018	935,252	467,788	467,464	0	467,464			Actual 2017	633,143	480,471	152,672	0	152,672			N
44	Fairfield Inn & Suites - Colorado Springs North	84	Actual 2018	2,690,730	1,659,245	1,031,485	0	1,031,485	108	85	Actual 2017	2,400,396	1,583,102	817,294	0	817,294	103	76	N
45	Sierra Center Office Building		Actual 2017	755,758	216,291	539,467	0	539,467			Actual 2016	737,260	219,832	517,427	0	517,427			N	Nevada Department of Wildlife (NDOW)
46	Confluence Portfolio		Actual 2017	1,418,995	750,708	668,287	0	668,287			NAV	NAV	NAV	NAV	NAV	NAV			N
46.01	Ashley Chase Apartments		Actual 2017	664,766	302,283	362,482	0	362,482			NAV	NAV	NAV	NAV	NAV	NAV			N
46.02	South Guignard Apartments (Lift Homes)		Actual 2017	346,998	205,098	141,900	0	141,900			NAV	NAV	NAV	NAV	NAV	NAV			N
46.03	Cambridge Court Apartments		Actual 2017	407,231	243,327	163,904	0	163,904			NAV	NAV	NAV	NAV	NAV	NAV			N
47	Comfort Inn Greenville	56	Actual 2017	2,611,602	1,496,023	1,115,579	104,464	1,011,115	78	58	Actual 2016	2,223,369	1,355,723	867,646	88,935	778,711	74	50	N
48	Holiday Inn Express & Suites Woodward	64	Actual 2017	2,097,883	1,213,448	884,435	83,915	800,520	87	64	Actual 2016	1,414,164	893,919	520,246	56,567	463,679	88	55	N
49	Oak Meadows & Brookview Place		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
49.01	Brookview Place		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
49.02	Oak Meadows		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
50	Z Tower		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Leonard Umanoff DDS PC
51	Settlers Pointe Office Building		Actual 2018	708,790	313,056	395,734	0	395,734			Actual 2017	393,458	262,846	130,612	0	130,612			N	Clinical Management Consultants, Inc.
52	4301 Riverside Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Tocaya Organica
53	Space Station		Actual 2017	774,847	478,390	296,457	0	296,457			NAV	NAV	NAV	NAV	NAV	NAV			N	Jack Daniels Motors, Inc.
54	7240 Parkway Drive		Actual 2017	1,190,265	717,995	472,270	123,343	348,927			Actual 2016	1,206,698	692,724	513,974	123,343	390,631			N	Law Offices of Eccleston & Wolf
55	Lofts at Binghamton Portfolio		Actual 2017	632,134	227,448	404,686	11,700	392,986			NAV	NAV	NAV	NAV	NAV	NAV			N
55.01	Lofts at 221		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
55.02	Lofts at 60		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
56	Walgreens- North Charleston		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens
57	Eagle Creek Plaza		Actual 2017	672,819	258,901	413,919	74,359	339,560			Actual 2016	688,768	273,529	415,239	0	415,239			N	Big Lots
58	Colonel Glenn Business Center		Actual 2017	495,842	119,763	376,079	0	376,079			NAV	NAV	NAV	NAV	NAV	NAV			N	Trane
59	5911 North Honore Avenue		Actual 2018	788,582	230,655	557,927	0	557,927			Actual 2017	778,473	225,763	552,710	0	552,710			N	Elizabeth F. Callahan, M.D., LLC
60	Space Savers Self Storage		Actual 2017	505,007	217,354	287,653	0	287,653			Actual 2016	437,075	204,836	232,239	0	232,239			N
61	Walgreens Houma		Actual 2017	400,000	0	400,000	0	400,000			Actual 2016	400,000	0	400,000	0	400,000			N	Walgreens Louisiana Co, Inc.
62	Best Western Plus Spartanburg	72	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
63	Gallatin Manor		Actual 2018	547,894	159,403	388,491	0	388,491			Actual 2017	534,547	157,902	376,645	0	376,645			N
64	Harlingen Heights		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Harlingen Heights Dental

A-1-15

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(5)(10)(11)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(5)(10)(11)(12)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(10)(11)(13)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(10)(11)
1	Crown Center Office Park	61,884	18.1%	8/31/2022	CBS Corporation	34,622	10.1%	3/31/2020	Broward County Sheriff’s Office	32,600	9.5%	9/30/2026	Crown Center Executive Suites, Inc.	32,246	9.4%	10/31/2032	Parkson Corporation
2	Ohio Hotel Portfolio
2.01	SpringHill Suites Beavercreek
2.02	Holiday Inn West Chester
2.03	Holiday Inn Express & Suites Dayton
3	Great Wolf Lodge Southern California
4	Hilton at University Place
5	Goodyear Portfolio	2,046,012	100.0%	4/30/2038
5.01	Innovation Tech Center	1,621,500	100.0%	4/30/2038
5.02	Research Center	193,312	100.0%	4/30/2038
5.03	Tire Testing	145,600	100.0%	4/30/2038
5.04	North Archwood	85,600	100.0%	4/30/2038
6	Shreveport Storage Portfolio
6.01	Home and Office Storage - Airline
6.02	Home and Office Storage - EBK
6.03	Home and Office Storage - I-49
7	Inland Devon Self Storage Portfolio
7.01	67650 East Ramon Road
7.02	2700 Poplar Avenue
7.03	1400 South Gene Autry Trail
7.04	3686 Old Germantown Road
7.05	500 Radio Road
7.06	9275 Macon Road
7.07	72500 Varner Road
7.08	22075 Highway 18
7.09	3040 Austin Peay Highway
7.10	18690 Highway 18
7.11	1700 US Highway 75
7.12	1720 Loy Lake Road
7.13	6140 East Shelby Drive
7.14	6017 Interstate 30
7.15	7777 Moriarty Road
7.16	8123 Wesley Street
7.17	2922 South 5th Court
7.18	3577 New Getwell Road
7.19	5141 American Way
7.20	6390 Winchester Road
7.21	4705 Winchester Road
8	The Colonnade Office Complex	155,572	14.4%	1/31/2021	USP Texas, L.P.	127,613	11.8%	10/31/2025	HQ Global Workplaces, LLC	54,482	5.0%	4/30/2020	Google, Inc.	51,260	4.7%	2/28/2026	Systemware
9	Mariners Landing	21,394	25.2%	9/30/2025	CP Shades Inc.	19,605	23.1%	12/31/2022	Carve Designs, Inc.	3,220	3.8%	5/30/2024	RePower Capital	2,694	3.2%	8/31/2023	Ready Set Go Therapy Inc.
10	Great Value Storage Portfolio
10.01	GVS - 6250 Westward Lane
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard
10.03	GVS - 9530 Skillman Street
10.04	GVS - 4311 Samuell Boulevard
10.05	GVS - 9010 Emmett F Lowry Expressway
10.06	GVS - 9984 South Old State Road
10.07	GVS - 10640 Hempstead Road
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue
10.09	GVS - 4641 Production Drive
10.10	GVS - 920 Highway 80 East
10.11	GVS - 2202 North Market Street
10.12	GVS - 111 North Layfair Drive
10.13	GVS - 435 Congress Park Drive
10.14	GVS - 765 South Street
10.15	GVS - 410 Gulf Freeway
10.16	GVS - 5199 Westerville Road
10.17	GVS - 2502 Bay Street
10.18	GVS - 1710 North Cunningham Avenue
10.19	GVS - 7821 Taylor Road
10.20	GVS - 9600 Marion Ridge
10.21	GVS - 4901 South Freeway
10.22	GVS - 15300 Kuykendahl Road
10.23	GVS - 9951 Harwin Road
10.24	GVS - 2033 Oak Grove Road
10.25	GVS - 11702 Beechnut Street
10.26	GVS - 13825 FM 306
10.27	GVS - 5550 Antoine Drive
10.28	GVS - 580 East Dublin Granville Road
10.29	GVS - 7986 Southern Boulevard
10.30	GVS - 1330 Georgesville Road
10.31	GVS - 123 South Meridian Road
10.32	GVS - 3380 North Post Road
10.33	GVS - 2150 Wirt Road
10.34	GVS - 5301 Tamarack Circle East
10.35	GVS - 443 Laredo Street
10.36	GVS - 1661 and 1670 West Government Street
10.37	GVS - 8450 Cook Road
10.38	GVS - 613 North Freeway
10.39	GVS - 10601 West Fairmont Parkway
10.40	GVS - 7200 Tussing Road
10.41	GVS - 14318 Highway 249
10.42	GVS - 1910 25th Avenue North
10.43	GVS - 8501 North Springboro Pike
10.44	GVS - 4145 State Route 741
10.45	GVS - 1961 Covington Pike
10.46	GVS - 3785 Shiloh Springs Road
10.47	GVS - 1585 Lexington Avenue
10.48	GVS - 1594 Route 9G
10.49	GVS - 8320 Alabonson Road
10.50	GVS - 10013 FM 620
10.51	GVS - 426 North Smithville Road
10.52	GVS - 60 Westpark Road
10.53	GVS - 2407 South U.S. Highway 183
10.54	GVS - 5811 North Houston Rosslyn Road
10.55	GVS - 3412 Garth Road
10.56	GVS - 941 Fairmont Parkway
10.57	GVS - 632 Timkin Road
10.58	GVS - 8801 Boone Road
10.59	GVS - 3951 Highway 78
10.60	GVS - 16905 Indian Chief Drive
10.61	GVS - 16530 West Hardy Road
10.62	GVS - 4806 Marie Lane
10.63	GVS - 1151 East Expressway 83
10.64	GVS - 7116 South IH-35 Frontage Road
11	The Block Northway	40,346	11.4%	8/31/2026	Dave & Busters	40,158	11.3%	2/28/2034	Sak’s Off 5th	36,000	10.2%	10/31/2026	Marshall’s	35,500	10.0%	1/31/2021	The Container Store
12	Wolverine Portfolio
12.01	Apple Tree Estates
12.02	South Lyon
12.03	Metro Commons
12.04	Brighton Village
12.05	College Heights
12.06	Hillcrest
12.07	Royal Village
12.08	Fernwood
12.09	Satellite Bay
12.10	Chalet Village
13	Home Depot Livonia MI	135,782	100.0%	1/31/2026
14	Town Square
15	839 Broadway	39,913	86.3%	4/7/2034	Dance Studio	1,650	3.6%	4/1/2029	Broadway Bagels	775	1.7%	4/1/2029
16	Heartland Dental Medical Office Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive	84,190	100.0%	5/31/2028
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road	3,850	39.6%	1/31/2022	Liberty Dental Care	3,077	31.6%	11/30/2021	Noodles & Company	2,800	28.8%	9/30/2031
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road	9,950	67.0%	8/31/2026	Chandra Dance Academy	1,560	10.5%	7/31/2021	Family Physical Therapy Wellness	1,350	9.1%	4/30/2019
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza	5,877	31.2%	11/30/2023	DVA Healthcare Renal Care, Inc. (DaVita)	5,514	29.3%	11/16/2021	Total Renal Care, Inc.	3,089	16.4%	11/15/2021	Mercy Clinic East Communities Digestive	2,696	14.3%	11/30/2023
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street	8,000	77.7%	1/31/2025
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive	6,699	100.0%	9/30/2021
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220	4,311	52.8%	2/28/2022	Tijuana Flats	2,046	25.0%	10/31/2022	Jersey Mike’s	1,811	22.2%	12/31/2018
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377	6,000	100.0%	3/31/2022
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway	2,400	40.0%	12/31/2022	Verizon Wireless - St. Joseph, MO (T-Mobile Sublease)	1,800	30.0%	2/28/2023	Starbucks - St. Joseph, MO	1,800	30.0%	4/30/2023
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard	4,000	48.8%	12/31/2027	Creative Smiles - Winghaven	2,100	25.6%	12/31/2021	Family Dental Care at Winghaven	2,100	25.6%	12/31/2021
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive	42,962	100.0%	4/30/2026
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue	5,500	100.0%	12/31/2028

A-1-16

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(5)(10)(11)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(5)(10)(11)(12)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(10)(11)(13)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(10)(11)
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway	3,585	52.6%	6/30/2025	America’s Best	3,225	47.4%	6/30/2026
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street	10,000	100.0%	4/30/2024
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street	2,740	42.0%	7/31/2022	Heartland Family Dental Care	1,890	29.0%	5/31/2022	Crosswinds Dental Care	1,890	29.0%	6/30/2022
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway	4,150	100.0%	12/31/2032
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard	2,778	27.7%	6/30/2022	State Farm - Clermont, FL	2,557	25.5%	11/30/2020	Robert Ogden, DDS	2,358	23.5%	6/30/2020	Orlando Foot & Ankle Clinic	2,321	23.2%	1/31/2023
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road	3,273	48.6%	4/30/2024	Moe’s Southwestern Grill	2,200	32.7%	8/31/2024	The Joint of York County	1,265	18.8%	8/31/2019
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place	4,878	100.0%	8/31/2023
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue	4,100	100.0%	4/30/2028
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road	3,084	69.9%	11/30/2028	Stirling Sotheby’s International Realty	1,330	30.1%	12/31/2019
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road	5,500	100.0%	12/31/2022
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road	10,850	91.6%	6/30/2022	Edward Jones - Suwanee	1,000	8.4%	1/31/2022
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive	1,890	27.5%	11/30/2022	Smile Design Dental Center	1,890	27.5%	11/30/2022	Dr. Flynn Orthodontics	1,800	26.2%	2/28/2024
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard	4,213	68.4%	12/31/2024	Nothing Bundt Cakes	1,947	31.6%	1/31/2026
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street	3,246	50.2%	11/30/2025	Dental Care of Plainfield Crossing	3,218	49.8%	11/1/2025
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway	3,206	57.0%	12/31/2025
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway	3,883	100.0%	8/31/2026
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway	3,214	64.9%	1/31/2026	Marco’s Pizza	1,741	35.1%	9/30/2027
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707	4,386	100.0%	9/30/2030
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road	3,395	62.3%	9/30/2025	Marco’s Pizza	2,058	37.7%	4/30/2027
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive	3,823	38.4%	6/30/2019	Appelman Eye Associates, LLC	2,720	27.4%	4/30/2026	Lutheran Family	2,000	20.1%	10/31/2021	Edward Jones - St. Peter’s, MO	1,400	14.1%	1/31/2026
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard	3,396	64.4%	6/30/2021	Prixus Medical	1,879	35.6%	12/31/2019
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way	4,108	100.0%	10/31/2024
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive	3,803	100.0%	9/30/2026
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard	4,194	100.0%	7/31/2024
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane	4,079	100.0%	12/31/2026
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road	3,297	64.5%	12/31/2025	Marco’s Pizza	1,817	35.5%	4/30/2027
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road	5,660	69.0%	3/31/2020	Subway - Antioch, TN	1,350	16.5%	12/22/2020	Regional Finance	1,190	14.5%	5/31/2022
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South	4,000	100.0%	12/31/2028
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane	5,028	100.0%	10/31/2023
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway	3,060	55.5%	11/30/2024	AT&T - Edmond, OK	2,457	44.5%	3/31/2022
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road	5,756	81.0%	3/31/2021	State Farm - Broken Arrow, OK	1,351	19.0%	11/30/2014
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road	4,000	100.0%	8/31/2027
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive	3,363	57.3%	11/30/2025	Marco’s Pizza	2,508	42.7%	7/31/2027
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47	3,569	100.0%	6/30/2026
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road	5,661	100.0%	8/31/2026
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road	5,600	68.6%	12/31/2023
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane	2,100	25.0%	9/30/2025	Camby Family Dentistry	2,100	25.0%	9/30/2025	Caliber Home Loans	2,100	25.0%	3/31/2021
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50	3,329	64.9%	8/31/2026	Marco’s Pizza	1,800	35.1%	7/31/2027
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square	4,000	100.0%	7/31/2027
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street	5,300	100.0%	1/31/2028
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road	3,101	61.4%	1/31/2026	Marco’s Pizza	1,949	38.6%	4/30/2027
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road	3,250	42.3%	7/31/2021	Heshey Plaza Dental Center	1,560	20.3%	9/30/2020	Hair Stadium, Inc.	1,560	20.3%	5/31/2021	Edward Jones - Bloomington, IL	1,320	17.2%	2/28/2023
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center	3,990	58.8%	5/31/2019
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue	4,371	100.0%	1/31/2024
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue	4,000	100.0%	7/31/2028
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard	3,353	68.0%	8/31/2023	Batteris Plus Bulbs	1,576	32.0%	7/31/2019
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard	4,000	100.0%	12/31/2028
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue	2,732	43.9%	4/30/2025	Hari Sycamore Donuts Inc.	1,953	31.4%	12/31/2027	Giordano’s Enterprises, Inc.	1,540	24.7%	10/31/2022
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119	4,000	100.0%	9/30/2030
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road	7,305	100.0%	3/31/2021
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road	5,500	55.0%	12/31/2027	DeKalb Dental Group	4,500	45.0%	12/31/2027
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road	3,206	55.7%	8/31/2024	AT&T - Bellevue, WI	2,550	44.3%	7/31/2020
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North	4,000	70.9%	9/30/2022
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road	4,063	100.0%	11/30/2026
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road	4,000	100.0%	12/31/2027
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44	3,621	54.5%	2/28/2028	Dental Care of Shelbyville	3,023	45.5%	10/31/2025
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard	3,241	68.0%	1/31/2023	Advanced Financial	1,528	32.0%	11/30/2018
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway	4,000	100.0%	1/31/2027
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza	3,200	66.7%	7/31/2030	Smoothie King	1,598	33.3%	11/30/2024
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard	3,215	100.0%	12/31/2027
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West	3,213	53.6%	12/31/2025
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street	3,569	100.0%	6/30/2026
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441	4,227	100.0%	8/31/2023
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive	4,195	100.0%	8/31/2030
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South	4,000	100.0%	12/31/2026
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12	4,130	99.9%	9/30/2028	5/3 (ATM machine)	5	0.1%	12/31/2019
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard	4,108	100.0%	11/30/2024
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive	3,193	58.1%	7/31/2026	Town Square Bank	2,300	41.9%	4/30/2025
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street	3,300	66.0%	12/31/2024	Optometric Physicians of Middle Tennessee, PLC	1,700	34.0%	10/31/2027
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road	3,830	100.0%	12/1/2024
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway	4,100	100.0%	10/31/2027
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place	3,971	60.3%	4/30/2021	Wildwood Vision Specialists, LLC	2,619	39.7%	6/30/2022
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle	3,300	100.0%	5/31/2025
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North	4,100	100.0%	8/31/2024
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road	2,500	41.5%	12/31/2019	Essington Family Dental Care	1,765	29.3%	1/31/2022	Rock Run Family Dentistry	1,765	29.3%	1/31/2022
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive	2,030	32.5%	12/31/2024	Lifetime Family Dental Care	2,030	32.5%	12/31/2024
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard	3,200	64.0%	8/31/2025	Southwest Georgia Health Care, Inc.	1,800	36.0%	6/30/2026
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road	4,465	100.0%	4/30/2024
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway	4,079	100.0%	8/31/2026
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70	4,275	100.0%	4/30/2023
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street	7,472	100.0%	9/30/2024
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road	4,829	100.0%	9/30/2031
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road	5,090	100.0%	8/31/2024
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard	3,849	100.0%	7/31/2023
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road	5,857	100.0%	1/31/2022
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway	3,840	100.0%	9/30/2021
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive	4,213	100.0%	11/30/2019
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard	2,815	100.0%	6/30/2024
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East	3,396	73.9%	6/30/2021	Edward Jones - Lakeland, FL	1,200	26.1%	2/28/2019
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road	3,769	100.0%	4/30/2024
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road	3,948	100.0%	4/30/2027
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive	3,820	100.0%	1/31/2023
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place	3,770	100.0%	5/31/2028
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road	5,880	100.0%	9/30/2024
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way	4,700	100.0%	3/31/2027
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard	1,960	50.0%	7/31/2022	Whitewater Valley Dental	1,960	50.0%	7/31/2022
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard	3,811	72.5%	1/31/2023	North Port Area Chamber of Commerce	1,446	27.5%	5/31/2023
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road	4,900	100.0%	3/31/2028
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court	3,269	100.0%	1/31/2025
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South	4,952	100.0%	8/31/2022
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue	3,333	79.2%	6/30/2019	White Buffalo Trading Co	874	20.8%	4/30/2019
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue	3,250	69.3%	7/31/2021	Central Illinois Vision Associates	1,440	30.7%	12/31/2018
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue	5,000	100.0%	9/30/2021
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane	3,435	65.7%	9/30/2025
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue	3,400	51.5%	2/28/2026	TRC Environmental Corp.	2,400	36.4%	3/31/2020	Americare	800	12.1%	3/31/2019
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail	3,675	100.0%	10/31/2027
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street	3,419	100.0%	6/30/2021
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway	3,500	100.0%	11/30/2020
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue	4,535	100.0%	3/31/2022
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place	3,800	100.0%	1/31/2027
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road	2,000	50.0%	8/31/2028	Cambridge Dental Care	2,000	50.0%	8/31/2028
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street	3,286	100.0%	7/31/2023
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road	4,375	100.0%	6/30/2025
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street	1,960	50.0%	12/31/2022	Perfect Smiles Dental Care	1,960	50.0%	12/31/2022
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street	3,875	79.5%	3/31/2022	Edward Jones - Merrill, WI	1,000	20.5%	5/31/2020
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street	2,300	50.0%	6/30/2025	Tuesday Bigelow - Plastic Surgeon	2,300	50.0%	6/30/2020
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road	3,697	100.0%	2/28/2028
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64	3,818	100.0%	1/31/2023
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009	3,404	100.0%	4/30/2023
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road	4,297	100.0%	10/31/2022
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road	4,250	100.0%	5/31/2024
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South	4,700	100.0%	5/31/2026
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6	3,600	100.0%	10/31/2024
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway	2,500	100.0%	5/31/2021
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard	3,290	100.0%	5/31/2030
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court	2,556	100.0%	5/31/2028
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17	3,080	75.5%	1/31/2027	Patton Hospitality Management, Inc.	1,000	24.5%	7/31/2020
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive	3,994	100.0%	12/31/2025
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East	2,700	100.0%	5/31/2022
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street	2,684	67.4%	11/30/2026
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue	3,403	100.0%	11/30/2022
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive	4,291	71.2%	6/30/2027	Edward Jones - Mt. Sterling, KY	1,734	28.8%	9/30/2023
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive	3,847	100.0%	8/31/2025

A-1-17

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(5)(10)(11)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(5)(10)(11)(12)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(10)(11)(13)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(10)(11)
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road	3,655	100.0%	1/31/2027
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive	4,792	100.0%	6/30/2028
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast	3,396	70.7%	4/30/2021
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue	2,600	100.0%	3/31/2028
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North	4,788	100.0%	3/31/2026
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street	3,600	100.0%	3/31/2025
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway	2,395	100.0%	10/31/2026
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road	3,198	100.0%	1/31/2027
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street	6,390	100.0%	8/31/2024
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court	2,918	100.0%	10/31/2026
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane	3,100	100.0%	4/30/2028
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza	2,500	100.0%	10/31/2024
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive	3,365	100.0%	7/31/2028
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road	3,386	100.0%	5/31/2024
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue	4,500	100.0%	6/30/2025
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle	2,400	100.0%	9/30/2026
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street	3,500	76.6%	2/28/2025
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road	1,936	100.0%	3/31/2025
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9	3,312	100.0%	2/28/2024
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court	2,130	65.1%	1/31/2026
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street	2,726	100.0%	1/31/2026
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202	2,900	100.0%	4/30/2025
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5	1,892	100.0%	11/30/2024
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4	2,255	100.0%	10/31/2027
17	InnVite Hospitality Portfolio
17.01	Hampton Inn Sidney
17.02	Best Western Plus Dayton Northwest
17.03	Best Western Plus Dayton South
17.04	Quality Inn & Suites South/Obetz
17.05	Super 8 Zanesville
18	River’s Edge Apartments
19	Marketplace at Smyrna	30,187	19.1%	1/31/2024	Staples the Office Superstore, Inc.	20,388	12.9%	3/31/2021	Petsmart, Inc.	20,087	12.7%	3/31/2023	Ulta	10,033	6.3%	9/30/2026	Dollar Tree
20	Centrepointe Business Park	54,446	21.2%	12/31/2022	United States Secret Service	31,218	12.2%	6/14/2021	State of MD-DHR	23,563	9.2%	6/30/2021	ERS of D.C & Metro MD	23,362	9.1%	9/30/2023	The Washington Post Co
21	Preston Creek Shopping Center	14,007	17.6%	6/30/2031	Cheeky Monkeys	8,289	10.4%	8/31/2025	II Brothers Grill	7,020	8.8%	10/31/2020	Turkish Cafe & Lounge	5,389	6.8%	10/31/2023	Artis, LP / Cristina’s
22	Houport Mixed Use Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
22.01	Katy	20,000	20.0%	5/31/2022	Houston Intl Table Tennis Academy	10,186	10.2%	5/31/2022	WHP TX II, LLC	9,263	9.3%	7/31/2027	Cricbase USA LLC	7,471	7.5%	1/31/2022	Rios de Aceite Church
22.02	Westway	13,560	21.8%	1/31/2023	Ninyo & Moore Geotechnical	11,121	17.9%	12/31/2024	Crown Embossing Solutions	4,560	7.3%	8/31/2023	Promise Total Services of Houston	4,014	6.5%	12/31/2022	Mobility Partners of Houston
22.03	Pineway	11,480	21.0%	3/31/2023	Harris County Appraisal District	8,280	15.1%	5/31/2023	Granquartz LP	7,200	13.2%	1/31/2023	KGGT Management Corp	5,364	9.8%	6/30/2019	JDM Commercial Services
23	Shamrock Village	13,000	24.3%	4/30/2021	Luv 2 Play	11,800	22.1%	2/28/2034	Golden Harbor Seafood	6,000	11.2%	11/30/2022	Banseok Jeong Korean BBQ	3,800	7.1%	6/30/2021	Gallagher’s
24	Conejo Valley Plaza	25,788	40.1%	5/31/2027	Tuesday Morning	14,347	22.3%	3/31/2028	Pet Food Express	8,000	12.4%	12/31/2027	Massage Envy	2,884	4.5%	4/8/2021	Tats Fish
25	Mary’s Vineyard Shopping Center	44,865	29.2%	7/31/2020	CVS/Caremark	31,472	20.5%	9/30/2030	Dollar Tree	9,850	6.4%	8/31/2028	Taco Bell	6,000	3.9%	12/5/2019	McDonald’s
26	Jefferson Office Park	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
26.01	Middleburg Heights	11,920	10.5%	12/31/2021	West Forwarding	11,910	10.5%	1/31/2021	Cleveland Clinic Children’s Phys. Therapy	11,851	10.4%	6/30/2025	Hopebridge, LLC	11,418	10.0%	3/31/2026	Cleveland Clinic Foundation (Ortho)
26.02	Fairlawn	11,637	20.6%	8/31/2027	Viaquest Day Services, LLC	4,462	7.9%	5/31/2021	First Glance Imaging	3,618	6.4%	5/31/2019	Synergy International Limited, Inc.	3,323	5.9%	MTM	Mark C. Rigby
26.03	Mayfield Village	4,537	9.9%	8/31/2022	Drs. Mukunda, Tuthill, et. al.	4,177	9.1%	8/31/2019	First Mutual Financial	3,529	7.7%	2/29/2020	The Cleveland Clinic Foundation	3,338	7.3%	2/28/2022	David R. Mandel, MD
27	Crossroads Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
27.01	20975 Swenson	19,583	27.1%	1/31/2025	Robertson Ryan & Assoc Inc.	16,612	23.0%	7/31/2026	von Briesen & Roper s.c.	11,886	16.5%	7/31/2027	Bank of America, N.A.	8,708	12.1%	7/31/2020	Integrity Wealth Management
27.02	20935 Swenson	17,295	24.3%	3/31/2022	Alterra	13,744	19.3%	3/30/2024	Open Sky Education	5,824	8.2%	4/30/2022	Otjen Gendelman Zitzer Johnson	5,779	8.1%	7/31/2022	Thrivent Financial for Lutherans
27.03	20825 Swenson	19,879	50.0%	8/31/2020	Chicago Title	9,942	25.0%	6/30/2021
28	24 Commerce Street	15,000	8.7%	12/31/2023	FDF Holdings LLC	13,288	7.7%	10/31/2033	McCarter and English LLP	9,456	5.5%	2/28/2023	Lycatel LLC	8,572	5.0%	12/31/2023	Pennoni Associates
29	Lexington Pavilion	30,000	26.3%	1/31/2023	PetSmart	20,048	17.6%	8/31/2022	Cost Plus World Market	18,300	16.1%	1/31/2022	Lane Bryant	7,200	6.3%	1/31/2023	South Carolina Bank & Trust (GL)
30	Midtown Plaza	30,108	28.2%	1/31/2022	Office Depot	20,947	19.6%	9/30/2021	Dollar Tree Stores, Inc.	12,000	11.2%	9/30/2021	Shoe Carnival, Inc.	12,000	11.2%	9/30/2021	Verizon Wireless
31	North Charleston Center	62,692	26.8%	9/30/2027	Northern Tool	32,928	14.1%	4/30/2021	DD’s Discount	25,217	10.8%	1/31/2024	Badcock Home Furniture	17,400	7.4%	6/30/2025	Dollar Tree
32	Chesterfield Marketplace	40,000	20.1%	1/31/2024	Sky Zone	37,500	18.8%	6/30/2028	PetSmart	26,040	13.1%	2/29/2024	Staples	24,049	12.1%	10/31/2021	Teppanyaki Grill & Buffet
33	Shelby Corners	26,572	19.8%	4/30/2022	Dollar Tree Stores, Inc.	20,293	15.1%	5/31/2027	Silk Road Restaurant & Banquet	10,377	7.7%	2/28/2029	Silk Road Office	8,236	6.1%	2/28/2022	The Mens Wearhouse
34	Wellington Park	48,214	47.0%	9/23/2024	Phydeaux (Pet Specialties)	12,000	11.7%	3/31/2024	Veterinary Specialty Hospital of the Carolinas (Pet Partners)	12,000	11.7%	8/31/2027	Break Time Billiards	5,706	5.6%	7/24/2024	New Order Cross Fit
35	24 Hour Fitness - Texas	42,267	100.0%	5/31/2036
36	Bond Street Fund 18	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
36.01	University Center	3,212	21.9%	10/31/2027	Starbucks	2,050	14.0%	6/30/2026	Verizon Wireless	2,000	13.6%	10/31/2025	Subway	1,753	11.9%	10/31/2028	Alumni Hall Store
36.02	Shoppes At Hermitage Hills	3,328	16.8%	10/31/2021	El Toro Loco Mexican Restaurant	2,438	12.3%	8/31/2023	Sunny Smiles Family Dentistry	2,438	12.3%	2/28/2027	Marcos Pizza	2,303	11.6%	10/31/2021	Ingrams Jewelers
37	Hampton Inn Canton
38	Staybridge Suites Odessa Interstate Highway 20
39	Lake Hills Plaza	33,431	35.7%	7/1/2028	Planet Fitness	19,142	20.4%	8/31/2027	Northland Church	10,950	11.7%	8/31/2022	West Orange	6,040	6.4%	10/14/2020	Sigma
40	EB Hotel Miami
41	Woodlands Centre	16,726	30.1%	4/30/2025	Silverang Donohoe Rosenzweig & Haltzman, LLC	11,021	19.8%	5/31/2024	K.W. Tunnell Company	9,571	17.2%	9/30/2019	Integrity Applications Inc. (“IAI”)	9,378	16.9%	5/31/2025	Farmers Insurance Exchange
42	Junction City Shopping Center	7,560	7.7%	4/30/2023	Benjamin F Edwards Co (Financial Services)	4,765	4.9%	5/31/2023	Dolan aka Preckshot Professional (Pharmacy)	4,572	4.7%	12/31/2022	Farrell’s Body Shaping (Gym)	4,335	4.4%	6/30/2021	R & E Inc. aka Childers (Restaurant)
43	Royal Oak EZ Storage
44	Fairfield Inn & Suites - Colorado Springs North
45	Sierra Center Office Building	26,820	59.8%	10/31/2025	nSequence Dental Ridge, Inc.	10,218	22.8%	1/31/2029	PBS West, LLC	7,782	17.4%	2/29/2024
46	Confluence Portfolio
46.01	Ashley Chase Apartments
46.02	South Guignard Apartments (Lift Homes)
46.03	Cambridge Court Apartments
47	Comfort Inn Greenville
48	Holiday Inn Express & Suites Woodward
49	Oak Meadows & Brookview Place
49.01	Brookview Place
49.02	Oak Meadows
50	Z Tower	3,073	19.0%	3/31/2028	FUBU Labs LLC	2,500	15.5%	10/31/2027	Good Apple Achievement	2,400	14.9%	9/30/2022	Yoga Hell	2,300	14.2%	12/31/2028	Animal Clinics Dev. Group
51	Settlers Pointe Office Building	10,035	30.7%	12/31/2024	CLECO	7,352	22.5%	12/31/2028	Accenture	6,977	21.3%	1/31/2027	Welty Building Company LTD	6,287	19.2%	11/30/2026
52	4301 Riverside Drive	3,974	58.1%	9/30/2028	Le Pain Quotidien	2,861	41.9%	9/30/2028
53	Space Station	52,730	45.8%	11/14/2031
54	7240 Parkway Drive	18,100	24.4%	2/28/2027	Corizon Health Inc.	9,859	13.3%	8/30/2024	Infotek Corp	8,167	11.0%	10/31/2021	Inovex Information Systems, Inc.	6,951	9.4%	7/31/2020	Veterans Accountable Care Group
55	Lofts at Binghamton Portfolio
55.01	Lofts at 221
55.02	Lofts at 60
56	Walgreens- North Charleston	14,550	100.0%	11/30/2086
57	Eagle Creek Plaza	28,963	46.4%	4/30/2024	Dollar General	9,668	15.5%	7/31/2027	K3 Investments, LLC (Rental Express)	5,487	8.8%	9/30/2022	Alexander’s Jewelry & Pawn	3,607	5.8%	9/30/2022	Taco El Rey
58	Colonel Glenn Business Center	10,583	24.7%	2/28/2025	Binswanger Enterprises	8,466	19.8%	8/31/2023	Anixter Inc. (Tri Ed)	6,560	15.3%	8/31/2023	Henry Schein	5,858	13.7%	9/30/2023	Home I.V. Specialists, Inc.
59	5911 North Honore Avenue	10,985	32.6%	4/5/2021	Smarty Pants, Inc	5,807	17.3%	3/31/2021	Clickbooth	5,084	15.1%	9/30/2021	WellSpring Pharmaceutical, Inc.	3,585	10.7%	10/31/2021	Pediatric Otolaryngology Head & Neck Surgery Associates, P.A
60	Space Savers Self Storage
61	Walgreens Houma	14,490	100.0%	2/28/2028
62	Best Western Plus Spartanburg
63	Gallatin Manor
64	Harlingen Heights	2,596	18.2%	12/31/2023	Bahama Bucks	2,584	18.1%	1/14/2029	Paris Bakery	2,510	17.6%	12/31/2023	100% Antojitos Mexicanos	1,337	9.4%	2/28/2024	Just A Cut

A-1-18

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)
1	Crown Center Office Park	22,171	6.5%	8/31/2027	10/8/2018	10/8/2018				N	Y	Refinance	0	298,636	59,727	Cash		166,516	41,630	Cash		0
2	Ohio Hotel Portfolio				Various	12/17/2018				N	Y	Refinance	0	145,847	59,032	Cash		941	Springing	Cash		0
2.01	SpringHill Suites Beavercreek				12/13/2018	12/17/2018				N	Y
2.02	Holiday Inn West Chester				12/18/2018	12/17/2018				N	Y
2.03	Holiday Inn Express & Suites Dayton				12/14/2018	12/17/2018				N	Y
3	Great Wolf Lodge Southern California				12/6/2018	12/6/2018		12/6/2018	4.0%	N	Y	Refinance	0	0	244,016	Cash		0	Springing			0
4	Hilton at University Place				2/25/2019	2/26/2019				N	Y	Refinance	0	204,583	40,917	Cash		0	Springing			0
5	Goodyear Portfolio				2/6/2019	Various				N	Y	Refinance	0	0	Springing			0	Springing			0
5.01	Innovation Tech Center				2/6/2019	2/7/2019				N	Y
5.02	Research Center				2/6/2019	2/7/2019				N	Y
5.03	Tire Testing				2/6/2019	2/1/2019				N	Y
5.04	North Archwood				2/6/2019	2/8/2019				N	Y
6	Shreveport Storage Portfolio				2/26/2019	2/26/2019				N	Y	Acquisition	19,688	84,656	21,164	Cash		0	Springing			0
6.01	Home and Office Storage - Airline				2/26/2019	2/26/2019				N	Y
6.02	Home and Office Storage - EBK				2/26/2019	2/26/2019				N	Y
6.03	Home and Office Storage - I-49				2/26/2019	2/26/2019				N	Y
7	Inland Devon Self Storage Portfolio				Various	Various		Various	Various	N	Y	Acquisition	0	0	Springing			0	Springing			142,892
7.01	67650 East Ramon Road				3/13/2019	1/25/2019		3/14/2019	9.0%	N	Y
7.02	2700 Poplar Avenue				3/14/2019	1/25/2019		3/14/2019	12.0%	N	Y
7.03	1400 South Gene Autry Trail				3/14/2019	1/25/2019		3/14/2019	12.0%	N	Y
7.04	3686 Old Germantown Road				3/15/2019	1/25/2019		3/18/2019	11.0%	N	Y
7.05	500 Radio Road				3/15/2019	1/25/2019		3/14/2019	9.0%	N	Y
7.06	9275 Macon Road				3/14/2019	1/25/2019		3/18/2019	3.0%	N	Y
7.07	72500 Varner Road				3/14/2019	1/24/2019		3/14/2019	6.0%	N	Y
7.08	22075 Highway 18				3/18/2019	1/25/2019		3/14/2019	7.0%	N	Y
7.09	3040 Austin Peay Highway				3/13/2019	1/18/2019		3/14/2019	12.0%	N	Y
7.10	18690 Highway 18				3/16/2019	1/25/2019		3/14/2019	6.0%	N	Y
7.11	1700 US Highway 75				3/14/2019	1/25/2019				N	Y
7.12	1720 Loy Lake Road				3/13/2019	1/25/2019				N	Y
7.13	6140 East Shelby Drive				3/19/2019	1/25/2019		3/18/2019	10.0%	N	Y
7.14	6017 Interstate 30				3/17/2019	1/25/2019				N	Y
7.15	7777 Moriarty Road				3/18/2019	1/25/2019		3/14/2019	6.0%	N	Y
7.16	8123 Wesley Street				3/18/2019	1/25/2019				N	Y
7.17	2922 South 5th Court				3/13/2019	1/25/2019				N	Y
7.18	3577 New Getwell Road				3/18/2019	1/25/2019		3/18/2019	13.0%	N	Y
7.19	5141 American Way				3/14/2019	1/25/2019		3/14/2019	13.0%	N	Y
7.20	6390 Winchester Road				3/18/2019	1/25/2019		3/14/2019	12.0%	N	Y
7.21	4705 Winchester Road				3/14/2019	1/19/2019		3/14/2019	16.0%	N	Y
8	The Colonnade Office Complex	48,125	4.5%	5/31/2022	11/8/2018	11/8/2018				N	Y	Refinance	69,163	502,948	502,948	Cash		0	Springing			0
9	Mariners Landing	2,467	2.9%	2/28/2021	2/12/2019	2/12/2019		2/19/2019	16.0%	N	Y	Refinance	0	21,603	21,603	Cash		22,510	11,255	Cash		0
10	Great Value Storage Portfolio				Various	Various		Various	Various	N	Y	Refinance	536,017	525,978	328,736	Cash		807,323	93,875	Cash		0
10.01	GVS - 6250 Westward Lane				9/10/2018	9/11/2018				N	Y
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard				9/10/2018	9/24/2018				N	Y
10.03	GVS - 9530 Skillman Street				9/10/2018	9/24/2018				N	Y
10.04	GVS - 4311 Samuell Boulevard				9/10/2018	9/11/2018				N	Y
10.05	GVS - 9010 Emmett F Lowry Expressway				9/10/2018	9/24/2018				N	Y
10.06	GVS - 9984 South Old State Road				9/10/2018	9/24/2018				N	Y
10.07	GVS - 10640 Hempstead Road				9/14/2018	9/24/2018				N	Y
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue				9/17/2018	9/24/2018				N	Y
10.09	GVS - 4641 Production Drive				9/10/2018	9/10/2018				N	Y
10.10	GVS - 920 Highway 80 East				9/10/2018	9/10/2018				N	Y
10.11	GVS - 2202 North Market Street				9/10/2018	9/14/2018				N	Y
10.12	GVS - 111 North Layfair Drive				9/14/2018	9/24/2018				N	Y
10.13	GVS - 435 Congress Park Drive				9/10/2018	9/24/2018				N	Y
10.14	GVS - 765 South Street				9/10/2018	9/24/2018				N	Y
10.15	GVS - 410 Gulf Freeway				9/10/2018	9/24/2018				N	Y
10.16	GVS - 5199 Westerville Road				9/10/2018	9/24/2018				N	Y
10.17	GVS - 2502 Bay Street				9/12/2018	9/24/2018				N	Y
10.18	GVS - 1710 North Cunningham Avenue				9/10/2018	9/14/2018				N	Y
10.19	GVS - 7821 Taylor Road				9/18/2018	9/24/2018				N	Y
10.20	GVS - 9600 Marion Ridge				9/10/2018	9/24/2018				N	Y
10.21	GVS - 4901 South Freeway				9/10/2018	9/11/2018				N	Y
10.22	GVS - 15300 Kuykendahl Road				9/10/2018	9/13/2018				N	Y
10.23	GVS - 9951 Harwin Road				9/10/2018	9/11/2018				N	Y
10.24	GVS - 2033 Oak Grove Road				9/10/2018	9/24/2018				N	Y
10.25	GVS - 11702 Beechnut Street				9/10/2018	9/24/2018				N	Y
10.26	GVS - 13825 FM 306				9/10/2018	9/14/2018				N	Y
10.27	GVS - 5550 Antoine Drive				9/14/2018	9/24/2018				N	Y
10.28	GVS - 580 East Dublin Granville Road				9/19/2018	9/14/2018				N	Y
10.29	GVS - 7986 Southern Boulevard				9/18/2018	9/24/2018				N	Y
10.30	GVS - 1330 Georgesville Road				9/24/2018	9/14/2018				N	Y
10.31	GVS - 123 South Meridian Road				9/18/2018	9/24/2018				N	Y
10.32	GVS - 3380 North Post Road				9/10/2018	9/11/2018				N	Y
10.33	GVS - 2150 Wirt Road				9/10/2018	9/14/2018				N	Y
10.34	GVS - 5301 Tamarack Circle East				9/10/2018	9/14/2018				N	Y
10.35	GVS - 443 Laredo Street				9/10/2018	9/14/2018				N	Y
10.36	GVS - 1661 and 1670 West Government Street				9/10/2018	9/24/2018				N	Y
10.37	GVS - 8450 Cook Road				9/10/2018	9/10/2018				N	Y
10.38	GVS - 613 North Freeway				9/10/2018	9/11/2018				N	Y
10.39	GVS - 10601 West Fairmont Parkway				9/10/2018	9/24/2018				N	Y
10.40	GVS - 7200 Tussing Road				9/24/2018	9/24/2018				N	Y
10.41	GVS - 14318 Highway 249				9/10/2018	9/10/2018				N	Y
10.42	GVS - 1910 25th Avenue North				9/14/2018	9/24/2018				N	Y
10.43	GVS - 8501 North Springboro Pike				9/10/2018	9/24/2018				N	Y
10.44	GVS - 4145 State Route 741				9/14/2018	9/24/2018				N	Y
10.45	GVS - 1961 Covington Pike				9/14/2018	9/24/2018		11/29/2018	7.0%	N	Y
10.46	GVS - 3785 Shiloh Springs Road				9/10/2018	9/24/2018				N	Y
10.47	GVS - 1585 Lexington Avenue				9/10/2018	9/14/2018				N	Y
10.48	GVS - 1594 Route 9G				9/14/2018	10/24/2018				N	Y
10.49	GVS - 8320 Alabonson Road				9/10/2018	9/13/2018				N	Y
10.50	GVS - 10013 FM 620				9/10/2018	9/24/2018				N	Y
10.51	GVS - 426 North Smithville Road				9/10/2018	9/24/2018				N	Y
10.52	GVS - 60 Westpark Road				9/10/2018	9/24/2018				N	Y
10.53	GVS - 2407 South U.S. Highway 183				9/10/2018	9/24/2018				N	Y
10.54	GVS - 5811 North Houston Rosslyn Road				9/10/2018	9/24/2018				N	Y
10.55	GVS - 3412 Garth Road				9/10/2018	9/24/2018				N	Y
10.56	GVS - 941 Fairmont Parkway				9/10/2018	9/14/2018				N	Y
10.57	GVS - 632 Timkin Road				9/10/2018	9/13/2018				N	Y
10.58	GVS - 8801 Boone Road				9/10/2018	9/10/2018				N	Y
10.59	GVS - 3951 Highway 78				9/14/2018	9/24/2018		11/27/2018	8.0%	N	Y
10.60	GVS - 16905 Indian Chief Drive				9/10/2018	9/24/2018				N	Y
10.61	GVS - 16530 West Hardy Road				9/12/2018	9/24/2018				N	Y
10.62	GVS - 4806 Marie Lane				9/10/2018	9/14/2018				N	Y
10.63	GVS - 1151 East Expressway 83				9/10/2018	9/10/2018				N	Y
10.64	GVS - 7116 South IH-35 Frontage Road				9/10/2018	9/24/2018				N	Y
11	The Block Northway	24,303	6.9%	2/28/2027	10/15/2018	10/15/2018				N	Y	Refinance	0	869,163	131,691	Cash		106,374	11,081	Cash		0
12	Wolverine Portfolio				12/5/2018	Various				N	Y	Refinance	284,203	137,321	45,774	Cash		0	Springing			0
12.01	Apple Tree Estates				12/5/2018	12/3/2018				N	Y
12.02	South Lyon				12/5/2018	12/4/2018				N	Y
12.03	Metro Commons				12/5/2018	12/5/2018				N	Y
12.04	Brighton Village				12/5/2018	12/5/2018				N	Y
12.05	College Heights				12/5/2018	12/5/2018				N	Y
12.06	Hillcrest				12/5/2018	12/3/2018				N	Y
12.07	Royal Village				12/5/2018	12/4/2018				N	Y
12.08	Fernwood				12/5/2018	12/4/2018				N	Y
12.09	Satellite Bay				12/5/2018	12/3/2018				N	Y
12.10	Chalet Village				12/5/2018	12/3/2018				N	Y
13	Home Depot Livonia MI				2/22/2019	3/7/2019				N	Y	Refinance	0	0	Springing			0	Springing			0
14	Town Square				9/19/2018	9/19/2018				N	Y	Acquisition	0	0	Springing			0	Springing			0
15	839 Broadway				3/26/2019	3/26/2019				N	Y	Recapitalization	7,000	63,518	10,586	Cash		26,000	3,250	Cash		0
16	Heartland Dental Medical Office Portfolio				Various	Various				N	Y	Refinance	316,121	250,000	Springing	Cash		384,109	Springing	Cash		0
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive				9/19/2018	9/12/2018				N	Y
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road				9/19/2018	9/19/2018				N	Y
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road				9/19/2018	9/20/2018				N	Y
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza				9/19/2018	9/19/2018				N	Y
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street				9/19/2018	9/19/2018				N	Y
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive				9/19/2018	9/19/2018				N	Y
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220				9/19/2018	9/12/2018				N	Y
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377				9/19/2018	9/19/2018				N	Y
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway				9/19/2018	9/19/2018				N	Y
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard				9/19/2018	9/19/2018				N	Y
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive				9/19/2018	9/12/2018				N	Y
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue				9/19/2018	9/19/2018				N	Y

A-1-19

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway				9/19/2018	9/19/2018				N	Y
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street				9/19/2018	9/12/2018				N	Y
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street				9/19/2018	9/19/2018				N	Y
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway				9/19/2018	9/19/2018				N	Y
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard				9/19/2018	9/12/2018				N	Y
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road				9/19/2018	9/19/2018				N	Y
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place				9/19/2018	9/19/2018				N	Y
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue				9/19/2018	9/19/2018				N	Y
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road				9/19/2018	9/12/2018				N	Y
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road				9/19/2018	9/12/2018				N	Y
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road				9/19/2018	9/12/2018				N	Y
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive				9/19/2018	9/19/2018				N	Y
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard				9/19/2018	9/19/2018				N	Y
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street				9/19/2018	9/19/2018				N	Y
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway				9/19/2018	9/19/2018				N	Y
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway				9/19/2018	9/19/2018				N	Y
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway				9/19/2018	9/12/2018				N	Y
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707				9/19/2018	9/19/2018				N	Y
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road				9/19/2018	9/12/2018				N	Y
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive				9/19/2018	9/19/2018				N	Y
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard				9/19/2018	9/12/2018				N	Y
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way				9/10/2018	9/10/2018				N	Y
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive				9/19/2018	9/19/2018				N	Y
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard				9/19/2018	9/10/2018				N	Y
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane				9/19/2018	9/19/2018				N	Y
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road				9/19/2018	9/12/2018				N	Y
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road				9/19/2018	9/19/2018				N	Y
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South				10/5/2018	9/19/2018				N	Y
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane				9/19/2018	9/19/2018				N	Y
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway				9/19/2018	9/19/2018				N	Y
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road				9/19/2018	9/19/2018				N	Y
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road				9/19/2018	9/19/2018				N	Y
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive				9/19/2018	9/19/2018				N	Y
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47				9/19/2018	9/19/2018				N	Y
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road				9/19/2018	9/19/2018				N	Y
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road				9/19/2018	9/19/2018				N	Y
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane				9/19/2018	9/19/2018				N	Y
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50				9/19/2018	9/12/2018				N	Y
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square				9/19/2018	9/12/2018				N	Y
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street				9/19/2018	9/19/2018				N	Y
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road				9/19/2018	9/12/2018				N	Y
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road				9/19/2018	9/19/2018				N	Y
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center				9/19/2018	9/19/2018				N	Y
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue				9/19/2018	9/19/2018				N	Y
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue				9/19/2018	9/19/2018				N	Y
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard				9/19/2018	9/12/2018				N	Y
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard				9/19/2018	9/12/2018				N	Y
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue				9/19/2018	9/19/2018				N	Y
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119				9/19/2018	9/19/2018				N	Y
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road				9/19/2018	9/12/2018				N	Y
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road				9/19/2018	9/19/2018				N	Y
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road				9/19/2018	9/19/2018				N	Y
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North				9/19/2018	9/19/2018				N	Y
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road				9/19/2018	9/12/2018				N	Y
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road				9/19/2018	9/12/2018				N	Y
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44				9/19/2018	9/19/2018				N	Y
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard				9/19/2018	9/19/2018				N	Y
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway				9/19/2018	9/12/2018				N	Y
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza				9/19/2018	9/19/2018				N	Y
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard				9/19/2018	9/19/2018				N	Y
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West				9/19/2018	9/19/2018				N	Y
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street				9/19/2018	9/19/2018				N	Y
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441				9/19/2018	9/12/2018				N	Y
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive				9/19/2018	9/12/2018				N	Y
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South				9/19/2018	9/19/2018				N	Y
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12				9/19/2018	9/19/2018				N	Y
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard				9/19/2018	9/12/2018				N	Y
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive				9/19/2018	9/19/2018				N	Y
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street				9/19/2018	9/19/2018				N	Y
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road				9/19/2018	9/19/2018				N	Y
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway				9/19/2018	9/19/2018				N	Y
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place				9/19/2018	9/19/2018				N	Y
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle				9/19/2018	9/19/2018				N	Y
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North				9/19/2018	9/19/2018				N	Y
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road				9/19/2018	9/19/2018				N	Y
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive				9/19/2018	9/19/2018				N	Y
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard				9/19/2018	9/12/2018				N	Y
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road				9/19/2018	9/17/2018				N	Y
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway				9/19/2018	9/12/2018				N	Y
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70				9/19/2018	9/19/2018				N	Y
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street				9/19/2018	9/19/2018				N	Y
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road				9/19/2018	9/19/2018				N	Y
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road				9/19/2018	9/19/2018				N	Y
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard				9/19/2018	9/12/2018				N	Y
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road				9/19/2018	9/14/2018				N	Y
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway				9/19/2018	9/19/2018				N	Y
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive				9/19/2018	9/12/2018				N	Y
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard				9/19/2018	9/19/2018				N	Y
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East				9/19/2018	9/19/2018				N	Y
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road				9/19/2018	9/19/2018				N	Y
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road				9/19/2018	9/19/2018				N	Y
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive				9/19/2018	9/12/2018				N	Y
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place				9/19/2018	9/19/2018				N	Y
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road				9/19/2018	9/19/2018				N	Y
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way				9/20/2018	9/19/2018				N	Y
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard				9/19/2018	9/19/2018				N	Y
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard				9/19/2018	9/12/2018				N	Y
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road				9/19/2018	9/19/2018				N	Y
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court				9/19/2018	9/19/2018				N	Y
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South				9/19/2018	9/12/2018				N	Y
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue				9/19/2018	9/19/2018				N	Y
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue				9/19/2018	9/19/2018				N	Y
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue				9/19/2018	9/19/2018				N	Y
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane				9/19/2018	9/19/2018				N	Y
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue				9/19/2018	9/12/2018				N	Y
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail				9/19/2018	9/12/2018				N	Y
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street				9/19/2018	9/12/2018				N	Y
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway				9/19/2018	9/19/2018				N	Y
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue				9/19/2018	9/19/2018				N	Y
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place				9/19/2018	9/19/2018				N	Y
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road				9/19/2018	9/19/2018				N	Y
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street				9/19/2018	9/19/2018				N	Y
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road				9/19/2018	9/12/2018				N	Y
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street				9/19/2018	9/19/2018				N	Y
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street				9/19/2018	9/19/2018				N	Y
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street				9/19/2018	9/13/2018				N	Y
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road				9/19/2018	9/19/2018				N	Y
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64				9/19/2018	9/10/2018				N	Y
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009				9/19/2018	9/19/2018				N	Y
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road				9/19/2018	9/19/2018				N	Y
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road				9/19/2018	9/19/2018				N	Y
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South				9/19/2018	9/19/2018				N	Y
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6				9/19/2018	9/19/2018				N	Y
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway				9/19/2018	9/19/2018				N	Y
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard				9/19/2018	9/19/2018				N	Y
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court				9/19/2018	9/19/2018				N	Y
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17				9/19/2018	9/19/2018				N	Y
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive				9/19/2018	9/12/2018				N	Y
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East				9/19/2018	9/12/2018				N	Y
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street				9/19/2018	9/12/2018				N	Y
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue				9/19/2018	9/19/2018				N	Y
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive				9/19/2018	9/19/2018				N	Y
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive				9/19/2018	9/12/2018				N	Y

A-1-20

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road				9/19/2018	9/19/2018				N	Y
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive				9/19/2018	9/19/2018				N	Y
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast				9/19/2018	9/19/2018				N	Y
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue				9/19/2018	9/19/2018				N	Y
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North				9/19/2018	9/12/2018				N	Y
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street				9/19/2018	9/19/2018				N	Y
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway				9/19/2018	9/12/2018				N	Y
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road				9/19/2018	9/12/2018				N	Y
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street				9/19/2018	9/19/2018				N	Y
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court				9/19/2018	9/19/2018				N	Y
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane				9/19/2018	9/19/2018				N	Y
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza				9/19/2018	9/19/2018				N	Y
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive				9/19/2018	9/19/2018				N	Y
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road				9/19/2018	9/12/2018				N	Y
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue				9/19/2018	9/19/2018				N	Y
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle				9/19/2018	9/19/2018				N	Y
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street				9/19/2018	9/19/2018				N	Y
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road				9/19/2018	9/12/2018				N	Y
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9				9/19/2018	8/31/2018				N	Y
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court				9/19/2018	9/19/2018				N	Y
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street				9/19/2018	9/19/2018				N	Y
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202				9/19/2018	9/19/2018				N	Y
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5				9/19/2018	9/12/2018				N	Y
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4				9/19/2018	9/19/2018				N	Y
17	InnVite Hospitality Portfolio				3/25/2019	Various				N	Y	Refinance	267,363	85,495	18,586	Cash		40,288	6,104	Cash		0
17.01	Hampton Inn Sidney				3/25/2019	3/27/2019				N	Y
17.02	Best Western Plus Dayton Northwest				3/25/2019	3/25/2019				N	Y
17.03	Best Western Plus Dayton South				3/25/2019	3/25/2019				N	Y
17.04	Quality Inn & Suites South/Obetz				3/25/2019	3/26/2019				N	Y
17.05	Super 8 Zanesville				3/25/2019	3/27/2019				N	Y
18	River’s Edge Apartments				11/15/2018	11/15/2018				N	Y	Refinance	12,188	44,702	22,351	Cash		120,411	10,946	Cash		14,268
19	Marketplace at Smyrna	8,000	5.1%	7/31/2023	11/1/2018	12/3/2018				N	Y	Acquisition	0	0	22,657	Cash		7,313	2,813	Cash		0
20	Centrepointe Business Park	15,417	6.0%	4/30/2021	7/18/2018	7/20/2018				N	Y	Recapitalization	52,503	132,855	20,439	Cash		27,647	3,950	Cash		0
21	Preston Creek Shopping Center	3,941	4.9%	8/31/2023	2/20/2019	2/20/2019				N	Y	Acquisition	0	174,452	41,536	Cash		12,877	2,010	Cash		212,350
22	Houport Mixed Use Portfolio	Various	Various	Various	Various	Various				N	Y	Refinance	23,250	126,205	27,436	Cash		120,630	11,380	Cash		0
22.01	Katy	7,436	7.4%	12/31/2020	3/6/2019	3/6/2019				N	Y
22.02	Westway	3,960	6.4%	7/31/2022	3/6/2019	3/6/2019				N	Y
22.03	Pineway	3,900	7.1%	11/30/2020	3/7/2019	3/7/2019				N	Y
23	Shamrock Village	2,805	5.3%	1/31/2021	1/15/2019	2/5/2019		1/30/2019	19.0%	N	Y	Refinance	0	0	7,204; Springing	Cash		0	Springing			0
24	Conejo Valley Plaza	2,800	4.4%	3/31/2020	9/4/2018	9/5/2018		9/4/2018	9.0%	N	Y	Refinance	63,055	11,876	11,876	Cash		28,033	2,336	Cash		0
25	Mary’s Vineyard Shopping Center	6,000	3.9%	11/18/2030	1/17/2019	1/28/2019		1/18/2019	5.0%	N	Y	Refinance	65,929	51,588	17,196	Cash		41,745	4,175	Cash		0
26	Jefferson Office Park	Various	Various	Various	Various	Various				N	Y	Acquisition/Recapitalization	206,219	131,166	32,792	Cash		2,424	2,424	Cash		0
26.01	Middleburg Heights	5,726	5.0%	6/30/2020	3/12/2019	3/12/2019				N	Y
26.02	Fairlawn	3,055	5.4%	8/31/2019	3/11/2019	3/10/2019				N	Y
26.03	Mayfield Village	3,129	6.8%	12/31/2019	3/11/2019	3/12/2019				N	Y
27	Crossroads Portfolio	Various	Various	Various	1/11/2019	1/15/2019				N	Y	Acquisition	42,250	52,127	26,063	Cash		0	Springing			557,750
27.01	20975 Swenson	2,904	4.0%	5/31/2026	1/11/2019	1/15/2019				N	Y
27.02	20935 Swenson	4,563	6.4%	4/30/2024	1/11/2019	1/15/2019				N	Y
27.03	20825 Swenson				1/11/2019	1/15/2019				N	Y
28	24 Commerce Street	7,967	4.6%	7/31/2023	1/9/2019	1/9/2019				N	Y	Refinance	5,625	33,293	33,293	Cash		38,949	4,869	Cash		0
29	Lexington Pavilion	4,810	4.2%	8/31/2027	1/29/2019	1/29/2019				N	Y	Acquisition	0	40,886	20,443	Cash		0	Springing			113,453
30	Midtown Plaza	5,000	4.7%	1/31/2022	1/10/2019	12/14/2018				N	Y	Refinance	0	22,706	10,812	Cash		5,324	2,535	Cash		0
31	North Charleston Center	12,960	5.5%	3/31/2023	2/11/2019	2/7/2019				N	Y	Refinance	79,719	72,734	24,245	Cash		17,720	8,860	Cash		0
32	Chesterfield Marketplace	13,300	6.7%	9/30/2022	12/4/2018	12/4/2018				N	Y	Refinance	700,000	66,760	9,537	Cash		21,851	3,642	Cash		0
33	Shelby Corners	7,042	5.2%	1/31/2022	1/29/2019	1/29/2019				N	Y	Refinance	35,303	90,896	30,299	Cash		7,161	1,790	Cash		0
34	Wellington Park	4,400	4.3%	5/31/2023	12/28/2018	1/2/2019				N	Y	Acquisition	16,955	87,413	10,406	Cash		3,032	1,444	Cash		0
35	24 Hour Fitness - Texas				11/13/2018	11/14/2018				N	Y	Acquisition	0	75,140	18,785	Cash		2,892	2,892	Cash		0
36	Bond Street Fund 18	Various	Various	Various	Various	Various				N	Y	Acquisition	0	8,669	8,669	Cash		0	Springing			0
36.01	University Center	1,529	10.4%	11/30/2023	11/1/2018	11/2/2018				N	Y
36.02	Shoppes At Hermitage Hills	2,303	11.6%	2/28/2027	10/23/2018	10/30/2018				N	Y
37	Hampton Inn Canton				2/21/2019	2/20/2019				N	Y	Acquisition	0	41,410	6,833	Cash		2,735	2,708	Cash		0
38	Staybridge Suites Odessa Interstate Highway 20				3/22/2019	3/22/2019				N	Y	Refinance	0	49,424	11,768	Cash		19,750	3,135	Cash		0
39	Lake Hills Plaza	6,000	6.4%	12/31/2028	10/31/2018	10/15/2018	11/29/2018			N	Y	Refinance	29,813	8,910	4,455	Cash		23,352	3,892	Cash		0
40	EB Hotel Miami				1/4/2019	1/4/2019				N	Y	Refinance	0	133,703	26,741	Cash		216,667	16,661	Cash		24,646
41	Woodlands Centre	5,406	9.7%	3/31/2021	1/30/2019	1/30/2019				N	Y	Refinance	0	62,035	8,440	Cash		15,105	1,199	Cash		0
42	Junction City Shopping Center	3,963	4.0%	2/28/2026	4/22/2019	3/29/2019				N	Y	Acquisition	77,375	195,328	23,253	Cash		0	Springing			0
43	Royal Oak EZ Storage				2/21/2019	2/21/2019				N	Y	Refinance	0	106,632	13,329	Cash		0	Springing			0
44	Fairfield Inn & Suites - Colorado Springs North				2/20/2019	2/20/2019				N	Y	Acquisition	0	7,430	7,430	Cash		15,825	1,648	Cash		0
45	Sierra Center Office Building				2/15/2019	2/15/2019		2/15/2019	10.0%	N	Y	Refinance	0	4,020	4,020	Cash		3,244	811	Cash		165,000
46	Confluence Portfolio				Various	12/3/2018				N	Y	Refinance	108,421	43,617	9,482	Cash		34,979	6,246	Cash		0
46.01	Ashley Chase Apartments				11/29/2018	12/3/2018				N	Y
46.02	South Guignard Apartments (Lift Homes)				11/30/2018	12/3/2018				N	Y
46.03	Cambridge Court Apartments				12/3/2018	12/3/2018				N	Y
47	Comfort Inn Greenville				2/20/2019	2/19/2019				N	Y	Refinance	111,562	86,151	9,117	Cash		5,536	2,636	Cash		0
48	Holiday Inn Express & Suites Woodward				10/5/2018	10/5/2018				N	Y	Refinance	3,750	7,713	2,966	Cash		8,724	5,452	Cash		0
49	Oak Meadows & Brookview Place				12/27/2018	Various				N	Y	Refinance	14,375	51,804	14,390	Cash		37,819	4,976	Cash		0
49.01	Brookview Place				12/27/2018	12/27/2018				N	Y
49.02	Oak Meadows				12/27/2018	12/21/2018				N	Y
50	Z Tower	2,000	12.4%	2/28/2028	5/24/2018	05/24/2018				N	Y	Refinance	0	9,447	1,050	Cash		1,832	916	Cash		0
51	Settlers Pointe Office Building				7/17/2018	7/9/2018				N	Y	Refinance	0	22,320	11,160	Cash		4,347	1,449	Cash		0
52	4301 Riverside Drive				1/16/2019	1/16/2019		1/16/2019	6.0%	N	Y	Refinance	0	22,370	4,474	Cash		1,220	610	Cash		0
53	Space Station				2/26/2019	2/20/2019				N	Y	Acquisition	35,188	52,924	16,801	Cash		5,626	595	Cash		0
54	7240 Parkway Drive	5,497	7.4%	MTM	3/14/2019	1/3/2019				N	Y	Acquisition	21,063	55,181	9,197	Cash		0	0			93,938
55	Lofts at Binghamton Portfolio				1/31/2019	Various				N	Y	Refinance	25,905	16,486	8,243	Cash		15,053	3,763	Cash		0
55.01	Lofts at 221				1/31/2019	2/4/2019				N	Y
55.02	Lofts at 60				1/31/2019	2/5/2019				N	Y
56	Walgreens- North Charleston				11/1/2018					N	Y	Acquisition	0	0	Springing			0	Springing			0
57	Eagle Creek Plaza	2,854	4.6%	3/31/2025	1/10/2019	1/11/2019				N	Y	Acquisition	15,625	90,806	15,134	Cash		1,492	1,492	Cash		0
58	Colonel Glenn Business Center	5,598	13.1%	1/31/2024	1/17/2019	1/16/2019				N	Y	Acquisition	10,625	0	5,710	Cash		655	655	Cash		0
59	5911 North Honore Avenue	3,058	9.1%	4/30/2023	12/21/2018					N	Y	Refinance	0	25,720	5,144	Cash		0	Springing			0
60	Space Savers Self Storage				2/1/2019	2/1/2019				N	Y	Acquisition	0	13,100	2,620	Cash		0	Springing			0
61	Walgreens Houma				10/10/2018	10/8/2018				N	Y	Recapitalization	0	0	Springing			501	Springing	Cash		0
62	Best Western Plus Spartanburg				3/20/2019	3/20/2019				N	Y	Refinance	0	14,699	3,675	Cash		4,888	1,222	Cash		0
63	Gallatin Manor				2/26/2019	2/26/2019				N	Y	Refinance	0	29,219	3,398	Cash		2,006	1,254	Cash		0
64	Harlingen Heights	1,337	9.4%	12/31/2023	9/4/2018					N	Y	Refinance	0	14,629	4,879	Cash		3,670	612	Cash		0

A-1-21

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly Replacement Reserve ($)(8)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)
1	Crown Center Office Park	5,984	0	Cash		3,000,000
2	Ohio Hotel Portfolio	1/12th of 4% of the greater of (i) gross revenues in the preceding calendar year or (ii) the projected gross revenues for the current calendar year	0	Cash		0
2.01	SpringHill Suites Beavercreek
2.02	Holiday Inn West Chester
2.03	Holiday Inn Express & Suites Dayton
3	Great Wolf Lodge Southern California	Springing	0			0
4	Hilton at University Place	61,624	0	Cash		0
5	Goodyear Portfolio	Springing	0			0
5.01	Innovation Tech Center
5.02	Research Center
5.03	Tire Testing
5.04	North Archwood
6	Shreveport Storage Portfolio	4,206	0	Cash		0
6.01	Home and Office Storage - Airline
6.02	Home and Office Storage - EBK
6.03	Home and Office Storage - I-49
7	Inland Devon Self Storage Portfolio	Springing	714,460	Cash		0
7.01	67650 East Ramon Road
7.02	2700 Poplar Avenue
7.03	1400 South Gene Autry Trail
7.04	3686 Old Germantown Road
7.05	500 Radio Road
7.06	9275 Macon Road
7.07	72500 Varner Road
7.08	22075 Highway 18
7.09	3040 Austin Peay Highway
7.10	18690 Highway 18
7.11	1700 US Highway 75
7.12	1720 Loy Lake Road
7.13	6140 East Shelby Drive
7.14	6017 Interstate 30
7.15	7777 Moriarty Road
7.16	8123 Wesley Street
7.17	2922 South 5th Court
7.18	3577 New Getwell Road
7.19	5141 American Way
7.20	6390 Winchester Road
7.21	4705 Winchester Road
8	The Colonnade Office Complex	17,987		Cash		4,000,000
9	Mariners Landing	Springing	0			1,000,000
10	Great Value Storage Portfolio	34,198		Cash		0
10.01	GVS - 6250 Westward Lane
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard
10.03	GVS - 9530 Skillman Street
10.04	GVS - 4311 Samuell Boulevard
10.05	GVS - 9010 Emmett F Lowry Expressway
10.06	GVS - 9984 South Old State Road
10.07	GVS - 10640 Hempstead Road
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue
10.09	GVS - 4641 Production Drive
10.10	GVS - 920 Highway 80 East
10.11	GVS - 2202 North Market Street
10.12	GVS - 111 North Layfair Drive
10.13	GVS - 435 Congress Park Drive
10.14	GVS - 765 South Street
10.15	GVS - 410 Gulf Freeway
10.16	GVS - 5199 Westerville Road
10.17	GVS - 2502 Bay Street
10.18	GVS - 1710 North Cunningham Avenue
10.19	GVS - 7821 Taylor Road
10.20	GVS - 9600 Marion Ridge
10.21	GVS - 4901 South Freeway
10.22	GVS - 15300 Kuykendahl Road
10.23	GVS - 9951 Harwin Road
10.24	GVS - 2033 Oak Grove Road
10.25	GVS - 11702 Beechnut Street
10.26	GVS - 13825 FM 306
10.27	GVS - 5550 Antoine Drive
10.28	GVS - 580 East Dublin Granville Road
10.29	GVS - 7986 Southern Boulevard
10.30	GVS - 1330 Georgesville Road
10.31	GVS - 123 South Meridian Road
10.32	GVS - 3380 North Post Road
10.33	GVS - 2150 Wirt Road
10.34	GVS - 5301 Tamarack Circle East
10.35	GVS - 443 Laredo Street
10.36	GVS - 1661 and 1670 West Government Street
10.37	GVS - 8450 Cook Road
10.38	GVS - 613 North Freeway
10.39	GVS - 10601 West Fairmont Parkway
10.40	GVS - 7200 Tussing Road
10.41	GVS - 14318 Highway 249
10.42	GVS - 1910 25th Avenue North
10.43	GVS - 8501 North Springboro Pike
10.44	GVS - 4145 State Route 741
10.45	GVS - 1961 Covington Pike
10.46	GVS - 3785 Shiloh Springs Road
10.47	GVS - 1585 Lexington Avenue
10.48	GVS - 1594 Route 9G
10.49	GVS - 8320 Alabonson Road
10.50	GVS - 10013 FM 620
10.51	GVS - 426 North Smithville Road
10.52	GVS - 60 Westpark Road
10.53	GVS - 2407 South U.S. Highway 183
10.54	GVS - 5811 North Houston Rosslyn Road
10.55	GVS - 3412 Garth Road
10.56	GVS - 941 Fairmont Parkway
10.57	GVS - 632 Timkin Road
10.58	GVS - 8801 Boone Road
10.59	GVS - 3951 Highway 78
10.60	GVS - 16905 Indian Chief Drive
10.61	GVS - 16530 West Hardy Road
10.62	GVS - 4806 Marie Lane
10.63	GVS - 1151 East Expressway 83
10.64	GVS - 7116 South IH-35 Frontage Road
11	The Block Northway	2,953	0	Cash		3,500,000
12	Wolverine Portfolio	6,871	0	Cash		0
12.01	Apple Tree Estates
12.02	South Lyon
12.03	Metro Commons
12.04	Brighton Village
12.05	College Heights
12.06	Hillcrest
12.07	Royal Village
12.08	Fernwood
12.09	Satellite Bay
12.10	Chalet Village
13	Home Depot Livonia MI	Springing	0			0
14	Town Square	0	0			0
15	839 Broadway	770	0	Cash		0
16	Heartland Dental Medical Office Portfolio	16,042	$0.40 per square foot of gross leasable area at the Properties.	Cash		0
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue

A-1-22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly Replacement Reserve ($)(8)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive

A-1-23

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly Replacement Reserve ($)(8)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4
17	InnVite Hospitality Portfolio	24,593	0	Cash		0
17.01	Hampton Inn Sidney
17.02	Best Western Plus Dayton Northwest
17.03	Best Western Plus Dayton South
17.04	Quality Inn & Suites South/Obetz
17.05	Super 8 Zanesville
18	River’s Edge Apartments	14,268	0	Cash		0
19	Marketplace at Smyrna	2,636	0	Cash		0
20	Centrepointe Business Park	4,277	0	Cash		300,000
21	Preston Creek Shopping Center	1,130	0	Cash		100,000
22	Houport Mixed Use Portfolio	3,614	0	Cash		250,000
22.01	Katy
22.02	Westway
22.03	Pineway
23	Shamrock Village	890; Springing	32,037	Cash		0
24	Conejo Valley Plaza	1,287	0	Cash		500,000
25	Mary’s Vineyard Shopping Center	3,069	0	Cash		400,000
26	Jefferson Office Park	3,601	0	Cash		600,000
26.01	Middleburg Heights
26.02	Fairlawn
26.03	Mayfield Village
27	Crossroads Portfolio	3,053	0	Cash		200,000
27.01	20975 Swenson
27.02	20935 Swenson
27.03	20825 Swenson
28	24 Commerce Street	2,865	0	Cash		0
29	Lexington Pavilion	1,423	51,242	Cash		0
30	Midtown Plaza	1,781	0	Cash		0
31	North Charleston Center	2,924	0	Cash		300,000
32	Chesterfield Marketplace	Years 1-4 $7,477 monthly ; Years 5-10 $3,323 monthly	0	Cash		200,000
33	Shelby Corners	1,902	0	Cash		400,000
34	Wellington Park	1,708	0	Cash		100,000
35	24 Hour Fitness - Texas	528	12,672	Cash		0
36	Bond Street Fund 18	576	0	Cash		300,000
36.01	University Center
36.02	Shoppes At Hermitage Hills
37	Hampton Inn Canton	10,153	500,000	Cash		0
38	Staybridge Suites Odessa Interstate Highway 20	13,838	0	Cash		0
39	Lake Hills Plaza	1,562	0	Cash		150,000
40	EB Hotel Miami	26,646	0	Cash		0
41	Woodlands Centre	926	0	Cash		0
42	Junction City Shopping Center	1,550	0	Cash		0
43	Royal Oak EZ Storage	943	33,948	0	0	0
44	Fairfield Inn & Suites - Colorado Springs North	8,931	0	Cash		0
45	Sierra Center Office Building	561; Springing	13,464	Cash		165,000
46	Confluence Portfolio	5,825	0	Cash		0
46.01	Ashley Chase Apartments
46.02	South Guignard Apartments (Lift Homes)
46.03	Cambridge Court Apartments
47	Comfort Inn Greenville	8,984	0	Cash		0
48	Holiday Inn Express & Suites Woodward	6,902	0	Cash		0
49	Oak Meadows & Brookview Place	6,917	0	Cash		0
49.01	Brookview Place
49.02	Oak Meadows
50	Z Tower	269	0	Cash		0
51	Settlers Pointe Office Building	545	0	Cash		0
52	4301 Riverside Drive	Springing	0			0
53	Space Station	1,439	0	Cash		0
54	7240 Parkway Drive	1,236	0	Cash		250,000
55	Lofts at Binghamton Portfolio	Monthly deposits of $975 starting on February 6, 2022	0	Cash		50,000
55.01	Lofts at 221
55.02	Lofts at 60
56	Walgreens- North Charleston	243	8,730	Cash		0
57	Eagle Creek Plaza	780	0	Cash		175,000
58	Colonel Glenn Business Center	357	0	Cash		125,000
59	5911 North Honore Avenue	667	0	Cash		130,000
60	Space Savers Self Storage	647	0	Cash		0
61	Walgreens Houma	Springing	0			0
62	Best Western Plus Spartanburg	4% of Gross Income	0	Cash		0
63	Gallatin Manor	1,000	0	Cash		0
64	Harlingen Heights	238	9,000	Cash		0

A-1-24

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly TI/LC Reserve ($)(8)
1	Crown Center Office Park	28,497; Springing
2	Ohio Hotel Portfolio	0
2.01	SpringHill Suites Beavercreek
2.02	Holiday Inn West Chester
2.03	Holiday Inn Express & Suites Dayton
3	Great Wolf Lodge Southern California	0
4	Hilton at University Place	0
5	Goodyear Portfolio	Springing
5.01	Innovation Tech Center
5.02	Research Center
5.03	Tire Testing
5.04	North Archwood
6	Shreveport Storage Portfolio	0
6.01	Home and Office Storage - Airline
6.02	Home and Office Storage - EBK
6.03	Home and Office Storage - I-49
7	Inland Devon Self Storage Portfolio	0
7.01	67650 East Ramon Road
7.02	2700 Poplar Avenue
7.03	1400 South Gene Autry Trail
7.04	3686 Old Germantown Road
7.05	500 Radio Road
7.06	9275 Macon Road
7.07	72500 Varner Road
7.08	22075 Highway 18
7.09	3040 Austin Peay Highway
7.10	18690 Highway 18
7.11	1700 US Highway 75
7.12	1720 Loy Lake Road
7.13	6140 East Shelby Drive
7.14	6017 Interstate 30
7.15	7777 Moriarty Road
7.16	8123 Wesley Street
7.17	2922 South 5th Court
7.18	3577 New Getwell Road
7.19	5141 American Way
7.20	6390 Winchester Road
7.21	4705 Winchester Road
8	The Colonnade Office Complex	89,933
9	Mariners Landing	16,888; Springing
10	Great Value Storage Portfolio	0
10.01	GVS - 6250 Westward Lane
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard
10.03	GVS - 9530 Skillman Street
10.04	GVS - 4311 Samuell Boulevard
10.05	GVS - 9010 Emmett F Lowry Expressway
10.06	GVS - 9984 South Old State Road
10.07	GVS - 10640 Hempstead Road
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue
10.09	GVS - 4641 Production Drive
10.10	GVS - 920 Highway 80 East
10.11	GVS - 2202 North Market Street
10.12	GVS - 111 North Layfair Drive
10.13	GVS - 435 Congress Park Drive
10.14	GVS - 765 South Street
10.15	GVS - 410 Gulf Freeway
10.16	GVS - 5199 Westerville Road
10.17	GVS - 2502 Bay Street
10.18	GVS - 1710 North Cunningham Avenue
10.19	GVS - 7821 Taylor Road
10.20	GVS - 9600 Marion Ridge
10.21	GVS - 4901 South Freeway
10.22	GVS - 15300 Kuykendahl Road
10.23	GVS - 9951 Harwin Road
10.24	GVS - 2033 Oak Grove Road
10.25	GVS - 11702 Beechnut Street
10.26	GVS - 13825 FM 306
10.27	GVS - 5550 Antoine Drive
10.28	GVS - 580 East Dublin Granville Road
10.29	GVS - 7986 Southern Boulevard
10.30	GVS - 1330 Georgesville Road
10.31	GVS - 123 South Meridian Road
10.32	GVS - 3380 North Post Road
10.33	GVS - 2150 Wirt Road
10.34	GVS - 5301 Tamarack Circle East
10.35	GVS - 443 Laredo Street
10.36	GVS - 1661 and 1670 West Government Street
10.37	GVS - 8450 Cook Road
10.38	GVS - 613 North Freeway
10.39	GVS - 10601 West Fairmont Parkway
10.40	GVS - 7200 Tussing Road
10.41	GVS - 14318 Highway 249
10.42	GVS - 1910 25th Avenue North
10.43	GVS - 8501 North Springboro Pike
10.44	GVS - 4145 State Route 741
10.45	GVS - 1961 Covington Pike
10.46	GVS - 3785 Shiloh Springs Road
10.47	GVS - 1585 Lexington Avenue
10.48	GVS - 1594 Route 9G
10.49	GVS - 8320 Alabonson Road
10.50	GVS - 10013 FM 620
10.51	GVS - 426 North Smithville Road
10.52	GVS - 60 Westpark Road
10.53	GVS - 2407 South U.S. Highway 183
10.54	GVS - 5811 North Houston Rosslyn Road
10.55	GVS - 3412 Garth Road
10.56	GVS - 941 Fairmont Parkway
10.57	GVS - 632 Timkin Road
10.58	GVS - 8801 Boone Road
10.59	GVS - 3951 Highway 78
10.60	GVS - 16905 Indian Chief Drive
10.61	GVS - 16530 West Hardy Road
10.62	GVS - 4806 Marie Lane
10.63	GVS - 1151 East Expressway 83
10.64	GVS - 7116 South IH-35 Frontage Road
11	The Block Northway	Springing
12	Wolverine Portfolio	0
12.01	Apple Tree Estates
12.02	South Lyon
12.03	Metro Commons
12.04	Brighton Village
12.05	College Heights
12.06	Hillcrest
12.07	Royal Village
12.08	Fernwood
12.09	Satellite Bay
12.10	Chalet Village
13	Home Depot Livonia MI	2,917
14	Town Square	0
15	839 Broadway	1,926
16	Heartland Dental Medical Office Portfolio	80,208
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue

A-1-25

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly TI/LC Reserve ($)(8)
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive

A-1-26

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly TI/LC Reserve ($)(8)
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4
17	InnVite Hospitality Portfolio	0
17.01	Hampton Inn Sidney
17.02	Best Western Plus Dayton Northwest
17.03	Best Western Plus Dayton South
17.04	Quality Inn & Suites South/Obetz
17.05	Super 8 Zanesville
18	River’s Edge Apartments	0
19	Marketplace at Smyrna	9,894
20	Centrepointe Business Park	19,245
21	Preston Creek Shopping Center	5,980
22	Houport Mixed Use Portfolio	9,035
22.01	Katy
22.02	Westway
22.03	Pineway
23	Shamrock Village	4,450
24	Conejo Valley Plaza	5,364
25	Mary’s Vineyard Shopping Center	9,592
26	Jefferson Office Park	Springing
26.01	Middleburg Heights
26.02	Fairlawn
26.03	Mayfield Village
27	Crossroads Portfolio	15,264
27.01	20975 Swenson
27.02	20935 Swenson
27.03	20825 Swenson
28	24 Commerce Street	17,905
29	Lexington Pavilion	7,117
30	Midtown Plaza	16,667
31	North Charleston Center	19,496
32	Chesterfield Marketplace	Years 1-3 $16,616 monthly ; Years 4-10 $8,308 monthly
33	Shelby Corners	8,392
34	Wellington Park	8,541
35	24 Hour Fitness - Texas	0
36	Bond Street Fund 18	3,333
36.01	University Center
36.02	Shoppes At Hermitage Hills
37	Hampton Inn Canton	0
38	Staybridge Suites Odessa Interstate Highway 20	0
39	Lake Hills Plaza	5,859
40	EB Hotel Miami	0
41	Woodlands Centre	4,166
42	Junction City Shopping Center	8,159
43	Royal Oak EZ Storage	0
44	Fairfield Inn & Suites - Colorado Springs North	0
45	Sierra Center Office Building	4,557; Springing
46	Confluence Portfolio	0
46.01	Ashley Chase Apartments
46.02	South Guignard Apartments (Lift Homes)
46.03	Cambridge Court Apartments
47	Comfort Inn Greenville	0
48	Holiday Inn Express & Suites Woodward	0
49	Oak Meadows & Brookview Place	0
49.01	Brookview Place
49.02	Oak Meadows
50	Z Tower	2,064
51	Settlers Pointe Office Building	4,167
52	4301 Riverside Drive	Springing
53	Space Station	879
54	7240 Parkway Drive	Commencing on the later of (x) the Monthly Payment Date occurring in May 2020, and (y) the Monthly Payment Date immediately succeeding the date that the balance of the TI/LC Reserve Account is less than $250,000, and on each Monthly Payment Date thereafter an amount equal to $7,415.58. The TI/LC Reserve Funds shall not exceed (i) from the Closing Date through the occurrence of the Eccleston Extension Date, $400,000, and (ii) beginning on the Monthly Payment Date immediately succeeding the occurrence of the Eccelston Extension Date and at all times thereafter, $200,000.
55	Lofts at Binghamton Portfolio	1,000
55.01	Lofts at 221
55.02	Lofts at 60
56	Walgreens- North Charleston	Springing
57	Eagle Creek Plaza	5,198
58	Colonel Glenn Business Center	2,679
59	5911 North Honore Avenue	3,750
60	Space Savers Self Storage	0
61	Walgreens Houma	Springing
62	Best Western Plus Spartanburg	0
63	Gallatin Manor	0
64	Harlingen Heights	1,192

A-1-27

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Reserve Cap ($)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty
1	Crown Center Office Park	3,000,000	Cash		0	0
2	Ohio Hotel Portfolio	0			0	0
2.01	SpringHill Suites Beavercreek
2.02	Holiday Inn West Chester
2.03	Holiday Inn Express & Suites Dayton
3	Great Wolf Lodge Southern California	0			0	0
4	Hilton at University Place	0			0	0
5	Goodyear Portfolio	0			0	0
5.01	Innovation Tech Center
5.02	Research Center
5.03	Tire Testing
5.04	North Archwood
6	Shreveport Storage Portfolio	0			0	0
6.01	Home and Office Storage - Airline
6.02	Home and Office Storage - EBK
6.03	Home and Office Storage - I-49
7	Inland Devon Self Storage Portfolio	0			0	0
7.01	67650 East Ramon Road
7.02	2700 Poplar Avenue
7.03	1400 South Gene Autry Trail
7.04	3686 Old Germantown Road
7.05	500 Radio Road
7.06	9275 Macon Road
7.07	72500 Varner Road
7.08	22075 Highway 18
7.09	3040 Austin Peay Highway
7.10	18690 Highway 18
7.11	1700 US Highway 75
7.12	1720 Loy Lake Road
7.13	6140 East Shelby Drive
7.14	6017 Interstate 30
7.15	7777 Moriarty Road
7.16	8123 Wesley Street
7.17	2922 South 5th Court
7.18	3577 New Getwell Road
7.19	5141 American Way
7.20	6390 Winchester Road
7.21	4705 Winchester Road
8	The Colonnade Office Complex	6,000,000	Cash		0	0
9	Mariners Landing	300,000	Cash		0	0
10	Great Value Storage Portfolio				0	0
10.01	GVS - 6250 Westward Lane
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard
10.03	GVS - 9530 Skillman Street
10.04	GVS - 4311 Samuell Boulevard
10.05	GVS - 9010 Emmett F Lowry Expressway
10.06	GVS - 9984 South Old State Road
10.07	GVS - 10640 Hempstead Road
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue
10.09	GVS - 4641 Production Drive
10.10	GVS - 920 Highway 80 East
10.11	GVS - 2202 North Market Street
10.12	GVS - 111 North Layfair Drive
10.13	GVS - 435 Congress Park Drive
10.14	GVS - 765 South Street
10.15	GVS - 410 Gulf Freeway
10.16	GVS - 5199 Westerville Road
10.17	GVS - 2502 Bay Street
10.18	GVS - 1710 North Cunningham Avenue
10.19	GVS - 7821 Taylor Road
10.20	GVS - 9600 Marion Ridge
10.21	GVS - 4901 South Freeway
10.22	GVS - 15300 Kuykendahl Road
10.23	GVS - 9951 Harwin Road
10.24	GVS - 2033 Oak Grove Road
10.25	GVS - 11702 Beechnut Street
10.26	GVS - 13825 FM 306
10.27	GVS - 5550 Antoine Drive
10.28	GVS - 580 East Dublin Granville Road
10.29	GVS - 7986 Southern Boulevard
10.30	GVS - 1330 Georgesville Road
10.31	GVS - 123 South Meridian Road
10.32	GVS - 3380 North Post Road
10.33	GVS - 2150 Wirt Road
10.34	GVS - 5301 Tamarack Circle East
10.35	GVS - 443 Laredo Street
10.36	GVS - 1661 and 1670 West Government Street
10.37	GVS - 8450 Cook Road
10.38	GVS - 613 North Freeway
10.39	GVS - 10601 West Fairmont Parkway
10.40	GVS - 7200 Tussing Road
10.41	GVS - 14318 Highway 249
10.42	GVS - 1910 25th Avenue North
10.43	GVS - 8501 North Springboro Pike
10.44	GVS - 4145 State Route 741
10.45	GVS - 1961 Covington Pike
10.46	GVS - 3785 Shiloh Springs Road
10.47	GVS - 1585 Lexington Avenue
10.48	GVS - 1594 Route 9G
10.49	GVS - 8320 Alabonson Road
10.50	GVS - 10013 FM 620
10.51	GVS - 426 North Smithville Road
10.52	GVS - 60 Westpark Road
10.53	GVS - 2407 South U.S. Highway 183
10.54	GVS - 5811 North Houston Rosslyn Road
10.55	GVS - 3412 Garth Road
10.56	GVS - 941 Fairmont Parkway
10.57	GVS - 632 Timkin Road
10.58	GVS - 8801 Boone Road
10.59	GVS - 3951 Highway 78
10.60	GVS - 16905 Indian Chief Drive
10.61	GVS - 16530 West Hardy Road
10.62	GVS - 4806 Marie Lane
10.63	GVS - 1151 East Expressway 83
10.64	GVS - 7116 South IH-35 Frontage Road
11	The Block Northway	1,000,000	Cash		0	0
12	Wolverine Portfolio	0			0	0
12.01	Apple Tree Estates
12.02	South Lyon
12.03	Metro Commons
12.04	Brighton Village
12.05	College Heights
12.06	Hillcrest
12.07	Royal Village
12.08	Fernwood
12.09	Satellite Bay
12.10	Chalet Village
13	Home Depot Livonia MI	200,000	Cash		0	0
14	Town Square	0			0	0
15	839 Broadway	0	Cash		0	0
16	Heartland Dental Medical Office Portfolio	$2.00 per square foot of gross leasable area at the Properties.	Cash		0	0
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue

A-1-28

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Reserve Cap ($)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive

A-1-29

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Reserve Cap ($)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4
17	InnVite Hospitality Portfolio	0			0	0
17.01	Hampton Inn Sidney
17.02	Best Western Plus Dayton Northwest
17.03	Best Western Plus Dayton South
17.04	Quality Inn & Suites South/Obetz
17.05	Super 8 Zanesville
18	River’s Edge Apartments	0			0	0
19	Marketplace at Smyrna	400,000	Cash		0	0
20	Centrepointe Business Park	0	Cash		0	0
21	Preston Creek Shopping Center	285,000	Cash		0	0
22	Houport Mixed Use Portfolio	0	Cash		0	0
22.01	Katy
22.02	Westway
22.03	Pineway
23	Shamrock Village	300,000	Cash		0	0
24	Conejo Valley Plaza	500,000	Cash		0	0
25	Mary’s Vineyard Shopping Center	0	Cash		0	0
26	Jefferson Office Park	600,000	Cash		0	0
26.01	Middleburg Heights
26.02	Fairlawn
26.03	Mayfield Village
27	Crossroads Portfolio	549,516	Cash		0	0
27.01	20975 Swenson
27.02	20935 Swenson
27.03	20825 Swenson
28	24 Commerce Street	0	Cash		0	0
29	Lexington Pavilion	256,210	Cash		0	0
30	Midtown Plaza	400,000	Cash		0	0
31	North Charleston Center	1,000,000	Cash		0	0
32	Chesterfield Marketplace	600,000	Cash		0	0
33	Shelby Corners	625,000	Cash		0	0
34	Wellington Park	0	Cash		0	0
35	24 Hour Fitness - Texas	0			0	0
36	Bond Street Fund 18	150,000	Cash		0	0
36.01	University Center
36.02	Shoppes At Hermitage Hills
37	Hampton Inn Canton	0			0	0
38	Staybridge Suites Odessa Interstate Highway 20	0			0	0
39	Lake Hills Plaza	250,000	Cash		0	0
40	EB Hotel Miami	0			0	0
41	Woodlands Centre	249,971	Cash		0	0
42	Junction City Shopping Center	293,709	Cash		0	0
43	Royal Oak EZ Storage	0			0	0
44	Fairfield Inn & Suites - Colorado Springs North	0			0	0
45	Sierra Center Office Building	165,000	Cash		0	0
46	Confluence Portfolio	0			0	0
46.01	Ashley Chase Apartments
46.02	South Guignard Apartments (Lift Homes)
46.03	Cambridge Court Apartments
47	Comfort Inn Greenville	0			0	0
48	Holiday Inn Express & Suites Woodward	0			0	0
49	Oak Meadows & Brookview Place	0			0	0
49.01	Brookview Place
49.02	Oak Meadows
50	Z Tower	0	Cash		0	0
51	Settlers Pointe Office Building	0	Cash		0	0
52	4301 Riverside Drive	0			0	0
53	Space Station	0	Cash		0	0
54	7240 Parkway Drive	400,000	Cash		0	0
55	Lofts at Binghamton Portfolio	50,000	Cash		0	0
55.01	Lofts at 221
55.02	Lofts at 60
56	Walgreens- North Charleston	0			0	0
57	Eagle Creek Plaza	240,000	Cash		0	0
58	Colonel Glenn Business Center	160,714	Cash		0	0
59	5911 North Honore Avenue	130,000	Cash		0	0
60	Space Savers Self Storage	0			0	0
61	Walgreens Houma	0			0	0
62	Best Western Plus Spartanburg	0			0	0
63	Gallatin Manor	0			0	0
64	Harlingen Heights	100,000	Cash		0	0

A-1-30

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I Reserve Description(8)	Other Escrow I (Initial) ($)(5)(8)(10)
1	Crown Center Office Park	Rent Concession Reserve	242,500
2	Ohio Hotel Portfolio	PIP Reserve; Unsecured Debt Reserve; Seasonality Reserve	PIP Reserve ($898,701.23); Unsecured Debt Reserve ($1,393,750.83)
2.01	SpringHill Suites Beavercreek
2.02	Holiday Inn West Chester
2.03	Holiday Inn Express & Suites Dayton
3	Great Wolf Lodge Southern California	Excess FF&E Reserve	2,000,000
4	Hilton at University Place		0
5	Goodyear Portfolio		0
5.01	Innovation Tech Center
5.02	Research Center
5.03	Tire Testing
5.04	North Archwood
6	Shreveport Storage Portfolio		0
6.01	Home and Office Storage - Airline
6.02	Home and Office Storage - EBK
6.03	Home and Office Storage - I-49
7	Inland Devon Self Storage Portfolio	Major Repair Reserve	1,232,581
7.01	67650 East Ramon Road
7.02	2700 Poplar Avenue
7.03	1400 South Gene Autry Trail
7.04	3686 Old Germantown Road
7.05	500 Radio Road
7.06	9275 Macon Road
7.07	72500 Varner Road
7.08	22075 Highway 18
7.09	3040 Austin Peay Highway
7.10	18690 Highway 18
7.11	1700 US Highway 75
7.12	1720 Loy Lake Road
7.13	6140 East Shelby Drive
7.14	6017 Interstate 30
7.15	7777 Moriarty Road
7.16	8123 Wesley Street
7.17	2922 South 5th Court
7.18	3577 New Getwell Road
7.19	5141 American Way
7.20	6390 Winchester Road
7.21	4705 Winchester Road
8	The Colonnade Office Complex	Tenant Free Rent Funds	631,755
9	Mariners Landing	Rent Concession Reserve	28,336
10	Great Value Storage Portfolio		0
10.01	GVS - 6250 Westward Lane
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard
10.03	GVS - 9530 Skillman Street
10.04	GVS - 4311 Samuell Boulevard
10.05	GVS - 9010 Emmett F Lowry Expressway
10.06	GVS - 9984 South Old State Road
10.07	GVS - 10640 Hempstead Road
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue
10.09	GVS - 4641 Production Drive
10.10	GVS - 920 Highway 80 East
10.11	GVS - 2202 North Market Street
10.12	GVS - 111 North Layfair Drive
10.13	GVS - 435 Congress Park Drive
10.14	GVS - 765 South Street
10.15	GVS - 410 Gulf Freeway
10.16	GVS - 5199 Westerville Road
10.17	GVS - 2502 Bay Street
10.18	GVS - 1710 North Cunningham Avenue
10.19	GVS - 7821 Taylor Road
10.20	GVS - 9600 Marion Ridge
10.21	GVS - 4901 South Freeway
10.22	GVS - 15300 Kuykendahl Road
10.23	GVS - 9951 Harwin Road
10.24	GVS - 2033 Oak Grove Road
10.25	GVS - 11702 Beechnut Street
10.26	GVS - 13825 FM 306
10.27	GVS - 5550 Antoine Drive
10.28	GVS - 580 East Dublin Granville Road
10.29	GVS - 7986 Southern Boulevard
10.30	GVS - 1330 Georgesville Road
10.31	GVS - 123 South Meridian Road
10.32	GVS - 3380 North Post Road
10.33	GVS - 2150 Wirt Road
10.34	GVS - 5301 Tamarack Circle East
10.35	GVS - 443 Laredo Street
10.36	GVS - 1661 and 1670 West Government Street
10.37	GVS - 8450 Cook Road
10.38	GVS - 613 North Freeway
10.39	GVS - 10601 West Fairmont Parkway
10.40	GVS - 7200 Tussing Road
10.41	GVS - 14318 Highway 249
10.42	GVS - 1910 25th Avenue North
10.43	GVS - 8501 North Springboro Pike
10.44	GVS - 4145 State Route 741
10.45	GVS - 1961 Covington Pike
10.46	GVS - 3785 Shiloh Springs Road
10.47	GVS - 1585 Lexington Avenue
10.48	GVS - 1594 Route 9G
10.49	GVS - 8320 Alabonson Road
10.50	GVS - 10013 FM 620
10.51	GVS - 426 North Smithville Road
10.52	GVS - 60 Westpark Road
10.53	GVS - 2407 South U.S. Highway 183
10.54	GVS - 5811 North Houston Rosslyn Road
10.55	GVS - 3412 Garth Road
10.56	GVS - 941 Fairmont Parkway
10.57	GVS - 632 Timkin Road
10.58	GVS - 8801 Boone Road
10.59	GVS - 3951 Highway 78
10.60	GVS - 16905 Indian Chief Drive
10.61	GVS - 16530 West Hardy Road
10.62	GVS - 4806 Marie Lane
10.63	GVS - 1151 East Expressway 83
10.64	GVS - 7116 South IH-35 Frontage Road
11	The Block Northway	Contract Tenant Achievement Funds	310,000
12	Wolverine Portfolio	Mobile Home Use Funds	0
12.01	Apple Tree Estates
12.02	South Lyon
12.03	Metro Commons
12.04	Brighton Village
12.05	College Heights
12.06	Hillcrest
12.07	Royal Village
12.08	Fernwood
12.09	Satellite Bay
12.10	Chalet Village
13	Home Depot Livonia MI		0
14	Town Square		0
15	839 Broadway	Broadway Bagel Reserve ($1,250,000); Dance Studio Rental Holdback ($60,000)	1,310,000
16	Heartland Dental Medical Office Portfolio	Rent Concession Funds	62,050
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue

A-1-31

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I Reserve Description(8)	Other Escrow I (Initial) ($)(5)(8)(10)
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive

A-1-32

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I Reserve Description(8)	Other Escrow I (Initial) ($)(5)(8)(10)
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4
17	InnVite Hospitality Portfolio	Hampton Inn PIP	1,870,000
17.01	Hampton Inn Sidney
17.02	Best Western Plus Dayton Northwest
17.03	Best Western Plus Dayton South
17.04	Quality Inn & Suites South/Obetz
17.05	Super 8 Zanesville
18	River’s Edge Apartments	Radon Reserve	121,480
19	Marketplace at Smyrna	Rent Concession Funds	74,970
20	Centrepointe Business Park		0
21	Preston Creek Shopping Center	Unfunded Tenant Obligations Reserve Funds	12,433
22	Houport Mixed Use Portfolio	Rent Concession Funds	3,250
22.01	Katy
22.02	Westway
22.03	Pineway
23	Shamrock Village	Gap Rent Reserve ($155,680)/Existing TI/LC Reserve ($302,800)	458,480
24	Conejo Valley Plaza		0
25	Mary’s Vineyard Shopping Center		0
26	Jefferson Office Park	Outstanding TI/LC Reserve	25,000
26.01	Middleburg Heights
26.02	Fairlawn
26.03	Mayfield Village
27	Crossroads Portfolio	Outstanding TI/LC Reserve	709,008
27.01	20975 Swenson
27.02	20935 Swenson
27.03	20825 Swenson
28	24 Commerce Street	Project Reserve	0
29	Lexington Pavilion	Outstanding Obligations Reserve	100,000
30	Midtown Plaza		0
31	North Charleston Center	Oustanding Tenant Improvement Allowance	90,000
32	Chesterfield Marketplace	Tenant Reserves	216,024
33	Shelby Corners	Leasing Holdback	650,000
34	Wellington Park	Pet Partners Supplemental TI ($360,000); Pet Partners Oustanding TI ($135,000); Pet Partners Landlord Work ($83,420); Pet Partners Gap Rent Reserve ($68,765); Pet Partners Leasing Commission ($58,476); Pet Partners Rent Abatement ($58,000)	763,661
35	24 Hour Fitness - Texas	Rent Concession Reserve	1,400,000
36	Bond Street Fund 18	Gap Rent Reserve ($151,515); Tenant Specific TI/LC Reserve ($87,650)	239,165
36.01	University Center
36.02	Shoppes At Hermitage Hills
37	Hampton Inn Canton	PIP Reserve	1,373,544
38	Staybridge Suites Odessa Interstate Highway 20	Litigation Reserve	90,390
39	Lake Hills Plaza	Rent Concession Reserve	7,250
40	EB Hotel Miami	Liquidity Reserve ($800,000); Seasonality Reserve ($190,000)	990,000
41	Woodlands Centre	Renovation Reserve	230,000
42	Junction City Shopping Center	Harvest Café Rent Abatement Reserve	18,000
43	Royal Oak EZ Storage		0
44	Fairfield Inn & Suites - Colorado Springs North	PIP Reserve	381,600
45	Sierra Center Office Building	Rent Concession Reserve	37,114
46	Confluence Portfolio		0
46.01	Ashley Chase Apartments
46.02	South Guignard Apartments (Lift Homes)
46.03	Cambridge Court Apartments
47	Comfort Inn Greenville	PIP Reserve	402,600
48	Holiday Inn Express & Suites Woodward	PIP Reserve	363,400
49	Oak Meadows & Brookview Place		0
49.01	Brookview Place
49.02	Oak Meadows
50	Z Tower		0
51	Settlers Pointe Office Building		0
52	4301 Riverside Drive	Outstanding TI/LC Reserve	564,343
53	Space Station		0
54	7240 Parkway Drive	Corizon Leasing Reserve	120,053
55	Lofts at Binghamton Portfolio	Prepaid Rent Reserve	0
55.01	Lofts at 221
55.02	Lofts at 60
56	Walgreens- North Charleston		0
57	Eagle Creek Plaza	Outstanding Gap Rent Reserve	8,400
58	Colonel Glenn Business Center		0
59	5911 North Honore Avenue	Springing Key Tenant Reserve	0
60	Space Savers Self Storage		0
61	Walgreens Houma		0
62	Best Western Plus Spartanburg		0
63	Gallatin Manor	Radon Remediation Reserve	17,000
64	Harlingen Heights	Existing TI Reserve ($77,520); Prepaid Rent Reserve ($245,000)	322,520

A-1-33

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I (Monthly) ($)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(5)(10)
1	Crown Center Office Park	0	0	Cash		Existing TI/LC Reserve	293,631
2	Ohio Hotel Portfolio	Seasonality Reserve ($96,000 in May, June, July, September and November of each year)	Seasonality Reserve ($480,000)	Cash		Existing Litigation Funds	0
2.01	SpringHill Suites Beavercreek
2.02	Holiday Inn West Chester
2.03	Holiday Inn Express & Suites Dayton
3	Great Wolf Lodge Southern California	0	0	Cash		Seasonality Reserve (Springing)/Amortization Reserve (Springing)	0
4	Hilton at University Place	0	0				0
5	Goodyear Portfolio	0	0				0
5.01	Innovation Tech Center
5.02	Research Center
5.03	Tire Testing
5.04	North Archwood
6	Shreveport Storage Portfolio	0	0				0
6.01	Home and Office Storage - Airline
6.02	Home and Office Storage - EBK
6.03	Home and Office Storage - I-49
7	Inland Devon Self Storage Portfolio	0	0	Cash			0
7.01	67650 East Ramon Road
7.02	2700 Poplar Avenue
7.03	1400 South Gene Autry Trail
7.04	3686 Old Germantown Road
7.05	500 Radio Road
7.06	9275 Macon Road
7.07	72500 Varner Road
7.08	22075 Highway 18
7.09	3040 Austin Peay Highway
7.10	18690 Highway 18
7.11	1700 US Highway 75
7.12	1720 Loy Lake Road
7.13	6140 East Shelby Drive
7.14	6017 Interstate 30
7.15	7777 Moriarty Road
7.16	8123 Wesley Street
7.17	2922 South 5th Court
7.18	3577 New Getwell Road
7.19	5141 American Way
7.20	6390 Winchester Road
7.21	4705 Winchester Road
8	The Colonnade Office Complex	0	0	Cash		Landlord Obligations Holdback Reserve Funds	1,127,202
9	Mariners Landing	0	0	Cash		Existing TI Reserve	117,000
10	Great Value Storage Portfolio	0	0				0
10.01	GVS - 6250 Westward Lane
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard
10.03	GVS - 9530 Skillman Street
10.04	GVS - 4311 Samuell Boulevard
10.05	GVS - 9010 Emmett F Lowry Expressway
10.06	GVS - 9984 South Old State Road
10.07	GVS - 10640 Hempstead Road
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue
10.09	GVS - 4641 Production Drive
10.10	GVS - 920 Highway 80 East
10.11	GVS - 2202 North Market Street
10.12	GVS - 111 North Layfair Drive
10.13	GVS - 435 Congress Park Drive
10.14	GVS - 765 South Street
10.15	GVS - 410 Gulf Freeway
10.16	GVS - 5199 Westerville Road
10.17	GVS - 2502 Bay Street
10.18	GVS - 1710 North Cunningham Avenue
10.19	GVS - 7821 Taylor Road
10.20	GVS - 9600 Marion Ridge
10.21	GVS - 4901 South Freeway
10.22	GVS - 15300 Kuykendahl Road
10.23	GVS - 9951 Harwin Road
10.24	GVS - 2033 Oak Grove Road
10.25	GVS - 11702 Beechnut Street
10.26	GVS - 13825 FM 306
10.27	GVS - 5550 Antoine Drive
10.28	GVS - 580 East Dublin Granville Road
10.29	GVS - 7986 Southern Boulevard
10.30	GVS - 1330 Georgesville Road
10.31	GVS - 123 South Meridian Road
10.32	GVS - 3380 North Post Road
10.33	GVS - 2150 Wirt Road
10.34	GVS - 5301 Tamarack Circle East
10.35	GVS - 443 Laredo Street
10.36	GVS - 1661 and 1670 West Government Street
10.37	GVS - 8450 Cook Road
10.38	GVS - 613 North Freeway
10.39	GVS - 10601 West Fairmont Parkway
10.40	GVS - 7200 Tussing Road
10.41	GVS - 14318 Highway 249
10.42	GVS - 1910 25th Avenue North
10.43	GVS - 8501 North Springboro Pike
10.44	GVS - 4145 State Route 741
10.45	GVS - 1961 Covington Pike
10.46	GVS - 3785 Shiloh Springs Road
10.47	GVS - 1585 Lexington Avenue
10.48	GVS - 1594 Route 9G
10.49	GVS - 8320 Alabonson Road
10.50	GVS - 10013 FM 620
10.51	GVS - 426 North Smithville Road
10.52	GVS - 60 Westpark Road
10.53	GVS - 2407 South U.S. Highway 183
10.54	GVS - 5811 North Houston Rosslyn Road
10.55	GVS - 3412 Garth Road
10.56	GVS - 941 Fairmont Parkway
10.57	GVS - 632 Timkin Road
10.58	GVS - 8801 Boone Road
10.59	GVS - 3951 Highway 78
10.60	GVS - 16905 Indian Chief Drive
10.61	GVS - 16530 West Hardy Road
10.62	GVS - 4806 Marie Lane
10.63	GVS - 1151 East Expressway 83
10.64	GVS - 7116 South IH-35 Frontage Road
11	The Block Northway	0	0	Cash		Skechers Lease Achievement Funds ($690,000); Unfunded Tenant Obligations Reserve Funds ($5,110,999); Rent Concession Reserve Funds ($19,396.73)	5,820,396
12	Wolverine Portfolio	Springing	0				0
12.01	Apple Tree Estates
12.02	South Lyon
12.03	Metro Commons
12.04	Brighton Village
12.05	College Heights
12.06	Hillcrest
12.07	Royal Village
12.08	Fernwood
12.09	Satellite Bay
12.10	Chalet Village
13	Home Depot Livonia MI	0	0				0
14	Town Square	0	0				0
15	839 Broadway	0	0	Cash		Liquidity Reserve	0
16	Heartland Dental Medical Office Portfolio	0	0	Cash		Tenant Allowance, Tenant Improvement and Leaing Commission Funds	109,315
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue

A-1-34

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I (Monthly) ($)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(5)(10)
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive

A-1-35

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I (Monthly) ($)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(5)(10)
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4
17	InnVite Hospitality Portfolio	0	0	Cash		Seasonality Funds	0
17.01	Hampton Inn Sidney
17.02	Best Western Plus Dayton Northwest
17.03	Best Western Plus Dayton South
17.04	Quality Inn & Suites South/Obetz
17.05	Super 8 Zanesville
18	River’s Edge Apartments	0	0	Cash			0
19	Marketplace at Smyrna	0	0	Cash		TATILC Fund	314,461
20	Centrepointe Business Park	0	0				0
21	Preston Creek Shopping Center	0	0	Cash			0
22	Houport Mixed Use Portfolio	0	0	Cash		TATILC Funds	5,000
22.01	Katy
22.02	Westway
22.03	Pineway
23	Shamrock Village	0	0	Cash			0
24	Conejo Valley Plaza	0	0				0
25	Mary’s Vineyard Shopping Center	0	0				0
26	Jefferson Office Park	0	0	Cash			0
26.01	Middleburg Heights
26.02	Fairlawn
26.03	Mayfield Village
27	Crossroads Portfolio	0	0	Cash		Free Rent Reserve	406,889
27.01	20975 Swenson
27.02	20935 Swenson
27.03	20825 Swenson
28	24 Commerce Street	Springing	0				0
29	Lexington Pavilion	0	0	Cash			0
30	Midtown Plaza	0	0				0
31	North Charleston Center	0	0	Cash			0
32	Chesterfield Marketplace	0	0	Cash			0
33	Shelby Corners	0	0	Cash			0
34	Wellington Park	0	0	Cash		Break Time Billiards Outstanding TI ($20,000); Cary Pub Outstanding TI ($15,000)	35,000
35	24 Hour Fitness - Texas	0	0	Cash			0
36	Bond Street Fund 18	0	0	Cash			0
36.01	University Center
36.02	Shoppes At Hermitage Hills
37	Hampton Inn Canton	0	0	Cash			0
38	Staybridge Suites Odessa Interstate Highway 20	0	0	Cash			0
39	Lake Hills Plaza	0	0	Cash			0
40	EB Hotel Miami	Springing	0	Cash		Ground Rent Reserve	38,978
41	Woodlands Centre	0	0	Cash		Outstanding TI/LCs ($110,000); Free Rent Reserve ($80,145.42)	190,145
42	Junction City Shopping Center	0	0	Cash			0
43	Royal Oak EZ Storage	0	0				0
44	Fairfield Inn & Suites - Colorado Springs North	Springing	0	Cash		Seasonality Funds	106,632
45	Sierra Center Office Building	0	0	Cash		Upfront Reserve ($92,956) / Prepaid Rent Reserve ($33,851.70) / NDOW Rent Reserve ($109,506) / Sierra Executive Center Reserve	236,314
46	Confluence Portfolio	0	0				0
46.01	Ashley Chase Apartments
46.02	South Guignard Apartments (Lift Homes)
46.03	Cambridge Court Apartments
47	Comfort Inn Greenville	0	0	Cash		Seasonality Fund	0
48	Holiday Inn Express & Suites Woodward	Springing	0	Cash			0
49	Oak Meadows & Brookview Place	0	0				0
49.01	Brookview Place
49.02	Oak Meadows
50	Z Tower	0	0				0
51	Settlers Pointe Office Building	0	0				0
52	4301 Riverside Drive	0	0	Cash		Tocaya Occupancy Reserve	500,000
53	Space Station	0	0				0
54	7240 Parkway Drive	0	0	Cash		Free Rent Reserve	104,933
55	Lofts at Binghamton Portfolio	Springing	0	Cash			0
55.01	Lofts at 221
55.02	Lofts at 60
56	Walgreens- North Charleston	0	0				0
57	Eagle Creek Plaza	0	0	Cash			0
58	Colonel Glenn Business Center	0	0				0
59	5911 North Honore Avenue	Springing	0				0
60	Space Savers Self Storage	0	0				0
61	Walgreens Houma	0	0				0
62	Best Western Plus Spartanburg	0	0				0
63	Gallatin Manor	0	0	Cash			0
64	Harlingen Heights	0	0	Cash			0

A-1-36

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback (6)(8)(10)	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment	Annual Ground Rent Increases
1	Crown Center Office Park	0	0	0	0		Fee
2	Ohio Hotel Portfolio	Springing	0				Fee
2.01	SpringHill Suites Beavercreek						Fee
2.02	Holiday Inn West Chester						Fee
2.03	Holiday Inn Express & Suites Dayton						Fee
3	Great Wolf Lodge Southern California	Springing	0				Fee
4	Hilton at University Place	0	0				Fee
5	Goodyear Portfolio	0	0				Fee
5.01	Innovation Tech Center						Fee
5.02	Research Center						Fee
5.03	Tire Testing						Fee
5.04	North Archwood						Fee
6	Shreveport Storage Portfolio	0	0				Fee
6.01	Home and Office Storage - Airline						Fee
6.02	Home and Office Storage - EBK						Fee
6.03	Home and Office Storage - I-49						Fee
7	Inland Devon Self Storage Portfolio	0	0				Fee
7.01	67650 East Ramon Road						Fee
7.02	2700 Poplar Avenue						Fee
7.03	1400 South Gene Autry Trail						Fee
7.04	3686 Old Germantown Road						Fee
7.05	500 Radio Road						Fee
7.06	9275 Macon Road						Fee
7.07	72500 Varner Road						Fee
7.08	22075 Highway 18						Fee
7.09	3040 Austin Peay Highway						Fee
7.10	18690 Highway 18						Fee
7.11	1700 US Highway 75						Fee
7.12	1720 Loy Lake Road						Fee
7.13	6140 East Shelby Drive						Fee
7.14	6017 Interstate 30						Fee
7.15	7777 Moriarty Road						Fee
7.16	8123 Wesley Street						Fee
7.17	2922 South 5th Court						Fee
7.18	3577 New Getwell Road						Fee
7.19	5141 American Way						Fee
7.20	6390 Winchester Road						Fee
7.21	4705 Winchester Road						Fee
8	The Colonnade Office Complex	0	0	Cash			Fee
9	Mariners Landing	0	0	Cash			Fee
10	Great Value Storage Portfolio	0	0				Fee
10.01	GVS - 6250 Westward Lane						Fee
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard						Fee
10.03	GVS - 9530 Skillman Street						Fee
10.04	GVS - 4311 Samuell Boulevard						Fee
10.05	GVS - 9010 Emmett F Lowry Expressway						Fee
10.06	GVS - 9984 South Old State Road						Fee
10.07	GVS - 10640 Hempstead Road						Fee
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue						Fee
10.09	GVS - 4641 Production Drive						Fee
10.10	GVS - 920 Highway 80 East						Fee
10.11	GVS - 2202 North Market Street						Fee
10.12	GVS - 111 North Layfair Drive						Fee
10.13	GVS - 435 Congress Park Drive						Fee
10.14	GVS - 765 South Street						Fee
10.15	GVS - 410 Gulf Freeway						Fee
10.16	GVS - 5199 Westerville Road						Fee
10.17	GVS - 2502 Bay Street						Fee
10.18	GVS - 1710 North Cunningham Avenue						Fee
10.19	GVS - 7821 Taylor Road						Fee
10.20	GVS - 9600 Marion Ridge						Fee
10.21	GVS - 4901 South Freeway						Fee
10.22	GVS - 15300 Kuykendahl Road						Fee
10.23	GVS - 9951 Harwin Road						Fee
10.24	GVS - 2033 Oak Grove Road						Fee
10.25	GVS - 11702 Beechnut Street						Fee
10.26	GVS - 13825 FM 306						Fee
10.27	GVS - 5550 Antoine Drive						Fee
10.28	GVS - 580 East Dublin Granville Road						Fee
10.29	GVS - 7986 Southern Boulevard						Fee
10.30	GVS - 1330 Georgesville Road						Fee
10.31	GVS - 123 South Meridian Road						Fee
10.32	GVS - 3380 North Post Road						Fee
10.33	GVS - 2150 Wirt Road						Fee
10.34	GVS - 5301 Tamarack Circle East						Fee
10.35	GVS - 443 Laredo Street						Fee
10.36	GVS - 1661 and 1670 West Government Street						Fee
10.37	GVS - 8450 Cook Road						Fee
10.38	GVS - 613 North Freeway						Fee
10.39	GVS - 10601 West Fairmont Parkway						Fee
10.40	GVS - 7200 Tussing Road						Fee
10.41	GVS - 14318 Highway 249						Fee
10.42	GVS - 1910 25th Avenue North						Fee
10.43	GVS - 8501 North Springboro Pike						Fee
10.44	GVS - 4145 State Route 741						Fee
10.45	GVS - 1961 Covington Pike						Fee
10.46	GVS - 3785 Shiloh Springs Road						Fee
10.47	GVS - 1585 Lexington Avenue						Fee
10.48	GVS - 1594 Route 9G						Fee
10.49	GVS - 8320 Alabonson Road						Fee
10.50	GVS - 10013 FM 620						Fee
10.51	GVS - 426 North Smithville Road						Fee
10.52	GVS - 60 Westpark Road						Fee
10.53	GVS - 2407 South U.S. Highway 183						Fee
10.54	GVS - 5811 North Houston Rosslyn Road						Fee
10.55	GVS - 3412 Garth Road						Fee
10.56	GVS - 941 Fairmont Parkway						Fee
10.57	GVS - 632 Timkin Road						Fee
10.58	GVS - 8801 Boone Road						Fee
10.59	GVS - 3951 Highway 78						Fee
10.60	GVS - 16905 Indian Chief Drive						Fee
10.61	GVS - 16530 West Hardy Road						Fee
10.62	GVS - 4806 Marie Lane						Fee
10.63	GVS - 1151 East Expressway 83						Fee
10.64	GVS - 7116 South IH-35 Frontage Road						Fee
11	The Block Northway	0	0	Cash		2,200,000	Fee
12	Wolverine Portfolio	0	0				Fee
12.01	Apple Tree Estates						Fee
12.02	South Lyon						Fee
12.03	Metro Commons						Fee
12.04	Brighton Village						Fee
12.05	College Heights						Fee
12.06	Hillcrest						Fee
12.07	Royal Village						Fee
12.08	Fernwood						Fee
12.09	Satellite Bay						Fee
12.10	Chalet Village						Fee
13	Home Depot Livonia MI	0	0				Fee
14	Town Square	0	0				Fee
15	839 Broadway	Springing	0			4,000,000	Fee
16	Heartland Dental Medical Office Portfolio	0	0	Cash			Fee
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive						Fee
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road						Fee
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road						Fee
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza						Fee
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street						Fee
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive						Fee
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220						Fee
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377						Fee
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway						Fee
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard						Fee
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive						Fee
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue						Fee

A-1-37

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback (6)(8)(10)	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment	Annual Ground Rent Increases
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway						Fee
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street						Fee
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street						Fee
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway						Fee
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard						Fee
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road						Fee
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place						Fee
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue						Fee
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road						Fee
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road						Fee
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road						Fee
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive						Fee
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard						Fee
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street						Fee
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway						Fee
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway						Fee
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway						Fee
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707						Fee
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road						Fee
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive						Fee
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard						Fee
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way						Fee
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive						Fee
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard						Fee
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane						Fee
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road						Fee
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road						Fee
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South						Fee
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane						Fee
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway						Fee
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road						Fee
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road						Fee
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive						Fee
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47						Fee
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road						Fee
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road						Fee
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane						Fee
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50						Fee
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square						Fee
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street						Fee
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road						Fee
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road						Fee
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center						Fee
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue						Fee
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue						Fee
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard						Fee
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard						Fee
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue						Fee
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119						Fee
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road						Fee
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road						Fee
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road						Fee
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North						Fee
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road						Fee
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road						Fee
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44						Fee
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard						Fee
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway						Fee
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza						Fee
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard						Fee
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West						Fee
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street						Fee
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441						Fee
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive						Fee
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South						Fee
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12						Fee
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard						Fee
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive						Fee
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street						Fee
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road						Fee
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway						Fee
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place						Fee
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle						Fee
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North						Fee
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road						Fee
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive						Fee
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard						Fee
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road						Fee
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway						Fee
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70						Fee
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street						Fee
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road						Fee
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road						Fee
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard						Fee
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road						Fee
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway						Fee
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive						Fee
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard						Fee
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East						Fee
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road						Fee
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road						Fee
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive						Fee
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place						Fee
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road						Fee
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way						Fee
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard						Fee
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard						Fee
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road						Fee
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court						Fee
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South						Fee
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue						Fee
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue						Fee
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue						Fee
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane						Fee
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue						Fee
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail						Fee
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street						Fee
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway						Fee
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue						Fee
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place						Fee
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road						Fee
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street						Fee
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road						Fee
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street						Fee
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street						Fee
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street						Fee
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road						Fee
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64						Fee
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009						Fee
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road						Fee
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road						Fee
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South						Fee
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6						Fee
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway						Fee
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard						Fee
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court						Fee
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17						Fee
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive						Fee
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East						Fee
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street						Fee
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue						Fee
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive						Fee
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive						Fee

A-1-38

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback (6)(8)(10)	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment	Annual Ground Rent Increases
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road						Fee
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive						Fee
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast						Fee
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue						Fee
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North						Fee
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street						Fee
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway						Fee
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road						Fee
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street						Fee
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court						Fee
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane						Fee
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza						Fee
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive						Fee
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road						Fee
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue						Fee
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle						Fee
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street						Fee
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road						Fee
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9						Fee
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court						Fee
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street						Fee
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202						Fee
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5						Fee
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4						Fee
17	InnVite Hospitality Portfolio	Springing	0	Cash			Fee
17.01	Hampton Inn Sidney						Fee
17.02	Best Western Plus Dayton Northwest						Fee
17.03	Best Western Plus Dayton South						Fee
17.04	Quality Inn & Suites South/Obetz						Fee
17.05	Super 8 Zanesville						Fee
18	River’s Edge Apartments	0	0			2,028,715	Fee
19	Marketplace at Smyrna	0	0	Cash			Fee
20	Centrepointe Business Park	0	0			1,000,000	Fee
21	Preston Creek Shopping Center	0	0	0			Fee
22	Houport Mixed Use Portfolio	0	0	Cash			Fee
22.01	Katy						Fee
22.02	Westway						Fee
22.03	Pineway						Fee
23	Shamrock Village	0	0				Fee
24	Conejo Valley Plaza	0	0				Fee
25	Mary’s Vineyard Shopping Center	0	0			2,000,000	Fee
26	Jefferson Office Park	0	0				Fee
26.01	Middleburg Heights						Fee
26.02	Fairlawn						Fee
26.03	Mayfield Village						Fee
27	Crossroads Portfolio	0	0	Cash			Fee
27.01	20975 Swenson						Fee
27.02	20935 Swenson						Fee
27.03	20825 Swenson						Fee
28	24 Commerce Street	0	0				Fee
29	Lexington Pavilion	0	0				Fee
30	Midtown Plaza	0	0				Fee
31	North Charleston Center	0	0				Fee
32	Chesterfield Marketplace	0	0				Fee
33	Shelby Corners	0	0				Fee
34	Wellington Park	0	0	Cash			Fee
35	24 Hour Fitness - Texas	0	0				Fee
36	Bond Street Fund 18	0	0				Fee
36.01	University Center						Fee
36.02	Shoppes At Hermitage Hills						Fee
37	Hampton Inn Canton	0	0				Fee
38	Staybridge Suites Odessa Interstate Highway 20	0	0				Fee
39	Lake Hills Plaza	0	0				Fee
40	EB Hotel Miami	19,489	0	Cash			Fee and Leasehold	4/30/2038	$218,566	Base rent shall be subject to revision at the beginning of Each 10-year period (commencing with the 11th year) based upon an appraised value of the land
41	Woodlands Centre	0	0	Cash			Fee
42	Junction City Shopping Center	0	0				Fee
43	Royal Oak EZ Storage	0	0				Fee
44	Fairfield Inn & Suites - Colorado Springs North	Springing	0	Cash			Fee
45	Sierra Center Office Building	Sierra Executive Center Reserve ($308.56)	0	Cash			Fee
46	Confluence Portfolio	0	0				Fee
46.01	Ashley Chase Apartments						Fee
46.02	South Guignard Apartments (Lift Homes)						Fee
46.03	Cambridge Court Apartments						Fee
47	Comfort Inn Greenville	Springing	0				Fee
48	Holiday Inn Express & Suites Woodward	0	0				Fee
49	Oak Meadows & Brookview Place	0	0				Fee
49.01	Brookview Place						Fee
49.02	Oak Meadows						Fee
50	Z Tower	0	0				Fee
51	Settlers Pointe Office Building	0	0			850,000	Fee
52	4301 Riverside Drive	0	0	Cash			Fee
53	Space Station	0	0				Fee
54	7240 Parkway Drive	0	0	Cash			Fee
55	Lofts at Binghamton Portfolio	0	0				Fee
55.01	Lofts at 221						Fee
55.02	Lofts at 60						Fee
56	Walgreens- North Charleston	0	0				Fee
57	Eagle Creek Plaza	0	0				Fee
58	Colonel Glenn Business Center	0	0				Fee
59	5911 North Honore Avenue	0	0				Fee
60	Space Savers Self Storage	0	0				Fee
61	Walgreens Houma	0	0				Fee
62	Best Western Plus Spartanburg	0	0				Fee
63	Gallatin Manor	0	0				Fee
64	Harlingen Heights	0	0				Fee

A-1-39

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Lockbox	Whole Loan Cut-off Date Balance ($)(7)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)(7)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)
1	Crown Center Office Park	Soft/Springing Cash Management
2	Ohio Hotel Portfolio	Hard/Upfront Cash Management
2.01	SpringHill Suites Beavercreek
2.02	Holiday Inn West Chester
2.03	Holiday Inn Express & Suites Dayton
3	Great Wolf Lodge Southern California	Soft/Springing Cash Management	170,000,000	849,760	20,000,000	20,000,000	2.15	1.89	56.1%	12.9%	11.3%
4	Hilton at University Place	Hard/Springing Cash Management
5	Goodyear Portfolio	Hard/Upfront Cash Management	60,420,000	339,277	9,920,000	9,920,000	1.38	1.38	68.4%	9.3%	9.3%
5.01	Innovation Tech Center
5.02	Research Center
5.03	Tire Testing
5.04	North Archwood
6	Shreveport Storage Portfolio	Springing
6.01	Home and Office Storage - Airline
6.02	Home and Office Storage - EBK
6.03	Home and Office Storage - I-49
7	Inland Devon Self Storage Portfolio	Springing
7.01	67650 East Ramon Road
7.02	2700 Poplar Avenue
7.03	1400 South Gene Autry Trail
7.04	3686 Old Germantown Road
7.05	500 Radio Road
7.06	9275 Macon Road
7.07	72500 Varner Road
7.08	22075 Highway 18
7.09	3040 Austin Peay Highway
7.10	18690 Highway 18
7.11	1700 US Highway 75
7.12	1720 Loy Lake Road
7.13	6140 East Shelby Drive
7.14	6017 Interstate 30
7.15	7777 Moriarty Road
7.16	8123 Wesley Street
7.17	2922 South 5th Court
7.18	3577 New Getwell Road
7.19	5141 American Way
7.20	6390 Winchester Road
7.21	4705 Winchester Road
8	The Colonnade Office Complex	Hard/Springing Cash Management	223,000,000	996,333	118,000,000	118,000,000	1.68	1.58	64.2%	9.0%	8.4%	17,000,000
9	Mariners Landing	Springing
10	Great Value Storage Portfolio	Hard/Springing Cash Management										185,000,000
10.01	GVS - 6250 Westward Lane
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard
10.03	GVS - 9530 Skillman Street
10.04	GVS - 4311 Samuell Boulevard
10.05	GVS - 9010 Emmett F Lowry Expressway
10.06	GVS - 9984 South Old State Road
10.07	GVS - 10640 Hempstead Road
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue
10.09	GVS - 4641 Production Drive
10.10	GVS - 920 Highway 80 East
10.11	GVS - 2202 North Market Street
10.12	GVS - 111 North Layfair Drive
10.13	GVS - 435 Congress Park Drive
10.14	GVS - 765 South Street
10.15	GVS - 410 Gulf Freeway
10.16	GVS - 5199 Westerville Road
10.17	GVS - 2502 Bay Street
10.18	GVS - 1710 North Cunningham Avenue
10.19	GVS - 7821 Taylor Road
10.20	GVS - 9600 Marion Ridge
10.21	GVS - 4901 South Freeway
10.22	GVS - 15300 Kuykendahl Road
10.23	GVS - 9951 Harwin Road
10.24	GVS - 2033 Oak Grove Road
10.25	GVS - 11702 Beechnut Street
10.26	GVS - 13825 FM 306
10.27	GVS - 5550 Antoine Drive
10.28	GVS - 580 East Dublin Granville Road
10.29	GVS - 7986 Southern Boulevard
10.30	GVS - 1330 Georgesville Road
10.31	GVS - 123 South Meridian Road
10.32	GVS - 3380 North Post Road
10.33	GVS - 2150 Wirt Road
10.34	GVS - 5301 Tamarack Circle East
10.35	GVS - 443 Laredo Street
10.36	GVS - 1661 and 1670 West Government Street
10.37	GVS - 8450 Cook Road
10.38	GVS - 613 North Freeway
10.39	GVS - 10601 West Fairmont Parkway
10.40	GVS - 7200 Tussing Road
10.41	GVS - 14318 Highway 249
10.42	GVS - 1910 25th Avenue North
10.43	GVS - 8501 North Springboro Pike
10.44	GVS - 4145 State Route 741
10.45	GVS - 1961 Covington Pike
10.46	GVS - 3785 Shiloh Springs Road
10.47	GVS - 1585 Lexington Avenue
10.48	GVS - 1594 Route 9G
10.49	GVS - 8320 Alabonson Road
10.50	GVS - 10013 FM 620
10.51	GVS - 426 North Smithville Road
10.52	GVS - 60 Westpark Road
10.53	GVS - 2407 South U.S. Highway 183
10.54	GVS - 5811 North Houston Rosslyn Road
10.55	GVS - 3412 Garth Road
10.56	GVS - 941 Fairmont Parkway
10.57	GVS - 632 Timkin Road
10.58	GVS - 8801 Boone Road
10.59	GVS - 3951 Highway 78
10.60	GVS - 16905 Indian Chief Drive
10.61	GVS - 16530 West Hardy Road
10.62	GVS - 4806 Marie Lane
10.63	GVS - 1151 East Expressway 83
10.64	GVS - 7116 South IH-35 Frontage Road
11	The Block Northway	Hard/Springing Cash Management
12	Wolverine Portfolio	Springing
12.01	Apple Tree Estates
12.02	South Lyon
12.03	Metro Commons
12.04	Brighton Village
12.05	College Heights
12.06	Hillcrest
12.07	Royal Village
12.08	Fernwood
12.09	Satellite Bay
12.10	Chalet Village
13	Home Depot Livonia MI	Hard/Upfront Cash Management
14	Town Square	Hard/Springing Cash Management
15	839 Broadway	Hard/Springing Cash Management
16	Heartland Dental Medical Office Portfolio	Hard/Springing Cash Management
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue

A-1-40

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Lockbox	Whole Loan Cut-off Date Balance ($)(7)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)(7)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive

A-1-41

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Lockbox	Whole Loan Cut-off Date Balance ($)(7)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)(7)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4
17	InnVite Hospitality Portfolio	Hard/Springing Cash Management
17.01	Hampton Inn Sidney
17.02	Best Western Plus Dayton Northwest
17.03	Best Western Plus Dayton South
17.04	Quality Inn & Suites South/Obetz
17.05	Super 8 Zanesville
18	River’s Edge Apartments	Soft/Springing Cash Management
19	Marketplace at Smyrna	Springing
20	Centrepointe Business Park	Hard/Springing Cash Management
21	Preston Creek Shopping Center	Springing
22	Houport Mixed Use Portfolio	Hard/Springing Cash Management
22.01	Katy
22.02	Westway
22.03	Pineway
23	Shamrock Village	Springing
24	Conejo Valley Plaza	Springing
25	Mary’s Vineyard Shopping Center	Soft/Springing Cash Management
26	Jefferson Office Park	Springing
26.01	Middleburg Heights
26.02	Fairlawn
26.03	Mayfield Village
27	Crossroads Portfolio	Springing
27.01	20975 Swenson
27.02	20935 Swenson
27.03	20825 Swenson
28	24 Commerce Street	Hard/Springing Cash Management										3,996,556
29	Lexington Pavilion	Springing
30	Midtown Plaza	Springing
31	North Charleston Center	Springing
32	Chesterfield Marketplace	Hard/Springing Cash Management
33	Shelby Corners	Springing
34	Wellington Park	Springing
35	24 Hour Fitness - Texas	Springing
36	Bond Street Fund 18	Springing
36.01	University Center
36.02	Shoppes At Hermitage Hills
37	Hampton Inn Canton	Springing
38	Staybridge Suites Odessa Interstate Highway 20	Springing
39	Lake Hills Plaza	Springing
40	EB Hotel Miami	Hard/Springing Cash Management
41	Woodlands Centre	Springing
42	Junction City Shopping Center	Hard/Springing Cash Management
43	Royal Oak EZ Storage	None
44	Fairfield Inn & Suites - Colorado Springs North	Hard/Springing Cash Management
45	Sierra Center Office Building	Springing
46	Confluence Portfolio	Soft/Springing Cash Management
46.01	Ashley Chase Apartments
46.02	South Guignard Apartments (Lift Homes)
46.03	Cambridge Court Apartments
47	Comfort Inn Greenville	Springing
48	Holiday Inn Express & Suites Woodward	Hard/Upfront Cash Management
49	Oak Meadows & Brookview Place	Springing
49.01	Brookview Place
49.02	Oak Meadows
50	Z Tower	Springing
51	Settlers Pointe Office Building	None
52	4301 Riverside Drive	Springing
53	Space Station	Springing
54	7240 Parkway Drive	Springing
55	Lofts at Binghamton Portfolio	Springing
55.01	Lofts at 221
55.02	Lofts at 60
56	Walgreens- North Charleston	Springing
57	Eagle Creek Plaza	Hard/Springing Cash Management
58	Colonel Glenn Business Center	Hard/Springing Cash Management
59	5911 North Honore Avenue	None
60	Space Savers Self Storage	None
61	Walgreens Houma	Hard/Springing Cash Management
62	Best Western Plus Spartanburg	Soft/Springing Cash Management
63	Gallatin Manor	Springing
64	Harlingen Heights	None

A-1-42

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Sponsor(14)	Affiliated Sponsors	Mortgage Loan Number
1	Crown Center Office Park	James Goldstein; Anders Schroeder		1
2	Ohio Hotel Portfolio	Har S. Bhatnagar; Rani B. Bhatnagar		2
2.01	SpringHill Suites Beavercreek			2.01
2.02	Holiday Inn West Chester			2.02
2.03	Holiday Inn Express & Suites Dayton			2.03
3	Great Wolf Lodge Southern California	McWhinney Real Estate Services, Inc.; Chad McWhinney; Troy McWhinney; Great Wolf Resorts, Inc.		3
4	Hilton at University Place	Kenneth K. Kochenour		4
5	Goodyear Portfolio	Stuart Lichter; Stuart Lichter, as Trustee of the Stuart Lichter Trust dated November 13, 2011		5
5.01	Innovation Tech Center			5.01
5.02	Research Center			5.02
5.03	Tire Testing			5.03
5.04	North Archwood			5.04
6	Shreveport Storage Portfolio	The Coover Living Trust; James Coover; Kathleen Coover	Y - Group 1	6
6.01	Home and Office Storage - Airline		Y - Group 1	6.01
6.02	Home and Office Storage - EBK		Y - Group 1	6.02
6.03	Home and Office Storage - I-49		Y - Group 1	6.03
7	Inland Devon Self Storage Portfolio	Inland Private Capital Corporation		7
7.01	67650 East Ramon Road			7.01
7.02	2700 Poplar Avenue			7.02
7.03	1400 South Gene Autry Trail			7.03
7.04	3686 Old Germantown Road			7.04
7.05	500 Radio Road			7.05
7.06	9275 Macon Road			7.06
7.07	72500 Varner Road			7.07
7.08	22075 Highway 18			7.08
7.09	3040 Austin Peay Highway			7.09
7.10	18690 Highway 18			7.10
7.11	1700 US Highway 75			7.11
7.12	1720 Loy Lake Road			7.12
7.13	6140 East Shelby Drive			7.13
7.14	6017 Interstate 30			7.14
7.15	7777 Moriarty Road			7.15
7.16	8123 Wesley Street			7.16
7.17	2922 South 5th Court			7.17
7.18	3577 New Getwell Road			7.18
7.19	5141 American Way			7.19
7.20	6390 Winchester Road			7.20
7.21	4705 Winchester Road			7.21
8	The Colonnade Office Complex	Fortis Property Group, LLC		8
9	Mariners Landing	Daniel H. Morgan		9
10	Great Value Storage Portfolio	Natin Paul		10
10.01	GVS - 6250 Westward Lane			10.01
10.02	GVS - 1223, 1235, 1431, 1441, 1451, 1491, 1527, 1543 & 1559 North Nellis Boulevard			10.02
10.03	GVS - 9530 Skillman Street			10.03
10.04	GVS - 4311 Samuell Boulevard			10.04
10.05	GVS - 9010 Emmett F Lowry Expressway			10.05
10.06	GVS - 9984 South Old State Road			10.06
10.07	GVS - 10640 Hempstead Road			10.07
10.08	GVS - 7273 Kearney Street and 6345 East 78th Avenue			10.08
10.09	GVS - 4641 Production Drive			10.09
10.10	GVS - 920 Highway 80 East			10.10
10.11	GVS - 2202 North Market Street			10.11
10.12	GVS - 111 North Layfair Drive			10.12
10.13	GVS - 435 Congress Park Drive			10.13
10.14	GVS - 765 South Street			10.14
10.15	GVS - 410 Gulf Freeway			10.15
10.16	GVS - 5199 Westerville Road			10.16
10.17	GVS - 2502 Bay Street			10.17
10.18	GVS - 1710 North Cunningham Avenue			10.18
10.19	GVS - 7821 Taylor Road			10.19
10.20	GVS - 9600 Marion Ridge			10.20
10.21	GVS - 4901 South Freeway			10.21
10.22	GVS - 15300 Kuykendahl Road			10.22
10.23	GVS - 9951 Harwin Road			10.23
10.24	GVS - 2033 Oak Grove Road			10.24
10.25	GVS - 11702 Beechnut Street			10.25
10.26	GVS - 13825 FM 306			10.26
10.27	GVS - 5550 Antoine Drive			10.27
10.28	GVS - 580 East Dublin Granville Road			10.28
10.29	GVS - 7986 Southern Boulevard			10.29
10.30	GVS - 1330 Georgesville Road			10.30
10.31	GVS - 123 South Meridian Road			10.31
10.32	GVS - 3380 North Post Road			10.32
10.33	GVS - 2150 Wirt Road			10.33
10.34	GVS - 5301 Tamarack Circle East			10.34
10.35	GVS - 443 Laredo Street			10.35
10.36	GVS - 1661 and 1670 West Government Street			10.36
10.37	GVS - 8450 Cook Road			10.37
10.38	GVS - 613 North Freeway			10.38
10.39	GVS - 10601 West Fairmont Parkway			10.39
10.40	GVS - 7200 Tussing Road			10.40
10.41	GVS - 14318 Highway 249			10.41
10.42	GVS - 1910 25th Avenue North			10.42
10.43	GVS - 8501 North Springboro Pike			10.43
10.44	GVS - 4145 State Route 741			10.44
10.45	GVS - 1961 Covington Pike			10.45
10.46	GVS - 3785 Shiloh Springs Road			10.46
10.47	GVS - 1585 Lexington Avenue			10.47
10.48	GVS - 1594 Route 9G			10.48
10.49	GVS - 8320 Alabonson Road			10.49
10.50	GVS - 10013 FM 620			10.50
10.51	GVS - 426 North Smithville Road			10.51
10.52	GVS - 60 Westpark Road			10.52
10.53	GVS - 2407 South U.S. Highway 183			10.53
10.54	GVS - 5811 North Houston Rosslyn Road			10.54
10.55	GVS - 3412 Garth Road			10.55
10.56	GVS - 941 Fairmont Parkway			10.56
10.57	GVS - 632 Timkin Road			10.57
10.58	GVS - 8801 Boone Road			10.58
10.59	GVS - 3951 Highway 78			10.59
10.60	GVS - 16905 Indian Chief Drive			10.60
10.61	GVS - 16530 West Hardy Road			10.61
10.62	GVS - 4806 Marie Lane			10.62
10.63	GVS - 1151 East Expressway 83			10.63
10.64	GVS - 7116 South IH-35 Frontage Road			10.64
11	The Block Northway	Lawrence B. Levey; Lawrence B. Levey Trust (First Restatement)		11
12	Wolverine Portfolio	Ross H. Partrich		12
12.01	Apple Tree Estates			12.01
12.02	South Lyon			12.02
12.03	Metro Commons			12.03
12.04	Brighton Village			12.04
12.05	College Heights			12.05
12.06	Hillcrest			12.06
12.07	Royal Village			12.07
12.08	Fernwood			12.08
12.09	Satellite Bay			12.09
12.10	Chalet Village			12.10
13	Home Depot Livonia MI	Gary Sakwa		13
14	Town Square	Bela Kalman; Lazara Kalman		14
15	839 Broadway	Leon Goldenberg; Elliot Horowitz; Mordechai Koslowitz; Michael Lipman; Baruch Singer; Elie Deitsch		15
16	Heartland Dental Medical Office Portfolio	Richard Eugene Workman		16
16.001	Heartland Dental Medical Office Portfolio - 1200 Network Centre Drive			16.001
16.002	Heartland Dental Medical Office Portfolio - 9150 North East Barry Road			16.002
16.003	Heartland Dental Medical Office Portfolio - 11925 Jones Bridge Road			16.003
16.004	Heartland Dental Medical Office Portfolio - 200 Brevco Plaza			16.004
16.005	Heartland Dental Medical Office Portfolio - 1760 West Virginia Street			16.005
16.006	Heartland Dental Medical Office Portfolio - 117 St. Patrick’s Drive			16.006
16.007	Heartland Dental Medical Office Portfolio - 1647 County Road 220			16.007
16.008	Heartland Dental Medical Office Portfolio - 3500 East Highway 377			16.008
16.009	Heartland Dental Medical Office Portfolio - 4112 North Belt Highway			16.009
16.010	Heartland Dental Medical Office Portfolio - 3009 Winghaven Boulevard			16.010
16.011	Heartland Dental Medical Office Portfolio - 2202 Althoff Drive			16.011
16.012	Heartland Dental Medical Office Portfolio - 3820 Wabash Avenue			16.012

A-1-43

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Sponsor(14)	Affiliated Sponsors	Mortgage Loan Number
16.013	Heartland Dental Medical Office Portfolio - 561 East Lincoln Highway			16.013
16.014	Heartland Dental Medical Office Portfolio - 508 South 52nd Street			16.014
16.015	Heartland Dental Medical Office Portfolio - 1025 Ashley Street			16.015
16.016	Heartland Dental Medical Office Portfolio - 440 Erie Parkway			16.016
16.017	Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard			16.017
16.018	Heartland Dental Medical Office Portfolio - 1751 Pleasant Road			16.018
16.019	Heartland Dental Medical Office Portfolio - 9625 Lake Nona Village Place			16.019
16.020	Heartland Dental Medical Office Portfolio - 615 Saint James Avenue			16.020
16.021	Heartland Dental Medical Office Portfolio - 13816 Narcoossee Road			16.021
16.022	Heartland Dental Medical Office Portfolio - 1695 Wells Road			16.022
16.023	Heartland Dental Medical Office Portfolio - 4355 Suwanee Dam Road			16.023
16.024	Heartland Dental Medical Office Portfolio - 7310 North Villa Drive			16.024
16.025	Heartland Dental Medical Office Portfolio - 299A Indian Lake Boulevard			16.025
16.026	Heartland Dental Medical Office Portfolio - 2455 East Main Street			16.026
16.027	Heartland Dental Medical Office Portfolio - 630 East Markey Parkway			16.027
16.028	Heartland Dental Medical Office Portfolio - 1613 East Pflugerville Parkway			16.028
16.029	Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway			16.029
16.030	Heartland Dental Medical Office Portfolio - 11890 Highway 707			16.030
16.031	Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road			16.031
16.032	Heartland Dental Medical Office Portfolio - 100 Piper Hill Drive			16.032
16.033	Heartland Dental Medical Office Portfolio - 8624 Lee Vista Boulevard			16.033
16.034	Heartland Dental Medical Office Portfolio - 149 Tuscan Way			16.034
16.035	Heartland Dental Medical Office Portfolio - 2740 Prairie Crossing Drive			16.035
16.036	Heartland Dental Medical Office Portfolio - 2066 Bruce B. Downs Boulevard			16.036
16.037	Heartland Dental Medical Office Portfolio - 209 Latitude Lane			16.037
16.038	Heartland Dental Medical Office Portfolio - 4608 South West College Road			16.038
16.039	Heartland Dental Medical Office Portfolio - 1315 Bell Road			16.039
16.040	Heartland Dental Medical Office Portfolio - 4237 U.S. Highway 1 South			16.040
16.041	Heartland Dental Medical Office Portfolio - 1521 East Debbie Lane			16.041
16.042	Heartland Dental Medical Office Portfolio - 3152 South Broadway			16.042
16.043	Heartland Dental Medical Office Portfolio - 8701 South Garnett Road			16.043
16.044	Heartland Dental Medical Office Portfolio - 450 South Weber Road			16.044
16.045	Heartland Dental Medical Office Portfolio - 840 Nissan Drive			16.045
16.046	Heartland Dental Medical Office Portfolio - 12222 Route 47			16.046
16.047	Heartland Dental Medical Office Portfolio - 3415 Livernois Road			16.047
16.048	Heartland Dental Medical Office Portfolio - 5309 Buffalo Gap Road			16.048
16.049	Heartland Dental Medical Office Portfolio - 8190 Windfall Lane			16.049
16.050	Heartland Dental Medical Office Portfolio - 2620 East Highway 50			16.050
16.051	Heartland Dental Medical Office Portfolio - 10670 Southwest Tradition Square			16.051
16.052	Heartland Dental Medical Office Portfolio - 4939 Courthouse Street			16.052
16.053	Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road			16.053
16.054	Heartland Dental Medical Office Portfolio - 507 North Hershey Road			16.054
16.055	Heartland Dental Medical Office Portfolio - 242 Southwoods Center			16.055
16.056	Heartland Dental Medical Office Portfolio - 3016 Columbia Avenue			16.056
16.057	Heartland Dental Medical Office Portfolio - 4120 North 197th Avenue			16.057
16.058	Heartland Dental Medical Office Portfolio - 13794 Beach Boulevard			16.058
16.059	Heartland Dental Medical Office Portfolio - 3037 Southwest Port St. Lucie Boulevard			16.059
16.060	Heartland Dental Medical Office Portfolio - 1840 Dekalb Avenue			16.060
16.061	Heartland Dental Medical Office Portfolio - 9100 Highway 119			16.061
16.062	Heartland Dental Medical Office Portfolio - 42 Market Square Road			16.062
16.063	Heartland Dental Medical Office Portfolio - 2707 Sycamore Road			16.063
16.064	Heartland Dental Medical Office Portfolio - 2014 Lime Kiln Road			16.064
16.065	Heartland Dental Medical Office Portfolio - 103 Farabee Drive North			16.065
16.066	Heartland Dental Medical Office Portfolio - 4999 North Tanner Road			16.066
16.067	Heartland Dental Medical Office Portfolio - 674 Lake Joy Road			16.067
16.068	Heartland Dental Medical Office Portfolio - 1828 IN-44			16.068
16.069	Heartland Dental Medical Office Portfolio - 2950 South Rutherford Boulevard			16.069
16.070	Heartland Dental Medical Office Portfolio - 545 East Hunt Highway			16.070
16.071	Heartland Dental Medical Office Portfolio - 17810 Pierce Plaza			16.071
16.072	Heartland Dental Medical Office Portfolio - 5445 South Williamson Boulevard			16.072
16.073	Heartland Dental Medical Office Portfolio - 780 East-West Connector South West			16.073
16.074	Heartland Dental Medical Office Portfolio - 16620 West 159th Street			16.074
16.075	Heartland Dental Medical Office Portfolio - 13851 North US Highway 441			16.075
16.076	Heartland Dental Medical Office Portfolio - 3120 Mahan Drive			16.076
16.077	Heartland Dental Medical Office Portfolio - 2000 Veterans Memorial Parkway South			16.077
16.078	Heartland Dental Medical Office Portfolio - 1402 U.S. Route 12			16.078
16.079	Heartland Dental Medical Office Portfolio - 1776 Blanding Boulevard			16.079
16.080	Heartland Dental Medical Office Portfolio - 3012 Anchor Drive			16.080
16.081	Heartland Dental Medical Office Portfolio - 1715 West Main Street			16.081
16.082	Heartland Dental Medical Office Portfolio - 10389 Big Bend Road			16.082
16.083	Heartland Dental Medical Office Portfolio - 7103 Whitestown Parkway			16.083
16.084	Heartland Dental Medical Office Portfolio - 2751 Fountain Place			16.084
16.085	Heartland Dental Medical Office Portfolio - 2030 Crossing Circle			16.085
16.086	Heartland Dental Medical Office Portfolio - 13101 East 96th Street North			16.086
16.087	Heartland Dental Medical Office Portfolio - 692 Essington Road			16.087
16.088	Heartland Dental Medical Office Portfolio - 240 Blossom Park Drive			16.088
16.089	Heartland Dental Medical Office Portfolio - 6005 Watson Boulevard			16.089
16.090	Heartland Dental Medical Office Portfolio - 3237 Sixes Road			16.090
16.091	Heartland Dental Medical Office Portfolio - 4030 Winder Highway			16.091
16.092	Heartland Dental Medical Office Portfolio - 8605 East State Road 70			16.092
16.093	Heartland Dental Medical Office Portfolio - 540 West Walnut Street			16.093
16.094	Heartland Dental Medical Office Portfolio - 5630 Plank Road			16.094
16.095	Heartland Dental Medical Office Portfolio - 10505 Lima Road			16.095
16.096	Heartland Dental Medical Office Portfolio - 7485 Vanderbilt Beach Boulevard			16.096
16.097	Heartland Dental Medical Office Portfolio - 2701 South Koke Mill Road			16.097
16.098	Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway			16.098
16.099	Heartland Dental Medical Office Portfolio - 25000 Bernwood Drive			16.099
16.100	Heartland Dental Medical Office Portfolio - 3500 Clemson Boulevard			16.100
16.101	Heartland Dental Medical Office Portfolio - 2222 Highway 540A East			16.101
16.102	Heartland Dental Medical Office Portfolio - 1055 Pine Log Road			16.102
16.103	Heartland Dental Medical Office Portfolio - 4315 North Holland Sylvania Road			16.103
16.104	Heartland Dental Medical Office Portfolio - 21300 Town Commons Drive			16.104
16.105	Heartland Dental Medical Office Portfolio - 1905 Convenience Place			16.105
16.106	Heartland Dental Medical Office Portfolio - 3308 Platt Springs Road			16.106
16.107	Heartland Dental Medical Office Portfolio - 132 Milestone Way			16.107
16.108	Heartland Dental Medical Office Portfolio - 1429 Chester Boulevard			16.108
16.109	Heartland Dental Medical Office Portfolio - 1339 North Sumter Boulevard			16.109
16.110	Heartland Dental Medical Office Portfolio - 1536 Farm to Market 359 Road			16.110
16.111	Heartland Dental Medical Office Portfolio - 3585 North 168th Court			16.111
16.112	Heartland Dental Medical Office Portfolio - 1980 U.S. Highway 1 South			16.112
16.113	Heartland Dental Medical Office Portfolio - 13328 Metcalf Avenue			16.113
16.114	Heartland Dental Medical Office Portfolio - 826 West Lincoln Avenue			16.114
16.115	Heartland Dental Medical Office Portfolio - 1515 West 45th Avenue			16.115
16.116	Heartland Dental Medical Office Portfolio - 1012 Mill Pond Lane			16.116
16.117	Heartland Dental Medical Office Portfolio - 621 Chatham Avenue			16.117
16.118	Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail			16.118
16.119	Heartland Dental Medical Office Portfolio - 609 Front Street			16.119
16.120	Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway			16.120
16.121	Heartland Dental Medical Office Portfolio - 3417 Schofield Avenue			16.121
16.122	Heartland Dental Medical Office Portfolio - 330 Park Place			16.122
16.123	Heartland Dental Medical Office Portfolio - 1490 North Green Mount Road			16.123
16.124	Heartland Dental Medical Office Portfolio - 213 Main Street			16.124
16.125	Heartland Dental Medical Office Portfolio - 11119 Hearth Road			16.125
16.126	Heartland Dental Medical Office Portfolio - 2362 West Boulevard Street			16.126
16.127	Heartland Dental Medical Office Portfolio - 2812 East Main Street			16.127
16.128	Heartland Dental Medical Office Portfolio - 1202 South Broad Street			16.128
16.129	Heartland Dental Medical Office Portfolio - 8790 Walnut Grove Road			16.129
16.130	Heartland Dental Medical Office Portfolio - 10708 East State Road 64			16.130
16.131	Heartland Dental Medical Office Portfolio - 2184 FM 3009			16.131
16.132	Heartland Dental Medical Office Portfolio - 2210 Boiling Springs Road			16.132
16.133	Heartland Dental Medical Office Portfolio - 3105 Kirby Whitten Road			16.133
16.134	Heartland Dental Medical Office Portfolio - 716 32nd Street South			16.134
16.135	Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6			16.135
16.136	Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway			16.136
16.137	Heartland Dental Medical Office Portfolio - 3608 Jeffco Boulevard			16.137
16.138	Heartland Dental Medical Office Portfolio - 998 Williford Court			16.138
16.139	Heartland Dental Medical Office Portfolio - 4405 Highway 17			16.139
16.140	Heartland Dental Medical Office Portfolio - 3003 Twin Rivers Drive			16.140
16.141	Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East			16.141
16.142	Heartland Dental Medical Office Portfolio - 1405 South 25th Street			16.142
16.143	Heartland Dental Medical Office Portfolio - 12605 Troxler Avenue			16.143
16.144	Heartland Dental Medical Office Portfolio - 122 Stone Trace Drive			16.144
16.145	Heartland Dental Medical Office Portfolio - 4455 Florida National Drive			16.145

A-1-44

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Sponsor(14)	Affiliated Sponsors	Mortgage Loan Number
16.146	Heartland Dental Medical Office Portfolio - 3645 North Council Road			16.146
16.147	Heartland Dental Medical Office Portfolio - 9305 Market Square Drive			16.147
16.148	Heartland Dental Medical Office Portfolio - 3420 Bayside Lakes Boulevard Southeast			16.148
16.149	Heartland Dental Medical Office Portfolio - 309 West Ogden Avenue			16.149
16.150	Heartland Dental Medical Office Portfolio - 456 University Boulevard North			16.150
16.151	Heartland Dental Medical Office Portfolio - 1316 McMillan Street			16.151
16.152	Heartland Dental Medical Office Portfolio - 6233 Veterans Parkway			16.152
16.153	Heartland Dental Medical Office Portfolio - 116 Calumet Center Road			16.153
16.154	Heartland Dental Medical Office Portfolio - 828 South Main Street			16.154
16.155	Heartland Dental Medical Office Portfolio - 7200 Red Hawk Court			16.155
16.156	Heartland Dental Medical Office Portfolio - 303 Ashby Park Lane			16.156
16.157	Heartland Dental Medical Office Portfolio - 3106 Professional Plaza			16.157
16.158	Heartland Dental Medical Office Portfolio - 1950 Chesley Drive			16.158
16.159	Heartland Dental Medical Office Portfolio - 104 South Houston Road			16.159
16.160	Heartland Dental Medical Office Portfolio - 103 East Tatum Avenue			16.160
16.161	Heartland Dental Medical Office Portfolio - 165 Juniper Circle			16.161
16.162	Heartland Dental Medical Office Portfolio - 135 East Broadway Street			16.162
16.163	Heartland Dental Medical Office Portfolio - 9360 Two Notch Road			16.163
16.164	Heartland Dental Medical Office Portfolio - 12988 Georgia Highway 9			16.164
16.165	Heartland Dental Medical Office Portfolio - 5 Jannell Court			16.165
16.166	Heartland Dental Medical Office Portfolio - 1617 East Main Street			16.166
16.167	Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202			16.167
16.168	Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5			16.168
16.169	Heartland Dental Medical Office Portfolio - 101 Rice Bent Way Suite 4			16.169
17	InnVite Hospitality Portfolio	Abhijit Vasani		17
17.01	Hampton Inn Sidney			17.01
17.02	Best Western Plus Dayton Northwest			17.02
17.03	Best Western Plus Dayton South			17.03
17.04	Quality Inn & Suites South/Obetz			17.04
17.05	Super 8 Zanesville			17.05
18	River’s Edge Apartments	William O. Brisben		18
19	Marketplace at Smyrna	Yale I. Paprin		19
20	Centrepointe Business Park	Riki Rimberg		20
21	Preston Creek Shopping Center	Scott Dew; Richard Pachulski		21
22	Houport Mixed Use Portfolio	Patricio Ureta Lyon		22
22.01	Katy			22.01
22.02	Westway			22.02
22.03	Pineway			22.03
23	Shamrock Village	Peter W. Doerken		23
24	Conejo Valley Plaza	John H. McDonough; John H. McDonough, Trustee of the John and Patricia McDonough Trust		24
25	Mary’s Vineyard Shopping Center	Rena M. Bellman; Alonzo A. Bellman		25
26	Jefferson Office Park	Ted L. Barr; Joseph G. Greulich; Benjamin D. Sheridan		26
26.01	Middleburg Heights			26.01
26.02	Fairlawn			26.02
26.03	Mayfield Village			26.03
27	Crossroads Portfolio	Matthew J. Felton; Felton Properties Inc.		27
27.01	20975 Swenson			27.01
27.02	20935 Swenson			27.02
27.03	20825 Swenson			27.03
28	24 Commerce Street	Yanki Tauber		28
29	Lexington Pavilion	Stanley Werb; Jonathan Gaines		29
30	Midtown Plaza	Joel D. McClinton		30
31	North Charleston Center	Moshe Manoah; Blair G. Schlossberg; Stephen M. Lamastra		31
32	Chesterfield Marketplace	Yitzchak Green		32
33	Shelby Corners	Nathaniel A. Tower; C.N. David Reischer		33
34	Wellington Park	Vicky Hartman; Vicky Hartman, as Trustee of the Joseph Hartman Credit Shelter Trust (Created Pursuant to the Joseph Hartman Recoverable Trust Agreement Dated June 15, 2009); Vicky Hartman, as Trustee of the Joseph Hartman Martial Trust (Created Pursuant to the Joseph Hartman Recoverable Trust Agreement Dated June 15, 2009)		34
35	24 Hour Fitness - Texas	Robert L. Zelman		35
36	Bond Street Fund 18	Michael D. Reynolds; The Michael D. Reynolds Revocable Trust		36
36.01	University Center			36.01
36.02	Shoppes At Hermitage Hills			36.02
37	Hampton Inn Canton	Dilshad Vastani; Shaukat S. Noormohamed		37
38	Staybridge Suites Odessa Interstate Highway 20	Renuka Borra		38
39	Lake Hills Plaza	Chaim Yoseph Bialostozky		39
40	EB Hotel Miami	Gran Sabana, LLC		40
41	Woodlands Centre	Kevin J. Silverang		41
42	Junction City Shopping Center	Francis Greenburger		42
43	Royal Oak EZ Storage	Stephen M. Nolan		43
44	Fairfield Inn & Suites - Colorado Springs North	Quynh Palomino; Lloyd W. Kendall, Jr.		44
45	Sierra Center Office Building	John C. Telischak; Christine Telischak		45
46	Confluence Portfolio	Barry L. Griffith; John Kevin Sexton; Robert Omax Little, Jr.; Jeffrey C. Chastain		46
46.01	Ashley Chase Apartments			46.01
46.02	South Guignard Apartments (Lift Homes)			46.02
46.03	Cambridge Court Apartments			46.03
47	Comfort Inn Greenville	Balvant Jariwala; Kunal Dave		47
48	Holiday Inn Express & Suites Woodward	Rajesh Chugani; Surinder Bhogal		48
49	Oak Meadows & Brookview Place	Matthew B. Lester		49
49.01	Brookview Place			49.01
49.02	Oak Meadows			49.02
50	Z Tower	Aleksandr Finkelshteyn; Igor Sobolevsky		50
51	Settlers Pointe Office Building	Debra Krenzler; Joel Scheer		51
52	4301 Riverside Drive	Cypress Guarantor LLC		52
53	Space Station	Robert Moser		53
54	7240 Parkway Drive	Bryan L. Becker; Robert A. Kantor		54
55	Lofts at Binghamton Portfolio	Praveen Kamath		55
55.01	Lofts at 221			55.01
55.02	Lofts at 60			55.02
56	Walgreens- North Charleston	Charles B. Jordan		56
57	Eagle Creek Plaza	Murugesa Thangavel		57
58	Colonel Glenn Business Center	Tiffany Earl Williams		58
59	5911 North Honore Avenue	John Daniel Lemp		59
60	Space Savers Self Storage	Lawrence Charles Kaplan; George W. Thacker, III; Richard Schontz	Y - Group 1	60
61	Walgreens Houma	David Schneider		61
62	Best Western Plus Spartanburg	Harishyam Singh		62
63	Gallatin Manor	Jeffrey R. Gallatin		63
64	Harlingen Heights	Rodolfo D. Chapa; Rodolfo G. Chapa; Jose A. Chapa		64

A-1-45

FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” for additional information on the 15 largest mortgage loans.

(1)	“WFB” denotes Wells Fargo Bank, National Association, “UBS AG” denotes UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, “RMF” denotes Rialto Mortgage Finance, LLC, “Barclays” denotes Barclays Capital Real Estate Inc., “RREF” denotes Rialto Real Estate Fund III - Debt, LP and “AREF” denotes Argentic Real Estate Finance LLC.

(2)	For mortgage loan #9 (Mariners Landing), the Number of Units includes 57,220 square feet of office, 22,825 square feet of industrial and 4,756 square feet of retail space.

For mortgage loan #15 (839 Broadway), the Number of Units includes 39,913 square feet of office space and 6,315 square feet of retail space.

For mortgage loan #22 (Houport Mixed Use Portfolio), the Number of Units includes 116,886 square feet of industrial flex space, 49,828 square feet of gym/warehouse space, 47,465 square feet of retail space and 2,665 square feet of restaurant space.

For mortgage loan #39 (Lake Hills Plaza), the Number of Units includes 22,420 square feet of medical office.

For mortgage loan #53 (Space Station), the Number of Units includes 62,363 square feet of self-storage space and 52,730 square feet of warehouse space.

(3)	For mortgage loan #3 (Great Wolf Lodge Southern California), the mortgage loan represents Note A-1 of five pari passu notes, which have a combined Cut-off Date Balance of $150,000,000, and together with a subordinate Note B-1 with a Cut-Off Date Balance of $20,000,000 comprise a $170,000,000 whole loan (the “Great Wolf Lodge Southern California Whole Loan”). Notes A-2, A-3, A-4, A-5 and B-1 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Notes A-1, A-2, A-3, A-4 and A-5, but exclude the Note B-1. Note A-1 represents the controlling interest in the Great Wolf Lodge Southern California Whole Loan.

For mortgage loan #4 (Hilton at University Place), the mortgage loan represents Note A-1, one of two pari passu notes, which have a combined Cut-off Date Balance of $45,945,743. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “Hilton at University Place Whole Loan”). Note A-1 represents a controlling interest in the Hilton at University Place Whole Loan.

For mortgage loan #5 (Goodyear Portfolio), the mortgage loan represents Notes A-1, Note A-3, Note A-4, and Note A-5 of five pari passu senior notes, which have a combined Cut-off Date Balance of $50,500,000, and together with a subordinate Note B with a Cut-Off Date Balance of $9,920,000 comprise a $60,420,000 whole loan (the “Goodyear Portfolio Whole Loan”). Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Note A-1, Note A-2, Note A-3, Note A-4, and Note A-5, but exclude the Note B. Note A-1 represents a controlling interest in the Goodyear Portfolio Whole Loan.

For mortgage loan #7 (Inland Devon Self Storage Portfolio), the mortgage loan represents Note A-2, one of two pari passu notes, which have a combined Cut-off Date Balance of $71,000,000. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “Inland Devon Self Storage Portfolio Whole Loan”). Note A-1 represents a controlling interest in the Inland Devon Self Storage Portfolio Whole Loan.

A-1-46

For mortgage loan #8 (The Colonnade Office Complex), the mortgage loan represents Notes A-2-1, A-2-2 and A-5 of 10 pari passu senior notes, which have a combined Cut-off Date Balance of $105,000,000, of a whole loan (“The Colonnade Office Complex Whole Loan”) consisting of such pari passu senior notes, six pari passu subordinate B-notes and a subordinate C-note, which have a combined Cut-off Date Balance of $223,000,000. Notes A-1, A-2-3, A-4, A-6, A-7, A-8, B-1, B-2, B-3, B-4, B-5, B-6 and C are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Notes A-1, A-2-1, A-2-2, A-2-3, A-3, A-4, A-5, A-6, A-7 and A-8 in the aggregate but exclude Notes B-1, B-2, B-3, B-4, B-5, B-6 and C. Notes A-2-1, A-2-2 and A-5 represent non-controlling interests in The Colonnade Office Complex Whole Loan.

For mortgage loan #10 (Great Value Storage Portfolio), the mortgage loan represents Notes A-2-2, A-4, A-5 and A-6 of seven pari passu notes, which have a combined Cut-Off Date Balance of $110,000,000. Notes A-1, A-2-1 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Notes A-1, A-2-1, A-2-2, A-3, A-4, A-5 and A-6 in the aggregate (“Great Value Storage Portfolio Whole Loan”). Notes A-2-2, A-4, A-5 and A-6 represent non-controlling interests in the Great Value Storage Portfolio Whole Loan.

For mortgage loan #11 (The Block Northway), the mortgage loan represents Note A-1-1 of 10 pari passu notes, which have a combined Cut-Off Date Balance of $84,000,000. Notes A-1-2, A-2, A-3, A-4, A-5, A-6, A-7-1, A-7-2 and A-8 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Notes A-1-1, A-1-2, A-2, A-3, A-4, A-5, A-6, A-7-1, A-7-2 and A-8 in the aggregate (“The Block Northway Whole Loan”). Note A-1-1 represents a non-controlling interest in The Block Northway Whole Loan.

For mortgage loan #12 (Wolverine Portfolio), the mortgage loan represents Notes A-1, A-2 and A-5 of 10 pari passu notes, which have a combined Cut-Off Date Balance of $59,000,000. Notes A-3, A-4, A-6, A-7, A-8, A-9 and A-10 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Notes A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8, A-9 and A-10 in the aggregate (“Wolverine Portfolio Whole Loan”). Notes A-1, A-2 and A-5 represent a non-controlling interest in the Wolverine Portfolio Whole Loan.

For mortgage loan #14 (Town Square), the mortgage loan represents Note A-1 of two pari passu notes, which have a combined Cut-Off Date Balance of $34,000,000. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Note A-1 and Note A-2 in the aggregate (the “Town Square Whole Loan”). Note A-1 represents the controlling interest in the Town Square Whole Loan.

For mortgage loan #16 (Heartland Dental Medical Office Portfolio), the mortgage loan represents Note A-2-I of 11 pari passu notes, which have a combined Cut-off date principal balance of $179,373,955. Notes A-1, A-2-II, A-3, A-4, A-5, A-6, A-7, A-8, A-9 and A-10 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Notes A-1, A-2-I, A-2-II, A-3, A-4, A-5, A-6, A-7, A-8, A-9 and A-10 in the aggregate (“Heartland Dental Medical Office Portfolio Whole Loan”). Note A-2-I represents a controlling interest in the Heartland Dental Medical Office Portfolio Whole Loan.

(4)	For mortgage loan #4 (Hilton at University Place), the Grace Period Default (Days) is two business days for the payment of a default fee provided that the grace period is used no more than once in a twelve-month period.

(5)	For mortgage loan #4 (Hilton at University Place), the borrower is currently contesting a real estate tax assessment by Mecklenburg County. The appraisal includes an extraordinary assumption that the Mecklenburg County Assessor’s Office will reduce the 2019 tax rate by approximately 35%.

For mortgage loan #7 (Inland Devon Self Storage Portfolio), the appraisal for the 1720 Loy Lake Road Mortgaged Property includes an extraordinary assumption that the lender will have no additional out-of-pocket expenses in connection with the reconstruction of the building as a result of the fire that had previously occurred, and that the storage unit mix will remain the same as it

A-1-47

was prior to the fire. The appraisal provides for an as-is value of $5,350,000. The required repairs are expected to be completed in 2019 (but must be completed within two years from the closing date) using insurance funds; however, $123,119 was reserved for the related repairs, reflecting 120% of the expected cost.

For mortgage loan #10 (Great Value Storage Portfolio), the Appraised Value with respect to the whole loan is based on the “As-Portfolio” appraised value of $376,000,000 as of October 10, 2018, which reflects an approximate 15.3% premium attributed to the aggregate sum of the “As-Is” appraised values, as applicable, for each of the mortgaged properties on an individual basis. On a portfolio basis, the mortgaged properties have an “As-Stabilized” appraised value of $392,000,000 as of October 10, 2019. On a standalone basis, the mortgaged properties have an aggregate “As-Is” appraised value of $326,000,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the whole loan and the aggregate standalone “As-Is” appraised value of $326,000,000 are 33.7% and 33.7%, respectively. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the whole loan and the portfolio basis “As-Stabilized” appraised value of $392,000,000 are 28.1% and 28.1%, respectively.

For mortgage loan #17 (InnVite Hospitality Portfolio), the Appraised Value is based on the “As-Complete” appraised value of the Hampton Inn Sidney mortgaged property of $10,400,000, which assumes that the estimated $1,700,000 property improvement plan work is completed as required under the related franchise agreement, indicating a portfolio appraised value of $28,400,000. At origination, the borrower deposited $1,870,000 to cover the cost of such property improvement plan. The “As-Is” appraised value for the Hampton Inn Sidney mortgaged property is $8,700,000, indicating a portfolio appraised value of $26,700,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $26,700,000 “As-Is” portfolio appraised value are 79.6% and 56.8%, respectively.

For mortgage loan #18 (River’s Edge Apartments), the Appraised Value represents the as-stabilized value of $34,000,000, which assumes that the mortgaged property will achieve a stabilized occupancy by May 1, 2019. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the as-is appraised value of $33,770,000 are 56.2% and 42.0%, respectively.

For mortgage loan #23 (Shamrock Village), the Appraised Value assumes the second largest tenant (11,800 square feet), representing 22.1% of net rentable square feet, is in occupancy and paying full unabated rent. The tenant is anticipated to be in occupancy in April 2019 and all outstanding tenant improvements, leasing commissions and rent abatements were reserved for at closing. The appraised value assuming the sole tenant is still in a partial rent abatement period is $25,500,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $25,500,000 appraised value are 63.9% and 56.5%, respectively.

For mortgage loan #35 (24 Hour Fitness - Texas), the Appraised Value assumes the partial rent abatement for the sole tenant, which runs through March 2020, has expired, and the tenant is paying full unabated rent. The outstanding rent abatement was reserved for at closing. The appraised value assuming the sole tenant is still in a partial rent abatement period is $17,760,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $17,760,000 appraised value is 56.9%.

For mortgage loan #41 (Woodlands Centre), the Appraised Value represents the “as stabilized” value provided by the appraiser as of July 1, 2019 which assumes that three tenants, Image First Uniform Rental Service, Integrity Applications Inc. (“IAI”), and Silverang Donohoe Rosenzweig & Haltzman, LLC, take possession as scheduled. According to the appraisal, Image First Uniform Rental Service is expected to take possession as of April 16, 2019, IAI as of May 1, 2019, and Silverang Donohoe Rosenzweig & Haltzman as of June 1, 2019. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the “as-is” appraised value of $10,200,000 as of March 6, 2019 is 76.0% and 66.2%, respectively.

For mortgage loan #45 (Sierra Center Office Building), the Appraised Value assumes the outstanding tenant improvements for the second largest tenant (10,218 square feet), representing 22.8% of net

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rentable square feet, were completed, and the third largest tenant (7,782 square feet), representing 17.4% of net rentable square feet, is paying full unabated rent. The second largest tenant is anticipated to be in occupancy by May 2019 and the third largest tenant is expected to be paying full unabated rent by November 2019. The outstanding tenant improvements, leasing commissions and rent abatements were reserved for at closing. The appraised value assuming the sole tenant is still in a partial rent abatement period is $9,660,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $9,660,000 appraised value are 74.4% and 60.5%, respectively.

For mortgage loan #48 (Holiday Inn Express & Suites Woodward), the Appraised Value is based on the “As-Complete” appraised value of $9,900,000, which assumes that the estimated $316,000 property improvement plan work is completed as required under the related franchise agreement. At origination, the borrower deposited $363,400 to cover the cost of such property improvement plan. The “As-Is” appraised value is $9,300,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $9,300,000 “As-Is” appraised value are 64.4% and 49.2%, respectively.

For mortgage loan #62 (Best Western Plus Spartanburg), the Appraised Value represents the as-stabilized value of $6,900,000, which assumes that the mortgaged property will achieve stabilization as of March 1, 2021. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the as-is appraised value of $6,400,000 are 54.6% and 45.6%, respectively.

(6)	For mortgage loan #11 (The Block Northway), all LTVs and DSCRs are calculated assuming the full loan amount of $84,000,000. An achievement reserve in the amount of $2,200,000 was escrowed at origination. The lender will release the funds in the achievement reserve upon borrower request, provided that, at such time, among other things, the debt yield is not less than 9.0%. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD net of the achievement reserve are 66.8% and 61.1%, respectively. The U/W NOI Debt Yield and U/W NCF Debt Yield are calculated net of the $2,200,000 achievement reserve and are 8.8% and 8.7%, respectively, based on the full Cut-Off Date Balance.

For mortgage loan #15 (839 Broadway), all LTVs, DSCRs and Debt Yields are calculated assuming the full loan net of the holdback amount of $4,000,000. The Holdback can be disbursed in whole or in part provided that the following conditions are satisfied: (i) a minimum net operating income debt yield of 8.90%, based on a loan amount equal to $19,500,000 plus the Holdback; and (ii) no event of default has occurred or is continuing. If the Holdback has not been released by May 6, 2022, the lender must apply the unreleased proceeds to pay down the loan, accompanied by the applicable yield maintenance premium to be paid by the borrower. Assuming the full Holdback balance is not applied to the full loan amount of $23,500,000, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 72.3%, 72.3%, 1.48x, 1.44x, 7.8% and 7.6%, respectively.

For mortgage loan #18 (River’s Edge Apartments), all LTVs, DSCRs and Debt Yields are calculated assuming the full loan net of the earnout reserve amount of $2,028,715. The earnout reserve can be disbursed in whole or in part provided that the following conditions are satisfied: (i) certain performance underwritten cash flow minimum thresholds have been met, as set forth in the related mortgage loan documents; and (ii) no event of default has occurred or is continuing. If the performance reserve has not been released by May 6, 2020, upon notice from the lender to the borrower and the borrower’s failure to provide, within fourteen days, the performance prepayment amounts, the lender is required to apply the unreleased proceeds to pay down the loan, accompanied by the applicable prepayment premium to be paid by the borrower; provided, however, that if an event of default under the loan documents is continuing, the lender in its sole discretion may either (a) continue to hold all or any portion of such unreleased proceeds as cash collateral for the related debt and other obligations or (b) apply all or any portion of such unreleased proceeds to the related debt in such amounts and order of priority as the lender determines. Assuming the full earnout reserve balance is not applied to the full loan amount of $21,000,000, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NCF DSCR, U/W NOI DSCR, U/W NCF Debt Yield and U/W NOI Debt Yield are 61.8%, 47.7%, 1.06x, 1.17x, 7.8% and 8.6%, respectively.

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For mortgage loan #20 (Centrepointe Business Park), all LTVs, DSCRs and Debt Yields are calculated assuming the full loan net of the holdback amount of $1,000,000. The Holdback can be disbursed in whole or in part provided that the following conditions are satisfied: (i) a minimum net operating income debt yield of 10.50%, based on a loan amount equal to $18,500,000 plus the Holdback; and (ii) no event of default has occurred or is continuing. If the Holdback has not been released by February 12, 2022, the lender must apply the unreleased proceeds to pay down the loan, accompanied by the applicable yield maintenance premium to be paid by the borrower. Assuming the full Holdback balance is not applied to the full loan amount of $19,500,000, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 72.2%, 63.7%, 1.96x, 1.73x, 12.4% and 11.0%, respectively.

For mortgage loan #25 (Mary’s Vineyard Shopping Center), all LTVs, DSCRs and Debt Yields are calculated assuming the full loan net of the holdback amount of $2,000,000. The Holdback can be disbursed in whole or in part provided that the following conditions are satisfied: (i) a minimum net operating income debt yield of 8.75%, based on a loan amount equal to $13,500,000 plus the Holdback; and (ii) no event of default has occurred or is continuing. If the Holdback has not been released by June 6, 2022, the lender must apply the unreleased proceeds to pay down the loan, accompanied by the applicable yield maintenance premium to be paid by the borrower. Assuming the full Holdback balance is not applied to the full loan amount of $15,500,000, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 70.8%, 59.8%, 1.31x, 1.17x, 9.3% and 8.3%, respectively.

For mortgage loan #51 (Settlers Pointe Office Building), all LTVs, DSCRs and Debt Yields are calculated assuming the full loan amount of $5,350,000. The Holdback can be disbursed in whole or in part provided that the second largest tenant (7,352 square feet), representing 22.5% of net rentable square feet, is in possession of its space, has been paying full, unabated rent for three months and has all required permits and certificates of occupancy. If the Holdback has not been released by August 15, 2019, the lender may apply the unreleased proceeds to pay down the loan, accompanied by the applicable yield maintenance premium to be paid by the borrower. Assuming the full Holdback balance is applied to the full loan amount of $5,350,000, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 61.1%, 48.8%, 1.90x, 1.78x, 12.6% and 11.8%, respectively.

(7)	For mortgage loan #5 (Goodyear Portfolio), the whole loan amortizes based on a specific amortization schedule, which is set forth in Annex A-4. The Goodyear Portfolio Pari-Passu Loan was originated with a subordinate Note B in the amount of $9,920,000 (together with a total balance of $60,420,000, the “Goodyear Portfolio Whole Loan”). The Goodyear Portfolio Whole Loan amortizes on a 30-year amortization schedule with all amortization being applied to the Note B until March 1, 2029. On April 1, 2029, $59,118.93 will be amortized on the Goodyear Portfolio Pari-Passu Loan, resulting in a Balloon Payment of $50,440,881.07. The LTV Ratio at Maturity based on the Goodyear Whole Loan is 57.1%.

(8)	For mortgage loan #2 (Ohio Hotel Portfolio), the mortgage loan is structured with an ongoing seasonality reserve in a maximum amount of $480,000 (the “Ohio Seasonality Reserve Cap”) to fund potential seasonal shortfalls in the months of May, June, July, September and November. On the monthly payment date in May, June, July, September and November of each calendar year, the borrower is required to deposit into the seasonality reserve account an amount equal to the lesser of (i) $96,000 and (ii) the difference between the balance in the seasonality reserve account and the Ohio Seasonality Reserve Cap.

For mortgage loan #4 (Hilton at University Place), the borrower is required to make FF&E reserves equal to 1/12th of the greater of (i) the sum of (x) 4.0% of the projected annual gross income from operations attributed to room revenues and (y) 2.5% of the aggregate total food and beverage revenues at the property or (ii) the required amount of FF&E expenditure under the franchise agreement (initially $61,624).

For mortgage loan #7 (Inland Devon Self Storage Portfolio), the borrower is required to make monthly payments of $11,908 for replacement reserves which may be re-assessed as necessary on

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an annual basis, capped at $714,460. The Inland Devon Self Storage Portfolio Borrower’s obligation to make replacement reserves will be waived if each of the following conditions are satisfied: (i) the Inland Devon Self Storage Portfolio Borrower has deposited in the replacement reserve account an amount equal to $142,892 (the annual replacement reserve deposit) in either cash or by posting a letter of credit, (ii) no event of default exists, and (iii) the lender has acquired satisfactory evidence of payment of replacement reserves in an amount greater than or equal to $0.10 per square foot per annum. The borrower also funded $6,630,840 into a DST reserve account unrelated and separate from the loan. Collectively, the initial escrows and reserves and trust reserve account will be used for pay for (i) repairs and replacements of the structure, foundation, roof, exterior walls, and parking lot improvements at the properties, (ii) leasing commissions, (iii) any environmental costs, (iv) any repairs identified in the property condition reports, (v) insurance deductibles or (vi) any other necessary property improvements at the properties.

For mortgage loan #15 (839 Broadway), on May 6, 2024, and each payment date thereafter, the borrower will deposit the lesser of (i) the available funds after application of the waterfall as described in the loan documents and (ii) $29,600, provided, however, that in the event that on any payment date the aggregate amount that has been deposited into the liquidity reserve is less than the product of $29,600 multiplied by the number of months between May 2024 and the applicable payment date, the borrower is required to deposit all available funds until the liquidity reserve shortfall has been reduced to zero, as further described in the loan documents.

For mortgage loan #17 (InnVite Hospitality Portfolio), the borrower is required to deposit on each monthly payment date occurring in April, May, June and July an amount equal to one-fourth of the amount by which (i) the product of (A) 125.0% and (B) the seasonality shortfall amount for the twelve-month period commencing on the first day of March in the calendar year preceding the calendar year in which such determination is made exceeds (ii) the funds on deposit in the seasonality reserve as of the date such shortfall amount is determined by the lender. Notwithstanding the foregoing, the seasonality reserve deposit months for the year 2019 only include each of the months beginning with the second monthly payment date (June 6, 2019) through and including the fourth monthly payment date (August 6, 2019).

For mortgage loan #18 (River’s Edge Apartments), the borrower deposited $2,028,715 at closing to fund a performance reserve. The performance reserve may be disbursed, in whole or in part, no more than once per quarter, provided that the following conditions are satisfied: (i) the borrower submits a disbursement request at least ten business days prior to the date upon which the borrower requests such disbursement be made; (ii) the amount requested is based upon the then existing underwritable net cash flow, as defined in the related mortgage loan documents; and (iii) no event of default has occurred or is continuing. If the performance reserve has not been released by May 6, 2020, upon notice from the lender to the borrower and the borrower’s failure to provide, within fourteen days, the performance prepayment amounts, the lender is required apply the unreleased proceeds to pay down the loan, accompanied by the applicable prepayment premium to be paid by the borrower; provided, however, that if an event of default under the loan documents is continuing, the lender in its sole discretion may either (a) continue to hold all or any portion of such unreleased proceeds as cash collateral for the related debt and other obligations or (b) apply all or any portion of such unreleased proceeds to the related debt in such amounts and order of priority as the lender determines. Assuming the full performance reserve is applied to the full loan amount of $21,000,000, the Cut-off Date LTV Ratio is 61.8%.

For mortgage loan #29 (Lexington Pavilion), at loan closing, $113,453 was deposited into a replacement reserve account for annual repairs required by the loan documents. To the extent that the aggregate amount on deposit in the replacement reserve account (excluding the initial $113,453 deposited at closing or any remaining portion thereof) exceeds $51,242, no monthly deposits are obligated.

For mortgage loan #40 (EB Hotel Miami), the borrower reserved $190,000 at closing in a seasonality reserve to fund potential seasonal shortfalls in the months of January through May. If the borrower draws down on the reserve, the borrower will be required to replenish the reserve up to a cap of $190,000 (the “EB Hotel Seasonality Reserve Cap”) with monthly deposits in an amount equal to

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the lesser of (i) $38,000 and (ii) the difference between the balance in the seasonality reserve account and the EB Hotel Seasonality Reserve Cap.

For mortgage loan #44 (Fairfield Inn & Suites - Colorado Springs North), the Monthly Replacement Reserve will be adjusted based on annual operating statements for the mortgaged property and will be one-twelfth (1/12th) of 2.0% of total gross income from operations during the first year of the mortgage loan, one-twelfth (1/12th) of 3.0% of total gross income from operations during the second year of the mortgage loan, and one-twelfth (1/12th) of 4.0% of total gross income from operations thereafter.

(9)	For mortgage loan #2 (Ohio Hotel Portfolio), the food and beverage income at The Holiday Inn West Chester Mortgaged Property accounts for approximately 41.9% of U/W Revenues. Overall, food and beverage accounts for approximately 20.7% of U/W Revenues.

For mortgage loan #4 (Hilton at University Place), food and beverage income accounts for approximately 23.1% of U/W Revenues.

For mortgage loan #40 (EB Hotel Miami), food and beverage income accounts for approximately 17.6% of U/W Revenues.

(10)	In certain cases, mortgage loans may have tenants that have executed leases, but may not be fully paying rent or occupying the related leased premises that were included in the underwriting.

For mortgage loan #1 (Crown Center Office Park), the second largest tenant (34,622 square feet), representing 10.1% of net rentable square feet, has executed a lease extension on its existing space and an expansion of approximately 9,000 net rentable square feet, both expiring July 31, 2027.

For mortgage loan #8 (The Colonnade Office Complex), the fourth largest tenant (51,260 square feet), representing 4.7% of the net rentable square feet, has a free rent allowance totaling $77,663 from March 1, 2019 until May 31, 2019 and a free rent allowance totaling $11,609 from December 1, 2021 until December 31, 2021, which amounts have been reserved with the lender. The fifth largest tenant (48,125 square feet), representing 4.5% of the net rentable square feet, has a free rent allowance totaling $220,573 from July 1, 2019 until August 31, 2019, which amount has been reserved with the lender.

For mortgage loan #9 (Mariners Landing), the third largest tenant (3,220 square feet), representing 3.8% of net rentable square feet, has executed its lease but is not anticipated to be in occupancy or begin paying rent until May 2019. At origination, a gap rent reserve was taken for March and April 2019.

For mortgage loan #15 (839 Broadway), the largest tenant (39,913 square feet), representing 86.3% of net rentable square feet, is in occupancy but is paying an abated rent in the amount of $58,741 through July 31, 2019. The second largest tenant (1,650 square feet), representing 3.6% of net rentable square feet, has executed a lease but is not open for business or paying rent. The third largest tenant (775 square feet), representing 1.7% of net rentable square feet, has executed a lease but is not open for business or paying rent. Both tenants are anticipated to be opened for business by end of April 2019 and paying rent four months after their lease commencement date which is expected to be in September 2019. A $1,310,000 leasing holdback was escrowed upfront in connection with these tenants.

For mortgage loan #23 (Shamrock Village), the second largest tenant (11,800 square feet), representing 22.1% of net rentable square feet, has executed its lease but is not anticipated to begin paying rent until 90 days after the tenant takes occupancy, which is expected to be in April 2019. A gap rent reserve was taken at closing in the amount of $155,680.

For mortgage loan #27 (Crossroads Portfolio), the second largest tenant at the 20975 Swenson Mortgaged Property (16,612 square feet), representing 23.0% of the net rentable square feet, has a rent abatement period from May 2019 through July 2019 in the amount of $17,152 per month or

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$51,456 in total. $51,456 has been reserved in a rent concession reserve dedicated to this tenant at closing. Additionally, the third largest tenant at the 20975 Swenson Mortgaged Property (11,886 square feet), representing 16.5% of the net rentable square feet has a rent abatement period from August 2019 through July 2020 in the amount of $13,053 per month or $156,640 in total. $156,640 has been reserved in a rent concessions reserve dedicated to this tenant at closing. Lastly, the fifth largest tenant at the 20975 Swenson Mortgaged Property (2,904 square feet), representing 4.0% of the net rentable square feet, has a rent abatement period from March 2019 through May 2019 in an amount of $3,025 per month or $9,075 in total. $9,075 has been reserved in a rent concession reserve dedicated to this tenant at closing. The fourth largest tenant at the 20935 Swenson Mortgaged Property (5,779 square feet), representing 8.1% of net rentable area, has a rent abatement period from May 2019 through July 2019 in the amount of $6,261 per month or $18,782 in total. $18,782 was reserved in a rent concessions reserve at closing dedicated to this tenant.

For mortgage loan #32 (Chesterfield Marketplace), the second largest tenant, (37,500 square feet), representing 18.8% of net rentable square feet, has twelve months of abated rent in the aggregate amount of $79,400 during the third year of the current lease term. At loan closing, $79,400 was deposited into the rent reserve account, which will be released monthly beginning in July 2021 pursuant to the terms of the related mortgage loan documents.

For mortgage loan #33 (Shelby Corners), the third largest tenant (10,377 square feet), representing 7.7% of net rentable square feet, has executed a lease but is not open for business or paying rent. The third largest tenant is expected to open for business by end of April 2019 and commence rent payments in June 2019.

For mortgage loan #34 (Wellington Park), the third largest tenant (12,000 square feet), representing 11.7% of net rentable square feet, executed their lease on February 27, 2019 but has not yet begun their improvement work. At origination, the borrower deposited $763,661 into reserves relating to the leasing and buildout of the tenant’s premises. During the first 12 months of the lease, the rent payment will be abated by $4,833 per month. At origination, the borrower deposited $58,000 into a rent abatement reserve for the tenant. The tenant has executed a sublease with Animal Eye Care, LLC that includes 1,562 square feet of dedicated space and 1,688 square feet of space to be shared between Animal Eye Care and the tenant. The sublease base rent is $57,365 per year, for a term of eight years and four months.

For mortgage loan #35 (24 Hour Fitness – Texas), the sole tenant (42,267 square feet), representing 100.0% of net rentable square feet, has a partial rent abatement through March 2020. A reserve for the outstanding rent abatement was collected at closing.

For mortgage loan #41 (Woodlands Centre), the largest tenant (16,726 square feet), representing 30.1% of net rentable square feet, currently occupies suite 300 & 303 (11,021 square feet) and has entered into a new lease ending April 2025 to occupy suite 200 (16,726 square feet) with an estimated commencement date of April 16, 2019. In connection to the expansion and extension of the lease, the tenant was provided a free rent period from April 16, 2019 until April 30, 2019, and a rent reduction to $13.00 per square foot from May to December 2019 when the rent will increase to $19.00 per square foot. At origination, the borrower deposited $25,000 into a tenant improvement reserve and $80,145 into a rent reserve for the tenant.

For mortgage loan #45 (Sierra Center Office Building), the second largest tenant (10,218 square feet), representing 22.8% of net rentable square feet, has executed its lease and is paying rent but is not anticipated to be in occupancy until May 2019. A reserve was taken at closing for the gap rent. The third largest tenant (7,782 square feet), representing 17.4% of net rentable square feet, has executed its lease and is in occupancy, but will not commence paying full rent until November 2019, and has prepaid rent due in March 2020, March 2021 and March 2022. A reserve was taken at closing for the rent concession and prepaid rent.

For mortgage loan #51 (Settlers Pointe Office Building), the second largest tenant (7,352 square feet), representing 22.5% of net rentable square feet, has executed its lease but is not anticipated to be in occupancy until May 2019. An $850,000 holdback was taken at closing.

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For mortgage loan #52 (4301 Riverside Drive), the largest tenant (3,974 square feet), representing 58.1% of net rentable square feet, has executed a lease but has yet to take occupancy. The largest tenant is expected to take occupancy in mid-2019 and is paying rent. At loan closing, $500,000 of the loan proceeds were held back until the tenant has been open for business for one month.

For mortgage loan #54 (7240 Parkway Drive), the second largest tenant (9,859 square feet), representing 13.3% of net rentable square feet, has four months of abated rent in the aggregate amount of $72,916 from June 2019 through September 2019. At loan closing, $104,933 was deposited into the rental abatement reserve, which will be released monthly beginning in June 2019 pursuant to the terms of the related mortgage loan documents. The tenant’s lease Commencement Date is projected to be June 1, 2019, following completion of the renovations currently underway in the leased premises.

(11)	The tenant early termination options discussed in this footnote are not intended to be an exclusive list. In particular, termination options based on co-tenancy clauses are generally included only for top five tenants by net rentable square feet if the option is currently or imminently exercisable.

For mortgage loan #1 (Crown Center Office Park), the largest tenant (61,884 square feet), representing 18.1% of the net rentable square feet, has given notice of its intent to terminate its lease on 16,626 square feet of its space as of January 31, 2020. The third largest tenant (32,600 square feet), representing 9.5% of net rentable square feet, may terminate its lease with 60 days’ written notice if approved annual funding is insufficient to pay the tenant’s rent or if the tenant ceases to provide Child Protective Investigation Section (or its substantial equivalent) for the State of Florida in Broward County.

For mortgage loan #8 (The Colonnade Office Complex), the fifth largest tenant (48,125 square feet), representing 4.5% of the net rentable square feet, may terminate its lease on May 31, 2020, with at least twelve months’ written notice and payment of a termination fee equal to two months of then applicable base rent and the outstanding balance of leasing costs amortized over a 60-month term at 8.0%; provided, however, that such termination option will terminate if the tenant leases more than 5,000 square feet of additional space at the mortgaged property.

For mortgage loan #9 (Mariners Landing), the largest tenant (21,394 square feet), representing 25.2% of the net rentable square feet, may terminate its lease as of September 20, 2023 upon providing notice by March 1, 2023 and payment of all unamortized tenant improvements and leasing commissions. The fifth largest tenant (2,467 square feet), representing 2.9% of net rentable square feet, may terminate its lease as of February 28, 2020 upon providing 90 days written notice.

For mortgage loan #16 (Heartland Dental Medical Office Portfolio), the largest tenant at the 200 Brevco Plaza Mortgaged Property (5,877 square feet), representing 31.2% of the allocated net rentable square feet, may terminate its lease beginning December 1, 2019 with 180 days’ notice and payment of a termination fee equal to unamortized tenant improvements, rent abatement and leasing commissions. The third largest tenant at the 200 Brevco Plaza Mortgaged Property (3,089 square feet), representing 16.4% of the allocated net rentable square feet, may terminate its lease at any time with notice and payment of a termination fee equal to half of its monthly base rental obligations for the remaining portion of the then current term. The fourth largest tenant at the 200 Brevco Plaza Mortgaged Property (2,696 square feet), representing 14.3% of the allocated net rentable square feet, may terminate its lease at any time after December 1, 2019 with 180 days’ notice and payment of a termination fee equal to the cost of unamortized tenant improvements, rent abatement and leasing commissions. The second largest tenant at the 4355 Suwanee Dam Road Mortgaged Property (1,000 square feet), representing 8.4% of the allocated net rentable square feet, may terminate its lease at any time with 90 days’ notice and payment of a termination fee equal to six months of base rent. The fourth largest tenant at the 100 Piper Hill Drive Mortgaged Property (1,400 square feet), representing 14.1% of the allocated net rentable square feet, may terminate its lease after each of March 31, 2021 and March 31, 2023 with 90 days’ notice and payment of a termination fee equal to six months of base rent plus any unamortized tenant improvements and leasing commissions paid on initial term; provided that the total amount to be

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amortized will not exceed $46,160. The fourth largest tenant at the 507 North Hershey Road Mortgaged Property (1,320 square feet), representing 17.2% of the allocated net rentable square feet, may terminate its lease at any time after February 28, 2021 with 30 days’ notice and payment of a termination fee equal to six months of base rent. The second largest tenant at the 2751 Fountain Place Mortgaged Property (2,619 square feet), representing 39.7% of the allocated net rentable square feet, may terminate its lease, provided that such tenant is not it default, with 180 days’ notice and payment of a termination fee in the amount of $37,500. The largest tenant at the 692 Essington Road Mortgaged Property (2,500 square feet), representing 41.5% of the allocated net rentable square feet, may terminate its lease, provided that such tenant has not been in default on more than three occasions in a lease year and has satisfied all rent payments for five years, with nine months’ notice and payment of a termination fee equal to the unamortized portion of the remaining balance of its tenant improvement allowance. The second largest tenant at the 2222 Highway 540A East Mortgaged Property (1,200 square feet), representing 26.1% of the allocated net rentable square feet, may terminate its lease at any time with 60 days’ notice and payment of a termination fee equal to two months of base rent plus any unamortized leasing commissions paid on the initial term of the lease; provided that the total amount to be amortized will not exceed $5,000. The second largest tenant at the 2812 East Main Street Mortgaged Property (1,000 square feet), representing 20.5% of the allocated net rentable square feet, may terminate its lease at any time with 90 days’ notice and payment of a termination fee equal to three months of base rent plus any unamortized tenant improvements and leasing commissions paid on the initial term of the lease. The second largest tenant at the 122 Stone Trace Drive Mortgaged Property (1,734 square feet), representing 28.8% of the allocated net rentable square feet, may terminate its lease at any time after March 31, 2021 with 30 days’ notice and payment of a termination fee equal to two months of base rent plus any unamortized tenant improvements and leasing commissions paid on the initial term.

For mortgage loan #20 (Centrepointe Business Park), the largest tenant, (54,446 square feet), representing 21.2% of net rentable area, has the right to terminate the lease at its own discretion after payment of all reasonable costs associated with the lease that the landlord has incurred up to the day of termination and all reasonable costs associated with the termination of the lease.

For mortgage loan #21 (Preston Creek Shopping Center), the fifth largest tenant (3,941 square feet), representing 4.9% of net rentable square feet, has the right to terminate its lease effective September 1, 2020 by delivering a written notice by March 4, 2020 and paying a termination fee equal to 7 months of minimum rent and additional rent plus unamortized costs of brokerage commissions.

For mortgage loan #24 (Conejo Valley Plaza), the second largest tenant (14,347 square feet), representing 22.3% of net rentable area, may terminate its lease with at least 90-days’ prior written notice if gross sales are less than $1.9 million for the fifth lease year (March 2022 – February 2023).

For mortgage loan #25 (Mary’s Vineyard Shopping Center), the third largest tenant (9,850 square feet), representing 6.4% of the net rentable square feet, may terminate its lease at the end of the fifth year of the term (August 31, 2023), provided that: (i) the tenant has not achieved annual sales in excess of $1,500,000 by the end of the fifth year of the term (August 31, 2023), and (ii) the tenant provides the landlord with written notice 30 days prior to termination. If the third largest tenant exercises its right to terminate, the lease will terminate 30 days following notice, but in no event during the months of October, November or December. If the termination date would otherwise fall during the months of October, November or December, the termination date will be extended automatically without the need for further action on the part of landlord or tenant to the last day of the following February.

For mortgage loan #26 (Jefferson Office Park), the third largest tenant at the Middleburg Heights Mortgaged Property (11,851 square feet), representing 10.4% of the allocated net rentable square feet, has a one-time option to terminate its lease effective as of April 1, 2023, upon giving a 180-day written notice to the landlord, and rendering payment in an amount equal to the unamortized balance of tenant improvement allowances and real estate brokerage commissions. The fourth largest tenant at the Middleburg Heights Mortgaged Property (11,418 square feet), representing

A-1-55

10.0% of net rentable square feet, has a one-time option to terminate its lease effective as of January 31, 2024, upon giving a six-month written notice to the landlord, and rendering payment of an amount equal to the sum of: (a) two months of base rent; and (b) the unamortized balance of tenant improvement allowances amortized on a straight-line basis plus 8% interest, if the landlord is not able to provide the second largest tenant with additional space at the property.

For mortgage loan #27 (Crossroads Portfolio), the fifth largest tenant at the 20935 Swenson Mortgaged Property (4,563 square feet), representing 6.4% of the allocated net rentable square feet, has a one-time option to terminate its lease effective as of May 1, 2022, upon giving notice to the landlord no later than August 1, 2021, and rendering payment of an amount equal to the unamortized balance of free rent, tenant improvement allowances, and real estate brokerage commissions amortized at 8% interest per year.

For mortgage loan #28 (24 Commerce Street), the largest tenant (15,000 square feet), representing 8.7% of net rentable area, has the right to terminate its lease after June 2022 after giving at least nine months’ prior written notice and paying unamortized landlord expenses. The termination fee will be $48,485 if the tenant does not elect to have the landlord furnish and install paint and carpet, and otherwise will be $69,913. The third largest tenant (9,456 square feet), representing 5.5% of net rentable area, can terminate its lease at the end of October 2019 after giving at least 90 days’ prior written notice and payment of an early termination fee equal to the unamortized leasing commissions and tenant improvement costs at 6.0% interest. The fifth largest tenant (7,967 square feet), representing 4.6% of net rentable area, can terminate its lease at the end of the April 2021 after payment of an early termination fee equal to the unamortized expenses and three months’ rent.

For mortgage loan #32 (Chesterfield Marketplace), the second largest tenant (37,500 square feet), representing 18.8% of net rentable square feet, may terminate its lease, following 30 days’ notice to the landlord, in the event that: (i) any party to the Construction, Operation and Reciprocal Easement Agreement (as amended, the “Chesterfield COREA”) attempts to enjoin the tenant’s operation of an indoor trampoline facility as a violation of the prohibition of a “sports facility” in the shopping center under the terms of the Chesterfield COREA; and (ii) either (x) the landlord fails to use commercially reasonable efforts to defend such action at the landlord’s sole expense, or (y) the party prevails in enjoining the tenant’s operation of an indoor trampoline facility as a violation the Chesterfield COREA.

For mortgage loan #36 (Bond Street Fund 18), the largest tenant at the Shoppes At Hermitage Hills mortgaged property (3,328 square feet), representing 9.6% of the entire portfolio, may terminate its lease as of October 31, 2019 upon providing 90 days’ written notice and payment of all unamortized tenant improvements and leasing commissions. The second largest tenant at the University Center mortgaged property (2,050 square feet), representing 5.9% of rentable square feet of the entire portfolio, may terminate its lease as of June 30, 2021 upon providing 180 days’ written notice and payment of a termination fee equal to $30,000 plus all unamortized tenant improvements and leasing commissions. The fifth largest tenant at the University Center mortgaged property (1,529 square feet), representing 4.4% of the entire portfolio, may terminate its lease after November 30, 2021 upon six months’ written notice if annual gross tenant sales are less than $400,000.

For mortgage loan #39 (Lake Hills Plaza), the largest tenant (33,431 square feet), representing 35.7% of net rentable square feet, may terminate its lease if annual sales for the lease year ending July 1, 2025 are not greater than $4,000,000 upon providing 180 days’ written notice. The third largest tenant (10,950 square feet), representing 11.7% of net rentable square feet, may terminate its lease annually on August 31st, upon providing 180 days’ written notice.

For mortgage loan #40 (EB Hotel Miami), the sole commercial tenant (4,715 square feet), may terminate its lease at any time before September 30, 2029, provided that the tenant delivers written notice to the landlord indicating the date upon which the tenant elects to terminate the lease, and such date is no less than 9 months after the date of such notice.

A-1-56

For mortgage loan #41 (Woodlands Centre), the fourth largest tenant (9,378 square feet), representing 16.9% of net rentable square feet, has the right to terminate its lease effective June 30, 2023, by providing a written notice on or before April 1, 2023 and by paying a termination fee equal to the sum of the unamortized (i) cost of the borrower’s work based on the borrower’s provable out of pocket expenses which will not include any internal costs such as employee payroll, benefits, administrative expenses or overhead and (ii) brokerage commissions which were paid to the brokers.

For mortgage loan #45 (Sierra Center Office Building), the largest tenant (26,820 square feet), representing 59.8% of net rentable square feet, may terminate its lease if the Nevada State Government or Federal Government limits, restricts or impairs their ability to satisfy its rental payment obligations.

For mortgage loan #51 (Settlers Pointe Office Building), the third largest tenant (6,977 square feet), representing 21.3% of net rentable square feet, may terminate its lease on December 30, 2023 upon providing 180 days’ written notice and payment of all unamortized tenant improvements, leasing commissions and abated rent.

For mortgage loan #54 (7240 Parkway Drive), the second largest tenant (9,859 square feet), representing 13.3% of net rentable square feet, may terminate the lease at any time after the last day of the 40th month following the Commencement Date, which is projected to be June 1, 2019, if it loses its contract with the Maryland Department of Corrections. If the tenant elects to exercise the termination option, the tenant will pay a termination fee in an amount equal to the sum of (i) one month’s rent, at the rate effective immediately prior to such termination and (ii) all tenant improvement and leasing commission costs paid or provided by the borrower in connection with the lease, amortized at an interest rate of 9.0% per annum over the final 60 months of the initial lease term. The third largest tenant (8,167 square feet), representing 11.0% of net rentable square feet, may terminate its lease provided that (i) the tenant delivers written notice to the landlord before April 30, 2019, and (ii) the tenant pays a termination fee equal to $120,479.

For mortgage loan #56 (Walgreens- North Charleston), the sole tenant (14,550 square feet), representing 100.0% of net rentable square feet, may terminate its lease as of November 30, 2036 and every five years thereafter, upon providing nine months’ written notice.

For mortgage loan #58 (Colonel Glenn Business Center), the largest tenant, (10,583 square feet), representing 24.7% of net rentable square feet, has a one-time option to terminate its lease effective as of April 30, 2021, upon giving a six-month written notice to the landlord, and rendering payment of an amount equal to the sum of: (a) three months of base rent; (b) unamortized balance of real estate brokerage commissions. The second largest tenant, (8,466 square feet), representing 19.8% of net rentable square feet, has a one-time option to terminate its lease effective as of August 31, 2021, upon giving a 180-day written notice to the landlord, and rendering payment of an amount equal to the sum of three months of base rent. The fourth largest tenant, (5,858 square feet), representing 13.7% of net rentable square feet, has a one-time option to terminate its lease effective as of October 1, 2021, upon giving a nine-month notice to the landlord, and rendering payment of an amount equal to the sum: (a) two months of base rent; (b) unamortized balance of tenant improvement allowances and real estate brokerage commissions.

(12)	For mortgage loan #27 (Crossroads Portfolio), the largest tenant at the 20825 Swenson Mortgaged Property (19,879 square feet), representing 50.0% of the allocated net rentable square feet, is currently subleasing its entire space from JDA Software, Inc. through 8/31/2020. JDA Software, Inc. is leased through 9/30/2020. The rent is underwritten to the lower rent (the prime lease) at a rate of $14.35 per square foot. The sublessor has an option for abated rent either (i) in nine monthly installments commencing on the date set forth by the notice provided by the sublessor or (ii) in a single disbursement of $164,002. $164,002 has been reserved in a rent concession reserve dedicated to this tenant at closing.

A-1-57

For mortgage loan #54 (7240 Parkway Drive), the third largest tenant (8,167 square feet), representing 11.0% of net rentable square footage, subleases its entire space for a total annual base rent of $205,776 ($25.20 per square foot expiring on October 31, 2021).

(13)	For mortgage loan #8 (The Colonnade Office Complex), the largest tenant (155,572 square feet), representing 14.4% of the net rentable square feet occupies seven suites totaling 106,860 square feet that have a current expiration date of January 31, 2021 and two suites totaling 48,712 square feet that have a current expiration date of November 30, 2023. The fourth largest tenant (51,260 square feet), representing 4.7% of the net rentable square feet occupies three suites totaling 38,180 square feet that have a current expiration date of February 28, 2026 and one suite totaling 13,080 square feet that has a current expiration date of May 31, 2020.

(14)	For mortgage loan #14 (Town Square), the mortgaged property is subject to a ground lease between the borrower, as ground lessor, and The Monsey Marketplace LLC, as ground lessee. The related ground lessee is an affiliate of Pambs, LLC, which holds a membership interest in the borrower sponsor. The ground lease contract is scheduled to expire on November 30, 2039, subject to three 5-year extension options and one 4-year and 3-month extension option. Minimum annual ground rent is currently $2,272,639, subject to certain increases pursuant to the terms of the ground lease.

For mortgage loan #15 (839 Broadway), the largest tenant (39,913 square feet), representing 86.3% of net rentable square feet, is affiliated with one of the related borrower sponsors.

For mortgage loan #16 (Heartland Dental Medical Office Portfolio), Heartland Dental, LLC and its affiliates lease approximately 82.7% of the net rentable square footage (796,231 square feet) in the portfolio to operate medical offices and corporate offices. The borrower sponsor and non-recourse carve-out guarantor is Richard Eugene Workman, who founded Heartland Dental, LLC in 1997 and currently retains a 4.28% ownership interest in the company.

For mortgage loan #28 (24 Commerce Street), the second largest tenant (13,288 square feet), representing 7.7% of net rentable square feet, is affiliated with one of the related borrower sponsors.

For mortgage loan #29 (Lexington Pavilion), the fifth largest tenant (4,810 square feet), representing 4.2% of the net rentable square feet, owns its respective improvements and leases the ground from the borrower.

For mortgage loan #41 (Woodlands Centre), the second largest tenant (11,021 square feet), representing 19.8% of net rentable square feet, is expected to commence its lease on June 1, 2019. The tenant is affiliated with the sponsor, and the lease is guaranteed by the sponsor until the space is occupied. At origination, the borrower deposited $75,000 into a tenant improvement reserve for the tenant.

For mortgage loan #51 (Settlers Pointe Office Building), the second largest tenant (7,352 square feet), representing 22.5% of net rentable square feet, is a borrower affiliate.

For mortgage loan #55 (Lofts at Binghamton Portfolio), one of the two commercial units at the Lofts at 60 mortgaged property is leased by an affiliate of the borrower.

A-1-58

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Commercial Mortgage Trust 2019-C50

Annex A-2: Mortgage Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Loan Seller	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Wells Fargo Bank, National Association	16	$242,029,521	25.8%	4.995%	118	360	1.71x	10.4%	9.8%	65.6%	60.1%
UBS AG	14	215,571,505	23.0	4.978	102	344	2.24	13.4	12.7	57.6	49.9
Rialto Mortgage Finance, LLC	11	136,256,998	14.5	5.138	119	349	1.82	12.0	11.3	64.6	57.5
Barclays Capital Real Estate Inc.	8	123,216,458	13.1	4.682	119	360	1.71	11.7	10.6	65.5	57.1
Rialto Real Estate Fund III - Debt, LP	9	120,005,526	12.8	5.381	119	327	1.53	11.5	10.3	61.8	52.3
Argentic Real Estate Finance LLC	6	100,885,068	10.8	5.206	110	360	1.74	11.1	10.2	61.7	56.9
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Property Type	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Retail	24	$279,119,671	29.8%	5.051%	117	356	1.62x	10.6%	9.9%	66.1%	59.1%
Anchored	12	171,344,974	18.3	5.141	118	355	1.54	10.7	10.0	65.8	57.5
Unanchored	6	49,455,304	5.3	4.978	118	360	1.54	10.3	9.6	69.6	62.5
Single Tenant	4	43,075,000	4.6	4.792	116	0	1.99	10.0	9.7	62.8	62.8
Shadow Anchored	2	15,244,392	1.6	5.012	119	359	1.67	11.7	10.8	67.4	55.5
Hospitality	17	175,931,378	18.8	5.348	119	328	1.95	14.7	13.0	61.5	50.7
Full Service	4	91,132,357	9.7	5.244	119	342	1.99	14.2	12.2	56.9	49.9
Limited Service	12	75,819,083	8.1	5.424	119	329	1.86	14.7	13.2	67.4	53.3
Extended Stay	1	8,979,937	1.0	5.750	119	239	2.26	20.9	19.1	58.3	38.0
Office	161	168,831,304	18.0	5.040	102	359	1.98	12.5	11.5	61.0	53.8
Suburban	8	106,090,724	11.3	4.900	102	360	2.14	12.9	12.0	61.5	54.3
Medical	150	37,160,432	4.0	5.222	117	357	1.66	12.0	11.0	58.5	49.6
CBD	2	19,838,483	2.1	5.389	75	358	1.89	12.3	10.9	61.9	58.6
Urban	1	5,741,665	0.6	5.250	111	351	1.25	8.9	8.4	64.9	54.3
Self Storage	90	98,200,000	10.5	4.448	103	360	2.32	12.1	11.9	56.3	51.0
Self Storage	90	98,200,000	10.5	4.448	103	360	2.32	12.1	11.9	56.3	51.0
Industrial	8	66,240,414	7.1	4.938	119	360	1.97	11.6	11.0	62.7	58.3
Flex	8	66,240,414	7.1	4.938	119	360	1.97	11.6	11.0	62.7	58.3
Mixed Use	26	59,197,927	6.3	5.019	119	357	1.72	9.3	9.0	61.1	60.0
Office/Industrial	1	27,000,000	2.9	4.750	119	0	1.77	8.8	8.5	64.3	64.3
Retail/Office	1	23,500,000	2.5	5.180	120	0	1.73	9.4	9.1	60.0	60.0
Self Storage/Industrial	1	4,800,000	0.5	5.190	119	360	1.44	10.0	9.5	53.2	47.3
Medical/Retail	23	3,897,927	0.4	5.700	114	354	1.59	11.8	11.2	55.2	46.6
Multifamily	9	41,444,383	4.4	5.409	119	326	1.43	10.6	9.7	60.1	48.3
Garden	6	32,788,581	3.5	5.472	119	317	1.39	10.4	9.6	58.5	46.5
Student Housing	2	4,758,897	0.5	5.640	117	357	1.31	9.4	9.1	69.0	58.1
High Rise	1	3,896,904	0.4	4.600	119	359	1.93	13.3	11.9	62.8	51.0
Manufactured Housing Community	10	25,000,000	2.7	4.900	119	360	1.29	8.4	8.2	69.8	63.0
Manufactured Housing Community	10	25,000,000	2.7	4.900	119	360	1.29	8.4	8.2	69.8	63.0
Other	1	24,000,000	2.6	5.020	120	0	1.51	7.7	7.7	70.4	70.4
Leased Fee	1	24,000,000	2.6	5.020	120	0	1.51	7.7	7.7	70.4	70.4
Total/Weighted Average:	346	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-1

Wells Fargo Commercial Mortgage Trust 2019-C50

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
State	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Ohio	38	$144,420,010	15.4%	5.204%	116	328	1.87x	12.5%	11.6%	62.3%	52.6%
California	12	127,117,606	13.6	5.042	118	360	1.82	10.9	10.0	57.7	54.9
Southern	10	83,817,606	8.9	5.149	119	360	1.91	11.8	10.7	54.6	51.8
Northern	2	43,300,000	4.6	4.833	118	360	1.63	9.0	8.7	63.6	60.9
Texas	56	104,424,052	11.1	4.819	94	339	2.67	14.9	14.0	50.9	45.6
Florida	46	72,508,930	7.7	5.243	118	346	1.52	11.4	10.4	66.4	56.5
Michigan	13	69,776,329	7.4	4.887	119	360	1.64	9.8	9.4	66.5	61.3
New York	7	58,770,490	6.3	5.145	118	354	1.60	8.8	8.6	65.1	63.1
South Carolina	25	50,285,623	5.4	5.080	118	359	1.81	12.6	11.6	64.1	55.7
North Carolina	2	46,235,807	4.9	5.205	119	359	1.69	12.7	11.2	67.3	55.8
Tennessee	26	43,306,042	4.6	4.853	116	360	1.55	10.4	9.7	65.6	57.6
Louisiana	4	35,550,000	3.8	4.804	115	360	1.43	8.9	8.7	71.9	64.0
Pennsylvania	2	32,750,000	3.5	4.803	118	360	1.39	9.2	8.9	69.6	63.0
Maryland	4	24,653,854	2.6	4.911	118	360	1.81	13.2	11.5	65.8	57.5
New Jersey	2	19,300,000	2.1	5.378	74	360	1.88	12.2	10.8	56.8	55.3
Alabama	5	17,755,445	1.9	5.474	116	360	1.39	9.8	9.3	73.0	65.2
Illinois	27	17,403,521	1.9	4.809	114	358	2.07	13.5	12.4	65.7	57.0
Wisconsin	7	15,984,352	1.7	4.623	118	360	1.96	13.8	12.1	73.4	64.5
Virginia	3	13,046,590	1.4	5.406	119	300	1.53	12.6	11.2	60.8	46.2
Georgia	14	10,651,667	1.1	5.057	118	358	1.92	13.7	12.4	64.6	53.3
Colorado	4	8,290,574	0.9	5.007	112	359	2.26	14.9	13.6	60.7	50.7
Nevada	2	7,969,712	0.8	4.573	113	359	1.91	11.2	10.9	68.5	56.2
Oklahoma	6	6,536,600	0.7	5.560	119	304	1.64	13.4	12.1	60.1	46.2
Arkansas	3	4,759,031	0.5	5.142	117	360	1.57	10.9	10.3	68.2	61.6
Missouri	9	2,079,600	0.2	5.347	101	354	2.29	13.7	13.1	49.3	42.7
Indiana	13	1,829,851	0.2	5.368	101	354	2.25	13.6	13.0	49.7	42.9
Mississippi	3	1,331,523	0.1	4.140	55	0	4.68	20.1	19.7	29.3	29.3
Kentucky	4	435,779	0.0	5.700	114	354	1.59	11.8	11.2	55.2	46.6
Arizona	3	312,338	0.0	5.700	114	354	1.59	11.8	11.2	55.2	46.6
Nebraska	2	238,350	0.0	5.700	114	354	1.59	11.8	11.2	55.2	46.6
Kansas	1	98,629	0.0	5.700	114	354	1.59	11.8	11.2	55.2	46.6
Minnesota	1	59,958	0.0	5.700	114	354	1.59	11.8	11.2	55.2	46.6
New Hampshire	1	41,545	0.0	5.700	114	354	1.59	11.8	11.2	55.2	46.6
New Mexico	1	41,269	0.0	5.700	114	354	1.59	11.8	11.2	55.2	46.6
Total/Weighted Average:	346	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-2

Wells Fargo Commercial Mortgage Trust 2019-C50

Annex A-2: Mortgage Pool Information

Range of Cut-off Date Balances

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Cut-off Date Balances ($)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
3,059,324 - 4,000,000	6	$21,251,026	2.3%	5.281%	112	359	2.01x	13.2%	12.5%	59.1%	52.8%
4,000,001 - 5,000,000	6	28,266,638	3.0	5.248	118	359	1.54	10.6	9.8	62.8	55.7
5,000,001 - 6,000,000	5	28,013,305	3.0	5.138	117	341	1.56	11.0	10.1	64.0	54.0
6,000,001 - 7,000,000	2	13,129,118	1.4	5.510	119	359	1.74	13.1	11.8	67.6	56.6
7,000,001 - 8,000,000	6	45,107,231	4.8	4.952	119	338	1.80	13.3	12.0	61.9	51.8
8,000,001 - 9,000,000	2	17,760,322	1.9	5.577	118	297	2.07	17.2	15.9	63.9	48.0
9,000,001 - 10,000,000	2	18,278,904	1.9	5.055	117	360	1.61	11.2	10.4	68.6	58.1
10,000,001 - 15,000,000	9	116,466,917	12.4	5.065	111	351	1.79	12.1	11.0	65.7	57.7
15,000,001 - 20,000,000	7	117,430,718	12.5	5.076	119	360	1.55	10.7	9.8	64.7	57.1
20,000,001 - 30,000,000	13	316,873,073	33.8	4.877	108	340	2.03	11.6	11.0	59.0	54.0
30,000,001 - 43,500,000	6	215,387,825	23.0	5.139	119	359	1.77	11.6	10.6	64.8	57.9
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Underwritten NCF DSCRs (x)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
1.17 - 1.20	1	$21,000,000	2.2%	5.500%	119	300	1.17x	9.6%	8.7%	55.8%	41.7%
1.21 - 1.30	3	39,881,665	4.3	5.010	117	359	1.28	8.5	8.2	69.4	61.4
1.31 - 1.40	9	165,441,638	17.6	5.125	118	360	1.36	9.4	8.9	71.3	62.8
1.41 - 1.50	7	57,721,576	6.2	5.186	118	359	1.44	10.0	9.4	65.6	56.6
1.51 - 1.60	6	94,969,602	10.1	5.308	117	347	1.55	10.6	10.0	65.4	57.7
1.61 - 1.70	8	118,360,552	12.6	4.919	119	356	1.64	11.5	10.5	62.8	54.0
1.71 - 1.80	9	161,493,786	17.2	4.935	119	359	1.76	10.6	9.8	64.3	59.9
1.81 - 1.90	5	61,536,309	6.6	5.270	118	312	1.87	15.0	13.4	65.3	51.5
1.91 - 2.00	5	43,508,914	4.6	4.865	119	359	1.98	14.1	12.6	68.2	57.5
2.01 - 2.50	7	107,454,937	11.5	5.139	110	295	2.26	13.7	12.6	55.7	53.4
2.51 - 3.50	2	13,596,096	1.4	4.728	119	359	2.64	14.6	13.6	52.2	50.0
3.51 - 4.00	1	28,000,000	3.0	4.568	57	0	3.86	19.1	17.9	30.2	30.2
4.01 - 4.68	1	25,000,000	2.7	4.140	55	0	4.68	20.1	19.7	29.3	29.3
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

A-2-3

Wells Fargo Commercial Mortgage Trust 2019-C50

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Underwritten NOI Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
7.7 - 8.0	1	$24,000,000	2.6%	5.020%	120	0	1.51x	7.7%	7.7%	70.4%	70.4%
8.1 - 9.0	8	153,681,665	16.4	4.811	118	359	1.49	8.7	8.5	68.8	64.0
9.1 - 10.0	13	208,966,638	22.3	5.071	118	352	1.47	9.6	9.1	64.6	57.8
10.1 - 11.0	9	66,819,249	7.1	5.278	117	359	1.51	10.6	9.9	66.4	56.3
11.1 - 12.0	9	149,492,961	15.9	5.074	118	358	1.77	11.5	10.8	63.1	55.8
12.1 - 13.0	5	76,008,867	8.1	5.374	107	342	1.84	12.7	11.3	61.5	54.1
13.1 - 14.0	7	89,011,163	9.5	5.057	119	355	1.81	13.3	11.8	65.8	55.0
14.1 - 15.0	5	67,523,180	7.2	5.114	118	359	2.20	14.5	12.8	58.4	53.6
15.1 - 16.0	1	7,725,000	0.8	4.240	119	360	2.38	15.5	14.0	72.2	64.3
16.1 - 18.0	1	21,260,319	2.3	5.570	119	269	1.90	16.3	14.9	74.9	53.4
18.1 - 19.0	1	8,000,000	0.9	5.250	120	240	1.85	18.7	15.0	32.7	20.8
19.1 - 20.0	1	28,000,000	3.0	4.568	57	0	3.86	19.1	17.9	30.2	30.2
20.1 - 20.9	3	37,476,034	4.0	4.643	76	273	3.92	20.3	19.4	38.2	32.6
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Underwritten NCF Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
7.5 - 8.0	2	$29,100,000	3.1%	5.022%	120	0	1.50x	7.8%	7.7%	68.5%	68.5%
8.1 - 9.0	12	250,031,665	26.7	4.999	118	353	1.44	9.1	8.7	68.3	61.8
9.1 - 10.0	13	155,085,887	16.5	5.014	119	359	1.52	9.9	9.4	63.9	56.9
10.1 - 11.0	11	112,380,208	12.0	5.009	117	360	1.66	11.5	10.6	66.5	57.5
11.1 - 12.0	10	194,272,773	20.7	5.200	114	352	1.86	12.5	11.3	61.7	54.3
12.1 - 13.0	8	88,147,123	9.4	5.149	118	352	2.12	14.1	12.6	59.7	53.5
13.1 - 14.0	2	14,211,067	1.5	4.710	119	359	2.21	15.3	13.7	68.9	59.6
14.1 - 17.0	2	29,260,319	3.1	5.483	119	261	1.89	17.0	14.9	63.4	44.5
17.1 - 18.0	1	28,000,000	3.0	4.568	57	0	3.86	19.1	17.9	30.2	30.2
18.1 - 19.0	1	3,496,096	0.4	5.400	119	359	2.74	20.5	18.5	50.7	42.2
19.1 - 19.7	2	33,979,937	3.6	4.565	72	239	4.04	20.3	19.5	37.0	31.6
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Cut-off Date LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
29.3 - 30.0	1	$25,000,000	2.7%	4.140%	55	0	4.68x	20.1%	19.7%	29.3%	29.3%
30.1 - 45.0	2	36,000,000	3.8	4.720	71	240	3.41	19.0	17.3	30.8	28.1
45.1 - 50.0	2	38,200,000	4.1	5.253	118	0	2.39	14.4	12.7	49.5	49.5
50.1 - 55.0	5	38,091,702	4.1	4.989	119	359	2.05	11.9	11.1	53.7	51.2
55.1 - 60.0	13	193,117,691	20.6	5.096	113	337	1.77	11.2	10.6	57.5	52.3
60.1 - 65.0	10	118,032,156	12.6	5.087	118	347	1.63	11.1	10.1	63.0	54.7
65.1 - 70.0	14	244,041,121	26.0	5.064	118	359	1.62	11.3	10.3	68.1	59.4
70.1 - 74.9	17	245,482,407	26.2	5.073	118	351	1.54	10.6	9.9	72.8	63.4
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

A-2-4

Wells Fargo Commercial Mortgage Trust 2019-C50

Annex A-2: Mortgage Pool Information

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Balloon LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
20.8 - 25.0	1	$8,000,000	0.9%	5.250%	120	240	1.85x	18.7%	15.0%	32.7%	20.8%
25.1 - 30.0	1	25,000,000	2.7	4.140	55	0	4.68	20.1	19.7	29.3	29.3
30.1 - 35.0	1	28,000,000	3.0	4.568	57	0	3.86	19.1	17.9	30.2	30.2
35.1 - 40.0	1	8,979,937	1.0	5.750	119	239	2.26	20.9	19.1	58.3	38.0
40.1 - 45.0	2	24,496,096	2.6	5.486	119	308	1.39	11.2	10.1	55.1	41.8
45.1 - 50.0	8	92,428,839	9.9	5.397	117	336	1.93	13.2	11.9	53.9	47.8
50.1 - 55.0	15	209,904,684	22.4	4.970	119	349	1.76	12.2	11.1	62.9	53.3
55.1 - 60.0	18	240,527,036	25.6	5.204	114	359	1.72	11.2	10.4	64.7	58.1
60.1 - 65.0	12	204,828,483	21.8	4.873	118	360	1.49	9.5	9.1	71.0	63.7
65.1 - 70.0	4	71,800,000	7.7	4.983	118	360	1.64	10.3	9.6	71.3	66.6
70.1 - 70.4	1	24,000,000	2.6	5.020	120	0	1.51	7.7	7.7	70.4	70.4
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

Range of Mortgage Rates

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Mortgage Rates (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
4.140 - 4.250	3	$62,725,000	6.7%	4.152%	93	360	2.94x	14.6%	14.1%	48.2%	44.8%
4.251 - 4.500	1	10,100,000	1.1	4.495	119	0	2.60	12.6	11.9	52.7	52.7
4.501 - 4.750	9	161,708,159	17.2	4.647	108	360	2.09	11.9	11.1	61.6	57.2
4.751 - 5.000	9	165,923,972	17.7	4.886	119	360	1.68	10.6	10.1	65.8	59.0
5.001 - 5.250	21	270,733,833	28.9	5.128	118	354	1.57	10.6	9.7	65.6	58.6
5.251 - 5.500	11	121,572,237	13.0	5.367	111	329	1.87	12.8	11.5	57.6	50.8
5.501 - 5.750	9	129,701,876	13.8	5.627	117	332	1.65	13.1	12.0	66.6	53.9
5.751 - 5.890	1	15,500,000	1.7	5.890	120	360	1.34	10.7	9.6	61.6	50.7
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

Range of Mortgage Loans by Original Term to Maturity

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Original Terms to Maturity (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
60	3	$67,500,000	7.2%	4.597%	57	0	3.77x	18.1%	17.1%	35.8%	35.8%
82	1	3,550,000	0.4	5.250	81	0	2.03	10.9	10.8	56.8	56.8
83 - 121	59	845,915,076	90.2	5.066	118	351	1.69	11.3	10.4	65.0	57.6
122	1	21,000,000	2.2	5.500	119	300	1.17	9.6	8.7	55.8	41.7
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

A-2-5

Wells Fargo Commercial Mortgage Trust 2019-C50

Annex A-2: Mortgage Pool Information

Range of Remaining Terms to Maturity as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Remaining Terms to Maturity (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
55 - 60	3	$67,500,000	7.2%	4.597%	57	0	3.77x	18.1%	17.1%	35.8%	35.8%
61 - 81	1	3,550,000	0.4	5.250	81	0	2.03	10.9	10.8	56.8	56.8
82 - 120	60	866,915,076	92.4	5.076	118	350	1.68	11.2	10.4	64.8	57.2
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

Range of Mortgage Loans by Original Amortization Term

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Original Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	15	$278,575,000	29.7%	4.889%	103	0	2.40x	12.3%	11.7%	53.8%	53.8%
240	2	16,979,937	1.8	5.514	119	239	2.07	19.9	17.2	46.2	29.9
241 - 300	4	61,030,800	6.5	5.508	119	289	1.55	12.9	11.7	64.0	47.2
301 - 360	43	581,379,339	62.0	5.053	118	359	1.58	11.1	10.2	67.3	58.2
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Remaining Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	15	$278,575,000	29.7%	4.889%	103	0	2.40x	12.3%	11.7%	53.8%	53.8%
239 - 240	2	16,979,937	1.8	5.514	119	239	2.07	19.9	17.2	46.2	29.9
241 - 300	4	61,030,800	6.5	5.508	119	289	1.55	12.9	11.7	64.0	47.2
301 - 360	43	581,379,339	62.0	5.053	118	359	1.58	11.1	10.2	67.3	58.2
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

(1) The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

Mortgage Loans by Amortization Type

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Amortization Type	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Interest-only, Amortizing Balloon	23	$372,340,000	39.7%	4.903%	118	357	1.51x	10.3%	9.6%	67.7%	59.5%
Amortizing Balloon	26	287,050,076	30.6	5.372	118	340	1.69	13.0	11.7	64.8	52.4
Interest-only, Balloon	15	278,575,000	29.7	4.889	103	0	2.40	12.3	11.7	53.8	53.8
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

A-2-6

Wells Fargo Commercial Mortgage Trust 2019-C50

Annex A-2: Mortgage Pool Information

Mortgage Loans by Loan Purpose

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Loan Purpose	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Refinance	41	$640,109,835	68.2%	5.133%	112	344	1.90x	12.2%	11.3%	60.8%	53.5%
Acquisition	19	236,105,242	25.2	4.826	118	360	1.66	10.7	10.0	67.7	60.8
Recapitalization	3	46,550,000	5.0	5.047	116	360	1.79	11.1	10.2	63.3	59.8
Acquisition/Recapitalization	1	15,200,000	1.6	4.590	119	360	1.68	11.7	10.3	63.3	54.2
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

Mortgage Loans by Lockbox Type

				Weighted Average
			Percent by
	Number of		Aggregate			Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Remaining Term	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Type of Lockbox	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	to Maturity (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Springing	31	$386,121,172	41.2%	4.920%	118	356	1.63x	10.7%	10.0%	65.8%	58.4%
Hard/Springing Cash Management	18	302,491,516	32.2	5.011	104	339	2.15	13.3	12.3	58.6	51.8
Soft/Springing Cash Management	6	125,139,147	13.3	5.371	118	346	1.66	11.5	10.4	61.7	53.8
Hard/Upfront Cash Management	4	100,619,828	10.7	5.154	119	349	1.87	11.3	10.6	63.6	58.9
None	5	23,593,413	2.5	5.237	118	359	1.62	11.2	10.7	64.6	55.5
Total/Weighted Average:	64	$937,965,076	100.0%	5.043%	114	350	1.83x	11.7%	10.9%	62.7%	55.7%

A-2-7

Wells Fargo Commercial Mortgage Trust 2019-C50

Annex A-2: Mortgage Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
			Percent by			Percent by			Percent by
	Number of		Aggregate	Number of		Aggregate	Number of		Aggregate
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date
Type of Escrow	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)
Tax Escrow	54	$740,140,076	78.9%	57	$794,627,323	84.7%	8	$159,637,753	17.0%
Insurance Escrow	45	$583,145,753	62.2%	42	$522,303,893	55.7%	21	$410,861,184	43.8%
Replacement Reserve	8	$118,515,724	12.6%	56	$754,115,076	80.4%	9	$183,340,724	19.5%
TI/LC Reserve(1)	22	$332,162,089	57.9%	34	$475,214,316	82.9%	9	$165,765,724	28.9%

(1) The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by office, retail, industrial and mixed-use properties.

A-2-8

Wells Fargo Commercial Mortgage Trust 2019-C50

Annex A-2: Mortgage Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

	May	May	May	May	May	May	May	May	May	May	May
Prepayment Restriction	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
Locked Out	99.15%	96.85%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00	0.00	92.62	92.63	89.89	92.03	92.07	92.08	92.12	92.17	0.00
Yield Maintenance	0.85	3.15	7.38	7.37	7.37	7.97	7.93	7.92	7.88	7.83	0.00
Prepayment Premium	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Open	0.00	0.00	0.00	0.00	2.74	0.00	0.00	0.00	0.00	0.00	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)	$937.97	$933.37	$928.08	$920.91	$911.78	$834.11	$822.31	$806.33	$793.24	$779.53	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.51%	98.95%	98.18%	97.21%	88.93%	87.67%	85.97%	84.57%	83.11%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.

(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.

A-2-9

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

A-3-1

Office – Suburban 1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road Fort Lauderdale, Florida 33309	Loan #1 Crown Center Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 74.0% 1.36x 9.5%

A-3-2

Office – Suburban 1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road Fort Lauderdale, Florida 33309	Loan #1 Crown Center Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 74.0% 1.36x 9.5%

A-3-3

Office – Suburban 1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road Fort Lauderdale, Florida 33309	Loan #1 Crown Center Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 74.0% 1.36x 9.5%

Building 1401

Floor	Tenant	SF	Expiration
2	CBS Corporation	34,622 SF	3/2020
1	Parkson Corporation	22,171 SF	8/2027
1	American Resource Management Group, LLC	13,206 SF	7/2019
1	Vacant	6,885 SF	

Building 1415

Floor	Tenant	SF	Expiration
2	Bayview Loan Servicing, LLC 1	45,258 SF	8/2022
1	Broward County Sheriff's Office	32,600 SF	9/2026
1	Family Central, Inc.	9,582 SF	3/2020

Building 1425

Floor	Tenant	SF	Expiration
2	Bayview Loan Servicing, LLC 2	16,626 SF	8/2022
2	Vacant	8,764 SF	
1	Vacant	21,615 SF	

Building 1451

Floor	Tenant	SF	Expiration
3	Crown Center Executive Suites	32,246 SF	10/2032
2	Newbridge Financial, Inc.	6,841 SF	11/2022
2	CloudHesive, LLC	1,987 SF	5/2019
2	United Insurance Company of America	4,452 SF	11/2020
2	Vacant	2,782 SF	
2	Totten Franqui David & Burk	6,106 SF	10/2021
2	Vacant	7,034 SF	
1	Vacant	350 SF	
1	Branch Banking and Trust Company (BB&T)	4,424 SF	3/2022
1	Common Area		

Building 1475

Floor	Tenant	SF	Expiration
3	AFS Acceptance, LLC	16,159 SF	12/2022
3	Early Learning Coalition	15,552 SF	6/2029
2	GSA – DOD	5,193 SF	9/2021
2	Beth E. Linzner, P.A.	829 SF	7/2019
2	Midgard Management, Inc.	4,476 SF	10/2021
2	WAC of Ft. Lauderdale, Inc.	6,024 SF	6/2026
2	Sunbelt Medical Billings, LLC	7,322 SF	5/2023
2	The City of Fort Lauderdale Police Department	5,095 SF	10/2019
2	Pregel America, Inc.	2,959 SF	11/2021
1	The Office Cart, LLC	806 SF	7/2020
1	Common Area		

Vacant | Building | 2019 – 2020 | 2021 – 2022 | 2023+

A-3-4

Office – Suburban 1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road Fort Lauderdale, Florida 33309	Loan #1 Crown Center Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 74.0% 1.36x 9.5%

Crown Center Office Park
1401, 1415, 1425, 1451 &
1475 West Cypress Creek Road
Fort Lauderdale, FL 33309
Deerfield Beach
Coconut Creek
Hillsboro Beach
Lighthouse Point
Pompano Beach
Margate
Tamarac
Lauderhill
Lauderdale Lakes
Oakland Park
Sea Ranch Lakes
Wilton Manors
Sunrise
Plantation
FORT LAUDERDALE
BROWARD COUNTY
Atlantic Ocean
Davie
Hollywood
Florida's Turnpike
Ft. Lauderdale Executive Airport
Ft. Lauderdale Baseball Stadium
Pompano Beach Airpark
Ft. Lauderdale/ Hollywood Intl. Airport
Port Everglades Expwy
PORT EVERGLADES
DOWNTOWN FT. LAUDERDALE
NW 62nd St.
Cypress Creek Rd.
Commercial Blvd.
McNab Rd.
Atlantic Blvd.
Sample Rd.
W. Copan Rd.
Wiles Rd.
Southgate Blvd.
Prospect Rd.
Oakland Park Blvd.
NW 19th St.
Sunrise Blvd.
W. Broward Blvd.
Las Olas Blvd.
Davie Blvd.
SW 12th St.
West Palm Beach 32 miles
Miami 26 miles
TRI RAIL
THE EVERGLADES
Gulf of Mexico
MIAMI
FT. LAUDERDALE
West Palm Beach

A-3-5

No. 1 – Crown Center Office Park

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Original Principal Balance:	$43,500,000			Property Type – Subtype:	Office – Suburban
Cut-off Date Balance:	$43,500,000			Location:	Fort Lauderdale, FL
% of Initial Pool Balance:	4.6%			Size:	341,965 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$127.21
Borrower Sponsors:	James Goldstein; Anders Schroeder			Maturity Date Balance Per SF:	$110.52
Guarantors:	James Goldstein; Anders Schroeder			Year Built/Renovated:	1987/2018
Mortgage Rate:	5.1600%			Title Vesting:	Fee
Note Date:	March 6, 2019			Property Manager:	Self-managed
Seasoning:	2 months			Current Occupancy (As of):	85.5% (3/1/2019)
Maturity Date:	March 11, 2029			YE 2017 Occupancy:	79.4%
IO Period:	24 months			YE 2016 Occupancy(2):	78.4%
Loan Term (Original):	120 months			YE 2015 Occupancy(2):	67.8%
Amortization Term (Original):	360 months			YE 2014 Occupancy(2):	47.3%
Loan Amortization Type:	Interest-only, Amortizing Balloon			Appraised Value:	$58,800,000
Call Protection:	L(26),D(90),O(4)			Appraised Value Per SF:	$171.95
Lockbox Type:	Soft/Springing Cash Management			Appraisal Valuation Date:	November 20, 2018
Additional Debt:	None			Underwriting and Financial Information
Additional Debt Type (Balance):	NAP			TTM NOI (2/28/2019)(3):	$3,639,012
				TTM 9/30/2017 NOI(3):	$3,269,241
				TTM 9/30/2016 NOI(3):	$2,195,356
				YE 2015 NOI:	NAV
				U/W Revenues:	$7,228,469
				U/W Expenses:	$3,098,611
Escrows and Reserves(1)				U/W NOI:	$4,129,858
	Initial	Monthly	Cap	U/W NCF:	$3,884,348
Taxes	$298,636	$59,727	NAP	U/W DSCR based on NOI/NCF:	1.45x / 1.36x
Insurance	$166,516	$41,630	NAP	U/W Debt Yield based on NOI/NCF:	9.5% / 8.9%
Replacement Reserve	$0	$5,984	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	10.9% / 10.3%
Leasing Reserve	$3,000,000	$28,497	$3,000,000(1)	Cut-off Date LTV Ratio:	74.0%
Rent Concession Reserve	$242,500	$0	NAP	LTV Ratio at Maturity:	64.3%
Existing TI/LC Reserve	$293,631	$0	NAP

Sources and Uses
Sources			Uses
Original loan amount	$43,500,000	100.0%	Loan payoff	$33,396,671	76.8%
			Upfront reserves	4,001,283	9.2
			Closing costs	925,379	2.1
			Return of equity	5,176,667	11.9
Total Sources	$43,500,000	100.0%	Total Uses	$43,500,000	100.0%

(1)	See “Escrows” section.

(2)	See “Historical Occupancy” section for a discussion of historical occupancy increases.

(3)	See “Cash Flow Analysis” section for a discussion of historical NOI increases and the increase in U/W NOI compared to the most recent NOI.

The Mortgage Loan. The mortgage loan (the “Crown Center Office Park Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a class B office property in Fort Lauderdale, Florida (the “Crown Center Office Park Property”).

The Borrower and Borrower Sponsors. The borrower is Fort Lauderdale Crown Center, LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Crown Center Office Park Mortgage Loan. The borrower sponsors and non-recourse carve-out guarantors of the Crown Center Office Park Mortgage Loan are James Goldstein and Anders Schroeder.

Mr. Goldstein and Mr. Schroeder co-founded the Midgard Group (“Midgard”), a South Florida real estate development, investment, and management company, of which Mr. Goldstein is the CEO and Mr. Schroeder is the Chairman. Midgard acquires, develops and manages office, industrial, hotel and other commercial real estate properties for its clients. Midgard owns and/or manages seven office properties totaling approximately 634,883 square feet in South Florida (Hollywood, Pompano Beach, Miami, Pembroke Pines and Fort Lauderdale, Florida). Mr. Goldstein has over 30 years of real estate experience, including land acquisition and commercial development of office, warehouse, flex, self-storage and retail properties. Mr. Schroeder has over 35 years of real estate experience and is the former CEO of Jacob Holm, a Copenhagen Stock Exchange company involved in real estate development and industrial businesses, where he served

A-3-6

Office – Suburban 1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road Fort Lauderdale, Florida 33309	Loan #1 Crown Center Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 74.0% 1.36x 9.5%

for 11 years. Mr. Schroeder is the Chairman/CEO of Asgard, Ltd, a company with real estate investments and developments in the U.S. and Europe. An affiliate of Mr. Goldstein was involved in a mortgage default related to a storage facility project in which Mr. Goldstein was a limited partner. The general partner of the borrowing entity subsequently passed away with an unresolved estate and Mr. Goldstein took over as the active general partner of the borrowing entity. Mr. Goldstein filed Chapter 11 bankruptcy in order to be able to refinance the storage facility property. Additionally, a trustee of a family trust affiliated with Mr. Schroeder was found to have violated anti-money laundering (“AML”) rules by the Swiss financial regulator FINM in relation to its dealings with the Malaysian state investment company, 1Malaysia Development Bhd. (“1MDB”). The institutions proactively took voluntary steps to improve compliance with AML rules and FINM appointed an audit agent to review the effectiveness of the implemented measures.  Currently, the trustee is in the process of being sold by its parent company. There is no indication that the Crown Center Office Park Mortgage Loan, the Crown Center Office Park Mortgage Loan’s borrower sponsor/guarantor (Anders Schroeder), or the related trust is in any way connected to the actions by the trustee giving rise the 1MDB investigation. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The Crown Center Office Park Property comprises five, 2- and 3-story class B office buildings totaling 341,965 square feet and located in Fort Lauderdale, Florida. Constructed in 1987 and renovated from 2015-2018, the Crown Center Office Park Property was 85.5% leased to 22 tenants as of March 1, 2019. Tenants at the Crown Center Office Park Property are from various industries, including financial, media, insurance, government and education, with no single tenant representing more than 18.1% of net rentable area or 18.9% of underwritten base rent. Approximately 23.8% of the net rentable area and 36.4% of underwritten base rent at the Crown Center Office Park Property is attributed to investment grade tenants (Broward County Sheriff’s Office, CBS Corporation, GSA – DOD, United Insurance Company of America and Branch Bank and Trust Company).

Renovations totaling approximately $1.7 million were completed at all five buildings of the Crown Center Office Park Property since 2015. Such renovations included a gut renovation to include a second floor and building expansion from approximately 45,000 to 75,000 square feet at the 1401 Crown Center building; new restrooms and lobby updates including new flooring and lighting at the 1415 Crown Center building; new elevators, restrooms and lobby renovations at the 1475 Crown Center building; and new elevators, restrooms, corridors and lobby renovations at the 1451 Crown Center building. The 1451 Crown Center building has received LEED Silver Certifications, a BOMA Award, and a Community Appearance Award from the City of Fort Lauderdale; while the 1475 Crown Center building has received LEED Certifications.

The Crown Center Office Park Property is situated on an approximately 11.8-acre site. The Crown Center Office Park Property has access to 1,713 total surface parking spaces (resulting in a parking ratio of approximately 5.0 spaces per 1,000 SF of net rentable area), of which 973 spaces are located on an adjacent surface parking lot ground leased by an affiliate of the borrower from the City of Fort Lauderdale, pursuant to a cross-easement agreement (the ground lease and cross-easement agreement each have a fully extended term expiring in 2080). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties” in the Prospectus.

Major Tenants.

Largest Tenant by UW Base Rent: Bayview Loan Servicing, LLC (61,884 square feet; 18.1% of net rentable area; 18.9% of underwritten base rent; 8/31/2022 lease expiration) – Founded in 1999, Bayview Loan Servicing, LLC (“Bayview”) is a servicer of both residential and commercial mortgage loans. Bayview services loans in all 50 states, Puerto Rico and Guam and is an approved seller/servicer by Fannie Mae and Freddie Mac. Bayview’s headquarters is located in Coral Gables, Florida, approximately 37.8 miles southwest of the Crown Center Office Park Property. Bayview has been a tenant at the Crown Center Office Park Property since January 2015 and has two, 5-year renewal options remaining following its August 2022 lease expiration. Bayview has a termination option for either its entire leased premises or its smaller 16,626 square foot space at the 1425 Crown Center building, each effective as of January 31, 2020 with a nine-month notice period. The termination option is subject to a fee in an amount equal to unamortized costs of landlord’s work, any future landlord concessions, base rent abatement and all leasing commissions, plus an interest rate of 6.0% per annum on a straight-line basis for all of the foregoing amounts. As of May 7, 2019, Bayview has provided written notice of its intent to exercise its termination option on its 16,626 square foot space (see “May 2019 Tenant Updates” section below for further details).

2nd Largest Tenant by UW Base Rent: Broward County Sherriff’s Office (AAA/Aaa/AAA by Fitch/Moody’s/S&P; 32,600 square feet; 9.5% of net rentable area; 15.1% of underwritten base rent; 9/30/2026 lease expiration) – The Broward County Sherriff’s Office (“BSO”) is a full-service, nationally accredited public safety agency with approximately 5,400 employees, including more than 2,800 certified deputies and more than 600 fire rescue professionals. BSO’s space at the Crown Center Office Park Property serves as offices for the Child Protective Investigations Section (“CPIS”). This unit, which investigates allegations of abuse and neglect of children, has approximately 145 employees that work at the Crown Center Office Park Property, and complete between 1,000 and 1,200 investigations every month. BSO has been a tenant at the Crown Center Office Park Property since October 2016 and has two, 5-year renewal options remaining following its September 2026 lease expiration. The tenant has an appropriations-related termination option with 60 days’ notice, which can be exercised only in the event that the approved annual funding is insufficient to pay the tenant’s rent under the lease, or if the tenant ceases to provide CPIS (or its substantial equivalent) for the State of Florida in Broward County.

3rd Largest Tenant by UW Base Rent: CBS Corporation (BBB/Baa2/BBB by Fitch/Moody’s/S&P; 34,622 square feet; 10.1% of net rentable area; 14.1% of underwritten base rent; 3/31/2020 lease expiration) – CBS Corporation (“CBS”) is a mass media company that creates and distributes content across a variety of platforms to audiences around the world. CBS’s operations span multiple fields of media and entertainment, including cable, publishing, local TV, film and interactive. The Crown Center Office Park Property houses CBS Sports Digital, a division of CBS Interactive, which covers the full spectrum of sports leagues, and provides premium content across all digital platforms. With a focus on serving fans live coverage every day, CBS Sports Digital offers exclusive access to sports events, live and on-demand video, in-depth analysis, breaking news, scores and statistics, and a wide range of fantasy games and

A-3-7

Office – Suburban 1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road Fort Lauderdale, Florida 33309	Loan #1 Crown Center Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 74.0% 1.36x 9.5%

advice. CBS has been a tenant at the Crown Center Office Park Property since January 2010 and has two, 5-year renewal options remaining following its March 2020 lease expiration. As of May 7, 2019, CBS executed a lease extension through July 31, 2027 as well as an expansion of approximately 9,000 square feet (see “May 2019 Tenant Updates” section below for further details).

May 2019 Tenant Updates.

Bayview Termination Option – As of May 7, 2019, Bayview has provided written notice of its intent to exercise its termination option on its 16,626 square foot space (the “Bayview Termination Space”), effective January 31, 2020, subject to a termination fee in an amount equal to approximately $485,959. In addition, the Crown Center Office Park Mortgage Loan is structured with an upfront TI/LC reserve totaling $3,000,000 (see “Escrows” section below). The lender’s underwriting includes rent credit for Bayview’s entire current space totaling 61,884 square feet. If the lender’s underwriting were adjusted solely to exclude the Bayview Termination Space, the resulting underwritten metrics would be as follows: U/W NOI: $3,736,941; U/W NCF: $3,513,865; U/W NOI Debt Yield: 8.6%; U/W NCF Debt Yield: 8.1%; U/W NOI DSCR: 1.31x; and U/W NCF DSCR: 1.23x.

CBS Lease Extension/Expansion – As of May 7, 2019, CBS has exercised a lease amendment, which comprises (i) a lease extension through July 31, 2027 on its existing 34,622 square feet of space (the “CBS Initial Premises”) and (ii) commencing April 1, 2020 (subject to substantial completion of landlord improvements), an expansion of approximately 9,000 square feet (the “CBS Expansion Space”; also subject to the lease expiration date of July 31, 2027). Collectively, the CBS Initial Premises and CBS Expansion Space, totaling approximately 43,622 square feet of rentable area, are referred to herein as the “CBS Expanded Premises”. Until the commencement date for the CBS Expansion Space, CBS is required to pay $20.56 per square foot on the CBS Initial Premises, and after such commencement date, CBS is required to pay $17.00 per square foot on the CBS Expanded Premises with 3.0% annual increases (with four months of free rent).

The following table presents certain information relating to the tenancy at the Crown Center Office Park Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Bayview Loan Servicing, LLC	NR/NR/NR	61,884	18.1%	$15.36	$950,538	18.9%	8/31/2022(3)	2, 5-year	Y(3)
Broward County Sheriff’s Office(4)(5)	AAA/Aaa/AAA	32,600	9.5%	$23.31(4)(5)	$759,958(4)	15.1%	9/30/2026(6)	2, 5-year	Y(6)
CBS Corporation(7)	BBB/Baa2/BBB	34,622	10.1%	$20.56(7)	$711,720(7)	14.1%	3/31/2020(7)	2, 5-year	N
Crown Center Executive Suites, Inc.(8)	NR/NR/NR	32,246	9.4%	$16.60	$535,284	10.6%	10/31/2032	2, 5-year	N
Parkson Corporation	NR/NR/NR	22,171	6.5%	$15.75	$349,096	6.9%	8/31/2027	3, 3-year	N
Total Major Tenants		183,523	53.7%	$18.02	$3,306,596	65.6%

Non-Major Tenant		109,025	31.9%	$15.89	$1,732,434	34.4%

Occupied Collateral Total		292,548	85.5%	$17.22	$5,039,030	100.0%

Vacant Space		49,417	14.5%

Collateral Total		341,965	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through April 2020 totaling $90,037 and straight-line rent averaging for the investment grade tenants Broward County Sheriff’s Office and Branch Banking and Trust Company over their remaining lease terms totaling $88,762.

(3)	Bayview has a termination option for either its entire leased premises or its 16,626 square foot space at the 1425 Crown Center building, each effective as of January 31, 2020 with a nine-month notice period. The termination fee will consist of reimbursement of unamortized costs of landlord’s work, any future landlord concessions, base rent abatement and all leasing commissions, plus an interest rate of 6.0% per annum on a straight-line basis for all of the foregoing amounts. As of May 7, 2019, Bayview has provided written notice of its intent to exercise its termination option on its 16,626 square foot space. The lender’s underwriting includes rent credit for Bayview’s entire space, inclusive of the 16,626 square feet subject to termination (see “May 2019 Tenant Updates” above for further details).

(4)	Annual U/W Base Rent PSF and Annual U/W Base Rent for Broward County Sheriff’s Office represents straight-line rent averaging over the remaining lease term totaling $80,010. Broward County Sheriff’s Office’s current base rent is $20.86 per square foot.

(5)	The Broward County Sheriff’s Office lease is a modified gross lease, while the majority of leases at the Crown Center Office Park Property (including all leases shown on the table above) are triple net.

(6)	Broward County Sheriff’s Office has an appropriations-related termination option with 60 days’ notice which can be exercised only in the event that the approved annual funding is insufficient to pay the tenant’s rent under the lease or if the tenant ceases to provide Child Protective Investigation Section services (or its substantial equivalent) for the State of Florida in Broward County.

(7)	As of May 7, 2019, CBS has executed a lease extension through July 31, 2027 as well as an expansion of approximately 9,000 square feet. The lender’s underwriting does not account for such extension or expansion (see “May 2019 Tenant Updates” above for further details).

(8)	Crown Center Executive Suites, Inc. is affiliated with the Midgard Group, a borrower sponsor affiliate (see “The Borrower and Borrower Sponsors” section above for a full discussion of the Midgard Group).

A-3-8

Office – Suburban 1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road Fort Lauderdale, Florida 33309	Loan #1 Crown Center Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 74.0% 1.36x 9.5%

The following table presents certain information relating to the lease rollover schedule at the Crown Center Office Park Property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(4)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(4)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	3	19,129	5.6%	19,129	5.6%	$210,952	4.2%	$11.03
2020	4	49,462	14.5%	68,591	20.1%	$939,727	18.6%	$19.00
2021	4	18,734	5.5%	87,325	25.5%	$358,159	7.1%	$19.12
2022	5	89,308	26.1%	176,633	51.7%	$1,462,333	29.0%	$16.37
2023	1	7,322	2.1%	183,955	53.8%	$108,751	2.2%	$14.85
2024	0	0	0.0%	183,955	53.8%	$0	0.0%	$0.00
2025	0	0	0.0%	183,955	53.8%	$0	0.0%	$0.00
2026	2	38,624	11.3%	222,579	65.1%	$850,469	16.9%	$22.02
2027	1	22,171	6.5%	244,750	71.6%	$349,096	6.9%	$15.75
2028	0	0	0.0%	244,750	71.6%	$0	0.0%	$0.00
2029	1	15,552	4.5%	260,302	76.1%	$224,260	4.5%	$14.42
Thereafter	1	32,246	9.4%	292,548	85.5%	$535,284	10.6%	$16.60
Vacant	0	49,417	14.5%	341,965	100.0%	$0	0.0%	$0.00
Total/Weighted Average	22	341,965	100.0%			$5,039,030	100.0%	$17.22

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)

As of May 7, 2019, (i) Bayview has provided written notice of its intent to exercise its termination option on its 16,626 square foot space, effective January 31, 2020; and (ii) CBS has exercised a lease extension through July 31, 2027 as well as an expansion of approximately 9,000 square feet. Neither of the aforementioned events are contemplated in the lender’s underwriting or in the Lease Expiration Table (see “May 2019 Tenant Updates” above for further details related to such events).

(4)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

The following table presents historical occupancy percentages at the Crown Center Office Park Property:

Historical Occupancy

12/31/2014(1)(2)(3)	12/31/2015(1)(3)(4)	12/31/2016(1)(4)	12/31/2017(1)	3/1/2019(5)
47.3%	67.8%	78.4%	79.4%	85.5%

(1)	Information obtained from the borrower.

(2)	Year-end 2014 occupancy was impacted by Bank of America vacating its space at lease expiration on March 31, 2013 (106,218 square feet, 30.8% of net rentable area) and GSA-DEA vacating its space upon lease expiration on July 31, 2014 (34,463 square feet, 10.0% of net rentable area).

(3)	The increase in occupancy from 2014 to 2015 is attributed to six new leases signed at the Crown Center Office Park Property between January 2015 and October 2015 totaling approximately 25.6% of net rentable area.

(4)	The increase in occupancy from 2015 to 2016 is attributed to four new leases signed at the Crown Center Office Park Property between July 2016 and October 2016 totaling approximately 11.5% of net rentable area

(5)	Information obtained from the underwritten rent roll.

A-3-9

Office – Suburban 1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road Fort Lauderdale, Florida 33309	Loan #1 Crown Center Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 74.0% 1.36x 9.5%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Crown Center Office Park Property:

Cash Flow Analysis

	TTM 9/30/2016(1)	TTM 9/30/17(1)(2)	TTM 2/28/2019(2)(3)	U/W(3)(8)	%(4)	U/W $ per SF
Base Rent	$3,258,326	$4,414,972	$4,456,063	$4,860,231	60.9%	$14.21
Contractual Rent Steps(5)	0	0	0	178,799	2.2	0.52
Grossed Up Vacant Space	0	0	0	746,908	9.4	2.18
Gross Potential Rent	$3,258,326	$4,414,972	$4,456,063	$5,785,938	72.5%	$16.92
Other Income(6)	14,100	16,223	14,265	14,808	0.2	0.04
Total Recoveries	1,651,961	1,803,272	2,121,754	2,174,631	27.3	6.36
Net Rental Income	$4,924,387	$6,234,467	$6,592,081	$7,975,377	100.0%	$23.32
(Vacancy & Credit Loss)	0	0	0	(746,908)(7)	(12.9)	(2.18)
Effective Gross Income	$4,924,387	$6,234,467	$6,592,081	$7,228,469	90.6%	$21.14

Real Estate Taxes	647,503	685,242	715,035	936,744	13.0	2.74
Insurance	380,224	390,969	438,808	475,768	6.6	1.39
Management Fee	345,542	355,084	333,996	216,854	3.0	0.63
Other Operating Expenses	1,355,762	1,533,931	1,465,231	1,469,245	20.3	4.30
Total Operating Expenses	$2,729,031	$2,965,226	$2,953,070	$3,098,611	42.9%	$9.06

Net Operating Income	$2,195,356	$3,269,241	$3,639,012	$4,129,858	57.1%	$12.08
Replacement Reserves	0	0	0	70,813	1.0	0.21
TI/LC	0	0	0	174,697	2.4	0.51
Net Cash Flow	$2,195,356	$3,269,241	$3,639,012	$3,884,348	53.7%	$11.36

NOI DSCR	0.77x	1.15x	1.28x	1.45x
NCF DSCR	0.77x	1.15x	1.28x	1.36x
NOI Debt Yield	5.0%	7.5%	8.4%	9.5%
NCF Debt Yield	5.0%	7.5%	8.4%	8.9%

(1)	The increase in Net Operating Income from TTM 9/30/2016 to TTM 9/30/2017 was driven by eight new leases totaling 22.3% of underwritten base rent commencing between October 2015 and April 2017 and one renewal lease totaling 1.8% of underwritten base rent commencing July 2016.

(2)	The increase in Net Operating Income from TTM 9/30/2017 to TTM 2/28/2019 was driven partly by three new leases totaling 6.3% of underwritten base rent commencing between December 2017 and October 2018 and one renewal lease totaling 6.9% of underwritten base rent commencing May 2018.

(3)	The increase in Net Operating Income from TTM 2/28/2019 to U/W was driven by (i) one new lease totaling 4.5% of underwritten base rent commencing April 2019 and (ii) the inclusion of contractual rent steps through April 2020 totaling $90,037 and straight-line rent averaging for the investment grade tenants Broward County Sheriff’s Office and Branch Banking and Trust Company over their remaining lease terms totaling $88,762.

(4)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(5)	Represents contractual rent steps through April 2020 and straight-line rent averaging for the investment grade tenants over their remaining lease terms (see “Major Tenants” table above).

(6)	Other Income is primarily composed of parking revenue.

(7)	The underwritten economic vacancy is 12.9%. The Crown Center Office Park Property was 85.5% physically occupied as of March 1, 2019.
(8)	As of May 7, 2019, (i) Bayview has provided written notice of its intent to exercise its termination option on its 16,626 square foot space, effective January 31, 2020; and (ii) CBS has exercised a lease extension through July 31, 2027 as well as an expansion of approximately 9,000 square feet. Neither of the aforementioned events are contemplated in the lender’s underwriting (see “May 2019 Tenant Updates” for further details).

Appraisal. The appraiser concluded to an “as-is” Appraised Value for the Crown Center Office Park Property of $58,800,000 as of November 20, 2018.

Environmental Matters. According to the Phase I environmental site assessment dated October 8, 2018, the presence of an on-site diesel underground storage tank is considered a recognized environmental condition. Based on the lack of release cases, the results of the Florida Department of Environmental Protection inspections, and availability of financial resources including insurance should a release occur, no further investigation was recommended by the environmental consultant. There was no evidence of any other recognized environmental conditions at the Crown Center Office Park Property.

Market Overview and Competition. The Crown Center Office Park Property is located in Fort Lauderdale, Broward County, Florida, approximately 1.2 miles west of Interstate 95 (provides access southbound to Hollywood and Miami), 3.3 miles west of Highway 1, 7.0 miles northwest of the Fort Lauderdale central business district and 12.8 miles northwest of the Fort Lauderdale-Hollywood International Airport. Cypress Creek Station is located approximately 0.9 miles southeast of the Crown Center Office Park Property and provides rail access northbound to West Palm Beach and southbound to the Miami International Airport via the Tri-Rail system. The Fort Lauderdale Station and Fort Lauderdale/Hollywood International Airport Station are each respectively located one and two stops south of the Cypress Creek Station stop. Cypress Creek Station shopping center is located approximately 1.2 miles northeast of the Crown Center Office Park Property and features an LA Fitness, Office Depot, Longhorn Steakhouse, Five Guys and a 16-screen Regal Cinemas Theater.

A-3-10

Office – Suburban 1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road Fort Lauderdale, Florida 33309	Loan #1 Crown Center Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 74.0% 1.36x 9.5%

According to a third party market research provider, the estimated 2019 population within a three- and five-mile radius of the Crown Center Office Park Property was approximately 128,730 and 437,255, respectively; and the estimated 2019 average household income within the same radii was approximately $63,609 and $64,560, respectively.

Submarket Information – According to a third-party market research report, the Crown Center Office Park Property is situated within the Cypress Creek submarket of the Fort Lauderdale Office Market. As of April 4, 2019, the Cypress Creek submarket reported a total inventory of approximately 8.2 million square feet with a 12.1% vacancy rate and average asking rent of $26.70 per square foot, gross. The submarket vacancy rate has decreased from 18.3% in 2013 and has averaged 14.9% from 2013 through 2018. Within a one-mile radius of the Crown Center Office Park Property, as of April 11, 2019, there were 85 office properties totaling approximately 4.1 million square feet with a 12.5% vacancy rate, per a third-party market research provider.

The following table presents certain information relating to the appraiser’s market rent conclusions for the Crown Center Office Park Property:

Market Rent Summary(1)

	< 5,000 SF	5,000 – 10,000 SF	10,000 – 20,000 SF	> 20,000 SF	Bank Space
Market Rent (PSF)	$16.00	$15.50	$15.00	$14.50	$30.00
Lease Term (Years)	3-5	3-5	3-5	10	10
Concessions	3 mos.	3 mos.	6 mos.	6 mos.	6 mos.
Lease Type (Reimbursements)	Triple Net	Triple Net	Triple Net	Triple Net	Triple Net
Rent Increase Projection	3.0% per annum	3.0% per annum	3.0% per annum	3.0% per annum	3.0% per annum
Tenant Improvements (New Tenants) (PSF)	$10.00	$10.00	$10.00	$10.00	$10.00
Tenant Improvements (Renewals) (PSF)	$2.50	$2.50	$2.50	$2.50	$2.50

(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales pertaining to the Crown Center Office Park Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
Waterford at Blue	Miami, FL	357,466	May-16	$74,000,000	$207.01
Doral Corporate Center I	Doral, FL	279,098	Aug-16	$48,750,000	$174.67
Arvida Executive Center	Boca Raton, FL	122,608	Apr-17	$24,000,000	$195.75
Colonial Center at Town	Lake Mary, FL	662,320	May-17	$136,070,000	$205.44
301 Yamato	Boca Raton, FL	206,946	Jul-17	$39,200,000	$189.42
Sabal Business Center	Tampa, FL	100,001	Jun-18	$15,225,000	$152.25
Hillsboro Center	Deerfield Beach, FL	216,114	Nov-18	$29,000,000	$134.19

(1)	Information obtained from the appraisal.

A-3-11

Office – Suburban 1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road Fort Lauderdale, Florida 33309	Loan #1 Crown Center Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 74.0% 1.36x 9.5%

The following table presents certain information relating to comparable properties to Crown Center Office Park Property:

Comparable Properties(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Available Space Size	Asking Base Rent PSF	Lease Type
Cypress Court 6360 NW. 5th Way Fort Lauderdale, FL	1986/NAP	42,021	1.0 mile	69.4%	14,366 SF	$14.00	NNN
Cypress Creek Tower 800 W. Cypress Creek Fort Lauderdale, FL	1974/2014	61,917	0.6 miles	87.9%	2,976 SF	$14.95	NNN
1901 W. Cypress Creek Fort Lauderdale, FL	1987/NAP	140,635	0.4 miles	61.9%	15,793 SF	$15.50	NNN
Roschman Business 6300 NE. 1st Ave. Fort Lauderdale, FL	1987/NAP	31,144	1.2 miles	67.6%	10,081 SF	$16.50	NNN
Hotwire Technology 2100 W. Cypress Creek Fort Lauderdale, FL	1969/2006	185,000	0.6 miles	90.9%	16,779 SF	$17.50	NNN
1201 W Cypress Creek Fort Lauderdale, FL	1980/1995	110,500	0.2 miles	71.3%	31,692 SF	$17.50	NNN

(1)	Information obtained from the appraisal.

Escrows.

Real Estate Taxes – The Crown Center Office Park Mortgage Loan documents require an upfront real estate tax reserve of $298,636 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $59,727).

Insurance – The Crown Center Office Park Mortgage Loan documents require an upfront insurance reserve of $166,516 and ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next twelve months (initially $41,630).

Replacement Reserve – The Crown Center Office Park Mortgage Loan documents require ongoing monthly replacement reserves of $5,984, which the lender may require the borrower to increase (not more than once per year) if the lender reasonably determines such increase is necessary to maintain the proper operation of the Crown Center Office Park Property.

Leasing Reserve – The Crown Center Office Park Mortgage Loan documents require an upfront tenant improvements and leasing commissions (“TI/LC”) reserve of $3,000,000 and ongoing monthly TI/LC reserves of $28,497, subject to a cap of $3,000,000 (which cap will only apply so long as no event of default is continuing, the net cash flow debt yield (“NCF Debt Yield”) is equal to or greater than 8.25% and the Crown Center Office Park Property’s occupancy is no less than 80.0%). Of the $3,000,000 upfront general TI/LC reserve, $500,000 will be restricted to qualified leasing expenses for Bayview (“Restricted Funds”).

In the event that, following Bayview’s exercise of its termination option and such termination, the NCF Debt Yield is greater than or equal to 8.25% and the Crown Center Office Park Property’s occupancy is at least 80.0%, the TI/LC reserve cap will be reduced to $1,500,000 and any funds in excess of the reduced cap will be (x) if no Cash Trap Event Period (as defined in the “Lockbox and Cash Management Section” below) is continuing, disbursed to the borrower and (y) if a Cash Trap Event Period is continuing, deposited into the lender-controlled cash management account to be applied in accordance with the Crown Center Office Park Mortgage Loan documents.

Provided that the NCF Debt Yield is greater than or equal to 8.25% and the Crown Center Office Park Property’s occupancy is at least 80.0% and upon either (i) a Major Tenant Re-Tenanting Event (as defined in the “Lockbox and Cash Management Section” below) having occurred with respect to space at the Crown Center Office Park Property in an amount equal to at least 75.0% of the Bayview space or (ii) Bayview having extended the term of its lease for at least 75.0% of the Bayview space at the Crown Center Office Park Property with one or more tenants satisfactory to the lender in accordance with the Crown Center Office Park Mortgage Loan documents together with receipt of an estoppel confirming that all obligations of the borrower to such tenant with respect to tenant improvements and leasing commissions have been satisfied in full and that such tenant is then paying full, unabated rent pursuant to the terms thereof (or amounts equal to the free or abated rent having been reserved) (collectively, a “Major Tenant Re-Leasing Event”), any Restricted Funds remaining after paying all related leasing expenses will be: (x) if no Cash Trap Event Period is continuing, disbursed to borrower and (y) if a Cash Trap Event Period is continuing, deposited into the lender-controlled cash management account to be applied in accordance with the Crown Center Office Park Mortgage Loan documents.

Starting with the August 2021 monthly payment date, all TI/LC reserve funds will only be available for lease renewals or new leases to be entered into for existing leases set to expire in 2022 until all such space has been leased to one or more satisfactory tenants which are in occupancy, paying full, unabated rent (or amounts equal to such free or abated rent having been reserved) and TI/LCs having been paid.

Rent Concession Reserve – The Crown Center Office Park Mortgage Loan documents require an upfront reserve of $242,500 for rent concessions related to the Early Learning Center tenant.

A-3-12

Office – Suburban 1401, 1415, 1425, 1451 & 1475 West Cypress Creek Road Fort Lauderdale, Florida 33309	Loan #1 Crown Center Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 74.0% 1.36x 9.5%

Existing TI/LC Reserve – The Crown Center Office Park Mortgage Loan documents require an upfront reserve of $293,631 for TI/LCs related to the Early Learning Center tenant.

Lockbox and Cash Management. The Crown Center Office Park Mortgage Loan is structured with a soft lockbox, which is already in place, and springing cash management. Prior to the occurrence of a Cash Trap Event Period (as defined below), the Crown Center Office Park Mortgage Loan documents require that the borrower or the property manager deposit all rents into the lockbox account within one business day of receipt and all funds in the lockbox account are required to be distributed to the borrower. During a Cash Trap Event Period, the borrower is required to direct all tenants to pay rent directly into such lockbox account and funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account and all excess funds are required to be swept to an excess cash flow subaccount controlled by the lender.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default;

(ii)	the amortizing net cash flow debt service coverage ratio (“NCF DSCR”) falling below 1.15x at the end of any calendar quarter; or

(iii)	the occurrence and continuation of a Major Tenant Event Period (as defined below).

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default;

●	with regard to clause (ii), the amortizing NCF DSCR being greater than or equal to 1.20x for two consecutive calendar quarters; or

●	with regard to clause (iii), a Major Tenant Event Period Cure (as defined below).

A “Major Tenant Event Period” will commence upon the earliest to occur of the following:

(i)	Bayview failing to renew or extend its lease on the terms set forth in its lease on or prior to the deadline to renew such lease (Bayview’s lease stipulates a nine-month notice period);

(ii)	a default, beyond any notice and grace period, under Bayview’s lease;

(iii)	Bayview filing, as a debtor, a bankruptcy or similar insolvency proceeding, or otherwise becoming involved, as a debtor, in a bankruptcy or any similar insolvency proceeding; or

(iv)	Bayview terminating or canceling its lease (or such lease otherwise fails to be in full force and effect), or giving notice of, or commencing a legal proceeding asserting any of the foregoing.

A “Major Tenant Event Period Cure” will occur upon:

●	with regard to clause (i) above, the occurrence of (x) a Major Tenant Re-Tenanting Event (as defined below) or (y) a Major Tenant Re-Leasing Event;

●	with regard to clause (ii) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y) the applicable default having been cured and no other default under the related lease having occurred (beyond any notice and cure period) for a period of two consecutive calendar quarters;

●	with regard to clause (iii) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y) the bankruptcy or insolvency proceeding having been terminated in a manner satisfactory to the lender, the related lease having been affirmed, and the terms of such lease, as affirmed, being satisfactory to the lender; or

●	with regard to clause (iv) above, (x) a Major Tenant Re-Tenanting Event having occurred.

A “Major Tenant Re-Tenanting Event” will occur upon the lender receiving satisfactory evidence, including, without limitation, a satisfactory estoppel certificate from each such replacement tenant affirming, that: (i) space at the Crown Center Office Park Property in an amount equal to at least 75.0% of the Bayview space has been leased to one or more satisfactory replacement tenants pursuant to a satisfactory replacement lease, (ii) each such tenant is in occupancy of its premises, is open for business and is paying full, unabated rent pursuant to the terms of its lease (or such abatement having been reserved), and (iii) all tenant improvement costs and leasing commissions provided in each such replacement lease have been paid.

Property Management. The Crown Center Office Park Property is managed by an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Crown Center Office Park Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Crown Center Office Park Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

Windstorm Insurance. The Crown Center Office Park Mortgage Loan documents require windstorm insurance (including named storms) covering 100% of the full replacement cost of the Crown Center Office Park Property during the loan term.

A-3-13

Hospitality – Various Property Addresses - Various, OH	Loan #2 Ohio Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,429,107 66.8% 1.62x 12.8%

Springhill Suites Beavercreek – Beavercreek, OH

Holiday Inn Express & Suites Dayton – Dayton, OH

Holiday Inn West Chester – West Chester, OH

A-3-14

Hospitality – Various Property Addresses - Various, OH	Loan #2 Ohio Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,429,107 66.8% 1.62x 12.8%

DAYTON
Vandalia
Englewood
Clayton
Huber Heights
Shiloh
Northridge
Trotwood
Riverside
Fairborn
Beavercreek
MONTGOMERY COUNTY
GREENE COUNTY
CLARK COUNTY
MIAMI COUNTY
Oakwood
Moraine
Kettering
Xenia
West Carrollton
Woodbourne
Miamisburg
Bellbrook
Centerville
Spring Valley

Liberty Township
Hamilton
WARREN COUNTY
BUTLER COUNTY
Mason
West Chester
Fairfield
Deerfield Township
Landen
Forest Park
Sharonville
Springdale
Greenhills
Loveland
Woodlawn
HAMILTON COUNTY
Montgomery
Mount Healthy
Blue Ash
Wyoming
Reading
Kenwood
CLERMONT COUNTY
Amberley
The Village of Indian Hill
CINCINNATI

Toledo
Cleveland
Columbus
Dayton
Cincinnati

DAYTON
New Lebanon
Beavercreek
MONTGOMERY COUNTY
Oakwood
Moraine
Kettering
West Carrollton
Woodbourne
Miamisburg
GREENE COUNTY
Germantown
Bellbrook
Centerville
Spring Valley
Carlisle
Franklin
Springboro
Five Points
BUTLER COUNTY
WARREN COUNTY
Waynesville
Middletown

Ohio Hotel Portfolio		
1	SpringHill Suites Beavercreek	Beavercreek, OH
2	Holiday Inn West Chester	West Chester, OH
3	Holiday Inn Express & Suites Dayton	Dayton, OH

A-3-15

No. 2 – Ohio Hotel Portfolio

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	RREF			Single Asset/Portfolio:	Portfolio
Original Principal Balance:	$35,500,000			Property Type – Subtype:	Hospitality – Various
Cut-off Date Balance:	$35,429,107			Location:	Various, OH
% of Initial Pool Balance:	3.8%			Size:	359 Rooms
Loan Purpose:	Refinance			Cut-off Date Balance Per Room	$98,688
Borrower Sponsors:	Har S. Bhatnagar; Rani B. Bhatnagar			Maturity Date Balance Per Room:	$82,885
Guarantors:	Har S. Bhatnagar; Rani B. Bhatnagar			Year Built/Renovated:	Various/NAP
Mortgage Rate:	5.6000%			Title Vesting:	Fee
Note Date:	February 21, 2019			Property Manager:	Self-managed
Seasoning:	2 months			Current Occupancy (As of):	75.3% (2/28/2019)
Maturity Date:	March 6, 2029			YE 2018 Occupancy:	74.8%
IO Period:	0 months			YE 2017 Occupancy:	72.3%
Loan Term (Original):	120 months			YE 2016 Occupancy(2):	69.7%
Amortization Term (Original):	360 months			YE 2015 Occupancy(2):	70.4%
Loan Amortization Type:	Amortizing Balloon			Appraised Value:	$53,000,000
Call Protection:	L(26),D(90),O(4)			Appraised Value Per Room:	$147,632
Lockbox Type:	Hard/Upfront Cash Management			Appraisal Valuation Date:	December 5, 2018
Additional Debt:	None
Additional Debt Type (Balance):	NAP
				Underwriting and Financial Information
				TTM 2/28/2019 NOI:	$4,389,142
				YE 2018 NOI:	$4,266,285
				YE 2017 NOI:	$4,056,508
				YE 2016 NOI(2):	$2,917,736
				U/W Revenues:	$14,267,968
Escrows and Reserves(1)				U/W Expenses:	$9,726,731
	Initial	Monthly	Cap	U/W NOI:	$4,541,237
Taxes	$145,847	$59,032	NAP	U/W NCF:	$3,970,518
Insurance	$941	Springing	NAP	U/W DSCR based on NOI/NCF:	1.86x / 1.62x
FF&E Reserve	$0	(1)	NAP	U/W Debt Yield based on NOI/NCF:	12.8% / 11.2%
PIP Reserve	$898,701	$0	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	15.3% / 13.3%
Seasonality Reserve	$0	(1)	$480,000	Cut-off Date LTV Ratio:	66.8%
Promissory Note Reserve	$1,393,751	$0	NAP	LTV Ratio at Maturity:	56.1%

Sources and Uses
Sources			Uses
Original loan amount	$35,500,000	98.9%	Loan payoff	$32,423,163	90.3%
Sponsor equity	408,147	1.1	Upfront reserves	2,439,240	6.8
			Closing costs	1,045,744	2.9

Total Sources	$35,908,147	100.0%	Total Uses	$35,908,147	100.0%

(1)	See “Escrows” section below.

(2)	The Holiday Inn West Chester and SpringHill Suites Beavercreek opened in 2015 and 2016, respectively. Historical occupancy information for 2015 includes only the Holiday Inn Express & Suites Dayton. 2016 occupancy and NOI information includes only a partial year of the Holiday Inn West Chester and excludes the SpringHill Suites Beavercreek. 2017 occupancy and NOI information includes only a partial year of the SpringHill Suites Beavercreek.

The Mortgage Loan. The mortgage loan (the “Ohio Hotel Portfolio Mortgage Loan”) is evidenced by a first mortgage encumbering the fee simple interest in two limited service hotels and one full service hotel, the SpringHill Suites Beavercreek located in Beavercreek, OH, the Holiday Inn West Chester located in West Chester, OH and the Holiday Inn Express & Suites Dayton located in Dayton, OH (collectively, the “Ohio Hotel Portfolio Properties”).

A-3-16

Hospitality – Various Property Addresses - Various, OH	Loan #2 Ohio Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,429,107 66.8% 1.62x 12.8%

The Borrowers and Borrower Sponsors. The borrowers under the Ohio Hotel Portfolio Mortgage Loan are Mall Innkeepers, LLC, Primary Dayton Innkeepers LLC and Union Centre Innkeepers, LLC (collectively, the “Ohio Hotel Portfolio Borrowers”). The nonrecourse carve-out guarantors of the Ohio Hotel Portfolio Mortgage Loan are Har S. Bhatnagar and Rani B. Bhatnagar (collectively, the “Ohio Hotel Portfolio Sponsors”). The related borrower is currently subject to a mechanic’s lien. See “Description of the Mortgage Pool— Litigation and Other Considerations” in the Prospectus.

Har Bhatnagar founded Middletown Hotel Management (“Middletown”) in 1989, which currently has a portfolio of 8 properties consisting of 968-keys.

The Properties. The Ohio Hotel Portfolio Properties include three properties located across Ohio comprised of a total of 359 rooms.

The SpringHill Suites Beavercreek, developed by the Ohio Hotel Portfolio Sponsors and opened in late 2016, is a 118-room, all-suite limited-service hotel located in Beavercreek, OH. The property offers a 24-hour reception desk, free high speed WiFi, 24-hour sundry marketplace, complimentary breakfast, a fitness center, a heated indoor pool, an onsite business center, a lounge serving beer/wine after 5pm, and an outdoor patio with fire pit. All standard guestrooms and suites feature en suite bathrooms with showers and tubs, black-out shades, a hair dryer, flat-screen TVs, a work desk with lamp, microwaves and mini refrigerators, and coffee or tea makers. The SpringHill Suites Beavercreek has a franchise agreement with Marriott through 2036.

The Holiday Inn West Chester, developed by the Ohio Hotel Portfolio Sponsors and opened in late 2015, is a 130-room full-service hotel located in West Chester, OH. The property offers a 24-hour reception desk, free high speed WiFi, Johnny’s Italian Steakhouse, Blue Bar, room service, a fitness center, a heated indoor pool, and an onsite business center. The hotel features 25,605 SF of dedicated meeting space, spread across six interior and two exterior event spaces, the biggest of which is a 8,909 SF ballroom. All standard guestrooms and suites feature en suite bathrooms with showers and/or tubs, black-out shades, a hair dryer, flat-screen TVs, work desk with lamp, microwaves and mini refrigerators, and coffee or tea makers. The Holiday Inn West Chester has a franchise agreement with InterContinental Hotels Group through 2035.

The Holiday Inn Express & Suites Dayton, developed by the Ohio Hotel Portfolio Sponsors and opened in 2011, is a 111-room limited service hotel located in Dayton, OH along I-675, one of the region’s primary highways. The property offers a 24-hour reception desk, free high speed WiFi, a complimentary local area shuttle, complimentary breakfast buffet, a fitness center, an indoor pool, an onsite business center, and 2,438 square feet of event/meeting space. The hotel also offers room service from the Chop House Restaurant, which is located adjacent to the hotel (not a part of the collateral). All standard guestrooms and suites feature en suite bathrooms with showers and tubs, black-out shades, hair dryer, flat-screen TVs, a work desk with lamp, and coffee or tea makers. The lender will reserve $898,701 for the purpose of a property improvement plan (the “Holiday Inn Express & Suites Dayton PIP”). The Holiday Inn Express & Suites Dayton has a franchise agreement with InterContinental Hotels Group through 2036.

Property	Year Built/ Renovated	Rooms	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Cut-off Date Principal Balance Per Room	As Is Appraised Value	% of Appraised Value
SpringHill Suites Beavercreek	2016/NAP	118	$13,822,342	39.0%	$117,138	$19,000,000	35.8%
Holiday Inn West Chester	2015/NAP	130	$13,173,640	37.2%	$101,336	$20,000,000	37.7%
Holiday Inn Express & Suites Dayton	2011/NAP	111	$8,433,126	23.8%	$75,974	$14,000,000	26.4%
Total/Average		359	$35,429,107	100.0%	$98,688	$53,000,000	100.0%

The following table presents certain information relating to the 2018 demand analysis with respect to the Ohio Hotel Portfolio Properties based on market segmentation, as provided in the appraisal:

2018 Market Segmentation
(SpringHill Suites Beavercreek)

Corporate	Meeting/Group	Leisure
50.0%	30.0%	20.0%

A-3-17

Hospitality – Various Property Addresses - Various, OH	Loan #2 Ohio Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,429,107 66.8% 1.62x 12.8%

2018 Market Segmentation
(Holiday Inn West Chester)

Corporate	Meeting/Group	Leisure
20.0%	60.0%	20.0%

2018 Market Segmentation
(Holiday Inn Express & Suites Dayton)

Corporate	Meeting/Group	Leisure
65.0%	20.0%	15.0%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Ohio Hotel Portfolio Properties:

Cash Flow Analysis

	2016(2)	2017	2018	TTM 2/28/2019	U/W	% of U/W Total Revenue(1)	U/W $ per Room
Occupancy	69.7%	72.3%	74.8%	75.3%	75.3%
ADR	$110.45	$112.17	$112.75	$113.07	$113.07
RevPAR	$76.93	$81.09	$84.29	$85.11	$85.11

Room Revenue	$6,785,719	$10,625,443	$11,044,505	$11,152,838	$11,152,838	78.2%	$31,066
F&B Revenue	2,860,762	2,771,008	2,889,077	2,949,964	2,949,964	20.7	8,217
Other Revenue	148,754	168,862	161,439	165,166	165,166	1.2	460
Total Revenue	$9,795,236	$13,565,313	$14,095,021	$14,267,968	$14,267,968	100.0%	$39,744

Room Expense	1,827,789	2,591,355	2,660,222	2,646,732	2,646,732	23.7	7,373
F&B Expense	1,571,753	2,072,331	2,171,521	2,215,855	2,215,855	75.1	6,172
Other Department Expense	79,448	107,482	117,885	123,005	123,005	74.5	343
Total Department Expenses	3,478,991	4,771,168	4,949,628	4,985,593	4,985,593	34.9	13,887
Gross Operating Income	$6,316,245	$8,794,145	$9,145,393	$9,282,376	$9,282,376	65.1%	$25,856

Total Undistributed Expenses	3,017,852	4,042,457	4,002,987	4,024,386	3,905,419	27.4	10,879
Gross Operating Profit	$3,298,393	$4,751,688	$5,142,407	$5,257,990	$5,376,957	37.7%	$14,978

Total Fixed Charges	380,657	695,180	876,122	868,848	835,720	5.9	2,328
Total Operating Expenses	$6,877,499	$9,508,805	$9,828,736	$9,878,826	$9,726,731	68.2%	$27,094

Net Operating Income	$2,917,736	$4,056,508	$4,266,285	$4,389,142	$4,541,237	31.8%	$12,650
FF&E	391,809	542,613	563,801	570,719	570,719	4.0	1,590
Net Cash Flow	$2,525,927	$3,513,896	$3,702,484	$3,818,423	$3,970,518	27.8%	$11,060

NOI DSCR	1.19x	1.66x	1.74x	1.79x	1.86x
NCF DSCR	1.03x	1.44x	1.51x	1.56x	1.62x
NOI DY	8.2%	11.4%	12.0%	12.4%	12.8%
NCF DY	7.1%	9.9%	10.5%	10.8%	11.2%

(1)	% of U/W Total Revenue for Room Expense, F&B Expense and Other Department Expenses are based on their corresponding revenue line items. All other line items represent percent of Total Revenue.

(2)	The Holiday Inn West Chester and SpringHill Suites Beavercreek opened in 2015 and 2016, respectively. Historical occupancy and NOI information for 2015 includes only the Holiday Inn Express & Suites Dayton. 2016 occupancy and NOI information includes only a partial year of the Holiday Inn West Chester and excludes the SpringHill Suites Beavercreek. 2017 occupancy and NOI information includes only a partial year of the SpringHill Suites Beavercreek.

Appraisal. The appraiser for SpringHill Suites Beavercreek property concluded to an “as-is” appraised value of $19,000,000 with an appraisal valuation date of December 5, 2018. The appraiser for the Holiday Inn West Chester property concluded to an “as-is” appraised value of $20,000,000 with an appraisal valuation date of December 5, 2018. The appraiser for Holiday Inn Express & Suites Dayton concluded to an “as-is” appraised value of $14,000,000 with an appraisal valuation date of December 5, 2018.

Environmental Matters. According to the Phase I environmental assessments dated December 17, 2018, there was no evidence of any recognized environmental conditions at the SpringHill Suites Beavercreek, Holiday Inn West Chester or Holiday Inn Express & Suites Dayton.

A-3-18

Hospitality – Various Property Addresses - Various, OH	Loan #2 Ohio Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,429,107 66.8% 1.62x 12.8%

Markets Overview and Competition.

SpringHill Suites Beavercreek

The SpringHill Suites Beavercreek property is located along Fairfield Commons Drive in Beavercreek, OH, with frontage along Fairfield Commons Drive. The SpringHill Suites Beavercreek property is located approximately 8 miles southwest of downtown Dayton. The SpringHill Suites Beavercreek property is located in close proximity to I-75, the main thoroughfare in the area.

Wright-Patterson Air Force Base (“WPAFB”) is the largest single-site employer in Ohio with more than 27,000 employees including military and civilian employees and contractors on a base covering more than 8,000 acres, which is located less than 5 miles from the SpringHill Suites Beavercreek, with the base creating an estimated annual economic impact of $4.2 billion for the State of Ohio. WPAFB helps seed local growth and innovation by sending hundreds of millions of dollars each year to small and medium-size companies in the Dayton area. As a result, WPAFB has helped turn Dayton into a center of aerospace innovation which has spawned growth in the life sciences and healthcare. The Dayton area also contains offices of companies like Lockheed Martin, Northrop Grumman, and General Dynamics that support the work at WPAFB. Additionally, Wright State University (18,500 students and staff) and the University of Dayton (11,500 students) provide demand to the local lodging market.

According to a third party market research report the estimated population in 2019 within a one-, three-, and five-mile radius of the SpringHill Suites Beavercreek is 2,975, 57,907 and 137,574, respectively. Estimated median household income in 2019 within the same one-, three-, and five-mile radius is $91,608, $62,209, and $58,404, respectively.

Holiday Inn West Chester

The Holiday Inn West Chester property is located along Muhlhauser Road in West Chester, OH, with frontage along Muhlhauser Road and Allen Road. West Chester Township is located approximately 25 miles north of downtown Cincinnati. The Holiday Inn West Chester property is accessible from I-75, which connects Lexington, KY, Cincinnati, and Dayton. The Greater Cincinnati area is home to headquarters and regional offices of various national and international companies such as American Financial Corporation, Duke Energy, Kroger Company, Omnicare, Cincinnati Milacron, Procter & Gamble Company, Western-Southern Insurance, and more.

Proctor & Gamble closed its Sharon Woods Innovation Center in Blue Ash to build a new center at the Mason Business Park, approximately eight miles east of the Holiday Inn West Chester property. Plans call for expansion of the 1.15 million square foot Mason Business Park campus by 500,000 square feet to accommodate the 1,150 employees and 200 contractors being relocated from the Blue Ash location. The company plans to spend $300 million to develop this new Beauty Innovation Center, which will house the company’s research and development arm of its beauty care business.

According to a third party market research report the estimated population in 2019 within a one-, three-, and five-mile radius of the Holiday Inn West Chester is 4,733, 41,117, and 147,650, respectively. Estimated median household income in 2019 within the same one-, three-, and five-mile radius is $89,175, $74,922, and $75,082, respectively.

Holiday Inn Express & Suites Dayton

The Holiday Inn Express & Suites Dayton property is located along Washington Village Drive in Dayton, OH, with frontage along Washington Village Drive. The property is located in Montgomery County in southwestern Ohio, approximately 55 miles northeast of Cincinnati. Dayton is the sixth-largest city in the state of Ohio and the county seat of Montgomery County. The Holiday Inn Express & Suites Dayton property is located just off I-675, one of Ohio’s primary transportation arteries, and close to the I-75 / I-675 interchange, which is a major commercial node. The proximity to these major highways makes the property a popular option with leisure travelers.

A major driver of business to the Holiday Inn Express & Suites Dayton property is the Department of Defense training school, referred to as the Defense Acquisition University (“DAU”), located 11.1 miles away. DAU is a corporate university of the Department of Defense offering acquisition, technology, and logistics training to military and Federal civilian staff and Federal contractors. The DAU in Ohio serves the training needs of over 25,000 people across a 13-state area. Along with defense and aerospace, healthcare accounts for much of the Dayton area's economy. The Holiday Inn Express & Suites Dayton property is also located less than 10 miles from the University of Dayton.

According to a third party market research report the estimated population in 2019 within a one-, three-, and five-mile radius of the Holiday Inn Express & Suites Dayton is 5,969, 58,297, and 153,447, respectively. Estimated median household income in 2019 within the same one-, three-, and five-mile radius is $67,906, $66,346, and $66,033, respectively.

A-3-19

Hospitality – Various Property Addresses - Various, OH	Loan #2 Ohio Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,429,107 66.8% 1.62x 12.8%

The following table presents historical estimated occupancy, ADR, RevPAR and penetration rates relating to the SpringHill Suites Beavercreek competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)
(SpringHill Suites Beavercreek)

	Competitive Set			SpringHill Suites Beavercreek			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
TTM 02/28/2019	71.8%	$108.35	$77.84	82.2%	$114.57	$94.13	114.4%	105.7%	120.9%
12/31/2018	70.2%	$108.72	$76.30	82.2%	$113.53	$93.34	117.1%	104.4%	122.3%
12/31/2017	69.5%	$108.36	$75.32	74.4%	$109.94	$81.77	107.0%	101.5%	108.6%
12/31/2016	71.8%	$107.41	$77.17	54.2%	$101.77	$55.19	75.5%	94.7%	71.5%

(1)	The competitive set includes the following hotels: Hampton Inn Dayton Fairborn Wright AFB, Residence Inn Dayton Beavercreek, Courtyard Dayton Beavercreek, Country Inn & Suites Fairborn South and Wingate By Wyndham Dayton Fairborn.

The following table presents historical estimated occupancy, ADR, RevPAR and penetration rates relating to the Holiday Inn West Chester competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)
(Holiday Inn West Chester)

	Competitive Set			Holiday Inn West Chester			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
TTM 02/28/2019	69.3%	$122.05	$84.52	71.5%	$117.51	$83.98	103.2%	96.3%	99.4%
12/31/2018	68.3%	$121.84	$83.20	70.8%	$116.87	$82.73	103.7%	95.9%	99.4%
12/31/2017	66.4%	$122.45	$81.36	68.2%	$119.02	$81.13	102.6%	97.2%	99.7%
12/31/2016	70.3%	$122.82	$86.35	66.2%	$116.18	$76.88	94.1%	94.6%	89.0%

(1)	The competitive set includes the following hotels: Marriott Cincinnati North, Hampton Inn Cincinnati Union Centre, Drury Inn & Suites Cincinnati North, Courtyard Cincinnati North @ Union Centre, Hilton Garden Inn West Chester and Hyatt Place Cincinnati Sharonville Convention Center.

The following table presents historical estimated occupancy, ADR, RevPAR and penetration rates relating to the Holiday Inn Express & Suites Dayton competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)
(Holiday Inn Express & Suites Dayton)

	Competitive Set			Holiday Inn Express & Suites Dayton			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
TTM 02/28/2019	64.9%	$99.05	$64.25	72.9%	$106.23	$77.43	112.4%	107.2%	120.5%
12/31/2018	65.2%	$99.84	$65.08	72.0%	$106.89	$77.01	110.5%	107.1%	118.3%
12/31/2017	66.0%	$101.80	$67.17	75.4%	$107.16	$80.85	114.3%	105.3%	120.4%
12/31/2016	67.4%	$101.09	$68.10	75.2%	$103.00	$77.44	111.6%	101.9%	113.7%

(1)	The competitive set includes the following hotels: Courtyard Dayton South Mall, Comfort Suites Miamisburg, Holiday Inn Express & Suites Dayton Centerville, Country Inn & Suites Dayton South, SpringHill Suites Dayton South Miamisburg and Hampton Inn Dayton Mall.

A-3-20

Hospitality – Various Property Addresses - Various, OH	Loan #2 Ohio Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,429,107 66.8% 1.62x 12.8%

The following tables present year-end occupancy, estimated ADR and estimated RevPAR relating to each Ohio Hotel Portfolio Property’s primary competitive set according to the appraisal:

Primary Competitive Set(1)

Property Name	Location	Rooms	Year Built/Renov.	Estimated 12/31/2018 Occupancy	Estimated 12/31/2018 ADR	Estimated 12/31/2018 RevPAR
SpringHill Suites Beavercreek– Subject(1)	Beavercreek, OH	118	2016/NAP	83.2%	$113.96	$94.85
Hampton Inn Dayton Fairborn Wright AFB	Fairborn, OH	61	1994/NAV	75.0% - 80.0%	$105.00 - $110.00	$80.00 – $85.00
Residence Inn Dayton Beavercreek	Dayton, OH	100	2002/NAV	70.0% - 75.0%	$115.00 - $120.00	$80.00 – $85.00
Courtyard Dayton Beavercreek	Dayton, OH	94	2002/NAV	70.0% - 75.0%	$120.00 - $125.00	$85.00 – $90.00
Country Inn & Suites Fairborn South	Fairborn, OH	69	2006/NAV	65.0% - 70.0%	$95.00 - $100.00	$65.00 - $70.00
Wingate by Wyndham Dayton Fairborn	Fairborn, OH	90	2010/NAV	65.0% - 70.0%	$95.00 - $100.00	$65.00 - $70.00

(1)	Information obtained from the appraisal.

Primary Competitive Set(1)

Property Name	Location	Rooms	Year Built/Renov.	Estimated 12/31/2018 Occupancy	Estimated 12/31/2018 ADR	Estimated 12/31/2018 RevPAR
Holiday Inn West Chester– Subject(1)	West Chester, OH	130	2015/NAP	70.7%	$118.42	$83.67
Courtyard Cincinnati at Union Centre	West Chester, OH	126	2007/NAV	65.0% - 70.0%	$125.00 - $130.00	$80.00 – $85.00
Hilton Garden Inn West Chester	West Chester, OH	125	2014/NAV	65.0% - 70.0%	$125.00 - $130.00	$85.00 – $90.00
Cincinnati Marriott North	West Chester, OH	302	2000/NAV	65.0% - 70.0%	$125.00 - $130.00	$85.00 – $90.00
Staybridge Suites Cincinnati North	West Chester, OH	117	2003/NAV	75.0% - 80.0%	$115.00 - $120.00	$90.00 - $95.00
Hampton Inn & Suites Cincinnati Union Centre	West Chester, OH	100	2005/NAV	70.0% - 75.0%	$125.00 - $130.00	$90.00 - $95.00

(1)	Information obtained from the appraisal.

Primary Competitive Set(1)

Property Name	Location	Rooms	Year Built/Renov.	Estimated 12/31/2018 Occupancy	Estimated 12/31/2018 ADR	Estimated 12/31/2018 RevPAR
Holiday Inn Express & Suites Dayton – Subject(1)	Dayton, OH	111	2011/NAP	71.3%	$107.77	$76.85
Courtyard Dayton South/Mall	Miamisburg, OH	146	1987/NAV	45.0% - 50.0%	$105.00 - $110.00	$50.00 – $55.00
Comfort Suites Miamisburg	Miamisburg, OH	56	2000/NAV	65.0% - 70.0%	$75.00 - $80.00	$50.00 – $55.00
Holiday Inn Express & Suites Dayton Centerville	Dayton, OH	74	2003/NAV	75.0% - 80.0%	$115.00 - $120.00	$85.00 – $90.00
Country Inn & Suites Dayton South	Dayton, OH	80	2003/NAV	65.0% - 70.0%	$80.00 - $85.00	$50.00 - $55.00
SpringHill Suites Dayton South/Miamisburg	Dayton, OH	84	2007/NAV	70.0% - 75.0%	$100.00 - $105.00	$75.00 - $80.00
Hampton Inn Dayton/Dayton Mall	Dayton, OH	95	2012/NAV	70.0% - 75.0%	$105.00 - $110.00	$75.00 - $80.00

(1)	Information obtained from the appraisal.

A-3-21

Hospitality – Various Property Addresses - Various, OH	Loan #2 Ohio Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,429,107 66.8% 1.62x 12.8%

Escrows.

Real Estate Taxes – The Ohio Hotel Portfolio Mortgage Loan documents require an upfront real estate tax reserve of $145,847 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $59,032).

Insurance – The Ohio Hotel Portfolio Mortgage Loan documents require an upfront insurance premiums reserve of $941 and ongoing monthly insurance premiums will be springing upon (i) an event of default; (ii) an acceptable blanket insurance policy no longer being in place for 5 or more commercial properties exclusive of the property, (iii) the Ohio Hotel Portfolio Borrowers failing to provide the lender with evidence of payment; and (iv) the lender not receiving satisfactory evidence of insurance policies when the same is required under the terms of the loan documents.

FF&E Reserve – The Ohio Hotel Portfolio Mortgage Loan documents require ongoing FF&E reserves of 4.0% of the total revenue from the Ohio Hotel Portfolio Properties.

Seasonality Reserve – The Ohio Hotel Portfolio Mortgage Loan documents require monthly deposits for seasonality. As to all Ohio Hotel Portfolio Properties, on monthly payment dates May, June, July, September and November, the Ohio Hotel Portfolio Borrowers will be required to deposit an aggregate of $96,000. The seasonality reserve is capped at $480,000.

PIP Reserve – The Ohio Hotel Portfolio Mortgage Loan documents require an upfront PIP reserve of 115% of the estimated currently scheduled PIP obligation of $1,591,102.00. The Ohio Hotel Portfolio Borrowers deposited $898,701 into the PIP reserve at closing, which will count towards this PIP obligation, and the lender will continue to sweep all excess cash into the PIP reserve until an amount equal to 115% of $1,591,102 has been deposited into such reserve.

Promissory Note Reserve - The Ohio Hotel Portfolio Mortgage Loan documents required a $1,393,751 reserve at closing for future payments owed to a former partner who was bought out by the Ohio Hotel Portfolio Sponsors. There are monthly payments beginning December 1, 2018 and continuing through December 1, 2022, each in the amount of $32,786. The reserved funds will be released to Ohio Hotel Portfolio Borrowers as the amount owed is reduced (upon proof of payment) or upon the release of the Ohio Hotel Portfolio Borrowers from the debt. The Ohio Hotel Portfolio Sponsors are recourse guarantors for any additional liability tied to this obligation.

Lockbox and Cash Management. The Ohio Hotel Portfolio Mortgage Loan has upfront cash management that will be continuing upon the occurrence of a Cash Sweep Period (defined below).

A “Cash Sweep Period” will commence upon any of the following:

(i)	origination of the Ohio Hotel Portfolio Mortgage Loan;

(ii)	the occurrence and continuance of an event of default under the Ohio Hotel Portfolio Mortgage Loan;

(iii)	the debt service coverage ratio being less than (a) 1.20x during the period from February 21, 2019 through February 21, 2020, (b) subject to clause (c), 1.30x during the period from February 22, 2020 through March 6 ,2029, and (c) 1.25x during any period in which the borrower is performing a franchisor-imposed PIP at any of the Ohio Hotel Portfolio Properties; or

(iv) the occurrence of a Franchise Sweep Event as defined below:

A “Cash Sweep Period” will end upon the occurrence of the following:

●	with regard to clause (i), 115% of the amount reasonably determined by the lender to be required to complete the Holiday Inn Express & Suites Dayton PIP (approximately $1.6 million as of origination of the Ohio Hotel Portfolio Mortgage Loan) being on reserve with the lender; or

●	with regard to clause (ii), the lender’s acceptance of a cure or waiver of such event of default; or

●	with regard to clause (iii), the debt service coverage ratio being greater than 1.35x for two consecutive calendar quarters; or

●	with regard to clause (iv), the lender’s acceptance of a cure of such event of default under the franchise agreement or management agreement, the Ohio Hotel Portfolio Borrowers having delivered evidence reasonably satisfactory to the lender, which may include a ”good standing” or similar letter from the franchisor, indicating that the franchise agreement is in full force and effect.

A ”Franchise Sweep Event” will commence upon the earlier of the following:

(i)	a default by the Ohio Hotel Portfolio Borrowers under any franchise agreement beyond all applicable notice and/or cure periods;

(ii)	any expiration, termination, cancellation, surrender or other cessation of existence of any franchise agreement, or notification by any franchisor of its intent to terminate or cancel its respective franchise agreement unless the conditions set forth in the loan agreement;

(iii)	the Ohio Hotel Portfolio Borrowers’ failure to make any deposit into the PIP reserve account required pursuant to conditions set forth in the loan agreement; or

(iv)	the date that is twelve (12) months prior to the scheduled expiration date of such franchise agreement.

A “Franchise Sweep Event Cure” will occur upon:

●	with regards to clause (i), all defaults under the applicable franchise agreement having been cured and such cures having been accepted by the applicable franchisor, as demonstrated by delivery to the lender of a “good standing” letter (or equivalent) in form and substance acceptable to the lender;

●	with regards to clause (ii), the applicable franchisor (1) revoking any notification of any termination, cancellation or surrender of such franchise agreement and (2) delivering to the lender a “good standing” letter (or equivalent evidence that there are

A-3-22

Hospitality – Various Property Addresses - Various, OH	Loan #2 Ohio Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,429,107 66.8% 1.62x 12.8%

no defaults or outstanding amounts owed under such franchise agreement, and the same is in full force and effect) in form and substance acceptable to the lender;

●	with regards to clause (iii), the lender’s determination that the aggregate sum of FF&E reserves (solely counting any FF&E reserve funds that are attributable (as reasonably determined by the lender) to the applicable Ohio Hotel Portfolio Property that is subject to the franchise agreement under which the new PIP is imposed) and PIP reserve funds then on deposit (solely counting any PIP reserve funds deposited on account of the new PIP for which the Ohio Hotel Portfolio Borrowers initially failed to make the necessary deposit into the PIP reserve account) equals or exceeds (x) if the new PIP has a five percent (5%) contingency line item, one hundred fifteen percent (115%), or (y) if the new PIP does not have a five percent (5%) contingency line item, one hundred twenty-five percent (125%), in each of subclause (x) and (y), of the estimated costs required to complete such new PIP, such determination to be made in the lender’s reasonable discretion taking into account any portion of such new PIP with respect to which the lender has received satisfactory evidence that the same has previously been performed and paid for by the Ohio Hotel Portfolio Borrowers in accordance with the terms hereof and the related franchise agreement, and (2) payment by the Ohio Hotel Portfolio Borrowers of all costs and expenses incurred by the lender in connection with making the foregoing determination (including, without limitation, the costs of any inspections performed by the lender or any professionals engaged by the lender, it being agreed that the Ohio Hotel Portfolio Borrowers will permit all such persons to enter the particular Ohio Hotel Portfolio Property or any portion thereof as necessary for such inspections); and

●	with regards to clause (iv), the lender receiving (1) evidence, in form and substance satisfactory to the lender, that the applicable Ohio Hotel Portfolio Borrower has entered into a replacement franchise agreement with a qualified franchisor with respect to the franchise agreement that caused the Franchise Sweep Event, and that an amount of PIP Reserves are on deposit and allocable pursuant to the terms and conditions of the loan agreement to cover at least 125% of the anticipated costs of all PIP work required to be performed in connection therewith, as reasonably determined by the lender (such evidence to include, without limitation, a fully executed copy of such replacement franchise agreement) and (2) a “comfort letter” (or equivalent agreement) with respect to such replacement franchise agreement, in form and substance acceptable to the lender.

Property Management. The Ohio Hotel Portfolio Properties are managed by an affiliate of the Ohio Hotel Portfolio Borrowers.

Partial Release. The lender will agree to release a given property (each a “Release Property”) from the collateral in connection with a third-party, arms-length sale of the Release Property subject to, among other things, the following conditions:

●	No event of default has occurred or would occur as a result of the release;

●	The remaining collateral has an LTV no greater than:

○	65.0% for the first release, and

○	60.0% for the second release;

●	The remaining collateral has a DSCR no less than the greater of:

○	The DSCR in place at loan origination, and

○	The DSCR in place immediately prior to the release;

●	Documentation (which may include a zoning report and/or legal opinion) confirming that the release of the Release Property will not violate any zoning, building, land use or subdivision regulations or other similar legal requirements and that the remaining collateral will still be a legal-conforming use and constitute a separate tax lot;

●	To the extent necessary, the execution of an acceptable reciprocal easement agreement or similar agreement for access and parking between the parties;

●	An acceptable endorsement to the title insurance policy and updated survey;

●	Partial defeasance in an amount equal to the release price (the “Release Price”) and any prepayment penalty associated with the payment of the Release Price;

●	Satisfaction of customary REMIC requirements;

●	Payment of all other costs and expenses of the lender in connection with the release;

●	The Release Price must equal the greater of 125% of the loan amount allocated to the Release Property and 100% of the net sales proceeds (subject to a cap of 140% of the allocated loan amount) after deducting the costs of closing the sale, which costs will be capped for purposes of determining the Release Price at 5% of gross sales proceeds, and

●	The SpringHill Suites Beavercreek cannot be the first asset released and the Holiday Inn West Chester cannot be the last remaining single asset.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The mortgage loan documents require that the “all risk” insurance policy required to be maintained by the Ohio Hotel Portfolio Borrowers provides coverage for terrorism in an amount equal to the full replacement cost of the Ohio Hotel Portfolio property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity (provided that if TRIPRA or a similar statute is not in effect, the Ohio Hotel Portfolio Borrowers will not be obligated to pay terrorism insurance premiums in excess of two times the premium for the casualty and business interruption coverage on a stand-alone basis).

A-3-23

Hospitality – Full Service 12681 Harbor Boulevard Garden Grove, CA 92840	Loan #3 Great Wolf Lodge Southern California	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 49.5% 2.40x 14.6%

A-3-24

Hospitality – Full Service 12681 Harbor Boulevard Garden Grove, CA 92840	Loan #3 Great Wolf Lodge Southern California	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 49.5% 2.40x 14.6%

Great Wolf Lodge Southern California
12681 Harbor Boulevard
Garden Grove, CA 92840
Fullerton
Placentia
Orangethorpe Ave.
Riverside Fwy
Fullerton Metro Ctr.
Orangefair Marketplace
Miraloma Ave.
Kraemer Blvd.
Downtown Los Angeles 22 miles
Northwest Anaheim
Anaheim Memorial Med. Ctr.
La Palma Park and Stadium
Sycamore Plaza
La Palma Ave.
State College Blvd.
Brookhurst Community Center & Park
H.G Miller Golf Course
Santa Ana Fwy
Euclid St.
Magnolia St.
Harbor Blvd.
Anaheim Blvd.
METROLINK OC LINE
East St.
Anaheim Plaza
Anaheim Colony Historic District
Downtown Anaheim
Lincoln Ave.
Broadway
Santa Ana St.
Anaheim Town Square
Steve Ambriz Memorial Park
The Rinks Anaheim ICE
Muzeo Museum and Cultural Ctr.
Boysen Park
Sunkist St.
Orange Fwy
Santa Ana River
METROLINK INLAND-OC LINE
ANAHEIM
Vermont Ave.
International Paper
L-3 Power Paragon
Ball & Euclid Plaza
Ball Rd.
Anaheim Global Medical Ctr.
Taft Ave.
Downtown Disney
Downtown Disney Parking
DISNEYLAND
Disney California Adventure Park
Anaheim Marketplace
American Sports Ctr.
Platinum Triangle
Honda Center
Katella Ave.
Rose Court Garden
Anaheim Gardenwalk
City National Grove of Anaheim
Anaheim Regional Transportation Intermodal Center (ARTIC)
West Anaheim
Gilbert St.
Brookhurst St.
Anaheim Convention Center
Disney Theme Parks Parking
Business Expo Center
Angel Stadium
Orangewood Ave.
Orange
Chapman University
Garden Grove Promenade
ORANGE COUNTY
West St.
Chapman Ave.
Pavilion Plaza
UC Irvine Medical Center
St. Joseph Hospital Orange
Garden Grove
The Outlets at Orange
Haster St.
Main St.
Glassell St.
La Veta Ave.
Hart Park
Harbor Town and Country Shopping Ctr.
MainPlace Mall
Los Angeles Intl. Airport 30 miles
Garden Grove Blvd.
Harbor Plaza Shopping Center
Harbor Grove Center
Santiago Park
Fairview St.
River View Golf Course
Grand Ave.
Garden Grove Fwy
Garden Grove Park
Edna Park
Bristol Marketplace
Bristol St.
Flower St.
17th St.
Santa Ana College
Washington Ave.
Willowick Golf Course
Civic Center Dr.
Old Courthouse Museum
City Hall of Santa Ana
Santa Ana Blvd.
Downtown Santa Ana
1st St.
Riverview West
Fiesta Marketplace
SANTA ANA
Madison Park
Jerome Park
Fountain Valley
Edinger Ave.
Centennial Regional Park
Memorial Park
John Wayne Airport 3 miles
SAN GABRIEL MTS.
LOS ANGELES
Pasadena
Burbank
Glendale
Rancho Cucamonga
Pomona
Ontario
Chino
Fullerton
ANAHEIM
Garden Grove
Orange
LONG BEACH
SANTA ANA
Torrance
Corona
Huntington Beach
IRVINE
Pacific Ocean

A-3-25

No. 3 – Great Wolf Lodge Southern California

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Original Principal Balance(1):	$35,000,000			Property Type – Subtype:	Hospitality – Full Service
Cut-off Date Balance(1):	$35,000,000			Location:	Garden Grove, CA
% of Initial Pool Balance:	3.7%			Size:	603 Rooms
Loan Purpose:	Refinance			Cut-off Date Balance Per Room(1):	$248,756
Borrower Sponsor:	McWhinney Real Estate Services, Inc.;			Maturity Date Balance Per Room(1):	$248,756
	Chad McWhinney; Troy McWhinney;			Year Built/Renovated:	2016/NAP
	Great Wolf Resorts, Inc.			Title Vesting:	Fee
Guarantor:	McWhinney Holding Company, LLLP			Property Manager:	Self-managed
Mortgage Rate(2):	5.2533%			Current Occupancy (As of):	80.8% (1/31/2019)
Note Date:	March 11, 2019			YE 2018 Occupancy(6):	80.3%
Seasoning:	2 months			YE 2017 Occupancy(6):	69.6%
Maturity Date:	March 11, 2029			YE 2016 Occupancy(6):	56.0%
IO Period:	120 months			YE 2015 Occupancy(6):	NAP
Loan Term (Original):	120 months			Appraised Value:	$302,900,000
Amortization Term (Original):	NAP			Appraised Value Per Room:	$502,322
Loan Amortization Type:	Interest-only, Balloon			Appraisal Valuation Date:	November 28, 2018
Call Protection(3):	L(26),D(87),O(7)
Lockbox Type:	Soft/Springing Cash Management
Additional Debt(1)(4):	Yes			Underwriting and Financial Information
Additional Debt Type (Balance)(1)(4):	Pari Passu/Subordinate			TTM NOI (1/31/2019)(6):	$22,017,852
	$115,000,000/$20,000,000			YE 2018 NOI(6):	$21,673,034
				YE 2017 NOI(6):	$16,784,192
				YE 2016 NOI(6):	$10,271,409
				U/W Revenues:	$84,732,839
Escrows and Reserves(5)				U/W Expenses:	$62,846,900
	Initial	Monthly	Cap	U/W NOI:	$21,885,939
Taxes	$0	$244,016	NAP	U/W NCF:	$19,245,379
Insurance	$0	Springing	NAP	U/W DSCR based on NOI/NCF(1):	2.73x / 2.40x
FF&E Reserve	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF(1):	14.6% / 12.8%
Excess FF&E Reserve	$2,000,000	NAP	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	14.6% / 12.8%
Seasonality Reserve	$0	(5)	NAP	Cut-off Date LTV Ratio(1)(7):	49.5%
Amortization Reserve	$0	Springing	NAP	LTV Ratio at Maturity(1):	49.5%

Sources and Uses
Sources			Uses
Original senior loan amount(1)	$150,000,000	81.1%	Loan payoff	$180,192,917	97.4%
Subordinate loan amount(1)(4)	20,000,000	10.8	Upfront reserves	2,000,000	1.1
Cash equity contribution	15,010,961	8.1	Closing costs	2,818,045	1.5
Total Sources	$185,010,961	100.0%	Total Uses	$185,010,961	100.0%

(1)	The Cut-off Date Balance Per Room, Maturity Date Balance Per Room, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity numbers presented above are based on the Great Wolf Lodge Southern California Senior Loan (as defined below). The Cut-off Date Balance Per Room, Maturity Date Balance Per Room, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity numbers based on the Great Wolf Lodge Southern California Whole Loan (as defined below) are $281,924, $281,924, 2.15x, 1.89x, 12.9%, 11.3%, 12.9%, 11.3%, 56.1% and 56.1%, respectively.

(2)	The Great Wolf Lodge Southern California Mortgage Loan (as defined below) has an interest rate of 5.2533% and the Great Wolf Lodge Southern California Subordinate Companion Loan (as defined below) has an interest rate of 10.7500%.

(3)	Defeasance of the Great Wolf Lodge Southern California Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last Great Wolf Lodge Southern California Whole Loan to be securitized and (b) April 11, 2022. The assumed defeasance lockout period of 26 payments is based on the closing date of this transaction in May 2019.

(4)	See “Subordinate and Mezzanine Indebtedness” section below.

(5)	See “Escrows and Reserves” section below.

(6)	The increase in NOI and Occupancy from 2017 to 2018 was partly due to the fact that the Great Wolf Lodge Southern California Property opened in 2016 and was ramping up in performance over such time period.

(7)	The appraised value shown assumes that the Great Wolf Lodge Southern California Property is encumbered by the Disposition and Development Agreement and that Transient Occupancy Tax rebates are due (See “Disposition and Development Agreement and Transient Occupancy Tax” below). The appraiser also concluded to a value of $293,300,000, which assumes that the Great Wolf Lodge Southern California Property is not encumbered by the Disposition and Development Agreement and that no Transient Occupancy Tax rebates are due, which would equate to (i) a Cut-off Date LTV Ratio based on the Great Wolf Lodge Southern California Senior Loan of 51.1% and (ii) a Cut-off Date LTV Ratio based on the Great Wolf Lodge Southern California Whole Loan of 58.0%.

A-3-26

Hospitality – Full Service 12681 Harbor Boulevard Garden Grove, CA 92840	Loan #3 Great Wolf Lodge Southern California	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 49.5% 2.40x 14.6%

The Mortgage Loan. The mortgage loan (the “Great Wolf Lodge Southern California Mortgage Loan”) is part of a whole loan (the “Great Wolf Lodge Southern California Whole Loan”) in the original principal balance of $170,000,000. The Great Wolf Lodge Southern California Whole Loan is secured by a first priority fee mortgage encumbering a full service hospitality property located in Garden Grove, California (the “Great Wolf Lodge Southern California Property”). The Great Wolf Lodge Southern California Whole Loan consists of (i) five senior notes totaling $150,000,000, which are pari passu with each other (collectively, the “Great Wolf Lodge Southern California Senior Loan”), and (ii) a subordinate promissory note with an original principal balance of $20,000,000 (the “Great Wolf Lodge Southern California Subordinate Companion Loan”), which is held by KSL Capital Partners Co Trust II and is subordinate to the Great Wolf Lodge Southern California Senior Loan.

The Great Wolf Lodge Southern California Mortgage Loan represents Note A-1, which has an original principal balance of $35,000,000. The remaining Great Wolf Lodge Southern California Senior Loan pari passu notes are referred to herein as the “Great Wolf Lodge Southern California Pari Passu Companion Loans”. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—The Great Wolf Lodge Southern California Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Great Wolf Lodge Southern California Whole Loan Summary

Notes(1)	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Great Wolf Lodge Southern California Mortgage Loan
A-1	$35,000,000	$35,000,000	WFCM 2019-C50	(2)
Great Wolf Lodge Southern California Serviced Pari Passu Companion Loans
A-2	$25,000,000	$25,000,000	BANK 2019-BNK17	No
A-3	$25,000,000	$25,000,000	Wells Fargo Bank, National Association	No
A-4(3)	$50,000,000	$50,000,000	Column Financial, Inc.	No
A-5	$15,000,000	$15,000,000	Wells Fargo Bank, National Association	No
Great Wolf Lodge Southern California Subordinate Companion Loan
B-1	$20,000,000	$20,000,000	KSL Capital Partners Co Trust II	(2)
Total Great Wolf Lodge Southern California Whole Loan	$170,000,000	$170,000,000

(1)	The Great Wolf Lodge Southern California Subordinate Companion Loan is subordinate to the A-Notes.

(2)	The holder of the Great Wolf Lodge Southern California Subordinate Companion Loan will have the right to appoint the special servicer of the Great Wolf Lodge Southern California Whole Loan and to direct certain decisions with respect to the Great Wolf Lodge Southern California Whole Loan, unless a control appraisal event exists under the related co-lender agreement; provided that after the occurrence of a control appraisal event with respect to the Great Wolf Lodge Southern California Subordinate Companion Loan, the holder of the Great Wolf Lodge Southern California Note A-1 (or the directing certificate holder for the WFCM 2019-C50 securitization trust ) will have such rights.

(3)	The A-4 Note was sold to Column Financial, Inc.

The Borrower and Borrower Sponsors. The borrower is GWGG, LLC (the “Great Wolf Lodge Southern California Borrower”), a single-purpose Delaware limited liability company with two independent directors. The borrower sponsors are McWhinney Real Estate Services, Inc. (“McWhinney”), Chad McWhinney, Troy McWhinney, and Great Wolf Resorts, Inc. (“Great Wolf”); and the non-recourse carve-out guarantor is McWhinney Holding Company, LLLP. The Great Wolf Lodge Southern California Borrower is owned by GWGG JV, LLC, a joint venture between MGWGG Investments, LLC (84.7% ownership interest), an entity managed by McWhinney and in which affiliates of McWhinney hold an ownership interest of at least 70.3%; and GWR Garden Grove, LLC (15.3% ownership interest), an affiliate of Great Wolf.

Founded in 1991 by Chad McWhinney, McWhinney’s holdings include approximately 1.2 million square feet of commercial space (office, industrial, retail and mixed use), 2,293 hotel keys, 708 multifamily units and more than 2,700 acres of land. McWhinney holds ownership interest in three other hotels in the Anaheim area including the Hilton Garden Inn – Anaheim, Homewood Suites – Anaheim, and Hampton Inn – Anaheim.

Founded in 1997, Great Wolf is the largest indoor water park family resort company in North America and currently operates 15 properties across the United States and Canada, as well as two additional properties under construction and land owned for potential future developments. Great Wolf caters to family travelers, particularly those seeking a resort atmosphere that caters to both children and adults.

The Property. The Great Wolf Lodge Southern California Property is a nine-story, 603-room, full service water park resort hotel located in Garden Grove, California, approximately 2.2 miles south of Disneyland. Built in 2016, the Great Wolf Lodge Southern California Property is situated on an 11.7-acre site and amenities include a 105,000-square-foot indoor waterpark, fitness center, outdoor pool area, miniature golf course, bowling alley, movie theater, arcade, kid-friendly spa, 21,226 square feet of meeting space, and multiple restaurants and retail outlets. The indoor waterpark includes a four-story treehouse water fort, 14 water slides, four splash pads and play pools, a surf simulator and large wave pool. In addition, the Great Wolf Lodge Southern California Property offers planned family activities and live performances.

The Great Wolf Lodge Southern California Property guestroom configuration includes 452 standard suites which sleep up to six people; 133 themed suites, including six-person Wolf Den suites with bunk beds and seven-person Kid Cabin suites with bunk beds and a day bed; and 18 premium suites which sleep six to eight people. The Great Wolf Lodge Southern California Property also contains a five-

A-3-27

Hospitality – Full Service 12681 Harbor Boulevard Garden Grove, CA 92840	Loan #3 Great Wolf Lodge Southern California	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 49.5% 2.40x 14.6%

story parking garage with 1,048 parking spaces, equating to a parking ratio of 1.7 spaces per room. According to the appraisal, the demand segmentation at the Great Wolf Lodge Southern California Property is 91% leisure and 9% meeting & group.

The Great Wolf Lodge Southern California Property is not subject to a franchise agreement; however, a management and license agreement is in place with GWR Manager LLC (an affiliate of Great Wolf) through February 2041. The loan documents require that the Great Wolf Lodge Southern California Property be managed by a “Qualified Manager”, which means one of the following entities: an affiliate of the current manager, Walt Disney Parks and Resorts, Kalahari, Wilderness, Marriott International, Hyatt Hotels Corporation, MGM Resorts International, Hilton Worldwide, IHG, Cedar Fair, Six Flags Great Adventure, SeaWorld Parks and Entertainment, Merlin Entertainment, Wyndham, or an affiliate controlled by one of the foregoing operating any full service flag or brand with an STR Chainscale rating of “Upscale” or higher, if such Qualified Manager has experience operating a substantial water amenity, or “Upper Upscale”, if such Qualified Manager does not have experience operating a substantial water amenity (or, in the case of IHG, “Upper Upscale” or higher), or a reputable and experienced organization possessing experience in managing or franchising full-service hotels (with waterpark) similar to the Great Wolf Lodge Southern California Property. Any replacement management agreement with a Qualified Manager is subject to written approval by the lender in the lender’s reasonable discretion, and such approval may be conditioned upon the lender’s receipt of rating agency confirmation.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Great Wolf Lodge Southern California Property:

Cash Flow Analysis

	2016(1)	2017(1)	2018(1)	TTM 1/31/2019	U/W	% of U/W Total Revenue(2)	U/W $ per Room
Occupancy	56.0%	69.6%	80.3%	80.8%	80.8%
ADR	$302.82	$293.48	$280.43	$280.55	$280.55
RevPAR	$174.35	$204.29	$225.14	$226.80	$226.80

Room Revenue	$37,321,683	$44,962,428	$49,532,819	$49,916,915	$49,916,915	58.9%	$82,781
Food & Beverage Revenue	12,651,097	15,786,521	18,549,243	18,659,206	18,659,206	22.0	30,944
Other Income(3)	9,801,978	12,432,751	15,836,332	16,156,718	16,156,718	19.1	26,794
Total Revenue	$59,774,758	$73,181,700	$83,918,394	$84,732,839	$84,732,839	100.0%	$140,519

Room Expense	8,229,012	9,459,551	11,101,315	11,308,530	11,308,530	22.7	18,754
Food & Beverage Expense	10,057,613	11,069,358	11,906,573	12,095,948	12,095,948	64.8	20,060
Other Departmental Expenses	9,251,797	9,750,793	11,103,942	11,333,895	11,333,895	70.1	18,796
Total Departmental Expenses	27,538,422	30,279,702	34,111,830	34,738,373	34,738,373	41.0	57,609
Gross Operating Income	$32,236,336	$42,901,998	$49,806,564	$49,994,466	$49,994,466	59.0%	$82,910

Total Undistributed Expenses	17,738,878	22,740,580	24,239,081	24,085,395	24,085,395	28.4	39,943
Gross Operating Profit	$14,497,458	$20,161,418	$25,567,483	$25,909,071	$25,909,071	30.6%	$42,967

Total Fixed Charges	4,226,049	3,377,226	3,894,449	3,891,219	4,023,132	4.7	6,672
Total Operating Expenses	$49,503,349	$56,397,508	$62,245,360	$62,714,987	$62,846,900	74.2%	$104,224

Net Operating Income	$10,271,409	$16,784,192	$21,673,034	$22,017,852	$21,885,939	25.8%	$36,295
FF&E	0	0	0	0	(3,389,314)	(4.0)	(5,621)
TOT Reimbursement(4)	560,083	667,889	743,272	749,023	748,754	0.9	1,242
Net Cash Flow	$10,831,492	$17,452,081	$22,416,306	$22,766,875	$19,245,379	22.7%	$31,916

NOI DSCR(5)	1.28x	2.10x	2.71x	2.75x	2.73x
NCF DSCR(5)	1.35x	2.18x	2.80x	2.84x	2.40x
NOI Debt Yield(5)	6.8%	11.2%	14.4%	14.7%	14.6%
NCF Debt Yield(5)	7.2%	11.6%	14.9%	15.2%	12.8%

(1)	The increases in Net Operating Income from 2016 to 2018 were driven primarily by increases in Occupancy, Food & Beverage Revenue, and Other Income. The Great Wolf Lodge Southern California Property opened for business in 2016 and was ramping up performance over such time period.

(2)	% of U/W Total Revenue for Room Expense, Food & Beverage Expense, and Other Department Expenses are based on their corresponding revenue line items. All other line items represent the percent of Total Revenue.

(3)	Other Income consists of revenue from the waterpark, miniature golf, arcade games and other attractions, gift shop revenue, parking revenue, spa revenue, and other miscellaneous income.

(4)	Underwritten TOT Reimbursement is based on underwritten Room Revenue of $49,916,915 multiplied by the 2018 TOT Differential (as defined below) of 1.5% See “Disposition and Development Agreement and Transient Occupancy Tax” section below for further details on TOT reimbursement.

(5)	The debt service coverage ratios and debt yields shown are based on the Great Wolf Lodge Southern California Senior Loan, and excludes the Great Wolf Lodge Southern California Subordinate Companion Loan.

A-3-28

Hospitality – Full Service 12681 Harbor Boulevard Garden Grove, CA 92840	Loan #3 Great Wolf Lodge Southern California	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 49.5% 2.40x 14.6%

Appraisal. The appraiser concluded to an “as-is” appraised value of $302,900,000 with an appraisal valuation date of November 28, 2018. The appraised value assumes that the Great Wolf Lodge Southern California Property is encumbered by the Disposition and Development Agreement and that Transient Occupancy Tax rebates are due (see “Disposition and Development Agreement and Transient Occupancy Tax” below). The appraiser also concluded to a value of $293,300,000, which assumes that the Great Wolf Lodge Southern California Property is not encumbered by the Disposition and Development Agreement and that no Transient Occupancy Tax rebates are due, which would equate to (i) a Cut-off Date LTV Ratio based on the Great Wolf Lodge Southern California Senior Loan of 51.1% and (ii) a Cut-off Date LTV Ratio based on the Great Wolf Lodge Southern California Whole Loan of 58.0%.

Environmental Matters. According to the Phase I environmental assessments dated December 6, 2018, there was no evidence of any recognized environmental conditions at the Great Wolf Lodge Southern California Property.

Market Overview and Competition. The Great Wolf Lodge Southern California Property is located in Garden Grove, California, Orange County, approximately 4.3 miles south of downtown Anaheim, 2.2 miles south of Disneyland, 11.1 miles north of John Wayne Airport, 30.3 miles southeast of downtown Los Angeles, and 35.0 miles southeast of the Los Angeles International Airport. The Great Wolf Lodge Southern California Property is situated on Harbor Boulevard, which is a main north/south thoroughfare that connects the Great Wolf Lodge Southern California Property to the Anaheim Resort Area, Disneyland and the Interstate 5 on-ramp to the north. Additional attractions in the area include Knott’s Berry Farm (8.8 miles northwest), Angel Stadium (home to Major League Baseball’s Los Angeles Angels; 2.9 miles northeast) and the Anaheim Convention Center (1.7 miles north). The Anaheim Convention Center is the largest convention center on the West Coast and recently completed a $190.0 million expansion.

According to the appraisal, the Anaheim/Garden Grove market is experiencing a period of expansion, primarily led by the tourism and leisure industry. According to the appraisal, the Orange County economy is primarily driven by the tourism industry, which employs more than 140,000 people in the area. Orange County hosted approximately 49.5 million visitors in 2017, a 2.7% increase from 2016, which led to an economic impact of more than $12.5 billion, marking a 3.1% increase in visitor spending from 2016. The Walt Disney Corporation is the largest private-sector employer in Orange County, with approximately 31,000 employees, and Disneyland is one of the largest demand generators in the area. While Disney does not publish attendance data, a 2018 third party research report estimated that Disneyland hosted approximately 18.3 million visitors in 2017, which surpassed the previous peak in 2015 when the park celebrated its 60th anniversary.

According to the appraisal, the 2018 population within a three- and five-mile radius of the Great Wolf Lodge Southern California Property was 305,784 and 856,177, respectively. The 2018 average household income within the same radii was $76,916 and $76,996, respectively.

The appraisal identified six new hotels totaling approximately 2,000 rooms that are expected to have some degree of competitive interaction with the Great Wolf Lodge Southern California Property and are expected to be constructed in 2019 and 2020; however, none of these hotels are anticipated to compete directly with the Great Wolf Lodge Southern California Property.

The following table presents historical occupancy, ADR, RevPAR and penetration rates relating to the Great Wolf Lodge Southern California Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)(2)

	Competitive Set			Great Wolf Lodge Southern California Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR(3)	RevPAR
TTM 1/31/2019	84.3%	$249.47	$210.31	82.1%	$251.45	$206.42	97.4%	100.8%	98.2%
TTM 1/31/2018(4)	84.8%	$238.85	$202.59	71.2%	$264.26	$188.19	84.0%	110.6%	92.9%
TTM 1/31/2017(4)	84.7%	$232.72	$197.16	55.8%	$281.50	$157.01	65.9%	121.0%	79.6%

(1)	Information obtained from third party hospitality research report dated February 19, 2019. The competitive set includes the following hotels: Anaheim Majestic Garden Hotel, Hilton Anaheim, Disney’s Disneyland Hotel, Sheraton Park Hotel @ The Anaheim Resort, Disney’s Paradise Pier Hotel, Hyatt Regency Orange County, Delta Hotel Anaheim Garden Grove, Hyatt Regency Huntington Beach & Spa, Disney’s Grand Californian Hotel & Spa, DoubleTree by Hilton Suites Anaheim Resort Convention Center, Legoland California Resort Hotel, and Courtyard Anaheim Theme Park Entrance.

(2)	Variances between the underwriting, the appraisal, and third party research report with respect to Occupancy, ADR and RevPAR at the Great Wolf Lodge Southern California Property are attributable to variances in reporting methodologies and/or timing differences.

(3)	The ADRs shown above for the Great Wolf Lodge Southern California Property exclude the daily resort fee. The historical and underwritten ADRs represented in the “Operating History and Underwritten Net Cash Flow” section below are inclusive of the daily resort fee.

(4)	The increase in performance from 1/31/2017 TTM to 1/31/2018 TTM is partly due to the fact that the Great Wolf Lodge Southern California Property opened in 2016 and was ramping up in performance over such time period.

Escrows.

Real Estate Taxes – The Great Wolf Lodge Southern California Borrower is required to deposit ongoing monthly escrows for real estate taxes in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $244,016).

Insurance – The Great Wolf Lodge Southern California Borrower is not required to deposit ongoing monthly escrows for insurance as long as (i) no event of default has occurred and is continuing, (ii) the Great Wolf Lodge Southern California Borrower provides the lender with evidence that the insurance coverage for the Great Wolf Lodge Southern California Property is included in a blanket policy and such policy is in full force and effect, and (iii) the Great Wolf Lodge Southern California Borrower provides the lender with evidence of timely payment of the insurance premiums and renewals.

A-3-29

Hospitality – Full Service 12681 Harbor Boulevard Garden Grove, CA 92840	Loan #3 Great Wolf Lodge Southern California	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 49.5% 2.40x 14.6%

FF&E Reserve – The Great Wolf Lodge Southern California Borrower is not required to deposit ongoing monthly escrows for capital expenditures as long as (i) the current manager (or any affiliates) is the manager and the management agreement is in full force and effect, (ii) the manager reserves funds for capital expenditures which will be disbursed pursuant to the terms of the management agreement, and (iii) there is no default beyond any applicable notice and cure period under the management agreement.

Excess FF&E Reserve – The Great Wolf Lodge Southern California Borrower was required to deposit an upfront capital expenditure reserve of $2,000,000.

Seasonality Reserve – Upon the request of the lender, the Great Wolf Lodge Southern California Borrower is required to deposit monthly deposits from June 2019 through August 2019 and commencing in 2020 and each year thereafter, from March through August during the term of the Great Wolf Lodge Southern California Whole Loan, into the seasonality reserve in an amount equal to the lesser of (a) $280,000 and (b) available net cash flow after all expenses and payments required under the loan documents. The Seasonality Reserve will be capped at an amount equal to two months of debt service (exclusive of any amortization payments).

Amortization Reserve – Based on the conditions outlined below, the Great Wolf Lodge Southern California Borrower will be required to commence depositing monthly payments into a reserve account consistent with the applicable hypothetical amortization schedules:

(i)	As of April 1, 2022, if the net cash flow debt yield of the Great Wolf Lodge Southern California Whole Loan (inclusive of the Great Wolf Lodge Southern California Subordinate Companion Loan) is less than 12.0%, the Great Wolf Lodge Southern California Borrower will be required to deposit monthly payments consistent with a 30-year amortization schedule;

(ii)	As of April 1, 2024, if the net cash flow debt yield of the Great Wolf Lodge Southern California Whole Loan (inclusive of the Great Wolf Lodge Southern California Subordinate Companion Loan) is less than 13.0%, the Great Wolf Lodge Southern California Borrower will be required to deposit monthly payments consistent with a 27-year amortization schedule; and

(iii)	As of April 1, 2026, if the net cash flow debt yield of the Great Wolf Lodge Southern California Whole Loan (inclusive of the Great Wolf Lodge Southern California Subordinate Companion Loan) is less than 14.0%, the Great Wolf Lodge Southern California Borrower will be required to deposit monthly payments consistent with a 25-year amortization schedule.

Lockbox and Cash Management. A soft lockbox with springing cash management is in-place with respect to the Great Wolf Lodge Southern California Whole Loan. The borrower and manager are required to deposit into the lockbox account (i) prior to a Great Wolf Cash Management Trigger Event (as defined below), only amounts payable (after operating expenses, management fees and transfers to the reserves) by the manager to the Great Wolf Lodge Southern California Borrower pursuant to the hotel management agreement on a weekly basis; and (ii) from and after a Great Wolf Cash Management Trigger Event, all income within three business days after receipt. Following a Great Wolf Cash Management Trigger Event, credit card providers are required to deposit rents and income directly into the lockbox account. Upon the occurrence and during the continuance of a Great Wolf Cash Management Trigger Event, all funds on deposit in the lockbox account are required to be transferred to the cash management account on a daily basis. Prior to a Cash Trap Event Period (as defined below), all funds on deposit in the cash management account will be disbursed (a) prior to a Great Wolf Cash Management Trigger Event, to the borrower’s operating account, and (b) after the date of a Great Wolf Cash Management Trigger Event, to the manager’s operating account. During a Cash Trap Event Period, all funds on deposit in the cash management account are required to be applied to the payment of, among other things, monthly escrows, debt service, operating expenses set forth in the lender-approved annual budget and extraordinary expenses approved by the lender; and all excess cash flow is required to be held in the excess cash flow subaccount as additional security for the Great Wolf Lodge Southern California Whole Loan.

A “Great Wolf Cash Management Trigger Event” will commence upon the earlier of the following:

(i)	any Great Wolf Entity (as defined below) owning more than 25% of the direct or indirect interest in the Great Wolf Lodge Southern California Borrower; or

(ii)	any Great Wolf Entity controlling the Great Wolf Lodge Southern California Borrower.

A “Great Wolf Entity” means (a) an entity that is controlled (directly or indirectly) by Great Wolf or any entity that controls Great Wolf; or (b) any entity that is under common control with Great Wolf.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default; or

(ii)	the net cash flow debt yield of the Great Wolf Lodge Southern California Whole Loan (inclusive of the Great Wolf Lodge Southern California Subordinate Companion Loan) falling below 9.0% at the end of any calendar quarter.

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default; or

●	with regard to clause (ii), the net cash flow debt yield of the Great Wolf Lodge Southern California Whole Loan (inclusive of the Great Wolf Lodge Southern California Subordinate Companion Loan) being equal to or greater than 9.5% for two consecutive calendar quarters.

Property Management. The Great Wolf Lodge Southern California Property is managed by an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Ground Lease. None.

A-3-30

Hospitality – Full Service 12681 Harbor Boulevard Garden Grove, CA 92840	Loan #3 Great Wolf Lodge Southern California	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 49.5% 2.40x 14.6%

Disposition and Development Agreement and Transient Occupancy Tax. McWhinney obtained the site to construct the Great Wolf Lodge Southern California Property through a disposition and development agreement (“DDA”) with the Garden Grove Agency of Community Development (“Agency”), which was signed in May 2009 and amended in April 2010. As part of the DDA, the Agency has the right to approve any transfer of the Great Wolf Lodge Southern California Property to a non-related entity, but such approval right does not apply to a foreclosure or deed in lieu of foreclosure or to a transfer by lender to a third party purchaser after foreclosure. In exchange for these protective covenants, the Agency provided approximately $47.0 million to McWhinney, with $5.0 million paid at the commencement of construction of the parking garage and $42.0 million at the opening of the Great Wolf Lodge Southern California Property. In addition, the Agency agreed to pay McWhinney, on an ongoing basis, an annual transient occupancy tax (“TOT”) reimbursement, which is based on the TOT Differential (as defined below) between the City of Anaheim and the City of Garden Grove and applied to total annual room revenue. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties” in the Prospectus.

The “TOT Differential” is equal to (i) 2.0% (the “Benchmark TOT Variance”), minus (ii) the current TOT of the City of Anaheim minus the current TOT of the City of Garden Grove (the “Current TOT Variance”). In 2018, the TOTs of the City of Anaheim and the City of Garden Grove were 15.0% and 14.5%, respectively, resulting in a Current TOT Variance of 0.5% and a TOT Differential of 1.5% (TOT Differential calculated by subtracting the TOT Variance of 0.5% from the Benchmark TOT Variance of 2.0%). In 2018, based on room revenue of $49,532,819 and the TOT Differential of 1.5%, the TOT reimbursement was $743,272.

Subordinate and Mezzanine Indebtedness. The Great Wolf Lodge Southern California Property also secures the Great Wolf Lodge Southern California Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $115,000,000 and the Great Wolf Lodge Southern California Subordinate Companion Loan, which has a Cut-off Date principal balance of $20,000,000. The Great Wolf Lodge Southern California Pari Passu Companion Loans and the Great Wolf Lodge Southern California Subordinate Companion Loan are coterminous with the Great Wolf Lodge Southern California Mortgage Loan. The Great Wolf Lodge Southern California Pari Passu Companion Loans accrue interest at the same rate as the Great Wolf Lodge Southern California Mortgage Loan, and the Great Wolf Lodge Southern California Subordinate Companion Loan accrues interest at an interest rate of 10.7500%. The Great Wolf Lodge Southern California Mortgage Loan and the Great Wolf Lodge Southern California Pari Passu Companion Loans are each pari passu in right of payment and together are senior in right of payment to the Great Wolf Lodge Southern California Subordinate Companion Loan. The holders of the Great Wolf Lodge Southern California Mortgage Loan, the Great Wolf Lodge Southern California Pari Passu Companion Loans and the Great Wolf Lodge Southern California Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Great Wolf Lodge Southern California Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—The Great Wolf Lodge Southern California Whole Loan ” in the Prospectus. The Great Wolf Lodge Southern California Subordinate Companion Loan is held by KSL Capital Partners Co Trust II.

The following table presents certain information relating to the Great Wolf Lodge Southern California Subordinate Companion Loan:

B-Note Summary
B-Note Original Principal Balance		B-Note Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Total Debt Cutoff Date LTV
Great Wolf Lodge Southern California Subordinate Companion Loan	$20,000,000	10.7500%	120	0	120	1.89x	12.9%	56.1%

Terrorism Insurance. The Great Wolf Lodge Southern California Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Great Wolf Lodge Southern California Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

Earthquake Insurance. The Great Wolf Lodge Southern California Whole Loan documents do not require earthquake insurance; however, at the time of closing, earthquake insurance coverage is in-place for the Great Wolf Lodge Southern California Property through a blanket policy. The seismic report indicated a probable maximum loss of 4% for the Great Wolf Lodge Southern California Property

A-3-31

Hospitality – Full Service 8629 JM Keynes Drive Charlotte, NC 28262	Loan #4 Hilton at University Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,958,718 66.1% 1.75x 13.2%

A-3-32

Hospitality – Full Service 8629 JM Keynes Drive Charlotte, NC 28262	Loan #4 Hilton at University Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,958,718 66.1% 1.75x 13.2%

Hilton at University Place
8629 JM Keynes Drive
Charlotte, NC 28262
CHARLOTTE
Concord
CABARRUS COUNTY
Harrisburg
MECKLENBURG COUNTY
Highland Creek Golf Course
Highland Creek
Prosperity Village Square
Prosperity Shopping Plaza
Mallard Creek Park
Concord-Padgett Regional Airport
Concord Mills
Rocky River Golf Club at Concord
zMAX Dragway
The Dirt Track
Charlotte Motor Speedway
Prosperity Church Road
Mallard Crossing Shopping Ctr.
Cochran Commons
Valspar Corporation
Cheshire Place
PNC Music Pavilion
West Sugar Creek
University Research Park
Fox Sports Studios
Wells Fargo Business Ctr.
AXA Corp. Office
Innovation Park
The Shoppes at University Place
Jerry Richardson Stadium
UNC CHARLOTTE MAIN
JW CLAY BLVD/ UNC CHARLOTTE
Northeast Recr. Field Complex
University of North Carolina-Charlotte
Atrium Health Univ. City
University Executive Park
MCCULLOUGH
Pepsi Bottling Ventures
AMTRAK
Amarillo Park
Belgate Shopping Center
The Commons at Chancellor Park
Town Center Plaza
IKEA
Newell
Whispering Oaks
University City
UNIVERSITY CITY BLVD
Baucom's Nursery Company
Charlotte-Douglas Intl. Airport 12 miles
Sugar Creek Park & Recr. Center
Hidden Valley
TOM HUNTER
Newell South
Lynx Blue Line
Uptown Charlotte 3 miles
OLD CONCORD RD
North Pointe Plaza
Asian Corner Mall
Lynx
SUGAR CREEK
NoDa
Oak Forest
Hickory Grove
Eastfield Rd
Ridge Rd
Christenbury Pkwy
Beard Rd
Odell School Rd
Concord Mills Blvd
Pitts School Rd NW
Bruton Smith Blvd
De Armon Rd
Prosperity Church Rd
Mallard Creek Rd
Galloway Rd
Brown Rd
Morehead Rd
Salome Church Rd
Tryon St
David Taylor Dr
WT Harris Blvd
E. Mallard Creek Church Rd
University City Blvd
Craig Lawing Frwy
Mallard Creek Rd
IBM Dr
Sugar Creek Rd
Neal Rd
Mineral Springs Rd
Old Concord Rd
Grier Rd
The Plaza
Eastway Dr
485
85
29
24
49
Huntersville
Kannapolis
CONCORD
Lowesville
Stanley
Mt. Holly
Harrisburg
CHARLOTTE
Gastonia
Belmont
Uptown
Mint Hill
NORTH CAROLINA
SOUTH CAROLINA
Matthews
Pineville
Stallings
Indian Trail
Weddington
Fort Mill
Monroe
Rock Hill
Waxhaw

A-3-33

No. 4 – Hilton at University Place

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	Barclays Capital Real Estate Inc.			Single Asset/Portfolio:	Single Asset
Original Principal Balance(1):	$35,000,000			Property Type – Subtype:	Hospitality – Full Service
Cut-off Date Balance(1):	$34,958,718			Location:	Charlotte, NC
% of Initial Pool Balance:	3.7%			Size:	393 Rooms
Loan Purpose:	Refinance			Cut-off Date Balance Per Room(1):	$116,910
Borrower Sponsor:	Kenneth K. Kochenour			Maturity Date Balance Per Room(1):	$96,563
Guarantor:	Kenneth K. Kochenour			Year Built/Renovated:	1988/2016
Mortgage Rate:	5.1000%			Title Vesting:	Fee
Note Date:	April 4, 2019			Property Manager:	Self-managed
Seasoning:	1 month			Current Occupancy (As of):	73.7% (2/28/2019)
Maturity Date:	April 6, 2029			YE 2018 Occupancy(4):	73.4%
IO Period:	0 months			YE 2017 Occupancy(4):	73.5%
Loan Term (Original):	120 months			YE 2016 Occupancy(4):	75.0%
Amortization Term (Original):	360 months			YE 2015 Occupancy(4):	72.4%
Loan Amortization Type:	Amortizing Balloon			Appraised Value:	$69,500,000
Call Protection(2):	L(25),D(91),O(4)			Appraised Value Per Room(1):	$176,845
Lockbox Type:	Hard/Springing Cash Management			Appraisal Valuation Date:	February 25, 2019
Additional Debt(1):	Pari Passu
Additional Debt Type (Balance)(1):	$10,987,026			Underwriting and Financial Information
				TTM NOI (2/28/2019):	$6,194,602
				YE 2018 NOI:	$5,847,613
				YE 2017 NOI:	$5,690,278
				YE 2016 NOI:	$5,915,341
				U/W Revenues:	$20,668,804
				U/W Expenses:	$14,586,891
				U/W NOI:	$6,081,913
Escrows and Reserves(3)				U/W NCF:	$5,255,161
	Initial	Monthly	Cap	U/W DSCR based on NOI/NCF(1):	2.03x / 1.75x
Taxes	$204,583	$40,917	NAP	U/W Debt Yield based on NOI/NCF(1):	13.2% / 11.4%
Insurance	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	16.0% / 13.8%
FF&E Reserve	$0	$61,624	NAP	Cut-off Date LTV Ratio(1):	66.1%
				LTV Ratio at Maturity(1):	54.6%

Sources and Uses
Sources			Uses
Original whole loan amount	$46,000,000	100.0%	Loan payoff(5)	$41,562,648	90.4%
			Upfront reserves	204,583	0.4
			Closing costs	314,060	0.7
			Return of equity	3,918,709	8.5
Total Sources	$46,000,000	100.0%	Total Uses	$46,000,000	100.0%

(1)	The Hilton at University Place Mortgage Loan (as defined below) is part of the Hilton at University Place Whole Loan (as defined below), which comprises two pari passu notes with an aggregate original balance of $46,000,000. All statistical information related to the Cut-off Date Balance per Room, Maturity Date Balance per Room, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the Hilton at University Place Whole Loan.

(2)	Defeasance of the Hilton at University Place Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date that includes the last note to be securitized or (ii) April 4, 2022. The assumed lockout period of 25 months is based on the expected WFCM 2019-C50 securitization trust closing date in May 2019.

(3)	See “Escrows” section.

(4)	The YE 2018 Occupancy, YE 2017 Occupancy, and YE 2016 Occupancy were obtained from the Hilton at University Place Borrower (as defined below). The YE 2015 Occupancy was obtained from a third party market research report.

(5)	The Hilton at University Place Whole Loan proceeds were used to retire an approximately $41.6 million outstanding loan previously securitized in the COMM 2014-UBS3, pay closing costs and return equity to the Hilton at University Place Borrower.

The Mortgage Loan. The mortgage loan (the “Hilton at University Place Mortgage Loan”) is part of a whole loan (the “Hilton at University Place Whole Loan”) evidenced by two pari passu notes with an original principal balance of $46,000,000 and an outstanding principal balance as of the Cut-off Date of $45,945,743 secured by a first mortgage encumbering the fee interest in a full-service hotel located in Charlotte, North Carolina (the “Hilton at University Place Property”). The Hilton at University Place Mortgage Loan represents the controlling Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

A-3-34

Hospitality – Full Service 8629 JM Keynes Drive Charlotte, NC 28262	Loan #4 Hilton at University Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,958,718 66.1% 1.75x 13.2%

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$35,000,000	$34,958,718	WFCM 2019-C50	Yes
A-2	$11,000,000	$10,987,026	Barclays Capital Real Estate Inc.	No
Total	$46,000,000	$45,945,743

The Borrower and Borrower Sponsor. The borrower is UPH Lakeside Limited Partnership, a Pennsylvania limited partnership and single purpose entity with one independent director (the “Hilton at University Place Borrower”). Legal counsel to the Hilton at University Place Borrower delivered a non-consolidation opinion in connection with the origination of the Hilton at University Place Whole Loan. The borrower sponsor and nonrecourse carve-out guarantor of the Hilton at University Place Whole Loan is Kenneth K. Kochenour who owns a 38.5% interest in the Hilton at University Place Borrower. Additionally, Ira Lubert, who is not a nonrecourse carve-out guarantor, co-founded GF Management, Inc. with Kenneth K. Kochenour and owns a 55.5% interest in the Hilton at University Place Borrower.

The borrower sponsor is Kenneth K. Kochenour, the founder and Chief Executive Officer of GF Management, Inc. Kochenour has more than 25 years of experience owning and operating hotel and resort facilities, turnaround deals, property evaluations, market analyses and cost controls. GF Management, Inc. is a hospitality ownership and management company that specializes in hotels, resorts, golf courses and other related hospitality assets. Since its founding in 1988, GF Management, Inc. reports that it has operated more than 500 hotels in 45 states. They currently partner closely with Starwood, Hilton, Marriott, IHG, Wyndham and Carlson and Choice. Kenneth K. Kochenour has had one prior short sale and one previous foreclosure on unrelated properties. See “Description of the Mortgage Pool – Litigation and Other Considerations” and “– Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The Hilton at University Place Property is a 393-room full service hotel located in Charlotte, North Carolina. The Hilton at University Place was constructed in 1988, and most recently renovated in 2016. The sponsor has owned the Hilton at University Place Property since 1990 and has demonstrated his commitment to the Hilton at University Place Property through his continued investment since his acquisition. In 1998, the sponsor added a guestroom tower, totaling 153 guestrooms for a total cost of approximately $11.6 million. According to the sponsor, since 2006, it has invested $19.6 million on capital upgrades, $8.0 million of which were above and beyond franchise property improvement plan requirements. The most recent renovations in 2016 included new signage, a renovated lobby and reception areas, and the opening of a 40-seat, full-service restaurant.

The Hilton at University Place Property contains 192 king rooms, 196 double/double rooms and five one-bedroom suites. The twelfth floor comprises the executive rooms and bi-level executive lounge that offers continental breakfast and evening appetizers. Amenities at the Hilton at University Place Property include two full-service restaurants, a coffee house, an outdoor pool with cabanas and a seating area with a fireplace, a fitness center, a lobby workstation, outdoor patio seating, a lakeside walking and jogging trail, and 18,993 square feet of meeting space. The Hilton at University Place Property also contains 503 parking spots, resulting in a ratio of 1.3 spaces per room.

The Hilton at University Place Borrower has a franchise agreement with Hilton Franchise Holding LLC, a subsidiary of Hilton Worldwide. The Hilton at University Place Borrower recently extended their agreement on August 22, 2018, and the extension will expire on April 30, 2030.

The following table presents certain information relating to the 2018 demand analysis with respect to the Hilton at University Place Property based on market segmentation, as provided in the appraisal:

Market Segmentation

Corporate	Meeting/Group	Leisure
40.0%	40.0%	20.0%

A-3-35

Hospitality – Full Service 8629 JM Keynes Drive Charlotte, NC 28262	Loan #4 Hilton at University Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,958,718 66.1% 1.75x 13.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Hilton at University Place Property:

Cash Flow Analysis

	2016	2017	2018	TTM 2/28/2019	U/W	% of U/W Total Revenue(1)	U/W $ per Room
Occupancy	75.0%	73.5%	73.4%	73.7%	73.7%
ADR	$136.90	$135.77	$137.38	$140.39	$140.39
RevPAR	$102.71	$99.73	$100.91	$103.53	$103.53

Room Revenue	$14,773,072	$14,305,815	$14,474,758	$14,851,265	$14,850,875	71.9%	$37,788
Other Revenue(2)	5,657,109	5,436,333	5,701,463	5,817,929	5,817,929	28.1	14,804
Total Revenue	$20,430,181	$19,742,148	$20,176,221	$20,669,194	$20,668,804	100.0%	$52,592

Room Expense	3,548,594	3,401,929	3,453,465	3,482,310	3,482,218	23.4	8,861
Other Department Expense	3,358,343	3,257,847	3,328,173	3,366,291	3,366,291	57.9	8,566
Total Department Expenses	6,906,937	6,659,776	6,781,638	6,848,601	6,848,509	33.1	17,426
Gross Operating Income	$13,523,244	$13,082,372	$13,394,583	$13,820,593	$13,820,295	66.9%	$35,166

Total Undistributed Expenses	6,863,768	6,642,703	6,758,061	6,841,656	6,935,570	33.6	17,648
Gross Operating Profit	$6,659,475	$6,439,669	$6,636,523	$6,978,938	$6,884,725	33.3%	$17,518

Total Fixed Charges	744,134	749,391	788,910	784,336	802,812	3.9	2,043
Total Operating Expenses	$14,514,840	$14,051,870	$14,328,608	$14,474,592	$14,586,891	70.6%	$37,117

Net Operating Income	$5,915,341	$5,690,278	$5,847,613	$6,194,602	$6,081,913	29.4%	$15,476
FF&E	0	0	0	0	826,752	4.0	2,104
Net Cash Flow	$5,915,341	$5,690,278	$5,847,613	$6,194,602	$5,255,161	25.4%	$13,372

NOI DSCR	1.97x	1.90x	1.95x	2.07x	2.03x
NCF DSCR	1.97x	1.90x	1.95x	2.07x	1.75x
NOI DY	12.9%	12.4%	12.7%	13.5%	13.2%
NCF DY	12.9%	12.4%	12.7%	13.5%	11.4%

(1)	% of U/W Total Revenue for Room Expense and Other Department Expenses are based on their corresponding revenue line items. All other line items represent percent of Total Revenue.

(2)	Other Revenue includes food and beverage revenue, telephone revenue, rental income, vending commission, cancellation fees, gift shop sales, guest laundry and other miscellaneous income sources. Other Revenue in 2017, 2018, and TTM 2/28/2019 also includes a service fee on banquet and catering sales, a fee that management introduced in 2017.

Appraisal. The appraiser concluded to an “as-is” appraised value of $69,500,000 with an appraisal valuation date of February 25, 2019.

Environmental Matters. According to a Phase I environmental assessment dated February 26, 2019, there was no evidence of any recognized environmental conditions at the Hilton at University Place Property.

Market Overview and Competition. The Hilton at University Place Property is located in the city of Charlotte, North Carolina in the West W.T. Harris Boulevard/State Highway 24 corridor. The University of North Carolina Charlotte is located directly across Highway 29 from the Hilton at University Place Property and offers 77 bachelor’s degree programs and 23 doctoral programs to approximately 29,710 students. Major businesses in the area include Bank of America and Wells Fargo (both approximately 9.0 miles from the Hilton at University Place Property). Business parks within the area include (i) Innovation Park Campus, which houses companies such as Wells Fargo, AXA, TTI Floor Care America and Allstate and is less than one mile southwest of the Hilton at University Place Property; (ii) University Executive Office Park (located 0.6 miles from the Hilton at University Place Property), which is a 13-building office and medical park on a 50-acre campus and (iii) University Research Park (located 2.4 miles from the Hilton at University Place Property), which is the second largest employment center in the region, with 30,000 employees in various corporate headquarters and research facilities. The Shoppes at University Place is a large retail center located adjacent to the Hilton at University Place Property, containing 38 shops, services, and restaurants. Major attractions in the area include the Charlotte Motor Speedway (located 5.0 miles from the Hilton at University Place Property) that hosts numerous motor racing events generating approximately $451 million per annually, including three premiere NASCAR events. Additionally, PNC Music Pavilion, a 19,500-seat outdoor amphitheater hosting various music acts, is located approximately 3.5 miles from the Hilton at University Place Property on the University of North Carolina Charlotte campus. The Hilton at University Place is located approximately 0.6 miles from I-85, 2.6 miles from I-485, 6.8 miles from I-77 and 11 miles from Charlotte Douglas International Airport.

According to the appraisal, Charlotte is the nation’s third-largest banking center, behind New York City and San Francisco, with an estimated 76,000 workers employed in the financial services sector. Bank of America has its headquarters in Uptown Charlotte, approximately 9.2 miles from the Hilton at University Place. The healthcare sector in Charlotte employs over 80,000 workers, making it the largest sector in the country. In total, there are six Fortune 500 companies headquartered in Charlotte in the financial, energy and healthcare sectors. According to a third party market report, the estimated 2019 population within a one-, three- and five-mile

A-3-36

Hospitality – Full Service 8629 JM Keynes Drive Charlotte, NC 28262	Loan #4 Hilton at University Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,958,718 66.1% 1.75x 13.2%

radius of the Hilton at University Place Property was 10,671, 74,214 and 186,521, respectively; and the estimated 2019 average household income within the same radii was $57,790, $73,998 and $82,926, respectively. According to the appraisal, there is a 226-room full-service Marriott Hotel and Conference Center (located 1.3 miles from the Hilton at University Place Property) anticipated to open in February 2021 and a 104-room Fairfield Inn & Suites (located 0.5 miles from the Hilton at University Place Property) anticipated to open in January 2020, which are expected to have some degree of competitive interaction with the Hilton at University Place Property.

The following table presents historical occupancy, ADR, RevPAR and penetration rates relating to the Hilton at University Place Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR

	Competitive Set(1)			Hilton at University Place(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
TTM 2/28/2019(3)	NAV	NAV	NAV	73.7%	$140.39	$103.53	NAV	NAV	NAV
12/31/2018	71.3%	$119.55	$85.24	73.4%	$137.38	$100.91	103.0%	114.9%	118.4%
12/31/2017	69.6%	$119.55	$83.19	73.5%	$135.77	$99.73	105.6%	113.6%	119.9%
12/31/2016	72.6%	$121.51	$88.23	75.0%	$136.90	$102.71	103.3%	112.7%	116.4%

(1)	Information obtained from third party hospitality research reports dated January 17, 2019. The competitive set includes Homewood Suites by Hilton Charlotte North University Research Park, Courtyard Charlotte University Research Park, Holiday Inn Charlotte University Research Park, Comfort Suites University Research Park, Springhill Suites Charlotte University Research Park, Country Inn & Suites Charlotte University Place and Embassy Suites by Hilton Charlotte Concord Golf Resort & Spa.

(2)	Information is obtained from the Hilton at University Place Borrower for the competitive set and is based on the underwritten rent roll for the Hilton at University Place Property.

(3)	TTM 2/28/2019 information was unavailable for the competitive set.

Escrows.

Real Estate Taxes – The loan documents require ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next 12 months (initially $40,917).

Insurance – Ongoing monthly insurance reserves, equaling one-twelfth of the insurance premiums that the lender estimates will be payable during the next twelve months, are not currently required and will not be required so long as the Hilton at University Place Borrower maintains a blanket policy acceptable to the lender.

FF&E Reserve – The loan documents require ongoing monthly FF&E Reserves equal to 1/12th of the greater of (i) the sum of (x) 4.0% of the projected annual gross income from operations attributed to room revenues and (y) 2.5% of the aggregate total food and beverage revenues at the Hilton at University Place Property or (ii) the required amount of FF&E expenditure under the franchise agreement (initially $61,624).

Lockbox and Cash Management. The Hilton at University Place Whole Loan documents require a hard lockbox with springing cash management. The Hilton at University Place Borrower will cause all rents and other sums generated by the Hilton at University Place Property to be deposited directly into the lockbox account under the control of the lender. Prior to the occurrence of a Trigger Period (as defined below), the amounts deposited into the lockbox account will be released to the Hilton at University Place Borrower on a daily basis. Upon the first occurrence of a Trigger Period, the Hilton at University Place Borrower is required to establish a cash management account under the sole control of the lender, into which all amounts in the lockbox account are required to be automatically transferred daily for the payment of, among other things, the debt service, monthly escrows, default interest and late payment charges. All excess cash will be disbursed to the Hilton at University Place Borrower instead of the excess cash account unless (i) a Low DSCR Period (as defined below) has occurred and is continuing or (ii) the franchise agreement has expired or been terminated, in which case all excess cash flow will be deposited into the excess cash account. Excess cash will be swept to the FF&E Reserve account during the occurrence of a PIP Trigger (as defined below).

A “Trigger Period” will commence upon the earlier of (i) an event of default, (ii) the debt service coverage ratio falling below 1.30x based on a trailing 12-month basis, (iii) the expiration or termination of the franchise agreement or (iv) the occurrence of a PIP Trigger. A Trigger Period will end upon, with respect to clause (i) the end of such event of default; with respect to clause (ii), the debt service coverage ratio being greater than or equal to 1.35x for two consecutive calendar quarters; with respect to clause (iii) above, the Hilton at University Place Borrower having entered into a replacement franchise agreement acceptable to the lender; and with respect to clause (iv) above, a PIP Trigger ending, as described below.

A “Low DSCR Period” will commence upon the debt service coverage ratio being less than 1.30x for two consecutive calendar quarters and will end upon the debt service coverage ratio being greater than or equal to 1.35x for two consecutive calendar quarters.

A ”PIP Trigger” is the date when the property improvement plan budget is greater than $750,000 and has been approved by the franchisor and agreed to by the Hilton at University Place Borrower with reasonable consultation with the lender. A PIP Trigger will be cured upon the date which is the earliest of (i) the payment date immediately following the date which is 18 months from the date of the occurrence of the PIP Trigger, (ii) the payment date immediately following the date the funds in the FF&E reserve account are sufficient to cover the property improvement plan budget, (iii) the lender’s receipt of a letter of credit in the amount of the PIP Shortfall (as defined below) within 45 days of the PIP Trigger, or (iv) completion of the property improvement plan in accordance with the property improvement plan budget.

A-3-37

Hospitality – Full Service 8629 JM Keynes Drive Charlotte, NC 28262	Loan #4 Hilton at University Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,958,718 66.1% 1.75x 13.2%

The “PIP Shortfall” is the amount of the approved property improvement plan budget minus (i) FF&E funds in the FF&E Reserve as of the date of the PIP Trigger and (ii) the estimated aggregate amount of the FF&E Reserve monthly deposits in the twelve months following the PIP Trigger.

Property Management. The Hilton at University Place is managed by GF Management, LLC, an affiliate of the Hilton at University Place Borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Hilton at University Place Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Hilton at University Place Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Hilton at University Place Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

A-3-38

Industrial - Flex Various Akron, OH 44306	Loan #5 Goodyear Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 57.2% 2.22x 11.1%

A-3-39

Industrial - Flex Various Akron, OH 44306	Loan #5 Goodyear Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 57.2% 2.22x 11.1%

Goodyear Portfolio
1 Innovation Tech Center Akron, OH
2 Research Center Akron, OH
3 Tire Testing Akron, OH
4 North Archwood Akron, OH
AKRON
Cleveland 41 miles
Goodyear Heights
Goodyear Heights Metro Park
Tallmadge
Tallmadge Plaza
Midway Plaza
Horning Steel
Owens Corning Warehouse
Sunoco Logistics
OGS Industries Headquarters
Kenmore Construction
Summa Health-St. Thomas Hospital
Akron Symphony Orchestra
Lock 3 Park
Akron Art Museum
Quaker Square
Summa Health System Akron Campus
Akron Rubber Ducks
James A. Rhodes Arena
Akron University
DOWNTOWN AKRON
InfoCision Stadium
Cleveland Clinic Akron General
AT&T Corporate Office
Akron Zoo
Perkins Park
Goodyear Theater
Goodyear Hall World of Rubber
Goodyear Headquarters
East Akron
Ellet
Hyre Park
Eastgate Ellet Plaza
Goodyear Field
Musson Rubber Company
Summit Lake
Akron Rubber Development
Cargill Manufacturer
Bridgestone Americas Tech. Center
Bridgestone Firestone Corp. Campus
SUMMIT COUNTY
Firestone Park
Landmark Plastic Corporation
Akron-Fulton International Airport
Airport Park
Rubber Bowl Stadium
Lakemore
Springfield Lake
Arlington Plaza
South Plaza
Akron Brewing Company
Burghardt Metal Fabricating
Firestone Golf Course
Schott Metal Products
Universal Tire Mold
Northcoast Theatrical
Eastwood Ave.
Newton St.
Exchange St.
Johnston St.
W. Thornton St.
Cole Ave.
Archwood Ave.
Quayle Dr.
Triplett Blvd.
W. Wilbeth Rd.
Waterloo Rd.
E. Waterloo Rd.
Krumroy Rd.
Killian Rd.
E. Market St.
Canton Rd.
Hilbish Ave.
Massillon Rd.
Pickle Rd.
Arlington St.
Brown St.
Grant St.
S. Main St.
Glenmount Ave.
Kenmore Blvd.
Southwest Ave.
Brittain Rd.
Darrow Rd.
N. Forge St.
E. North St.
W. North St.
W. Market St.
W. Exchange St.
S. Maple St.
E. Glenwood Ave.
Home Ave.
Merriman Rd.
Portage Path
Cuyahoga St.
S. High St.
Lake Erie
CLEVELAND
Lorain
Elyria
Euclid
Mentor
Cleveland Heights
Lakewood
Parma
Strongsville
Solon
Aurora
Medina
Cuyahoga Falls
Barberton
Tallmadge
Kent
Oberlin
Brunswick
Hudson
Wadsworth

A-3-40

No. 5 – Goodyear Portfolio

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Rialto Mortgage Finance, LLC		Single Asset/Portfolio:	Portfolio
	Original Principal Balance(1):	$34,500,000		Property Type – Subtype:	Industrial – Flex
	Cut-off Date Balance(1):	$34,500,000		Location:	Akron, OH
	% of Initial Pool Balance:	3.7%		Size:	2,046,012 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF(1):	$24.68
	Borrower Sponsors:	Stuart Lichter and Stuart Lichter, as Trustee of the Stuart Lichter Trust dated November 13, 2011		Maturity Date Balance Per SF(1)(2):	$24.65
	Guarantors:	Stuart Lichter and Stuart Lichter, as Trustee of the Stuart Lichter Trust, dated November 13, 2011		Year Built/Renovated:	Various/Various
	Mortgage Rate:	4.9170%		Title Vesting:	Fee
	Note Date:	April 9, 2019		Property Manager:	Self-managed
	Seasoning:	0 months		Current Occupancy (As of):	100.0% (5/1/2019)
	Maturity Date:	May 1, 2029		YE 2017 Occupancy:	100.0%
	IO Period(2):	120 months		YE 2016 Occupancy:	100.0%
	Loan Term (Original):	120 months		YE 2015 Occupancy:	100.0%
	Amortization Term (Original)(2):	NAP		YE 2014 Occupancy:	100.0%
	Loan Amortization Type(2):	Interest-only, Balloon		Appraised Value:	$88,300,000
	Call Protection(3):	L(24),D(92),O(4)		Appraised Value Per SF:	$43.16
	Lockbox Type:	Hard/Upfront Cash Management		Appraisal Valuation Date:	January 25, 2019
	Additional Debt(1)(5):	Yes		Underwriting and Financial Information(6)
	Additional Debt Type (Balance)(1)(5):	Pari Passu ($16,000,000); B Note ($9,920,000)		YE 2018 NOI(7):	$5,058,634
				YE 2017 NOI:	$4,999,492
				YE 2016 NOI:	$4,942,382
				YE 2015 NOI:	$4,825,134
				U/W Revenues:	$5,788,853
				U/W Expenses:	$173,666
Escrows and Reserves(4)				U/W NOI(7):	$5,615,187
	Initial	Monthly	Cap	U/W NCF:	$5,615,187
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF(1):	2.22x / 2.22x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF(1):	11.1% / 11.1%
Replacement Reserve	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1)	11.1% / 11.1%
TI/LC Reserve	$0	Springing	NAP	Cut-off Date LTV Ratio(1):	57.2%
Environmental Reserve	$35,736	$0	NAP	LTV Ratio at Maturity(2):	57.1%

Sources and Uses
Sources			Uses
Original whole loan amount	$60,420,000	100.%	Loan payoff	$48,834,190	80.8%
			Closing costs	870,036	1.4
			Upfront reserves	35,736	0.1
			Return of equity	10,680,038	17.7
Total Sources	$60,420,000	100.0%	Total Uses	$60,420,000	100.0%

(1)	The Goodyear Portfolio Mortgage Loan (as defined below) is part of the Goodyear Portfolio Whole Loan (as defined below), which comprises five pari passu senior notes with an aggregate original principal balance of $50,500,000 and one subordinate note with an original principal balance of $9,920,000. See “Annex A-4” in the Prospectus.

(2)	The Goodyear Portfolio Senior Loan (as defined below) has 118 interest only payments; principal and interest will be paid on the Goodyear Portfolio Senior Loan on the payment date prior to the maturity date, resulting in a maturity balance of $50,440,881. The Goodyear Portfolio Subordinate Companion Loan (as defined below) fully amortizes during the Goodyear Portfolio Senior Loan interest only period based on a fixed amortization schedule.

(3)	Defeasance of the Goodyear Portfolio Senior Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last Goodyear Portfolio Senior Loan to be securitized and (b) April 9, 2022. The assumed defeasance lockout period of 24 payments is based on the closing date of this transaction in May 2019.

(4)	See “Escrows” section below.

(5)	See “Subordinate and Mezzanine Indebtedness” section.

(6)	All statistical information related to the Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W NOI Debt Yield, U/W NCF Debt Yield, U/W NOI DSCR, U/W NCF DSCR, Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on the Goodyear Portfolio Senior Loan. The NOI DSCR, NCF DSCR, NOI Debt Yield, NCF Debt Yield, Cut-off Date LTV Ratio, and LTV Ratio at Maturity or ARD based on the Goodyear Portfolio Whole Loan are 1.38x, 1.38x, 9.3%, 9.3%, 68.4%, and 57.1%, respectively.

(7)	The U/W NOI increased compared to the YE 2018 NOI due to straight line rent being underwritten based on the contractual rent increases per the leases and taken through the loan term.

A-3-41

Industrial - Flex Various Akron, OH 44306	Loan #5 Goodyear Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 57.2% 2.22x 11.1%

The Mortgage Loan. The mortgage loan, evidenced by four notes with an original principal balance and outstanding balance of $34,500,000 (the “Goodyear Portfolio Mortgage Loan”) is part of a whole loan (the “Goodyear Portfolio Whole Loan”) evidenced by the Goodyear Portfolio Mortgage Loan, the pari passu Note A-2 with an original and outstanding principal balance as of the Cut-off Date of $16,000,000 (the “Goodyear Pari Passu Companion Note”), and together with the Goodyear Portfolio Mortgage Loan, (the “Goodyear Portfolio Senior Loan”) and a subordinate note with an original principal and outstanding balance as of the Cut-off Date of $9,920,000 (the “Goodyear Portfolio Subordinate Companion Loan”) secured by a first mortgage encumbering the fee interest in four industrial/flex properties located in Akron, Ohio (each, a “Goodyear Portfolio Property, and collectively, the “Goodyear Portfolio Properties”). The Goodyear Portfolio Mortgage Loan represents Note A-1, Note A-3, Note A-4, and Note A-5. The Goodyear Portfolio Whole Loan was originated on April 9, 2019 by Rialto Mortgage Finance, LLC, and on that same date, the Goodyear Portfolio Subordinate Companion Loan was sold to Townsend Real Estate Fund, L.P., to be managed by Prima Capital Advisors. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Goodyear Portfolio Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$30,000,000	$30,000,000	WFCM 2019-C50	No
A-2	$16,000,000	$16,000,000	Rialto Mortgage Finance	No
A-3	$2,000,000	$2,000,000	WFCM 2019-C50	No
A-4	$1,500,000	$1,500,000	WFCM 2019-C50	No
A-5	$1,000,000	$1,000,000	WFCM 2019-C50	No
B	$9,920,000	$9,920,000	Townsend Real Estate Fund, L.P.	Yes(1)
Total	$60,420,000	$60,420,000

(1)	The initial controlling note is Note B, so long as no control appraisal period has occurred and is continuing. If and for so long as a control appraisal period (among other things) has occurred and is continuing, then the controlling note will be Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Goodyear Portfolio Whole Loan” in the Prospectus.

The Borrower and Borrower Sponsor. The borrower is IRG RC Lessor KB, LLC, a Delaware limited liability company and single purpose entity with two independent directors (the “Goodyear Portfolio Borrower”). The Goodyear Portfolio Borrower is wholly owned by IRG RC Lessor LLC, which is directly owned by IRG Rubber City LLC and managed by S.L. Properties, Inc. IRG Rubber City LLC interest owners include Stuart Lichter Trust (80.55% Class A; 42.63% Class B Member), Christopher Semarjian (18.63% Class A; 42.63% Class B Member), and other members (0.82% Class A; 14.74% Class B Members). Legal counsel to the Goodyear Portfolio Borrower delivered a non-consolidation opinion in connection with the origination of the Goodyear Portfolio Whole Loan. The nonrecourse carve-out guarantor of the Goodyear Portfolio Whole Loan is Stuart Lichter and Stuart Lichter, as trustee of the Stuart Lichter Trust dated November 13, 2011, on a joint and several basis.

The non-recourse carveout guarantor, Stuart Lichter, is the President and Chairman of the Board of Industrial Realty Group, LLC (“IRG”). Mr. Lichter has over forty years of experience in transforming former military bases and industrial sites into thriving retail, residential and business communities. Primarily through Mr. Lichter’s efforts, IRG and its affiliated companies have acquired and developed over 100 industrial and commercial properties and have made the IRG portfolio one of the largest private holders of industrial and commercial real estate in the nation, according to its website. These properties include office buildings, industrial and warehouse buildings, shopping centers, business parks, hotels, mini-storage facilities, marinas, apartments, mobile home parks and mixed-use developments, with a primary emphasis on industrial and commercial.

The Properties. The Goodyear Portfolio Properties consist of four industrial/flex properties with a total of approximately 2.05 million square feet that house critical research and development, manufacturing, and product testing facilities leased to and utilized by The Goodyear Tire and Rubber Company (“Goodyear”). The Goodyear Portfolio Properties net rentable area is spread across four properties containing eight buildings located on approximately 30.3 acres. The Goodyear Portfolio Properties are all located on the Goodyear Global and North American headquarters campus, just south of Interstate 76, in Akron, Ohio approximately four miles from the downtown Akron area and approximately 41 miles south of Cleveland, Ohio.

Innovation Tech Center property is a two building 1,621,500 square feet flex/research & development property located at 200 Innovation Way and 1376 Tech Way Drive, Akron, Ohio (the “Innovation Tech Center Property”). The Innovation Tech Center Property consists of two, five-story buildings located on 17.6 acres. The two buildings are referred to as Tech Center A and Tech Center B and contain office space comprising approximately 40% of the NRA. The buildings were built in 1917 and renovated throughout the years, with the latest renovation occurring in 2018. Goodyear uses the Innovation Tech Center Property for research, warehousing, manufacturing, and product testing. Tech Center A is attached via a grand entrance to the Goodyear global office headquarters building (which is not included as collateral), and Tech Center A and Tech Center B are connected via two walkways. Since acquisition, the Goodyear Portfolio Borrower has invested approximately $51.9 million in renovations to the Innovation Tech Center Property, including renovations to the office finish within Tech Center A and the build-out of new office areas within the former shell manufacturing space in Tech Center B.

Research Center property is a 193,312 square foot lab/research and development property located at 142 Goodyear Boulevard and 130 Johns Avenue, Akron, Ohio (the “Research Center Property”). The Research Center Property consists of a single three-story building that was developed in 1942, renovated throughout the years, with the latest renovations occurring in 2018, and is situated on 5.8 acres. The improvements include a partial below-grade level and contain office space comprising approximately 79% of the NRA. Since

A-3-42

Industrial - Flex Various Akron, OH 44306	Loan #5 Goodyear Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 57.2% 2.22x 11.1%

acquisition, the Goodyear Portfolio Borrower has invested approximately $1.5 million in renovations to the Research Center Property. The Research Center Property is located on the north side of the Goodyear Campus, close to a Hilton Garden Inn.

Tire Testing property is a 145,600 square foot industrial property located at 309 Seiberling Street, Akron, Ohio (the “Tire Testing Property”). The Tire Testing Property consists of one, single-story building and one, two-story building which were built in multiple phases between 1956 and 1973, renovated throughout the years with the latest renovations occurring in 2018, and are situated on 11.6 acres. The buildings are used for office, research and development, product testing and storage. The Goodyear Tire Testing facility at this property is the only test facility of its kind for Goodyear, and tires are brought to this location from across the world.

North Archwood property is a four building 85,600 square foot industrial property located at 1485 East Archwood Avenue, Akron, Ohio (the “North Archwood Property”). The North Archwood Property, which was built in multiple phases between 1943 and 1964, and renovated throughout the years with the latest renovations occurring in 2018, and consists of a 7.1-acre site housing three one- and two-story industrial buildings. The buildings are comprised of industrial and research and development space with 54% of the NRA configured as office space. The North Archwood Property is utilized for chemical testing and research and development. Since acquisition, the Goodyear Portfolio Borrower has invested approximately $600,000 in renovations to the North Archwood Property.

The Tenant.

The Goodyear Tire and Rubber Company, (“Goodyear”) (2,046,012 square foot, 100.0% of net rentable area, 100.0% of underwritten base rent; 4/30/2038 lease expiration) Founded in 1898, Goodyear, together with its subsidiaries, develops, manufactures, markets, and distributes tires and related products and services in the United States and internationally under brands including: Goodyear, Dunlop, Kelly, Sava, Fulda and Debica. Goodyear is the largest tire maker in North America, Central and South America and the second largest tire maker in Europe. The company is headquartered in Akron, Ohio and employs approximately 64,000 people and operates 47 plants across 21 countries. The company operates approximately 1,000 tire and auto service center outlets, where it offers its products for retail sale and provides automotive repair and other services. Goodyear reported year-end 2018 sales of $15.48 billion and net income of $693.0 million. Each of the Goodyear Portfolio Properties currently operates under a 27-year absolute net lease, each of which was amended and restated in July 2011, will expire on April 30, 2038, and has 14, 5-year remaining options to renew (12 months’ prior notice). Goodyear has a right of first offering of any sale, conveyance or transfer of any Goodyear Portfolio Property or all of the Goodyear Portfolio Properties. The Goodyear Portfolio Whole Loan documents do not permit the voluntary transfer of an individual Goodyear Portfolio Property.

The following table presents certain information relating to the tenancy at the Goodyear Portfolio Properties:

Major Tenant

Tenant / Lease(1)	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Goodyear / Innovation Tech Center	BB/Ba2/BB	1,621,500	79.3%	$2.76	$4,480,276	85.6%	4/30/2038	14, 5-year	N
Goodyear / Research Center	BB/Ba2/BB	193,312	9.4%	$1.67	$322,368	6.2%	4/30/2038	14, 5-year	N
Goodyear / Tire Testing	BB/Ba2/BB	145,600	7.1%	$1.85	$269,021	5.1%	4/30/2038	14, 5-year	N
Goodyear / North Archwood	BB/Ba2/BB	85,600	4.2%	$1.92	$164,383	3.1%	4/30/2038	14, 5-year	N
Total Major Tenants		2,046,012	100.0%	$2.56	$5,236,048	100.0%

Vacant Space		0	0.0%

Collateral Total		2,046,012	100.0%

(1)	Each of the Goodyear Portfolio Properties is subject to a lease between Goodyear and the Goodyear Portfolio Borrower.

(2)	Annual U/W Base Rent and Annual Base Rent include contractual rent steps taken through the term of the Goodyear Portfolio Whole Loan term. Rent increase for each lease is 2.0% annually.

A-3-43

Industrial - Flex Various Akron, OH 44306	Loan #5 Goodyear Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 57.2% 2.22x 11.1%

The following table presents certain information relating to the lease rollover schedule at the Goodyear Portfolio Properties:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2029	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	4	2,046,012	100.0%	2,046,012	100.0%	$5,236,048	100.0%	$2.56
Vacant	0	0	0.0%	2,046,012	100.0%	$0	0.0%	$0.00
Total/Weighted Average	4	2,046,012	100.0%			$5,236,048	100.0%	$2.56

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Goodyear Portfolio Properties:

Historical Occupancy(1)

12/31/2015	12/31/2016	12/31/2017	05/01/2019
100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the Goodyear Portfolio Borrower.

A-3-44

Industrial - Flex Various Akron, OH 44306	Loan #5 Goodyear Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 57.2% 2.22x 11.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Goodyear Portfolio Properties:

Cash Flow Analysis

	2016	2017	2018	U/W	%(1)	U/W $ per SF
Rents in Place	$5,032,763	$5,032,763	$5,099,868	$5,236,048	88.6%	$2.56
Straight Line Rent(2)	0	0	0	497,279	8.4	0.24
Contractual Rent Steps	0	0	0	0	0.0	0.00
Grossed Up Vacant Space	0	0	0	0	0.0	0.00
Gross Potential Rent	$5,032,763	$5,032,763	$5,099,868	$5,733,327	97.1%	$2.80
Other Income	0	0	0	0	0.0	0.00
Total Recoveries	570,908	465,201	562,828	173,666	2.9	0.08
Net Rental Income	$5,603,671	$5,497,964	$5,662,696	$5,906,993	100.0%	$2.89
(Vacancy & Credit Loss)	0	0	0	(118,140)(3)	(2.1)	(0.06)
Effective Gross Income	$5,603,671	$5,497,964	$5,662,696	$5,788,853	98.0%	$2.83

Real Estate Taxes	14,887	14,372	14,599	0	0.0	0.00
Insurance	69,494	27,689	37,179	0	0.0	0.00
Management Fee	0	96	78	173,666	3.0	0.08
Other Operating Expenses	576,908	456,315	552,206	0	0.0	0.00
Total Operating Expenses	$661,289	$498,472	$604,062	$173,666	3.0%	$0.08

Net Operating Income(4)	$4,942,382	$4,999,492	$5,058,634	$5,615,187	97.0%	$2.74
Replacement Reserves	0	0	0	0	0.0	0.00
TI/LC	0	0	0	0	0.0	0.00
Net Cash Flow	$4,942,382	$4,999,492	$5,058,634	$5,615,187	97.0%	$2.74

NOI DSCR(5)	1.96x	1.98x	2.00x	2.22x
NCF DSCR(5)	1.96x	1.98x	2.00x	2.22x
NOI Debt Yield(5)	9.8%	9.9%	10.0%	11.1%
NCF Debt Yield(5)	9.8%	9.9%	10.0%	11.1%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Represents contractual rent steps per the leases taken through the term of the Goodyear Portfolio Whole Loan for the tenant (see “Major Tenant” table above).

(3)	The underwritten economic vacancy is 2.0%. The Goodyear Portfolio Properties were 100.0% leased as of May 1, 2019.

(4)	The U/W NOI increased compared to the YE 2018 NOI due to straight line rent being underwritten based on the contractual rent increases per the leases and taken through the loan term.

(5)	The debt service coverage ratios and debt yields are based on the Goodyear Portfolio Senior Loan. Including the Goodyear Portfolio Subordinate Companion Loan, NOI DSCR, NCF DSCR, NOI Debt Yield, and NCF Debt Yield are 1.38x, 1.38x, 9.3%, and 9.3%, respectively.

Appraisal. The appraiser concluded to an “as-is” appraised value of $88,300,000 for the Goodyear Portfolio Properties as of January 25, 2019.

Environmental Matters. According to Phase I environmental site assessments dated February 1, 2019 to February 8, 2019, there was no evidence of any recognized environmental conditions at the Goodyear Portfolio Properties. However, the Phase I environmental site assessments identified one controlled recognized environmental condition (“CREC”), three historical recognized environmental conditions (“HRECs”), and a number of business environmental risks (“BERs”). The Goodyear Portfolio Borrower obtained an environmental impairment liability insurance policy from Beazley (Lloyd’s of London Syndicates 623-2632) in the form of an Enviro Covered Location Insurance Policy (Site Environmental) (ECLIPSE) with per incident and aggregate limits of $1 million and with a deductible of $50,000 for a policy period through the Goodyear Portfolio Whole Loan maturity date. Policy premiums have been paid in full. The lender is an additional named insured with its successors, assigns and/or affiliates. At loan origination, the Goodyear Portfolio Borrower deposited $35,736 into an environmental reserve related to the renewal of the environmental insurance policy if the Goodyear Portfolio Whole Loan is not paid in full on the maturity date. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” in the Prospectus.

Market Overview and Competition. The Goodyear Portfolio Properties are located within the Akron, OH metropolitan statistical area (“Akron MSA”) in Akron, Summit County, Ohio, approximately 41 miles south of Cleveland. The Akron MSA is the fifth largest in the state of Ohio. Akron’s economic base historically relied on the manufacturing industry, due to its location on the Ohio and Erie Canal. However, Akron is now diversifying into other industries, including the polymer, education, healthcare, and biomedical sectors. The city is home to the Polymer Center, one of the leading centers of liquid crystal and polymer research, development and technology in the world, according to the city’s website. More than 400 companies in the area have formed a cluster named The Polymer Valley. Akron is home to over 20 Fortune 500 companies, including Goodyear Tire and Rubber Company’s and FirstEnergy’s headquarters. Other company headquarters include GOJO, Advanced Elastomer Systems, Acme Fresh Market and Sterling Jewelers. The city is also

A-3-45

Industrial - Flex Various Akron, OH 44306	Loan #5 Goodyear Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 57.2% 2.22x 11.1%

home to the Akron Biomedical Corridor, a 500-acre corridor connecting Akron General Hospital, Akron City Hospital and Akron Children’s Hospital. Access to the Goodyear Portfolio Properties is provided via Interstate 77 and Interstate 76, which are located within one mile of the Goodyear Portfolio Properties.

Submarket Information – According to the appraisal, the Goodyear Portfolio Properties are situated within the Fairlawn/Montrose industrial submarket. As of the fourth quarter of 2018, the submarket reported a total inventory of 83.5 million square feet with a 3.1% vacancy rate and an average quoted rental rate of $4.58 per square foot. As of the fourth quarter of 2018, the Fairlawn/Montrose industrial submarket reported positive absorption of 5,576 square feet and 35,000 square feet of new construction.

Appraiser’s Comp Set – The appraiser identified six primary competitive properties for the Goodyear Portfolio Properties totaling approximately 2.0 million square feet, which reported an average occupancy rate of approximately 97.4%. The appraiser concluded to net market rents for the Goodyear Portfolio Properties of $3.00 per square foot, for office/manufacturing tenants, $2.00 per square foot gross for the manufacturing tenants, and $2.50 per square foot for R&D tenants.

The following table presents certain information relating to the appraiser’s market rent conclusion for the Goodyear Portfolio Properties:

Market Rent Summary(1)

	Office/Manufacturing	Manufacturing	R&D
Market Rent (PSF)	$3.00	$2.00	$2.50
Lease Term (Years)	7	7	7
Lease Type (Reimbursements)	Net	Net	Net
Rent Increase Projection	CPI	CPI	CPI

(1)	Information obtained from the appraisal.

A-3-46

Industrial - Flex Various Akron, OH 44306	Loan #5 Goodyear Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 57.2% 2.22x 11.1%

The table below presents certain information relating to comparable sales for the Goodyear Portfolio Properties identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
Buckeye Corrugated Industrial Portfolio	Wooster, OH	826,283	Jun-18	$50,500,000	$61
Troy Industrial Portfolio	Troy, MI	392,739	Aug-17	$20,475,000	$52
Tuckerton Road Industrial/Flex Portfolio	Reading, PA	537,220	Jun-16	$25,500,000	$47
High Street Realty Portfolio	Allentown, PA	566,954	Nov-16	$37,000,000	$65
Dalfen American Portfolio	Multiple, OH	2,077,000	Mar-16	$102,750,000	$49
Transpacific Development Indy Portfolio	Indianapolis, IN	3,858,513	Jan-16	$164,000,000	$43

(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable properties to the Goodyear Portfolio Properties identified by the appraiser:

Competitive Set(1)

	Goodyear Portfolio (Subject)	866 West Wilbeth Road	Polaris	Martins Ferry Industrial Park	13311 Industrial Parkway	DDS Building	Great Lakes Integrated
Location	Akron, OH	Akron, OH	Akron, OH	Martins Ferry, OH	Marysville, OH	Grand Rapids, MI	Avon Lake, OH
Distance from Subject	--	4.5 miles	5.6 miles	112.9 miles	248.4 miles	41.4 miles	165.9 miles
Property Type	Industrial / Flex	Office / Manufacturing	Office / Manufacturing	Office / Manufacturing	Office / Manufacturing	Office / Manufacturing	Office / Manufacturing
Year Built/Renovated	Various/Various	1956/NAP	1959/2009	NAV	1980/NAP	1980/2008	1974/NAP
Tenant	Goodyear	NAV	Polaris	TRI-W Global Inc.	Arch Polymers	Diversified Distribution Systems	Great Lakes Integrated
Total GLA (SF)	2,046,012 SF	22,000 SF	28,000 SF	36,312 SF	71,252 SF	950,000 SF	124,647 SF
Rent ($/SF/Yr.)	$2.56	$2.25	$3.25	$4.00	$2.95	$2.95	$3.15
Total Occupancy	100.0%	100.0%	100.0%	NAV	87.0%	100.0%	100.0%

(1)	Information obtained from the appraisal and the underwritten rent roll.

A-3-47

Industrial - Flex Various Akron, OH 44306	Loan #5 Goodyear Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 57.2% 2.22x 11.1%

The following table presents certain information relating to five comparable leases to those at the Goodyear Portfolio Properties:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size (SF)	Adjusted Annual Base Rent PSF	Reimbursement Amount PSF	Lease Type
Office/Manufacturing
866 West Wilbeth Road 866 West Wilbeth Road Akron, OH	1956/NAV	22,000	4.5 miles	100.0%	4.0 Yrs	22,000	$1.28	NAV	NNN
Polaris 1310 DeValera Avenue Akron, OH	1959/2009	28,000	5.6 miles	100.0%	1.0 Yr	28,000	$2.30	NAV	NNN
Martins Ferry Industrial Park First and Licust Street Martins Ferry, OH	NAV	500,000	112.9 miles	NAV	3.0 Yrs	36,312	$3.61	NAV	NNN
13311 Industrial Parkway 13311 Industrial Parkway Marysville, OH	1980/NAP	334,500	248.4 miles	87.0%	5.0 Yrs	71,252	$2.55	NAV	NNN
DDS Building 1040 40th St SE Grand Rapids, MI	1980/2008	950,000	41.4 miles	100.0%	6.0 Yrs	950,000	$2.55	NAV	NNN
Great Lakes Integrated 33625 Pin Oak Parkway Avon Lake, OH	1974/NAP	124,647	165.9 miles	100.0%	5.0 Yrs	124,647	$2.28	NAV	NNN
R&D
Single-Tenant Industrial (Bldg E) 15001 North Commerce Drive Dearborn, MI	1973/NAP	38,400	123.3 miles	100.0%	6.0 Yrs	38,400	$3.75	NAV	NNN
Dana Corp-Auburn Hills 4440 North Atlantic Boulevard Auburn Hills, MI	2002/2017	144,400	146.6 miles	100.0%	12.0 Yrs	144,400	$2.57	NAV	NNN
Industrial 1000 Seville Rd., Wadsworth, OH	1970/2016	110,335	15.2 miles	100.0%	10.0 Yrs	110,335	$2.36	NAV	NNN

(1)	Information obtained from the appraisal.

Escrows.

Real Estate Taxes – The Goodyear Portfolio Whole Loan documents did not require an upfront real estate tax reserve. Ongoing monthly real estate tax reserves will not be required as long as (i) a Critical Tenant Lease (as defined below) is in effect, (ii) the Critical Tenant (as defined below) is expressly required to directly make and pay applicable taxes and pays real estate taxes directly to the tax authority prior to delinquency, (iii) the Goodyear Portfolio Borrower provides evidence to the lender that real estate taxes have been paid, and (iv) no Cash Sweep Event (as defined below) has occurred and is continuing (collectively, the “Real Estate Tax Deposit Waiver Conditions”). In the event that the Real Estate Tax Deposit Waiver Conditions are not satisfied, the Goodyear Portfolio Borrower is required to make ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates to be necessary to pay taxes over the then succeeding twelve months.

Insurance – The Goodyear Portfolio Whole Loan documents did not require an upfront insurance reserve. Ongoing monthly insurance reserves will not be required as long as (i) a Critical Tenant Lease is in effect, (ii) the Critical Tenant is expressly required to directly pay all insurance premiums and pays all insurance premiums prior to the expiration of the policies, (iii) the Goodyear Portfolio Borrower provides evidence to the lender that insurance premiums have been paid, and (iv) no Cash Sweep Event has occurred and is continuing (collectively, the “Insurance Deposit Waiver Conditions”). In the event that the Insurance Deposit Waiver Conditions are not satisfied, the Goodyear Portfolio Borrower is required to make ongoing monthly insurance premium reserves in an amount equal to one-twelfth of the insurance premium that the lender estimates to be necessary to pay insurance over the then succeeding twelve months.

Replacement Reserves – The Goodyear Portfolio Whole Loan documents did not require an upfront replacement reserve. Ongoing monthly replacement reserves will not be required as long as (i) a Critical Tenant Lease is in effect, (ii) the Critical Tenant is expressly obligated to and directly pays for all capital expenditures as required under the Critical Tenant Lease, (iii) the Critical Tenant pays for all Critical Tenant capital expenditures within the timeframe required within the Critical Tenant Lease, (iv) the Goodyear Portfolio Borrower provides evidence to the Lender that all capital expenditures have been performed and paid, and (v) no Cash Sweep Event has occurred and is continuing (collectively, the “Capital Expenditure Deposit Waiver Conditions”). In the event that the Capital Expenditure Deposit Waiver Conditions are not satisfied, the Goodyear Portfolio Borrower is required to deposit monthly replacement reserves of $42,625.

A-3-48

Industrial - Flex Various Akron, OH 44306	Loan #5 Goodyear Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 57.2% 2.22x 11.1%

TI/LC Reserves – The Goodyear Portfolio Whole Loan documents did not require an upfront tenant improvement and leasing commission reserve. Ongoing monthly tenant improvement and leasing commission reserves will not be required unless a Critical Tenant Trigger Event has occurred and is continuing under the Goodyear Portfolio Whole Loan documents. In the event a Critical Tenant Trigger Event has occurred, the Goodyear Portfolio Borrower is required to deposit monthly tenant improvement and leasing commission reserve of $17,050.

Environmental Reserve – The Goodyear Portfolio Whole Loan documents require an upfront reserve of $35,736 for the renewal of an environmental insurance policy.

Lockbox and Cash Management. The Goodyear Portfolio Whole Loan documents requires a hard lockbox with upfront cash management. The Goodyear Portfolio Whole Loan documents require the Goodyear Portfolio Borrower to deliver written notification to the tenants to deposit all rents payable under each lease directly into the lockbox account, which is already in place. The Goodyear Portfolio Whole Loan documents also require that all rents received by the Goodyear Portfolio Borrower or the property manager be deposited into the lockbox account within one business day of receipt. All funds in the lockbox account are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. Pursuant to the Goodyear Portfolio Whole Loan documents, all excess funds on deposit are required to be applied as follows (a) if a Cash Sweep (as defined below) is not in effect, to the Goodyear Portfolio Borrower, and (b) if a Cash Sweep Event is in effect due to the existence of a Critical Tenant Trigger Event (as defined below) to the Critical Tenant TI/LC account until the applicable Critical Tenant Trigger Event cure has occurred. If a Cash Sweep Event is in effect but a Critical Tenant Trigger Event is not in effect, then funds will be applied to the excess cash flow account.

A “Cash Sweep Event” will commence upon the occurrence of the following:

(i)	an event of default;

(ii)	a bankruptcy action of the Goodyear Portfolio Borrower, guarantor or property manager;

(iii)	a Cash Sweep DSCR Trigger Event (as defined below); or

(iv)	a Critical Tenant Trigger Event (as defined below).

A Cash Sweep Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default being accepted or waived by lender;

●	with regard to clause (ii) above, such bankruptcy action petition being discharged, stayed, or dismissed within 90 days of such filing among other conditions for the Goodyear Portfolio Borrower or guarantor and within 120 days for the property manager, or with respect to the property manager, the Goodyear Portfolio Borrower replacing the manager with a qualified manager acceptable to the lender;

●	with regard to clause (iii) above, the date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is greater than 1.20x for one quarter; and

●	with regard to clause (iv) above, a Critical Tenant Trigger Event Cure (as defined below).

A “Cash Sweep DSCR Trigger Event” will occur on any day the debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of determination, is less than 1.10x.

A “Critical Tenant Trigger Event” will occur upon the following:

(i)	an event of default under the Critical Tenant Lease (as defined below);

(ii)	a bankruptcy action of the related Critical Tenant (as defined below) or any guarantor of the Critical Tenant Lease occurs;

(iii)	the Critical Tenant electing to pay reduced rent under the Critical Tenant Lease;

(iv)	the Critical Tenant or any guarantor discontinuing its normal business operations; or

(v)	the Critical Tenant being downgraded below “B+” or the equivalent by a credit reporting agency.

A “Critical Tenant Trigger Event Cure” will occur upon:

●	with regard to clause (i), above, a cure of the applicable default;

●	with regard to clause (ii) above, an affirmation that the Critical Tenant is actually paying all rents and other amounts under the lease;

●	with regard to clause (iii) above, the Critical Tenant re-commencing the payment of full unabated rent;

●	with regard to clause (iv) above, the Critical Tenant re-commencing its normal business operations or a Critical Tenant Space Re-Tenanting Event (as defined below) occurring; or

●	with regard to clause (v) above, the date that the credit rating of the related Critical Tenant is no longer less than a “B+” or the equivalent by any credit reporting agency.

A “Critical Tenant Lease” means each of the leases between Goodyear and the Goodyear Portfolio Borrower for each of the Innovation Center Property, the North Archwood Property, the Research Center Property, and the Tire Testing Property, and any lease with a future tenant, which tenant occupies the space currently occupied by Goodyear under the related Critical Tenant Lease.

A “Critical Tenant” means Goodyear and any future tenant occupying the space currently occupied by Goodyear under a Critical Tenant Lease.

A “Critical Tenant Space Re-Tenanting Event” will occur on the date each of the following conditions has been satisfied: (i) the space demised under the applicable Critical Tenant Lease has been leased to one or more replacement tenants for a term of at least ten years and on terms that are acceptable to the lender; (ii) all tenant improvement costs, leasing commissions and other material costs and expenses relating to the re-letting of the space have been paid in full; and (iii) the replacement tenant(s) are conducting normal business operations at the space leased under the related Critical Tenant Lease.

A-3-49

Industrial - Flex Various Akron, OH 44306	Loan #5 Goodyear Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 57.2% 2.22x 11.1%

Property Management. The Goodyear Portfolio Properties are managed by IRG Realty Advisors, LLC, an affiliate of the Goodyear Portfolio Borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

PILOT Agreement. The Innovation Tech Center Property is subject to a Declaration of Covenants and Conditions Relative to Service Payments in Lieu of Taxes (“PILOT Agreement”), pursuant to which service payments are made commencing in April of 2011 in lieu of real estate taxes and ending in tax year 2041. Under the PILOT Agreement, in lieu of paying property taxes, the borrower is required to make service payments to the Summit County fiscal officer to support the repayment of certain loans that were incurred in connection with the redevelopment of the Innovation Tech Center Property and surrounding areas. Such service payments are in an amount which is at least the amount set forth in the PILOT Agreement, and the obligations to pay such service payments are treated in the same matter as real estate taxes for all lien purposes with the same priority as real estate taxes would have had if real estate taxes have been regularly assessed against the Innovation Tech Center Property.

Subordinate and Mezzanine Indebtedness. The Goodyear Portfolio Whole Loan amortizes on a 30-year amortization schedule with all amortization being applied to the Goodyear Portfolio Subordinate Companion Loan until the payment date in March 2029. On the payment date in April 2029, $59,119 of principal will be applied to amortize the Goodyear Portfolio Senior Loan, resulting in a maturity balance of the Goodyear Portfolio Whole Loan of $50,440,881. On April 9, 2019, Rialto Mortgage Finance, LLC sold the Goodyear Portfolio Subordinate Companion Loan to Townsend Real Estate Fund, L.P., to be managed by Prima Capital Advisors. The Goodyear Portfolio Subordinate Companion Loan is coterminous with the Goodyear Portfolio Senior Loan. The holders of the Goodyear Portfolio Mortgage Loan, the Goodyear Portfolio Pari Passu Companion Loan and the Goodyear Portfolio Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Goodyear Portfolio Whole Loan.

Ground Lease. None.

Terrorism Insurance. The Goodyear Portfolio Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Goodyear Portfolio Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Goodyear Portfolio Properties, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

A-3-50

Self Storage – Self Storage Property Addresses - Various, LA	Loan #6 Shreveport Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 73.6% 1.36x 8.7%

HOME & OFFICE
STORAGE
CLIMATE CONTROL
747-3031

Home and Office Storage - EBK

Home and Office Storage - I-49

Home and Office Storage - Airline

A-3-51

Self Storage – Self Storage Property Addresses - Various, LA	Loan #6 Shreveport Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 73.6% 1.36x 8.7%

Shreveport Storage Portfolio
1 Home and Office Storage - Airline Bossier City, LA
2 Home and Office Storage - EBK Shreveport, LA
3 Home and Office Storage - I-49 Shreveport, LA
SHREVEPORT
Bossier City
BOSSIER PARISH
CADDO PARISH
Cross Lake
Red River
Shreveport Downtown Airport
Shreveport Regional Airport
Barksdale Air Force Base
Willis-Knighton Bossier Health Center
Pierre Bossier Mall
Bossier Civic Ctr.
Sci-Port Discovery Center
Louisiana Boardwalk
Shreveport Water Works Museum
Shreveport Convention Center
DOWNTOWN SHREVEPORT
Shreveport Mun. Auditorium
Boomtown Casino
DiamondJack's Casino
Overton Brooks VA Medical Center
Promise Hospital of Louisiana
I-49 INNER CITY CONNECTOR (PROPOSED)
Willis-Knighton Medical Center
LSU Medical Ctr. of Pediatric
Ochsner LSU Health Shreveport
Hirsch Memorial Coliseum
State Fair of Louisiana
Independence Bowl
Centenary College of Louisiana
Marjorie Lyons Playhouse
Shehee Stadium
Mall St. Vincent
Querbes Park Golf Course
Shreve City Shopping Center
CenturyLink Center
Lee Hedges Stadium
Shoppes at Bellemead
Kings Crossing
WK Pierremont Health Center
Louisiana State University-Shreveport
CHRISTUS Shreveport-Bossier Health
East Ridge Country Club
MLK Jr Dr
Hilry Huckaby III Ave
Market St
Hearne Ave
Lakeshore Dr
Hollywood Ave
W. 70th St
E. 70th St
Linwood Ave
Fairfield Ave
Line Ave
Fern Ave
Youree Dr
E. Kings Hwy
Clyde Fant Pkwy
Shreveport-Barksdale Hwy
Barksdale Blvd
Arthur Ray Teague Pkwy
Benton Rd
Airline Dr
Swan Lake Rd
Shed Rd
Texas St
St. Vincent Ave
Wallace Lake Rd
Flournoy Lucas Rd
Ellerbe Rd
Leonard Rd
ARKANSAS
LOUISIANA
MISSISSIPPI
TEXAS
Texarkana
El Dorado
Greenville
Longview
Bossier City
Monroe
Ruston
Vicksburg
JACKSON
Meridian
Clinton
Pearl
Natchitoches
Natchez
Alexandria
Hattiesburg
BATON ROUGE
Opelousas
Hammond
LAFAYETTE
Lake Charles
BEAUMONT
Port Arthur
Sulphur
Orange
New Iberia
Thibodaux
Houma
Kenner
Metairie
NEW ORLEANS
Slidell
Gulfport
Biloxi
Gulf of Mexico

A-3-52

No. 6 – Shreveport Storage Portfolio

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Wells Fargo Bank, National Association		Single Asset/Portfolio:	Portfolio
	Original Principal Balance:	$32,000,000		Property Type – Subtype:	Self Storage – Self Storage
	Cut-off Date Balance:	$32,000,000		Location:	Various – See Table
	% of Initial Pool Balance:	3.4%		Size:	336,447 SF
	Loan Purpose:	Acquisition		Cut-off Date Balance Per SF:	$95.11
	Borrower Sponsors:	The Coover Living Trust; James Coover; Kathleen Coover		Maturity Date Balance Per SF:	$83.75
	Guarantors:	Richard Schontz; Lawrence Charles Kaplan; George W. Thacker, III		Year Built/Renovated:	Various/NAP
	Mortgage Rate:	4.7550%		Title Vesting:	Fee
	Note Date:	April 11, 2019		Property Manager:	Storage Asset Management, LLC
	Seasoning:	1 month		Current Occupancy (As of):	90.6% (2/24/2019)
	Maturity Date:	April 11, 2029		YE 2018 Occupancy:	89.5%
	IO Period:	36 months		YE 2017 Occupancy:	90.0%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	91.3%
	Amortization Term (Original):	360 months		YE 2015 Occupancy:	92.8%
	Loan Amortization Type:	Interest-only, Amortizing Balloon		Appraised Value:	$43,500,000
	Call Protection:	L(25),D(91),O(4)		Appraised Value Per SF:	$129.29
	Lockbox Type:	Springing		Appraisal Valuation Date:	February 25, 2019
	Additional Debt:	None		Underwriting and Financial Information
	Additional Debt Type (Balance):	NAP		TTM NOI (1/31/2019):	$2,870,071
				YE 2018 NOI:	$2,882,368
				YE 2017 NOI:	$2,895,122
				YE 2016 NOI:	$2,890,030
				U/W Revenues:	$3,969,850
				U/W Expenses:	$1,191,018
				U/W NOI:	$2,778,832
Escrows and Reserves(1)				U/W NCF:	$2,728,365
	Initial	Monthly	Cap	U/W DSCR based on NOI/NCF:	1.39x / 1.36x
Taxes	$84,656	$21,164	NAP	U/W Debt Yield based on NOI/NCF:	8.7% / 8.5%
Insurance	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	9.9% / 9.7%
Replacement Reserve	$0	$4,206	NAP	Cut-off Date LTV Ratio:	73.6%
Immediate Repairs Reserve	$19,688	$0	NAP	LTV Ratio at Maturity:	64.8%

Sources and Uses
Sources			Uses
Original whole loan amount	$32,000,000	72.8%	Purchase price	$42,942,000	97.7%
Borrower sponsor’s new cash contribution	11,972,469	27.2	Closing costs	926,125	2.1
			Upfront reserves	104,344	0.2
Total Sources	$43,972,469	100.0%	Total Uses	$43,972,469	100.0%

(1)	See “Escrows” section below.

The Mortgage Loan. The mortgage loan (the “Shreveport Storage Portfolio Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in three self storage properties located in Shreveport, Louisiana (two properties) and Bossier City, Louisiana (one property; collectively, the “Shreveport Storage Portfolio Properties”).

The Borrower and Borrower Sponsors. The borrowers are CSGBSH SPLA I, LLC; CSGBSH SPLA II, LLC; and CSGBSH BCLA I, LLC (collectively, the “Shreveport Storage Portfolio Borrower”), each a Delaware limited liability company and single purpose entity. The borrower sponsors of the Shreveport Storage Portfolio Mortgage Loan are The Coover Living Trust, James Coover, and Kathleen Coover; and the nonrecourse carve-out guarantors are Richard Schontz, Lawrence Charles Kaplan, and George W. Thacker, III.

Mr. Schontz is the President and Chief Executive Officer of City Line Capital, a real estate company he founded in 2017. Throughout his career, Mr. Schontz has completed more than 150 real estate transactions exceeding $880 million. City Line Capital’s self storage portfolio currently includes 56 assets in 15 different U.S. states totaling more than 4 million rentable square feet.

Mr. Kaplan is the managing partner of CSG Partners, a boutique investment bank that he founded in 2001. CSG Partners specializes in three service areas: employee stock ownership plans (“ESOP”), mergers and acquisitions, and capital advisory services. Mr. Kaplan is a defendant under a lawsuit filed in December 2018 by a former partner related to the former partner’s removal from the management of various companies in which Mr. Kaplan holds a majority stake. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

A-3-53

Self Storage – Self Storage Property Addresses - Various, LA	Loan #6 Shreveport Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 73.6% 1.36x 8.7%

Mr. Thacker is a Managing Director at CSG Partners. In addition to his focus in the firm’s ESOP practice, Mr. Thacker is a member of the real estate arm of CSG Partners and has spent over 10 years advising clients in acquiring approximately $1.0 billion in self storage and multifamily properties across the United States.

The Properties. The Shreveport Storage Portfolio Properties comprise three self storage properties located throughout the Shreveport-Bossier City metropolitan statistical area (“MSA”) with an aggregate of 3,250 units totaling 336,447 square feet of rentable area. The 3,250 total units include 3,132 conventional storage units and 118 vehicle storage units (26 covered and 92 uncovered). The Shreveport Storage Portfolio Properties contain 3,001 climate controlled units (95.8% of all conventional storage units). As of February 24, 2019 the Shreveport Storage Portfolio Properties were 90.6% occupied and have averaged 90.9% occupancy since 2015.

Airline Property

The “Airline Property” is a 1,294-unit (all conventional self storage units), 132,685-square-foot self storage facility located in Bossier City, Louisiana, and situated on a 6.1-acre site. The Airline Property comprises three, one-story buildings that were constructed in 2000 and 2007. Amenities at the Airline Property include surveillance cameras, keypad entry, on-site management, individual unit locks and alarms, and an office and apartment for the resident manager. Approximately 98.5% of units at the Airline Property are climate controlled. As of February 24, 2019 the Airline Property was 89.1% occupied and has averaged 88.3% occupancy since 2015.

EBK Property

The “EBK Property” is a 1,010-unit (943 conventional self storage units and 67 uncovered vehicle storage spaces for RV’s, boats, and automobiles), 107,694-square-foot self storage facility located in Shreveport, Louisiana, and situated on a 6.9-acre site. The EBK Property comprises six, one-story buildings that were constructed in 1997 and 2006. Amenities at the EBK Property include surveillance cameras, individual unit locks, keypad entry, on-site management, and an office and apartment for the resident manager. Approximately 88.2% of the conventional self storage units at the EBK Property are climate controlled. As of February 24, 2019 the EBK Property was 94.7% occupied and has averaged 92.8% occupancy since 2015.

I-49 Property

The “I-49 Property” is a 946-unit (895 conventional self storage units and 51 vehicle storage spaces (26 covered spaces and 25 uncovered spaces)), 96,068-square-foot self storage facility located in Shreveport, Louisiana, and situated on a 6.8-acre site. The I-49 Property comprises four, one-story buildings that were constructed in 2001 and 2005. Amenities at the I-49 Property include surveillance cameras, individual unit locks, keypad entry, on-site management, and an office and apartment for the resident manager.

All 895 conventional self storage units at the I-49 Property are climate controlled. As of February 24, 2019 the I-49 Property was 88.0% occupied and has averaged 92.4% occupancy since 2015.

The following table presents certain information relating to the Shreveport Storage Portfolio Properties:

Property Name	Year Built/ Renovated	Net Rentable Area (SF)(1)	Net Rentable Area (Units)(1)	Occupancy(1)	% Climate Controlled Units (Conventional)	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Appraised Value	U/W NCF
Airline	2000 & 2007/NAP	132,685	1,294	89.1%	98.5%	$10,850,000	33.9%	$15,000,000	$910,440
EBK	1997 & 2006/NAP	107,694	1,010	94.7%	88.2%	$10,750,000	33.6%	$14,500,000	$961,836
I-49	2001 & 2005/NAP	96,068	946	88.0%	100.0%	$10,400,000	32.5%	$14,000,000	$856,089
Total/ Weighted Average		336,447	3,250	90.6%	95.8%	$32,000,000	100.0%	$43,500,000	$2,728,365

(1)	Information obtained from the underwritten unit mix.

The following table presents historical occupancy percentages at the Shreveport Storage Portfolio Properties:

Historical Occupancy

Property	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	2/24/2019(2)

Airline	89.9%	88.1%	87.2%	87.9%	89.1%
EBK	94.6%	93.8%	91.9%	91.0%	94.7%
I-49	94.6%	93.0%	91.9%	90.0%	88.0%
Total/Weighted Average	92.8%	91.3%	90.0%	89.5%	90.6%

(1)	Information obtained from a third party research report.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Shreveport Storage Portfolio:

A-3-54

Self Storage – Self Storage Property Addresses - Various, LA	Loan #6 Shreveport Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 73.6% 1.36x 8.7%

Cash Flow Analysis

	2016	2017	2018	TTM 1/31/2019	U/W	%(1)	U/W $ per SF
Base Rent	$3,898,420	$3,900,231	$3,915,686	$3,905,888	$3,924,237	88.7%	$11.66
Grossed Up Vacant Space	0	0	0	0	452,976	10.3	1.35
Gross Potential Rent	$3,898,420	$3,900,231	$3,915,686	$3,905,888	$4,377,213	99.0%	$13.01
Other Income(2)	47,936	45,699	45,155	45,614	45,614	1.0	0.14
Net Rental Income	$3,946,356	$3,945,930	$3,960,840	$3,951,501	$4,422,826	100.0%	$13.15
(Vacancy & Credit Loss)	0	0	0	0	(452,976)(3)	(10.3)	(1.35)
Effective Gross Income	$3,946,356	$3,945,930	$3,960,840	$3,951,501	$3,969,850	89.8%	$11.80

Real Estate Taxes	222,012	223,076	221,359	221,359	261,866	6.6	0.78
Insurance	74,283	75,353	77,032	77,032	158,786	4.0	0.47
Management Fee	118,391	118,378	118,825	118,545	119,096	3.0	0.35
Other Operating Expenses	641,642	634,001	661,256	664,494	651,270	16.4	1.94
Total Operating Expenses	$1,056,327	$1,050,807	$1,078,472	$1,081,430	$1,191,018	30.0%	$3.54

Net Operating Income	$2,890,030	$2,895,122	$2,882,368	$2,870,071	$2,778,832	70.0%	$8.26
Replacement Reserves	0	0	0	0	50,467	1.3	0.15
TI/LC	0	0	0	0	0	0.0	0.00
Net Cash Flow	$2,890,030	$2,895,122	$2,882,368	$2,870,071	$2,728,365	68.7%	$8.11

NOI DSCR	1.44x	1.44x	1.44x	1.43x	1.39x
NCF DSCR	1.44x	1.44x	1.44x	1.43x	1.36x
NOI Debt Yield	9.0%	9.0%	9.0%	9.0%	8.7%
NCF Debt Yield	9.0%	9.0%	9.0%	9.0%	8.5%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Other Income includes late fees, administrative fees, merchandise sales, and miscellaneous income and other fees.

(3)	The underwritten economic vacancy is 10.3%. As of February 24, 2019, the Shreveport Storage Portfolio was 90.6% occupied.

Appraisal. The appraiser concluded to an aggregate “as-is” appraised value of $43,500,000 as of February 25, 2019.

Environmental Matters. According to the Phase I environmental site assessments dated February 26, 2019, there was no evidence of any recognized environmental conditions at the Shreveport Storage Portfolio Properties.

Market Overview. All of the Shreveport Storage Portfolio Properties are located within the Shreveport-Bossier City metropolitan statistical area (“MSA”), with the Airline Property located approximately 10.5 miles north of the EBK Property and 14.1 miles north of the I-49 Property, and the EBK Property located approximately 4.0 miles north of the I-49 Property. The Airline Property has an average traffic count of approximately 28,000 vehicles per day and is located approximately 1.1 miles north of Interstate 220, an east-west thoroughfare through Shreveport that leads to the Shreveport Regional Airport (approximately 13.2 miles south west of the Airline Property). The EBK Property has an average traffic count of approximately 46,000 vehicles per day and is located approximately 1.1 miles east of Highway 1 and 3.4 miles east of Interstate 49, which are north-south thoroughfares in the Shreveport-Bossier City MSA. The I-49 Property has an average traffic count of approximately 23,000 vehicles per day and is located approximately 0.6 miles east of Interstate 49.

According to a third party market report, Shreveport is considered to be an educational, commercial and cultural center of the greater Arkansas, Louisiana, and Texas region due to its location bordering Arkansas and Texas. There are numerous higher education institutions in the area, including Louisiana State University Shreveport, Louisiana Tech University Shreveport, Southern University at Shreveport, and Louisiana Baptist University. These institutions reported a combined total enrollment of more than 30,000 students for the 2017-2018 school year. According to the appraisals, the top three industries within the Shreveport-Bossier City MSA are health care/social assistance, retail trade, and educational services, which account for a combined total of approximately 37.0% of the area’s population. Further, the Shreveport-Bossier City MSA has an unemployment rate of 3.6%, which compares favorably to the unemployment rate of Louisiana at 4.9%, and the unemployment rate of United States at 3.9% as of 2018.

According to the appraisals, the five-mile trade area of the Shreveport Storage Portfolio Properties is generally under-supplied with climate controlled self storage units. Approximately 98.5% of the conventional self storage units at the Airline Property are climate controlled compared to the appraiser’s competitive set average of approximately 43.3%. Additionally, approximately 88.2% and 100.0% of the conventional self storage units at the EBK Property and I-49 Property, respectively, are climate controlled compared to the appraiser’s competitive set average of approximately 36.6%.

According to the appraisals, the Shreveport Storage Portfolio Properties are situated within the Shreveport-Bossier City self storage market, which reported a 10.0% vacancy rate as of the fourth quarter of 2018. The appraiser concluded to market rents for the

A-3-55

Self Storage – Self Storage Property Addresses - Various, LA	Loan #6 Shreveport Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 73.6% 1.36x 8.7%

Shreveport Storage Portfolio Properties of $73 per unit per month for 10x10 non-climate controlled units (compared to average in-place rent of $69) and $125 per unit per month for 10x10 climate controlled units (compared to average in-place rent of $114).

The following table presents certain demographic information with respect to the Shreveport Storage Portfolio Properties:

Demographic Summary(1)

Property	City	State	2018 Population (within 1- / 3- / 5-mile radius)	2018 Average Income (within 1- / 3- / 5-mile radius)
Airline	Bossier City	LA	5,116 / 23,207 / 65,631	$102,578 / $79,509 / $67,062
EBK	Shreveport	LA	4,144 / 56,105 / 134,400	$69,728 / $79,319 / $66,642
I-49	Shreveport	LA	1,154 / 41,667 / 102,652	$75,302 / $76,272 / $75,898

(1)	Based on the 2018 demographic and market information as provided by the appraisal.

The following table presents certain information relating to some comparable self storage properties for the Airline Property:

Competitive Set(1)
(Airline Property)

	Airline Property (Subject)	Best Yet Self Storage	Benton Road Storage Center	Cubby Hole Louisiana Storage 2	SecurCare Self Storage	Barksdale Self Storage	South Bossier Storage Center
Location	Bossier City, LA	Bossier City, LA	Bossier City, LA	Bossier City, LA	Bossier City, LA	Bossier City, LA	Bossier City, LA
Distance to Airline	--	3.7 miles	1.0 mile	3.2 miles	4.3 miles	4.2 miles	4.3 miles
Property Type	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage
Year Built/ Renovated	2000 & 2007/ NAP	2015/NAP	2013/NAP	2003/NAP	2005/NAP	1984/NAP	2015/NAP
Total Units	1,294(2)	400	425	633	454	418	750
% of Climate Controlled Units	98.5%(2)	90.0%	40.0%	25.0%	95.0%	55.0%	80.0%
Total SF	132,685 SF(2)	59,340 SF	67,182 SF	52,625 SF	40,600 SF	59,630 SF	91,500 SF
Occupancy	89.1%(2)	90.0%	95.0%	91.0%	91.0%	95.0%	92.0%

(1)	Information obtained from the appraisal.
(2)	Information obtained from the underwritten rent roll.

A-3-56

Self Storage – Self Storage Property Addresses - Various, LA	Loan #6 Shreveport Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 73.6% 1.36x 8.7%

The following table presents certain information relating to some comparable self storage properties for the EBK Property I-49 Property:

Competitive Set(1)
(EBK Property and I-49 Property)

	EBK Property (Subject)	I-49 Property (Subject)	CubeSmart Self Storage	Ellerbe Storage Center	Cubby Hole Louisiana Storage	SecurCare Self Storage	SecurCare Self Storage	Mansfield Road Storage
Location	Shreveport, LA	Shreveport, LA	Shreveport, LA	Shreveport, LA	Shreveport, LA	Shreveport, LA	Shreveport, LA	Shreveport, LA
Distance to EBK	--	4.0 miles	3.7 miles	4.0 miles	2.2 miles	0.8 miles	4.6 miles	4.7 miles
Distance to I-49	4.0 miles	--	0.3 miles	0.8 miles	1.7 miles	3.1 miles	3.8 miles	3.4 miles
Property Type	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage
Year Built/ Renovated	1997 & 2006/ NAP	2001 & 2005/ NAP	1995/NAP	2006/NAP	2001/NAP	1985/NAP	2000/NAP	1980/NAP
Total Units	1,010(2)(3)	946(2)(4)	655	410	633	383	407	500
% of Climate Controlled Units	88.2%(2)(3)	100.0%(2)(4)	10.0%	25.0%	35.0%	10.0%	0.0%	90.0%
Total SF	107,694 SF(2)	96,068 SF(2)	90,000 SF	61,500 SF	67,300 SF	39,000 SF	40,700 SF	62,500 SF
Total Occupancy	94.7%(2)	88.0%(2)	90.0%	94.0%	92.0%	93.0%	95.0%	92.0%

(1)	Information obtained from the appraisals.

(2)	Information obtained from the underwritten rent rolls.

(3)	The EBK Property’s 1,010 total units contain 943 conventional self storage units and 67 uncovered spaces for RV’s, boats, and automobiles. Of the 943 conventional self storage spaces, 832 are climate controlled.

(4)	The I-49 Property’s 946 total units contain 895 conventional self storage units and 51 spaces (26 uncovered and 25 covered) for RV’s, boats, and automobiles. All of the 895 conventional self storage spaces are climate controlled.

Escrows.

Real Estate Taxes – The Shreveport Storage Portfolio Mortgage Loan documents require an upfront real estate tax reserve of $84,656 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $21,164).

Insurance – The Shreveport Storage Portfolio Mortgage Loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing, (ii) the Shreveport Storage Portfolio Borrower or an affiliate provides the lender with evidence that the Shreveport Storage Portfolio Properties’ insurance coverage is included in a blanket policy and such policy is in full force and effect and (iii) the Shreveport Storage Portfolio Borrower pays all applicable insurance premiums and provides the lender with evidence of timely payment of insurance premiums/renewals.

Replacement Reserves – The Shreveport Storage Portfolio Mortgage Loan documents require ongoing monthly replacement reserves of $4,206.

Immediate Repairs Reserve – The Shreveport Storage Portfolio Mortgage Loan documents require an upfront reserve of $19,688 for immediate repairs, which is 125% of the amount recommended by the property engineering reports dated February 26, 2019.

Lockbox and Cash Management. Upon the occurrence of a Cash Trap Event Period (as defined below), the Shreveport Storage Portfolio Borrower is required to establish a lender-controlled lockbox account and cause all rents to be deposited immediately into such lockbox account. During the continuance of a Cash Trap Event Period, all funds in the lockbox account are required to be swept into the cash management account controlled by the lender and disbursed on each payment date in accordance with the Shreveport Storage Portfolio Mortgage Loan documents and all excess funds are required to be swept to an excess cash flow subaccount controlled by the lender.

A “Cash Trap Event Period” will commence upon the earliest to occur of the following:

(i)	an event of default under the Shreveport Storage Portfolio Mortgage Loan; or

(ii)	the net cash flow debt service coverage ratio falling below 1.15x at the end of any calendar quarter.

A Cash Trap Event Period will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default; or

●	with regard to clause (ii) above, the net cash flow debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters.

Property Management. The Shreveport Storage Portfolio Properties are managed by Storage Asset Management, LLC (“SAM”), a property management & consulting company that specializes in self storage properties. With more than 300 employees and 70 years of industry experience, SAM employs a team of district managers, marketing professionals, accountants, store managers and assistant managers. SAM currently manages over 150 properties totaling more than 7.0 million square feet.

Partial Release. Not permitted.

A-3-57

Self Storage – Self Storage Property Addresses - Various, LA	Loan #6 Shreveport Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 73.6% 1.36x 8.7%

Real Estate Substitution. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Shreveport Storage Portfolio Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the Shreveport Storage Portfolio Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Shreveport Storage Portfolio Properties, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

A-3-58

Self Storage – Self Storage Property Addresses - Various	Loan #7 Inland Devon Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 57.8% 1.63x 9.7%

DEVON
SELF
STORAGE

3577 New Getwell Road

Shelby Avenue

US HW 75

2700 Poplar Avenue

Gene Autry Trail

A-3-59

Self Storage – Self Storage Property Addresses - Various	Loan #7 Inland Devon Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 57.8% 1.63x 9.7%

North Palm Springs
COACHELLA VALLEY
PALM SPRINGS
Cathedral City
Thousand Palms
Rancho Mirage
PALM DESERT
RIVERSIDE COUNTY
AGUA CALIENTE INDIAN RESERVATION
SAN JACINTO MOUNTAINS
SAN BERNARDINO NATIONAL FOREST

Wauwatosa
Downtown
West Allis
West Milwaukee
MILWAUKEE
Lake Michigan
St. Francis
Greenfield
Hales Corners
Greendale
Cudahy
South Milwaukee
Franklin
Oak Creek

Silver Lakes
MOJAVE DESERT
Apple Valley
Adelanto
Victorville
Phelan
Oak Hills
Hesperia
Lucerne Valley
SAN BERNARDINO COUNTY
Wrightwood
SAN BERNARDINO NATIONAL FOREST
SAN BERNARDINO MOUNTAINS
Lytle Creek
Crestline
Lake Arrowhead
Running Springs
SAN BERNARDINO

Inland Devon Self Storage Portfolio

1	67650 East Ramon Road	Cathedral City, CA	12	1720 Loy Lake Road	Sherman, TX
2	2700 Poplar Avenue	Memphis, TN	13	6140 East Shelby Drive	Memphis, TN
3	1400 South Gene Autry Trail	Palm Springs, CA	14	6017 Interstate 30	Greenville, TX
4	3686 Old Germantown Road	Memphis, TN	15	7777 Moriarty Road	Memphis, TN
5	500 Radio Road	Palm Springs, CA	16	8123 Wesley Street	Greenville, TX
6	9275 Macon Road	Memphis, TN	17	2922 South 5th Court	Milwaukee, WI
7	72500 Varner Road	Thousand Palms, CA	18	3577 New Getwell Road	Memphis, TN
8	22075 Highway 18	Apple Valley, CA	19	5141 American Way	Memphis, TN
9	3640 Austin Peay Highway	Memphis, TN	20	6390 Winchester Road	Memphis, TN
10	18690 Highway 18	Apple Valley, CA	21	4705 Winchester Road	Memphis, TN
11	1700 US Highway 75	Sherman, TX			

Lone Grove
Ardmore
Madill
OKLAHOMA
Durant
Hugo
Red River
Denison
Gainesville
Sherman
Bonham
Paris
TEXAS
Sanger
Celina
Anna
Denton
Prosper
McKinney
Commerce
Sulphur Springs
Frisco
Greenville
Lewisville
Allen
Plano
Rowlett
Royse City
Garland
DALLAS
Rockwall
FT. WORTH
Irving
Mesquite
Terrell
Arlington
Mineola
Mansfield
Seagoville
Kaufman

TIPTON CO
CRITTENDEN COUNTY
SHELBY COUNTY
Millington
Brunswick
Lakeland
Arlington
Bartlett
Hickory Withe
ARKANSAS
Marion
West Memphis
MEMPHIS
Cordova
Downtown
Germantown
Collierville
Piperton
TENNESSEE
MISSISSIPPI
Lynchburg
Horn Lake
South Haven
Olive Branch
Miller
DE SOTO COUNTY
MARSHALL COUNTY
Hernando
Byhalia

A-3-60

No. 7 – Inland Devon Self Storage Portfolio

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Portfolio
	Original Principal Balance(1):	$30,000,000		Property Type – Subtype:	Self Storage – Self Storage
	Cut-off Date Balance(1):	$30,000,000		Location:	Various
	% of Initial Pool Balance:	3.2%		Size:	1,428,720 SF
	Loan Purpose:	Acquisition		Cut-off Date Balance Per SF(1):	$49.69
	Borrower Sponsor:	Inland Private Capital Corporation		Maturity Date Balance Per SF(1):	$45.21
	Guarantor:	Inland Private Capital Corporation		Year Built/Renovated:	Various/Various
	Mortgage Rate:	4.1400%		Title Vesting:	Fee
	Note Date:	March 29, 2019		Property Manager:	Devon Self Storage Holdings (US) LLC
	Seasoning:	1 month		Current Occupancy (As of):	81.3% (3/6/2019)
	Maturity Date:	April 6, 2029		YE 2018 Occupancy:	82.7%
	IO Period:	60 months		YE 2017 Occupancy:	83.2%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	82.3%
	Amortization Term (Original):	360 months		YE 2015 Occupancy:	79.1%
	Loan Amortization Type:	Interest-only, Amortizing Balloon		Appraised Value:	$122,770,000
	Call Protection:	L(23),GRTR 1% or YM(93),O(4)		Appraised Value Per SF:	$85.93
	Lockbox Type:	Springing		Appraisal Valuation Date:	Various

	Additional Debt(1)(3):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(1) (3):	Pari Passu ($41,000,000); Future Unsecured Debt		TTM NOI (2/28/2019):	$7,526,287
				YE 2018 NOI:	$7,407,429
				YE 2017 NOI:	$7,135,768
				YE 2016 NOI:	$6,699,524
				U/W Revenues:	$13,394,162
				U/W Expenses:	$6,494,187
				U/W NOI:	$6,899,975
				U/W NCF:	$6,752,457
Escrows and Reserves(2)				U/W DSCR based on NOI/NCF(1):	1.67x / 1.63x
	Initial	Monthly	Cap	U/W Debt Yield based on NOI/NCF(1):	9.7% / 9.5%
Taxes	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	10.7% / 10.5%
Insurance	$0	Springing	NAP	Cut-off Date LTV Ratio(1):	57.8%
Replacement Reserve	$142,892	Springing	$714,460	LTV Ratio at Maturity(1):	52.6%
Major Repair Reserve	$1,232,581	$0	NAP

Sources and Uses
Sources			Uses
Original whole loan amount	$71,000,000	58.7%	Purchase price	$118,300,000	97.8%
Sponsor’s new equity contribution	49,911,054	41.3	Upfront reserves	1,375,473	1.1
			Closing costs	1,235,581	1.0
Total Sources	$120,911,054	100.0%	Total Uses	$120,911,054	100.0%

(1)	The Inland Devon Self Storage Portfolio Mortgage Loan (as defined below) is part of the Inland Devon Self Storage Portfolio Whole Loan (as defined below), which comprises two pari passu notes with an aggregate original balance of $71,000,000. All statistical information related to the Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity Based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the Inland Devon Self Storage Portfolio Whole Loan.

(2)	See “Escrows” section for a full description of Escrows and Reserves. Additionally, and unrelated and separate from the Inland Devon Self Storage Portfolio Whole Loan, the Inland Devon Self Storage Portfolio Borrower (as defined below) funded $6,630,840 into a DST reserve account. Collectively, the Initial Escrows and Reserves and trust reserve account will be used to pay for (i) repairs and replacements of the structure, foundation, roof, exterior walls, and parking lot improvements at the Inland Devon Self Storage Portfolio Properties (as defined below), (ii) leasing commissions, (iii) any environmental costs, (iv) any repairs identified in the property condition reports, (v) insurance deductibles and (vi) any other necessary property improvements at the Inland Devon Self Storage Portfolio Properties.

(3)	See “Permitted Additional Unsecured Subordinate Indebtedness” section for a full description of the future unsecured debt.

A-3-61

Self Storage – Self Storage Property Addresses - Various	Loan #7 Inland Devon Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 57.8% 1.63x 9.7%

The Mortgage Loan. The mortgage loan (the “Inland Devon Self Storage Portfolio Mortgage Loan”) is part of a whole loan (the “Inland Devon Self Storage Portfolio Whole Loan”) evidenced by two pari passu notes with an original principal balance of $71,000,000 and an outstanding principal balance as of the Cut-off Date of $71,000,000 secured by a first mortgage encumbering the fee interest in 21 self-storage properties located in Tennessee, California, Texas, and Wisconsin (the “Inland Devon Self Storage Portfolio Properties” or the “Inland Devon Self Storage Portfolio”). The Inland Devon Self Storage Portfolio Mortgage Loan represents the non-controlling Note A-2. The controlling Note A-1 is expected to be contributed to a future securitization trust. The lender provides no assurances that the non-securitized note will not be split further. The Inland Devon Self Storage Portfolio Whole Loan will be serviced under the WFCM 2019-C50 pooling and servicing agreement until the securitization of controlling Note A-1, at which time servicing will shift to the pooling and servicing agreement governing the future securitization transaction. See “Description of the Mortgage Pool – The Whole Loans – The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement –Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$41,000,000	$41,000,000	Barclays Capital Real Estate Inc.	Yes
A-2	$30,000,000	$30,000,000	WFCM 2019-C50	No
Total	$71,000,000	$71,000,000

The Borrower and Borrower Sponsor. The borrower is Four State Storage DST (the “Inland Devon Self Storage Portfolio Borrower”), a Delaware statutory trust (“DST”) that is a single purpose, bankruptcy-remote entity. Upon the occurrence of a Conversion Event (as defined below), the Inland Devon Self Storage Portfolio Borrower must convert from a DST to a Delaware limited liability company. The Inland Devon Self Storage Portfolio Borrower has master leased the Inland Devon Self Storage Portfolio Properties to a master lessee affiliated with the borrower sponsor. The master lessee is structured to be a single purpose entity. The master lessee’s interest in the master lease and all rents are assigned to the lender. The borrower sponsor has a 100% ownership interest in the master lessee. The master lease is subordinate to the Inland Devon Self Storage Portfolio Whole Loan. There is no income underwritten from the master lease as the Inland Devon Self Storage Portfolio was underwritten to the underlying property income. There is one independent director for the borrowing entity, one independent director for the master lessee and one independent director for the signatory trustee. Legal counsel to the Inland Devon Self Storage Portfolio Borrower delivered a non-consolidation opinion in connection with the origination of the Inland Devon Self Storage Portfolio Whole Loan. See “Description of the Mortgage Pool—Delaware Statutory Trusts” in the Prospectus.

A “Conversion Event” will commence upon the earliest of (i) the occurrence of any event of default with respect to which the Inland Devon Self Storage Portfolio Borrower does not deliver within 10 business days a reasoned opinion of tax counsel acceptable to the lender that either (a) the Inland Devon Self Storage Portfolio Borrower is able to remedy such event of default without effectuating a conversion and (b) effectuating a conversion would not reasonably be expected to improve the ability of the Inland Devon Self Storage Portfolio Borrower to remedy the event of default; (ii) 30 days prior to the maturity date if the lender does not have reasonable evidence that the loan will be repaid; or (iii) the Inland Devon Self Storage Portfolio Borrower deeming it prudent to effectuate such conversion.

The borrower sponsor and carve-out guarantor of the Inland Devon Self Storage Portfolio Whole Loan is Inland Private Capital Corporation (“IPCC”). IPCC is an industry leader in securitized 1031 exchange transactions, sponsoring over 231 private placement programs since its inception that have offered more than $4.5 billion in equity and have served over 12,500 investors. According to the sponsor, through December 31, 2018, IPCC-sponsored private placements have been made up of 621 properties comprised of more than 44 million square feet of gross leasable area, including more than 16,500 residential units. As of December 31, 2018, IPCC has $7.3 billion assets under management. IPCC has had previous, and is involved in ongoing, foreclosures unrelated to the Inland Devon Self Storage Portfolio. See “Description of the Mortgage Pool – Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Properties. The Inland Devon Self Storage Portfolio is a 21-property, 1,428,720 square-foot self-storage portfolio located in Tennessee (10 properties, 49.3% of NRA), California (six properties, 32.0% of NRA), Texas (four properties, 14.6% of NRA), and Wisconsin (one property, 4.1% of NRA). The properties were constructed from 1966 to 2000 and range in size from 38,892 square feet to 109,255 square feet, with no property comprising of more than 7.6% of the total net rentable area. The Inland Devon Self Storage Portfolio has a total of 10,824 units, 1,735 of which are climate controlled. The Inland Devon Self Storage Portfolio also includes 486 RV/parking units, two billboard spaces, 38 office units and five cell towers. The portfolio was 81.3% occupied as of March 6, 2019.

A-3-62

Self Storage – Self Storage Property Addresses - Various	Loan #7 Inland Devon Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 57.8% 1.63x 9.7%

The following table presents certain information regarding the Inland Devon Self Storage Portfolio Properties:

Property Name – Location	Allocated Whole Loan Cut-off Date Balance	% of Portfolio Whole Loan Cut-off Date Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	U/W NOI	% of U/W NOI	Storage Units
67650 East Ramon Road Cathedral City, CA	$8,075,000	11.4%	86.8%	1987/NAP	109,255	$14,000,000	$769,008	11.1%	767
2700 Poplar Avenue Memphis, TN	$6,625,000	9.3%	79.7%	1966/NAV	92,845	$11,400,000	$652,715	9.5%	651
1400 South Gene Autry Trail Palm Springs, CA	$4,950,000	7.0%	91.3%	1987/NAP	72,875	$9,100,000	$456,430	6.6%	547
3686 Old Germantown Road Memphis, TN	$4,550,000	6.4%	82.7%	1986/NAP	108,906	$6,900,000	$475,147	6.9%	841
500 Radio Road Palm Springs, CA	$4,500,000	6.3%	95.3%	1989/NAP	64,770	$8,200,000	$417,653	6.1%	549
9275 Macon Road Memphis, TN	$4,450,000	6.3%	76.0%	1994/NAP	67,900	$7,900,000	$413,771	6.0%	549
72500 Varner Road Thousand Palms, CA	$4,225,000	6.0%	82.0%	1990/NAP	74,855	$7,400,000	$402,153	5.8%	693
22075 Highway 18 Apple Valley, CA	$4,050,000	5.7%	87.3%	1988/NAP	73,565	$6,600,000	$410,341	5.9%	573
3040 Austin Peay Highway Memphis, TN	$4,000,000	5.6%	91.7%	1973/NAP	71,885	$6,900,000	$393,506	5.7%	539
18690 Highway 18 Apple Valley, CA	$3,825,000	5.4%	88.8%	1988/NAP	61,755	$6,300,000	$388,866	5.6%	455
1700 US Highway 75 Sherman, TX	$3,450,000	4.9%	89.2%	1996/NAP	48,625	$5,200,000	$350,318	5.1%	393
1720 Loy Lake Road Sherman, TX	$3,200,000	4.5%	77.5%	1997/NAP	55,100	$5,350,000	$323,594	4.7%	502
6140 East Shelby Drive Memphis, TN	$2,900,000	4.1%	87.7%	1990/NAP	72,700	$4,450,000	$285,489	4.1%	577
6017 Interstate 30 Greenville, TX	$2,775,000	3.9%	80.9%	1990/NAP	59,585	$4,890,000	$257,823	3.7%	445
7777 Moriarty Road Memphis, TN	$2,550,000	3.6%	70.3%	1989/NAP	54,325	$4,700,000	$251,132	3.6%	368
8123 Wesley Street Greenville, TX	$1,950,000	2.7%	79.8%	2000/NAP	45,100	$3,480,000	$182,701	2.6%	307
2922 South 5th Court Milwaukee, WI	$1,950,000	2.7%	69.1%	1983/NAP	58,700	$3,400,000	$183,202	2.7%	488
3577 New Getwell Road Memphis, TN	$1,100,000	1.5%	72.7%	1984/NAP	96,363	$2,250,000	$110,584	1.6%	478
5141 American Way Memphis, TN	$875,000	1.2%	84.5%	1984/NAP	40,399	$1,600,000	$85,611	1.2%	329
6390 Winchester Road Memphis, TN	$550,000	0.8%	72.1%	1985/NAP	38,892	$1,200,000	$53,961	0.8%	316
4705 Winchester Road Memphis, TN	$450,000	0.6%	53.2%	1981/NAP	60,320	$1,550,000	$35,969	0.5%	457
Total/Weighted Average	$71,000,000	100.0%	81.3%		1,428,720	$122,770,000	$6,899,975	100.0%	10,824

The following table presents historical occupancy percentages at the Inland Devon Self Storage Portfolio:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	3/6/2019(2)
79.1%	82.3%	83.2%	82.7%	81.3%

(1)	Information provided by the Inland Devon Self Storage Portfolio Borrower.

(2)	Information obtained from the underwritten rent roll.

A-3-63

Self Storage – Self Storage Property Addresses - Various	Loan #7 Inland Devon Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 57.8% 1.63x 9.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Inland Devon Self Storage Portfolio Properties:

Cash Flow Analysis

	2015	2016	2017	2018	TTM 2/28/2019	U/W	%(1)	U/W $ per SF
Base Rent	$13,494,459	$13,847,868	$14,492,789	$12,069,652	$12,138,016	$12,138,016	74.0%	8.50
Grossed Up Vacant Space	0	0	0	0	0	2,999,319	18.3	2.10
Gross Potential Rent	$13,494,459	$13,847,868	$14,492,789	$12,069,652	$12,138,016	$15,137,335	92.3%	$10.60
Other Income	1,079,929	1,075,102	1,227,424	1,238,151	1,256,146	1,256,146	7.7	0.88
Net Rental Income	$14,574,388	$14,922,970	$15,720,213	$13,307,803	$13,394,162	$16,393,481	100.0%	$11.47
(Vacancy & Credit Loss)	(3,315,954)	(3,115,402)	(3,077,179)	(77,556)	0	(2,999,319)(2)	(19.8)	(2.10)
Effective Gross Income	$11,258,434	$11,807,568	$12,643,034	$13,230,247	$13,394,162	$13,394,162	81.7%	$9.37

Real Estate Taxes	1,484,366	1,451,932	1,527,597	1,595,121	1,591,735	1,893,881	14.1	1.33
Insurance	192,430	215,381	200,104	169,551	177,660	294,873	2.2	0.21
Management Fee	629,992	368,963	392,959	412,365	415,282	669,708	5.0	0.47
Other Operating Expenses	3,292,040	3,071,768	3,386,606	3,645,781	3,683,198	3,635,724	27.1	2.54
Total Operating Expenses	$5,598,828	$5,108,044	$5,507,266	$5,822,818	$5,867,875	$6,494,187	48.5%	$4.55

Net Operating Income	$5,659,606	$6,699,524	$7,135,768	$7,407,429	$7,526,287	$6,899,975	51.5%	$4.83
Replacement Reserves	142,967	142,864	142,864	142,864	142,864	147,518	1.1	0.10
TI/LC	0	0	0	0	0	0	0.0	0.00
Net Cash Flow	$5,516,639	$6,556,660	$6,992,905	$7,264,565	$7,383,424	$6,752,457	50.4%	$4.73

NOI DSCR	1.37x	1.62x	1.73x	1.79x	1.82x	1.67x
NCF DSCR	1.33x	1.59x	1.69x	1.76x	1.78x	1.63x
NOI Debt Yield	8.0%	9.4%	10.1%	10.4%	10.6%	9.7%
NCF Debt Yield	7.8%	9.2%	9.8%	10.2%	10.4%	9.5%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	The underwritten economic vacancy is 18.3%. The Inland Devon Self Storage Portfolio Properties were 81.3% occupied as of March 6, 2019.

Appraisal. The appraiser concluded to an “as-is” Appraised Value for the Inland Devon Self Storage Portfolio Properties of $122,770,000 with appraisals dated from March 7, 2019 to March 12, 2019.

Environmental Matters. According to Phase I environmental site assessments dated from January 18, 2019 to January 25, 2019, there was no evidence of any recognized environmental conditions at the Inland Devon Self Storage Portfolio Properties.

Market Overview. The Inland Devon Self Storage Portfolio Properties are located in Tennessee (10 properties, 49.3% of NRA), California (six properties, 32.0% of NRA), Texas (four properties, 14.6% of NRA), and Wisconsin (one property, 4.1% of NRA). According to the appraisals, the Tennessee properties are located in the Memphis metro area with average monthly asking rents of $85.52 and $132.02 for 10x10 non-climate controlled and climate controlled units, respectively. As of year-end 2018, the Memphis Market had physical occupancy of 88.4% for self storage properties. According to the appraisals, the California properties are located within the San Bernardino/Riverside metro area with average monthly asking rents of approximately $113 and $152 for 10x10 non-climate controlled and climate controlled units, respectively. As of year-end 2018, the San Bernardino metro area had 91.6% physical occupancy for self storage properties. According to the appraisals, the Texas properties are located in the Dallas metro area with average monthly asking rents of $116.43 and $152.51 for non-climate controlled and climate controlled units, respectively. As of year-end 2018, the Dallas metro area had 88.9% physical occupancy for self storage properties. According to the appraisal, the Wisconsin property is located in the Milwaukee metro area with asking rents of approximately $91 and $121 for non-climate controlled and climate controlled units, respectively. As of year-end 2018, the Milwaukee metro area had 80.7% physical occupancy for self storage properties.

Escrows.

Real Estate Taxes – The Inland Devon Self Storage Portfolio Borrower is required to make monthly payments of one-twelfth of the taxes payable during the next 12 months upon (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than or equal to 1.15x based on a 30-year amortization schedule.

A-3-64

Self Storage – Self Storage Property Addresses - Various	Loan #7 Inland Devon Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 57.8% 1.63x 9.7%

Insurance – The Inland Devon Self Storage Portfolio Borrower is required to make monthly payments of one-twelfth of the insurance premiums payable during the next 12 months upon (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than or equal to 1.15x based on a 30-year amortization schedule.

Replacement Reserves – At closing, the Inland Devon Self Storage Portfolio Borrower deposited $142,892 upfront to cover this year’s monthly replacement reserves. The Inland Devon Self Storage Portfolio Borrower is required to make monthly payments of $11,908 for replacement reserves which may be re-assessed as necessary on an annual basis, capped at $714,460. The Inland Devon Self Storage Portfolio Borrower’s obligation to make replacement reserves will be waived if each of the following conditions are satisfied: (i) the Inland Devon Self Storage Portfolio Borrower has deposited in the replacement reserve account an amount equal to $142,892 (the annual replacement reserve deposit) in either cash or by posting a letter of credit, (ii) no event of default exists, and (iii) the lender has acquired satisfactory evidence of payment of replacement reserves in an amount greater than or equal to $0.10 per square foot per annum.

Major Repair Fund – The Inland Devon Self Storage Portfolio Borrower deposited $1,232,581 for major repairs at the 1720 Loy Lake Road property and the 4705 Winchester Road property. The major repairs at the 1720 Loy Lake Road property are to repair damage caused by a fire in May 2018 affecting approximately 78 units. The required repairs are expected to be completed in 2019 (but must be completed within two years from the closing date of the Inland Devon Self Storage Portfolio Whole Loan) using insurance funds, however, $123,119 was reserved for these repairs reflecting 120% of the expected cost. The major repairs at the 4705 Winchester Road property include repairs to certain roofs, eaves and gutters due to water damage to approximately 150 units. The required repairs must be completed within four years of the closing date of the Inland Devon Self Storage Portfolio Whole Loan, and $1,109,462 of the major repair fund was reserved for these repairs, reflecting 120% of the expected cost.

Lockbox and Cash Management. A springing lockbox is required with respect to the Inland Devon Self Storage Portfolio Whole Loan. The springing lockbox will be established within five business days of the first occurrence of a Triggering Event (as defined below). During the continuance of a Triggering Event, the Inland Devon Self Storage Portfolio Borrower is required to deposit, or cause to be deposited, all rents into the lockbox account within three business days of receipt. Additionally, upon the occurrence of a Triggering Event, all funds deposited in the lockbox account will be transferred to a cash management account and those funds will be disbursed in accordance with the Inland Devon Self Storage Portfolio Whole Loan documents. During the continuance of an Excess Cash Flow Trigger Event (as defined below), all excess cash flow to be deposited into an excess cash flow reserve to be held as additional security for the Inland Devon Self Storage Portfolio Whole Loan.

A “Triggering Event” will commence upon the earliest of (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than 1.20x at the end of any calendar quarter. A Triggering Event will expire with regard to clause (i), the end of such event of default and with respect to clause (ii), the debt service coverage ratio being greater than or equal to 1.25x for two consecutive calendar quarters.

An ”Excess Cash Flow Trigger Event” will commence upon the earliest of (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than 1.20x for two or more consecutive calendar quarters. An Excess Cash Flow Trigger Event will end upon, with respect to clause (i) above, the end of such event of default and, with respect to clause (ii) above, the debt service coverage ratio being greater than or equal to 1.25x for two consecutive calendar quarters.

Property Management. The Inland Devon Self Storage Portfolio Properties are managed by Devon Self Storage Holdings (US) LLC, a Delaware limited liability company. Devon Self Storage Holdings (US) LLC was the property manager for and had a partial ownership interest in the Inland Devon Self Storage Portfolio prior to the sponsor’s acquisition thereof and is being retained by the sponsor to continue performing the role going forward. Founded in 1988, Devon Self Storage Holdings (US) LLC has owned or managed 183 facilities in 24 states and three European countries and is ranked as one of the top 15 self-storage operators in the United States.

Partial Release. After the lockout period, the Inland Devon Self Storage Portfolio Borrower may release an individual property provided that, among other conditions stated in the Inland Devon Self Storage Portfolio Whole Loan documents, (i) no event of default has occurred and is continuing; (ii) the amount of the Inland Devon Self Storage Portfolio Whole Loan prepaid will exceed 120% of the allocated loan amount; (iii) the debt service coverage ratio for the remaining properties after such release is at least equal to the greater of (a) 1.63x and (b) the debt service coverage ratio for the remaining properties and the released property for the preceding 12 months capped at 1.75x; (iv) the loan-to-value ratio after such release is less than or equal to the lesser of (a) 57.8% and (b) the loan-to-value ratio for the remaining properties and the released property immediately preceding the release of the property; however, this condition does not apply does not apply to the release of any individual property if, after such release, the aggregate allocated loan amounts of all the properties that have been released are less than 20% of the total original principal balance of the Inland Devon Self Storage Portfolio Whole Loan; (v) the debt yield for the remaining properties after such release is greater than or equal to the greater of (a) 9.73% and (b) the debt yield of the remaining properties and the released property for the 12 months prior to such release capped at 10.25%;(vi) rating agency confirmation; and (viii) the payment of the yield maintenance premium (if such partial release occurs prior to January 6, 2029).

Subordinate and Mezzanine Indebtedness. None.

Permitted Additional Unsecured Subordinate Indebtedness. Provided no event of default has occurred and is continuing, the Inland Devon Self Storage Portfolio Borrower may obtain unsecured loans from the guarantor of the Inland Devon Self Storage Portfolio Whole Loan provided that the proceeds of such loans are required to be used solely to pay the monthly debt service payment amount, capital expenditures (as approved by the lender), extraordinary expenses, maintenance expenses, re-tenanting of the Inland Devon Self Storage Portfolio Properties and actual operating expenses as a result of insufficient reserves held by the Inland Devon Self Storage Portfolio Borrower or as a result of insufficient rents being paid. The subordinate debt must at all times be, (i) unsecured, (ii) subordinate

A-3-65

Self Storage – Self Storage Property Addresses - Various	Loan #7 Inland Devon Self Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 57.8% 1.63x 9.7%

in all respects to the Inland Devon Self Storage Portfolio Whole Loan pursuant to a subordination and standstill agreement, which is required to be executed and delivered by the guarantor prior to providing the subordinate debt, (iii) without a maturity date, and (iv) evidenced by a promissory note with terms and conditions otherwise acceptable to the lender. Under no circumstances may the subordinate debt be used to make distributions to any beneficial owners of the Inland Devon Self Storage Portfolio Borrower.

Ground Lease. None.

Terrorism Insurance. The Inland Devon Self Storage Portfolio Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Inland Devon Self Storage Portfolio Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Inland Devon Self Storage Portfolio Properties, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

A-3-66

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

A-3-67

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

The Colonnade Office Complex
Not Part of Collateral
ARAPAHO ROAD
PORTE COCHERE
GARAGE ACCESS
COLONNADE III 16-STORY, CLASS AA OFFICE TOWER
COLONNADE II 14-STORY, CLASS AA OFFICE TOWER
THREE-STORY ATRIUM
COLONNADE I 12-STORY, CLASS AA OFFICE TOWER
8-STORY PARKING GARAGE
Frost Bank
GARAGE ACCESS
SPECTRUM DRIVE
DALLAS PARKWAY
DALLAS NORTH TOLLWAY
DALLAS PARKWAY

A-3-68

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

The Colonnade Office Complex
15301-15305 North Dallas Parkway
Addison, TX 75001
President George Bush Tpke.
Baylor Reg. Med. Center at Plano
PLANO
Dallas North Tollway
Katie Jackson Park
COLLIN COUNTY
The Arbors
Frankford Rd
Far North Dallas
Campbell Rd
Preston Rd
Hillcrest Rd
Coit Rd
McCallum Blvd
Preston Trail Golf Club
Bent Tree Country Club
Addison Rd
Knoll Trail Dr
Campbell Green Park
Westgrove Dr
Cavanaugh Flight Museum
Quorum Dr
Keller Springs Rd
Kelly Blvd
Carrollton
Addison Airport
Addison Circle
Columbian Country Club of Dallas
Prestonwood Country Club
Millennium Tower
Arapaho Rd
DALLAS COUNTY
Spectrum Centre
Belt Line Rd
Spring Creek Village
Pepper Square
Addison Town Center
Addison
Addison Walk
Village on the Parkway
North Dallas
Fretz Park
Oakbrook Pkwy
Inwood Rd
Noel Rd
Montfort Dr
Marsh Ln
Midway Rd
Alfred J. Loos Stadium and Sports Complex
International Plaza
Bert Fields Park
Brookhaven Country Club
Spring Valley Rd
Brookhaven
Club Dr
Farmers Branch
Centura Tower
Galleria North
Dallas Towers
Alpha Rd
Webb Chapel Rd
Northwood Country Club
Brookhaven College
Galleria Dallas
Dallas Midtown (Under Construction)
Pinnacle Tower
Valley View Ln
LBJ Frwy
Lincoln Centre
Preston Valley Shopping Ctr.
Anderson Bonner Park
DALLAS
Dallas Medical Center
Dallas-Ft. Worth Intl. Airport 12 miles
Medical City Dallas Hospital
Preston Forest Square
Market at Preston Forest
Forest Ln
Preston Forest Village
Preston Forest Shopping Ctr.
Central Expwy
Northaven Rd
Preston Hollow
Preston Royal Village
Royal Ln
Downtown Dallas 8 miles
635
289
190
75
Allen
Lucas
Plano
Lewisville
Flower Mound
Carrollton
Coppell
Richardson
Farmers Branch
Garland
Rowlett
Wylie
Sachse
University Park
Highland Park
Irving
Grand Prairie
DALLAS
Mesquite
Balch Springs
Seagoville
Duncanville
Hutchins
Cedar Hill
DeSoto
Lancaster
Wilmer
Combine
Midlothian
Ovilla
Red Oak

A-3-69

No. 8 – The Colonnade Office Complex

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	UBS AG		Single Asset/Portfolio:	Single Asset
	Original Principal Balance(1):	$28,000,000		Property Type – Subtype:	Office - Suburban
	Cut-off Date Balance(1):	$28,000,000		Location:	Addison, TX
	% of Initial Pool Balance:	3.0%		Size:	1,080,180 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF(1):	$97.21
	Borrower Sponsor:	Fortis Property Group, LLC		Maturity Date Balance Per SF(1):	$97.21
	Guarantor:	Fortis Property Group, LLC		Year Built/Renovated:	1983/2017
	Mortgage Rate:	4.5680%		Title Vesting:	Fee
	Note Date:	January 18, 2019		Property Manager:	Self-managed
	Seasoning:	3 months		Current Occupancy (As of):	91.2% (9/30/2018)
	Maturity Date:	February 6, 2024		YE 2017 Occupancy:	97.1%
	IO Period:	60 months		YE 2016 Occupancy:	94.2%
	Loan Term (Original):	60 months		YE 2015 Occupancy:	94.6%
	Amortization Term (Original):	NAP		YE 2014 Occupancy:	94.2%
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value:	$347,590,000
	Call Protection(2):	L(27),D(28),O(5)		Appraised Value Per SF:	$321.79
	Lockbox Type:	Hard/Springing Cash Management		Appraisal Valuation Date:	October 31, 2018
	Additional Debt(1)(3):	Yes
	Additional Debt Type (Balance)(1)(3):	Pari Passu ($77,000,000) / Subordinate Secured Debt ($118,000,000) / Mezzanine ($17,000,000)

				Underwriting and Financial Information
				TTM NOI (9/30/2018):	$20,063,363
				YE 2017 NOI:	$19,976,818
				YE 2016 NOI:	$18,017,169
				YE 2015 NOI:	$16,949,065
Escrows and Reserves(4)				U/W Revenues:	$33,260,523
	Initial	Monthly	Cap	U/W Expenses:	$13,191,074
Taxes	$502,948	$502,948	NAP	U/W NOI:	$20,069,449
Insurance	$0	Springing	NAP	U/W NCF:	$18,841,320
Replacement Reserve	$0	$17,987	NAP	U/W DSCR based on NOI/NCF(1):	4.12x / 3.86x
TI/LC Reserve	$4,000,000	$89,933	$6,000,000	U/W Debt Yield based on NOI/NCF(1):	19.1% / 17.9%
Immediate Repairs Reserve	$69,163	$0	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	19.1% / 17.9%
Landlord Obligations Reserve	$1,127,202	$0	NAP	Cut-off Date LTV Ratio(1):	30.2%
Tenant Free Rent Funds Reserve	$631,755	$0	NAP	LTV Ratio at Maturity(1):	30.2%

Sources and Uses
Sources			Uses
Original whole loan amount	$223,000,000	92.9%	Loan payoff(5)	$213,024,497	88.8%
Mezzanine loan	17,000,000	7.1	Return of equity	11,917,495	5.0
			Closing costs	8,726,941	3.6
			Upfront reserves	6,331,067	2.6
Total Sources	$240,000,000	100.0%	Total Uses	$240,000,000	100.0%

(1)	See “The Mortgage Loan” section below. The Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity presented above are based on The Colonnade Office Complex Senior Loan (as defined below). The Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity based on The Colonnade Office Complex Whole Loan (as defined below) are $206, $206, 1.68x, 1.58x, 9.0%, 8.4%, 9.0%, 8.4%, 64.2% and 64.2%, respectively. The Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity based on The Colonnade Office Complex Whole Loan and The Colonnade Office Complex Mezzanine Loan (as defined below) (together, “The Colonnade Office Complex Total Debt”) are $222, $222, 1.43x, 1.34x, 8.4%, 7.9%, 8.4%, 7.9%, 69.0% and 69.0%, respectively.

(2)	The lockout period will be at least 27 payments, beginning with and including the first payment date of March 6, 2019. Defeasance of The Colonnade Office Complex Mortgage Loan is permitted at any time after two years after the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 27 payments is based on the expected WFCM 2019-C50 securitization trust closing date in May 2019.

(3)	See “Subordinate and Mezzanine Indebtedness” section below.

(4)	See “Escrows” section below.

(5)	Loan payoff includes (i) costs to defease in the amount of $163,162,316 and (ii) the payoff of 10 member loans totaling $49,862,182.

A-3-70

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

The Mortgage Loan. The mortgage loan (“The Colonnade Office Complex Mortgage Loan”) is part of a whole loan evidenced by (i) 10 senior pari passu promissory notes with an aggregate original principal balance of $105,000,000 (“The Colonnade Office Complex Senior Loan”), (ii) six B-notes with an aggregate original principal balance of $55,000,000 (“The Colonnade Office Complex B-Note”), which are subordinate to The Colonnade Office Complex Senior Loan and (iii) a C-note with an original principal balance of $63,000,000 (“The Colonnade Office Complex C-Note”), which is subordinate to both The Colonnade Office Complex Senior Loan and The Colonnade Office Complex B-Note (The Colonnade Office Complex B-Note and The Colonnade Office Complex C-Note, collectively, “The Colonnade Office Complex Subordinate Notes”, and together with The Colonnade Office Complex Senior Loan, “The Colonnade Office Complex Whole Loan”). The Colonnade Office Complex Whole Loan is secured by a first mortgage encumbering the fee interest in a 1,080,180 square foot office complex located in Addison, Texas (“The Colonnade Office Complex Property”). The Colonnade Office Complex Mortgage Loan represents the non-controlling Notes A-2-1, A-2-2 and A-5. The below table summarizes The Colonnade Office Complex Whole Loan, including the remaining pari passu promissory notes comprising The Colonnade Office Complex Senior Loan, which are currently held by the entities listed below and are expected to be contributed to one or more future securitization trusts. The lender provides no assurances that any non-securitized notes will not be split further or replaced by new notes with reallocated balances. The Colonnade Office Complex Whole Loan is serviced under the UBS 2019-C16 pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1, A-2-3, A-4, A-7	$47,000,000	$47,000,000	UBS 2019-C16	No
A-2-1, A-2-2, A-5	$28,000,000	$28,000,000	WFCM 2019-C50	No
A-3, A-6, A-8	$30,000,000	$30,000,000	UBS AG, or an affiliate	No
B-1	$30,000,000	$30,000,000	The Lincoln National Life Insurance Company	No
B-2	$5,000,000	$5,000,000	Athene Annuity & Life Assurance Company	No
B-3	$5,000,000	$5,000,000	Athene Annuity and Life Company	No
B-4	$5,000,000	$5,000,000	American Equity Investment Life Insurance Company	No
B-5	$5,000,000	$5,000,000	Athene Annuity & Life Assurance Company	No
B-6	$5,000,000	$5,000,000	Athene Annuity & Life Assurance Company	No
C	$63,000,000	$63,000,000	Nonghyup Bank as Trustee for Up Global Private Real Estate Fund V	Yes(1)
Total	$223,000,000	$223,000,000

(1)	The initial controlling note is Note C. If a control appraisal period with respect to Note C has occurred and is continuing, but a control appraisal period with respect to Note B-1 has not occurred and is not continuing, then the control note will be Note B-1. If a control appraisal period with respect to Note B-1 has occurred and is continuing, then the control note will be Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans— The Colonnade Office Complex Whole Loan” in the Prospectus.

The Borrower and Borrower Sponsor. The borrower is FPG Colonnade, LP (“The Colonnade Office Complex Borrower”), a Delaware limited partnership and single purpose entity. Legal counsel to The Colonnade Office Complex Borrower delivered a non-consolidation opinion in connection with the origination of The Colonnade Office Complex Whole Loan. The nonrecourse carve-out guarantor and borrower sponsor of The Colonnade Office Complex Whole Loan is Fortis Property Group, LLC (“Fortis”).

Fortis is a private U.S. real estate investment, operating and development company based in Brooklyn, New York. Founded in 2005, Fortis has acquired and/or developed approximately 8.0 million square feet throughout the United States, with an emphasis on the Northeast and Dallas, Texas markets. Fortis’ portfolio of developments and properties under management are primarily Class A office and multi-family rental and condominium properties, along with other assets such as retail and industrial. The borrower sponsor has had past loan defaults. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The Colonnade Office Complex Property is comprised of three 14-story Class A office buildings totaling 1,080,180 square feet located in Addison, Texas. Situated on an approximately 12.4 acre site, The Colonnade Office Complex Property was constructed in 1983, and renovated between 2015 and 2017. The three buildings are connected by a three-story 70-foot high barrel vaulted glass atrium and an eight-level parking garage with 2,563 parking spaces and 137 surface parking spaces, resulting in a parking ratio of 2.5 spaces per 1,000 square feet. Amenities at The Colonnade Office Complex Property include a fitness facility, a business center, a full service bank, a 6,897 square foot food court, a coffee kiosk, a sundries shop, a conference center, storage spaces, and 24/7 security. The Colonnade Office Complex Property is LEED® Certified Gold for Existing Buildings Operations and Maintenance (LEED-EB O+M), and in 2004 and 2013, The Colonnade Office Complex Property was recognized as Building Owners and Managers Association’s “Building of the Year.” Since the borrower sponsor’s acquisition of The Colonnade Office Complex Property in 2013, the borrower sponsor has spent approximately $32.5 million in capital improvements, tenant improvements, leasing commissions, and soft costs at The Colonnade Office Complex Property.

The Colonnade Office Complex Property was 91.2% leased as of September 30, 2018 to 59 office and telecommunications tenants, with approximately 19.6% of NRA and 21.4% of underwritten base rent leased to investment grade tenants. The borrower sponsor acquired The Colonnade Office Complex Property in April 2013 with occupancy of 88.8% and subsequent to the capital improvements that the borrower sponsor has implemented, The Colonnade Office Complex Property has averaged occupancy of 95.1% over the past

A-3-71

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

five years. The top three tenants at The Colonnade Office Complex Property are Hilton Domestic Operating Company (14.4% of NRA), USP Texas, L.P. (11.8% of NRA) and HQ Global Workplaces, LLC (5.0% of NRA). No other tenant at The Colonnade Office Complex Property represents more than 4.7% of NRA or 4.9% of underwritten base rent.

Major Tenants.

Largest Tenant: Hilton Domestic Operating Company (Ba2 by Moody’s; 155,572 square feet; 14.4% of net rentable area; 16.7% of underwritten base rent; 1/31/2021 lease expiration) – Hilton Domestic Operating Company is a subsidiary of Hilton Worldwide Holdings Inc. (“Hilton”) (NYSE: HIL). Founded in 1919, Hilton is a leading global hospitality company with a portfolio of 5,685 properties comprising 912,960 rooms, in 113 countries and territories as of year-end 2018. Hilton’s portfolio of 16 brands include Waldorf Astoria Hotels & Resorts, Conrad Hotel & Resorts, Hilton Hotels & Resorts, Curio Collection, DoubleTree, Hilton Garden Inn, Hampton, and Hilton Grand Vacations. Hilton manages a customer loyalty program, Hilton Honors, which has over 85 million members as of year-end 2018. Hilton Domestic Operating Company currently occupies 155,572 square feet across nine suites at The Colonnade Office Complex Property. The leases related to seven suites totaling 106,860 square feet (9.9% of NRA, 10.8% of underwritten base rent) have a current expiration date of January 31, 2021 and provide for one, five-year renewal option. The leases related to two suites totaling 48,712 square feet (4.5% of NRA, 6.0% of underwritten base rent) have a current expiration date of November 30, 2023 and provide for one, two-year renewal option. Underwritten base rents for Hilton Domestic Operating Company’s nine suites range from $26.00 to $33.00 per square foot with a weighted average underwritten base rent of $28.96 per square foot. Hilton Domestic Operating Company does not have any termination options.

2nd Largest Tenant: USP Texas, L.P. (B/Caa1/B by Fitch/Moody’s/S&P; 127,613 square feet; 11.8% of net rentable area; 12.7% of underwritten base rent; 10/31/2025 lease expiration) – United Surgical Partners Texas, L.P. (“USP”) is an ambulatory services provider and a subsidiary of Tenet Healthcare (NYSE: THC), a diversified healthcare services company. USP currently owns and operates over 400 ambulatory facilities, serving more than 9,000 physicians and over 2.5 million patients each year. With a team of approximately 17,000 employees, USP also maintains strategic joint-venture partnerships with more than 4,000 physicians and over 50 health systems nationwide. A tenant at The Colonnade Office Complex Property since January 2003, USP currently occupies six office suites totaling 123,249 square feet and two storage units totaling 4,364 square feet at The Colonnade Office Complex Property. USP pays current underwritten base rent of $27.37 per square foot for its office spaces and $12.00 per square foot for its storage spaces. USP’s lease has a current expiration date of October 31, 2025 and provides for one, five-year renewal option and no termination options.

3rd Largest Tenant: HQ Global Workplaces, LLC (54,482 square feet; 5.0% of net rentable area; 5.2% of underwritten base rent; 4/30/2020 lease expiration) – HQ Global Workplaces, LLC (“HQ Global”) is a subsidiary of International Workplace Group (LSE: IWG) (“IWG”), one of the world’s largest providers of flexible workspace solutions for companies of any size. As of year-end 2017, IWG had approximately 3,125 business centers in more than 1,000 cities across over 110 countries. IWG owns and operates internationally renowned brands including HQ, Regus, Spaces, Signature, No 18, Basepoint, and Open Office with office outsourcing services in the Americas, Europe, Middle East, Africa, Asia Pacific, and the United Kingdom. HQ Global currently occupies 52,831 square feet of office space and 1,651 square feet of storage space at The Colonnade Office Complex Property with a lease that commenced on July 1, 2001 and expires on April 30, 2020. HQ Global currently pays underwritten base rent of $23.50 per square foot for 26,356 square feet of office space, $29.00 per square foot for 26,475 square feet of office space, and $12.00 per square foot for its storage space. HQ Global’s lease provides for one, five-year renewal option for its office spaces and no termination option.

A-3-72

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

The following table presents certain information relating to the tenancy at The Colonnade Office Complex Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Hilton Domestic Operating Company(3)	NR/Ba2/NR	155,572	14.4%	$28.96	$4,505,134	16.7%	1/31/2021	1, 5-year 1, 2-year	N
USP Texas, L.P.	B/Caa1/B	127,613	11.8%	$26.84	$3,425,416	12.7%	10/31/2025	1, 5-year	N
HQ Global Workplaces, LLC	NR/NR/NR	54,482	5.0%	$25.82	$1,406,953	5.2%	4/30/2020	1, 5-year	N
Google, Inc.(4)	NR/Aa2/AA+	51,260	4.7%	$25.30	$1,296,846	4.8%	2/28/2026	2, 5-year	N
Systemware(5)	NR/NR/NR	48,125	4.5%	$27.50	$1,323,438	4.9%	5/31/2022	1, 5-year	Y(6)
Willis Towers Watson	BBB/Baa3/BBB	46,266	4.3%	$27.38	$1,266,534	4.7%	12/31/2019	2, 5-year	N
Zurich American Insurance Company(7)	A+/A1/AA-	43,711	4.0%	$25.12	$1,097,946	4.1%	4/30/2027	2, 5-year	N
GenCorp Technologies, Inc.	NR/NR/NR	41,082	3.8%	$26.58	$1,091,892	4.1%	2/28/2029	1, 5-year	N
RMG Enterprise Solutions, Inc.	NR/NR/NR	31,255	2.9%	$29.00	$906,395	3.4%	3/31/2025	1, 5-year	Y(8)
Dillon Gage Incorporated of Dallas	NR/NR/NR	28,874	2.7%	$27.07	$781,509	2.9%	5/31/2025	1, 5-year	N
Total Major Tenants		628,240	58.2%	$27.22	$17,102,061	63.6%
Non-Major Tenants		356,626	33.0%	$27.50	$9,807,281	36.4%
Occupied Collateral Total		984,866	91.2%	$27.32	$26,909,342	100.0%

Vacant Space		95,314	8.8%

Collateral Total		1,080,180	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through March 2020 totaling $318,819.

(3)	Seven suites totaling 106,860 square feet have a current expiration date of January 31, 2021 with one, five-year renewal option and two suites totaling 48,712 square feet have a current expiration date of November 30, 2023 with one, two-year renewal option.

(4)	Three suites totaling 38,180 square feet have a current expiration date of February 28, 2026 and one suite totaling 13,080 square feet has a current expiration date of May 31, 2020. In addition, at origination of The Colonnade Office Complex Whole Loan, $89,271 was reserved for free rent with respect to the Google, Inc. lease.

(5)	At origination of The Colonnade Office Complex Whole Loan, $220,573 was reserved for free rent with respect to the Systemware lease.

(6)	Systemware has a one-time option to terminate its lease effective May 31, 2020 with at least 12 months’ written notice of such cancellation and payment of a termination fee equal to two months of then applicable base rent and the outstanding balance of leasing costs amortized over a 60-month term at 8%; provided, however, that such termination option will terminate if Systemware leases more than 5,000 square feet of additional space at The Colonnade Office Complex Property.

(7)	Two suites totaling 38,540 square feet have a current expiration date of April 30, 2027 and one suite totaling 5,171 square feet has a current expiration date of September 30, 2022.

(8)	RMG Enterprise Solutions, Inc. has a one-time option to terminate its lease effective December 31, 2021 with written notice, no earlier than 12 months prior and no later than nine months prior, of such cancellation and payment of a termination fee equal to five months of then applicable base rent and the outstanding balance of leasing costs amortized over its lease term at 8%; provided, however, that such termination option will terminate if RMG Enterprise Solutions, Inc. leases additional space at The Colonnade Office Complex Property.

A-3-73

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

The following table presents certain information relating to the lease rollover schedule at The Colonnade Office Complex Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	2	265	0.0%	265	0.0%	$5,120	0.0%	$19.32
2019	11	75,469	7.0%	75,734	7.0%	$1,912,030	7.1%	$25.34
2020	16	117,650	10.9%	193,384	17.9%	$3,079,500	11.4%	$26.18
2021	18	192,308	17.8%	385,692	35.7%	$5,429,641	20.2%	$28.23
2022	21	134,351	12.4%	520,043	48.1%	$3,936,641	14.6%	$29.30
2023	9	109,232	10.1%	629,275	58.3%	$3,081,821	11.5%	$28.21
2024	1	8,558	0.8%	637,833	59.0%	$196,811	0.7%	$23.00
2025	18	229,231	21.2%	867,064	80.3%	$6,232,731	23.2%	$27.19
2026	3	38,180	3.5%	905,244	83.8%	$979,656	3.6%	$25.66
2027	2	38,540	3.6%	943,784	87.4%	$963,500	3.6%	$25.00
2028	0	0	0.0%	943,784	87.4%	$0	0.0%	$0.00
2029	8	41,082	3.8%	984,866	91.2%	$1,091,892	4.1%	$26.58
Thereafter	0	0	0.0%	984,866	91.2%	$0	0.0%	$0.00
Vacant	0	95,314	8.8%	1,080,180	100.0%	$0	0.0%	$0.00
Total/Weighted Average	109	1,080,180	100.0%			$26,909,342	100.0%	$27.32

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

The following table presents historical occupancy percentages at The Colonnade Office Complex Property:

Historical Occupancy

12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	9/30/2018(2)
94.2%	94.6%	94.2%	97.1%	91.2%

(1)	Information obtained from The Colonnade Office Complex Borrower.

(2)	Information obtained from the underwritten rent roll.

A-3-74

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at The Colonnade Office Complex Property:

Cash Flow Analysis

	2015	2016	2017	TTM 9/30/2018	U/W	%(1)	U/W $ per SF
Rents in Place	$25,083,835	$25,712,275	$27,530,368	$27,615,394	$26,590,522	73.0%	$24.62
Contractual Rent Steps(2)	0	0	0	0	410,211	1.1	0.38
Grossed Up Vacant Space	0	0	0	0	2,230,380	6.1	2.06
Gross Potential Rent	$25,083,835	$25,712,275	$27,530,368	$27,615,394	$29,231,113	80.3%	$27.06
Other Income	1,257,497	906,483	1,087,285	1,050,028	1,075,323	3.0	1.00
Total Recoveries	2,897,988	3,417,382	3,850,829	3,521,436	6,118,569	16.8	5.66
Net Rental Income	$29,239,321	$30,036,140	$32,468,482	$32,186,858	$36,425,006	100.0%	$33.72
(Vacancy & Credit Loss)	0	0	0	0	(3,164,483)(3)	(10.8)	(2.93)
Effective Gross Income	$29,239,321	$30,036,140	$32,468,482	$32,186,858	$33,260,523	91.3%	$30.79

Real Estate Taxes	4,630,522	4,759,713	4,969,763	4,464,863	5,890,787	17.7	5.45
Insurance	183,318	189,099	192,657	194,728	172,361	0.5	0.16
Management Fee	1,138,944	1,156,907	1,317,837	1,333,793	997,816	3.0	0.92
Other Operating Expenses	6,337,472	5,913,252	6,011,406	6,130,111	6,130,111	18.4	5.68
Total Operating Expenses	$12,290,256	$12,018,971	$12,491,663	$12,123,495	$13,191,074	39.7%	$12.21

Net Operating Income	$16,949,065	$18,017,169	$19,976,818	$20,063,363	$20,069,449	60.3%	$18.58
Replacement Reserves	0	0	0	0	86,414	0.3	0.08
TI/LC	0	0	0	0	1,141,715	3.4	1.06
Net Cash Flow	$16,949,065	$18,017,169	$19,976,818	$20,063,363	$18,841,320	56.6%	$17.44

NOI DSCR(4)	3.48x	3.69x	4.10x	4.11x	4.12x
NCF DSCR(4)	3.48x	3.69x	4.10x	4.11x	3.86x
NOI Debt Yield(4)	16.1%	17.2%	19.0%	19.1%	19.1%
NCF Debt Yield(4)	16.1%	17.2%	19.0%	19.1%	17.9%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Represents (i) contractual rent steps through March 2020 totaling $318,819 and (ii) straight line rent averaging for investment grade tenants totaling $91,392.

(3)	The underwritten economic vacancy is 9.0%. The Colonnade Office Complex Property was 91.2% physically occupied as of September 30, 2018.

(4)	Based on The Colonnade Office Complex Senior Loan. Based on The Colonnade Office Complex Whole Loan the U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 1.68x, 1.58x, 9.0% and 8.4%, respectively.

A-3-75

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

Appraisal. The appraiser concluded to an “as-is” appraised value of $347,590,000 as of October 31, 2018.

Environmental Matters. According to a Phase I environmental site assessment dated November 8, 2018, there was no evidence of any recognized environmental conditions at The Colonnade Office Complex Property.

Market Overview and Competition. The Colonnade Office Complex Property is located along Dallas North Tollway in Addison, Dallas County, Texas. The Colonnade Office Complex Property is approximately 15.0 miles north of downtown Dallas, approximately 14.0 miles southwest of Plano, and approximately 29.9 miles northeast of Arlington. The neighborhood surrounding The Colonnade Office Complex Property consists primarily of retail and office development. Immediate access to The Colonnade Office Complex Property is provided by the Dallas North Tollway and Arapaho Road. Regional access to The Colonnade Office Complex Property is provided by Interstate 635 (2.9 miles south) and the President George Bush Turnpike (SH 190) (4.9 miles south). Public transportation in the area is provided by Dallas Area Rapid Transit, which services Dallas and 12 surrounding cities. The Colonnade Office Complex Property is located two blocks east of the Addison Transit Center, which is expected to become a station along the planned Cotton Belt Rail Line, according to the appraisal.

The Colonnade Office Complex Property is located in the Dallas-Fort Worth-Arlington metropolitan statistical area (the “Dallas MSA”). The Dallas MSA has a population of approximately 7.4 million, making it the fourth largest metropolitan statistical area in the United States. Major industries in the Dallas MSA economy include banking, commerce, telecommunications, technology, energy, healthcare and medical research, and transportation and logistics. In 2018, the Dallas MSA was home to 22 Fortune 500 companies, the third largest concentration of Fortune 500 companies in the nation, behind New York City and Chicago. Major employers in the Dallas MSA include Bank of America Corp., Texas Health Resources, Inc., Baylor Health Care System, AT&T, and JP Morgan & Chase Co. According to the appraisal, corporate relocations to the Dallas MSA in recent years include Toyota, Liberty Mutual, and State Farm.

Additional national retailers and restaurants within close proximity of The Colonnade Office Complex Property include Whole Foods Market, Walgreens, In-N-Out Burger, Whataburger, Outback Steakhouse, BJ’s Restaurants and Brewhouse, Chipotle, and McDonald’s. Nearby retail centers include Prestonwood Town Center (0.5 miles east), which is anchored by Walmart Supercenter, Michael’s, Best Buy, and DSW, as well as Addison Town Center (2.2 miles west), which is anchored by Target, Kroger, and PetSmart. The Galleria Mall, located approximately 2.4 miles south of The Colonnade Office Complex Property off North Dallas Parkway, is a regional mall anchored by Nordstrom, Macy’s, and Saks Fifth Avenue. Other retailers at the Galleria Mall include Tiffany, Gucci, Rolex, Bachendorf’s, Versace, and Louis Vuitton. The Galleria Mall has over 200 stores and restaurants and features an indoor ice skating rink. Nationally flagged hospitality properties are concentrated southwest of The Colonnade Office Complex Property, including Marriott, Renaissance, Courtyard by Marriott, Radisson Hotel, Hyatt House, and Residence Inn.

According to a third party market research report, the estimated 2018 population within a one-, three- and five-mile radius of The Colonnade Office Complex Property was 10,587, 143,954 and 373,092, respectively, and the 2018 estimated average household income within the same one-, three- and five-mile radius was $95,316, $97,719 and $101,781, respectively.

Submarket Information – According to a third-party market research report, The Colonnade Office Complex Property is situated within the Far North Dallas office submarket cluster. The Far North Dallas office submarket cluster contains approximately 64.7 million square feet of office space with a vacancy rate of 15.1% and an average asking rental rate of $28.66 per square foot NNN as of the third quarter of 2018. The Far North Dallas office submarket cluster experienced positive year to date net absorption of 666,235 square feet at the end of the third quarter of 2018.

Appraiser’s Comp Set – The appraiser identified five competitive properties built between 1982 and 2018 ranging in size from approximately 240,000 square feet to 549,170 square feet. The appraiser’s competitive set reported rent from $23.00 per square foot to $32.00 per square foot, with a weighted average rent of $25.93 per square foot. The appraisal indicated a market rent of $24.00 per square foot for office space.

The table below presents certain information relating to comparable sales for The Colonnade Office Complex Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
Granite Park VII	Plano, TX	322,917	Sep-18	$163,000,000	$504.77
3838 Oak Lawn Avenue	Dallas, TX	319,977	Jul-17	$121,000,000	$378.15
State Farm Campus	Richardson, TX	2,262,902	Oct-16	$825,000,000	$364.58
3102 Oak Lawn Avenue	Dallas, TX	508,536	Jun-18	$177,538,139	$349.12
Parkside Tower	Dallas, TX	378,088	Mar-17	$112,139,737	$296.60

(1)	Information obtained from the appraisal.

A-3-76

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

The table below presents certain information relating to five comparable office properties to The Colonnade Office Complex Property identified by the appraiser:

Competitive Set(1)

	The Colonnade Office Complex (Subject)	Millennium Tower	Fourteen 555 North Building	Pinnacle Tower	One Galleria Tower	North Park Central
Location	Addison, TX	Addison, TX	Dallas, TX	Dallas, TX	Dallas, TX	Dallas, TX
Distance from Subject	--	0.2 miles	1.1 miles	2.1 miles	2.3 miles	9.4 miles
Property Type	Office/Suburban	Office/Suburban	Office/Suburban	Office/Suburban	Office/Suburban	Office/Suburban
Year Built/Renovated	1983/2017	1999/NAP	2018/NAP	1986/NAP	1982/1991	1984/1994
Total GLA	1,080,180 SF	357,102 SF	240,000 SF	549,170 SF	477,790 SF	508,102 SF
Total Occupancy	91.2%	80.0%	85.0%	91.0%	88.0%	92.0%

(1)	Information obtained from the appraisal and the underwritten rent roll.

The following table presents certain information relating to five comparable leases to those at The Colonnade Office Complex Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size	Annual Base Rent PSF
Millennium Tower 15455 Dallas Parkway Addison, TX	1999/NAP	357,102	0.2 miles	80.0%	5.0 Yrs	9,633 SF	$23.00
Fourteen 555 North Building 14555 North Dallas Parkway Dallas, TX	2018/NAP	240,000	1.1 miles	85.0%	5.0 Yrs	120,000 SF	$32.00
Pinnacle Tower 5005 LBJ Freeway Dallas, TX	1986/NAP	549,170	2.1 miles	91.0%	10.0 Yrs	8,509 SF	$24.50
One Galleria Tower 13355 Noel Road Dallas, TX	1982/1991	477,790	2.3 miles	88.0%	5.0 Yrs	9,936 SF	$28.50
North Park Central 8750 North Central Expressway Dallas, TX	1984/1994	508,102	9.4 miles	92.0%	5.0 Yrs	6,938 SF	$24.25

(1)	Information obtained from the appraisal.

A-3-77

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

Escrows.

Real Estate Taxes – The loan documents require an upfront real estate tax reserve of $502,948 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $502,948).

Insurance – The loan documents do not require ongoing monthly escrows for insurance premiums as long as The Colonnade Office Complex Borrower maintains a blanket policy acceptable to the lender.

Replacement Reserves –The loan documents require ongoing monthly replacement reserves of $17,987 for replacements and repairs required to be made to The Colonnade Office Complex Property during the calendar year.

TI/LC Reserve – The loan documents require an upfront reserve of $4,000,000 for TI/LCs and ongoing monthly TI/LC reserves of $89,933 (subject to a cap of $6,000,000).

Immediate Repairs Reserve – The loan documents require an upfront reserve of $69,163 for immediate repairs.

Landlord Obligations Reserve – The loan documents require an upfront reserve of $1,127,202 for outstanding landlord obligations with respect to USP Texas, L.P. ($495,495), Google, Inc. ($378,835), HQ Global Workplaces, LLC ($158,136) and Mitsui Sumitomo Marine Management (U.S.A.), Inc. ($94,736).

Tenant Free Rent Funds Reserve – The loan documents require an upfront reserve of $631,755 for free rent with respect to Systemware ($220,573), Dillon Gage Incorporated of Dallas ($148,292), Hiersche, Hayward, Drakeley & Urbach, P.C. ($103,842), Google, Inc. ($89,271), Roth Staffing Companies, L.P. ($19,273), Accounting Principals, Inc. ($18,899), Mitsui Sumitomo Marine Management (U.S.A.), Inc. ($16,757) and Mente Group, LLC ($14,848).

Lockbox and Cash Management. The Colonnade Office Complex Whole Loan documents require a hard lockbox with springing cash management. The Colonnade Office Complex Borrower was required at origination of The Colonnade Office Complex Whole Loan to deliver written instructions to tenants directing them to deposit all rents payable under such leases directly into a lender-controlled lockbox account. The Colonnade Office Complex Whole Loan documents require that all rents received by The Colonnade Office Complex Borrower or the property manager be deposited into the lockbox account within one business day of receipt. Funds in the lockbox account, absent the occurrence and continuance of a Triggering Event (as defined below), are required to be transferred on each business day to a borrower operating account. Upon the first occurrence of a Triggering Event, The Colonnade Office Complex Borrower is required to establish a cash management account under sole control of the lender, to which, during a Triggering Event, all amounts in the lockbox account are required to be automatically transferred on each business day for the payment, among other things, of the debt service, monthly escrows, default interest and late payment charges. Absent the continuance of a Cash Sweep Period (as defined below), any remaining funds after such disbursements are required to be distributed to The Colonnade Office Complex Borrower. Upon a Cash Sweep Period, all remaining excess cash flow will be escrowed in an excess cash flow reserve account (provided, however, that if a Cash Sweep Period has occurred solely as a result of a Material Tenant Trigger Event (as defined below), then such amount will be applied to a Material Tenant (as defined below) reserve account).

A “Triggering Event” will commence upon the earliest to occur of the following:

(i)	an event of default under The Colonnade Office Complex Whole Loan documents or The Colonnade Office Complex Mezzanine Loan documents;

(ii)	the debt service coverage ratio for the immediately preceding 12-month period of The Colonnade Office Complex debt, including The Colonnade Office Complex Mezzanine Loan (the “Cumulative DSCR”), falling below 1.15x for two consecutive calendar quarters;

(iii)	the date on which The Colonnade Office Complex Borrower, the guarantor, or the property manager becomes insolvent or a debtor in a bankruptcy action;

(iv)	an indictment for fraud or misappropriation of funds by The Colonnade Office Complex Borrower, the guarantor, Louis Kestenbaum, Joel Kestenbaum or the property manager (provided, that in the case of a third party manager, such indictment is related to The Colonnade Office Complex Property); or

(v)	a Material Tenant Trigger Event.

A Triggering Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default;

●	with regard to clause (ii) above, the Cumulative DSCR being at least 1.20x for two consecutive calendar quarters;

●	with regard to clause (iii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 120 days of such filing among other conditions, or with respect to the property manager, The Colonnade Office Complex Borrower having replaced the property manager with a qualified property manager acceptable to the lender;

●	with regard to clause (iv) above, (a) the dismissal of the applicable indictment, (b) the acquittal of each applicable person with respect to the related charge(s) or (c) the replacement of the property manager with a qualified manager under a replacement property management agreement; or

●	with regard to clause (v) above, the cure of such Material Tenant Trigger Event.

A-3-78

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

A “Cash Sweep Period” will commence upon the earliest to occur of the following:

(i)	an event of default under The Colonnade Office Complex Whole Loan documents or The Colonnade Office Complex Mezzanine Loan documents;

(ii)	the Cumulative DSCR falling below 1.10x for two consecutive calendar quarters;

(iii)	the date on which The Colonnade Office Complex Borrower, the guarantor, or the property manager becomes insolvent or a debtor in a bankruptcy action; or

(iv)	a Material Tenant Trigger Event.

A Cash Sweep Period will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default;

●	with regard to clause (ii) above, the Cumulative DSCR being at least 1.15x for two consecutive calendar quarters;

●	with regard to clause (iii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 120 days of such filing among other conditions, or with respect to the property manager, The Colonnade Office Complex Borrower having replaced the property manager with a qualified property manager acceptable to the lender; or

●	with regard to clause (iv) above, the cure of such Material Tenant Trigger Event.

A “Material Tenant Trigger Event” will commence upon the occurrence of:

(i)	a Material Tenant giving notice of its intent to terminate or not to extend or renew its lease;

(ii)	on or prior to twelve months prior to the expiration date of a Material Tenant’s lease, the related Material Tenant failing to extend or renew its lease;

(iii)	on or prior to the date on which a Material Tenant is required under its lease to provide notification of its election to renew its lease, such Material Tenant failing to give such notice;

(iv)	a monetary or a material non-monetary event of default under a Material Tenant lease that continues beyond any applicable notice and cure period;

(v)	any Material Tenant or any guarantor of the applicable Material Tenant lease becoming insolvent or a debtor in any bankruptcy action;

(vi)	a Material Tenant lease being terminated, in whole or in part, or being no longer in full force and effect; provided that with respect to a partial termination, such partial termination relates to a portion of a Material Tenant’s space that (a) makes up 10% or more of the total net rentable square footage or (b) is responsible for 10% or more of the total base rent of The Colonnade Office Complex Property; or

(vii)	any Material Tenant “going dark”, vacating or ceasing to occupy or conduct business at its space or a portion thereof constituting 10% or more of the total net rentable area at The Colonnade Office Complex Property.

Notwithstanding the above, if the Cumulative DSCR excluding the rent paid or payable by such Material Tenant is at least 1.30x, no event relating to clause (i), (ii), or (iii) of this definition constitutes as a Material Tenant Trigger Event.

A Material Tenant Trigger Event will end upon the occurrence of:

●	with regard to clause (i) above, (a) the revocation or rescission by the applicable Material Tenant of all termination or cancellation notices with respect to such Material Tenant lease, (b) an acceptable Material Tenant lease extension with respect to the applicable Material Tenant space, or (c) all of the applicable Material Tenant space being leased to a replacement tenant;

●	with regard to clauses (ii) and (iii) above, (x) an acceptable Material Tenant lease extension with respect to such Material Tenant space or (y) all of the applicable Material Tenant space being leased to a replacement tenant;

●	with regard to clause (iv) above, a cure of the applicable event of default under the applicable Material Tenant lease;

●	with regard to clause (v) above, an affirmation of the Material Tenant lease in the applicable bankruptcy proceeding and confirmation that the Material Tenant is actually paying all rents and other amounts due under its lease;

●	with regard to clause (vi) above, all of the applicable Material Tenant space being leased to a replacement tenant; or

●	with regard to clause (vii) above, the applicable Material Tenant having re-opened for business or the applicable Material Tenant space being leased to an acceptable replacement tenant.

A “Material Tenant” shall mean (i) Hilton Domestic Operating Company, (ii) USP, or (iii) any tenant whose leases, either individually or when taken together with any other lease with the same tenant or affiliate tenant, (x) cover no less than 10% of the net rentable area at The Colonnade Office Complex Property or (y) require the payment of base rent that is no less than 10% of the total in-place base rent at The Colonnade Office Complex Property.

Property Management. The Colonnade Office Complex Property is managed by an affiliate of The Colonnade Office Complex Borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The Colonnade Office Complex B-Note, which has an original principal value of $55.0 million, is subordinate to The Colonnade Office Complex Senior Loan and accrues interest at a rate of 5.2500% per annum. The Colonnade Office Complex C-Note, which has an original principal value of $63.0 million, is subordinate to The Colonnade Office Complex B-Note and accrues interest at a rate of 6.4700% per annum. The Colonnade Office Complex Subordinate Notes are coterminous with The Colonnade Office Complex Senior Loan. The holders of The Colonnade Office Complex Senior Loan and The Colonnade Office Complex Subordinate Notes have entered into a co-lender agreement that sets forth the allocation of collections on

A-3-79

Office – Suburban 15301-15305 North Dallas Parkway Addison, TX 75001	Loan #8 The Colonnade Office Complex	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 30.2% 3.86x 19.1%

The Colonnade Office Complex Whole Loan. Based on The Colonnade Office Complex Whole Loan, the cumulative Cut-off Date LTV Ratio, cumulative U/W NCF DSCR and cumulative U/W NOI Debt Yield are 64.2%, 1.58x and 9.0%, respectively.

The Colonnade Office Complex Mezzanine Loan is comprised of a mezzanine loan in the original principal amount of $17.0 million, which is secured by the direct equity ownership in The Colonnade Office Complex Borrower. The Colonnade Office Complex Mezzanine Loan accrues interest at a rate of 12.0000% per annum and is coterminous with The Colonnade Office Complex Whole Loan. Including The Colonnade Office Complex Whole Loan and The Colonnade Office Complex Mezzanine Loan, the total Cut-off Date LTV Ratio, total U/W NCF DSCR and total U/W NOI Debt Yield are 69.0%, 1.34x and 8.4%, respectively. The lenders of The Colonnade Office Complex Whole Loan and The Colonnade Office Complex Mezzanine Loan have entered into an intercreditor agreement that governs their relationship.

Ground Lease. None.

Terrorism Insurance. The Colonnade Office Complex Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic, provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a subsequent statute is not in effect, The Colonnade Office Complex Borrower will not be required to pay annual premiums in excess of two times the property and business interruption insurance premiums required under The Colonnade Office Complex Whole Loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-80

Mixed Use – Office/Industrial Various Sausalito, California 94965	Loan #9 Mariners Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 64.3% 1.77x 8.8%

A-3-81

Mixed Use – Office/Industrial Various Sausalito, California 94965	Loan #9 Mariners Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 64.3% 1.77x 8.8%

A-3-82

Mixed Use – Office/Industrial Various Sausalito, California 94965	Loan #9 Mariners Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 64.3% 1.77x 8.8%

Mariners Landing
401-413 Coloma Street AKA 350-360 Gate 5 Road;
441-475 Coloma Street; 150 Gate 5 Road;
160 & 170 Gate 5 Road; 310 Gate 5 Road;
2656-2658 Bridgeway
Sausalito, CA 94965
Kentfield
Marin General Hospital
Bon Air Center
Larkspur Landing
San Rafael
Richmond-San Rafael Bridge
580
101
Work System Publications
San Quentin
Corte Madera
Lark Theater
Larkspur
MARIN COUNTY
Mt. Tamalpais
Blithedale Summit Open Space Preserve
The Village at Corte Madera
Town Center Corte Madera
Meadowsweet
Paradise Dr.
Camino Alto Open Space Preserve
Chapman
Mill Valley
Mill Valley Golf Course
Ring Mtn. Open Space Preserve
Paradise Clay
San Francisco Bay
Alto
Mill Valley Public Library
E. Blithedale Ave.
MUIR WOODS NATIONAL MONUMENT
131
Cove Shopping Center
Tiburon Blvd.
Trestle Glen Blvd.
Miller Ave.
Camino Alto
Redwood Hwy
Strawberry Village Shopping Ctr.
Muir Woods Visitor Center
Paradise Dr.
Estuary & Ocean Science Center (SF State Univ.)
McKegney Field
Strawberry
Tiburon
Golden Gate Baptist Theological Seminary
MT. TAMALPAIS STATE PARK
Tiburon Uplands Nature Preserve
Tamalpais Valley
Glassdoor Corp. Office
Harbor Point
Muir Woods Rd.
Shoreline Hwy.
Marin Gateway Shopping Ctr.
Waldo
Richardson Bay
Belvedere Lagoon
Marin City
Educational Tall Ships
Belvedere
TIBURON-ANGEL ISLAND FERRY
Belvedere Cove
Muir Beach
Tennessee Valley Rd.
Bridgeway
Bay Model Visitors Center
Visitor's Center
Angel Island
SAN FRANCISCO-TIBURON FERRY
Sausalito Ferry Terminal
Sausalito
GOLDEN GATE NATIONAL RECREATION AREA
ROBIN WILLIAMS TUNNEL
SAN FRANCISCO-SAUSALITO FERRY
Pacific Ocean
Tennessee Valley Beach
The Marine Mammal Center
Marin Headlands Visitors Center
Bunker Rd.
FORT BAKER
Bay Area Discovery Museum
Rodeo Beach
Rodeo Lagoon
Headlands Center for the Arts
Vista Point
Marin Headlands
Battery Spencer
Black Sands Beach
Kirby Cove
Bonita Cove
Point Bonita Lighthouse
Golden Gate
GOLDEN GATE BRIDGE
Walt Disney Family Museum
Palace of Fine Arts
Marina District
Lombard St.
PRESIDIO OF SAN FRANCISCO
Presidio Golf Course
Baker Beach
Divisadero St.
Pacific Ave.
Sea Cliff
Legion of Honor
California St.
Pacific Heights
S.F. VA Medical Center
SAN FRANCISCO
University of San Francisco
Fairfield
Vallejo
Novato
San Rafael
Corte Madera
Richmond
Pittsburg
Concord
Walnut Creek
Antioch
Berkeley
Sausalito
Lafayette
OAKLAND
SAN FRANCISCO
Danville
San Ramon
Dublin
Livermore
Daly City
Hayward
Pleasanton
Pacifica
San Mateo
Pacific Ocean
Redwood City
Fremont
Palo Alto
Mtn. View
Santa Clara
Sunnyvale
SAN JOSE
Milpitas
Cupertino
Saratoga
Los Gatos

A-3-83

No. 9 – Mariners Landing

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Wells Fargo Bank, National Association		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$27,000,000		Property Type – Subtype:	Mixed Use – Office/Industrial
	Cut-off Date Balance:	$27,000,000		Location:	Sausalito, CA
	% of Initial Pool Balance:	2.9%		Size:	84,801 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF:	$318.39
	Borrower Sponsor:	Daniel H. Morgan		Maturity Date Balance Per SF:	$318.39
	Guarantors:	Daniel H. Morgan; Morgan Family 2018 Trust		Year Built/Renovated:	1970/2018
	Mortgage Rate:	4.7500%		Title Vesting:	Fee
	Note Date:	March 21, 2019		Property Manager:	Self-managed
	Seasoning:	1 month		Current Occupancy (As of):	94.6% (2/14/2019)
	Maturity Date:	April 11, 2029		YE 2018 Occupancy:	96.5%
	IO Period:	120 months		YE 2017 Occupancy:	90.8%
	Loan Term (Original):	120 months		YE 2016 Occupancy:	97.8%
	Amortization Term (Original):	NAP		YE 2015 Occupancy:	99.0%
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value:	$42,000,000
	Call Protection:	L(25),D(88),O(7)		Appraised Value Per SF:	$495.28
	Lockbox Type:	Springing		Appraisal Valuation Date:	February 5, 2019
	Additional Debt(1):	Yes
	Additional Debt Type(1):	Future Mezzanine
				Underwriting and Financial Information
				YE 2018 NOI(3):	$1,636,738
				YE 2017 NOI:	$1,673,298
				YE 2016 NOI(3):	$1,694,469
				YE 2015 NOI(3):	$1,386,892
				U/W Revenues:	$3,159,584
Escrows and Reserves(2)				U/W Expenses:	$789,735
	Initial	Monthly	Cap	U/W NOI(3):	$2,369,850
Taxes	$21,603	$21,603	NAP	U/W NCF:	$2,303,458
Insurance	$22,510	$11,255	NAP	U/W DSCR based on NOI/NCF:	1.82x / 1.77x
Replacement Reserve	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF:	8.8% / 8.5%
TI/LC Reserve	$1,000,000	$16,888	$300,000	U/W Debt Yield at Maturity based on NOI/NCF:	8.8% / 8.5%
Gap Rent Reserve	$28,336	$0	NAP	Cut-off Date LTV Ratio:	64.3%
Existing TI Reserve	$117,000	$0	NAP	LTV Ratio at Maturity:	64.3%

Sources and Uses
Sources			Uses
Original loan amount	$27,000,000	100.0%	Loan payoff(4)	$12,576,917	46.6%
			Mezzanine loan payoff	916,203	3.4
			Upfront reserves	1,072,449	4.0
			Closing costs	732,466	2.7
			Return of equity	11,701,965	43.3
Total Sources	$27,418,278	100.0%	Total Uses	$27,000,000	100.0%

(1)	See “Subordinate and Mezzanine Indebtedness” section below.

(2)	See “Escrows” section below.

(3)	See “Cash Flow Analysis” section below for details regarding the increase in NOI from 2015 to 2016 and from 2018 to U/W.

(4)	The proceeds from the Mariners Landing Mortgage Loan (as defined below) were used to refinance existing CMBS debt previously securitized in the GSMS 2013-GC16 trust, which was secured by the Mariners Landing Property as well as one additional property that does not serve as collateral for the Mariners Landing Mortgage Loan. The amounts shown above for Loan payoff and Mezzanine loan payoff were approximated based on the Mariners Landing Property’s allocated loan amount of the previous debt, which was obtained from a third party industry research provider.

The Mortgage Loan. The mortgage loan (the “Mariners Landing Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a six-building, mixed use office/industrial property located in Sausalito, California (the “Mariners Landing Property”).

The Borrower and Borrower Sponsor. The borrower is Mariners Landing, LLC (the “Mariners Landing Borrower”), a Delaware limited liability company and single purpose entity. The borrower sponsor of the Mariners Landing Mortgage Loan is Daniel H. Morgan, and the nonrecourse carve-out guarantors are Daniel H. Morgan, individually and as trustee of the Morgan Family 2018 Trust.

Mr. Morgan is a real estate developer in Northern California with 37 years of experience. Since 1982, Mr. Morgan has developed and sold 18 residential subdivisions totaling approximately 1,898 homes and has been involved in six commercial property investments,

A-3-84

Mixed Use – Office/Industrial Various Sausalito, California 94965	Loan #9 Mariners Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 64.3% 1.77x 8.8%

including office, retail, warehouse, mixed-use and other property types. An affiliate of Mr. Morgan was involved in a mortgage default regarding a Coachella, CA residential subdivision development that resulted in a discounted pay-off in October 2010. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The Mariners Landing Property comprises six, one- and two-story class B mixed-use industrial/office buildings, situated on four non-contiguous parcels (see “Partial Release” section below), totaling 84,801 square feet of rentable area. Constructed in 1970 and renovated in 2018, the Mariners Landing Property contains a variety of buildouts, including traditional office, artistic office (for design and production), traditional retail, and manufacturing and warehouse spaces. The Mariners Landing Property also contains 147 parking spots, resulting in a ratio of 1.73 spaces per 1,000 square feet. Recent renovations total approximately $2.7 million and include updates to exterior siding, HVAC and electrical circuits, roofing and flooring. The net rentable area of the Mariners Landing Property comprises approximately 67.5% office/art/production space, 26.9% warehouse, and 5.6% retail. As of February 14, 2019, the Mariners Landing Property was 94.6% leased to 34 tenants with an average occupancy rate of 95.7% since 2010.

The two largest tenants at the Mariners Landing Property are Oculus VR (a virtual reality company owned by Facebook) and CP Shades Inc. (“CP Shades”), which collectively account for 48.3% of net rentable area and 52.5% of underwritten base rent. No other tenant at the Mariners Landing Property accounts for more than 3.8% of net rentable area or 5.7% of underwritten base rent.

Major Tenants.

Largest Tenant: Oculus VR (21,394 square feet; 25.2% of net rentable area; 30.5% of underwritten base rent; 9/30/2025 lease expiration) – Founded in 2012, and acquired by Facebook in 2014, Oculus VR is a technology company that develops virtual reality products. Oculus VR has been a tenant at the Mariners Landing Property since November of 2015 and recently expanded its space from approximately 7,430 square feet to 21,394 square feet in September 2018. The entire Oculus VR space is subject to one, three-year renewal option or two, two-year renewal options following its September 2025 lease expiration. Oculus VR has the right to terminate its lease with respect to all or a portion of its premises on September 20, 2023 with notice by March 1, 2023, subject to a termination fee equal to all unamortized brokerage and attorney fees.

2nd Largest Tenant: CP Shades (19,605 square feet; 23.1% of net rentable area; 22.0% of underwritten base rent; 12/31/2022 lease expiration) – Founded in 1973, CP Shades mass produces handmade clothing and uses its space at the Mariners Landing Property as its headquarters, sewing facility and warehouse. CP Shades has been a tenant at the Mariners Landing Property since 2005 and has expanded five times since 2009 (most recently in November 2017), from approximately 5,300 square feet to 19,605 square feet. The tenant has one, 1- to 5-year renewal option remaining following its December 2022 lease expiration.

The following table presents certain information relating to the tenancy at the Mariners Landing Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Oculus VR	NR/NR/NR	21,394	25.2%	$42.53(2)	$909,890(2)	30.5%	9/30/2025	2, 2-yr or 1, 3-yr	Y(3)
CP Shades Inc.	NR/NR/NR	19,605	23.1%	$33.42	$655,200	22.0%	12/31/2022	1, 1-5 year	N
Carve Designs, Inc.(4)	NR/NR/NR	3,220	3.8%	$52.80	$170,016	5.7%	5/30/2024(5)	1, 5-year	N
RePower Capital	NR/NR/NR	2,694	3.2%	$36.70	$98,868	3.3%	8/31/2023	1, 3-year	N
Ready Set Go Therapy Inc.	NR/NR/NR	2,467	2.9%	$34.20	$84,371	2.8%	2/28/2021	NAP	Y(6)
Total Major Tenants		49,380	58.2%	$38.85	$1,918,345	64.4%

Non-Major Tenants		30,871	36.4%	$34.35	$1,060,534	35.6%

Occupied Collateral Total		80,251	94.6%	$37.12	$2,978,879	100.0%

Vacant Space		4,550	5.4%

Collateral Total		84,801	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through April 2020 totaling $62,241 and straight line rent averaging through September 2025 for Oculus VR totaling $78,539.

(2)	Represents the straight line average over the remaining lease term for Oculus VR, which is owned by Facebook. Oculus VR’s current weighted average rental rate is $38.86.

(3)	Oculus VR has the right to terminate its lease with respect to all or a portion of its premises on September 20, 2023 with notice by March 1, 2023, subject to a termination fee equal to all unamortized brokerage and attorney fees.

A-3-85

Mixed Use – Office/Industrial Various Sausalito, California 94965	Loan #9 Mariners Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 64.3% 1.77x 8.8%

(4)	The Mariners Landing Borrower is currently building out Carve Designs, Inc.’s (“Carve”) space and the tenant has not yet taken occupancy or commenced paying rent. Carve has a signed lease and is expected to take occupancy and begin paying rent in May 2019. The Mariners Landing Borrower deposited an upfront reserve of $28,336 for gap rent related to Carve.

(5)	Carve’s lease expiration is based on when the tenant takes occupancy and begins paying rent. The lease expiration date shown assumes an occupancy and rent commencement date of May 2019.

(6)	Ready Set GO Therapy Inc. has the right to terminate its lease at any time on or after Feb 28, 2020, with 90 days’ notice.

The following table presents certain information relating to the lease rollover schedule at the Mariners Landing Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	7	5,027	5.9%	5,027	5.9%	$127,812	4.3%	$25.43
2019	8	7,354	8.7%	12,381	14.6%	$243,475	8.2%	$33.11
2020	2	1,288	1.5%	13,669	16.1%	$49,320	1.7%	$38.29
2021	3	5,706	6.7%	19,375	22.8%	$202,150	6.8%	$35.43
2022	7	26,703	31.5%	46,078	54.3%	$920,953	30.9%	$34.49
2023	4	7,572	8.9%	53,650	63.3%	$283,731	9.5%	$37.47
2024	1	3,220	3.8%	56,870	67.1%	$170,016	5.7%	$52.80
2025	1	21,394	25.2%	78,264	92.3%	$909,890	30.5%	$42.53
2026	0	0	0.0%	78,264	92.3%	$0	0.0%	$0.00
2027	0	0	0.0%	78,264	92.3%	$0	0.0%	$0.00
2028	1	1,987	2.3%	80,251	94.6%	$71,532	2.4%	$36.00
2029	0	0	0.0%	80,251	94.6%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	80,251	94.6%	$0	0.0%	$0.00
Vacant	0	4,550	5.4%	84,801	100.0%	$0	0.0%	$0.00
Total/Weighted Average	34	84,801	100.0%			$2,978,879	100.0%	$37.12

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

The following table presents historical occupancy percentages at the Mariners Landing Property:

Historical Occupancy

12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	2/14/2019(2)
91.9%	99.0%	97.8%	90.8%	96.5%	94.6%

(1)	Information obtained from the Mariners Landing Borrower.

(2)	Information obtained from the underwritten rent roll.

A-3-86

Mixed Use – Office/Industrial Various Sausalito, California 94965	Loan #9 Mariners Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 64.3% 1.77x 8.8%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating statements and underwritten net cash flow at the Mariners Landing Property:

Cash Flow Analysis

	2015(1)	2016(1)	2017	2018(2)	U/W(2)	%(3)	U/W $ per SF
Rents in Place	$1,985,439	$2,210,740	$2,266,744	$2,182,020	$2,838,099	85.6%	$33.47
Contractual Rent Steps(4)	0	0	0	0	$140,780	4.2	1.66
Grossed Up Vacant Space	0	0	0	0	$129,320	3.9	1.52
Gross Potential Rent	$1,985,439	$2,210,740	$2,266,744	$2,182,020	$3,108,198	93.8%	$36.65
Other Income	4,641	6,455	13,181	5,567	5,567	0.2	0.07
Total Recoveries	41,611	87,672	115,631	121,625	201,229	6.1	2.37
Net Rental Income	$2,031,691	$2,304,867	$2,395,556	$2,309,212	$3,314,994	100.0%	$39.09
(Vacancy & Credit Loss)	0	0	0	0	(155,410)(5)	(5.0)	(1.83)
Effective Gross Income	$2,031,691	$2,304,867	$2,395,556	$2,309,212	$3,159,584	95.3%	$37.26

Real Estate Taxes	204,656	216,437	233,767	246,887	246,887	7.8	2.91
Insurance	99,570	54,834	80,968	81,492	128,628	4.1	1.52
Management Fee	82,473	71,348	70,664	78,908	94,788	3.0	1.12
Other Operating Expenses	258,100	267,779	336,860	265,187	319,432	10.1	3.77
Total Operating Expenses	$644,799	$610,398	$722,259	$672,474	$789,735	25.0%	$9.31

Net Operating Income	$1,386,892	$1,694,469	$1,673,298	$1,636,738	$2,369,850	75.0%	$27.95
Replacement Reserves	0	0	0	0	8,480	0.3	0.10
TI/LC	0	0	0	0	57,912	1.8	0.68
Net Cash Flow	$1,386,892	$1,694,469	$1,673,298	$1,636,738	$2,303,458	72.9%	$27.16

NOI DSCR	1.06x	1.30x	1.28x	1.26x	1.82x
NCF DSCR	1.06x	1.30x	1.28x	1.26x	1.77x
NOI Debt Yield	5.1%	6.3%	6.2%	6.1%	8.8%
NCF Debt Yield	5.1%	6.3%	6.2%	6.1%	8.5%
(1)	The increase in Effective Gross Income and Net Operating Income from 2015 to 2016 was driven partly by (i) the Mariners Landing Borrower commencing insurance reimbursement collection in 2016; and (ii) 4 new leases totaling 11,186 SF (13.2% NRA, 14.4% UW rent) with commencement dates ranging from April 2015 to November 2015.

(2)	The increase in Effective Gross Income and Net Operating Income from 2018 to U/W was driven partly by (i) 11 new leases totaling 24,632 square feet (29.0% NRA; 33.1% U/W base rent) with commencement dates ranging from August 2018 to March 2019; (ii) 10 renewal leases totaling 19,687 square feet (23.2% NRA, 26.3% U/W base rent) with commencement dates ranging from April 2018 to April 2019; (iii) contractual rent steps through April 2020 totaling $62,241; and (iv) straight line rent averaging for Oculus VR totaling $78,539.

(3)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(4)	Represents contractual rent steps through January 2020 and straight line rent averaging for Oculus VR (see “Major Tenants” table above).

(5)	The underwritten economic vacancy is 5.0%. The Mariners Landing Property was 94.6% leased as of February 14, 2019.

Appraisal. As of the appraisal valuation date of February 5, 2019 the Mariners Landing Property had an “as-is” appraised value of $42,000,000.

Environmental Matters. According to the Phase I environmental site assessment dated February 12, 2019, there are no recognized environmental conditions at the Mariners Landing Property.

Market Overview and Competition. The Mariners Landing Property is located in Sausalito, California, within Marin County, approximately 9.8 miles north of the San Francisco central business district, 8.6 miles south of San Rafael and 22.5 miles northwest of the San Francisco International Airport. The city of Sausalito is situated near the northern end of the Golden Gate Bridge, which provides direct access to San Francisco, and is largely bounded by the protected spaces of the Golden Gate National Recreation Area. Primary access to the area is provided by US Highway 101, which crosses Marin County in a north/south direction and connects the area to San Francisco, the East Bay, the Peninsula and the South Bay.

According to a third party market research report, the estimated 2019 population within a three- and five-mile radius of the Mariners Landing Property was 44,645 and 73,496, respectively; and the estimated 2019 median household income within the same radii was $133,776 and $140,188, respectively. According to the appraisal, the majority of the city of Sausalito is residential land use with some of the highest home prices in the San Francisco region. In 2018, the city reported a median home sale price of approximately $1.2 million and a median single-family home sale price of approximately $2.0 million.

Submarket Information – According to the appraisal, the Mariners Landing Property is situated within the Sausalito Office and Flex market. As of March 1, 2019, the market reported an inventory of 80 flex buildings totaling approximately 1.1 million square feet with

A-3-87

Mixed Use – Office/Industrial Various Sausalito, California 94965	Loan #9 Mariners Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 64.3% 1.77x 8.8%

a 6.1% vacancy rate and average vacancy rate of 6.1% since 2010. From 2010 to 2018, average rental rates within the office and flex market increased by approximately 48.3%, from $35.52 per square foot to $52.68 per square foot, gross.

Appraiser’s Comp Set – The appraiser identified 13 properties that compete directly with the Mariners Landing Property, which reported asking rents ranging from $36.00 to $57.00 per square foot, gross, with a weighted average occupancy rate of 93.0%. According to the appraisal, contract rents at the Mariners Landing Property, on average, are approximately 5% below market rents.

The following table presents certain information relating to the appraiser’s market rent conclusions for the Mariners Landing Property:

Market Rent Summary

	Average Office/Art/Production	Good Office/Art	Excellent Office/Art	Warehouse	Retail
Market Rent (PSF)	$36.00	$40.00	$52.80	$24.00	$40.00
Market Rent Range	$34.00-$38.00	$38.00-$42.00	$48.00-$54.00	$22.00-$26.00	$38.00-$42.00
Lease Term (Months)	60	60	60	60	60
Lease Type (Reimbursements)	Modified Gross	Modified Gross	Modified Gross	Modified Gross	Modified Gross
Rent Increase Projection	CPI	CPI	CPI	CPI	CPI

Escrows.

Real Estate Taxes – The loan documents require an upfront real estate tax reserve of $21,603 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $21,603).

Insurance – The loan documents require an upfront insurance reserve of $22,510 and ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premium that the lender estimates will be payable during the next twelve months (initially $11,255).

Replacement Reserve – The loan documents do not require ongoing monthly escrows for replacement reserves as long as (i) no event of default has occurred and is continuing, and (ii) the Mariners Landing Borrower is properly maintaining the Mariners Landing Property as reasonably determined by the lender based on annual site inspections.

Leasing Reserve – The loan documents require an upfront general tenant improvements and leasing commissions (“TI/LC”) reserve of $1,000,000 and ongoing monthly TI/LC reserves of $16,888, subject to a cap of $300,000; provided, however, ongoing monthly TI/LC reserve deposits are required to continue beyond the cap (i) upon the occurrence of an event of default, or (ii) if the Mariners Landing Property fails to maintain physical and economic occupancy of at least 75% .

Gap Rent Reserve – The loan documents require an upfront reserve of $28,336 for gap rent related to Carve Designs, Inc.

Existing TI Reserve - The loan documents require an upfront reserve of $117,000 for outstanding tenant improvements related to Oculus VR.

Lockbox and Cash Management. Upon the occurrence and continuance of a Cash Trap Event Period (as defined below), the Mariners Landing Borrower is required to establish a lender-controlled lockbox account and direct all tenants to deposit rent directly into such lockbox account. During a Cash Trap Event Period, funds in the lockbox account are required to be swept to a lender-controlled cash management account and all excess funds are required to be swept to a reserve for tenant improvements and leasing commission costs for the Mariners Landing Property controlled by the lender (subject to a cap of $1,000,000 if the Cash Trap Event Period results solely from an Oculus VR Go Dark Event (as defined below)).

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default;

(ii)	the net cash flow debt service coverage ratio (“NCF DSCR”) falling below 1.20x for two consecutive calendar quarters (tested quarterly); or

(iii)	the occurrence of an Oculus VR Cash Trap Event Period (as defined below).

A Cash Trap Event Period will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default;

●	with regard to clause (ii) above, the NCF DSCR being equal to or greater than 1.25x for two consecutive calendar quarters; or

●	with regard to clause (iii) above, an Oculus VR Cash Trap Event Period Cure (as defined below).

An “Oculus VR Cash Trap Event Period” will commence upon the earliest to occur of the following (for clauses (i)-(vii) below, the term ‘Oculus VR’ includes any replacement tenant that occupies at least 20% of the space currently occupied by Oculus VR):

(i)	Oculus VR terminating or cancelling its lease or notifying the lender of its intent to terminate or cancel its lease;

A-3-88

Mixed Use – Office/Industrial Various Sausalito, California 94965	Loan #9 Mariners Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 64.3% 1.77x 8.8%

(ii)	Oculus VR being in monetary default or material non-monetary default under the lease beyond any applicable notice and/or cure period;

(iii)	Oculus VR materially modifying its lease without the lender’s prior consent;

(iv)	Oculus VR “going dark”, vacating or otherwise failing to occupy its space (an “Oculus VR Go Dark Event”; subject to a sweep cap of $1,000,000);

(v)	Oculus VR failing to renew or extend its lease on or prior to the date that is the earlier of (a) the deadline to give notice of renewal (currently defined in the Oculus VR lease as six months prior to lease expiration date) or (b) 12 months prior to the scheduled lease expiration date;

(vi)	Oculus VR becoming insolvent or filing for bankruptcy; or

(vii)	Oculus VR failing to waive its lease termination option by the lease termination notice date (March 1, 2023 in the Oculus VR lease).

An “Oculus VR Cash Trap Event Period Cure” will occur upon:

●	with regard to clause (i) above, a Major Re-Tenanting Event having occurred (as defined below);

●	with regard to clause (ii) above, (a) the Mariners Landing Borrower having delivered written evidence to the lender (including an estoppel certificate) confirming that said default has been cured or (b) a Major Re-Tenanting Event having occurred;

●	with regard to clause (iii) above, (a) a Major Re-Tenanting Event having occurred or (b)(1) either (x) the applicable modification having been rescinded and no longer being in further force and effect or (y) the lender having approved such modification, or (2) to the extent such modification constituted an event of default, the lender having accepted the cure of such event of default;

●	with regard to clause (iv) above, (a) Oculus VR resuming occupancy of its space, resuming normal business operations in its space and being open for business during customary hours for a period of two consecutive calendar quarters or (b) a Major Re-Tenanting Event having occurred;

●	with regard to clause (v) above, (a) a Major Re-Tenanting Event having occurred or (b) Oculus VR renewing or extending its lease term pursuant to the lease provisions or otherwise on terms and conditions reasonably acceptable to the lender;

●	with regard to clause (vi) above, (a) a Major Re-Tenanting Event having occurred or (b) the bankruptcy or insolvency proceeding having terminated in a manner satisfactory to the lender, the Oculus VR lease having been affirmed and the terms of said lease, as affirmed, being satisfactory to the lender; and

●	with regard to clause (vii) above, (a) a Major Re-Tenanting Event having occurred or (b) the lender receiving reasonably satisfactory evidence that Oculus VR has irrevocably waived its lease termination option.

A “Major Re-Tenanting Event” will occur upon the entire Oculus VR space (or a portion thereof representing at least 20% of the net leasable area of the Mariners Landing Property) having been leased to one or more replacement tenants reasonably acceptable to the lender (including, if the lease is for less than the entire Oculus VR space, base rent that, after giving effect to the new lease, represents at least 20% of the total rental income of the Mariners Landing Property) with such tenant having delivered an estoppel certificate confirming it has taken occupancy of and is conducting normal business operations in its entire premises, and is paying full, unabated rent and all TI/LCs have been paid (or reserved for with lender).

Property Management. The Mariners Landing Property is managed by an affiliate of the Mariners Landing Borrower.

Partial Release. Following the defeasance lockout period, and in connection with a sale to an unaffiliated third-party, the Mariners Landing Borrower is permitted to release any of the Mariners Landing Property’s four legal parcels (each a “Release Parcel” defined below), provided that, among other things, and in accordance with the Mariners Landing Mortgage Loan documents (i) no event of default has occurred and is continuing, (ii) the Mariners Landing Mortgage Loan is partially defeased in an amount equal to the Release Price (as defined below); (iii) the amortizing NCF DSCR (based on a hypothetical 30-year amortization schedule) of the remaining Mariners Landing Property is not less than the greater of 1.30x or the amortizing NCF DSCR immediately prior to the release; (iv) the net cash flow debt yield (“NCF DY”) of the remaining Mariners Landing Property is not less than the greater of 9.0% or the NCF DY immediately prior to the release; (v) the loan-to-value ratio (“LTV”) of the remaining Mariners Landing Property is no more than the lesser of 65.0% or the LTV immediately prior to the release (clauses (iii)-(v) being collectively referred to as the “Economic Release Conditions”); (vi) the lender receives rating agency confirmation from Fitch, KBRA and Moody’s that the sale and release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2019–C50 Certificates; and (vii) the lender receives a legal opinion covering compliance in all respects with all laws, rules and regulations governing REMICs has been delivered.

If the Economic Release Conditions are not satisfied, the Mariners Landing Borrower has the right to partially defease the Mariners Landing Mortgage Loan in an amount established by the lender, in its sole discretion, such that the Economic Release Conditions are satisfied.

In the event that, after giving effect to the Release Parcel release, any lease (individually or when aggregated with all other leases with the same tenant or its affiliates), accounts for 50.0% or more of the total rental income for the remaining Mariners Landing Property, then (i) the term of any such lease is required to extend at least two years beyond the maturity date of the Mariners Landing Mortgage Loan, (ii) the loan-to-dark value ratio of the remaining parcel is required to not exceed 85.0% and (iii) the Release Parcel release is required to be subject to the lender’s approval based on its then-current underwriting of the remaining Mariners Landing Property.

The “Release Price” for any Mariners Landing Release Parcel being released is an amount equal to the greater of (a) the net sale proceeds for such Release Parcel, as reasonably determined by the lender, or (b) 110% of the Allocated Loan Amount (as defined in the table below) of such Release Parcel.

A-3-89

Mixed Use – Office/Industrial Various Sausalito, California 94965	Loan #9 Mariners Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 64.3% 1.77x 8.8%

Parcel	Allocated Loan Amount	Net Rentable Area	% of Net Rentable Area
2656 & 2658 Bridgeway	$9,083,527	26,150	30.8%
401-413 Coloma Street (a/k/a 310 & 350-360 Gate 5 Road)	$7,078,886	23,080	27.2%
441-475 Coloma Street	$7,110,209	23,926	28.2%
150, 160 & 170 Gate 5 Road	$3,727,378	11,645	13.7%

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Provided no event of default has occurred and is continuing, the Mariners Landing Borrower is permitted to incur future mezzanine debt under the following conditions, among others: (i) the combined LTV ratio of the Mariners Landing Mortgage Loan and the permitted mezzanine loan will not be greater than 65.0%; (ii) the combined debt service coverage ratio of the Mariners Landing Mortgage Loan and the permitted mezzanine loan shall not be less than 1.25x; (iii) the combined debt yield of the Mariners Landing Mortgage Loan and the permitted mezzanine loan is equal to or greater than 8.2%; (iv) delivery of a satisfactory intercreditor agreement and (v) rating agency confirmation.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policies required to be maintained by the Mariners Landing Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Mariners Landing Property. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Windstorm Insurance. The loan documents require windstorm and flood insurance covering the full replacement cost of the Mariners Landing Property during the loan term. At the time of loan closing, Mariners Landing Property had windstorm insurance coverage and flood insurance in the maximum limit available under the National Flood Insurance Program together with excess coverage.

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic report indicated a probable maximum loss for the entire Mariners Landing Property of 16.0%.

A-3-90

Self Storage – Self Storage Property Addresses – Various	Loan #10 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 29.3% 4.68x 20.1%

GREATVALUE
OFFICE PARK
613
GREAT VALUE
OFFICE PARK

4641 PRODUCTION
DRIVE

GREAT VALUE
STORAGE

713-988-3823

GREAT VALUE STORAGE

A-3-91

Self Storage – Self Storage Property Addresses – Various	Loan #10 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 29.3% 4.68x 20.1%

Lake Superior
ONTARIO
Duluth
MINNESOTA
Marquette
Sault Ste. Marie
Escanaba
MINNEAPOLIS
ST. PAUL
WISCONSIN
Wausau
Green Bay
Traverse City
Lake Huron
Mankato
Rochester
MICHIGAN
Saginaw
MILWAUKEE
Grand Rapids
Flint
Port Huron
Lansing
Cedar Falls
Madison
Lake Michigan
DETROIT
IOWA
Rockford
Lake Erie
Cedar Rapids
CHICAGO
Toledo
CLEVELAND
Iowa City
Davenport
Des Moines
Ft. Wayne
OHIO
Mansfield
Peoria
INDIANA
Champaign
ILLINOIS
Dayton
MISSOURI
Springfield
INDIANAPOLIS
COLUMBUS
KANSAS CITY
Columbia
CINCINNATI
ST. LOUIS
Charleston
Jefferson City
Frankfort
LOUISVILLE
Lexington
WV
Evansville
KENTUCKY
Springfield
VA
Joplin
Paducah
Bowling Green
Johnson City

Amsterdam
Saratoga Springs
VERMONT
Bennington
Brattleboro
Schenectady
Troy
Albany Intl. Airport
Albany
Rensselaer
North Adams
Greenfield
Oneonta
Pittsfield
MASSACHUSETTS
NEW YORK
Northampton
CATSKILL MOUNTAINS
Holyoke
Hudson
CATSKILL STATE PARK
SPRINGFIELD
Kingston
Torrington
Liberty
New Paltz
Hyde Park
HARTFORD
Monticello
Highland
Poughkeepsie
CONN.
Waterbury
Newburgh
Beacon
Middletown
Naugatuck
Middletown
Carmel
NEW HAVEN
West Point
Danbury
PENN.
Warwick
Peekskill
BRIDGEPORT
NEW JERSEY
Spring Valley
White Plains
East Stroudsburg
Long Island Sound
Stamford
YONKERS
Riverhead
Glen Cove
Morristown
NEW YORK

Great Value Storage Portfolio

No.	Property	Location
1	GVS - 6250 Westward Lane	Houston, TX
2	GVS - 1220, 1235, 1421, 1445, 1451, 1491, 1527, 1540 & 1559 N Nellis Blvd	Las Vegas, NV
3	GVS - 9530 Skillman Street	Dallas, TX
4	GVS - 4311 Samuell Boulevard	Dallas, TX
5	GVS - 5810 Emmett F Lowry Expressway	Texas City, TX
6	GVS - 5984 Old State Road	Lewis Center, OH
7	GVS - 10640 Hempstead Road	Houston, TX
8	GVS - 7373 Kearney Street and 6345 East 78th Avenue	Commerce City, CO
9	GVS - 4641 Production Drive	Dallas, TX
10	GVS - 920 Highway 80 East	Mesquite, TX
11	GVS - 2202 North Market Street	Champaign, IL
12	GVS - 111 North Layfair Drive	Flowood, MS
13	GVS - 435 Congress Park Drive	Dayton, OH
14	GVS - 765 South Street	Newburgh, NY
15	GVS - 410 Gulf Freeway	Texas City, TX
16	GVS - 5199 Westerville Road	Columbus, OH
17	GVS - 2502 Bay Street	Texas City, TX
18	GVS - 1710 North Cunningham Avenue	Urbana, IL
19	GVS - 7821 Taylor Road	Reynoldsburg, OH
20	GVS - 9600 Marion Ridge	Kansas City, MO
21	GVS - 4901 South Freeway	Fort Worth, TX
22	GVS - 15300 Kuykendahl Road	Houston, TX
23	GVS - 9851 Harwin Road	Houston, TX
24	GVS - 2633 Oak Grove Road	Hattiesburg, MS
25	GVS - 11702 Beechnut Street	Houston, TX
26	GVS - 13825 FM 306	Canyon Lake, TX
27	GVS - 5950 Antoine Drive	Houston, TX
28	GVS - 580 East Dublin Granville Road	Worthington, OH
29	GVS - 7986 Southern Boulevard	Boardman, OH
30	GVS - 1330 Georgesville Road	Columbus, OH
31	GVS - 123 South Meridian Road	Youngstown, OH
32	GVS - 3380 North Post Road	Indianapolis, IN
33	GVS - 2150 Wirt Road	Houston, TX
34	GVS - 5301 Tamarack Circle East	Columbus, OH
35	GVS - 443 Laredo Street	Aurora, CO
36	GVS - 1661 and 1670 W Government Street	Brandon, MS
37	GVS - 8450 Cook Road	Houston, TX
38	GVS - 512 North Freeway	Fort Worth, TX
39	GVS - 10601 West Fairmont Parkway	La Porte, TX
40	GVS - 7200 Tussing Road	Reynoldsburg, OH
41	GVS - 14210 Highway 249	Houston, TX
42	GVS - 1910 25th Avenue North	Texas City, TX
43	GVS - 8501 North Springboro Pike	Miamisburg, OH
44	GVS - 4145 State Route 741	Mason, OH
45	GVS - 1961 Covington Pike	Memphis, TN
46	GVS - 3785 Shiloh Springs Road	Dayton, OH
47	GVS - 1565 Lexington Avenue	Mansfield, OH
48	GVS - 1594 Route 9G	Hyde Park, NY
49	GVS - 8520 Alabonson Road	Houston, TX
50	GVS - 10013 FM 620	Austin, TX
51	GVS - 426 North Smithville Road	Dayton, OH
52	GVS - 60 Westpark Road	Dayton, OH
53	GVS - 2407 South U.S. Highway 183	Leander, TX
54	GVS - 5811 North Houston Rosslyn Road	Houston, TX
55	GVS - 3412 Garth Road	Baytown, TX
56	GVS - 941 Fairmont Parkway	Pasadena, TX
57	GVS - 632 Timkin Road	Tomball, TX
58	GVS - 8801 Boone Road	Houston, TX
59	GVS - 3901 Highway 78	Memphis, TN
60	GVS - 16065 Indian Chief Drive	Cedar Park, TX
61	GVS - 16530 West Hardy Road	Houston, TX
62	GVS - 4806 Marie Lane	Deer Park, TX
63	GVS - 1131 East Expressway 83	San Benito, TX
64	GVS - 7116 South IH-35 Frontage Road	Austin, TX

Nampa
Boise
IDAHO
Idaho Falls
OREGON
Riverton
Casper
Pocatello
WYOMING
Rock Springs
Cheyenne
Great Salt Lake
Ogden
Elko
Salt Lake City
Commerce City
Spring Creek
Provo
DENVER
Reno
NEVADA
AURORA
Carson City
UTAH
Ely
Grand Junction
COLORADO SPRINGS
CANYONLANDS NATIONAL PARK
COLORADO
Cedar City
St. George
Durango
LAS VEGAS
Farmington
Henderson
CALIFORNIA
Santa Fe
Bakersfield
ARIZONA
Flagstaff
ALBUQUERQUE
San Bernardino
NEW MEXICO
LOS ANGELES
PHOENIX
MESA
SAN DIEGO
TIJUANA
Yuma
Las Cruces
Pacific Ocean
MEXICO
TUCSON
EL PASO
TX
Nogales

OKLAHOMA CITY
Muskogee
Jonesboro
Jackson
ARKANSAS
MEMPHIS
TN
Fort Smith
Norman
OKLAHOMA
Lawton
Little Rock
Tupelo
Wichita Falls
Ardmore
Hot Springs
Pine Bluff
MISSISSIPPI
Sherman
Greenville
FORT WORTH
Plano
Texarkana
DALLAS
Shreveport
Monroe
Jackson
Arlington
Tyler
Meridian
Corsicana
TEXAS
Waco
Nacogdoches
LOUISIANA
Killeen
Temple
Lufkin
Alexandria
Hattiesburg
College Station
AUSTIN
HOUSTON
Lake Charles
Baton Rouge
Gulfport
Beaumont
Lafayette
NEW ORLEANS
SAN ANTONIO
Port Arthur
Houma
Galveston
Victoria
Corpus Christi
Gulf of Mexico
Laredo
McAllen
MEXICO
Brownsville

A-3-92

No. 10 – Great Value Storage Portfolio

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	UBS AG		Single Asset/Portfolio:	Portfolio
	Original Principal Balance(1):	$25,000,000		Property Type – Subtype:	Self Storage – Self Storage
	Cut-off Date Balance(1):	$25,000,000		Location:	Various
	% of Initial Pool Balance:	2.7%		Size(4):	4,103,764 SF
	Loan Purpose:	Refinance		Cut-off Date Balance Per SF(1):	$26.80
	Borrower Sponsor:	Natin Paul		Maturity Date Balance Per SF(1):	$26.80
	Guarantor:	Natin Paul		Year Built/Renovated:	Various/Various
	Mortgage Rate:	4.13977%		Title Vesting(5):	Fee
	Note Date:	November 30, 2018		Property Manager:	Self-managed
	Seasoning:	5 months		Current Occupancy (As of):	87.0% (9/16/2018)
	Maturity Date:	December 6, 2023		YE 2017 Occupancy(6):	83.7%
	IO Period:	60 months		YE 2016 Occupancy(6):	85.7%
	Loan Term (Original):	60 months		YE 2015 Occupancy(6):	86.1%
	Amortization Term (Original):	NAP		YE 2014 Occupancy:	NAV
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value(7):	$376,000,000
	Call Protection:	L(29),D(24),O(7)		Appraised Value Per SF:	$91.62
	Lockbox Type:	Hard/Springing Cash Management		Appraisal Valuation Date:	October 10, 2018
	Additional Debt(1)(2):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(1)(2):	Pari Passu ($85,000,000) / Mezzanine ($185,000,000)		TTM NOI (9/30/2018)(6):	$20,930,541
				YE 2017 NOI(6):	$19,633,132
				YE 2016 NOI(6):	$17,914,420
				YE 2015 NOI(6):	$10,310,304
				U/W Revenues:	$35,706,011
				U/W Expenses:	$13,600,995
				U/W NOI(6):	$22,105,016
Escrows and Reserves(3)				U/W NCF:	$21,671,000
	Initial	Monthly	Cap	U/W DSCR based on NOI/NCF(1):	4.77x / 4.68x
Taxes	$525,978	$328,736	NAP	U/W Debt Yield based on NOI/NCF(1):	20.1% / 19.7%
Insurance	$807,323	$93,875	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	20.1% / 19.7%
Replacement Reserve	$0	$34,198	NAP	Cut-off Date LTV Ratio(1)(7):	29.3%
Immediate Repairs Reserve	$536,017	$0	NAP	LTV Ratio at Maturity(1)(7):	29.3%

Sources and Uses
Sources			Uses
Original whole loan amount	$110,000,000	39.9%	Loan payoff(8)	$253,809,659	92.0%
Mezzanine loans(2)	166,000,000	60.1	Return of equity	14,301,457	5.2
			Closing costs	6,019,566	2.2
			Upfront reserves	1,869,318	0.7
Total Sources	$276,000,000	100.0%	Total Uses	$276,000,000	100.0%

(1)	See “The Mortgage Loan” section below. The Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity presented above are based on the Great Value Storage Portfolio Whole Loan (as defined below). The Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the Great Value Storage Portfolio Whole Loan and the Great Value Storage Portfolio Mezzanine Loans (as defined below) are $71.89, $71.89, 1.25x, 1.23x, 7.5%, 7.3%, 7.5%, 7.3%, 78.5% and 78.5%, respectively.

(2)	The Great Value Storage Portfolio Whole Loan was originated concurrently with two mezzanine loans with an aggregate original principal balance of $166.0 million. As of January 7, 2019, the subordinate mezzanine loan, which had an original principal balance of $63.0 million, was amended to increase the outstanding principal balance to $82.0 million in accordance with the loan documents for a total aggregate original principal balance of $185.0 million (the “Great Value Storage Portfolio Mezzanine Loans”). See “The Mortgage Loan” and “Subordinate and Mezzanine Indebtedness” sections below.

(3)	See “Escrows” section below.

(4)	The Great Value Storage Portfolio (as defined below) has 30,811 units totaling 4,103,764 SF.

(5)	A strip of land bisecting the GVS - 4901 South Freeway property is owned by a utility company and is not collateral for the Great Value Storage Portfolio Whole Loan. As of May 2011, the utility company, as licensor, has granted a license to the Great Value Storage Portfolio Borrowers (as defined below) for use of the strip of land for parking. The strip of land has several power lines and electrical transmission towers, but is not improved by any other buildings, and the two portions of the GVS - 4901 South Freeway property have separate access. All income and expenses attributed to the strip of land have been excluded from the valuation and underwriting.

(6)	The Great Value Storage Portfolio Borrowers acquired two properties, GVS - 2502 Bay Street and GVS - 410 Gulf Freeway, in 2016 and two additional properties, GVS - 443 Laredo Street and GVS 7273 Kearney Street and 6345 East 78th Avenue, in 2017. As such, 2016 historical performance does not include GVS - 2502 Bay Street and GVS - 410 Gulf Freeway and 2017 historical performance does not include GVS - 443 Laredo Street and GVS - 7273 Kearney Street and 6345 East 78th Avenue. The increase in NOI is primarily due to the inclusion of the acquired additions. U/W NOI is based on the underwritten unit mix.

(7)	On a portfolio basis, the Great Value Storage Portfolio has an “as-is” appraised value of $376,000,000 as of October 10, 2018 and an “as stabilized” appraised value of $392,000,000 as of October 10, 2019. On a stand-alone basis, the 64 Great Value Storage Portfolio Properties (as defined below) have an aggregate “as-is” appraised value of $326,000,000. The Cut-off Date LTV Ratio and the LTV Ratio at Maturity based on the Great Value Storage Portfolio Whole Loan and the aggregate stand-alone “as-is” appraised value of $326,000,000 are 33.7% and 33.7%, respectively. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the Great Value Storage Portfolio Whole Loan and the portfolio “as stabilized” appraised value of $392,000,000 are 28.1% and 28.1%, respectively.

(8)	Loan payoff includes defeasance costs of approximately $527,879.

A-3-93

Self Storage – Self Storage Property Addresses – Various	Loan #10 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 29.3% 4.68x 20.1%

The Mortgage Loan. The mortgage loan (the “Great Value Storage Portfolio Mortgage Loan”) is part of a whole loan (the “Great Value Storage Portfolio Whole Loan”) evidenced by seven pari passu promissory notes secured by a first mortgage encumbering the borrowers’ fee interest in a 4,103,764 square foot, 30,811-unit portfolio of 64 self-storage properties located across 10 states (each a “Great Value Storage Portfolio Property”, and collectively, the “Great Value Storage Portfolio Properties” or “Great Value Storage Portfolio”). The Great Value Storage Portfolio Mortgage Loan represents the non-controlling Notes A-2-2, A-4, A-5 and A-6. The Great Value Storage Portfolio Whole Loan is serviced under the UBS 2019-C16 pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1, A-3	$55,000,000	$55,000,000	UBS 2018-C15	No
A-2-1	$30,000,000	$30,000,000	UBS 2019-C16	Yes
A-2-2, A-4, A-5, A-6	$25,000,000	$25,000,000	WFCM 2019-C50	No
Total	$110,000,000	$110,000,000

The Borrowers and Borrower Sponsor. The borrowers are 12 Delaware special purpose entities (each individually, a “Great Value Storage Portfolio Borrower”, and collectively, the “Great Value Storage Portfolio Borrowers”), which are controlled and owned by World Class Holding Company, LLC (“World Class”). Each borrowing entity is structured to be bankruptcy remote with two independent directors in its organizational structure. Legal counsel to the Great Value Storage Portfolio Borrowers delivered a non-consolidation opinion in connection with the origination of the Great Value Storage Portfolio Whole Loan. The borrower sponsor and non-recourse guarantor of the Great Value Storage Portfolio Whole Loan is Natin Paul, who is the sole owner of 100% of the common units in World Class.

Natin Paul is the Founder, President, and CEO of World Class, a holding company that owns a diverse portfolio of real estate assets and operating companies, including real estate investment platforms, World Class Property Company, World Class Equity, and Great Value Storage. World Class Property Company, headquartered in Austin, Texas, owns and operates a portfolio of over 150 properties across 16 states, in addition to a portfolio of development sites entitled for over 50 million square feet of potential development. The existing portfolio includes office buildings, retail properties, apartment communities, mixed-use assets, industrial warehouses, parking facilities, hospitality properties, marina, and land located throughout the nation. Founded in 2008, Great Value Storage (“GVS”) owns and operates 83 self storage facilities comprising approximately 6.5 million square feet of rentable space across 11 states.

The Properties. The Great Value Storage Portfolio Whole Loan is secured by 64 self storage properties located across 10 states with an aggregate of 30,811 units totaling 4,103,764 square feet. The Great Value Storage Portfolio borrower sponsor acquired the Great Value Storage Portfolio Properties over the past 10 years at a total cost basis of approximately $310.0 million. Since August 2016, the borrower sponsor has invested approximately $4.4 million in non-reoccurring capital improvements, which included uniformity in branding across the properties, full repainting of the exteriors and interiors of properties, new awnings, new signage, new unit doors, access improvements, office construction and LED light installation.

Excluding four properties not owned prior to January 2016, the Great Value Storage Portfolio’s net operating income has increased 4.5% from 2016 to 2017 and 4.8% from 2017 to the trailing twelve-months ending in September 30, 2018. The Great Value Storage Portfolio has had average quarterly portfolio occupancy of between 83.0% and 87.9% since the first quarter of 2015 and as of the underwritten unit mix dated September 16, 2018, the Great Value Storage Portfolio occupancy based on square footage and units was 87.0% and 85.7%, respectively.

The Great Value Storage Portfolio includes 3,758 climate-controlled units totaling 403,764 square feet, 25,560 non-climate-controlled units totaling 3,537,581 square feet and 87 other office/warehouse/retail storage units totaling 125,562 square feet. The non-climate-controlled units average 138 square feet and range in unit size from nine square feet to 4,428 square feet. The climate-controlled units average 107 square feet and range in unit size from 13 square feet to 375 square feet. The office/warehouse/retail storage units average 1,443 square feet and range in unit size from 160 square feet to 7,020 square feet. The storage units account for 99.1% of net rentable square footage and 95.9% of U/W base rent.

In addition to conventional storage units, the Great Value Storage Portfolio includes 1,380 covered and uncovered vehicle parking units, 13 office/warehouse/retail commercial spaces, four campsites, seven billboard and two cell tower leases. Five of the Great Value Storage Portfolio Properties lease 34,457 square feet to 11 commercial tenants, accounting for UW base rent of $291,303 (0.9% of annual U/W base rent). The commercial tenants include Jack Williams Tire Company (16,065 square feet, 32.6% of commercial U/W base rent), which utilizes its space as a tire repair shop, JJ Auto Sales (4,800 square feet, 12.8% of commercial U/W base rent), which utilizes its space as a used car dealership, and West Licking Joint Fire Department (2,404 square feet, 6.6% of commercial U/W base rent), which utilizes its space as the city fire department. Six of the Great Value Storage Portfolio Properties lease seven billboards and two of the Great Value Storage Portfolio Properties lease two cell towers, accounting for UW base rent of $37,854 (0.2% of annual U/W base rent) in the aggregate. Additionally, the GVS - 10013 FM 620 property leases four open area campsites totaling 2,400 square feet.

A-3-94

Self Storage – Self Storage Property Addresses – Various	Loan #10 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 29.3% 4.68x 20.1%

The following table presents certain information relating to the Great Value Storage Portfolio Properties:

State	Average Year Built/ Renovated	No. of Props	Net Rentable Area (SF)(1)	Net Rentable Area (Units)(1)	Occupancy (1)(2)	Allocated Cut-off Date Balance(3)	% of Portfolio Cut-off Date Balance	Appraised Value(4)	Allocated Cut-off Date LTV(3)(4)	U/W NCF
Texas	1981/1998	34	2,186,173	15,947	86.5%	$56,634,060	51.5%	$174,135,000	32.5%	$10,861,717
Ohio	1985/1991	16	939,677	7,567	90.4%	$26,304,340	23.9%	$72,930,000	36.1%	$5,449,419
Mississippi	1988/NAP	3	236,355	1,801	83.6%	$5,858,700	5.3%	$17,550,000	33.4%	$1,113,642
Illinois	2001/2004	2	163,944	1,387	63.3%	$4,543,470	4.1%	$12,900,000	35.2%	$892,530
Colorado	1984/NAP	2	103,520	717	90.8%	$4,025,360	3.7%	$11,700,000	34.4%	$869,445
Nevada	1954/NAP	1	131,744	694	99.5%	$3,427,550	3.1%	$9,200,000	37.3%	$660,453
New York	1966/NAP	2	90,862	736	89.9%	$3,387,680	3.1%	$9,100,000	37.2%	$712,156
Missouri	1997/NAP	1	70,000	480	87.7%	$2,072,460	1.9%	$6,700,000	30.9%	$397,172
Tennessee	1979/NAP	2	108,575	766	91.2%	$2,032,610	1.8%	$6,275,000	32.4%	$389,694
Indiana	1985/NAP	1	72,914	716	81.0%	$1,713,770	1.6%	$5,510,000	31.1%	$324,771
Total/Weighted Average		64	4,103,764	30,811	87.0%	$110,000,000	100.0%	$376,000,000	29.3%	$21,671,000

(1)	Information obtained from the underwritten unit mix.

(2)	Occupancy is based on the net rentable square footage at each Great Value Storage Portfolio Property. The weighted average occupancy of the Great Value Storage Portfolio, based on net rentable units, is 85.7%.

(3)	Allocated Cut-off Date Balance and Allocated Cut-off Date LTV are based on the Great Value Storage Portfolio Whole Loan.

(4)	The aggregate Appraised Value for each state represents the “as-is” appraised value on a stand-alone basis. Total Appraised Value and weighted average Allocated Cut-off Date LTV are based on the portfolio “as-is” appraised value of $376,000,000 as of October 10, 2018. Weighted average Allocated Cut-off Date LTV based on the aggregate stand-alone “as-is” appraised value of $326,000,000 is 33.7%.

The following table presents certain information relating to the unit mix at the Great Value Storage Portfolio Properties:

Unit Type	Net Rentable Area (SF)	% of Net Rentable Area (SF)	Net Rentable Area (Units)	% of Net Rentable Area (Units)	Occupancy (%)(1)	Annual U/W Base Rent	% of Annual U/W Base Rent
Storage Units (Conventional)(2)	4,066,907	99.1%	29,405	95.4%	85.5%	$31,736,047	95.9%
Parking Spaces (Covered)	N/A	N/A	97	0.3%	95.9%	$128,282	0.4%
Parking Spaces (Uncovered)	N/A	N/A	249	0.8%	90.8%	$177,023	0.5%
Parking Spaces (Other)	N/A	N/A	1,034	3.4%	87.6%	$708,962	2.1%
Commercial Units	34,457	0.8%	13	0.0%	100.0%	$291,303	0.9%
Campsite	2,400	0.1%	4	0.0%	75.0%	$16,800	0.1%
Billboard	N/A	N/A	7	0.0%	100.0%	$20,745	0.1%
Cell Tower	N/A	N/A	2	0.0%	100.0%	$17,109	0.1%
Total/Weighted Average	4,103,764	100.0%	30,811	100.0%	85.7%	$33,096,271	100.0%

(1)	Occupancy (%) is based on the net rentable units at each Great Value Storage Portfolio Property. The weighted average occupancy of the Great Value Storage Portfolio, based on net rentable square footage, is 87.0%.

(2)	Includes non-climate-controlled, climate-controlled, and office/warehouse/retail storage space.

A-3-95

Self Storage – Self Storage Property Addresses – Various	Loan #10 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 29.3% 4.68x 20.1%

The following table presents historical occupancy percentages at the Great Value Storage Portfolio Properties:

Historical Occupancy

12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	9/16/2018(2)
NAV	86.1%	85.7%	83.7%	87.0%

(1)	Information obtained from the Great Value Storage Portfolio Borrowers. The Great Value Storage Portfolio Borrowers did not provide historical occupancy figures earlier than 2015.

(2)	Information obtained from the underwritten unit mix.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Great Value Storage Portfolio:

Cash Flow Analysis

	2015	2016	2017	TTM 9/30/2018	U/W	%(1)	U/W $ per SF
Base Rent	$22,628,101	$33,749,269	$35,854,083	$36,656,519	$33,096,271	77.5%	$8.06
Grossed Up Vacant Space	0	0	0	0	5,019,402	11.8	1.22
Gross Potential Rent(2)	$22,628,101	$33,749,269	$35,854,083	$36,656,519	$38,115,673	89.3%	$9.29
Other Income(3)	1,517,842	3,982,911	4,227,152	4,573,337	4,573,337	10.7	1.11
Net Rental Income	$24,145,943	$37,732,180	$40,081,235	$41,229,856	$42,689,010	100.0%	$10.40
(Vacancy & Credit Loss)	(5,152,600)	(7,664,434)	(7,786,197)	(6,788,471)	(6,983,000)(4)	(18.3)	(1.70)
Effective Gross Income	$18,993,343	$30,067,746	$32,295,038	$34,441,385	$35,706,011	83.6%	$8.70

Real Estate Taxes	2,394,083	3,551,110	3,838,282	4,150,084	4,150,084	11.6	1.01
Insurance	697,536	882,274	947,701	1,013,731	1,126,497	3.2	0.27
Management Fee	1,014,223	1,425,051	1,352,473	1,444,103	1,428,240	4.0	0.35
Other Operating Expenses	4,577,197	6,294,891	6,523,450	6,902,925	6,896,174	19.3	1.68
Total Operating Expenses	$8,683,039	$12,153,326	$12,661,906	$13,510,843	$13,600,995	38.1%	$3.31

Net Operating Income	$10,310,304	$17,914,420	$19,633,132	$20,930,541	$22,105,016	61.9%	$5.39
Replacement Reserves	0	0	0	0	434,016	1.2	0.11
TI/LC	0	0	0	0	0	0.0	0.00
Net Cash Flow	$10,310,304	$17,914,420	$19,633,132	$20,930,541	$21,671,000	60.7%	$5.28

NOI DSCR(5)	2.23x	3.87x	4.24x	4.52x	4.77x
NCF DSCR(5)	2.23x	3.87x	4.24x	4.52x	4.68x
NOI Debt Yield(5)	9.4%	16.3%	17.8%	19.0%	20.1%
NCF Debt Yield(5)	9.4%	16.3%	17.8%	19.0%	19.7%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	The Great Value Storage Portfolio Borrowers acquired two properties, GVS - 2502 Bay Street and GVS - 410 Gulf Freeway, in 2016 and two additional properties, GVS - 443 Laredo Street and GVS 7273 Kearney Street and 6345 East 78th Avenue, in 2017. As such, the 2016 historical performance does not include GVS - 2502 Bay Street and GVS - 410 Gulf Freeway and the 2017 historical performance does not include GVS - 443 Laredo Street and GVS - 7273 Kearney Street and 6345 East 78th Avenue. The increase in Gross Potential Rent is primarily due to the inclusion of the acquired properties. U/W Gross Potential Rent is based on the underwritten unit mix and includes base rental revenue from conventional self storage units, vehicle parking spaces, commercial units, campsites, billboards, and cell towers.

(3)	Other Income includes personal property protection reimbursement, late fees, lien fees, admin fees, merchandise sales, miscellaneous income and other fees.

(4)	The underwritten economic vacancy is 15.4%. As of September 16, 2018, The Great Value Storage Portfolio was 87.0% occupied, based on net rentable square footage, and 85.7%, based on net rentable units.

(5)	Based on the Great Value Storage Portfolio Whole Loan.

Appraisal. The appraiser concluded to an “as-is” appraised value of $376,000,000 as of October 10, 2018 and an “as stabilized” appraised value of $392,000,000 as of October 10, 2019. On a stand-alone basis, the 64 Great Value Storage Portfolio Properties have an aggregate “as-is” appraised value of $326,000,000.

Environmental Matters. According to a Phase I environmental site assessments dated from September 10, 2018 to October 24, 2018, there was no evidence of any recognized environmental conditions at any of the Great Value Storage Portfolio Properties.

Market Overview and Competition. The Great Value Storage Portfolio benefits from geographical diversity with properties located across 10 states and 38 cities. Of these, 34 properties are located across five statistical metropolitan areas (“SMAs”) in Texas (53.3% of net rental square footage, 51.5% of the allocated cut-off date balance). Additionally, 16 properties are located across five SMAs in Ohio (22.9% of net rentable square footage, 23.9% of the allocated cut-off date balance). No individual property represents more than 3.5% of net rentable square footage or 3.9% of the allocated cut-off date balance.

A-3-96

Self Storage – Self Storage Property Addresses – Various	Loan #10 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 29.3% 4.68x 20.1%

The weighted average estimated 2018 population and average household income within a three-mile radius and five-mile radius of the Great Value Storage Portfolio Properties is 102,474 and $71,294 and 237,731 and $75,872, respectively. The Great Value Storage Portfolio Properties are primarily located in accessible urban and suburban areas along commercial roadways, in which the weighted average traffic count, based on the nearest major intersection to the Great Value Storage Portfolio Properties, is 18,875.

According to a third party research report, there are approximately 52,747 self storage facilities across the United States, which represents an increase of 1.1% over 2017. National occupancy rates have continued to improve from 82.8% in 2011 to 88.5% as of 2018. Within the Great Value Storage Portfolio, 34 properties are located within the Southwest division of the self storage market, which exhibited a national average occupancy rate of 87.3% for 2018. Additionally, 19 properties are located within the East North Central division of the self storage market, which exhibited a national average occupancy rate of 88.2% for 2018. According to the appraisal, 2018 nationwide non-climate-controlled storage units and climate-controlled storage units have an average rental rate of $15.42 per square foot and $19.11 per square foot, respectively. Non-climate-controlled storage units and climate-controlled storage units at the Great Value Storage Portfolio Properties have an average rental rate of $7.58 per square foot and $11.32 per square foot, respectively.

The following table presents certain information relating to the SMAs for the Great Value Storage Portfolio Properties:

SMA	No. of Props	Net Rentable Area (SF)(1)	U/W NCF	% of U/W NCF	Traffic Count(2)	2018 Population 5-mile Radius(3)	Allocated Cut-off Date Balance(4)	Appraised Value(5)	Allocated Cut-off Date LTV(4)(5)
Houston-The Woodlands-Sugar Land, TX	22	1,385,596	$6,865,943	31.7%	11,308	302,438	$36,467,390	$114,440,000	31.9%
Dallas-Fort Worth-Arlington, TX	6	582,612	$2,789,948	12.9%	43,739	334,063	$14,547,100	$42,900,000	33.9%
Columbus, OH	7	456,336	$2,788,848	12.9%	15,829	240,262	$13,510,870	$38,000,000	35.6%
Dayton, OH	5	276,069	$1,375,388	6.3%	13,286	144,025	$6,934,780	$19,060,000	36.4%
Other, OH(6)	4	207,272	$1,285,183	5.9%	12,168	97,731	$5,858,690	$15,870,000	36.9%
Champaign-Urbana, IL	2	163,944	$892,530	4.1%	38,100	129,539	$4,543,470	$12,900,000	35.2%
Denver-Aurora-Lakewood, CO	2	103,520	$869,445	4.0%	9,597	264,542	$4,025,360	$11,700,000	34.4%
Jackson, MS	2	159,600	$743,406	3.4%	29,765	75,818	$3,905,800	$11,900,000	32.8%
Las Vegas-Henderson-Paradise, NV	1	131,744	$660,453	3.0%	38,000	415,102	$3,427,550	$9,200,000	37.3%
Austin-Round Rock, TX	4	113,270	$734,845	3.4%	2,929	173,371	$3,188,410	$8,770,000	36.4%
Other, TX(7)	2	104,695	$470,982	2.2%	3,035	31,574	$2,431,160	$8,025,000	30.3%
Orange-Rockland-Westchester, NY	1	63,137	$472,277	2.2%	18,300	108,334	$2,271,740	$6,100,000	37.2%
Kansas City, MO-KS	1	70,000	$397,172	1.8%	2,824	154,766	$2,072,460	$6,700,000	30.9%
Memphis, TN-AR-MS	2	108,575	$389,694	1.8%	31,612	196,642	$2,032,610	$6,275,000	32.4%
Hattiesburg, MS	1	76,755	$370,236	1.7%	10,000	66,649	$1,952,900	$5,650,000	34.6%
Indianapolis-Carmel-Anderson, IN	1	72,914	$324,771	1.5%	19,774	187,001	$1,713,770	$5,510,000	31.1%
Poughkeepsie-Newburgh-Middletown NY	1	27,725	$239,879	1.1%	9,180	22,489	$1,115,940	$3,000,000	37.2%
Total/Weighted Average	64	4,103,764	$21,671,000	100.0%	18,875	237,731	$110,000,000	$376,000,000	29.3%

(1)	Information obtained from the underwritten unit mix.

(2)	Information obtained from third party market research reports.

(3)	Information obtained from the appraisals.

(4)	Allocated Cut-off Date Balance and Allocated Cut-off Date LTV are based on the Great Value Storage Portfolio Whole Loan.

(5)	The aggregate Appraised Value for each SMA represents the “as-is” appraised value on a stand-alone basis. Total Appraised Value and weighted average Allocated Cut-of Date LTV are based on the portfolio “as-is” appraised value of $376,000,000 as of October 10, 2018. Weighted average Allocated Cut-off Date LTV based on the aggregate stand-alone “as-is” appraised value of $326,000,000 is 33.7%.

(6)	Includes two properties in the Youngstown-Warren-Boardman, OH-PA SMA, one property in the Mansfield, OH SMA and one property in the Cincinnati, OH-KY-IN SMA.

(7)	Includes one property in the Brownsville-Harlingen, TX SMA and one property in the San Antonio-New Braunfels, TX SMA.

A-3-97

Self Storage – Self Storage Property Addresses – Various	Loan #10 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 29.3% 4.68x 20.1%

Escrows.

Real Estate Taxes – The loan documents require an upfront real estate tax reserve of $525,978 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $328,736).

Insurance – The loan documents require an upfront insurance reserve of $807,323 and ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable during the next twelve months (initially $93,875).

Replacement Reserves –The loan documents require ongoing monthly replacement reserves of $34,198 for replacements and repairs required to be made to the Great Value Storage Portfolio Properties during the calendar year.

Immediate Repairs Reserve – The loan documents require an upfront reserve of $536,017 for immediate repairs.

Lockbox and Cash Management. The Great Value Storage Portfolio Whole Loan documents require a hard lockbox with springing cash management. The Great Value Storage Portfolio Borrowers were required at origination of the Great Value Storage Portfolio Whole Loan to deliver written instructions to certain major tenants and to each credit card company directing them to deposit all rents payable under such leases and all credit card payments directly into a lender-controlled lockbox account. The Great Value Storage Portfolio Whole Loan documents require that all rents received by the Great Value Storage Portfolio Borrowers or the property manager be deposited into the lockbox account within three business days of receipt. Funds in the lockbox account, absent the occurrence and continuance of a Triggering Event (as defined below), are required to be transferred daily to a borrower operating account. Upon the first occurrence of a Triggering Event, the Great Value Storage Portfolio Borrowers are required to establish a cash management account under sole control of the lender, to which, during a Triggering Event, all amounts in the lockbox account are required to be automatically transferred daily for the payment, among other things, of the debt service, monthly escrows, default interest and late payment charges. Absent the continuance of a Cash Sweep Period (as defined below), any remaining funds after such disbursements are required to be distributed to the Great Value Storage Portfolio Borrowers. Upon a Cash Sweep Period, all remaining excess cash flow will be escrowed in an excess cash flow reserve account.

A “Triggering Event” will commence upon the earliest to occur of the following:

(i)	an event of default under the Great Value Storage Portfolio Whole Loan documents or the Great Value Storage Portfolio Mezzanine Loans’ documents;

(ii)	the debt service coverage ratio as of the end of any calendar quarter for the immediately preceding 12-month period of the Great Value Storage Portfolio debt, including the Great Value Storage Portfolio Mezzanine Loans (the “Cumulative DSCR”), falling below 1.16x;

(iii)	the date on which the Great Value Storage Portfolio Borrowers, the borrower sponsor, the guarantor, or the property manager becomes insolvent or a debtor in a bankruptcy action; or

(iv)	an indictment for fraud or misappropriation of funds by the Great Value Storage Portfolio Borrowers, the borrower sponsor, the guarantor, or the property manager.

A Triggering Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default;

●	with regard to clause (ii) above, (a) the Cumulative DSCR being at least 1.21x for two consecutive calendar quarters or (b) the Great Value Storage Portfolio Borrowers depositing with the lender, either in cash or letter of credit, an amount that if applied to the reduction of the outstanding principal balances of the Great Value Storage Portfolio Whole Loan and the Great Value Storage Portfolio Mezzanine Loans, would result in a Cumulative DSCR of at least 1.16x;

●	with regard to clause (iii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 60 days of such filing for the Great Value Storage Portfolio Borrowers, the borrower sponsor, or guarantor, or within 120 days of such filing for the property manager, among other conditions; or

●	with regard to clause (iv) above, the dismissal of the applicable indictment with prejudice or the acquittal of the applicable person with respect to the related charge or the replacement of the property manager with a qualified manager pursuant to the Great Value Storage Portfolio Whole Loan documents.

A “Cash Sweep Period” will commence upon the earliest to occur of the following:

(i)	an event of default under the Great Value Storage Portfolio Whole Loan documents or the Great Value Storage Portfolio Mezzanine Loans’ documents;

(ii)	the Cumulative DSCR falling below 1.16x as of the end of any calendar quarter; or

(iii)	the date on which the Great Value Storage Portfolio Borrowers, the borrower sponsor, the guarantor, or an affiliated property manager becomes insolvent or a debtor in a bankruptcy action.

A-3-98

Self Storage – Self Storage Property Addresses – Various	Loan #10 Great Value Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 29.3% 4.68x 20.1%

A Cash Sweep Period will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default;

●	with regard to clause (ii) above, (a) the Cumulative DSCR being at least 1.21x for two consecutive calendar quarters or (b) the Great Value Storage Portfolio Borrowers depositing with the lender, either in cash or letter of credit, an amount that if applied to the reduction of the outstanding principal balances of the Great Value Storage Portfolio Whole Loan and the Great Value Storage Portfolio Mezzanine Loans, would result in a Cumulative DSCR of at least 1.16x; or

●	with regard to clause (iii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 60 days of such filing for the Great Value Storage Portfolio Borrowers, the borrower sponsor, or guarantor, or within 120 days of such filing for the property manager, among other conditions.

Property Management. The Great Value Storage Portfolio Properties are managed by an affiliate of the Great Value Storage Portfolio Borrowers.

Partial Release. The Great Value Storage Portfolio Borrowers may partially defease the Great Value Storage Portfolio Whole Loan and obtain the release of any of the Great Value Storage Portfolio Properties securing the Great Value Storage Portfolio Whole Loan, at any time after the lockout period, provided that, among other things, (i) the Great Value Storage Portfolio Borrowers prepay a portion of the Great Value Storage Portfolio Whole Loan equal to 110% of the allocated loan amount of the property being released, (ii) the Cumulative DSCR for the remaining properties following the release based on the trailing 12 months is no less than the greater of (a) the Cumulative DSCR immediately preceding such release and (b) the Cumulative DSCR as of the origination date, (iii) the debt yield for the remaining properties is no less than the greater of (a) the debt yield immediately preceding such release and (b) the debt yield at origination of the Great Value Storage Portfolio Whole Loan, (iv) the loan-to-value ratio for the remaining properties is no greater than the lesser of (a) the loan-to-value ratio (based on the appraisals obtained in connection with the origination of the Great Value Storage Portfolio Whole Loan) immediately preceding such release and (b) the loan-to-value ratio at origination of the Great Value Storage Portfolio Whole Loan, (v) the aggregate net operating income (“NOI”) of the remaining properties located in the Houston, Texas metropolitan area will not exceed 40% of the aggregate NOI of the remaining properties and the aggregate NOI of the remaining properties located in the Dallas, Texas metropolitan area will not exceed 20% of the aggregate NOI of the remaining properties and (vi) if any Great Value Storage Portfolio Mezzanine Loan is outstanding, the applicable Great Value Storage Portfolio Borrower prepays a portion of the Great Value Storage Portfolio Mezzanine Loan equal to 110% of the allocated loan amount of the property being released. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the Prospectus.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The Great Value Storage Portfolio Mezzanine Loans are comprised of a mezzanine loan in the original principal amount of $103.0 million (the “Great Value Storage Portfolio Mezzanine A Loan”), which is secured by the direct equity ownership in the Great Value Storage Portfolio Borrowers, and a mezzanine loan in the outstanding principal amount of $82.0 million (the “Great Value Storage Portfolio Mezzanine B Loan”), which is subordinate to the Great Value Storage Portfolio Mezzanine A Loan. The Great Value Storage Portfolio Mezzanine A Loan and Great Value Storage Portfolio Mezzanine B Loan have a coupon of 5.5000% per annum and 8.7150% per annum, respectively, and are coterminous with the Great Value Storage Portfolio Whole Loan. The lenders of the Great Value Storage Portfolio Whole Loan and Great Value Storage Portfolio Mezzanine Loans have entered into an intercreditor agreement that governs their relationship.

Ground Lease. None.

Terrorism Insurance. The Great Value Storage Portfolio Borrowers are required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-99

No. 11 – The Block Northway

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
Original Principal Balance(1):	$25,000,000			Property Type – Subtype:	Retail – Anchored
Cut-off Date Balance(1):	$25,000,000			Location:	Pittsburgh, PA
% of Initial Pool Balance:	2.7%			Size:	354,400 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$237.02
Borrower Sponsors:	Lawrence B. Levey; Lawrence B. Levey Trust (First Restatement)			Maturity Date Balance Per SF(1):	$217.42
Guarantors:	Lawrence B. Levey; Lawrence B. Levey Trust (First Restatement)			Year Built/Renovated:	1958/2018
Mortgage Rate:	4.6495%			Title Vesting:	Fee
Note Date:	February 15, 2019			Property Manager:	Self-managed
Seasoning:	2 months			Current Occupancy (As of)(5):	92.6% (2/14/2019)
Maturity Date:	March 6, 2029			YE 2017 Occupancy:	67.6%
IO Period:	60 months			YE 2016 Occupancy:	62.1%
Loan Term (Original):	120 months			YE 2015 Occupancy:	33.7%
Amortization Term (Original):	360 months			YE 2014 Occupancy:	56.8%
Loan Amortization Type:	Interest-only, Amortizing Balloon			Appraised Value:	$122,500,000
Call Protection(2):	L(26),D(90),O(4)			Appraised Value Per SF:	$345.65
Lockbox Type:	Hard/Springing Cash Management			Appraisal Valuation Date:	October 18, 2018
Additional Debt(1):	Yes
Additional Debt Type (Balance)(1):	Pari Passu ($59,000,000)			Underwriting and Financial Information
				TTM NOI(6):	NAV
				YE 2017 NOI(6):	NAV
Escrows and Reserves				YE 2016 NOI(6):	NAV
	Initial	Monthly	Cap	YE 2015 NOI(6):	NAV
Taxes	$869,163	$131,691	NAP	U/W Revenues:	$10,158,112
Insurance	$106,374	$11,081	NAP	U/W Expenses:	$2,801,534
Replacement Reserve	$0	$2,953	NAP	U/W NOI:	$7,356,578
TI/LC Reserve(3)	$3,500,000	Springing	$1,000,000	U/W NCF:	$7,289,568
Unfunded Tenant Obligations(4)	$5,110,999	$0	NAP	U/W DSCR based on NOI/NCF(1):	1.42x / 1.40x
Rent Concession	$19,397	$0	NAP	U/W Debt Yield based on NOI/NCF(1)(7):	9.0% / 8.9%
Contract Tenant Achievement	$310,000	$0	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1)(7):	9.5% / 9.5%
Skechers Lease Achievement	$690,000	$0	NAP	Cut-off Date LTV Ratio(1):	68.6%
Debt Yield Achievement	$2,200,000	$0	NAP	LTV Ratio at Maturity(1):	62.9%

Sources and Uses
Sources			Uses
Original whole loan amount(1)	$84,000,000	100.0%	Loan payoff	$63,885,248	76.1%
			Upfront reserves	12,805,933	15.2
			Return of equity	5,944,783	7.1
			Closing costs	1,364,036	1.6
Total Sources	$84,000,000	100.0%	Total Uses	$84,000,000	100.0%

(1)	The Block Northway Mortgage Loan (as defined below) is part of The Block Northway Whole Loan (as defined below), which is comprised of 10 pari passu promissory notes with an aggregate original principal balance of $84,000,000. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity numbers presented above are based on the aggregate principal balance of the promissory notes comprising The Block Northway Whole Loan.

(2)	Defeasance is permitted on or after the date that is two years after the closing date of the securitization that includes the last The Block Northway Whole Loan promissory note to be securitized (the “Defeasance Lockout Expiration Date”). Open prepayment is permitted on or after December 6, 2028. In addition, if the Permitted Release Date (as defined below) has occurred, but the Defeasance Lockout Expiration Date has not occurred, The Block Northway Whole Loan can be prepaid in whole, but not in part, with a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium. The “Permitted Release Date” means the earlier of (i) April 6, 2023 or (ii) the Defeasance Lockout Expiration Date.

(3)	The TI/LC Reserve will be capped at $1,000,000 as long as no event of default exists (including the initial deposit therefor).

(4)	At origination of The Block Northway Whole Loan, $5,110,999 was reserved for unfunded tenant obligations, of which (i) $4,703,088 is associated with outstanding tenant improvements and (ii) $407,911 is associated with outstanding leasing commissions.

(5)	Current Occupancy includes two executed leases (collectively, 12,183 square feet; 3.4% of NRA) at The Block Northway Property (as defined below) with Lands’ End (6,182 square feet; 1.7% of NRA) and Skechers (6,001 square feet; 1.7% of NRA) as to which the related tenants are expected to take occupancy and start paying full unabated rent between April 2019 (Lands’ End) and August 2019 (Skechers) (collectively, the “Contract Leases” and such tenants, “Contract Tenants”). At loan origination, a contract tenant achievement reserve with respect to Lands’ End in the amount of $310,000 (the “Contract Tenant Achievement Reserve”) and Skechers lease achievement reserve in the amount of $690,000 (the “Skechers Lease Achievement Reserve”) were escrowed. Excluding the Contract Leases, The Block Northway Property was 89.2% occupied as of February 14, 2019. Skechers has the right to terminate its lease if the borrower does not deliver possession by September 30, 2019.

(6)	The borrower purchased The Block Northway Property in 2012 for $12.0 million (at a foreclosure sale), and has subsequently invested approximately $96.7 million from 2013 through 2018 to completely redevelop the shopping center. Delivery of the redeveloped shopping center occurred in stages over the last two years, and lease-up was not

A-3-100

Retail – Anchored	Loan #11	Cut-off Date Balance:	$25,000,000
6210-6300 Northway Drive and		Cut-off Date LTV:	68.6%
8003-8033 McKnight Road	The Block Northway	U/W NCF DSCR:	1.40x
Pittsburgh, PA 15237		U/W NOI Debt Yield:	9.0%

completed until 2018 (approximately two-thirds of the underwritten rent roll consists of new leases that commenced in 2017 or later). The strategic tenant mix includes two replacement anchors and additional new anchors, and the prior long term anchor and other tenants have been relocated to different parts of the shopping center, have remodeled their spaces and/or now have non-anchor roles. Due to the nature and scope of such redevelopment, historical operating performance was not considered in underwriting The Block Northway Whole Loan and is therefore not provided herein.

(7)	U/W Debt Yield based on NOI/NCF and U/W Debt Yield at Maturity based on NOI/NCF are based on The Block Northway Whole Loan net of a $2,200,000 debt yield achievement reserve (the “Debt Yield Achievement Reserve”). The U/W Debt Yield based on NOI/NCF and U/W Debt Yield at Maturity based on NOI/NCF without netting the Debt Yield Achievement Reserve are 8.8%, 8.7%, 9.5% and 9.5%, respectively.

The Mortgage Loan. The mortgage loan (“The Block Northway Mortgage Loan”) is part of a whole loan (the “The Block Northway Whole Loan”) evidenced by 10 pari passu promissory notes secured by a first mortgage encumbering the borrower’s fee interest in a 354,400 square foot anchored lifestyle power center located in Pittsburgh, Pennsylvania (“The Block Northway Property”). The Block Northway Mortgage Loan represents the non-controlling Note A-1-1. The lender provides no assurances that the non-securitized notes will not be split further. The Block Northway Whole Loan will be serviced under the UBS 2019-C16 pooling and servicing agreement until the controlling pari passu Note A-6 is securitized, whereupon The Block Northway Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1-1	$25,000,000	$25,000,000	WFCM 2019-C50	No
A-1-2	$5,000,000	$5,000,000	UBS AG, or an affiliate	No
A-2	$20,000,000	$20,000,000	UBS 2019-C16	No
A-3	$10,000,000	$10,000,000	UBS AG, or an affiliate	No
A-4	$8,000,000	$8,000,000	Morgan Stanley Mortgage Capital Holdings LLC	No
A-5	$5,000,000	$5,000,000	Morgan Stanley Mortgage Capital Holdings LLC	No
A-6	$1,000,000	$1,000,000	UBS AG, or an affiliate	Yes
A-7-1	$1,000,000	$1,000,000	UBS AG, or an affiliate	No
A-7-2	$3,000,000	$3,000,000	UBS 2019-C16	No
A-8	$6,000,000	$6,000,000	Morgan Stanley Mortgage Capital Holdings LLC	No
Total	$84,000,000	$84,000,000

The Property. The Block Northway Property is a 354,400 square foot lifestyle power center anchored by Nordstrom Rack (40,346 square feet), Dave & Buster’s (40,158 square feet), Saks Off 5th (36,000 square feet), Marshall’s (35,500 square feet) and The Container Store (24,303 square feet). Located on a 25.6-acre site, The Block Northway Property provides for 1,850 parking spaces (approximately 5.2 per 1,000 square feet). The Block Northway Property was originally developed in 1958 and was the first enclosed mall in Pennsylvania. The borrower purchased The Block Northway Property in 2012 for $12.0 million (at a foreclosure sale), and has subsequently invested approximately $96.7 million from 2013 through 2018 to completely redevelop the shopping center. Marshall’s (35,500 square feet), Aldi (17,298 square feet) and America’s Best (3,000 square feet) remained at The Block Northway Property during the redevelopment and have been at The Block Northway Property since 1995, 2007 and 1990, respectively. Other tenants at The Block Northway Property are retail, restaurant and lifestyle tenants, including DSW, PetSmart, Bassett Furniture, Ulta, David’s Bridal, Kirklands, Lands’ End, J. Crew Mercantile, Skechers, Carters Osh Kosh, and Jason’s Deli. As of February 14, 2019, The Block Northway Property was 92.6% leased by 30 tenants. Two tenants (12,183 SF) at The Block Northway Property have executed the Contract Leases and are expected to take occupancy and start paying full unabated rent between April 2019 and August 2019. Excluding these two Contract Leases, The Block Northway Property was 89.2% occupied by 28 tenants as of February 14, 2019.

Largest Tenant: Nordstrom Rack (BBB+/Baa1/BBB+ by Fitch/Moody’s/S&P; 40,346 square feet; 11.4% of net rentable area; 10.8% of underwritten base rent; 8/31/2026 lease expiration) – Founded in 1901 in Seattle, Washington, Nordstrom Inc. (NYSE: JWN) is a fashion retailer of apparel, shoes, and accessories for men, women, and children. Nordstrom Inc. operates 363 U.S. stores across 40 states, including 235 off-price Nordstrom Rack stores, as well as six full-price stores in Canada as of March 2018. Nordstrom Rack is the off-price retail division of Nordstrom Inc. Nordstrom Rack occupies 40,346 square feet at The Block Northway Property under a lease that expires in August 2026 and currently pays base rent of $20.50 per square foot NNN, which increases to $22.55 per square foot in September 2021. Nordstrom Rack has three, five-year renewal options, followed by one, four-year and six-month renewal option remaining and no termination options.

A-3-101

Retail – Anchored	Loan #11	Cut-off Date Balance:	$25,000,000
6210-6300 Northway Drive and		Cut-off Date LTV:	68.6%
8003-8033 McKnight Road	The Block Northway	U/W NCF DSCR:	1.40x
Pittsburgh, PA 15237		U/W NOI Debt Yield:	9.0%

The following table presents certain information relating to the tenancy at The Block Northway Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Anchor Tenants
Nordstrom Rack	BBB+/Baa1/BBB+	40,346	11.4%	$20.50	$827,093	10.8%	8/31/2026	3, 5-year	N
Dave & Buster’s	NR/NR/NR	40,158	11.3%	$27.00	$1,084,266	14.1%	2/28/2034	2, 5-year	N
Saks Off 5th	NR/NR/NR	36,000	10.2%	$21.75	$783,000	10.2%	10/31/2026	3, 5-year	N
Marshall’s	NR/A2/A+	35,500	10.0%	$9.10	$323,050	4.2%	1/31/2021	3, 5-year	N
The Container Store	NR/NR/B	24,303	6.9%	$22.50	$546,818	7.1%	2/28/2027	2, 5-year	N
Total Anchor Tenants		176,307	49.7%	$20.22	$3,564,227	46.4%

Major Tenants
DSW	NR/NR/NR	18,452	5.2%	$24.00	$442,848	5.8%	1/31/2028	2, 5-year	Y(3)
Aldi	NR/NR/NR	17,298	4.9%	$6.05	$104,738	1.4%	11/8/2027	4, 5-year	N
PetSmart	NR/Caa3/CCC	14,102	4.0%	$17.00	$239,734	3.1%	9/30/2025	3, 5-year	N
Bassett Furniture	NR/NR/NR	12,740	3.6%	$37.00	$471,380	6.1%	8/31/2027	2, 5-year	N
Ulta	NR/NR/NR	10,636	3.0%	$27.71	$294,724	3.8%	5/31/2026	2, 5-year	N
Total Major Tenants		73,228	20.7%	$21.21	$1,553,424	20.2%

Non-Major Tenant(4)		78,712	22.2%	$32.57	$2,563,428	33.4%

Occupied Collateral Total		328,247	92.6%	$23.40	$7,681,078	100.0%

Vacant Space		26,153	7.4%

Collateral Total		354,400	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through March 2020 totaling $46,429.

(3)	DSW has a right to terminate its lease if DSW’s gross sales are less than $3,750,000 in the fifth lease year (the “Measuring Period”), within 90-days’ notice after the Measuring Period and a termination fee of $367,600.

(4)	Non-Major Tenants includes two tenants, Lands’ End and Skechers (collectively, 12,183 square feet; 3.4% of NRA) that have executed leases at The Block Northway Property and are expected to take occupancy and start paying full unabated rent between April 2019 (Lands’ End) and August 2019 (Skechers). Skechers has the right to terminate its lease if the borrower does not deliver possession by September 30, 2019.

The following table presents certain information relating to major tenant sales at The Block Northway Property:

Tenant Sales (PSF)

Major Tenant Name	% of Total Annual U/W Base Rent	TTM(1)	Major Tenant Occupancy Cost(1)(2)
Saks Off 5th	10.2%	$126	21.7%
The Container Stores	7.1%	$180	12.5%
DSW	5.8%	$195	17.4%

(1)	TTM Sales PSF and Occupancy Cost are for the trailing 12-month period ending (i) January 31, 2018 for Saks Off 5th, (ii) February 28, 2018 for The Container Store and (iii) January 31, 2018 for DSW.

(2)	Major Tenant Occupancy Cost is based on the underwritten rent as of the February 14, 2019 rent roll and underwritten recoveries divided by most recently reported sales.

A-3-102

Retail – Anchored	Loan #11	Cut-off Date Balance:	$25,000,000
6210-6300 Northway Drive and		Cut-off Date LTV:	68.6%
8003-8033 McKnight Road	The Block Northway	U/W NCF DSCR:	1.40x
Pittsburgh, PA 15237		U/W NOI Debt Yield:	9.0%

The following table presents certain information relating to the lease rollover schedule at The Block Northway Property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(4)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(4)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	1	35,500	10.0%	35,500	10.0%	$323,050	4.2%	$9.10
2022	1	3,000	0.8%	38,500	10.9%	$117,000	1.5%	$39.00
2023	1	1,785	0.5%	40,285	11.4%	$71,400	0.9%	$40.00
2024	0	0	0.0%	40285	11.4%	$0	0.0%	$0.00
2025	1	14,102	4.0%	54,387	15.3%	$239,734	3.1%	$17.00
2026	3	86,982	24.5%	141,369	39.9%	$1,904,817	24.8%	$21.90
2027	11	87,509	24.7%	228,878	64.6%	$2,274,027	29.6%	$25.99
2028	5	35,124	9.9%	264,002	74.5%	$929,393	12.1%	$26.46
2029	6	24,087	6.8%	288,089	81.3%	$737,391	9.6%	$30.61
Thereafter	1	40,158	11.3%	328,247	92.6%	$1,084,266	14.1%	$27.00
Vacant	0	26,153	7.4%	354,400	100.0%	$0	0.0%	$0.00
Total/Weighted Average	30	354,400	100.0%			$7,681,078	100.0%	$23.40

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Includes two tenants (collectively, 12,183 square feet) that have executed leases at The Block Northway Property and are expected to take occupancy and start paying full unabated rent between April 2019 (Lands’ End) and August 2019 (Skechers). Skechers has the right to terminate its lease if the borrower does not deliver possession by September 30, 2019.

(4)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

The following table presents historical occupancy percentages at The Block Northway Property:

Historical Occupancy

12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	2/14/2019(2)(3)
56.8%	33.7%	62.1%	67.6%	92.6%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

(3)	Includes two executed leases (collectively, 12,183 square feet; 3.4% of NRA) at The Block Northway Property with Lands’ End (6,182 square feet; 1.7% of NRA) and Skechers (6,001 square feet; 1.7% of NRA) as to which the related tenants are expected to take occupancy and start paying full unabated rent between April 2019 (Lands’ End) and August 2019 (Skechers). Excluding the Contract Leases, The Block Northway Property was 89.2% physically occupied as of February 14, 2019.

A-3-103

Retail – Anchored	Loan #11	Cut-off Date Balance:	$25,000,000
6210-6300 Northway Drive and		Cut-off Date LTV:	68.6%
8003-8033 McKnight Road	The Block Northway	U/W NCF DSCR:	1.40x
Pittsburgh, PA 15237		U/W NOI Debt Yield:	9.0%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at The Block Northway Property:

Cash Flow Analysis

	U/W	%(1)	U/W $ per SF
Rents in Place	$7,634,649	68.0%	$21.54
Contractual Rent Steps(2)	110,878	1.0	0.31
Grossed Up Vacant Space	992,808	8.8	2.80
Gross Potential Rent	$8,738,335	77.8%	$24.66
Other Income	40,000	0.4	0.11
Total Recoveries	2,447,881	21.8	6.91
Net Rental Income	$11,226,216	100.0%	$31.68
(Vacancy & Credit Loss)	(1,068,104)(3)	(12.2)	(3.01)
Effective Gross Income	$10,158,112	90.5%	$28.66

Real Estate Taxes	1,580,296	15.6	4.46
Insurance	132,968	1.3	0.38
Management Fee	304,743	3.0	0.86
Other Operating Expenses	783,526	7.7	2.21
Total Operating Expenses	$2,801,534	27.6%	$7.91

Net Operating Income	$7,356,578	72.4%	$20.76
Replacement Reserves	35,440	0.3	0.10
TI/LC	31,571	0.3	0.09
Net Cash Flow	$7,289,568	71.8%	$20.57

NOI DSCR(4)	1.42x
NCF DSCR(4)	1.40x
NOI Debt Yield(5)	9.0%
NCF Debt Yield(5)	8.9%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Represents contractual rent steps through March 2020 and $64,449 in straight-line rent associated with Nordstrom Rack.

(3)	The underwritten economic vacancy is 9.5%. The Block Northway Property was 92.6% leased as of February 14, 2019, including two tenants (collectively, 12,183 square feet) with executed leases that are expected to take occupancy and start paying full unabated rent between April 2019 (Lands’ End) and August 2019 (Skechers). Excluding these two tenants, The Block Northway Property is 89.2% occupied. Skechers has the right to terminate its lease if the borrower does not deliver possession by September 30, 2019.

(4)	Based on The Block Northway Whole Loan.

(5)	Debt yields are based on The Block Northway Whole Loan net of the $2,200,000 Debt Yield Achievement Reserve. The NOI Debt Yield and NCF Debt Yield without netting the Debt Yield Achievement Reserve are 8.8% and 8.7%, respectively

Market Overview and Competition. The Block Northway Property is located in Pittsburgh, Allegheny County, Pennsylvania, approximately 9.1 miles north of the Pittsburgh central business district. According to the appraisal, The Block Northway Property is situated along the McKnight Road corridor in Pittsburgh’s northern suburb of North Hills, approximately one mile from U.S. Route 19. The five-mile corridor along McKnight Road is a premier shopping destination in Pittsburgh. This stretch is home to approximately three million SF of retail, 500,000 SF of office space, and approximately 1,500 apartment units. According to a third party market research report, The Block Northway Property experiences average daily traffic counts of 36,600 vehicles at its intersection with Browns Lane, approximately 0.4 miles southeast of The Block Northway Property.

Ross Park Mall is located on Ross Park Mall Drive, approximately one-mile south of The Block Northway Property. The approximate 1.2 million SF multi-level indoor mall is anchored by Macy’s, Nordstrom and JCPenney and has approximately 170 specialty shops including Tiffany & Co., Apple, Louis Vuitton, Burberry, Crate & Barrel, Kate Spade, Coach, and Michael Kors. Dining options such as The Cheesecake Factory, California Pizza Kitchen, and Chick-fil-a are located in the mall’s outdoor lifestyle component. Within a three-mile radius of The Block Northway Property, there are four other large, open-air shopping centers: (1) McIntyre Square, adjacent east of The Block Northway Property, which includes major tenants such as At Home, Stein Mart, OfficeMax, Giant Eagle, and Gabes; (2) McCandless Crossing, 1.2 miles north of The Block Northway Property, which is anchored by Lowe’s, LA Fitness, Dick’s Sporting Goods, and Cinemark Theatres; (3) North Hills Village, 2.3 miles north of The Block Northway Property, which includes national tenants such as Best Buy, Burlington, Kohl’s, Target, and Staples; and (4) Ross Town Center, 1.4 miles south of The Block Northway Property, which includes tenants such as Jo-Ann Fabrics, Pier 1 Imports, and Ross.

A-3-104

Retail – Anchored	Loan #11	Cut-off Date Balance:	$25,000,000
6210-6300 Northway Drive and		Cut-off Date LTV:	68.6%
8003-8033 McKnight Road	The Block Northway	U/W NCF DSCR:	1.40x
Pittsburgh, PA 15237		U/W NOI Debt Yield:	9.0%

According to a third party market research report, the 2018 estimated population within a one-, three- and five-mile radius of The Block Northway Property is 7,900, 66,183 and 152,008, respectively. The 2018 estimated average household income within the same radius was $86,273, $96,888 and $97,885, respectively. Comparatively, the Pittsburgh, Pennsylvania metropolitan statistical area had a 2018 estimated average household income of $81,789.

Submarket Information – According to a third party market research report, The Block Northway Property is situated within the North Pittsburgh/Route 19 retail submarket of the Pittsburgh retail market. As of the second quarter of 2018, the submarket reported inventory of 13.7 million square feet, an overall vacancy rate of 1.7%, an average asking rental rate of $16.33 per square foot and net absorption of 142,802 square feet.

Appraiser’s Comp Set – The appraiser identified five primary competitive properties for The Block Northway Property totaling approximately 1.5 million square feet, which reported a weighted average occupancy rate of approximately 94.0%. The appraiser concluded to triple net market rents for The Block Northway Property as described in the Market Rent Summary table below.

The following table presents certain information relating to the appraiser’s market rent conclusion for The Block Northway Property:

Market Rent Summary(1)

	Small In-Line	Large In-Line	Big Box – Jr Anchor	Restaurant	Ground Lease	Kiosk
Market Rent (PSF)	$40.00	$32.00	$23.00	$38.00	$6.50	$0.00
Lease Term (Years)	5	5	10	10	20	5
Lease Type (Reimbursements)	NNN	NNN	NNN	NNN	NNN	NNN
Rent Increase Projection	2.5% per annum	2.5% per annum	2.5% per annum	2.5% per annum	2.5% per annum	2.5% per annum

(1)	Information obtained from the appraisal.

The table below presents certain information relating to five comparable retail properties to The Block Northway Property identified by the appraiser:

Competitive Set(1)

	The Block Northway (Subject)	Goodwill – Cranbury	The Waterfront	Settlers Ridge	Monroeville Plaza	Village at Pittsburgh Mills
Location	Pittsburgh, PA	Cranberry, PA	Homestead, PA	Robinson, PA	Monroeville, PA	Tarentum, PA
Distance from Subject	--	10.3 miles	11.4 miles	10.2 miles	16.6 miles	11.5 miles
Property Type	Anchored Retail	Anchored Retail	Anchored Retail	Power Center	Anchored Retail	Anchored Retail
Year Built/ Renovated	1958/2018	2017/NAP	2001/NAP	2008/2011	1970/NAP	2007/NAP
Anchors	Nordstrom Rack, Dave & Buster’s, Saks Off 5th, Marshall’s, The Container Store	Goodwill of Southwestern Pennsylvania	TJ Maxx, Michaels, Bed Bath & Beyond, Marshalls, Old Navy, Dicks Sporting Goods, Best Buy, Barnes & Noble	Giant Eagle, Cinemark Theaters, LA Fitness	Gander Mountain	Best Buy
Total GLA	354,400 SF(2)	23,900 SF	764,691 SF	472,572 SF	139,286 SF	110,908 SF
Total Occupancy	92.6%(2)	100.0%	90.0%	100.0%	90.0%	100.0%

(1)	Information obtained from the appraisal.

(2)	Information obtained from the underwritten rent roll. Total Occupancy includes two executed leases (collectively, 12,183 square feet; 3.4% of NRA) at The Block Northway Property with Lands’ End (6,182 square feet; 1.7% of NRA) and Skechers (6,001 square feet; 1.7% of NRA) as to which the related tenants are expected to take occupancy and start paying full unabated rent between April 2019 (Lands’ End) and August 2019 (Skechers). Excluding the Contract Leases, The Block Northway Property was 89.2% occupied as of February 14, 2019.

A-3-105

Retail – Anchored	Loan #11	Cut-off Date Balance:	$25,000,000
6210-6300 Northway Drive and		Cut-off Date LTV:	68.6%
8003-8033 McKnight Road	The Block Northway	U/W NCF DSCR:	1.40x
Pittsburgh, PA 15237		U/W NOI Debt Yield:	9.0%

The table below presents certain information relating to comparable sales for The Block Northway Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
The Block Northway (Subject)	Pittsburgh, PA	354,400	Oct-18(2)	$122,500,000(2)	$346(2)
Settlers Ridge	Robinson, PA	472,572	Oct-15	$139,500,000	$295
Collier Town Square	Bridgeville, PA	68,456	Dec-17	$19,375,000	$283
Rookwood Commons and Pavilion	Cincinnati, OH	649,552	Jan-17	$190,000,000	$293
Crossings at Marshalls Creek	East Stroudsburg, PA	106,623	Mar-16	$23,650,000	$222

(1)	Information obtained from the appraisal.

(2)	Represents the appraised value of The Block Northway Property.

A-3-106

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A-3-107

No. 12 – Wolverine Portfolio

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
Original Principal Balance(1):	$25,000,000			Property Type – Subtype:	Manufactured Housing Community
Cut-off Date Balance(1):	$25,000,000			Location:	Various
% of Initial Pool Balance:	2.7%			Size:	1,649 Pads
Loan Purpose:	Refinance			Cut-off Date Balance Per Pad(1):	$35,779
Borrower Sponsor(2):	Ross H. Partrich			Maturity Date Balance Per Pad(1):	$32,296
Guarantor(2):	Ross H. Partrich			Year Built/Renovated:	Various/Various
Mortgage Rate:	4.9000%			Title Vesting:	Fee
Note Date:	March 28, 2019			Property Manager:	Newbury Management Company
Seasoning:	1 month			Current Occupancy (As of)(6):	79.9% (3/4/2019)
Maturity Date:	April 6, 2029			YE 2018 Occupancy(6):	88.7%
IO Period:	48 months			YE 2017 Occupancy(6):	85.6%
Loan Term (Original):	120 months			YE 2016 Occupancy(6):	83.3%
Amortization Term (Original):	360 months			YE 2015 Occupancy(6):	75.8%
Loan Amortization Type:	Interest-only, Amortizing Balloon			Appraised Value:	$84,490,000
Call Protection(3):	L(25),D(91),O(4)			Appraised Value Per Pad:	$51,237
Lockbox Type:	Springing			Appraisal Valuation Date:	Various
Additional Debt(1)(4):	Yes
Additional Debt Type (Balance)(1)(4):	Pari Passu ($34,000,000); Future Mezzanine			Underwriting and Financial Information
				TTM NOI (2/28/2019):	$4,749,188
				YE 2017 NOI(7):	$4,464,818
				YE 2016 NOI(7):	$3,484,663
				YE 2015 NOI:	$3,303,283
				U/W Revenues:	$8,308,685
				U/W Expenses:	$3,371,488
				U/W NOI:	$4,937,197
Escrows and Reserves				U/W NCF:	$4,854,747
	Initial	Monthly	Cap	U/W DSCR based on NOI/NCF(1):	1.31x/1.29x
Taxes	$137,321	$45,774	NAP	U/W Debt Yield based on NOI/NCF(1):	8.4%/8.2%
Insurance	$0	Springing(5)	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	9.3%/9.1%
Replacement Reserve	$0	$6,871	NAP	Cut-off Date LTV Ratio(1):	69.8%
Immediate Repairs	$284,203	NAP	NAP	LTV Ratio at Maturity(1):	63.0%

Sources and Uses
Sources			Uses
Original whole loan amount	$59,000,000	100.0%	Loan payoff(8)	$56,375,942	95.6%
			Upfront reserves	421,523	0.7
			Closing costs	972,894	1.6
			Return of equity	1,229,640	2.1
Total Sources	$59,000,000	100.0%	Total Uses	$59,000,000	100.0%

(1)	See “The Mortgage Loan” section below. The Cut-off Date Balance per Pad, Maturity Date Balance per Pad, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity presented above are based on the Wolverine Portfolio Whole Loan (as defined below).

(2)	The borrower sponsor and guarantor reported multiple deed-in-lieu foreclosures that occurred between 2003 and 2006. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus. At loan origination, the guarantor provided a payment guaranty not to exceed the amount of $3.0 million to the lender (the "Payment Guaranty"). The Payment Guaranty will be released in the event the Wolverine Portfolio (as defined below) achieves a debt yield of not less than 9.0% for two consecutive quarters; provided that (i) no default of any material term then exists under the recourse carve-out guaranty and the environmental indemnity and (ii) no event of default then exists.

(3)	Defeasance of the Wolverine Portfolio Whole Loan is permitted at any time after the end of the two-year period commencing on the closing date of the securitization of the last note comprising the Wolverine Portfolio Whole Loan to be securitized. The assumed defeasance lockout period of 25 payments is based on the closing date of this transaction in May 2019. Following the lockout period and prior to January 6, 2029, the borrowers are permitted to obtain the release of any individual property in connection with the sale of such individual property to a third party purchaser, provided that, among other conditions, (i) the DSCR for the remaining properties is not less than the DSCR immediately preceding such release, (ii) the debt yield for the remaining properties is not less than the debt yield immediately preceding such release, (iii) the LTV for the remaining properties is not greater than the LTV immediately preceding such release, (iv) partial defeasance with payment of a release price equal to 110% of the allocated loan amount for the release property, (v) no event of default has occurred and is continuing, (vi) after giving effect to such release, the affiliate borrower does not own any homes or personal property on such release property, and (vii) satisfaction of REMIC conditions. The borrowers are permitted to obtain the release of the Royal Village property and/or Chalet Village property in the event of a casualty or condemnation resulting in such property’s inability to continue operating as a mobile or manufactured housing community pursuant to applicable zoning laws. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loan—Releases; Partial Releases” in the Prospectus for more information.

(4)	The borrower sponsors have the right to pledge their equity interest in the borrowers to secure a mezzanine loan, provided that, among other conditions, (a) no event of default has occurred and is continuing, (b) the aggregate LTV is not more than 69.8%, (c) the aggregate debt yield is not less than 8.2%, (d) aggregate DSCR is not less than 1.29x, (e) the borrowers obtain a rating agency confirmation, and (f) the lender of the mezzanine loan enters into an intercreditor agreement with the Wolverine Portfolio Whole Loan lender.

A-3-108

Manufactured Housing Community	Loan #12	Cut-off Date Balance:	$25,000,000
Property Addresses — Various		Cut-off Date LTV:	69.8%
	Wolverine Portfolio	U/W NCF DSCR:	1.29x
		U/W NOI Debt Yield:	8.4%

(5)	The loan documents do not require ongoing monthly escrows for insurance premiums as long as the borrower provides the lender with evidence that the insurance coverage for the Wolverine Portfolio Properties (as defined below) are included in a blanket policy and such policy is in full force and effect and the borrower pays all applicable insurance premiums and provides the lender with evidence of renewals.

(6)	See “Historical Occupancy” section below for explanations on fluctuation in occupancy.

(7)	See “Cash Flow Analysis” section below for explanations on historical fluctuations in NOI.

(8)	Loan payoff represents payoff of (i) existing debt encumbering the Wolverine Portfolio Properties of approximately $45.2 million and (ii) an existing note for the purchase of 397 homes at the Wolverine Portfolio Properties of approximately $11.2 million. See “The Mortgage Loan” and “The Properties” sections below for more information.

The Mortgage Loan. The mortgage loan (the “Wolverine Portfolio Mortgage Loan”) is part of a whole loan (the “Wolverine Portfolio Whole Loan”) evidenced by ten pari passu promissory notes secured by (i) a first mortgage encumbering the borrowers’ fee interest in ten manufactured housing community ("MHC") properties located in ten cities throughout Michigan, Ohio, and Florida (the “Wolverine Portfolio” or “Wolverine Portfolio Properties”) and (ii) a pledge of the borrower sponsor’s equity interest in an affiliate entity (“MH Owner”) that owns 516 homes at the Wolverine Portfolio Properties. See “The Properties” section below for more information. The Wolverine Portfolio Mortgage Loan represents the non-controlling Notes A-1, A-2, and A-5. The lender provides no assurances that any non-securitized notes will not be split further or replaced by new notes with reallocated balances. The Wolverine Portfolio Whole Loan will be serviced under the WFCM 2019-C50 pooling and servicing agreement until the securitization of the controlling Note A-3, at which time servicing will shift to the pooling and servicing agreement governing that future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1, A-2, A-5	$25,000,000	$25,000,000	WFCM 2019-C50	No
A-10	$2,000,000	$2,000,000	UBS AG, or an affiliate	No
A-3, A-4, A-6, A-7, A-8, A-9	$32,000,000	$32,000,000	UBS AG, or an affiliate	Yes
Total	$59,000,000	$59,000,000

The Properties. The Wolverine Portfolio is a ten-property MHC portfolio located in ten different cities throughout Michigan, Ohio, and Florida, totaling approximately 1,649 pad sites. The borrower sponsor acquired the ten properties in the Wolverine Portfolio as part of a larger 18-property portfolio. The borrower sponsor has invested approximately $8.5 million ($5,157 per pad site) in capital improvements at the Wolverine Portfolio Properties since 2003, including electrical system replacements, plumbing, and road and sideway paving. Since 2016, the borrower sponsor has rehabilitated existing park-owned homes and replaced abandoned resident-owned homes with 397 brand new park-owned homes, spending approximately $19.85 million ($50,000 per home). As of loan origination, MH Owner owns 516 homes at the Wolverine Portfolio Properties, or 31.3% of the total pad sites, and the borrower sponsor pledged 100% of its equity interest in MH Owner as additional collateral for the Wolverine Portfolio Whole Loan. No income from the affiliate-owned home rentals was included in the lender’s underwritten revenues, only the income derived from the pad sites was underwritten. Under the Wolverine Portfolio Whole Loan documents, such affiliate-owned homes may generally not exceed 40.0% of the aggregate homes at the Wolverine Portfolio Properties. No affiliate-owned homes existing as of the date of origination may be subject to or serve as collateral for any financing (other than the Wolverine Portfolio Whole Loan). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Manufactured Housing Community Properties” in the Prospectus for limitations on the purchase, sale, and release of homes owned by MH Owner.

Six of the properties totaling 1,180 pad sites (71.6% of total Wolverine Portfolio pad sites) are located in Michigan, three properties totaling 236 pad sites (14.3% of Wolverine Portfolio pad sites) are located in Florida, and one property with 233 pad sites (14.1% of Wolverine Portfolio pad sites) is located in Ohio.. Common amenities at the Wolverine Portfolio Properties vary, but most include a clubhouse, pool, playground, and basketball court, among others.

As of the March 4, 2019 rent rolls, occupancies range from 48.9% at the Royal Village property in Toledo, Ohio to 98.4% at the Chalet Village property in Tampa, Florida and the Wolverine Portfolio has a weighted average physical occupancy of 79.9%. Weighted average historical occupancy at the Wolverine Portfolio between 2009 and 2018 ranges from 75.8% and 88.7%. Weighted average annual rental rate increases at the Wolverine Portfolio were 2.7%, 2.8%, 3.3%, and 4.1% for the years between 2015 and 2018, respectively.

A-3-109

Manufactured Housing Community	Loan #12	Cut-off Date Balance:	$25,000,000
Property Addresses — Various		Cut-off Date LTV:	69.8%
	Wolverine Portfolio	U/W NCF DSCR:	1.29x
		U/W NOI Debt Yield:	8.4%

The following table presents certain information relating to the Wolverine Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (Pads)	Appraised Value	Allocated Cut-off Date LTV	% of UW NOI	Parking Ratio (Per Pad)
Apple Tree Estates 1061 Wilson Avenue Northwest Walker, MI 49534	$10,797,000	18.3%	88.7%	1971/2005	238	$15,460,000	69.8%	18.1%	2.14
South Lyon 530 Lanier Street South Lyon, MI 48178	$10,021,000	17.0%	88.2%	1972/NAP	211	$14,350,000	69.8%	17.9%	2.00
Metro Commons 28745 Van Born Road Romulus, MI 48174	$8,659,000	14.7%	82.4%	1978/NAP	227	$12,400,000	69.8%	14.6%	2.21
Brighton Village 7500 West Grand River Brighton, MI 48114	$8,470,000	14.4%	86.5%	1960/NAP	193	$12,130,000	69.8%	13.6%	2.00
College Heights 3501 Auburn Road Auburn Hills, MI 48326	$5,901,000	10.0%	85.7%	1964/NAP	161	$8,450,000	69.8%	10.5%	1.61
Hillcrest 3205 Douglas Avenue Kalamazoo, MI 49004	$4,057,000	6.9%	70.7%	1962/NAP	150	$5,810,000	69.8%	6.8%	2.03
Royal Village 7519 Dorr Street; 7519 Nebraska Avenue Toledo, OH 43615	$3,575,000	6.1%	48.9%	1979/NAP	233	$5,120,000	69.8%	5.9%	2.07
Fernwood 2701 Staghorn Court Deland, FL 32724	$2,877,000	4.9%	77.2%	1971/NAP	92	$4,120,000	69.8%	4.4%	2.04
Satellite Bay 6250 Roosevelt Boulevard Clearwater, FL 33760	$2,339,000	4.0%	94.0%	1973/NAP	83	$3,350,000	69.8%	4.4%	2.10
Chalet Village 14622 North Nebraska Avenue Tampa, FL 33613	$2,304,000	3.9%	98.4%	1965/2005	61	$3,300,000	69.8%	3.7%	2.11
Total/Weighted Average	$59,000,000	100.0%	79.9%		1,649	$84,490,000	69.8%	100.0%	2.04

The following table presents historical occupancy percentages at the Wolverine Portfolio:

Historical Occupancy

12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	3/4/2019(2)
77.4%	75.8%	83.3%	85.6%	88.7%	79.9%

(1)	Information provided by the borrower sponsor. Historical occupancy is based on the total number of pad sites occupied by resident-owned homes and both rented and non-rented park-owned homes.

(2)	Information obtained from the underwritten rent roll. Current occupancy is based on the total number of pad sites occupied by resident-owned homes and rented park-owned homes. Pad site revenue from the 150 non-rented park-owned homes was excluded from the underwriting.

Market Overview and Competition. The Wolverine Portfolio Properties are located across six statistical metropolitan areas (“SMAs”) within residential suburban areas. Four properties, accounting for 56.0% of the allocated loan amount, are located in the Detroit-Warren-Dearborn SMA. The Apple Tree Estates property, accounting for 18.3% of the allocated loan amount, is located in the Grand Rapids-Wyoming SMA. Two properties, accounting for 7.9% of the allocated loan amount, are located in the Tampa-St. Petersburg-Clearwater SMA. The Hillcrest property, accounting for 6.9% of the allocated loan amount, is located in the Kalamazoo-Portage SMA. The Royal Village property, accounting for 6.1% of the allocated loan amount, is located in the Toledo SMA. The Fernwood property, accounting for 4.9% of the allocated loan amount, is located in the Deltona-Daytona Beach-Ormond Beach SMA.

A-3-110

Manufactured Housing Community	Loan #12	Cut-off Date Balance:	$25,000,000
Property Addresses — Various		Cut-off Date LTV:	69.8%
	Wolverine Portfolio	U/W NCF DSCR:	1.29x
		U/W NOI Debt Yield:	8.4%

The following table presents certain information relating to the demographics for the Wolverine Portfolio Properties:

Demographics(1)

	Projected 2019 Population (3-mile radius)	Projected 2019 Population (5-mile radius)	Projected 2019 Avg Household Income (3-mile radius)	Projected 2019 Avg Household Income (5-mile radius)
Apple Tree Estates	31,307	81,970	$83,716	$76,951
South Lyon	29,493	47,909	$118,873	$119,966
Metro Commons	66,941	177,798	$67,434	$70,790
Brighton Village	29,197	51,684	$124,603	$129,314
College Heights	52,654	167,160	$113,627	$109,827
Hillcrest	51,830	123,870	$59,069	$64,723
Royal Village	46,620	122,461	$93,974	$91,255
Fernwood	26,117	58,941	$69,787	$65,758
Satellite Bay	81,585	229,204	$64,472	$65,849
Chalet Village	105,062	251,935	$61,578	$69,508

(1)	Information obtained from third party research reports.

Seven properties, accounting for 87.3% of the allocated loan amount, are located in the Midwest Region MHC market. In 2017, the Midwest Region MHC market exhibited monthly market rent of $370 per pad, which is a 2.8% increase over $360 per pad in 2016, and vacancy of 16.5%, which is a 12.2% decrease from 18.8% in 2016. Three properties, accounting for 12.7% of the allocated loan amount, are located in the South Region MHC market. In 2017, the South Region MHC market exhibited monthly market rent of $394 per pad, which is a 0.5% decrease over $396 per pad in 2016, and vacancy of 8.1%, which is a 12.9% decrease from 9.3% in 2016.

The following table presents certain information relating to comparable rental information for the Wolverine Portfolio Properties:

Competitive Set Summary(1)

	Pads(2)	In-Place U/W Base Rent(2)	Competitive Set Average Rent	In-Place Vacancy(2)	Competitive Set Vacancy	Appraiser Concluded Vacancy(3)
Apple Tree Estates	238	$452	$463	11.3%	3.6%	10.0%
South Lyon	211	$554	$537	11.8%	6.6%	14.0%
Metro Commons	227	$508	$474	17.6%	5.5%	16.0%
Brighton Village	193	$496	$432	13.5%	9.5%	15.0%
College Heights	161	$526	$537	14.3%	6.6%	17.0%
Hillcrest	150	$442	$456	29.3%	7.0%	25.0%
Royal Village	233	$453	$498	51.1%	9.7%	48.0%
Fernwood	92	$470	$436	22.8%	4.2%	23.0%
Satellite Bay	83	$481	$495	6.0%	7.1%	8.5%
Chalet Village	61	$560	$488	1.6%	16.0%	3.0%
Total/Weighted Average	1,649	$491	$483	20.1%	7.1%	19.7%

(1)	Information obtained from appraisals.

(2)	Information obtained from the underwritten rent roll as of March 4, 2019.

(3)	Appraiser Concluded Vacancy is based on property rent rolls as of November 20, 2018.

A-3-111

Manufactured Housing Community	Loan #12	Cut-off Date Balance:	$25,000,000
Property Addresses — Various		Cut-off Date LTV:	69.8%
	Wolverine Portfolio	U/W NCF DSCR:	1.29x
		U/W NOI Debt Yield:	8.4%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Wolverine Portfolio:

Cash Flow Analysis

	2015	2016(1)	2017(1)	TTM 2/28/2019	U/W	%(2)	U/W $ Per Pad
Base Rent	$5,908,332	$6,283,605	$7,176,059	$7,614,006	$7,820,388	75.1%	$4,742.50
Grossed Up Vacant Space	2,684,591	2,563,570	1,940,941	1,891,486	1,899,648	18.2	1,152.00
Credit Loss	(122,389)	(100,204)	(150,344)	(145,523)	(145,523)	(1.4)	(88.25)
Gross Potential Rent	$8,470,534	$8,746,971	$8,966,656	$9,359,969	$9,574,513	91.9%	$5,806.25
Other Income	654,543	637,339	816,904	845,812	839,534	8.1	509.12
Net Rental Income	$9,125,077	$9,384,310	$9,783,560	$10,205,781	$10,414,047	100.0%	$6,315.37
(Total Vacancy)	(2,986,765)	(2,958,280)	(2,308,348)	(2,078,321)	(2,105,362)	(22.0)(3)	(1,276.75)
Effective Gross Income	$6,138,312	$6,426,030	$7,475,212	$8,127,460	$8,308,685	79.8%	$5,038.62

Real Estate Taxes	540,964	526,006	536,601	552,178	549,284	6.6	333.10
Insurance	151,146	133,069	134,045	162884	153,556	1.8	93.12
Management Fee	184,149	192,781	224,256	243,823	249,261	3.0	151.16
Other Operating Expenses	1,958,770	2,089,511	2,115,491	2,419,387	2,419,387	29.1	1,467.18
Total Operating Expenses	$2,835,029	$2,941,367	$3,010,394	$3,378,272	$3,371,488	40.6%	$2,044.56

Net Operating Income	$3,303,283	$3,484,663	$4,464,818	$4,749,188	$4,937,197	59.4%	$2,994.06
Replacement Reserves	0	0	0	0	82,450	1.0	50.00
Net Cash Flow	$3,303,283	$3,484,663	$4,464,818	$4,749,188	$4,854,747	58.4%	$2,944.06

NOI DSCR(4)	0.88x	0.93x	1.19x	1.26x	1.31x
NCF DSCR(4)	0.88x	0.93x	1.19x	1.26x	1.29x
NOI Debt Yield(4)	5.6%	5.9%	7.6%	8.0%	8.4%
NCF Debt Yield(4)	5.6%	5.9%	7.6%	8.0%	8.2%

(1)	The borrower sponsor added 176, 121, and 100 new park-owned homes at the Wolverine Portfolio Properties in 2016, 2017, and 2018, respectively. The increase in Net Operating Income year over year is attributed to the lease up of the additional units.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	The underwritten economic vacancy is 22.0%. The Wolverine Portfolio was 79.9% occupied as of March 4, 2019.

(4)	Based on the Wolverine Portfolio Whole Loan.

A-3-112

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A-3-113

No. 13 – Home Depot Livonia MI

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Original Principal Balance:	$24,700,000			Property Type – Subtype:	Retail – Single Tenant
Cut-off Date Balance:	$24,700,000			Location:	Livonia, MI
% of Initial Pool Balance:	2.6%			Size:	135,782 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$181.91
Borrower Sponsor:	Gary Sakwa			Maturity Date Balance Per SF:	$181.91
Guarantor:	Gary Sakwa			Year Built/Renovated:	1999/NAP
Mortgage Rate:	4.7500%			Title Vesting:	Fee
Note Date:	April 4, 2019			Property Manager:	Self-managed
Seasoning:	1 month			Current Occupancy (As of):	100.0% (5/1/2019)
Maturity Date:	April 11, 2029			YE 2017 Occupancy:	100.0%
IO Period:	120 months			YE 2016 Occupancy:	100.0%
Loan Term (Original):	120 months			YE 2015 Occupancy:	100.0%
Amortization Term (Original):	NAP			YE 2014 Occupancy:	100.0%
Loan Amortization Type:	Interest-only, Balloon			Appraised Value:	$36,000,000
Call Protection:	L(25),D(88),O(7)			Appraised Value Per SF:	$265.13
Lockbox Type:	Hard/Upfront Cash Management			Appraisal Valuation Date:	February 13, 2019

Additional Debt:	None			Underwriting and Financial Information
Additional Debt Type (Balance):	NAP			YE 2018 NOI:	$2,219,140
				YE 2017 NOI:	$2,032,800
				YE 2016 NOI:	$2,032,800
				YE 2015 NOI:	NAV
				U/W Revenues:	$2,299,022
				U/W Expenses:	$89,782
Escrows and Reserves				U/W NOI:	$2,209,240
	Initial	Monthly	Cap	U/W NCF:	$2,120,982
Taxes	$0	Springing(1)	NAP	U/W DSCR based on NOI/NCF:	1.85x / 1.78x
Insurance	$0	Springing(2)	NAP	U/W Debt Yield based on NOI/NCF:	8.9% / 8.6%
Replacement Reserve	$0	Springing(3)	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	8.9% / 8.6%
Leasing Reserve	$0	$2,917	$200,000(4)	Cut-off Date LTV Ratio:	68.6%
				LTV Ratio at Maturity:	68.6%

Sources and Uses
Sources			Uses
Original Mortgage Loan amount	$24,700,000	53.3%	Total Prior Debt payoff(5)	$42,209,405	91.1%
Net proceeds from loan secured by	21,627,628	46.7	Closing costs	169,636	0.4
non-collateral adjacent property			Return of equity(5)	3,948,587	8.5
Total Sources	$46,327,628	100.0%	Total Uses	$46,327,628	100.0%

(1)	The Home Depot Livonia MI Mortgage Loan (as defined below) documents do not require ongoing monthly escrows for taxes as long as (i) Home Depot’s lease expressly obligates Home Depot to directly pay taxes to the imposing governmental authority, (ii) the Home Depot lease is in full force and effect, (iii) no event of default is continuing and (iv) Home Depot pays all applicable taxes prior to interest or penalties being incurred thereof.

(2)	The Home Depot Livonia MI Mortgage Loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing, (ii) the borrower provides the lender with evidence that the Home Depot Livonia MI Property’s (as defined below) insurance coverage is included in a blanket policy and such policy is in full force and effect and (iii) the borrower pays all applicable insurance premiums and provides the lender with evidence of renewals.

(3)	The Home Depot Livonia MI Mortgage Loan documents do not require ongoing monthly escrows for replacements as long as (i) no event of default has occurred and is continuing, (ii) Home Depot is responsible for all replacements under its lease and (iii) the Home Depot Livonia MI Property is, in the lender’s reasonable judgment, being properly maintained.

(4)	The Leasing Reserve Cap does not apply during the continuation of any event of default.

(5)	The borrower sponsor used the proceeds from the Home Depot Livonia MI Mortgage Loan along with proceeds from the refinance of a non-collateral adjacent property to pay off a $42,209,405 mortgage loan that was secured by both the Home Depot Livonia MI Property and the non-collateral adjacent property (the “Total Prior Debt”). The amounts shown above for loan payoff and return of equity reflect the payoff of the Total Prior Debt.

The Mortgage Loan. The mortgage loan (the “Home Depot Livonia MI Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the borrower’s fee interest in a 135,782 square foot, single tenant Home Depot retail store located in Livonia, Michigan (the “Home Depot Livonia MI Property”).

The Property. The Home Depot Livonia MI Property is 100.0% leased to Home Depot on a triple-net basis as of May 1, 2019. The Home Depot Livonia MI Property was constructed in 1999 and is situated on a 14.2-acre site with 790 surface parking spaces resulting in a parking ratio of 5.8 spaces per 1,000 square feet of rentable area.

A-3-114

Retail – Single Tenant	Loan #13	Cut-off Date Balance:	$24,700,000
13500 Middlebelt Road		Cut-off Date LTV:	68.6%
Livonia, MI 48150	Home Depot Livonia MI	U/W NCF DSCR:	1.78x
		U/W NOI Debt Yield:	8.9%

According to the appraisal, prior to September 6, 2018 the Home Depot Livonia MI Property was part of a larger parcel that contained a multi-tenant shopping center. As of September 6, 2018, the owner of the Home Depot Livonia MI Property split the parent parcel by recording the Millennium Park Condominium. The condominium split resulted in the Home Depot Livonia MI Property being on its own parcel (“Unit 4”), separate from the remainder of the shopping center. The owner of Unit 4 has a voting rights interest of approximately 44.08% in the related owners’ association. Each unit owner has sole responsibility for the maintenance of its respective property and the association’s duties are limited solely to any common areas. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the Prospectus.

The borrower has the right to the free release of future outlot areas as defined in the Home Depot Livonia MI Mortgage Loan documents in connection with a sale or conveyance to a third-party subject to certain conditions outlined in the Home Depot Livonia MI Mortgage Loan documents. The current site comprises approximately 7,530 square feet of surface parking lot space with no improvements. The appraisal has attributed no value to the outlot area and did not expect any negative impact on the value of the Home Depot Livonia MI Property from any release. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the Prospectus.

Major Tenant.

Largest Tenant: Home Depot (135,782 square feet; 100.0% of net rentable area; 100.0% of underwritten base rent; 1/31/2026 lease expiration) - According to the appraisal, Home Depot (NYSE: HD) is the largest home improvement retailer in the world and sells an assortment of building materials, products, and lawn and garden products. Currently, Home Depot operates over 2,200 stores in North America and has over 400,000 employees. Home Depot was founded in 1979 and is based in Atlanta, Georgia. As of April 12, 2019, the company had a market capitalization of approximately $224.5 billion. Per Home Depot’s 10K SEC Filing, net sales for fiscal year (“FY”) 2018 increased by 7.2% to $108.2 billion, as compared to FY 2017. Gross profit increased by 8.2% to $37.2 billion from FY 2017 to FY 2018. Home Depot has been a tenant at the Home Depot Livonia MI Property since 2000 and has four, 5-year renewal options remaining after its January 2026 lease expiration, each with 12 months’ prior notice.

Market Overview. The Home Depot Livonia MI Property is located immediately adjacent to Interstate 96, which provides access eastbound to Detroit, approximately 5.9 miles east of Interstate 275, 17.9 miles northwest of the Detroit central business district and 11.3 miles northeast of the Detroit Metropolitan Wayne County Airport. The Home Depot Livonia MI Property is situated approximately 0.4 miles east of the intersection of Interstate 96 and Cardwell Street, which, according to a third party market research provider, had a daily traffic count of approximately 164,341 vehicles as of 2017.

According to the appraisal, Livonia is home to approximately 4,300 businesses and benefits from the presence of notable industrial plants, such as the Ford Motor Company’s transmission plant (approximately 4.5 miles southwest of the Home Depot Livonia MI Property), United Parcel Services (approximately 0.7 miles northwest of the Home Depot Livonia MI Property), Phillips Service Industries, Inc. (approximately 8.9 miles west of the Home Depot Livonia MI Property) and McLaren Performance Technologies (approximately 6.0 miles northwest of the Home Depot Livonia MI Property). New investment has been announced by Masco Corporation, a manufacturer of products for the home improvement and new home construction markets. Masco Corporation plans to move employees from its current headquarters, located in Taylor, Michigan, and move them into a new, 75,000 square foot facility located at West Seven Mile Road and Haggerty Road in Livonia (approximately 8.7 miles northwest of the Home Depot Livonia MI Property).

According to a third-party market research report, the estimated 2019 population within a three- and five-mile radius of the Home Depot Livonia MI Property was approximately 92,643, and 285,188, respectively; while the 2019 estimated average household income within the same radii was $75,184, and $67,999, respectively.

According to a third-party market research report, the Home Depot Livonia MI Property is situated within the Southern I-275 Corridor submarket of the Detroit Market. As of April 12, 2019, the Southern I-275 Corridor submarket reported a total inventory of approximately 27.6 million square feet with a 7.8% vacancy rate and average asking rent of $16.11 per square foot, triple net. The submarket vacancy rate has decreased from 11.5% in 2010 and has averaged 9.0% from 2010 through 2018. Within a three-mile radius of the Home Depot Livonia MI Property, as of April 15, 2019, there were 709 retail properties totaling approximately 6.8 million square feet with a 6.8% vacancy rate, per a third-party market research provider. The appraiser concluded to a market rent of $16.50 per square foot on a triple net basis at the Home Depot Livonia MI Property.

A-3-115

Retail – Single Tenant	Loan #13	Cut-off Date Balance:	$24,700,000
13500 Middlebelt Road		Cut-off Date LTV:	68.6%
Livonia, MI 48150	Home Depot Livonia MI	U/W NCF DSCR:	1.78x
		U/W NOI Debt Yield:	8.9%

The following table presents certain information relating to the tenancy at the Home Depot Livonia MI Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Home Depot	A/A2/A	135,782	100.0%	$17.67	$2,399,212	100.0%	1/31/2026	4, 5-year	N
Occupied Collateral Total		135,782	100.0%	$17.67	$2,399,212	100.0%
Vacant Space		0	0.0%

Collateral Total		135,782	100.0%	$17.67	$2,399,212	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include straight line rent averaging through Home Depot’s lease expiration date totaling $163,132. Home Depot’s current rent is $16.47 per square foot and increases to $18.11 per square foot in February 2021.

The following table presents certain information relating to the lease rollover schedule at the Home Depot Livonia MI Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	1	135,782	100.0%	135,782	100.0%	$2,399,212	100.0%	$17.67
2027	0	0	0.0%	135,782	100.0%	$0	0.0%	$0.00
2028	0	0	0.0%	135,782	100.0%	$0	0.0%	$0.00
2029	0	0	0.0%	135,782	100.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	135,782	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	135,782	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	135,782	100.0%			$2,399,212	100.0%	$17.67

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Home Depot Livonia MI Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	5/1/2019(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from a third-party market research provider.

(2)	Information obtained from the underwritten rent roll.

A-3-116

Retail – Single Tenant	Loan #13	Cut-off Date Balance:	$24,700,000
13500 Middlebelt Road		Cut-off Date LTV:	68.6%
Livonia, MI 48150	Home Depot Livonia MI	U/W NCF DSCR:	1.78x
		U/W NOI Debt Yield:	8.9%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Home Depot Livonia MI Property:

Cash Flow Analysis

	2016	2017	2018	U/W	%(1)	U/W $ per SF
Base Rent	$2,032,800	$2,032,800	$2,219,140	$2,236,080	92.4%	$16.47
Rent Averaging	0	0	0	163,132	6.7	1.20
Grossed Up Vacant Space	0	0	0	0	0.0	0.00
Gross Potential Rent	$2,032,800	$2,032,800	$2,219,140	$2,399,212	99.2%	$17.67
Other Income	0	0	0	0	0.0	0.00
Total Recoveries	327,429	290,590	332,630	19,770	0.8	0.15
Net Rental Income	$2,360,229	$2,323,390	$2,551,770	$2,418,982	100.0%	$17.82
(Vacancy & Credit Loss)	0	0	0	(119,961)(2)	(5.0)	(0.88)
Effective Gross Income	$2,360,229	$2,323,390	$2,551,770	$2,299,022	95.0%	$16.93

Real Estate Taxes	327,429	290,590	332,630	0	0.0	0.00
Insurance	0	0	0	20,811	0.9	0.15
Management Fee	0	0	0	68,971	3.0	0.51
Other Operating Expenses	0	0	0	0	0.0	0.00
Total Operating Expenses	$327,429	$290,590	$332,630	$89,782	3.9%	$0.66

Net Operating Income	$2,032,800	$2,032,800	$2,219,140	$2,209,240	96.1%	$16.27
Replacement Reserves	0	0	0	20,367	0.9	0.15
TI/LC	0	0	0	67,891	3.0	0.50
Net Cash Flow	$2,032,800	$2,032,800	$2,219,140	$2,120,982	92.3%	$15.62

NOI DSCR	1.70x	1.70x	1.86x	1.85x
NCF DSCR	1.70x	1.70x	1.86x	1.78x
NOI Debt Yield	8.2%	8.2%	9.0%	8.9%
NCF Debt Yield	8.2%	8.2%	9.0%	8.6%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	The underwritten economic vacancy is 5.0%. The Home Depot Livonia MI Property is 100.0% occupied as of May 1, 2019.

A-3-117

No. 14 – Town Square

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	RREF			Single Asset/Portfolio:	Single Asset
Original Principal Balance(1):	$24,000,000			Property Type:	Other – Leased Fee
Cut-off Date Balance(1):	$24,000,000			Location:	Monsey, NY
% of Initial Pool Balance:	2.6%			Size(4):	594,885 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF(1):	$57.15
Borrower Sponsors:	Bela Kalman; Lazara Kalman			Maturity Date Balance Per SF(1):	$57.15
Guarantors:	Bela Kalman; Lazara Kalman; Joseph Brachfeld			Year Built/Renovated:	1970/2002
Mortgage Rate:	5.0200%			Title Vesting:	Fee
Note Date:	4/8/2019			Property Manager:	Self-managed
Seasoning:	0 months			Current Occupancy (As of 5/1/2019)(5):	100%
Maturity Date:	5/6/2029			YE 2017 Occupancy(5):	NAV
IO Period:	120 months			YE 2016 Occupancy(5):	NAV
Loan Term (Original):	120 months			YE 2015 Occupancy(5):	NAV
Amortization Term (Original):	NAP			YE 2014 Occupancy(5):	NAV
Loan Amortization Type:	Interest-only, Balloon			Appraised Value(6):	$48,300,000
Call Protection(2):	L(24),D(92),O(4)			Appraised Value Per SF:	$81.19
Lockbox Type:	Hard/Springing Cash Management			Appraisal Valuation Date:	December 13, 2018
Additional Debt(1):	Yes
Additional Debt Type (Balance)(1):	Pari Passu ($10,000,000)			Underwriting and Financial Information
				Most Recent NOI(7):	NAV
				YE 2017 NOI(7):	NAV
				YE 2016 NOI(7):	NAV
				YE 2015 NOI(7):	NAV
				U/W Revenues(7):	$2,619,671
				U/W Expenses(7):	$0
Escrows and Reserves				U/W NOI(7):	$2,619,671
	Initial	Monthly	Cap	U/W NCF(7):	$2,619,671
Taxes	$0	Springing(3)	NAP	U/W DSCR based on NOI/NCF(1):	1.51x / 1.51x
Insurance	$0	Springing(3)	NAP	U/W Debt Yield based on NOI/NCF(1):	7.7% / 7.7%
Replacement Reserve	$0	$0	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	7.7% / 7.7%
Environmental Reserve	$15,625	$0	NAP	Cut-off Date LTV Ratio(1):	70.4%
				LTV Ratio at Maturity(1):	70.4%

Sources and Uses
Sources			Uses
Original whole loan amount	$34,000,000	66.4%	Purchase price	$50,000,000	97.7%
Cash equity contribution	17,188,442	33.6	Upfront reserves	15,625	0.0
			Closing costs	1,172,817	2.3

Total Sources	$51,188,442	100.0%	Total Uses	$51,188,442	100.0%

(1)	The Town Square Mortgage Loan (as defined below) is part of the Town Square Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance of $34,000,000. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Town Square Whole Loan.

(2)	Defeasance of the Town Square Whole Loan is permitted at any time following the earlier of (a) the end of the two-year period commencing on the closing date of the securitization of the last piece of the Town Square Whole Loan to be securitized and (b) June 6, 2022. The assumed defeasance lockout period of 24 payments is based on the closing date of this transaction in May 2019.

(3)	Springing upon (i) an Event of Default; (ii) the Leasehold Owner no longer being responsible, pursuant to the terms of the Fee Lease, for the direct payment or defaulting under the terms of the Fee Lease; or (iii) the failure to provide the Lender with proof of timely payment.

(4)	Size represents the 594,885 SF of land area (13.6 acres) beneath the 143,147 SF retail improvements.

(5)	Occupancy figure represents “look through” occupancy for the fee interest in the land parcel totalling 594,885 SF (13.6 acres) beneath the Improvements.

(6)	The appraiser concluded to an “as-is” appraised value for the hypothetical fee simple interest in the Town Square Shopping Center of $67,100,000 as of December 13, 2018.

(7)	See “Cash Flow Analysis” section. Underwriting and Financial Information is based on average ground rent payments made through the loan term under the ground lease.

A-3-118

Other – Leased Fee	Loan #14	Cut-off Date Balance:	$24,000,000
59 Route 59		Cut-off Date LTV:	70.4%
Monsey, NY 10952	Town Square	U/W NCF DSCR:	1.51x
		U/W NOI Debt Yield:	7.7%

The Mortgage Loan. The mortgage loan (the “Town Square Mortgage Loan”) is part of a whole loan (the “Town Square Whole Loan”) evidenced by two pari passu promissory notes secured by a first mortgage encumbering the fee interest in a land parcel totaling 594,885 SF (13.6 acres) located in Monsey, NY (the “Town Square Property”). The Town Square Mortgage Loan represents the controlling Note A-1. The non-controlling Note A-2 will be held by Benefit Street Partners (“BSP”). The lender provides no assurances that any non-securitized notes will not be split further or replaced by new notes with reallocated balances. The Town Square Whole Loan will be serviced under the WFCM 2019-C50 pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$24,000,000	$24,000,000	WFCM 2019-C50	Yes
A-2	$10,000,000	$10,000,000	BSP	No
Total	$34,000,000	$34,000,000

The Property. The Town Square Property encompasses the land beneath the 97.1% occupied 143,147 SF grocery-anchored retail center (the “Improvements”) located at 59 Route 59, Monsey, NY. The Improvements are not collateral for either the Town Square Whole Loan or the Town Square Mortgage Loan. The Improvements were initially constructed in 1970. The Improvements are anchored by Evergreen Kosher Market, a grocery market that provides kosher products.

Major Tenants.

The tenants shown below are tenants at the non-collateral Improvements.

Largest Tenant: Evergreen Kosher (48,099 square feet; 33.6% of net rentable area; lease expiration 11/30/2032) - Evergreen Kosher (“Evergreen”) is a grocery market that provides Kosher products. Evergreen offers grocery, butcher, bakery, health food, fish, produce, full service deli and prepared foods. Evergreen was established to satisfy the demands of one of the fastest growing Jewish communities in the nation (Rockland County). Many of Evergreen’s departments are a “store within a store,” including Blossoms Flower Bar, Warehouse Bulk Items, Sage Health Aisle (with onsite nutritionist), Glatt Geshmak Takeout, and the Butcher. Other departments include Zishe’s Bakery and Neiman’s Fish. Evergreen opened in June 2013, and according to Evergeen, achieved sales of $65.9 million ($1,370 PSF) in 2018. Evergreen has invested approximately $7.5 million ($155 /SF) into their space. One of Evergreen’s new initiatives in the past year has been food delivery, including online and mobile ordering. Additionally, Evergreen has continued to corporately expand since its founding at the Improvements through a location in Lakewood, NJ in 2017 and a new small format concept, “New Day”, also located in Monsey.

2nd Largest Tenant: Amazing Savings (19,757 square feet; 13.8% of net rentable area; lease expiration 9/2/2022) – Amazing Savings is a supplier of discount items, including groceries, toys, and housewares. Amazing Savings has been in Monsey for several decades servicing the Jewish community. The tenant recently moved to the Improvements in order to expand to a larger location. Amazing Savings has 17 locations throughout New York and New Jersey. Amazing Savings has stated that they have invested approximately $1.0 million ($51 /SF) into their space at the Improvements.

Market Overview. The Town Square Property is located in Monsey, NY at the cross streets of Saddle River Road, Secora Road, and Route 59. Monsey is a hamlet (an unincorporated community) in Rockland County, NY, that is part of the New York City Metropolitan Statistical Area (“MSA”). The county’s population, as of the 2010 census, was 311,687, increasing by 5.5% to a 2017 census estimate of 328,868. Rockland County is a suburb of New York City that is northwest of the city and is accessible via the New York State Thruway.

Rockland County includes a mix of businesses including health, retail, manufacturing, pharmaceutical, construction and research. Rockland County lies just north of the New Jersey-New York border, west of Westchester County across the Hudson River, and south of Orange County.

A-3-119

Other – Leased Fee	Loan #14	Cut-off Date Balance:	$24,000,000
59 Route 59		Cut-off Date LTV:	70.4%
Monsey, NY 10952	Town Square	U/W NCF DSCR:	1.51x
		U/W NOI Debt Yield:	7.7%

The four sections below captioned “Major Tenants,” Tenant Sales (PSF),” “Lease Expiration Schedule” and “Historical Occupancy” present information with respect to the Improvements, which are not part of the collateral.

The following table presents certain information relating to the tenancy at the non-collateral Improvements:

Major Tenants(1)

Tenant Name	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Evergreen Kosher Market	48,099	33.6%	$16.99	$817,395	21.3%	11/30/2032	6, 5-year	Yes(2)
Amazing Savings	19,757	13.8%	$25.39	$501,728	13.1%	9/2/2022	2, 5-year	No
Auction Mart	6,127	4.3%	$20.47	$125,418	3.3%	1/31/2029	2, 6-month	No
Bais Hasforim	4,545	3.2%	$27.87	$126,690	3.3%	6/1/2024	1, 5-year	No
Goldpath Liqours	4,160	2.9%	$45.02	$187,285	4.9%	5/1/2021	None	No
Blew Boutique	3,970	2.8%	$40.39	$160,354	4.2%	1/31/2028	1, 5-year	No
Total Major Tenants	86,658	60.5%	$22.14	$1,918,870	50.1%

Non-Major Tenant	52,334	36.6%	$36.54	$1,912,198	49.9%

Occupied Collateral Total	138,992	97.1%	$27.56	$3,831,068	100.0%

Vacant Space	4,155	2.9%

Collateral Total	143,147	100.0%

(1)	This chart refers to major tenants at the non-collateral Improvements.

(2)	Only with respect to Evergeen Kosher Market’s storage space, which is 950 SF.

The following table presents certain information relating to major tenant sales at the non-collateral Improvements:

Tenant Sales (PSF)

Major Tenant Name	% of Total Annual U/W Base Rent	2015	2016	2017	2018	Major Tenant Occupancy Cost
Evergreen Kosher Market	21.3%	NAV	$1,098	$1,211	$1,370	1.24%

The following table presents certain information relating to the lease rollover schedule at the non-collateral Improvements:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	4	5,016	3.5%	5,016	3.5%	$193,764	5.1%	$38.63
2019	2	1,829	1.3%	6,846	4.8%	$55,638	1.5%	$30.41
2020	0	0	0.0%	6,846	4.8%	$0	0.0%	$0.00
2021	1	4,160	2.9%	11,006	7.7%	$187,285	4.9%	$45.02
2022	2	20,623	14.4%	31,629	22.1%	$544,568	14.2%	$26.41
2023	3	7,392	5.2%	39,020	27.3%	$275,457	7.2%	$37.26
2024	9	18,916	13.2%	57,936	40.5%	$627,030	16.4%	$33.15
2025	7	12,137	8.5%	70,074	49.0%	$419,489	10.9%	$34.56
2026	1	3,483	2.4%	73,557	51.4%	$139,320	3.6%	$40.00
2027	1	1,300	0.9%	74,857	52.3%	$43,200	1.1%	$33.23
2028	2	6,000	4.2%	80,857	56.5%	$242,349	6.3%	$40.39
2029	2	7,737	5.4%	88,594	61.9%	$183,465	4.8%	$23.71
Thereafter	4	50,398	35.2%	138,992	97.1%	$919,504	24.0%	$18.24
Vacant	2	4,155	2.9%	143,147	100.0%	$0	0.00%	$0.00
Total/Weighted Average	40	143,147	100.0%			$3,831,068	100.0%	$27.56

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

A-3-120

Other – Leased Fee	Loan #14	Cut-off Date Balance:	$24,000,000
59 Route 59		Cut-off Date LTV:	70.4%
Monsey, NY 10952	Town Square	U/W NCF DSCR:	1.51x
		U/W NOI Debt Yield:	7.7%

The following table presents historical occupancy percentages at the non-collateral Improvements (1):

Historical Occupancy

12/31/2015(1)(2)	12/31/2016(1)(2)	12/31/2017(1)(2)	12/31/2018(1)(2)	3/28/2019(1)(3)
97.1%	99.7%	100.0%	100.0%	97.1%

(1)	Reflects the “look through” occupancy for the Improvements.

(2)	Information obtained from the borrower.

(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Town Square Property:

Cash Flow Analysis

	Non-Collateral Improvements
	2016(1)	2017(1)	TTM 12/1/2018(1)	U/W(2)	%(3)	U/W $ per SF
Rents in Place	$3,214,878	$3,347,720	$3,448,385	$2,619,671	100.0%	$18.30
Contractual Rent Steps	0	0	0	0	0.0	0.00
Grossed Up Vacant Space	0	0	0	0	0.0	0.00
Gross Potential Rent	$3,214,878	$3,347,720	$3,448,385	$2,619,671	100.0%	$18.30
Other Income	482,973	560,876	626,329	0	0.00	0.00
Total Recoveries	677,224	788,590	818,348	0	0.00	0.00
Net Rental Income	$4,375,075	$4,697,185	$4,893,062	$2,619,671	100.0%	$18.30
(Vacancy & Credit Loss)	0	0	0	0	0	0.00
Effective Gross Income	$4,375,075	$4,697,185	$4,893,062	$2,619,671	100.0%	$18.30

Real Estate Taxes	379,986	390,943	370,939	0	0.0	0.00
Insurance	60,261	58,943	65,838	0	0.0	0.00
Management Fee	174,319	184,378	185,747	0	0.0	0.00
Utilities	593,650	763,205	770,086	0	0.0	0.00
Non CAM Operating Expenses	16,292	78,068	49,892	0	0.0	0.00
Common Area Maintenance	256,951	163,202	222,682	0	0.0	0.00
General & Administrative	6,563	15,722	38,700	0	0.0	0.00
Payroll & Benefits	79,975	101,295	107,812	0	0.0	0.00
Marketing	32,484	11,924	18,515	0	0.0	0.00
Total Operating Expenses	$1,600,481	$1,767,681	$1,830,210	$0	0.0%	$0.00

Net Operating Income	$2,774,594	$2,929,505	$3,062,852	$2,619,671	100.0%	$18.30
Tenant Improvements	71,574	71,574	71,574
Leasing Commissions	71,574	71,574	71,574
Replacement Reserves	21,472	21,472	21,472
Net Cash Flow	$2,609,974	$2,764,885	$2,898,233	$2,619,671	100.0%	$18.30

NOI DSCR	1.60x	1.69x	1.77x	1.51x
NCF DSCR	1.50x	1.59x	1.67x	1.51x
NOI Debt Yield	8.2%	8.6%	9.0%	7.7%
NCF Debt Yield	7.7%	8.1%	8.5%	7.7%

(1)	Represents the fee simple historical operating performance look through of the Improvements, prior to the ground lease payment.

(2)	Represents fee underwriting for the Town Square Property, which is the average ground rent payment made through loan term.

(3)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

A-3-121

No. 15 - 839 Broadway

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Argentic Real Estate Finance LLC		Single Asset/Portfolio:	Single Asset
	Original Principal Balance:	$23,500,000		Property Type – Subtype(5):	Mixed Use - Retail/Office
	Cut-off Date Balance:	$23,500,000		Location:	Brooklyn, NY
	% of Initial Pool Balance:	2.5%		Size(5):	46,228 SF
	Loan Purpose(1):	Recapitalization		Cut-off Date Balance Per SF:	$508.35
	Borrower Sponsors:	Leon Goldenberg; Elliot Horowitz; Mordechai Koslowitz; Michael Lipman; Baruch Singer; Elie Deitsch		Maturity Date Balance Per SF:	$508.35
	Guarantors(1):	Leon Goldenberg; Elliot Horowitz; Mordechai Koslowitz; Michael Lipman; Baruch Singer; Elie Deitsch		Year Built/Renovated:	1931/2019
	Mortgage Rate:	5.1800%		Title Vesting:	Fee
	Note Date:	April 8, 2019		Property Manager:	Self-Managed
	Seasoning:	0 months		Current Occupancy (As of)(3):	91.6% (3/26/2019)
	Maturity Date:	May 6, 2029		YE 2018 Occupancy(6):	NAV
	IO Period:	120 months		YE 2017 Occupancy(6):	NAV
	Loan Term (Original):	120 months		YE 2016 Occupancy(6):	NAV
	Amortization Term (Original):	NAP		YE 2015 Occupancy(6):	NAV
	Loan Amortization Type:	Interest-Only, Balloon		Appraised Value(7):	$32,500,000
	Call Protection:	L(24),D(93),O(3)		Appraised Value Per SF:	$703.04
	Lockbox Type:	Hard/Springing Cash Management		Appraisal Valuation Date:	March 21, 2019

	Additional Debt:	None		Underwriting and Financial Information
	Additional Debt Type (Balance):	NAP		TTM NOI(6):	NAV
				YE 2017 NOI(6):	NAV
				YE 2016 NOI(6):	NAV
				YE 2015 NOI(6):	NAV
				U/W Revenues(7):	$2,248,070
Escrows and Reserves				U/W Expenses(7):	$414,377
	Initial	Monthly	Cap	U/W NOI(7):	$1,833,693
Taxes	$63,518	$10,586	NAP	U/W NCF(7):	$1,778,220
Insurance	$26,000	$3,250	NAP	U/W DSCR based on NOI/NCF(8):	1.79x / 1.73x
TI/LC Reserves	$0	$1,926	NAP	U/W Debt Yield based on NOI/NCF(8):	9.4% / 9.1%
Retail Leasing Holdback(2)	$4,000,000	$0	NAP	U/W Debt Yield at Maturity based on NOI/NCF(8):	9.4% / 9.1%
Replacement Reserve	$0	$770	NAP	Cut-off Date LTV Ratio(8):	60.0%
Leasing Reserves Holdback(3)	$1,310,000	$0	NAP	LTV Ratio at Maturity(8):	60.0%
Immediate Repairs	$7,000	$0	NAP
Liquidity Reserve(4)	$0	Springing	NAP

Sources and Uses
Sources			Uses
Original loan amount	$23,500,000	100.0%	Payoffs(1)	$15,410,555	65.6%
			Upfront reserves	5,406,518	23.0
			Closing costs(9)	1,482,739	6.3
			Return of Equity	1,200,188	5.1
Total Sources	$23,500,000	100.0%	Total Uses	$23,500,000	100.0%
(1)	The 839 Broadway borrower consists of six entities structured as tenants-in-common. At origination, one of the borrowers, 839 Broadway TIC F LLC, an affiliate of Bond Collective, the largest tenant at the 839 Broadway Mortgaged Property, paid $250,000 to the other five borrower entities in exchange for a 6.25% ownership interest in the 839 Broadway Property. Pursuant to the terms of a Tenants-In-Common Agreement among the borrowers entered into at origination, 839 Broadway TIC F LLC is expected to gradually increase its ownership interest to 100% of the Mortgaged Property through annual payments over six years totaling $3,750,000, with all such payments being subject and subordinate to all amounts payable under the 839 Broadway Mortgage Loan documents and payable only as and when all amounts then due and payable under the 839 Broadway Mortgage Loan documents have been paid. Once $3,000,000 of such amount has been paid, 839 Broadway TIC F LLC is expected to have a 75% ownership interest in the Mortgaged Property and four of the six guarantors are permitted to be released from their obligations under the guarantees executed in connection with the Mortgage Loan.

(2)	The Retail Leasing Holdback is associated with the current vacant retail space of 3,890 square feet at the 839 Broadway Property. Provided no event of default has occurred and is continuing, the Retail Leasing Holdback is to be disbursed in connection with new leasing of the vacant space based on conditions set forth in the loan documents including but not limited to an occupancy rate of not less than 90.0% and a minimum debt yield of 8.9%.

(3)	The Current Occupancy includes Broadway Bagels and Dance Studio which are not yet in occupancy or paying rent. A $1,310,000 leasing holdback was collected upfront in connection with the two spaces which will be released, amongst other conditions being satisfied, upon the two tenants taking occupancy of their premise and paying rent. The physical occupancy excluding those tenants is 86.3%.

(4)	Commencing on the payment date occurring in May 2024 and on each payment date thereafter, the 839 Broadway borrower is required to deposit the lesser of (i) the available funds after application of the waterfall as described in the 839 Broadway Mortgage Loan documents and (ii) $29,600, provided, however, that in the event that on any payment date the aggregate amount that has been deposited into the Liquidity Reserve is less than the product of $29,600 multiplied by the number of months between May 2024 and the applicable payment date (“Liquidity Reserve Shortfall”), the borrower is required to pay to the lender all available funds until the Liquidity Reserve Shortfall has been reduced to zero. Amounts in the Liquidity Reserve are to be held by the lender as additional security for the 839 Broadway Mortgage Loan and may be applied by

A-3-122

Mixed Use – Retail/Office	Loan #15	Cut-off Date Balance:	$23,500,000
839 Broadway		Cut-off Date LTV:	60.0%
Brooklyn, NY 11206	839 Broadway	U/W NCF DSCR:	1.73x
		U/W NOI Debt Yield:	9.4%

the lender on the earlier of the stated maturity date or the occurrence of an event of default. In the event that the 839 Broadway Mortgage Loan is paid in full, the amounts in the Liquidity Reserve is to be released to the borrower.

(5)	The 839 Broadway Property consists of 39,913 square feet of office and 6,315 square feet of retail space.

(6)	The 839 Broadway Property was gut renovated (with new interior finishes, electrical, plumbing, mechanical and fire suppression systems) and expanded between 2017 and 2019, therefore historical information is unavailable.

(7)	The developer of the 839 Broadway Property has applied for and anticipates obtaining benefits under the NYC Department of Finance’s Industrial and Commercial Abatement Program (“ICAP”), which offers an abatement of the increase in a property’s tax assessment attributable to the qualified improvements comprising the commercial portion of such property after such property undergoes construction or rehabilitation. The 839 Broadway Mortgage Loan was underwritten assuming such exemption will be granted. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for further information of the ICAP.

(8)	The U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio, and LTV Ratio at Maturity were calculated based on the Cut-off Date Balance net of a $4,000,000 Retail Leasing Holdback. Assuming the full holdback balance is not applied to pay down the full loan amount, the U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio, and LTV Ratio at Maturity would be 1.48x, 1.44x, 7.8%, 7.6%, 7.8%, 7.6%, 72.3% and 72.3%, respectively.

(9)	Closing costs include $451,708 of real estate taxes paid at the origination of the 839 Broadway Mortgage Loan.

The Mortgage Loan. The mortgage loan (the “839 Broadway Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the borrowers’ fee interest in a mixed use office property located in Brooklyn, New York (the “839 Broadway Property”).

The Property. The 839 Broadway Property is a three-story, 46,228 square foot office/retail building located on the northeast corner of Broadway and Park Street in the Bushwick neighborhood of Brooklyn, New York. Situated on a 15,000 square foot site, the 839 Broadway Property was constructed in 1931, and renovated and reconfigured between 2017 and 2019. The 839 Broadway Property has approximately 150 feet of primary road frontage on Park Street as well as approximately 100 feet of secondary road frontage on Broadway. The 839 Broadway Property features 39,913 square feet of office space currently leased to one tenant and 6,315 square feet of retail space. As of March 26, 2019, the 839 Broadway Property was 91.6% leased and had a physical occupancy of 86.3%. Bond Collective is the office tenant that occupies the entire office space. Two retail tenants, Dance Studio and Broadway Bagels, are in the process of building out their spaces and are not yet in occupancy and have not commenced paying rent. They are anticipated to take occupancy of their spaces by end of April 2019.

Largest tenant: Bond Collective (39,913 square feet; 86.3% of net rentable area; 89.9% of underwritten base rent; 4/7/2034 lease expiration) – Bond Collective is a luxury shared office provider that curates boutique work environments. Bond Collective is based in New York City and has six locations throughout Manhattan, Brooklyn, and Philadelphia. Bond Collective executed a 15-year lease at $45.00 PSF (on a triple-net basis) on the office space and $14.16 per square foot (on a triple-net basis) on the garage space, on April 8, 2019. Per the terms of the lease, Bond Collective is required to pay an abated rent in the monthly amount of $58,741.25 through July 31, 2019. The lease also provides one, five-year renewal period but does not have any termination options. The lease is guaranteed by Coworkers, LLC (an affiliate of Bond Collective) as well as two of the borrower sponsors, Baruch Singer and Elie Deitsch. Bond Collective is affiliated with the borrower sponsors.

Having formally opened in March 2019, Bond Collective is at approximately 22% usage of their space at the 839 Broadway Mortgaged Property as of April 2019.  The Borrower Sponsors reported that the average utilization rate of Bond Collective’s other New York City locations at stabilization is approximately 90%.  The 839 Broadway Mortgage Loan is structured with a cash management trigger at the earlier of May 2022 (month 36) of the loan term and Bond Collective achieving a 90% utilization rate, if the utilization rate falls below 70% or the earnings before interest, tax, depreciation, and amortization (“EBITDA”) of Bond Collective is negative for any trailing-twelve months period on average, the lender will sweep all excess cash flow until the average trailing-twelve months period utilization rate is above 80% and EBITDA is positive.

Market Overview. The 839 Broadway Property is situated in the Bushwick neighborhood in Brooklyn, New York, approximately two miles east of Williamsburg. The location is three blocks east of the Flushing Avenue Subway Station (J and M lines) and five blocks northeast of the Myrtle Avenue Subway Station (G line). Regional vehicle access to the neighborhood is available via I-278, the Belt Parkway and the Long Island Expressway. According to the appraisal, the Bushwick neighborhood is one of the oldest standing neighborhoods in Brooklyn and can be defined as being in a growth stage. The Bushwick Initiative, launched in the mid 2000’s by the New York City Department of Housing Preservation and Development, began a concentrated effort within the neighborhood to improve housing, better sanitation, reduce crime, and revitalize commercialization. Major employers in the area include the City of New York (City Hall), The New York City Department of Education, the Metropolitan Transportation Authority (MTA), Northwell Health, and NYC Health and Hospitals. Furthermore, there are numerous projects planned, under construction or recently completed with the neighborhood.

According to the appraisal, over the next five years Brooklyn is anticipated to have the highest increase in population amongst the five New York City Boroughs, with an increase of 5.1%. In addition, the appraisal reports median income in Brooklyn is projected to rise by 9.7%, an estimated increase from $48,630 in 2017 to $53,331 in 2022.

According to the appraisal, the 839 Broadway Property is located within the North Brooklyn submarket. Submarket office rents have increased approximately 37% since 2013 and retail rents have increased approximately 38% over such time. Additionally, submarket vacancy is 3.9% for retail and 9.1% for office. The appraiser concluded to $105.00 PSF for the corner retail unit (currently leased to Broadway Bagel), $70.00 PSF for retail units over 1,000 square foot with frontage along Broadway, and $66.00 PSF for retail units (currently vacant) along Park Street.

A-3-123

Mixed Use – Retail/Office	Loan #15	Cut-off Date Balance:	$23,500,000
839 Broadway		Cut-off Date LTV:	60.0%
Brooklyn, NY 11206	839 Broadway	U/W NCF DSCR:	1.73x
		U/W NOI Debt Yield:	9.4%

The following table presents certain information relating to the tenancy at the 839 Broadway Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Bond Collective(1)	NR/NR/NR	39,913	86.3%	$43.04(1)	$1,717,695	89.9%	4/7/2034	1, 5-year	N
Dance Studio(2)	NR/NR/NR	1,650	3.6%	$69.09	$114,000	6.0%	4/1/2029	1, 5-year	N
Broadway Bagels(2)	NR/NR/NR	775	1.7%	$102.19	$79,200	4.1%	4/1/2029	None	N
Total Major Tenants		42,338	91.6%	$45.13	$1,910,895	100.0%

Occupied Collateral		42,338	91.6%	$45.13	$1,910,895	100.0%

Vacant Space		3,890	8.4%

Collateral Total		46,228	100.0%

(1)	Bond Collective leases 2,542 Square Feet of parking garage space at a base rent of $14.16 PSF on a triple net basis. Excluding the rent for the garage space, the office base rent is $45.00 PSF on a triple net basis.

(2)	Dance Studio and Broadway Bagels are not in occupancy or paying rent as of the closing date. A $1,310,000 leasing holdback was reserved by the lender at origination in connection with the two spaces.

The following table presents certain information relating to the lease rollover schedule at the 839 Broadway Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0.0	0.0%	$0.0
2019	0	0	0.0%	0	0.0%	$0.0	0.0%	$0.0
2020	0	0	0.0%	0	0.0%	$0.0	0.0%	$0.0
2021	0	0	0.0%	0	0.0%	$0.0	0.0%	$0.0
2022	0	0	0.0%	0	0.0%	$0.0	0.0%	$0.0
2023	0	0	0.0%	0	0.0%	$0.0	0.0%	$0.0
2024	0	0	0.0%	0	0.0%	$0.0	0.0%	$0.0
2025	0	0	0.0%	0	0.0%	$0.0	0.0%	$0.0
2026	0	0	0.0%	0	0.0%	$0.0	0.0%	$0.0
2027	0	0	0.0%	0	0.0%	$0.0	0.0%	$0.0
2028	0	0	0.0%	0	0.0%	$0.0	0.0%	$0.0
2029	2	2,425	5.2%	2,425	5.2%	$193,200	10.1%	$79.67
Thereafter	7	39,913	86.3%	42,338	91.6%	$1,717,695	89.9%	$43.04
Vacant	0	3,890	8.4%	46,228	100.0%	$0	0.0%	$0.00
Total/Weighted Average	9	46,228	100.0%			$1,910,895	100.0%	$45.13

(1)	Information obtained from the underwritten rent roll dated March 26, 2019.

(2)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

The following table presents historical occupancy percentages at the 839 Broadway Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	3/26/2019(2)(3)
NAV	NAV	NAV	NAV	91.6%

(1)	The 839 Broadway Property was substantially renovated and reconfigured between 2017 and 2019, therefore historical information is unavailable.

(2)	Information obtained from the underwritten rent roll dated March 26, 2019.

(3)	The physical occupancy excluding tenants not yet in occupancy is 86.3%.

A-3-124

Mixed Use – Retail/Office	Loan #15	Cut-off Date Balance:	$23,500,000
839 Broadway		Cut-off Date LTV:	60.0%
Brooklyn, NY 11206	839 Broadway	U/W NCF DSCR:	1.73x
		U/W NOI Debt Yield:	9.4%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the 839 Broadway Property:

Cash Flow Analysis

	U/W(1)	%(2)	U/W $ per SF
Rents in Place	$1,910,895	76.0%	$41.34
Contractual Rent Steps	0	0.0	0.00
Grossed Up Vacant Space(3)	267,800	10.6	5.79
Gross Potential Rent	$2,178,695	86.6%	$47.13
Total Recoveries	337,175	13.4	7.29
Net Rental Income	$2,515,870	100.0%	$54.42
(Vacancy & Credit Loss)(3)	(267,800)	(12.3)	(5.79)
Effective Gross Income	$2,248,070	89.4%	$48.63

Real Estate Taxes(4)	127,035	5.7	2.75
Insurance	46,228	2.1	1.00
Management Fee	56,202	2.5	1.22
Other Operating Expenses(5)	184,912	8.2	4.00
Total Operating Expenses	$414,377	18.4%	$8.96

Net Operating Income	$1,833,693	81.6%	$39.67
Replacement Reserves	9,246	0.4	0.20
TI/LC	46,228	2.1	1.00
Net Cash Flow	$1,778,220	79.1%	$38.47

NOI DSCR(6)	1.79x
NCF DSCR(6)	1.73x
NOI Debt Yield(6)	9.4%
NCF Debt Yield(6)	9.1%
(1)	The 839 Broadway Property was substantially renovated and reconfigured between 2017 and 2019, therefore historical information is unavailable.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	The 839 Broadway Property was 86.3% physically occupied as of March 26, 2019, 91.6% including signed leases for tenants not yet in occupancy.

(4)	The 839 Broadway Mortgage Loan was underwritten assuming such exemption will be granted. Given Bond Collective’s lease is on a triple-net basis, Bond Collective is responsible for its pro-rata share (86.3%) of expenses including real estate taxes. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for further information of the ICAP. The underwritten economic vacancy is 10.6%.

(5)	Other operating expenses includes Repairs & Maintenance, Utilities, as well as General & Administrative costs.

(6)	The NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield were calculated based on the Cutoff Date Balance net of a $4,000,000 Retail Leasing Holdback. Assuming the full holdback balance is not applied to pay down the full loan amount, the NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield would be 1.48x, 1.44x, 7.8% and 7.6%, respectively.

A-3-125

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ANNEX A-4

Goodyear Portfolio Mortgage loan Amortization Schedule

		Mortgage			Mortgage
		Loan Ending			Loan Ending
		Principal			Principal
Due Date	Principal ($)	Balance ($)	Due Date	Principal ($)	Balance ($)
6/1/2019	0.00	34,500,000.00	8/1/2022	0.00	34,500,000.00
7/1/2019	0.00	34,500,000.00	9/1/2022	0.00	34,500,000.00
8/1/2019	0.00	34,500,000.00	10/1/2022	0.00	34,500,000.00
9/1/2019	0.00	34,500,000.00	11/1/2022	0.00	34,500,000.00
10/1/2019	0.00	34,500,000.00	12/1/2022	0.00	34,500,000.00
11/1/2019	0.00	34,500,000.00	1/1/2023	0.00	34,500,000.00
12/1/2019	0.00	34,500,000.00	2/1/2023	0.00	34,500,000.00
1/1/2020	0.00	34,500,000.00	3/1/2023	0.00	34,500,000.00
2/1/2020	0.00	34,500,000.00	4/1/2023	0.00	34,500,000.00
3/1/2020	0.00	34,500,000.00	5/1/2023	0.00	34,500,000.00
4/1/2020	0.00	34,500,000.00	6/1/2023	0.00	34,500,000.00
5/1/2020	0.00	34,500,000.00	7/1/2023	0.00	34,500,000.00
6/1/2020	0.00	34,500,000.00	8/1/2023	0.00	34,500,000.00
7/1/2020	0.00	34,500,000.00	9/1/2023	0.00	34,500,000.00
8/1/2020	0.00	34,500,000.00	10/1/2023	0.00	34,500,000.00
9/1/2020	0.00	34,500,000.00	11/1/2023	0.00	34,500,000.00
10/1/2020	0.00	34,500,000.00	12/1/2023	0.00	34,500,000.00
11/1/2020	0.00	34,500,000.00	1/1/2024	0.00	34,500,000.00
12/1/2020	0.00	34,500,000.00	2/1/2024	0.00	34,500,000.00
1/1/2021	0.00	34,500,000.00	3/1/2024	0.00	34,500,000.00
2/1/2021	0.00	34,500,000.00	4/1/2024	0.00	34,500,000.00
3/1/2021	0.00	34,500,000.00	5/1/2024	0.00	34,500,000.00
4/1/2021	0.00	34,500,000.00	6/1/2024	0.00	34,500,000.00
5/1/2021	0.00	34,500,000.00	7/1/2024	0.00	34,500,000.00
6/1/2021	0.00	34,500,000.00	8/1/2024	0.00	34,500,000.00
7/1/2021	0.00	34,500,000.00	9/1/2024	0.00	34,500,000.00
8/1/2021	0.00	34,500,000.00	10/1/2024	0.00	34,500,000.00
9/1/2021	0.00	34,500,000.00	11/1/2024	0.00	34,500,000.00
10/1/2021	0.00	34,500,000.00	12/1/2024	0.00	34,500,000.00
11/1/2021	0.00	34,500,000.00	1/1/2025	0.00	34,500,000.00
12/1/2021	0.00	34,500,000.00	2/1/2025	0.00	34,500,000.00
1/1/2022	0.00	34,500,000.00	3/1/2025	0.00	34,500,000.00
2/1/2022	0.00	34,500,000.00	4/1/2025	0.00	34,500,000.00
3/1/2022	0.00	34,500,000.00	5/1/2025	0.00	34,500,000.00
4/1/2022	0.00	34,500,000.00	6/1/2025	0.00	34,500,000.00
5/1/2022	0.00	34,500,000.00	7/1/2025	0.00	34,500,000.00
6/1/2022	0.00	34,500,000.00	8/1/2025	0.00	34,500,000.00
7/1/2022	0.00	34,500,000.00	9/1/2025	0.00	34,500,000.00

A-4-1

		Mortgage			Mortgage
		Loan Ending			Loan Ending
		Principal			Principal
Due Date	Principal ($)	Balance ($)	Due Date	Principal ($)	Balance ($)
10/1/2025	0.00	34,500,000.00	8/1/2027	0.00	34,500,000.00
11/1/2025	0.00	34,500,000.00	9/1/2027	0.00	34,500,000.00
12/1/2025	0.00	34,500,000.00	10/1/2027	0.00	34,500,000.00
1/1/2026	0.00	34,500,000.00	11/1/2027	0.00	34,500,000.00
2/1/2026	0.00	34,500,000.00	12/1/2027	0.00	34,500,000.00
3/1/2026	0.00	34,500,000.00	1/1/2028	0.00	34,500,000.00
4/1/2026	0.00	34,500,000.00	2/1/2028	0.00	34,500,000.00
5/1/2026	0.00	34,500,000.00	3/1/2028	0.00	34,500,000.00
6/1/2026	0.00	34,500,000.00	4/1/2028	0.00	34,500,000.00
7/1/2026	0.00	34,500,000.00	5/1/2028	0.00	34,500,000.00
8/1/2026	0.00	34,500,000.00	6/1/2028	0.00	34,500,000.00
9/1/2026	0.00	34,500,000.00	7/1/2028	0.00	34,500,000.00
10/1/2026	0.00	34,500,000.00	8/1/2028	0.00	34,500,000.00
11/1/2026	0.00	34,500,000.00	9/1/2028	0.00	34,500,000.00
12/1/2026	0.00	34,500,000.00	10/1/2028	0.00	34,500,000.00
1/1/2027	0.00	34,500,000.00	11/1/2028	0.00	34,500,000.00
2/1/2027	0.00	34,500,000.00	12/1/2028	0.00	34,500,000.00
3/1/2027	0.00	34,500,000.00	1/1/2029	0.00	34,500,000.00
4/1/2027	0.00	34,500,000.00	2/1/2029	0.00	34,500,000.00
5/1/2027	0.00	34,500,000.00	3/1/2029	0.00	34,500,000.00
6/1/2027	0.00	34,500,000.00	4/1/2029	40,388.18	34,459,611.82
7/1/2027	0.00	34,500,000.00	5/1/2029	34,459,611.82	0.00

A-4-2

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Operating Advisor

Wells Fargo Commercial Mortgage	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Park Bridge Lender Services LLC
Securities, Inc.	Three Wells Fargo, MAC D1050-084		600 Third Avenue
301 South College Street	401 S. Tryon Street, 8th Floor	790 NW 107th Avenue	40th Floor
Charlotte, NC 28288-0166	Charlotte, NC 28202	4th Floor, Suite 300	New York, NY 10016
Miami, FL 33172

Contact:
REAM_InvestorRelations@wellsfargo.com Phone: (704) 374-6161	Contact: REAM_InvestorRelations@wellsfargo.com	Contact: Niral.Shah@rialtocapital.com	Contact: David Rodgers Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Shortfall	0.00		Services LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
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Reports Available
	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

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	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

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	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
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	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

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	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
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	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
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	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
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	Distribution Date:	6/17/19
	Record Date:	5/31/19
	Determination Date:	6/11/19

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C50 Commercial Mortgage Pass-Through Certificates Series 2019-C50	For Additional Information please contact
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	Distribution Date:	6/17/19
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Supplemental Reporting

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of May 1, 2019 (the “Pooling and Servicing Agreement”).
Transaction: Wells Fargo Commercial Mortgage Trust 2019-C50, Commercial Mortgage Pass-Through Certificates Series 2019-C50
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: Rialto Capital Advisors, LLC
Directing Certificateholder: RREF III-D WFCM 2019-C50, LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.       Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review of the items listed in this report, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.       Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

3.	Appraisal Reduction Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.       Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required in the ordinary course to provide or obtain a legal opinion, legal review or legal conclusion as part of that assessment.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA; provided, however, that for the purposes of this Annex D-1, with respect to each sponsor, any reference to a “Mortgage Loan” will refer to the Mortgage Loans sold by such sponsor that we include in the issuing entity.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.   Intentionally Omitted.

2.   Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee for the related non-serviced securitization trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan

D-1-1

is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.   Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.   Intentionally Omitted.

6.   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.   Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the

D-1-2

Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.   Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted

D-1-3

Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.   Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

10. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to

D-1-4

the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject

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to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non-Serviced Master Servicer for the related non-serviced securitization trust).

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company (“A.M. Best”) or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (a) the maximum amount available

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under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so,

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authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are

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integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction,

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(a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

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29. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans

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secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under

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the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees

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associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

36. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)  The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)  The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)  The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e)  Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the

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Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)  The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h) A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)  The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)  Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)  Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

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37.  Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

38.  Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39.  Intentionally Omitted.

40.  No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41.  Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42.  Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”)

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meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44. Intentionally Omitted.

45. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

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48. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Wells Fargo Bank, National Association	UBS AG	Rialto Mortgage Finance, LLC	Barclays Capital Real Estate Inc.	Rialto Real Estate Fund III – Debt, LP	Argentic Real Estate Finance LLC
N/A	The Colonnade Office Complex (Loan No. 8)	N/A	N/A	N/A	24 Commerce Street (Loan No. 28)
Great Value Storage Portfolio (Loan No. 10)

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Wells Fargo Bank, National Association	UBS AG	Rialto Mortgage Finance, LLC	Barclays Capital Real Estate Inc.	Rialto Real Estate Fund III – Debt, LP	Argentic Real Estate Finance LLC
Mariners Landing (Loan No. 9)	Wolverine Portfolio (Loan No. 12)	Preston Creek Shopping Center (Loan No. 21)	Crossroads Portfolio (Loan No. 27)	N/A	24 Commerce Street (Loan No. 28)
Shamrock Village (Loan No. 23)		Space Station (Loan No. 53)

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Wells Fargo Bank, National Association	UBS AG	Rialto Mortgage Finance, LLC	Barclays Capital Real Estate Inc.	Rialto Real Estate Fund III – Debt, LP	Argentic Real Estate Finance LLC
Shreveport Storage Portfolio (Loan No. 6) Space Savers Self Storage (Loan No. 60)	N/A	N/A	N/A	N/A	N/A

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Great Wolf Lodge Southern California (Loan No. 3)	The sponsor acquired the site to construct the related project through a disposition and development agreement (DDA) with the Garden Grove Agency for Community Development (Agency) in 2009. The sponsor-affiliated developers have completed the construction requirements contemplated by the DDA, and a release of construction covenants has been recorded. The DDA provides, following the release of the construction covenants, that the borrower’s right to transfer the subject property is subject to the transferee’s net worth, development and operational qualifications and experience, and financial commitments and resources being reasonably satisfactory to the Agency. The Agency’s approval is not required, however, in connection with any transfer that is a result of a foreclosure or deed-in-lieu thereof, or the lender’s transfer to a third party purchaser thereafter.
(8) Permitted Liens; Title Insurance	Home Depot Livonia MI (Loan No. 13)	The Mortgaged Property is comprised of a unit that is part of a land condominium (an alternative to land subdivision). The related unit has a 44.08% voting rights’ interest in the owners’ association. Each unit owner has sole responsibility for the maintenance of its respective property and the owners’ association’s duties are limited solely to any common areas. The loan documents provide recourse liability to the borrower and the guarantor for springing full recourse if the condominium documents are amended, modified without lender’s prior written consent and if the condominium is cancelled, terminated or withdrawn, or the Mortgaged Property is made subject to any partition, in each case, without lender’s prior written consent.
(8) Permitted Liens; Title Insurance	Walgreens - North Charleston (Loan No. 56)	Tenant (Walgreens) has Right of First Refusal (ROFR) to purchase the entirety of the mortgaged property if the borrower receives offer as to leased premises that it is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.
(8) Permitted Liens; Title Insurance	5911 North Honore Avenue (Loan No. 59)	(i) Condominium Regimes. The mortgaged property is subject to two condominium regimes as follows: (A) Land Condominium. The mortgaged property is located on a unit, known as Land Unit A, that is part of a land condominium (an alternative to land subdivision). The owner of Land Unit A has a voting rights interest of approximately 27.4% in the related owners’ association. Each unit owner has sole responsibility for the maintenance of its respective property and the association’s duties are limited solely to any common areas. (B) Office Condominium. The mortgaged property is comprised of 45 out of 54 office units in an office condominium regime. The borrower has a controlling voting rights interest of approximately 83% in the related owners’ association. The loan documents provide recourse liability to the borrower and the guarantor for (i) losses related to any amendment or modification of the condominium documents without lender’s consent and (ii) springing full recourse if the existence of the condominium terminates, expires, is cancelled or otherwise ceases to exist. (ii) Rights of First Offer. (A) Land Condo ROFO. Benderson Realty Development, Inc. (developer) has a right of

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Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

first offer (ROFO) to purchase the mortgaged property if borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof; (B) Office Condo Unit ROFOs. Matthew Baker (non-top 5 tenant) and Tindal Prosthodontics (non-top 5 tenant) each have a right of first refusal to purchase their currently leased condominium units if borrower decides to market the individual units for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.
(12) Condition of Property	Settlers Pointe Office Building (Loan No. 51)	Property condition report is dated July 7, 2018, more than 6 months prior to the February 15, 2019 loan origination date. No site inspection was conducted within 6 months of loan origination; however, a post-closing site inspection was conducted March 19, 2019.
(15) Actions Concerning Mortgage Loan	Shreveport Storage Portfolio (Loan No. 6) and Space Savers Self Storage (Loan No .60)	One of three guarantors (Lawrence Kaplan) for the related Mortgage Loans is a named defendant in a lawsuit filed by a former manager (Alexander Meshechok) arising out of the plaintiff’s ouster from the management of various companies in which Kaplan holds a majority stake. The complaint, filed in December 2018, alleges breach of contract, breach of fiduciary duty, unjust enrichment, and conversion, among other things. The plaintiff first sought a temporary restraining order, which the Court denied. Rulings are pending on March hearings related to the plaintiff’s application for a preliminary injunction, and the defendant’s motion to dismiss. The plaintiff asserts damages in an amount not less than $10,000,000. The lawsuit is in its early pleading stages, and discovery has not been completed. XL Specialty Insurance Company has acknowledged that coverage is potentially available for Kaplan with respect to claims asserted in the Complaint under an insurance policy maintained by CSG Partners, LLC. The policy provides coverage for Kaplan’s defense costs subject to a $50,000 retention for each claim. The maximum aggregate coverage of such policy is $1,000,000. The defendant has indicated his intention to contest the plaintiff’s claims.
(18) Insurance	Great Wolf Lodge Southern California (Loan No. 3)	The Mortgaged Property is security for five pari passu senior notes and one subordinate B-note aggregating $170,000,000. The loan documents permit a property insurance deductible of up to $100,000. The in-place coverage provides for a $25,000 deductible.
(18) Insurance	Shreveport Storage Portfolio (Loan No. 6)	The Mortgaged Property consists of 3 properties. The loan documents permit a property insurance deductible of up to $50,000. The in-place coverage provides for a $2,500 deductible.
(18) Insurance	Walgreens - North Charleston (Loan No. 56)	Borrower’s obligation to provide required insurance (including property, rent loss, liability and terrorism coverage) is suspended if Walgreens elects to self-insure in accordance with its lease, and satisfies certain other conditions, including the tenant’s maintaining a net worth of $100 million or greater. Tenant has provided notice of its election to self-insure. The tenant has no rent abatement or termination remedies for any reason during the loan term, and is obligated to restore the premises following casualty irrespective of available insurance proceeds. Further, in the event of a casualty, the tenant controls the disbursement of available insurance proceeds.

D-2-2

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

(28) Recourse Obligations	All Wells Fargo Bank, National Association Mortgage Loans (Loans Nos. 1, 3, 6, 9, 13, 23, 35, 36, 39, 43, 45, 51, 56, 59, 60, 64)	With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower’s access to adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser or time-limited violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower’s inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
(31) Acts of Terrorism Exclusion	All Wells Fargo Bank, National Association Mortgage Loans (Loans Nos. 1, 3, 6, 9, 13, 23, 35, 36, 39, 43, 45, 51, 56, 59, 60, 64)	To the extent exceptions have been taken to the Insurance representation (#18) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation.
(43) Environmental Conditions	Walgreens - North Charleston (Loan No. 56), 5911 North Honore Avenue (Loan No. 59) and Harlingen Heights (Loan No. 64)	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $4,975,000 group lender environmental collateral protection and liability-type environmental insurance policy with $4,975,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.

D-2-3

UBS AG
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Mortgage Status; Waivers and Modifications	Great Value Storage Portfolio (Loan No. 10)	Amendments to the Mortgage Loan documents were executed on December 27, 2018 (and included in the related Mortgage File) to provide for permitted additional mezzanine financing, which was effected on January 7, 2019 by upsizing the existing mezzanine B loan.
(8) Permitted Liens; Title Insurance	Heartland Dental Medical Office Portfolio (Loan No. 16)	A tenant at each of the Heartland Dental Medical Office Portfolio - Heartland Dental Medical Office Portfolio – 507 North Hershey Road (Suites A & B), Heartland Dental Medical Office Portfolio – 826 West Lincoln Avenue (Suite B), Heartland Dental Medical Office Portfolio - 692 Essington Road (Suite A & B), Heartland Dental Medical Office Portfolio – 7310 North Villa Lake Drive (Suite A & B), Heartland Dental Medical Office Portfolio – 242 Southwoods Center (Suite A), Heartland Dental Medical Office Portfolio – 1429 Chester Boulevard (Suite A & B), Heartland Dental Medical Office Portfolio - 103 Farabee Drive North (Suites B & C), Heartland Dental Medical Office Portfolio – 2362 West Boulevard Street (Suite A & B), Heartland Dental Medical Office Portfolio – 1025 Ashley Street (Suite A, B & C) and Heartland Dental Medical Office Portfolio – 3608 Jeffco Boulevard Mortgaged Properties, Heartland Dental, LLC, has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to any third party. Pursuant to a subordination, non-disturbance and attornment agreement with respect to each of the related Heartland Dental, LLC leases, Heartland Dental, LLC subordinated to the Heartland Dental Medical Office Portfolio Mortgage Loan all purchase option rights and waived all such purchase options with respect to the Mortgagee and any successor in interest to the Mortgagee.
(8) Permitted Liens; Title Insurance	Fairfield Inn & Suites – Colorado Springs North (Loan No. 44)	The Mortgaged Property is subject to a Declaration of Covenants, Conditions, Restrictions, and Easements recorded on August 13, 2007 (the “Monument Ridge Declaration”). If the Mortgagor fails to pay assessments due under the Monument Ridge Declaration, and the association files a lien to secure the assessments, such lien will be superior to the lien of the mortgage on the Mortgaged Property.
(8) Permitted Liens; Title Insurance	Oak Meadows & Brookview Place (Loan No. 49)	The Oak Meadows Mortgaged Property is subject to a Regulatory Agreement (the “Regulatory Agreement”) with the Michigan State Housing Development Authority (the “MSHDA”). The Regulatory Agreement requires the Oak Meadows Mortgaged Property to comply with certain rent and occupancy requirements including, among other things, (a) limiting (i) occupancy of 75 units to tenants whose household income is equal to or less than 60% of the applicable household area median income and (ii) rent to an amount equal to or less than a maximum annual Section 8 rent established under the United States Housing and Urban Development (“HUD”) division, and (b) limiting (i) occupancy of the remaining 25 units to tenants whose household income is equal to or less than 50% of the applicable household area median income and (ii) rent to an amount equal to or less than a maximum annual Section 8 rent established by HUD. The Regulatory Agreement has been subordinated to the Mortgage Loan documents and will terminate upon a foreclosure or deed-in-lieu of foreclosure.

D-2-4

UBS AG
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

(8) Permitted Liens; Title Insurance	Walgreens Houma (Loan No. 61)	The sole tenant, Walgreens Louisiana Co, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to any third party. The right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer of the Mortgaged Property pursuant to a foreclosure or deed-in-lieu of foreclosure.
(18) Insurance	Walgreens Houma (Loan No. 61)	The Mortgagor is permitted to rely upon insurance provided by the sole tenant at the Mortgaged Property, provided that such insurance meets the requirements set forth in the Mortgage Loan documents.
(26) Local Law Compliance	The Colonnade Office Complex (Loan No. 8)	The Mortgaged Property is non-conforming with respect to parking due to a deficiency of 147 parking spaces. The Mortgage Loan documents (i) require the Mortgagor to (a) re-stripe and/or add additional parking spaces to cure such parking deficiency and (b) deliver to the Mortgagee an updated zoning report concluding that the Mortgaged Property conforms with all parking requirements under the current zoning code and (ii) provide recourse to the guarantor and Mortgagor for losses to the Mortgagee in connection with such parking deficiency.
(26) Local Law Compliance	Wolverine Portfolio (Loan No. 12)	Each of the Chalet Village Mortgaged Property and the Royal Village Mortgaged Property is legal non-conforming as to use a mobile home park as such use is not permitted under the applicable current zoning code. If a non-conforming structure is damaged or destroyed in excess of 50% or 60%, respectively, such structure may only be restored in accordance with the applicable current zoning code. In the event of a casualty resulting in the loss of the ability to restore either the Chalet Village Mortgaged Property or the Royal Village Mortgaged Property to its current use in accordance with all applicable legal requirements, the Mortgage Loan documents provide recourse to the guarantor and the Mortgagor for an amount equal to (a) (i) the allocated loan amount with respect to such Mortgaged Property, plus (ii) all interest that would have accrued on such allocated loan amount to be prepaid and (iii) all reasonable out-of-pocket, third party costs and expenses actually incurred by the Mortgagee in connection with such prepayment (including, without limitation, costs and expenses incurred in connection with the casualty and related partial release of the security instrument), plus (b) all other sums due and payable with respect to such allocated loan amount under the Mortgage Loan documents, less (c) the amount of any net proceeds retained and applied by the Mortgagee toward payment of the debt.

D-2-5

UBS AG
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

(26) Local Law Compliance	Great Value Storage Portfolio (Loan No. 10)	One or more of the related Mortgaged Properties in the portfolio constitutes a legal non-conforming use or structure which, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the pre-casualty/ pre-destruction use is not restored (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained, but such insurance only covers (i) the loss to the subject structure when it must be demolished to comply with code requirements, (ii) the cost to demolish and clear the site of the undamaged portions of the covered structure, where the law requires its demolition, and (iii) increased cost of construction, to the extent such cost is a consequence of the enforcement of an ordinance or law.
(26) Local Law Compliance	The Block Northway (Loan No. 11)	The use of the Mortgaged Property as a shopping center is legal-nonconforming as a shopping center is only permitted with a conditional use permit under the current zoning code and the Mortgagor has not obtained such a permit. If any structure containing a non-conforming use is damaged or destroyed, such structure may be restored to its prior nonconforming use, provided such restoration is commenced within one year of the date of damage or destruction and completed within two years of the commencement date of such restoration.
(26) Local Law Compliance	InnVite Hospitality Portfolio (Loan No. 17)	The use of the Quality Inn & Suites Obetz Mortgaged Property is legal non-conforming as a hotel as such use is not permitted under the current zoning code. If a non-conforming structure is damaged or destroyed in excess of 50%, such structure may only be restored in accordance with the current zoning code, provided such restoration is commenced within one year of the date of damage or destruction and continued in a reasonable manner until completed. The Mortgage Loan Documents provide recourse for any insurance shortfall as a result of any inability to rebuild the Quality Inn & Suites Obetz Mortgaged Property to its current use and utility.
(26) Local Law Compliance	Heartland Dental Medical Office Portfolio (Loan No. 16)	The use of the 1202 South Broad Street Mortgaged Property as medical offices is legal non-conforming as to use as such use is no longer permitted under the current zoning code. If any non-conforming structure is damaged or destroyed in excess of 50%, such structure may only be restored in accordance with the current zoning code.

D-2-6

UBS AG
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

(26) Local Law Compliance	Oak Meadows & Brookview Place (Loan No. 49)	The use of the Brookview Place Mortgaged Property as a planned development is legal non-conforming as such classification no longer exists under the current zoning code. If any structure containing a non-conforming use is damaged in excess of 50% of its structural value, such structure may only be restored in accordance with the current zoning code. In the event of a casualty or condemnation resulting in the loss of the ability to restore the Brookview Place Mortgaged Property to its current use in accordance with all applicable legal requirements, the Mortgage Loan documents provide recourse to the guarantor and the Mortgagor for an amount equal to (a) (i) the allocated loan amount with respect to the Brookview Place Mortgaged Property, plus (ii) all interest which would have accrued on such allocated loan amount to be prepaid and (iii) all reasonable out-of-pocket, third party costs and expenses actually incurred by the Mortgagee in connection with such prepayment (including, without limitation, costs and expenses incurred in connection with the casualty and related partial release of the security instrument), plus (b) all other sums due and payable with respect to such allocated loan amount under the Mortgage Loan documents, less (c) the amount of any net proceeds retained and applied by the Mortgagee toward payment of the debt.
(27) Licenses and Permits	Houport Mixed Use Portfolio (Loan No. 22)	The Mortgagor has not yet delivered to the lender a certificate of occupancy (“CO”) for certain tenant spaces at the individual Mortgaged Properties. The Mortgagor has represented to the lender that any required documentation necessary to obtain each CO has been submitted to the applicable government authority and has covenanted to deliver the COs to the lender within 30 days of origination. A breach of the Mortgagor’s representation and/or covenant is an event of default. The Mortgage Loan is recourse to the guarantor and the Mortgagor for breach of the representation and/or covenant and for failure to deliver the COs.
(30) Financial Reporting and Rent Rolls	Great Value Storage Portfolio (Loan No. 10)	The Mortgage Loan documents require the Mortgagor to provide audited financial statements only during the continuance of a cash management trigger period.
(33) Single-Purpose Entity	The Block Northway (Loan No. 11)	The Mortgagor is a recycled Single-Purpose Entity that previously owned an adjacent parcel that was transferred to an affiliate of the Mortgagor prior to the origination of the Mortgage Loan.
(34) Defeasance	The Block Northway (Loan No. 11)	At origination, the Mortgagor deposited with the Mortgagee approximately $1.0 million in connection with certain tenants that have executed leases but are not yet in occupancy at the Mortgaged Property (collectively, the “Contract Tenant and Skechers Achievement Reserves”). In the event the Mortgagor does not obtain the release of all or any portion of such funds set forth in the Mortgage Loan documents prior to March 6, 2020, after the related lockout period, the Mortgagee may require the Mortgagor to partially defease the Mortgage Loan in an amount equal to the sum of (i) the balance then remaining in the Contract Tenant and Skechers Achievement Reserves, (ii) all interest accrued on the amount to be defeased, (iii) all reasonable, out-of-pocket third party expenses incurred by the Mortgagee related to the partial defeasance and (iv) all other sums then due and payable under the Mortgage Loan documents.

D-2-7

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Goodyear Portfolio (Loan No. 5)	Goodyear, the single tenant at each of the Mortgaged Properties, has a right of first offer to purchase the Mortgagor’s interest in the respective individual Mortgaged Property in the event of a proposed transfer of such Mortgaged Property by the borrower subject to the Mortgage Loan terms. Such right of first offer has been subordinated to the Mortgage Loan, and will not apply to a successor borrower through a foreclosure or deed-in-lieu of foreclosure; provided, however, such right of first offer will apply to subsequent purchasers of the related Mortgaged Property or Properties.
(9) Junior Lien	Woodlands Centre (Loan No. 41)	The Mortgagor has: (a) an unsecured subordinate loan in the amount of $558,870.85 from Pensco Trust Company, custodian FBO Kevin J. Silverang IRA account, an affiliate of Mortgagor, (b) an unsecured subordinate loan in the amount of $200,000 from Silverjacob Investments, LLC, an affiliate of the Mortgagor, and (c) an unsecured subordinate loan in the amount of $200,000 from the guarantor (Kevin J. Silverang) and his wife (Claudia A. Silverang). Each of the loans is unsecured and subordinated to the Mortgage Loan pursuant to a standstill and subordination agreement.
(9) Junior Lien	Comfort Inn Greenville (Loan No. 47)	On or about the opening of the Mortgaged Property (November 20, 2017), the Mortgagor received an unsecured loan, evidenced by an incentive promissory note(the “IP Note”) from Choice Hotels International, the franchisor at the Mortgaged Property. The IP Note, in the amount of $480,000, has a maturity date of November 20, 2027. No payments are due under the IP Note unless there is a default by the Mortgagor under the IP Note.
(33) Single-Purpose Entity	Midtown Plaza (Loan No. 30)	The Mortgagor previously owned outparcels adjacent to the Mortgaged Property, which outparcels were sold to unaffiliated third parties prior to the origination of the Mortgage Loan.
(33) Single-Purpose Entity	North Charleston Center (Loan No. 31)	The Mortgagor previously owned an outparcel adjacent to the Mortgaged Property, which outparcel was sold to an unaffiliated third party simultaneously with the origination of the Mortgage Loan.

D-2-8

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Lexington Pavilion (Loan No. 29)	Rush has a right of first offer to purchase its leased space (the “Premises”) at the Mortgaged Property from the Mortgagor if the Premises is sold separate and apart from the rest of the Mortgaged Property. Such right of first offer will only apply to the first instance in which the Mortgagor markets the Premises and will not apply to any subsequent attempts to sell the Premises unless the Mortgagor removes the Premises from the market for a period of six (6) months. The tenant has acknowledged that any sale of the Premises together with the sale of the rest of the Mortgaged Property will not trigger the tenant’s right of first offer. Additionally, the tenant has agreed that it will attorn to the lender upon a foreclosure and the resulting sale of the Mortgaged Property or such deed-in-lieu of foreclosure, and will recognize the lender as the landlord or lessor under the lease.
(18) Insurance	Inland Devon Self Storage Portfolio (Loan No. 7)

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 5% of the allocated loan amount, rather than 5% of the then outstanding allocated loan amount.

The Mortgage Loan documents permit the Mortgagor to obtain windstorm and earthquake insurance with a deductible in an amount equal to the greater of 5% of the total insurable value of any individual property and $250,000.

(18) Insurance	Inland Devon Self Storage Portfolio (Loan No. 7)	The 72500 Varner Road Mortgaged Property is located in a special flood hazard area. The Mortgagor obtained a private flood insurance policy from Lloyds of London (rated A XV by A.M. Best and A+ by S&P) in lieu of obtaining a policy under the National Flood Insurance Program (the “NFIP”) The private flood insurance policy is consistent with and in an amount equal to what would have been obtained under the NFIP.
(18) Insurance	Crossroads Portfolio (Loan No. 27)	The Mortgage Loan documents permit the Mortgagor to maintain insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents; provided that, prior to obtaining such non-conforming policy, the Mortgagor has received (A) the lender’s prior written consent thereto and, (B) a rating agency confirmation with respect to any such non-conforming policy. The lender may deny its consent to any non-confirming policy regardless of whether or not the lender has consented to the same on any prior occasion.
(18) Insurance	Lexington Pavilion (Loan No. 29)	The Mortgage Loan documents permit the Mortgagor to maintain insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents; provided that, prior to obtaining such non-conforming policy, the Mortgagor has received (A) the lender’s prior written consent thereto and, (B) a rating agency confirmation with respect to any such non-conforming policy. Pursuant to the Mortgage Loan documents, the lender agrees that the insurance policies

D-2-9

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

accepted by the lender as of the closing date of the Mortgage Loan will be deemed to satisfy all of the insurance coverage requirements provided in the Mortgage Loan documents and will be acceptable for the term of the related Mortgage Loan, to the extent that (i) such insurance policies continue to satisfy all of the terms, conditions and requirements in the Mortgage Loan documents, (ii) the applicable insurance companies providing such insurance policies remain authorized to do business in the State and (iii) the insurance companies providing such insurance policies continue to satisfy the ratings requirements in the Mortgage Loan documents and there are no changes in federally/state mandated coverage requirements applicable to the Mortgagor or the related Mortgaged Property.
(26) Local Law Compliance	Inland Devon Self Storage Portfolio (Loan No. 7)	The 6140 East Shelby Drive Mortgaged Property is used in part as an outdoor parking rental space for recreational vehicles, which is considered a nonconforming use. Pursuant to the Mortgage Loan documents, the Mortgagor must deliver to the lender an updated zoning report showing that all use is conforming within forty-five (45) days of the closing date of the Mortgage Loan; provided, however, that if such zoning report cannot be reasonably delivered within such forty-five (45) day period and the Mortgagor has commenced the process to deliver such zoning report, such period may be extended for a reasonably necessary time. Additionally, the Mortgage Loan documents are recourse to the Mortgagor and the guarantor for any losses incurred due to the nonconforming use identified at the Mortgaged Property. Law and ordinance coverage has been obtained by the Mortgagor.
(33) Single Purpose Entity	Jefferson Office Park (Loan No. 26)	The Mortgagor is a Single-Purpose Entity formed solely for the purpose of owning and operating the Mortgaged Properties provided that the Mortgagor was for a moment in time immediately prior to closing the Mortgage Loan the sole member of a newly formed entity, which newly formed entity owned the Mortgaged Property in that moment. Simultaneously with the closing of the Mortgage Loan, the newly formed entity conveyed the Mortgaged Properties to the Mortgagor.

D-2-10

Rialto Real Estate Fund III – Debt, LP
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment	Ohio Hotel Portfolio (Loan No. 2)	The Holiday Inn Express & Suites Dayton Mortgaged Property is subject to an Amended Declaration of Covenants, Restrictions, and Assessments dated January 12, 1989 (the “Dayton Declaration”), which generally requires, among other things, that the Mortgagor comply with certain architectural design and construction standards. The Dayton Declaration is scheduled to expire on December 26, 2023, subject to automatic 10-year extensions until such time as the Dayton Declaration is terminated by the parties thereto as set forth in the terms of the Dayton Declaration. A breach or default under the Dayton Declaration beyond any applicable notice and cure period thereunder shall constitute an Event of Default under the Mortgage Loan documents.
(7) Lien; Valid Assignment	Ohio Hotel Portfolio (Loan No. 2)	The Springhill Suites Beavercreek Mortgaged Property is subject to a Restrictive Use Declaration dated May 17, 2002 (the “Beavercreek 2002 Declaration”), which generally prohibits, among other things, the use of the Springhill Suites Beavercreek Mortgaged Property as a movie theater. The Beavercreek 2002 Declaration is perpetual. A breach or default under the Beavercreek 2002 Declaration beyond any applicable notice and cure period thereunder shall constitute an Event of Default under the Mortgage Loan documents.
(7) Lien; Valid Assignment	Ohio Hotel Portfolio (Loan No. 2)	The Springhill Suites Beavercreek Mortgaged Property is subject to a Declaration of Covenants, Easements and Restrictions dated December 27, 2007 (the “Beavercreek 2007 Declaration”), which generally prohibits certain uses of the Springhill Suites Beavercreek Mortgaged Property including, but not limited to: (i) a church or public meeting place; (ii) residential purposes (excluding hotel/motel use); (iii) a discotheque, nightclub or similar facility; (iv) any business which features pornographic or other sexually explicit materials; (v) off-track betting facility, bingo hall or hall for similar games of chance; (vi) an automobile service station, auto-repair shop or auto-body shop; and (vii) dry cleaners (except for drop off and pick up only). The Beavercreek 2007 Declaration is scheduled to terminate on December 26, 2057. A breach or default under the Beavercreek 2007 Declaration beyond any applicable notice and cure period thereunder shall constitute an Event of Default under the Mortgage Loan documents.
(7) Lien; Valid Assignment	Town Square (Loan No. 14)	Ground lessee The Monsey Marketplace, LLC has a continuous right of first refusal (“ROFR”) to purchase (a) the original premises or the additional premises if either is offered for sale individually without the other being offered for sale at such time (each a “Partial Premises”) or (b) the Mortgaged Property if offered for sale in its entirety, if the Partial Premises or the Mortgaged Property is offered for sale to a bona-fide third party. Pursuant to the ground lease, the Mortgagor is required to deliver to the ground lessee notice that it intends to sell the Partial Premises or the Mortgaged Property (the “Purchase ROFR Notice”) and the Purchase ROFR Notice is required to set forth the terms and conditions at which the Mortgagor intends to sell the Partial Premises or the Mortgaged Property. The ground lessee will have 20 days after receipt of the Purchase ROFR Notice to provide notice to the Mortgagor that the ground lessee (or a designee thereof) will purchase the Partial Premises or the Mortgaged Property on the terms and conditions set forth in the Purchase ROFR Notice. In the event that the ground lessee fails to provide such notice to the Mortgagor within 20 days, then (a) for a

D-2-11

Rialto Real Estate Fund III – Debt, LP
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

period of 210 days after the expiration of such 20-day period, the Mortgagor may sell the Partial Premises or the Mortgaged Property to the purchaser identified in the Purchase ROFR Notice (or an affiliate thereof) (the “Proposed Purchaser”) upon the terms and conditions set forth in the Purchase ROFR Notice, (b) if the Mortgagor does not sell the Partial Premises or the Mortgaged Property to the Proposed Purchaser on such terms and conditions (or on terms and conditions that are more favorable to the Mortgagor) within such 210-day period, then the Mortgagor will be obligated to re-offer the Partial Premises or the Mortgaged Property to the ground lessee prior to entering into a purchase and sale agreement with a third party, and (c) if the Mortgagor offers to sell the Partial Premises or the Mortgaged Property to the Proposed Purchaser on terms and conditions that are more favorable to the Proposed Purchaser than those set forth in the Purchase ROFR Notice, then the Mortgagor will be obligated to re-offer the Partial Premises or the Mortgaged Property to the ground lessee prior to entering into a purchase and sale agreement with the Proposed Purchaser. The ground lessee’s ROFR does not apply in the event of a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the related Mortgage Loan documents. A subordination non-disturbance and attornment agreement (“SNDA”) was executed that specifically subordinates the ROFR to the Mortgage Loan.
(7) Lien; Valid Assignment	Town Square (Loan No. 14)	Pambs, LLC (“Town Square Member”) has a continuous ROFR to purchase the Mortgaged Property pursuant to a certain Participation Agreement In Membership Interest In Town Square Land Owner LLC And Grant Of Right Of First Refusal, dated April 4, 2019. If the Mortgaged Property is offered for sale and the Mortgagor receives an offer from a bona fide third-party offeror to purchase such Mortgaged Property, the Mortgagor is required to deliver to Town Square Member notice of such third-party offer (the “Member ROFR Notice”) and the Member ROFR Notice is required to set forth the terms and conditions at which the Mortgagor intends to sell the Mortgaged Property. Town Square Member will have 20 days after receipt of the Member ROFR Notice to provide notice to the Mortgagor that Town Square Member (or a designee thereof) will purchase the Mortgaged Property substantially on the terms and conditions set forth in the Member ROFR Notice. In the event that Town Square Member fails to provide such notice to the Mortgagor within 20 days, then (a) for a period of 180 days after the expiration of such 20-day period, Town Square Member may cause the Mortgagor to sell the Mortgaged Property to the purchaser identified in the Member ROFR Notice (the “Third Party Purchaser”) upon the terms and conditions set forth in the Member ROFR Notice, (b) if the Mortgagor does not sell the Mortgaged Property to the Third Party Purchaser on such terms and conditions (or on terms and conditions that are more favorable to the Mortgagor) within such 180-day period, then the Mortgagor will be obligated to re-offer the Mortgaged Property to Town Square Member prior to entering into a purchase and sale agreement with a third party, and (c) if the Mortgagor offers to sell the Mortgaged Property to the Third Party Purchaser on terms and conditions that are more favorable to the Third Party Purchaser than those set forth in the Member ROFR Notice (the “Alternate Terms”), then the Mortgagor will be obligated to re-offer the Mortgaged Property to Town Square Member on the Alternate Terms prior to entering into a purchase and

D-2-12

Rialto Real Estate Fund III – Debt, LP
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

sale agreement with the Third Party Purchaser. Town Square Member’s ROFR does not apply in the event of a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the related Mortgage Loan documents.
(7) Lien; Valid Assignment	Chesterfield Marketplace (Loan No. 32)	The Mortgaged Property is subject to a Construction, Operation and Reciprocal Easement Agreement dated August 11, 1997 (as amended, the “Chesterfield COREA”) between the related Mortgagor’s successor-in-interest, HD Development of Maryland, Inc., as successor-in-interest to Home Depot U.S.A., Inc. (“Home Depot”), Tru 2005 REI, LLC, as successor-in-interest to Tru Urban Renewal Corp. (“Tru”), Tabani Chesterfield II, Inc. (“Tabani”) and other retail tenants at the shopping center, which are not part of the collateral for the related Mortgage Loan. The Chesterfield COREA generally prohibits certain uses of the Mortgaged Property, including, but not limited to: (i) any business which features pornographic or other sexually explicit materials; (ii) any business used primarily as a warehouse or manufacturing facility; (iii) a second hand or surplus store; (iv) a laundromat or dry cleaners; (v) residential purposes (including hotel/motel use); (vi) a church or public meeting place; (vii) a discotheque, bar or similar facility; (viii) any business used primarily for the sale of toys, video or computer games, or children’s apparel or accessories; and (ix) within 400 feet of the Home Depot parcel or the Tru parcel, (a) a theater, (b) a skating rink, (c) a bowling alley, (d) a grocery store, (e) a health spa, or (f) a non-retail office. In addition, the Chesterfield COREA prohibits the construction of any buildings or improvements at the shopping center exceeding 32 feet within certain areas adjacent to the Home Depot parcel and the Tru parcel. The Chesterfield COREA is scheduled to terminate on August 11, 2047. The Chesterfield COREA includes typical indemnities to the extent the exercise of rights or other actions of any party adversely affect the property of another. A breach or default under the Chesterfield COREA beyond any applicable notice and cure period thereunder shall constitute an event of default under the related Mortgage Loan documents.
(7) Lien; Valid Assignment	EB Hotel Miami (Loan No. 40)

Tenant Wells Fargo Bank, N.A. has a continuous right of first offer (“ROFO”) to purchase the Mortgaged Property if the Mortgaged Property is offered for sale or if the Mortgagor receives an offer from a bona fide third-party offeror to purchase such Mortgaged Property. Pursuant to the tenant’s lease, the Mortgagor is required to deliver to the tenant notice that it intends to sell the Mortgaged Property (the “Purchase ROFO Notice”) and the Purchase ROFO Notice is required to set forth the terms and conditions at which the Mortgagor intends to sell the Mortgaged Property. The tenant will have 30 days after receipt of the Purchase ROFO Notice to provide notice to the Mortgagor that the tenant will purchase the Mortgaged Property on the terms and conditions set forth in the Purchase ROFO Notice. In the event that the tenant fails to exercise its ROFO within such 30-day period, the ROFO will be deemed waived with respect to the Purchase ROFO Notice and the Mortgagor may, for a period of 270 days following the waiver of such ROFO, offer to sell the Mortgaged Property to third parties on the same terms and conditions as set forth in the Purchase ROFO Notice; provided, however, that (i) the terms and conditions of any sale do not materially change such that the purchase price or other monetary considerations of the sale are less than 95.0% of the purchase price as set forth in the

D-2-13

Rialto Real Estate Fund III – Debt, LP
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Purchase ROFO Notice and (ii) the other terms and conditions of such sale are not substantially more favorable to the purchaser than the terms set forth in the Purchase ROFO Notice. If the Mortgagor fails to close on the sale of the Mortgaged Property within such 270-day period after the waiver of the Purchase ROFO Notice, then the Mortgagor will be obligated to re-offer the Mortgaged Property to the tenant prior to entering into a purchase and sale agreement with any third party. The tenant’s ROFO does not apply in the event of a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the related Mortgage Loan documents. An SNDA was executed that specifically subordinates the ROFO to the Mortgage Loan.
(8) Permitted Liens; Title Insurance	Ohio Hotel Portfolio (Loan No. 2)	The Holiday Inn Express & Suites Dayton Mortgaged Property is subject the Dayton Declaration, which generally requires, among other things, that the Mortgagor comply with certain architectural design and construction standards. The Dayton Declaration is scheduled to expire on December 26, 2023, subject to automatic 10-year extensions until such time as the Dayton Declaration is terminated by the parties thereto as set forth in the terms of the Dayton Declaration. A breach or default under the Dayton Declaration beyond any applicable notice and cure period thereunder shall constitute an Event of Default under the Mortgage Loan documents.
(8) Permitted Liens; Title Insurance	Ohio Hotel Portfolio (Loan No. 2)	The Springhill Suites Beavercreek Mortgaged Property is subject to the Beavercreek 2002 Declaration, which generally prohibits, among other things, the use of the Springhill Suites Beavercreek Mortgaged Property as a movie theater. The Beavercreek 2002 Declaration is perpetual. A breach or default under the Beavercreek 2002 Declaration beyond any applicable notice and cure period thereunder shall constitute an Event of Default under the Mortgage Loan documents.
(8) Permitted Liens; Title Insurance	Ohio Hotel Portfolio (Loan No. 2)	The Springhill Suites Beavercreek Mortgaged Property is subject to the Beavercreek 2007 Declaration, which generally prohibits certain uses of the Springhill Suites Beavercreek Mortgaged Property including, but not limited to: (i) a church or public meeting place; (ii) residential purposes (excluding hotel/motel use); (iii) a discotheque, nightclub or similar facility; (iv) any business which features pornographic or other sexually explicit materials; (v) off-track betting facility, bingo hall or hall for similar games of chance; (vi) an automobile service station, auto-repair shop or auto-body shop; and (vii) dry cleaners (except for drop off and pick up only). The Beavercreek 2007 Declaration is scheduled to terminate on December 26, 2057. A breach or default under the Beavercreek 2007 Declaration beyond any applicable notice and cure period thereunder shall constitute an Event of Default under the Mortgage Loan documents.
(8) Permitted Liens; Title Insurance	Town Square (Loan No. 14)	Ground lessee The Monsey Marketplace, LLC has a ROFR to purchase (a) the Partial Premises or (b) the Mortgaged Property if offered for sale in its entirety, if the Partial Premises or the Mortgaged Property is offered for sale to a bona-fide third party. Pursuant to the ground lease, the Mortgagor is required to deliver to the ground lessee the Purchase ROFR Notice, which is required to set forth the terms and conditions at which the Mortgagor intends to sell the Partial Premises or the Mortgaged Property. The ground lessee will have 20 days after receipt of the Purchase ROFR

D-2-14

Rialto Real Estate Fund III – Debt, LP
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Notice to provide notice to the Mortgagor that the ground lessee (or a designee thereof) will purchase the Partial Premises or the Mortgaged Property on the terms and conditions set forth in the Purchase ROFR Notice. In the event that the ground lessee fails to provide such notice to the Mortgagor within 20 days, then (a) for a period of 210 days after the expiration of such 20-day period, the Mortgagor may sell the Partial Premises or the Mortgaged Property to the Proposed Purchaser upon the terms and conditions set forth in the Purchase ROFR Notice, (b) if the Mortgagor does not sell the Partial Premises or the Mortgaged Property to the Proposed Purchaser on such terms and conditions (or on terms and conditions that are more favorable to the Mortgagor) within such 210-day period, then the Mortgagor will be obligated to re-offer the Partial Premises or the Mortgaged Property to the ground lessee prior to entering into a purchase and sale agreement with a third party, and (c) if the Mortgagor offers to sell the Partial Premises or the Mortgaged Property to the Proposed Purchaser on terms and conditions that are more favorable to the Proposed Purchaser than those set forth in the Purchase ROFR Notice, then the Mortgagor will be obligated to re-offer the Partial Premises or the Mortgaged Property to the ground lessee prior to entering into a purchase and sale agreement with the Proposed Purchaser. The ground lessee’s ROFR does not apply in the event of a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the related Mortgage Loan documents. An SNDA was executed that specifically subordinates the ROFR to the Mortgage Loan.
(8) Permitted Liens; Title Insurance	Town Square (Loan No. 14)	Town Square Member has a continuous ROFR to purchase the Mortgaged Property pursuant to a certain Participation Agreement In Membership Interest In Town Square Land Owner LLC And Grant Of Right Of First Refusal, dated April 4, 2019. If the Mortgaged Property is offered for sale and the Mortgagor receives an offer from a bona fide third-party offeror to purchase such Mortgaged Property, the Mortgagor is required to deliver to Town Square Member the Member ROFR Notice, which is required to set forth the terms and conditions at which the Mortgagor intends to sell the Mortgaged Property. Town Square Member will have 20 days after receipt of the Member ROFR Notice to provide notice to the Mortgagor that Town Square Member (or a designee thereof) will purchase the Mortgaged Property substantially on the terms and conditions set forth in the Member ROFR Notice. In the event that Town Square Member fails to provide such notice to the Mortgagor within 20 days, then (a) for a period of 180 days after the expiration of such 20-day period, Town Square Member may cause the Mortgagor to sell the Mortgaged Property to the Third Party Purchaser upon the terms and conditions set forth in the Member ROFR Notice, (b) if the Mortgagor does not sell the Mortgaged Property to the Third Party Purchaser on such terms and conditions (or on terms and conditions that are more favorable to the Mortgagor) within such 180-day period, then the Mortgagor will be obligated to re-offer the Mortgaged Property to Town Square Member prior to entering into a purchase and sale agreement with a third party, and (c) if the Mortgagor offers to sell the Mortgaged Property to the Third Party Purchaser on the Alternate Terms, then the Mortgagor will be obligated to re-offer the Mortgaged Property to Town Square Member on the Alternate Terms prior to entering into a purchase and sale agreement with

D-2-15

Rialto Real Estate Fund III – Debt, LP
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

the Third Party Purchaser. Town Square Member’s ROFR does not apply in the event of a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the related Mortgage Loan documents.
(8) Permitted Liens; Title Insurance	Chesterfield Marketplace (Loan No. 32)	The Mortgaged Property is subject to the Chesterfield COREA between the related Mortgagor’s successor-in-interest, HD Development of Maryland, Inc., as successor-in-interest to Home Depot, Tru 2005 REI, LLC, as successor-in-interest to Tru, Tabani and other retail tenants at the shopping center, which are not part of the collateral for the related Mortgage Loan. The Chesterfield COREA generally prohibits certain uses of the Mortgaged Property, including, but not limited to: (i) any business which features pornographic or other sexually explicit materials; (ii) any business used primarily as a warehouse or manufacturing facility; (iii) a second hand or surplus store; (iv) a laundromat or dry cleaners; (v) residential purposes (including hotel/motel use); (vi) a church or public meeting place; (vii) a discotheque, bar or similar facility; (viii) any business used primarily for the sale of toys, video or computer games, or children’s apparel or accessories; and (ix) within 400 feet of the Home Depot parcel or the Tru parcel, (a) a theater, (b) a skating rink, (c) a bowling alley, (d) a grocery store, (e) a health spa, or (f) a non-retail office. In addition, the Chesterfield COREA prohibits the construction of any buildings or improvements at the shopping center exceeding 32 feet within certain areas adjacent to the Home Depot parcel and the Tru parcel. The Chesterfield COREA is scheduled to terminate on August 11, 2047. The Chesterfield COREA includes typical indemnities to the extent the exercise of rights or other actions of any party adversely affect the property of another. A breach or default under the Chesterfield COREA beyond any applicable notice and cure period thereunder shall constitute an event of default under the related Mortgage Loan documents.
(8) Permitted Liens; Title Insurance	EB Hotel Miami (Loan No. 40)

Tenant Wells Fargo Bank, N.A. has a ROFO to purchase the Mortgaged Property if the Mortgaged Property is offered for sale or if the Mortgagor receives an offer from a bona fide third-party offeror to purchase such Mortgaged Property. Pursuant to the tenant’s lease, the Mortgagor is required to deliver to the tenant the Purchase ROFO Notice, which is required to set forth the terms and conditions at which the Mortgagor intends to sell the Mortgaged Property. The tenant will have 30 days after receipt of the Purchase ROFO Notice to provide notice to the Mortgagor that the tenant will purchase the Mortgaged Property on the terms and conditions set forth in the Purchase ROFO Notice. In the event that the tenant fails to exercise its ROFO within such 30-day period, the ROFO will be deemed waived with respect to the Purchase ROFO Notice and the Mortgagor may, for a period of 270 days following the waiver of such ROFO, offer to sell the Mortgaged Property to third parties on the same terms and conditions as set forth in the Purchase ROFO Notice; provided, however, that (i) the terms and conditions of any sale do not materially change such that the purchase price or other monetary considerations of the sale are less than 95.0% of the purchase price as set forth in the Purchase ROFO Notice and (ii) the other terms and conditions of such sale are not substantially more favorable to the purchaser than the terms set forth in the Purchase ROFO Notice. If the Mortgagor fails to close on the sale of the Mortgaged Property within such 270-day period after the waiver of the Purchase ROFO Notice, then the Mortgagor will

D-2-16

Rialto Real Estate Fund III – Debt, LP
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

be obligated to re-offer the Mortgaged Property to the tenant prior to entering into a purchase and sale agreement with any third party. The tenant’s ROFO does not apply in the event of a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the related Mortgage Loan documents. An SNDA was executed that specifically subordinates the ROFO to the Mortgage Loan.
(9) Junior Liens	Town Square (Loan No. 14)	Ground lessee The Monsey Marketplace, LLC is subject to a $6,000,000 loan in favor of TD Bank, N.A. that is secured by a leasehold mortgage on the ground lessee’s leasehold interest in the Mortgaged Property.
(14) Condemnation	Town Square (Loan No. 14)	While the Mortgaged Property is not currently subject to a condemnation proceeding, such a proceeding is planned, as detailed in a certain condemnation letter dated February 26, 2018 from the New York Department of Transportation, with respect to a proposed highway improvement project, which includes the widening of a sidewalk along the street that the Mortgaged Property abuts.
(15) Actions Concerning Mortgage Loan	Ohio Hotel Portfolio (Loan No. 2)	The Mortgaged Property is subject to a mechanic’s lien, as evidenced by a certain Affidavit For Mechanic’s Lien, dated November 1, 2018, in the amount of $207,719 related to an ongoing lawsuit. The Mortgagor brought suit against the defendant for breach of contract for providing defective products, and in response to such lawsuit the defendant filed the mechanic’s lien. Pursuant to the related Mortgage Loan documents, in connection with the origination of the underlying Mortgage Loan the Mortgagor was required to execute an indemnity agreement and deposit $207,719 into a mechanic’s lien reserve.
(15) Actions Concerning Mortgage Loan	Ohio Hotel Portfolio (Loan No. 2)	The Mortgagor is subject to an ongoing lawsuit involving allegations of breach of contract brought by a company that provided cleaning services at the Holiday Inn West Chester Mortgaged Property. The Mortgagor withheld payment from the plaintiff in response to unsatisfactory cleaning services provided by the plaintiff. The plaintiff is seeking $49,313 plus interest and attorney fees. A trial has been scheduled for October 8, 2019. Pursuant to the related Mortgage Loan documents, any losses resulting from such lawsuit are recourse to the related sponsor.
(15) Actions Concerning Mortgage Loan	EB Hotel Miami (Loan No. 40)	The Mortgagor is subject to an ongoing lawsuit involving allegations of breach of contract brought by a company that provided security services at the Mortgaged Property. The Mortgagor terminated a services contract with plaintiff in response to the plaintiff replacing trained security personnel at the Mortgaged Property with untrained security personnel. The plaintiff is seeking $118,911 plus interest and attorney fees. Pursuant to the related Mortgage Loan documents, any losses resulting from such lawsuit are recourse to the Mortgagor.
(18) Insurance	Town Square (Loan No. 14)

Certain insurance requirements in the related Mortgage Loan documents are satisfied by the self-insurance of the ground lessee of the Mortgaged Property, The Monsey Marketplace, LLC, pursuant to the related ground lease. Such ground lessee’s right to self-insure the ground leased premises is continuous throughout the term of the ground lease. The

D-2-17

Rialto Real Estate Fund III – Debt, LP
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

ground lease requires, among other things, that (i) the ground lessee carry special form coverage insurance covering the full replacement value of the related ground leased premises, (ii) the ground lessee carry liability insurance coverage equal to an amount not less than $1,000,000 per occurrence and (iii) the Mortgagor be named as an additional insured in any insurance policies. Pursuant to the related Mortgage Loan documents, the ground lessee’s insurance coverage is required to name the related lender as additional insured.
(18) Insurance	Town Square (Loan No. 14)	As it pertains to business interruption or rental loss insurance, the related insurance policy does not provide coverage for a period of not less than 12 months. The insurance policy provides for coverage for the period of restoration.
(18) Insurance	EB Hotel Miami (Loan No. 40)	As it pertains to insurance proceeds, the Mortgage Loan documents provide that, with respect to all property losses in excess of 10.0% of the then-outstanding principal amount of the Mortgage Loan, the related lender (or a trustee appointed by it) shall have the right to hold and disburse such proceeds as the repair or restoration progresses.
(18) Insurance	Z Tower (Loan No. 50)	As it pertains to insurance proceeds, the Mortgage Loan documents provide that, with respect to all property losses in excess of the lesser of (x) $150,000 and (y) 10.0% of the then-outstanding principal amount of the Mortgage Loan, the related lender (or a trustee appointed by it) shall have the right to hold and disburse such proceeds as the repair or restoration progresses.
(33) Single-Purpose Entity	Ohio Hotel Portfolio (Loan No. 2)	With respect to the SpringHill Suites Beavercreek Mortgaged Property, an affiliate of the Mortgagor entered into a contract to provide FF&E services for the benefit of such Mortgaged Property (the “FF&E Contract”). The FF&E Contract is a violation of certain standard separateness representations and warranties under the related Mortgage Loan documents. However, the Mortgage Loan documents acknowledge the FF&E Contract as an exception to such representations and warranties. The Mortgagor and guarantor are liable for any loss incurred by the related lender arising out of or in connection with the FF&E Contract.
(33) Single-Purpose Entity	Ohio Hotel Portfolio (Loan No. 2)	With respect to the SpringHill Suites Beavercreek Mortgaged Property, the related Mortgagor guaranteed a loan made by another lender to an affiliate of the Mortgagor (the “Affiliate Loan”). Pursuant to the related Mortgage Loan documents, the Mortgagor represented and warranted that (a) the Mortgagor has been released from any and all past, present or future liability to the lender of the Affiliate Loan, (b) the Mortgagor has no contingent or actual obligations related to or in connection with its guaranteeing of the Affiliate Loan, and (c) the Mortgagor is not aware of any condition or circumstance related to its guaranteeing of the Affiliate Loan, which, with the giving of notice, or passage of time, or both, could result in any dispute, lawsuit, arbitration, summons or any legal proceeding related thereto.

D-2-18

Rialto Real Estate Fund III – Debt, LP
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

(33) Single-Purpose Entity	Ohio Hotel Portfolio (Loan No. 2)	With respect to the Holiday Inn West Chester Mortgaged Property, as of the origination date of the Mortgage Loan the related Mortgagor is jointly and severally liable with certain of its affiliates on a separate promissory note relating to unsecured debt unrelated to the Mortgaged Property. Pursuant to the related Mortgage Loan documents, the Mortgagor represented and warranted that (a) the total obligation due under, and in connection with, such unsecured debt is $1,393,751.00, (b) no amounts due under or in connection with such unsecured debt are delinquent, and all such amounts that are due and payable have been paid in full, and (c) the Mortgagor is not aware of any condition or circumstance related to the transaction, which, with the giving of notice, or passage of time, or both, could result in any dispute, lawsuit, arbitration, summons or any legal proceeding related thereto.
(34) Defeasance	Best Western Plus Spartanburg (Loan No. 62)	The related Mortgage Loan documents do not specifically require the Mortgagor to provide an independent certified public accountant’s certification as to the adequacy of the defeasance collateral to make payments under the related Mortgage Loan for the remainder of its term. The Mortgage Loan documents provide that the Mortgagor is required to deliver such other certificates, opinions, confirmations from rating agencies, documents and instruments as the lender may reasonably request.
(36) Ground Leases	EB Hotel Miami (Loan No. 40)	The Mortgage Loan is secured in part by the Mortgagor’s sub-leasehold interest in a portion of the Mortgaged Property that contains a parking garage. The related ground lease is scheduled to expire on April 28, 2038, subject to automatic renewal through April 28, 2071 unless the related ground lessor or the Mortgagor affirmatively determines not to renew such ground lease, which the Mortgagor shall not do without the lender’s consent in its sole discretion during the term of the Mortgage Loan.

D-2-19

Argentic Real Estate Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(26) Local Law Compliance	Mary’s Vineyard Shopping Center (Loan No. 25)	The Mortgaged Property is subject to a Declaration of Establishment of Protective Covenants, Conditions and Restrictions and Grant of Easements dated July 18, 1990 (the “Declaration”), which generally prohibits certain uses of the Mortgaged Property, including as a massage parlor. Renew Foot Massage, a tenant leasing approximately 0.8% of the net rentable area at the Mortgaged Property, has been operating a foot and clothed body massage business since 2009. The related Mortgage Loan documents provide recourse to the Mortgagor and guarantor for any losses to the lender incurred as a result of violations of the Declaration.
(26) Local Law Compliance	Shelby Corners (Loan No. 33)	Certain fire code violations are open at the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to cure such open fire code violations by December 8, 2019. At origination, the lender reserved approximately 115% of the estimated costs associated with curing such open fire code violations.

D-2-20

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
June 2019	54,377,000.00
July 2019	54,377,000.00
August 2019	54,377,000.00
September 2019	54,377,000.00
October 2019	54,377,000.00
November 2019	54,377,000.00
December 2019	54,377,000.00
January 2020	54,377,000.00
February 2020	54,377,000.00
March 2020	54,377,000.00
April 2020	54,377,000.00
May 2020	54,377,000.00
June 2020	54,377,000.00
July 2020	54,377,000.00
August 2020	54,377,000.00
September 2020	54,377,000.00
October 2020	54,377,000.00
November 2020	54,377,000.00
December 2020	54,377,000.00
January 2021	54,377,000.00
February 2021	54,377,000.00
March 2021	54,377,000.00
April 2021	54,377,000.00
May 2021	54,377,000.00
June 2021	54,377,000.00
July 2021	54,377,000.00
August 2021	54,377,000.00
September 2021	54,377,000.00
October 2021	54,377,000.00
November 2021	54,377,000.00
December 2021	54,377,000.00
January 2022	54,377,000.00
February 2022	54,377,000.00
March 2022	54,377,000.00
April 2022	54,377,000.00
May 2022	54,377,000.00
June 2022	54,377,000.00
July 2022	54,377,000.00
August 2022	54,377,000.00
September 2022	54,377,000.00
October 2022	54,377,000.00
November 2022	54,377,000.00
December 2022	54,377,000.00
January 2023	54,377,000.00
February 2023	54,377,000.00
March 2023	54,377,000.00
April 2023	54,377,000.00
May 2023	54,377,000.00
June 2023	54,377,000.00
July 2023	54,377,000.00
August 2023	54,377,000.00
September 2023	54,377,000.00
October 2023	54,377,000.00
November 2023	54,377,000.00
December 2023	54,377,000.00
January 2024	54,377,000.00
February 2024	54,377,000.00
Distribution Date	Class A-SB Planned Principal Balance ($)
March 2024	54,377,000.00
April 2024	54,376,142.91
May 2024	53,383,181.54
June 2024	52,474,196.93
July 2024	51,473,096.08
August 2024	50,555,664.44
September 2024	49,634,175.30
October 2024	48,620,919.41
November 2024	47,690,873.46
December 2024	46,669,299.91
January 2025	45,730,622.02
February 2025	44,787,792.03
March 2025	43,579,792.35
April 2025	42,627,449.28
May 2025	41,584,201.81
June 2025	40,623,031.03
July 2025	39,571,202.56
August 2025	38,601,126.54
September 2025	37,626,758.62
October 2025	36,562,101.86
November 2025	35,578,712.80
December 2025	34,505,287.03
January 2026	33,512,797.61
February 2026	32,515,916.47
March 2026	31,258,878.99
April 2026	30,252,025.68
May 2026	29,155,791.43
June 2026	28,139,631.67
July 2026	27,034,351.06
August 2026	26,008,803.10
September 2026	24,978,716.16
October 2026	23,859,897.60
November 2026	22,820,300.10
December 2026	21,692,236.78
January 2027	20,643,045.17
February 2027	19,589,209.26
March 2027	18,280,499.60
April 2027	17,216,207.62
May 2027	16,064,139.94
June 2027	14,990,036.88
July 2027	13,828,432.30
August 2027	12,744,431.96
September 2027	11,655,632.21
October 2027	10,479,741.66
November 2027	9,380,915.47
December 2027	8,195,278.66
January 2028	7,086,337.92
February 2028	5,972,486.62
March 2028	4,690,786.28
April 2028	3,566,328.60
May 2028	2,355,776.58
June 2028	1,220,979.07
July 2028	376.16
August 2028 and thereafter	0.00

E-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	25
Risk Factors	62
Description of the Mortgage Pool	155
Transaction Parties	279
Credit Risk Retention	353
Description of the Certificates	355
Description of the Mortgage Loan Purchase Agreements	397
Pooling and Servicing Agreement	406
Certain Legal Aspects of Mortgage Loans	534
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	554
Pending Legal Proceedings Involving Transaction Parties	557
Use of Proceeds	557
Yield and Maturity Considerations	557
Material Federal Income Tax Considerations	570
Certain State and Local Tax Considerations	584
Method of Distribution (Underwriter)	584
Incorporation of Certain Information by Reference	587
Where You Can Find More Information	588
Financial Information	588
Certain ERISA Considerations	589
Legal Investment	593
Legal Matters	594
Ratings	594
Index of Defined Terms	597

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$821,891,000
(Approximate)

WELLS FARGO COMMERCIAL
MORTGAGE SECURITIES,
INC.
Depositor

WELLS FARGO COMMERCIAL
MORTGAGE TRUST 2019-C50

 Issuing Entity

Commercial Mortgage Pass-
Through Certificates,
Series 2019-C50

Class A-1	$31,064,000
Class A-2	$71,796,000
Class A-3	$3,550,000
Class A-SB	$54,377,000
Class A-4	$245,000,000
Class A-5	$250,788,000
Class X-A	$656,575,000
Class X-B	$165,316,000
Class A-S	$85,589,000
Class B	$39,864,000
Class C	$39,863,000

PROSPECTUS

Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner

Barclays
Co-Lead Manager and Joint Bookrunner

UBS Securities LLC

 Co-Lead Manager and Joint Bookrunner

Drexel Hamilton

Co-Manager

Academy Securities

Co-Manager

May 1, 2019